Form 10-K405, Exhibit 13
CPB INC
filed 1995-03-31
CIK 701347

(Symbol)
                            CPB INC.
                       1994 ANNUAL REPORT
            HOLDING COMPANY FOR CENTRAL PACIFIC BANK

                            CONTENTS

Financial Highlights . . . . . . . . . . . . . . . . . . . . . .1
Message to Shareholders. . . . . . . . . . . . . . . . . . . . .2
Service Delivery . . . . . . . . . . . . . . . . . . . . . . . .4
Board of Directors . . . . . . . . . . . . . . . . . . . . . . .6
Officers, Legal Counsel, Auditors and Advisors . . . . . . . . .7
Selected Consolidated Financial Data . . . . . . . . . . . . . .8
Management's Discussion and Analysis of
	Financial Condition and Results of Operations . . . . . . . . .9
Consolidated Financial Statements and Notes. . . . . . . . . . 18
	Consolidated Balance Sheets . . . . . . . . . . . . . . . . . 18
	Consolidated Statements of Income . . . . . . . . . . . . . . 19
	Consolidated Statements of Changes in Stockholders'
	Equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
	Consolidated Statements of Cash Flows . . . . . . . . . . . . 21
	Notes to Consolidated Financial Statements. . . . . . . . . . 22
	Independent Auditors' Report. . . . . . . . . . . . . . . . . 35
Common Stock Price Range and Dividends . . . . . . . . . . . . 35
Corporate Organization . . . . . . . . . . . . . . . . . . . . 36

PAGE

                      FINANCIAL HIGHLIGHTS




	 %
(In thousands, except per share data) 1994        1993     Change


At Year End

Assets                          $1,381,539  $1,303,102       6.0%
Deposits                         1,081,909   1,078,326       0.3
Net Loans                          973,672     928,637       4.8
Stockholders' Equity               121,103     113,188       7.0
Number of Shares Outstanding         5,235       5,230       0.1
Book Value Per Share            $    23.13  $    21.64       6.9


For the Year
Net Income                      $   13,483    $ 15,940     -15.4%
     Per Share                        2.58        3.06     -15.7
Cash Dividends Declared              4,607       4,595       0.3
     Per Share                        0.88        0.88      __


(Graphic Material--See Appendix I)

                     MESSAGE TO SHAREHOLDERS

(Photograph--See Appendix II)


To Our Shareholders
	In February, 1994, we celebrated our 40th anniversary of serving the community of Hawaii. As we look back on the phenomenal growth of our Company, we are mindful of the challenges that lie ahead.
	CPB Inc. and its subsidiary, Central Pacific Bank, continued to achieve solid earnings in 1994 despite the slow economic recovery in Hawaii. Net income for 1994 was $13.48 million, or $2.58 per share, reflecting a 15.4% decrease from last year.
Balance sheet growth continued to be stable throughout 1994. Total assets grew by 6.0% from a year ago to $1.38 billion. Total deposits of $1.08 billion increased 0.3% and net loans grew by 4.8% to $974 million. Cash dividends for 1994 were $0.88 per common share, consistent with the cash dividends declared in 1993.
	Several factors contributed to the decline in earnings in 1994. The weak economic recovery in Hawaii provided minimal growth for the local financial industry in general. The Bank also offered a Voluntary Early Retirement Program during the first quarter of 1994, which resulted in a one-time expense of $915,000. Loan fees and interest income from mortgages decreased significantly compared to the previous year, when refinancing activity was extremely high in a lower interest rate environment. In addition, investments were made for technological improvements and enhancements to the Bank's retail delivery systems and product offerings. During the year, your Company successfully introduced several new products and services to improve our competitive position for the future. The introduction of a combined balance program, Select Plan, was designed to expand our banking relationships. Electronic banking service enhancements were introduced, such as Cash Manager and telephone bill payment, to provide 24-hour convenience for both consumer and business customers. We also responded to the market with a new affordable mortgage program.
	Branch expansion plans were accomplished in 1994.  Your
Company completed the acquisition of a First Hawaiian Bank branch in Lihue on Kauai in February, 1994. Our 20th and 21st branch offices were opened in the second half of 1994. We expanded our branch network into Kailua, in Windward Oahu, offering extended hours. Our desire to deliver banking services to the customers during shopper's hours was realized with our first branch in Times
Super Market in Royal Kunia. This compact and operationally streamlined in-store branch offers 7-day per week banking convenience with extended hours. The completion of the Kaimuki
Plaza coincided with the Bank's 35 years of service to the Kaimuki community. In addition, several branch facilities were upgraded during the fourth quarter of 1994.
	The Bank remains committed to re-investing in the community.
We are pleased to be the lead lender in a senior living development project. We are also committed to provide financing for several affordable housing projects in 1995.
	We welcomed two new directors to our Central Pacific Bank
Board: Mr. Paul Kosasa, vice president and district manager of MNS, Ltd. dba ABC Stores, and Mr. Naoaki Shibuya, executive vice president and manager of the Bank's Retail Banking Group.
Effective February 16, 1995, Mr. Shibuya succeeded Mr. Minoru Ueda as executive vice president of CPB Inc., and was also appointed to the board of CPB Inc. Mr. Ueda will retire on April 1, 1995, and continue to serve as director on the Central Pacific Bank Board.
At that time, Mr. Shibuya will also succeed Mr. Ueda as president of CPB Properties, Inc.
	We also express our appreciation to Dr. Seiji Naya, who has left the board since being appointed Director of the Department of Business, Economic Development and Tourism by Governor Ben
Cayetano.  Dr. Naya served as a Central Pacific Bank director since
1985, and has been instrumental in the Company's growth and success.
	Our Neighbor Island Advisory Board members have always provided valuable insight to the direction of our neighbor island branches. We welcomed several new Island Advisory Board Members this past year. We expanded our Kauai Island Advisory Board in January, 1994 by appointing Mr. Allan A. Smith of Grove Farm
Company, Inc.  James T. Lambeth, M.D., Gerrit R. Ludwig, M.D., and
Ernest A. Sakamoto, D.D.S. joined our Hawaii Island - Hilo Advisory
Board in January.  In July, 1994 Mr. Hitoshi Hirayama, a Central
Pacific Bank retiree and former vice president and manager of the Bank's Kahului Branch, and Lawrence N. C. Ing, ESQ, partner of Ing,
Ige and Horikawa, Attorneys-at-Law were named to the Maui Advisory
Board. They succeed Mr. Mitsuo Arisumi and Hans Riecke, AIA, who have served on the Maui Advisory Board since 1984. We would like to thank Messrs. Arisumi and Riecke, and Dr. Patrick Aiu, who served on our Kauai Advisory Board since 1983, for their many years of guidance and support.
	Looking toward the future, we anticipate the presence of interstate banks to intensify the already competitive environment.
Although we will always explore opportunities that will benefit our shareholders, we are committed to continue servicing our communities as an independent and solid institution in the marketplace.

[Photographs -- See Appendix II]

	  The added effects of the unfortunate natural disasters in California and Japan will hinder the recovery of Hawaii's economy. Aggressive sales efforts to increase market share and an effective cost management plan will be essential in achieving our targets for 1995.
	You can be proud of the accomplishments of your Company in the relatively short 40 years of doing business as a commercial bank in Hawaii. Through the efforts of many men and women who worked hard through the years, Central Pacific Bank has achieved many milestones that will serve as an inspiration for all of our management and staff to always perform at our best. Your management team and staff will continue to meet the challenges that lie ahead and work toward higher efficiencies and market share growth for positive financial results. Thank you very much for your continued support and confidence.

Sincerely,


(signed)
Yoshiharu Satoh
Chairman of the Board and Chief Executive Officer


(signed)
Joichi Saito
President

PAGE

                        SERVICE DELIVERY



	There have been major industry shifts in the way banks deliver services to their customers, and Central Pacific Bank is no exception. Increased competition has created higher customer expectations. Service quality, convenience, simplicity and value-added products and services are necessary to keep pace with the financial needs of today's customers.

EXPANDING DELIVERY SYSTEMS
	Together with Times Super Market Ltd., one of Hawaii's major supermarket chains, the first CPB in-store branch was introduced in September in the Royal Kunia Shopping Center. Customers are offered complete banking services 7-days a week, with extended hours in the supermarket. The convenience of combining two trips into one during "shopper's hours," and not "banker's hours," better serves the needs of consumers with busy and diverse schedules. In addition, this offers new business opportunities for the Bank and the supermarket. An expanded in-store branch network is planned throughout 1995.
	The new Kaimuki Plaza, in the heart of the Kaimuki business district, was completed and dedicated in November. This 63,000 square feet, four-story commercial office building, which houses our Kaimuki Branch, provides the community with a new landmark and symbol of progress. CPB has served the Kaimuki community for more than 35 years.
 	The Bank also expanded its presence in the Kailua community on the Windward side of Oahu. The new Kailua Branch also offers extended hours to accommodate the residents who commute daily.
	Established branches, King-Smith and Makiki, were relocated, streamlined and upgraded to the Bank's new design standards. These modern facilities offer customers a fresh environment in which to do their banking.
	Central Pacific Bank's ATM network was further expanded into nine additional retail locations throughout the state, affording customers and other cardholders greater accessibility to their money when and where they need it the most. Some of these locations include ABC Stores, Fastop Convenience Stores, Daiei and Marukai Wholesale Mart.

	The mission of Central Pacific Bank is to be the industry standard for service and quality through a total commitment to the success of our customers, employees, shareholders and community.

OFFERING NEW PRODUCTS
	Electronic banking services were enhanced to serve both retail and business customers of the Bank. INFOLINE telephone bill payment and funds transfer services, introduced in July, provide customers with almost 24-hour access, 7-days a week, to their accounts from the convenience of their home or office.
	Central Pacific Bank also provides solutions for its business customers' needs. CPB Cash Manager was introduced in April to provide businesses 24-hour access to their bank accounts through their personal computer. With Cash Manager businesses can view or print balance transactions, transfer funds between their business accounts, make payments and communicate with CPB via electronic messages. CPB business customers can spend more time on business and less time managing their accounts.
	In 1995 the Bank will continue to explore new applications in technology to improve the delivery of financial services for both consumer and business segments.
	Central Pacific Bank customers can now enjoy the quality banking and value offered through Select Plan, which was introduced in February. This combined balance program offers customers free banking services, discounts and other benefits by combining their deposit and loan balances. Rewarding the Bank's customers for their business represents CPB's aggressive efforts to meet customers' expectations.
	The CPB Affordable Mortgage Program was also successfully introduced in December. This program was designed to provide first-time home buyers with the means to realize their dreams.
	Our progress originates from our commitment to meeting the needs of the communities we serve. CPB has responded to the needs with personalized service, new value-added services, expanded delivery systems and automation. Making banking convenient for today's consumer is a must. Our commitment to providing service quality and these services to our customers is how CPB will continue to "Put You First" in 1995.

PAGE

(Photographs--See Appendix III)

PAGE

BOARD OF DIRECTORS

(Photographs, left to right)

JOSEPH F. BLANCO *
Executive Assistant to the Governor, State of Hawaii

PAUL DEVENS
Attorney-at-Law; Of Counsel, Devens, Lo,
Youth, Nakano & Saito;
Vice Chairman of the Board, CPB Inc.

ALICE F. GUILD
Retired, former Managing Director,
Iolani Palace

DENNIS I. HIROTA, PH.D.
Registered Professional Engineer; President,
Sam O. Hirota, Inc., Engineering and Surveying

CLAYTON K. HONBO, M.D. *
Obstetrics and Gynecology

STANLEY HONG
Attorney-at-law

KENSUKE HOTTA
Senior Managing Director,
The Sumitomo Bank, Limited

PAUL KOSASA *
Vice President and District Manager,
MNS, Ltd., dba ABC Stores

GILBERT J. MATSUMOTO *
Certified Public Accountant;
Principal-President, The Matsumoto Group,
Certified Public Accountants

DANIEL M. NAGAMINE
President-Treasurer, Flamingo Enterprises, Inc.;
Certified Public Accountant

JOICHI SAITO
President, CPB Inc.; President and Chief
Operating Officer, Central Pacific Bank

YOSHIHARU SATOH
Chairman of the Board and Chief Executive
Officer, CPB Inc.; Chairman of the Board and
Chief Executive Officer, Central Pacific Bank;
Chairman of the Board, CPB Properties, Inc.

NAOAKI SHIBUYA
Executive Vice President, CPB Inc.;
Executive Vice President, Central Pacific Bank;
President, CPB Properties, Inc.

MINORU UEDA *
Retired, former Vice Chairman of the Board, Central Pacific Bank and President, CPB Properties, Inc.

HAROLD K. YAMANAKA *
Retired, former Executive Vice President,
Central Pacific Bank

* Central Pacific Bank only

PAGE

          OFFICERS, LEGAL COUNSEL, AUDITORS & ADVISORS

CPB INC.
Yoshiharu Satoh
Chairman of the Board
and Chief Executive Officer

Joichi Saito
President

Naoaki Shibuya
Executive Vice President

Austin Y. Imamura
Vice President and Secretary

Neal K. Kanda
Vice President, Treasurer
and Assistant Secretary

CENTRAL PACIFIC BANK
OFFICE OF THE CHAIRMAN
Yoshiharu Satoh
Chairman of the Board
and Chief Executive Officer

COMMUNITY RELATIONS
Paul S. Yamashige
Senior Vice President

OFFICE OF THE PRESIDENT
Joichi Saito
President and Chief Operating Officer

SERVICE QUALITY
JoAnne A. Gasher
Vice President

COMPLIANCE
Steven S. Fuke
Vice President

ADMINISTRATION GROUP
Neal K. Kanda
Executive Vice President,
Controller and Assistant Secretary

CASHIER'S DIVISION
Kenneth Y. Fujita
Vice President and Cashier

CONTROLLER'S DIVISION
Neal K. Kanda
Executive Vice President,
Controller and Assistant Secretary

HUMAN RESOURCES DIVISION
Rita S. Flynn
Vice President and Manager

INFORMATION SERVICES DIVISION
Gary G. Hakoda
Senior Vice President and Manager

OPERATIONS DEVELOPMENT
AND SUPPORT DIVISION
Raymond T. Kurosu
Vice President and Manager

COMMERCIAL BANKING GROUP
Austin Y. Imamura
Executive Vice President
and Secretary

CORPORATE BANKING DIVISION
Alwyn S. Chikamoto
Senior Vice President and Manager

CREDIT AND LEGAL DIVISION
Austin Y. Imamura
Executive Vice President
and Secretary

REAL ESTATE LOAN DIVISION
Clifford K. Fujiwara
Senior Vice President and Manager

RETAIL BANKING GROUP
Naoaki Shibuya
Executive Vice President

BRANCH ADMINISTRATION DIVISION
Elbridge T. Yogi
Senior Vice President and Manager

CONSUMER BANKING DIVISION
Wayne H. Kirihara
Senior Vice President and Manager

MARKETING DIVISION
Wayne H. Kirihara
Senior Vice President and Manager

TRUST DIVISION
Gary S. Morimoto
Vice President and Manager

AUDIT DEPARTMENT
Jon K. Nakamoto
Vice President and Manager

CENTRAL PACIFIC BANK
BRANCHES
OAHU
MAIN BRANCH
Frederick T. Takamoto
Senior Vice President and Manager

HAWAII KAI BRANCH
Marie E. Uehara
Assistant Vice President and Manager

KAILUA BRANCH
Robert C. Stott
Assistant Vice President and Manager

KAIMUKI BRANCH
Milton Y. Okuhara
Vice President and Manager

KALIHI BRANCH
Roland H. H. Chang
Vice President and Manager

KANEOHE BRANCH
David S. Arashiro
Assistant Vice President and Manager

KING-SMITH BRANCH
David D. Mau
Assistant Vice President and Manager

MAKIKI BRANCH
Michael T. Hirao
Vice President and Manager

MAPUNAPUNA BRANCH
Alan T. Shiraishi
Vice President and Manager

MILILANI BRANCH
Sharon W. U. Kawae
Vice President and Manager

MOILIILI BRANCH
Clifford Y. Kawano
Vice President and Manager

PEARLRIDGE BRANCH
Duncan E. Chun
Vice President and Manager

WAIKIKI BRANCH
David S. Yoshino
Vice President and Manager

WAIPAHU BRANCH
Henry Yuen
Vice President and Manager

WARD BRANCH
Keith K. Yonekura
Vice President and Manager

IN-STORE BRANCH
TIMES-ROYAL KUNIA
Lawrence P.C. Pai
Assistant Vice President and Manager

HAWAII
HILO BRANCH
Clifton K. Tsuji
Senior Vice President and Manager

KAILUA-KONA BRANCH
Mavis S. Hirata
Assistant Vice President and Manager

KAUAI
LIHUE BRANCH
Shirley H. Tani
Vice President and Manager

KAPAA BRANCH
Shirley H. Tani
Vice President and Manager

MAUI
KAHULUI BRANCH
Virgilio R. Agcolicol
Assistant Vice President and Manager

CPB PROPERTIES, INC.
Yoshiharu Satoh
Chairman of the Board

Naoaki Shibuya
President

Austin Y. Imamura
Senior Vice President and Secretary

Neal K. Kanda
Senior Vice President, Treasurer
and Assistant Secretary

LEGAL COUNSEL
Devens, Lo, Youth, Nakano & Saito
Manatt, Phelps & Phillips

AUDITORS
KPMG Peat Marwick LLP

SENIOR ADVISORS
Sakae Takahashi
Chairman Emeritus and Consultant
Ernest H. Hara
Daniel K. Inouye, U.S. Senator
Kazuo Ishii
Charles H. Kimura
Sidney S. Kosasa
Eaton Magoon Jr.
Shinsuke Nakamine
Elton H. Sakamoto
Lester B.K. Yee, M.D.

NEIGHBOR ISLAND ADVISORS
ISLAND OF HAWAII (HILO)
Tsuneo Akiyama
Roland Higashi
Thomas Hirano
James T. Lambeth, M.D.
Gerrit R. Ludwig, M.D.
Rex Matsuno
Jack Miyashiro
Ernest A. Sakamoto, D.D.S.
Bonnie Walton

ISLAND OF HAWAII (KAILUA-KONA)
James W. Higgins
Wally K. Ichishita
Jean A. Murphy, GRI, CIPS

ISLAND OF KAUAI
Lindbergh Akita
Dennis M. Esaki
Clyde T. Ishida, D.M.D.
Joseph N. Kobayashi, ESQ
Richard Maeda
Caroline A. Nii, CPA
Frank Nonaka
Allan A. Smith
Roy Tanaka
Dennis R. Yamada, ESQ

ISLAND OF MAUI
Hilario A. Aquilizan, M.D.
Hitoshi Hirayama
Lawrence N. C. Ing, ESQ
Howard Miyamoto, D.D.S.
Roy Okumura
Naoki Tokuhisa
Maria A. Unemori, CPA
Masaru "Pundy" Yokouchi
Roy Yonahara

              SELECTED CONSOLIDATED FINANCIAL DATA

	The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1994, 1993 and 1992, and with respect to consolidated balance sheets at December 31, 1994, 1993, are derived from the consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere in this Annual Report. The selected statements of income data for the years 1991 and 1990, and the selected balance sheet data at December 31, 1992, 1991 and 1990, are derived from audited consolidated financial statements which are not included in this Annual Report.

	Year ended December 31,
                                               (Dollars in thousands, except per share data)
                                        1994             1993            1992             1991         1990
Statement of Income Data:
Total interest income              $   93,793       $   91,995      $   96,712       $   97,992   $   91,072
Total interest expense                 31,600           30,922          39,447           46,200       45,594
Net interest income                    62,193           61,073          57,265           51,792       45,478
Provision for loan losses               3,300            3,200           2,700            2,400        2,100
Net interest income after
 provision for loan losses             58,893           57,873          54,565           49,392       43,378
Other operating income                 10,708           11,169           9,089            8,569        7,313
Other operating expense                47,332           43,284          39,933           37,700       32,531
Income before income taxes
 and cumulative effect of
 accounting change                     22,269           25,758          23,721           20,261       18,160
Income taxes                            8,786           10,026           9,119            7,554        6,675
Net income                             13,483           15,940<F1>      14,602           12,707       11,485
Balance Sheet Data (Year-End):
Interest-bearing deposits
 in other banks                    $   40,277       $    5,039      $   13,104       $   32,082   $   37,386
Federal funds sold                         --            5,000           5,000           15,000       10,000
Investment securities                 243,788          250,668         230,902          157,299      187,721
Loans                                 991,968          945,768         901,565          835,666      715,581
Allowance for loan losses              18,296           17,131          15,378           13,849       11,687
Total assets                        1,381,539        1,303,102       1,253,663        1,134,589    1,036,906
Core deposits <F2>                    878,660          900,218         907,852          821,370      763,404
Total deposits                      1,081,909        1,078,326       1,074,055          990,862      932,311
Long-term debt                             --               --              --              200          424
Total stockholders' equity            121,103          113,188         100,733           89,706       79,193
Per Share Data:
Net income                         $     2.58       $     3.06      $     2.81       $     2.51   $     2.29
Cash dividends declared                  0.88             0.88            0.80             0.70         0.60
Book value                              23.13            21.64           19.39            17.30        15.77
Weighted average shares
 outstanding (in thousands)             5,234            5,216           5,192            5,054        5,011
Financial Ratios:
Return on average assets                1.03%             1.29%           1.23%            1.21%       1.21%
Return on average stockholders' equity 11.48             14.88           15.36            15.11        15.44
Average stockholders' equity to
 average assets                         8.99              8.70            8.03             8.02         7.83
Net interest margin <F3>                5.18              5.42            5.31             5.48         5.36
Net charge-offs (recoveries) to
 average loans & other
 real estate                            0.22              0.16            0.14             0.03        (0.02)
Nonperforming assets to
 year-end loans & other
 real estate <F4>                       1.84              0.66            0.64             0.26         0.10
Allowance for loan losses to
 year-end loans                         1.84              1.81            1.71             1.66         1.63
Allowance for loan losses to
 nonaccrual loans                     113.95            382.64          280.72           634.11     1,596.58
Dividend payout ratio                  34.11             28.76           28.47            27.89        26.20

<F1>	Includes a $208,000 credit for cumulative effect of accounting change.
<F2>	Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.
<F3>	Computed on a taxable equivalent basis.
<F4>	Nonperforming assets include nonaccrual loans and other real estate.

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS

OVERVIEW
	CPB Inc. (the "Company") recorded net income of $13.5 million for 1994 decreasing by $2.4 million or 15.4% from the record high $15.9 million earned in 1993, which increased by $1.3 million or 9.2% over the $14.6 million earned in 1992. Total assets were $1,381.5 million at December 31, 1994, increasing by $78.4 million or 6.0% over year-end 1993. Net loans of $973.7 million increased by $45.1 million or 4.8%, and total deposits of $1,081.9 million increased by $3.6 million or 0.3% over year-end 1993.
Stockholders' equity of $121.1 million at December 31, 1994 increased by $7.9 million or 7.0% over year-end 1993.
	The decrease in 1994 net income was mainly attributable to an increase in other operating expense combined with a decrease in other operating income. Return on average assets in 1994 of 1.03% decreased from 1.29% in 1993 and 1.23% in 1992. Return on average stockholders' equity of 11.48% decreased from 14.88% in 1993 and 15.36% in 1992. Earnings per share in 1994 of $2.58 decreased by 15.7% from $3.06 in 1993, which increased by 8.9% over the $2.81 earned in 1992. Cash dividends per share of $0.88 in 1994 remained the same as 1993 as compared to the $0.80 per share declared in 1992.
	The State of Hawaii's economy showed some signs of recovery during 1994 from the mild recession experienced during 1993.
Visitor arrivals increased over 1993, however, construction activity has not yet recovered. The economic downturn in the Hawaiian economy which began in 1991 and continued to show little improvement during 1994 had a negative impact on the Bank's nonperforming and past due loans. Lack of significant improvement in the major sectors of the local economy may have an adverse impact on future loan and deposit growth and may also result in higher levels of nonperforming loans and related loan losses.

RESULTS OF OPERATIONS

Net Interest Income
	Table 1 sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates thereon, and Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the table and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35% for 1994 and 1993 and 34% for 1992. Average balances were computed on a daily average basis.
	Net interest income in 1994 of $62.5 million increased by $1.0 million or 1.6% over $61.5 million in 1993, which increased by $3.9 million or 6.8% over the $57.6 million in 1992.

	Interest income in 1994 of $94.1 million increased by 1.7% over 1993, which decreased by 4.8% from 1992. The increase in interest income in 1994 reflected the increase in average interest earning assets offset by the decline in the effective yield on those assets compared with 1993. Average interest earning assets of $1,205.6 million increased by 6.3% over 1993, which increased by 4.5% over 1992.

(bar graphs)

RETURN ON AVERAGE ASSETS (Percent)

	'90	1.21
	'91	1.21
	'92	1.23
	'93	1.29
	'94	1.03

RETURN ON AVERAGE STOCKHOLDERS' EQUITY (Percent)

	'90	15.44
	'91	15.11
	'92	15.36
	'93	14.88
	'94	11.48

NET INTEREST MARGIN TAXABLE EQUIVALENT (Percent)

	'90	5.36
	'91	5.48
	'92	5.31
	'93	5.42
	'94	5.18
PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

	The average yield on interest earning assets decreased to 7.80% from 8.15% in 1993 and 8.95% in 1992. The decline in the average yield during 1994 was primarily due to the volume of loans and investment securities that were repriced during the previous two years of declining interest rates.
	Interest and fees on loans in 1994 increased by 1.8% over 1993, which decreased by 3.9% from 1992. Average net loans increased by 3.8% in 1994 and by 5.2% in 1993. The average yield on net loans decreased to 8.51% in 1994 from 8.68% in 1993 and from 9.50% in 1992.
	Interest on investment securities in 1994 decreased by 2.6% from 1993, which also decreased by 3.5% from 1992. The increase in average investment securities of 11.0% was offset by the decrease in the yield on taxable investment securities to 5.57% from 6.40% in 1993 and 7.39% in 1992. The decrease in average yield was due to the maturities of higher coupon investment securities in 1994.
	Interest expense in 1994 of $31.6 million increased by 2.2% over 1993, which decreased by 21.6% from 1992. The increase in 1994 reflected the higher average balance of interest-bearing liabilities. Average interest-bearing liabilities of $1,021.2 million increased by 6.5% over 1993, which increased by 3.1% over 1992. The proportion of deposits held in interest-bearing demand, savings and money market accounts decreased during 1994 with time deposits $100,000 and over increasing, reflecting depositors' attraction to higher rates


Table 1.  Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

                                                 Year ended December 31,
                                      1994                          1993

                            Average    Amount     Average   Amount
                            Average     Yield/      of      Average    Yield/      of
                            Balance      Rate    Interest   Balance     Rate    Interest

(Dollars in thousands)

Assets
Interest earning assets:
Interest-bearing
 deposits
 in other banks          $   24,673      4.27%   $  1,054 $   11,376    3.17%      $ 361
Federal funds sold            1,849      3.52          65      1,877    2.88          54
Taxable investment
 securities                 241,062      5.57      13,437    210,792    6.40      13,484
Tax-exempt
 investment securities        8,984      5.48         492     14,492    5.67         821
Net loans                   929,039      8.51      79,043    895,135    8.68      77,667
Total interest
 earning assets           1,205,607      7.80      94,091  1,133,672    8.15      92,387
Nonearning assets           100,094                           97,236
 Total assets            $1,305,701                       $1,230,908
Liabilities and
 Stockholders' Equity:
Interest-bearing
 liabilities:
 Interest-bearing
  demand deposits        $  104,847      1.36%   $  1,423  $ 100,577    1.58%    $ 1,586
Savings and money
 market deposits            459,282      2.45      11,264    448,921    2.74      12,308
Time deposits under
 $100,000                   163,479      3.77       6,161    168,076    4.49       7,540
Time deposits $100,000
 and over                   184,427      3.61       6,661    167,051    3.08       5,147
Other borrowed funds        109,150      5.58       6,091     73,874    5.88       4,341
Long-term debt                   --        --          --         --      --          --
Total interest-bearing
 liabilities              1,021,185      3.09      31,600    958,499    3.23      30,922
Noninterest-bearing
 deposits                   152,941                          152,643
Other liabilities            14,145                           12,660
Stockholders' equity        117,430                          107,106
 Total liabilities and
  stockholders'
  equity                 $1,305,701                       $1,230,908
Net interest income                               $62,491                        $61,465
Net interest margin                      5.18%                          5.42%

PAGE

Table 1.  Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent) (cont'd)




                                      1992
                            Average    Amount
                            Average     Yield/      of
                            Balance      Rate    Interest


(Dollars in thousands)

Assets
Interest earning assets:
 Interest-bearing
  deposits
  in other banks         $   25,600      4.14%    $ 1,061
 Federal funds sold           9,732       3.68        358
 Taxable investment
  securities                189,885       7.39     14,023
 Tax-exempt
  investment securities       9,103       8.73        795
 Net loans                  850,626       9.50     80,844
  Total interest
   earning assets         1,084,946       8.95     97,081
Nonearning assets            99,108
  Total assets           $1,184,054
Liabilities and
Stockholders' Equity:
 Interest-bearing
  liabilities:
 Interest-bearing
  demand deposits        $   94,869      2.58%    $ 2,444
 Savings and money
  market deposits           422,655       3.81     16,123
 Time deposits under
  $100,000                  176,750       5.82     10,286
 Time deposits $100,000
  and over                  174,877       4.02      7,033
 Other borrowed funds        60,433       5.88      3,554
 Long-term debt                  94       7.45          7
  Total interest-bearing
   liabilities              929,678       4.24     39,447
Noninterest-bearing
 deposits                   147,156
Other liabilities            12,135
Stockholders' equity         95,085
 Total liabilities and
  stockholders'
  equity                 $1,184,054
Net interest income                               $57,634
Net interest margin                      5.31%

PAGE
paid. The effective rate on interest-bearing liabilities decreased to 3.09% in 1994 from 3.23% in 1993 and 4.24% in 1992. The rapid increase in market interest rates during 1994 was not reflected in the effective rate on interest-bearing liabilities primarily due to the timing and magnitude with which the Bank's deposit liabilities, except for time deposits $100,000 and over, were repriced as compared to the changes in market interest rates. It is anticipated that interest expense will increase in 1995 as deposits reprice upward in response to the increase in the general level of market interest rates that occurred over the past year.
	As a result, the net interest margin was 5.18% in 1994 compared to 5.42% in 1993 and 5.31% in 1992. The decrease in net interest margin in 1994 was primarily due to the decrease in yields on loans and investments. Further contraction in the net interest margin may be anticipated as interest expense increases.

PROVISION AND ALLOWANCE FOR LOAN LOSSES
	The provision for loan losses is determined by Management's ongoing evaluation of the loan portfolio and assessment of the ability of the allowance for loan losses to cover inherent losses.
The Company provided to the allowance for loan losses ("Allowance") $3,300,000, $3,200,000 and $2,700,000 during 1994, 1993 and 1992, respectively. Net loans charged-off of $2,135,000 in 1994 were comprised of $1,079,000 in commercial loans, $310,000 in installment loans and $746,000 in mortgage loans. Net charge-offs were $1,447,000 in 1993 and $1,171,000 in 1992. The increase in charge-offs was mainly due to the slowdown in the State of Hawaii economy during the past three years, which has negatively affected certain borrowers' ability to satisfy their obligations to the Bank.
	Most of the Bank's commercial and mortgage loans are secured by real estate and other collateral in Hawaii. Partial writedowns were recorded on several commercial and mortgage loans during 1994 as a result of the Bank's ongoing monitoring of borrowers' ability to repay and evaluation of related collateral.
	The Allowance expressed as a percentage of loans increased to 1.84% at December 31, 1994, from 1.81% and 1.71% at the previous two yearends, respectively. The increase in this ratio reflected uncertainties due to increases in nonperforming assets and past due loans as impacted by the condition of the local economy.
	Management believes the Allowance is adequate to cover the credit risks inherent in the loan portfolio. However, continuation of current economic conditions in the State of Hawaii may adversely affect the level of nonperforming loans and provision for loan losses in the future.

PAGE

Table 2.	 Analysis of Changes in Net Interest Income (Taxable Equivalent)

                                         Year ended December 31,

                                     1994 Compared to 1993       1993 Compared to 1992
                                      Increase (Decrease)         Increase (Decrease)
                                       Due to Change in            Due to Change in

                                         (Dollars in thousands)
                          Volume    Rate  Net Change    Volume    Rate  Net Change


Interest earning assets:
 Interest-bearing
  deposits in other
  banks                  $  422  $    271   $   693      (590) $   (110)  $  (700)
 Federal funds sold          (1)       12        11      (289)      (15)     (304)
 Taxable investment
  securities              1,936    (1,983)      (47)    1,544    (2,083)     (539)
 Tax-exempt investment
  securities               (312)      (17)     (329)      471      (445)       26
 Net loans                2,942    (1,566)    1,376     4,230    (7,407)   (3,177)

  Total interest
   earning assets         4,987    (3,283)    1,704     5,366   (10,060)   (4,694)

Interest-bearing
  liabilities:
Interest-bearing
  deposits                   824   (1,896)   (1,072)      329    (9,634)   (9,305)
Other borrowed funds       2,072     (322)    1,750        790       (3)      787
  Long-term debt              --        --        --       (7)        --       (7)

Total interest-bearing
  liabilities              2,896   (2,218)       678     1,112   (9,637)   (8,525)

Net interest income      $ 2,091  $(1,065)    $1,026   $ 4,254  $  (423)   $ 3,831

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

Nonperforming Assets
	Total nonperforming assets, accruing loans delinquent for 90 days or more and restructured, accruing loans totaled $39,656,000 at December 31, 1994, increasing from $26,047,000 a year ago. Nonaccrual loans of $16,056,000 increased during 1994 primarily due to an $11.2 million loan ("hotel loan") secured by a hotel located on the island of Maui. The sale of the hotel is currently being negotiated and Management expects to collect all contractual amounts due on the loan from the proceeds of the pending sale. Restructured, still accruing loans of $8,486,000 were comprised of two loans primarily secured by real estate. Other real estate of $2,242,000 was comprised of residential properties. Loans delinquent for 90 days or more of $12,872,000 at December 31, 1994 decreased from the $19,820,000 reported a year ago primarily due to the transfer of the hotel loan to nonaccrual status in 1994. The remaining balance of loans delinquent for 90 days or more was comprised of loans secured by residential and light commercial properties. A continuation of current economic conditions in the local economy may result in future increases in nonperforming assets, delinquencies and net loan charge-offs.
	Accrual of interest is generally discontinued on commercial loans when the interest payment becomes delinquent for 90 days and prospects for timely repayments appear compromised. Consumer loans with principal balances of $20,000 or more are charged off after 120 days, unless determined to be adequately collateralized or in imminent process of collection. Subsequent receipts are generally applied to principal outstanding, and no interest income is recognized unless the financial condition and payment record of the borrowers warrant such recognition.
	In May 1993 and October 1994, the Financial Accounting Standards Board issued Statements on Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a
Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," respectively. SFAS Nos. 114 and 118 prescribe the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. SFAS Nos. 114 and 118 are effective for fiscal years beginning after December 15, 1994. The Bank implemented the provisions of SFAS Nos. 114 and 118 on January 1, 1995. The effects of the implementation were not material to the consolidated financial statements of the Company.

Table 3 sets forth nonperforming assets, accruing loans which were delinquent for 90 days or more and restructured, accruing loans at the dates indicated.



Table 3.  Nonperforming Assets, Past Due Loans and Restructured Loans

                                       DECEMBER 31,

(Dollars in thousands)        1994      1993      1992      1991      1990

Nonaccrual loans            $16,056   $ 4,477   $ 5,478    $2,184    $  732
Other real estate             2,242     1,750       296        --        --

Total nonperforming
 assets                      18,298     6,227     5,774     2,184       732

Loans delinquent for
 90 days or more             12,872    19,820     7,383     4,113     3,146

Restructured, accruing
 loans                        8,486        --        --        --        --

Total nonperforming
 assets, loans
 delinquent for
 90 days or more
 and restructured,
 accruing loans             $39,656   $26,047   $13,157    $6,297    $3,878

Total nonperforming
 assets as a percentage
 of loans and other
 real estate                  1.84%     0.66%     0.64%     0.26%     0.10%

Total nonperforming
 assets, loans
 delinquent for 90
 days or more and
 restructured, accruing
 loans as a percentage
 of loans and other
 real estate                  3.99%     2.75%     1.46%     0.75%     0.54%


Other Operating Income
	Other operating income of $10,708,000 decreased by 4.1% in 1994 from 1993, which increased 22.9% over 1992. Service charges on deposit accounts of $2,750,000 in 1994 increased by 6.6% compared to 1993 and by 18.4% in 1993 compared to 1992. An adjustment to the Bank's fee schedule in 1992 and efforts to enhance fee income accounted for the increases. Partnership income derived from the Company's 50% investment in CKSS Associates, which owns the Company's headquarters building, totaled $1,362,000 in 1994 decreasing by 9.4% from 1993 due to lower rental income and higher maintenance expenses. The building's occupancy rate exceeded 96%
at year-end 1994. Partnership income in 1993 increased by 19.8% over 1992 due to lower interest expense on borrowings. Investment securities gains were lower in 1994 primarily due to a $300,000 recovery on a mortgage-backed security in 1993. The Bank recorded a provision for loss on the mortgage-backed security in 1992. Other income of $540,000 in 1994 decreased from $943,000, which increased by 34.5% over 1992, largely due to premiums earned from the fluctuating volume of sales of residential mortgage loans. Total other operating income expressed as a percentage of average assets was 0.82% in 1994, 0.91% in 1993 and 0.77% in 1992.

Total Operating Expense
	Total other operating expense of $47,332,000 in 1994 increased by 9.4% over 1993, which increased by 8.4% over 1992. Salaries and employee benefits of $25,209,000 increased by 10.0% over 1993, which increased by 7.2% over 1992. Personnel expense increased during 1994 due to the establishment of the Trust and Real Estate
Loan divisions and the new In-Store Branch Department along with the opening of two new full-service branches in the towns of Mililani and Kailua. In addition, the Bank opened its first in-store branch in the Times Super Market in Royal Kunia on the island of Oahu. During the first quarter of 1994, the Bank offered a special retirement bonus to qualifying individuals who elected to retire by April 1, 1994. The total cost of the voluntary early retirement program ("VERP"), which included the retirement bonus, accumulated vacation pay and related payroll taxes thereon, amounted to approximately $915,000.
	Equipment expense increased by 14.7% in 1994 and by 11.7% in 1993 primarily due to increased investment in personal computers and software and expenses related to the aforementioned new divisions and branches. Other expense increased by 10.8% in 1994 and by 10.1% in 1993 largely due to losses from writedowns of other real estate of $320,000 and an irregular transaction discussed below. Total other operating expense as a percentage of average assets was 3.63%, 3.52% and 3.37% in 1994, 1993 and 1992, respectively. The increase in this ratio in 1994 was adversely affected by the Bank's ongoing program to establish new branches during this slow growth period in anticipation of future growth and increased competition.
	As disclosed in the Company's third quarter 1994 Form 10-Q filed with the Securities and Exchange Commission, irregular transactions were discovered in October 1994 involving a former employee. With subsequent investigations and negotiations with the bonding insurance company substantially completed, it is anticipated that no material loss will be sustained by the Company as a result of these transactions. Estimated expenses related to this matter of approximately $300,000 were recorded during the fourth quarter of 1994.



Table 4.  Components of Other Operating Income

                                     Year ended December 31,
(Dollars in thousands)                  1994      1993     1992


Service charges on deposit accounts    $2,750    $2,580   $2,179
Other service charges and fees          5,076     4,828    4,424
Partnership income                      1,362     1,504    1,255
Fees on foreign exchange                  980       978      808
Investment securities gains (losses)       --       336     (278)
Other                                     540       943      701

Total                                 $10,708   $11,169   $9,089

Total other operating income as a
percentage of average assets            0.82%     0.91%     0.77%




Table 5.  Components of Other Operating Expense

                                        Year ended December 31,
(Dollars in thousands)                  1994      1993      1992


Salaries and employee benefits        $25,209   $22,910   $21,372
Net occupancy expense                   5,112     5,094     4,712
Equipment expense                       2,528     2,204     2,026
Other                                  14,483    13,076    11,823

Total                                 $47,332   $43,284   $39,933

Total other operating expense
as a percentage of average assets       3.63%     3.52%     3.37%

PAGE

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

INCOME TAXES
	Income tax expense totaled $8,786,000 in 1994 compared to $10,026,000 in 1993 and $9,119,000 in 1992. The effective tax rate was 39.5%, 38.9% and 38.4%, respectively. The increase in the Federal income tax rate to 35%, due to passage of the Omnibus Budget Reconciliation Act of 1993, was effective from January 1, 1993 and was recognized during the third quarter of 1993.
	In February 1992, the Financial Accounting Standards Board issued FAS No. 109, "Accounting for Income Taxes." The Statement requires a change to the asset and liability method of accounting for income taxes. The requirements of SFAS No. 109 became effective for fiscal years beginning after December 15, 1992. The cumulative effect of the change in accounting for income taxes in 1993 resulted in a nonrecurring credit of $208,000.

FINANCIAL CONDITION
	Average total assets of $1,305.7 million in 1994 increased by
$74.8 million or 6.1% over 1993, which increased by $46.9 million or 4.0% over 1992. Average net loans of $929.0 million increased by
$33.9 million or 3.8% over 1993, which increased by $44.5 million or 5.2% over 1992. The relatively low asset and loan growth in 1994 compared to higher growth rates experienced in recent years was largely reflective of the lower level of economic activity in the
State of Hawaii. Average investment securities of $250.0 million increased by $24.7 million or 11.0% over 1993, which increased by
$26.3 million or 13.2% over 1992. Interest-bearing deposits in other banks averaged $24.7 million, $11.4 million and $25.6 million in 1994, 1993 and 1992, respectively.
	Loans increased primarily in the mortgage loan category,
totaling $505.8 million at year-end 1994, up by $20.7 million or
4.3% over year-end 1993. Commercial and industrial loans of $388.2 million increased by $13.3 million or 3.5%, construction loans of
$36.2 million increased by $14.1 million or 63.8%. Consumer loans of $66.8 million decreased by $1.8 million from year-end 1993.
	Average total deposits of $1,065.0 million increased by $27.7 million or 2.7% over 1993, which increased by $21.0 million or 2.1%
over 1992. Average core deposits (noninterest-bearing demand, interest-bearing demand, savings deposits and time deposits under
$100,000) of $880.5 million increased over $870.2 million in 1993,
which increased by $28.8 million or 3.4% over 1992.   Average core
deposits as a percentage of average total deposits were 82.7% in 1994 compared to 83.9% in 1993 and 82.8% in 1992. Average time deposits greater than $100,000 were $184.4 million, $167.1 million and $174.9 million in 1994, 1993 and 1992, respectively. The Bank does not actively seek time deposits greater than $100,000 from non-customers and does not accept brokered deposits. Average other borrowed funds of $109.2 million in 1994 increased by $35.3 million or 47.8% over 1993, which increased by $13.4 million or 22.2% over 1992. These funds were comprised primarily of advances from the Federal Home Loan Bank of Seattle ("FHLB") of which the Bank is a member and provided a source of intermediate-term fixed rate financing for loan customers during the past three years. The increase in 1994 over 1993 was due to securities sold under agreements to repurchase transactions with customers investing in shorter term instruments. Federal funds purchased along with securities sold under agreements to repurchase are used to satisfy overnight and short-term funding needs, and when advantageous, for arbitrage. Accordingly, balances in these accounts may fluctuate significantly on a day-to-day basis. Short-term funding needs may also be satisfied by overnight advances from the FHLB.

>
PAGE

Table 6.  Distribution of Assets, Liabilities and Stockholders' Equity

                                              Year ended December 31,
                                 1994                  1993                   1992
                             Average  Percent    Average  Percent     Average   Percent
                             Balance To Total    Balance To Total     Balance  To Total
(Dollars in thousands)


Assets:
 Cash and due from banks     $43,705     3.3%  $  44,911     3.6%  $   53,190      4.5%
 Interest-bearing deposits
  in other banks              24,673     1.9      11,376     0.9       25,600      2.2
 Federal funds sold            1,849     0.1       1,877     0.2        9,732      0.8
 Taxable investment
  securities                 241,062    18.5     210,792    17.1      189,885     16.0
 Tax-exempt investment
  securities                   8,984      .7      14,492     1.2        9,103      0.8
 Net loans                   929,039    71.2     895,135    72.7      850,626     71.8
 Premises and equipment       23,583     1.8      22,985     1.9       23,283      2.0
 Other assets                 32,806     2.5      29,340     2.4       22,635      1.9
 Total assets             $1,305,701   100.0% $1,230,908   100.0%  $1,184,054    100.0%

Liabilities and Stockholders' Equity:
 Deposits:
  Noninterest-bearing
   demand                 $  152,941    11.7%$   152,643    12.4%  $  147,156     12.4%
  Interest-bearing
   demand                    104,847     8.0     100,577     8.2       94,869      8.0
  Savings and money
   market                    459,282    35.3     448,921    36.5      422,655     35.7
  Time deposits under
   $100,000                  163,479    12.5     168,076    13.6      176,750     14.9
  Time deposits $100,000
   and over                  184,427    14.1     167,051    13.6      174,877     14.8
   Total deposits          1,064,976    81.6   1,037,268    84.3    1,016,307     85.8

 Federal funds
  purchased, securities
  sold under agreements
  to repurchase and
  other borrowed funds       109,150     8.3      73,874     6.0       60,433      5.1
 Long-term debt                   --      --          --      --           94       --
 Other liabilities            14,145     1.1      12,660     1.0       12,135      1.1
  Total liabilities        1,188,271    91.0   1,123,802    91.3    1,088.969     92.0

 Stockholders' equity        117,430     9.0     107,106     8.7       95,085      8.0
  Total liabilities and
   stockholders' equity   $1,305,701   100.0% $1,230,908   100.0%  $1,184,054    100.0%

              MANAGEMENT'S DISCUSSION & ANALYSIS OF
           FINANCIAL CONDITION & RESULTS OF OPERATIONS
                           (CONTINUED)

ASSET/LIABILITY MANAGEMENT
	The Bank's net interest margin is subject to the risk of interest rate fluctuations to the extent that rate-sensitive assets and rate-sensitive liabilities mature or reprice at different times or in differing amounts. Asset/liability management is the coordination of the Bank's rate-sensitive assets and rate-sensitive liabilities to reduce interest rate risk while maintaining targeted levels of liquidity and capital.
	The Company's asset/liability management policy is to minimize interest rate risk and optimize net interest margin by closely matching its level of rate-sensitive assets and rate-sensitive liabilities. The Bank's Asset/Liability Committee monitors interest rate risk through the use of income simulation and rate shock analysis. This process is designed to measure the impact to net interest margin of future changes in interest rates. Any identified exposures to net interest margin are managed through the shortening or lengthening of the duration of the Bank's assets and/or liabilities. The Bank's asset/liability management activities do not include the use of derivative financial instruments, such as interest rate swaps, futures and options.
	Table 7 sets forth information concerning the interest rate sensitivity of the Company's assets, liabilities and stockholders' equity at December 31, 1994. The assumptions used in determining the interest rate sensitivity of various asset and liability products can have a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest repricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category even though repricing of these accounts is not contractually required and may not actually occur during that period.
	As shown in Table 7, the amount of liabilities being repriced exceeds the amount of assets in the three months or less and over three through six months categories. In the remaining time periods, repricing assets exceed repricing liabilities. Generally, where rate-sensitive assets exceed rate-sensitive liabilities, the net interest margin is expected to be positively impacted during periods of increasing interest rates and negatively impacted during periods of decreasing interest rates. Conversely, where rate-sensitive liabilities exceed rate-sensitive assets, the opposite impact occurs.

>

Table 7.  Rate Sensitivity of Assets, Liabilities and Stockholders' Equity.

                                     Over One
                                  Over Six        Year
                                     Three    Over Three    Through      Through     Over
                                    Months      Through     Twelve        Three     Three     Nonrate
(Dollars in thousands)             or Less    Six Months    Months        Years     Years    Sensitive        Total


Assets:
 Interest-bearing deposits
  in other banks                 $  40,277     $      --  $      --    $      -- $      --   $      --    $  40,277
 Investment securities              29,344        17,343     33,514       96,927    54,396      12,264      243,788
 Net loans                         484,163        81,329    168,645      191,805    47,730          --      973,672
 Noninterest earning assets             --            --         --           --        --     123,802      123,802

  Total assets                     553,784        98,672    202,159      288,732   102,126     136,066    1,381,539

Liabilities and Stockholders'
  Equity:
 Noninterest-bearing deposits           --            --         --           --        --     162,776      162,776
 Interest-bearing deposits         670,116        97,869     89,816       57,980     3,352          --      919,133
 Other borrowed funds               97,338         2,179      6,231       36,303    19,628          --      161,679
 Other liabilities                      --            --        500           --        --      16,348       16,848
 Stockholders' equity                   --            --         --           --        --     121,103      121,103

 Total liabilities and
  stockholders' equity             767,454       100,048     96,547       94,283    22,980     300,227    1,381,539
Interest rate sensitivity gap    $(213,670)    $  (1,376) $ 105,612    $ 194,449 $  79,146   $(164,161)  $       --
Cumulative interest rate
 sensitivity gap                 $(213,670)    $(215,046) $(109,434)   $  85,015 $ 164,161   $      --   $       --


PAGE

CAPITAL RESOURCES
	The Company's objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met. Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation ("FDIC") are as follows. In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component (Tier I), essentially common stockholders' equity, less intangible assets, and a supplemental component (Tier II), which includes the allowance for loan losses up to 1.25% of risk-weighted assets, and a system for assigning assets and off-balance sheet items to one of four risk-weighted categories. The new capital standards require a minimum Tier I risk-based capital ratio of 4.00% and total risk-based capital ratio (Tier I plus Tier II) of 8.00%. The Federal Reserve Board and the FDIC have also adopted a 3.00% minimum equity capital to assets ratio which is Tier I capital as a percentage of total assets. This is referred to as leverage ratio. Higher-risk banks as measured by the Federal regulatory rating system are expected to maintain capital well above the minimum leverage ratio requirement. Table 8 sets forth the Company's capital ratios as of the dates indicated.
	In addition, effective December 19, 1992, FDIC-insured institutions such as the Bank must maintain leverage, Tier I and total risk-based capital ratios of at least 5%, 6% and 10%, respectively, to be considered "well capitalized" under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991.

LIQUIDITY
	The Company's objective in managing its liquidity is to maintain a balance between sources and uses of funds in order to most economically meet the cash requirements of customers for loans and deposit withdrawals and participate in investment opportunities as they arise. Management monitors the Company's liquidity position continuously in relation to trends of loans and deposits or withdrawals by its customers for short-term and long-term requirements. Liquid assets are monitored on a daily basis to assure maximum utilization. An adequate level of readily marketable assets and access to short-term funding sources are maintained.
	The Company's liquidity declined during 1994 primarily due to the growth in loans which were funded primarily by an increase in Federal funds purchased and securities sold under agreements to repurchase and the reduction in investment securities.
	Core deposits at December 31, 1994 totaled $878.7 million decreasing by $21.5 million from year-end 1993. Time deposits greater than $100,000 of $203.2 million at December 31, 1994 increased by $25.1 million or 14.1% from year-end 1993. The increase reflected customers' attraction to the higher rates paid on those deposits during 1994 due to the rise in interest rates.
The increase in time deposits greater than $100,000 was subject to the Bank's internal policy guidelines which also disallows the use of brokered deposits as a funding source.
	Net cash provided by operating activities was $24.5 million, $17.9 million and $11.1 million and by financing activities was $64.7 million, $33.6 million and $105.7 million in 1994, 1993 and 1992, respectively. Net cash used in investing activities was $90.8 million, $59.8 million and $114.8 million in the respective years, resulting in cash and cash equivalents decreasing by $1.5 million and $8.2 million in 1994 and 1993, respectively and increasing by $2.0 million in 1992.

EFFECTS OF INFLATION
	The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and the results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.
	Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. >

Table 8. Regulatory Capital Ratios

                                     At December 31, 1994          At December 31, 1993
                             Required    Actual    Excess  Required    Actual    Excess


Tier I risk-based
 capital ratio                  4.00%    11.31%     7.31%     4.00%    10.94%     6.94%
Total risk-based
 capital ratio                  8.00     12.56      4.56      8.00     12.19      4.19
Leverage capital
 ratio                          3.00      8.84      5.84      3.00      8.65      5.65

PAGE

                                CONSOLIDATED BALANCE SHEETS
                   CPB INC. AND SUBSIDIARY - DECEMBER 31, 1994 AND 1993

(Dollars in thousands,
 except per share data)                                      1994                1993

Assets
Cash and due from banks                                $   61,604          $   58,152
Interest-bearing deposits
 in other banks                                            40,277               5,039
Federal funds sold                                             --               5,000
Investment securities:
Held to maturity, at cost
 (fair value $157,345 and $253,313
 at December 31, 1994 and December
 31, 1993, respectively)                                  162,098             250,668
Available for sale, at fair value                          81,690                  --
Total investment securities                               243,788             250,668
Loans                                                     991,968             945,768
 Less allowance for loan losses                            18,296              17,131
Net loans                                                 973,672             928,637
Premises and equipment                                     24,217              23,282
Accrued interest receivable                                 9,781               9,108
Investment in partnership                                   5,428               4,666
Due from customers on acceptances                           1,459               1,347
Other assets                                               21,313              17,203
  Total assets                                         $1,381,539          $1,303,102
Liabilities and Stockholders' Equity
Deposits:
 Noninterest-bearing deposits                          $  162,776          $  180,254
 Interest-bearing deposits                                919,133             898,072
  Total deposits                                        1,081,909           1,078,326
Federal funds purchased and
 securities sold under
 agreements to repurchase                                  67,355               9,130
Other borrowed funds                                       94,324              86,831
Bank acceptances outstanding                                1,459               1,347
Other liabilities                                          14,889              13,280
Employee stock ownership plan
 note payable                                                 500               1,000
  Total liabilities                                     1,260,436           1,189,914
Stockholders' equity:
Preferred stock, no par
 value, authorized 1,000,000
 shares, none issued                                          --                   --
Common stock, no par value,
 stated value $1.25 per share;
 authorized 25,000,000 shares;
 issued and outstanding
 5,235,331 and 5,230,331
 shares at December 31, 1994
 and 1993, respectively                                     6,544               6,538
Surplus                                                    45,178              45,140
Retained earnings                                          71,386              62,510
Unrealized loss on investment
 securities                                               (1,505)                  --
                                                          121,603             114,188
Employee stock ownership plan
 shares purchased with debt                                 (500)             (1,000)
 Total stockholders' equity                               121,103             113,188
  Total liabilities and
   stockholders' equity                                $1,381,539          $1,303,102

See accompanying notes to consolidated financial statements.

                                            CONSOLIDATED STATEMENTS OF INCOME
                         CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(Dollars in thousands,
 except per share data)                                      1994                1993             1992

Interest income:
 Interest and fees on loans                               $78,939             $77,577          $80,753
 Interest and dividends on
  investment securities:
   Taxable interest                                        12,632              11,998           13,137
   Tax-exempt interest                                        298                 519              517
   Dividends                                                  805               1,486              886
 Interest on deposits in other banks                        1,054                 361            1,061
 Interest on Federal funds sold                                65                  54              358
  Total interest income                                    93,793              91,995           96,712
Interest expense:
 Interest on deposits                                      25,509              26,581           35,886
 Interest on other borrowed funds                           6,091               4,341            3,554
 Interest on subordinated capital note                         --                  --                7
  Total interest expense                                   31,600              30,922           39,447
  Net interest income                                      62,193              61,073           57,265
Provision for loan losses                                   3,300               3,200            2,700
  Net interest income after
   provision for loan losses                               58,893              57,873           54,565
Other operating income:
 Service charges on deposit accounts                        2,750               2,580            2,179
 Other service charges and fees                             5,076               4,828            4,424
 Partnership income                                         1.362               1,504            1,255
 Fees on foreign exchange                                     980                 978              808
 Investment securities gains (losses)                          --                 336            (278)
 Other                                                        540                 943              701
  Total other operating income                             10,708              11,169            9,089
Other operating expense:
 Salaries and employee benefits                            25,209              22,910           21,372
 Net occupancy                                              5,112               5,094            4,712
 Equipment                                                  2,528               2,204            2,026
 Other                                                     14,483              13,076           11,823
  Total other operating expense                            47,332              43,284           39,933
Income before income taxes
  and cumulative effect
  of accounting change                                     22,269              25,758           23,721
Income taxes                                                8,786              10,026            9,119
 Income before cumulative effect
  of accounting change                                     13,483              15,732           14,602
Cumulative effect of accounting change                         --                 208               --
 Net income                                               $13,483             $15,940          $14,602
Per common share:
 Income before cumulative effect
  of accounting change                                    $  2.58             $  3.02          $  2.81
 Cumulative effect of accounting change                        --                0.04               --
  Net income                                              $  2.58             $  3.06          $  2.81
 Cash dividends declared                                  $  0.88             $  0.88          $  0.80

See accompanying notes to consolidated financial statements.

                                           CONSOLIDATED STATEMENTS OF CHANGES
                                                 IN STOCKHOLDERS' EQUITY
                         CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                UnrealizedEmployee stock
                                   loss onownership plan
                                    Common     Retained  investmentshares purchased
(Dollars in thousands,               stock      Surplus    earnings     securities         with debt       Total
 except per share data)


Balance at December 31, 1991         6,483       44,505      40,718             --           (2,000)     89,706
Net income                            --             --      14,602             --                --     14,602
Cash dividends declared
 ($0.80 per share)                      --           --      (4,155)            --                --     (4,155)
9,820 shares of common
 stock issued                           12           68          --             --                --         80
Reduction of employee stock
 ownership plan obligation
 guaranteed by Company                  --           --          --             --               500        500
Balance at December 31, 1992         6,495       44,573      51,165             --           (1,500)    100,733
Net income                              --           --      15,940             --                --     15,940
Cash dividends declared
 ($0.88 per share)                      --           --      (4,595)            --                --     (4,595)
34,189 shares of common
 stock issued                           43          567          --             --                --        610
Reduction of employee stock
 ownership plan
 obligation guaranteed by
 Company                                --           --          --             --               500        500
Balance at December 31, 1993        $6,538      $45,140     $62,510             --           $(1,000)  $113,188
Net income                              --           --      13,483             --                --     13,483
Cash dividends declared
 ($0.88 per share)                      --           --      (4,607)            --                --     (4,607)
5,000 shares of common
 stock issued                            6           38          --             --                --         44
Net change in unrealized
 loss on investment
 securities                             --           --          --         (1,505)               --     (1,505)
Reduction of employee
 stock ownership plan
 obligation guaranteed
 by Company                             --           --          --             --               500        500
Balance at December 31, 1994        $6,544      $45,178     $71,386        $(1,505)            $(500)  $121,103

See accompanying notes to consolidated financial statements.

PAGE

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
                         CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
(Dollars in thousands)                                            1994               1993                1992
Cash flows from operating activities:
Net income                                                     $  13,483         $    15,940         $    14,602
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Provision for loan losses                                        3,300               3,200               2,700
  Provision for depreciation and amortization                      2,386               2,151               2,011
  Net amortization and accretion of investment securities          2,719               3,245               2,025
  Net loss (gain) on investment securities                            --               (336)               (278)
  Federal Home Loan Bank stock dividends received                (1,216)              (1,076)               (886)
  Net deferred loan origination fees                                  97                  43                 118
  Net change in loans held for sale                                6,622               (844)             (9,909)
  Net gain on sale of loans                                        (214)               (554)               (412)
  Amortization of intangible assets                                  112                  92                  92
  Cumulative effect of accounting change                              --               (208)                  --
  Deferred income tax expense (benefit)                            4,068               (572)               (575)
  Partnership income                                              (1,362)            (1,504)             (1,255)
  Decrease (increase) in accrued interest
   receivable and other assets                                    (6,418)            (1,770)               3,048
  Increase (decrease) in accrued interest
   payable and other liabilities                                     949                 105               (720)
   Net cash provided by operating activities                      24,526              17,912              11,117
Cash flows from investing activities:
 Proceeds from maturities of and calls on
  investment securities held to maturity                          83,311             207,593              90,591
 Purchases of investment securities held to maturity             (56,550)           (229,192)           (165,611)
 Proceeds from maturities of and calls on
  investment securities available for sale                        79,344                  --                  --
 Purchases of investment securities available for sale          (103,218)                 --                  --
 Net decrease (increase) in interest-bearing
  deposits in other banks                                        (35,238)              8,065              18,978
 Net loan originations over principal repayments                (53,075)             (44,295)            (58,065)
 Loans acquired in branch acquisition                             (2,656)                 --                  --
 Purchases of premises and equipment                              (3,321)            (2,498)              (1,230)
 Distributions from partnership                                      600                 540                 490
  Net cash used in investing activities                         (90,813)            (59,787)            (114,847)
Cash flows from financing activities:
 Net increase (decrease) in deposits                              (7,238)              4,271              83,193
 Deposits acquired in branch acquisition                          10,821                  --                  --
 Proceeds from Federal Home Loan Bank
  intermediate-term advances                                      14,600              20,455              38,100
 Repayments of Federal Home Loan Bank
  intermediate-term advances                                     (27,174)            (1,057)               (629)
 Net increase (decrease) in short-term borrowings                 78,292              13,850             (10,782)
 Payments on subordinated capital note                                --                  --               (200)
 Cash dividends paid                                              (4,606)             (4,483)            (4,049)
 Proceeds from sale of common stock                                   44                 610                  80
  Net cash provided by financing activities                       64,739              33,646             105,713
Net increase (decrease) in cash and cash equivalents              (1,548)             (8,229)              1,983
Cash and cash equivalents:
 At beginning of year                                             63,152              71,381              69,398
 At end of year                                                $  61,604         $    63,152         $    71,381
Supplemental disclosure of cash flow information:
 Cash paid during the year for interest                           29,663         $    31,511         $    40,946
 Cash paid during the year for income taxes                        7,634         $    10,970         $     9,452

See accompanying notes to consolidated financial statements.

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   CPB INC. AND SUBSIDIARY - DECEMBER 31, 1994, 1993 AND 1992

1.	SUMMARY OF
	SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION
	The consolidated financial statements include the accounts of CPB Inc. ("Company") and its wholly-owned subsidiary, Central
Pacific Bank ("Bank") and its wholly-owned subsidiary, CPB
Properties, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.
	CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The investment in partnership is accounted for by the equity method.

CASH AND CASH EQUIVALENTS
	For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks and Federal funds sold.

INVESTMENT SECURITIES
	On January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale.
Trading securities, of which the Company had none at January 1, 1994 and December 31, 1994, are reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses included as a separate component of stockholders' equity, net of taxes. Held-to-maturity debt securities are reported at amortized cost.
	As of January 1, 1994, investment securities with a carrying value of $59,019,000 were reclassified to the available-for-sale portfolio, and a valuation allowance of $33,000 before income taxes was recorded thereon. The classification of investment securities as available for sale was made to provide management with the flexibility, under certain circumstances, to adjust the Company's liquidity and interest rate positions as necessary. Investment securities with a carrying value of $191,649,000 at January 1, 1994 were classified as held to maturity based on the Company's positive intent and ability to hold such securities to maturity.
	As of December 31, 1993, investment securities were carried at cost, adjusted for the amortization of premiums and the accretion of discounts, as the Company had the intent and ability to hold its investment securities to maturity.
	Gains and losses from the disposition of investment securities are computed using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES
	Loans are stated at the principal amount outstanding, net of unearned income. Loans are placed on nonaccrual status when management has determined that the borrowers will be unable to meet contractual principal and/or interest obligations. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income should management determine that the collectibility of such accrued interest is doubtful. All subsequent receipts are applied to principal outstanding, and no interest income is recognized unless the financial condition and payment record of the borrowers warrant such recognition. A nonaccrual loan may be restored to an accrual basis when principal and interest payments are current and full payment of principal and interest is expected.
	The allowance for loan losses is maintained at a level considered adequate to provide for potential losses on loans and other extensions of credit, including off-balance sheet credit exposures. The adequacy of the allowance for loan losses is based upon management's evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. The allowance is increased by provisions charged to operating expense and reduced by charge-offs, net of recoveries.

LOAN ORIGINATION AND COMMITMENT FEES
	All loan origination fees, substantially all loan commitment fees and certain direct loan origination costs are deferred and recognized over the life of the related loan as an adjustment to yield.

LOANS HELD FOR SALE
	Generally, fixed-rate residential mortgage loans are originated with the intent to sell, and occasionally other loans are sold in response to changes in interest rate risk. At December 31, 1994 and 1993, approximately $8,764,000 and $15,386,000, respectively, of loans were held for sale and were valued at the lower of aggregate cost or market value.

PREMISES AND EQUIPMENT
	Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are included in other operating expense and are computed under the straight-line method over the estimated useful lives of the assets or the applicable leases, whichever is shorter. Major improvements and betterments are capitalized, while recurring maintenance and repairs are charged to operating expense. Gains or losses on dispositions of premises and equipment are included in other operating income or expense.

INTANGIBLE ASSETS
	Intangible assets, included in other assets, represent the excess of purchase price over the estimated fair value of net assets acquired from two branch acquisitions. Accumulated amortization amounted to $319,000 and $207,000 at December 31, 1994 and 1993, respectively. The intangible assets are being amortized on a straight-line basis over the estimated benefit periods based on depositor relationships existing at the acquisitions dates.
Amortization expense amounted to $112,000 for the year ended December 31, 1994 and $92,000 for each of the years ended December
31, 1993 and 1992.

OTHER REAL ESTATE
	Other real estate, included in other assets, is composed of properties acquired through foreclosure proceedings and in-substance foreclosures. An in-substance foreclosure results when a borrower is having financial difficulty and has little or no equity or prospects for building equity in the collateral and when repayment of the loan is expected to come only from the operation or sale of the collateral. When acquired, these properties are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of a) cost or b) fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its new cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other income. Other real estate amounted to $2,242,000 and $1,750,000 at December 31, 1994 and
1993, respectively.

INCOME TAXES
	The Company and its subsidiary file consolidated Federal and State tax returns.
	Effective January 1, 1993, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
	Pursuant to the deferred method under Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," which was applied through December 31, 1992, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

RECLASSIFICATIONS
	Certain amounts in the consolidated financial statements and notes thereto for the previous two years have been reclassified to conform to the current year's presentation. Such reclassification had no effect on the Company's results of operations.

2.	RESERVE REQUIREMENTS
	The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 1994 and 1993 was $19,077,000 and $17,931,000, respectively.

3.	INVESTMENT SECURITIES
	A summary of investment securities at December 31, 1994 and 1993 follows:
>

                                      Gross         Gross    Estimated
                                    Amortized  unrealized   unrealized       fair
(Dollars in thousands)                 Cost       gains        losses       value


1994:
 Held to Maturity:
  U.S. Treasury and other
  U.S. Government agencies           $148,213      $  369       $4,902    $143,680
  States and political
   subdivisions                        13,885          67          287      13,665
   Total                             $162,098      $  436       $5,189    $157,345
Available for Sale:
 U.S. Treasury and other
 U.S. Government agencies            $ 69,377      $   --       $2,428    $ 66,949
 Private-issuer mortgage-backed
  securities                            2,549          --           72       2,477
 Federal Home Loan Bank stock          12,264          --           --      12,264
  Total                              $ 84,190      $   --       $2,500    $ 81,690
1993:
 U.S. Treasury and
  other U.S. Government
  agencies                           $211,932      $2,904         $701    $214,135
 States and political
  subdivisions                         21,334         215           --      21,549
 Private-issuer mortgage-
  backed securities                     6,354         227           --       6,581
 Federal Home Loan Bank
  stock                                11,048          --           --      11,048
   Total                             $250,668      $3,346         $701    $253,313


PAGE

	The amortized cost and estimated fair value of investment securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
>

                                         Estimated
                                         Amortized      fair
(Dollars in thousands)                      cost        value


Held to Maturity:
 Due in one year or less                  $ 40,064    $ 39,747
 Due after one year through five years     106,490     102,402
 Due after five years through ten years      3,181       2,890
 Due after ten years                         2,577       2,621
                                           152,312     147,660
Mortgage-backed securities                   9,786       9,685
 Total                                    $162,098    $157,345
Available for Sale:
 Due after one year through five years    $ 40,903    $ 40,254
 Mortgage-backed securities                 31,023      29,172
 Federal Home Loan Bank stock               12,264      12,264
  Total                                   $ 84,190    $ 81,690


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

	Investment securities gains in 1993 included a $300,000 recovery of a 1992 write-down of a private-issuer mortgage-backed security. The 1992 write-down was based on management's assessment that the security had suffered an impairment in value deemed other than temporary. During the first quarter of 1993, the full principal amount and $185,000 of previously unaccrued interest was recovered. There were no sales of investment securities during the three-year period ended December 31, 1994.
	Investment securities of $205,960,000 and $129,934,000 at December 31, 1994 and 1993, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.
	As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.	LOANS
	Loans consisted of the following at December 31, 1994 and 1993:


(Dollars in thousands)         1994             1993


Real estate:
 Mortgage                  $505,802        $ 485,148
 Construction                36,152           22,080
 Commercial, financial
  and agricultural          388,184          374,868
 Installment                 66,848           68,593
                            996,986          950,689
Unearned income               5,018            4,921
 Total                      991,968         $945,768


	In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans follows:




(Dollars in thousands)

Balance, December 31, 1993    $2,971
Additions                      2,998
Repayments                      (462)
Other changes                    805
Balance, December 31, 1994    $6,312



	The amount of other changes represents sales of loans originated by the Bank (included in additions) and the net change in loans due to entities that were not considered related parties for the entire year.
	Nonaccrual loans at December 31, 1994 and 1993 were $16,056,000 and $4,477,000, respectively. The Bank collected and recognized interest of $74,000 on nonaccrual loans in 1994. The
Bank would have recognized additional interest income of $266,000 had these loans been accruing interest throughout 1994.
Additionally, the Bank collected interest of $54,000 on charged-off loans in 1994.
	Restructured, accruing loans at December 31, 1994 amounted to $8,486,000. During 1994, the Bank recognized interest income of $704,000 on these loans in accordance with their original and restructured contractual terms. There were no restructured, accruing loans outstanding at December 31, 1993.
	Substantially all of the Bank's loans are to residents of, or companies doing business in, the State of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.
	In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which was subsequently amended by SFAS No. 118 in October
1994. SFAS Nos. 114 and 118, effective for fiscal years beginning after December 15, 1994, prescribe the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. Early adoption of SFAS Nos. 114 and 118 is permitted, and restatement of previously-issued financial statements is prohibited. The Company adopted the requirements of SFAS Nos. 114 and 118 on January 1, 1995. The effects of the new accounting pronouncements were not material to the consolidated financial statements of the Company.
>
PAGE

5.	ALLOWANCE FOR LOAN LOSSES
	Changes in the allowance for loan losses were as follows:


(Dollars in thousands)          1994           1993       1992


Balance, beginning of year     $17,131        $15,378     $13,849
Provision for loan losses        3,300          3,200       2,700
	20,431                         18,578         16,549
Charge-offs                    (2,519)         (1,642)     (1,364)
Recoveries                         384            195         193
	Net charge-offs                (2,135)        (1,447)     (1,171)
Balance, end of year           $18,296        $17,131     $15,378


6.	PREMISES AND EQUIPMENT
	Premises and equipment consisted of the following at December
31, 1994 and 1993:


(Dollars in thousands)                        1994          1993


Land                                         $ 6,000      $ 6,000
Office buildings and leasehold
 improvements                                 18,246       17,195
Furniture, fixtures and equipment             13,077       11,643
                                              37,323       34,838
Less accumulated depreciation and
 amortization                                 13,106       11,556
Net                                          $24,217      $23,282


	Depreciation and amortization of premises and equipment were charged to the following operating expenses:



                             Useful
(Dollars in thousands)        1994      1993   1992     lives


Net occupancy expense        $  787    $  751 $  741   1 to 35
                              years
Equipment expense             1,599     1,400  1,270   2 to 20
                              years
Total                        $2,386    $2,151 $2,011


7.	INVESTMENT IN PARTNERSHIP
	CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The partnership developed an office building complex in Honolulu known as Central Pacific Plaza, part of which is serving as the Company's headquarters. CPB Properties, Inc. contributed cash of $846,000 and land with a carrying value of $1,381,000. CPB Properties, Inc. recorded its contribution to the partnership at book value. The partnership has agreed to a value of $5,200,000 for the land and credited the subsidiary with a contribution of $6,046,000. For accounting purposes, the difference between the $1,381,000 carrying value of the land and the $5,200,000 value of the land agreed upon by the partnership in determining the amount of the contribution would be recognized, if at all, only upon the sale of the subsidiary's interest in the partnership or upon the sale of the land and building by the partnership.
	Financial information of CKSS Associates is summarized as follows:
>

Condensed Balance Sheets
December 31, 1994 and 1993
(Dollars in thousands)                     1994         1993


Assets:
  Office building
   (including land valued at $5,200)     25,832       26,110
  Development in process                 12,286        4,153
  Deferred costs                          2,469        2,143
  Other assets                              772          460
   Total assets                         $41,359      $32,866
Liabilities and Partners' Equity:
  Notes payable                         $20,600      $14,800
  Other liabilities                       2,265        1,096
  Partners' equity                       18,494       16,970
   Total liabilities and partners'
    equity                              $41,359      $32,866



Condensed Statements of Income
Years ended December 31, 1994,
1993 and 1992
(Dollars in thousands)           1994      1993         1992


Revenues:
 Rental income from bank          $1,925    $1,785    $1,606
 Other rental income
  and other revenues               5,603     6,033     5,943
   Total revenues                  7,528     7,818     7,549
 Total costs and expenses          4,804     4,810     5,038
  Net income                      $2,724    $3,008    $2,511


           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

DEVELOPMENT IN PROCESS
	CKSS Associates is currently developing a four-story office building in Kaimuki, on the island of Oahu, Hawaii ("Kaimuki Plaza"), on land owned by CPB Properties, Inc. During 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are as follows:
	1995 to 2002	  300,000
	2003 to 2007	  360,000

	Thereafter, and until the end of the lease term, annual minimum lease payments are $360,000 per year. Lease rent paid to CPB Properties, Inc. during the years ended December 31, 1994 and 1993 was $240,000 and $180,000, respectively.
	In November 1994, the Bank entered a 25-year lease agreement with CKSS Associates to lease office space in the Kaimuki Plaza for its Kaimuki Branch. This lease is effective from November 1, 1994 through October 31, 2019 and has been accounted for as an operating lease. Lease payments commence in May 1995 and are fixed at $122,000 per year for five years. Thereafter, and until the end of the lease term, annual rental payments are to be reset every five years based on fair market rates at the time.

NOTES PAYABLE
	At December 31, 1994, notes payable included $11,000,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $9,600,000 due to Central Pacific Bank. The note payable to Sumitomo with an outstanding balance of $11,000,000 and a note payable to the Bank with an outstanding balance of $600,000 are due on November 18, 1996 and are secured by a mortgage on Central Pacific Plaza which houses the Company's headquarters. The remaining $9,000,000 payable to the Bank represents the outstanding balance on a $10,700,000 facility due on August 10, 2001, which is secured by the leasehold interest in the Kaimuki Plaza. All loans are priced at .75% above the London Interbank Offered Rate ("LIBOR"). The weighted average interest rate on these notes was 7.075% at December 31, 1994.

8. 	DEPOSITS
	Certificates of deposit with balances of $100,000 or more were $203,249,000 and $178,108,000 at December 31, 1994 and 1993,
respectively.
	Interest expense on certificates of deposit with balances of $100,000 or more was $6,661,000, $5,336,000 and $7,033,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

9.	FEDERAL FUNDS PURCHASED AND SECURITIES
	SOLD UNDER AGREEMENTS TO REPURCHASE
	Securities sold under agreements to repurchase, with a weighted average contractual maturity of 80 days at December 31, 1994, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1994, the underlying securities were held in a custodial account subject to Bank control. Federal funds purchased generally mature on the day following the date of purchase.
	A summary of federal funds purchased and securities sold under agreements to repurchase follows:

(Dollars in thousands)             1994      1993      1992


Federal funds purchased:
 Amounts outstanding at
  December 31                        $  --    $   --    $   --
 Average amount outstanding
  during year                          282       145       736
 Highest month-end balance
  during year                       11,000        --        --
 Weighted average interest
  rate on balance outstanding
  at December 31                        --        --        --
 Weighted average interest rate
  during year                       4.819%    3.167%    3.244%
Securities sold under agreements
 to repurchase:
 Amounts outstanding at
  December 31                      $67,355   $ 9,130     $  --
 Average amount outstanding
  during year                       29,534     3,126     3,133
 Highest month-end balance
  during year                       67,355     9,130        --
 Weighted average interest rate
  on balance outstanding at
  December 31                       5.048%    2.781%        --
 Weighted average interest rate
  during year                       4.421%    2.990%    4.184%


10.	OTHER BORROWED FUNDS
	A summary of FHLB advances and other borrowings at December 31, 1994 and 1993 follows:



(Dollars in thousands)                       1994      1993


FHLB intermediate-term advances with
 a weighted average
 interest rate of 6.173% and 5.951% at
 December 31, 1994 and 1993, respectively    $68,307   $80,881
FHLB overnight advances                       25,000     5,000
Other short-term borrowings                    1,107       950
Total                                        $94,324   $86,831

	The FHLB advances are secured by the Bank's holdings of stock of the FHLB, other unencumbered investment securities and certain real estate loans in accordance with the collateral provisions of the Advances, Security and Deposit Agreement dated May 8, 1991, between the Bank and the FHLB. The Bank had additional unused FHLB advances of approximately $4,800,000 at December 31, 1994.
	At December 31, 1994 approximate maturities of FHLB advances and other short-term borrowings were as follows:


(Dollars in thousands)
Year ending December 31:


1995                                    $38,371
1996                                     12,170
1997                                     24,012
1998                                        511
1999                                        511
Thereafter                               18,749
Total                                   $94,324

11.	SUBORDINATED CAPITAL NOTE
	At December 31, 1991, the Bank had a subordinated capital note outstanding in the amount of $200,000 payable to Sumitomo. This
7.75 percent note was repaid in October 1992.

12.	EMPLOYEE STOCK OWNERSHIP PLAN
	The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20 percent per year starting the second year of participation. The
Bank made contributions of $1,164,000, $1,350,000 and $1,300,000 for 1994, 1993 and 1992, respectively, which were charged to salaries and employee benefits.
	 On November 8, 1991, after obtaining the approval of the boards of directors of the Company and the Bank, the trust purchased 125,000 shares of newly issued common stock of the Company. The purchase was made with cash obtained through a four-year term loan for $2,000,000 from Sumitomo, $500,000 in existing funds held in the ESOP trust account and $350,000 from Bank contributions. A portion of the shares purchased was pledged as security for the loan.
	The Company has guaranteed repayment of the loan, and the Bank is obligated to make cash contributions to the trust in amounts sufficient to enable the trust to make four annual principal payments of $500,000 plus interest on the loan. The interest rate floats at LIBOR plus 1 percent, for periods of 3, 6, or 12 months at the option of the borrower.
	For financial reporting purposes, the ESOP loan has been recorded as a liability, and stockholders' equity has been reduced by a like amount. As principal payments are made, the liability will be reduced and stockholders' equity will be increased by the amounts paid.

13.	STOCK OPTION PLAN
	On November 7, 1986, the Company adopted the CPB Inc. 1986 Stock Option Plan ("Stock Option Plan") for the purpose of granting stock options to directors, officers and other key individuals. On April 28, 1992, the stockholders of the Company approved an amendment to the Stock Option Plan which increased from 220,000 to 520,000 the number of shares available for issuance upon the exercise of stock options granted. During 1992, options to purchase 78,720 shares were granted. At December 31, 1994, stock options to purchase 125,856 shares of the Company's common stock were outstanding, of which 82,584 shares were exercisable. These options expire ten years after the grant date. The option price on 19,064 shares is $5.39, on 34,672 shares is $14.32 and on the remaining 72,120 shares is $25.45. These option prices were based on the fair market value of the common stock on the date granted. During the year ended December 31, 1994, options on 5,000 shares of the Company's common stock were exercised for a total 145,804 shares exercised through December 31, 1994.

14.	SHARE PURCHASE AGREEMENT
	On December 16, 1986, the stockholders of the Company ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly-issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase 35,025 shares at fair market value (at the time such warrants are exercised), contingent upon the exercise of stock options by the optionees. Warrants for 14,778 shares were exercised in September 1991 at $24.375 per share. Warrants for an additional 8,435 shares were exercisable as of December 31, 1994, subject to the approval of the Federal Reserve Board. Warrants for the remaining 11,812 shares, which expire on December 23, 1996, will be exercisable as stock options are exercised by the optionees.
	In May 1993, Sumitomo exercised warrants for 19,901 shares at $22.80 per share in connection with the Company's issuance of 125,000 shares of common stock to the ESOP in 1991 (see note 12).
No warrants were exercised in 1994.

15.	PENSION PLAN
	The Bank has a defined benefit retirement plan covering substantially all of its employees. The pension plan was curtailed in 1986, and accordingly, plan benefits were fixed as of that date.
Effective January 1, 1991, the Bank reactivated its defined benefit retirement plan to address changes brought about by the Omnibus
Reconciliation Act of 1990 and to provide a more competitive employee benefit program.
	As a result of the reactivation, employees for which benefits became fixed in 1986 continued to accrue additional benefits under the new formula that became effective on January 1, 1991. Employees who were not participants at curtailment, but were subsequently eligible to join, became participants effective January 1, 1991.
Under the reactivated plan, benefits are based upon the employees' years of service and their highest average annual salary in the final 60-consecutive-month period of service, reduced by benefits provided from the Bank's terminated money purchase pension plan.
	The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December
31, 1994 and 1993:
>

(Dollars in thousands)                        1994        1993


Actuarial present value of
 benefit obligations:
Estimated present value
 of vested benefits                      $(12,797)   $(15,015)
Estimated present value
 of nonvested benefits                       (382)     (1,437)
Accumulated benefit obligations           (13,179)    (16,452)
Value of future pay increases              (5,427)     (5,201)
Projected benefit obligation              (18,606)    (21,653)
Plan assets at fair value                  16,087      17,345
Projected benefit
 obligation in excess of
 plan assets                               (2,519)     (4,308)
Unrecognized prior service cost             4,878       5,422
Unrecognized net loss resulting
 from changes in plan
 experience and actuarial
 assumptions                                2,020       4,294
Unrecognized net asset being
 recognized over 15 years                    (273)       (318)
Prepaid pension cost included
 in other assets                         $  4,106    $  5,090


	The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8 percent in 1994 and 6.9 percent in 1993. The weighted average rate of compensation increase was 5 percent for 1994 and 1993.

	Net pension cost for the years ended December 31, 1994, 1993 and 1992 included the following components:


(Dollars in thousands)            1994        1993         1992

Service cost                     $  893      $  829       $  685
Interest cost                     1,518       1,349        1,217
Actual loss (gain)
 on plan assets                     899        (773)      (1,409)
Net amortization and deferral    (1,759)       (136)         543
 Net pension cost                $1,551      $1,269       $1,036


	The weighted average discount rate used in determining the net periodic pension cost was 6.9 percent, 7.0 percent and 7.5 percent in 1994, 1993 and 1992, respectively. The weighted average rate of compensation increase was 5 percent, and the expected long-term rate of return on plan assets was 9 percent for 1994, 1993 and 1992.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           CONTINUED)

	The reactivation of the defined benefit retirement plan on January 1, 1991 resulted in an increase of $5,914,000 in the unrecognized prior service cost, which is being amortized over a period of 13 years.
	The Bank also had a money purchase pension plan which covered all full-time employees with at least one year of service. This plan was curtailed on January 1, 1991 as part of the review of the employee benefits program, which resulted in the reactivation of the defined benefit retirement plan. Participants in the money purchase pension plan came fully vested at the time of curtailment, and in November 1993 each participant's share of the plan assets was distributed to the participant.

16.	PROFIT SHARING PLAN
	The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $784,000, $897,000 and $849,000 for 1994, 1993 and 1992, respectively.

17.	OPERATING LEASES
	The Bank occupies a number of properties under leases which expire on various dates through 2019 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 15 years.
	Rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:


(Dollars in thousands)            1994      1993      1992


Total rent expense                $4,164    $4,325    $4,094
 Less sublease rental income        (83)      (86)      (75)
  Net                             $4,081    $4,239    $4,019


	The following is a schedule of future minimum rental commitments for all noncancelable operating leases that had initial lease terms in excess of one year at December 31, 1994:
>

                             Less
                           sublease    Net
                           Rental     rental     rental
(Dollars in thousands)   Commitment   income   commitment


Year ending December 31:
  1995	   3,570	  78	  3,492
  1996	   3,347	  78	  3,269
  1997	   3,170	  73	  3,097
  1998	   2,887	  65	  2,822
  1999	   2,665	  60	  2,605
  Thereafter	  17,786	  --	 17,786
	Total	$ 33,425	$354	$33,071


	In addition, the Bank and CPB Properties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancelable operating leases that had initial lease terms in excess of one year at December 31, 1994:

                                Minimum
(Dollars in thousands)       rental income


Year ending December 31:
1995                               $ 1,265
1996                                 1,045
1997                                   856
1998                                   727
1999                                   698
Thereafter                          18,167
   Total                           $22,758


	In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

18.	OTHER EXPENSE
	Components of other expense for the years ended December 31, 1994, 1993 and 1992 were as follows:


(Dollars in thousands)     1994         1993       1992

Insurance                 $2,723      $ 2,701    $ 2,592
Charge card                1,827        1,648      1,435
Stationery and supplies    1,099        1,205      1,103
Advertising                1,200        1,202      1,001
Other                      7,634        6,320      5,692

Total                    $14,483      $13,076    $11,823

19.	INCOME AND FRANCHISE TAXES
	As discussed in note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $208,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of income for the year ended December 31, 1993. Prior years' consolidated financial statements have not been restated to apply the provisions of SFAS No. 109.
	Components of income tax expense (benefit) for the years ended December 31, 1994, 1993 and 1992 were as follows:


Dollars in thousands)    Current       Deferred          Total

1994:
 Federal                 $ 3,920       $ 3,225         $ 7,145
 State                       798           843           1,641
  Total                  $ 4,718       $ 4,068         $ 8,786

1993:
 Federal                 $ 8,672       $  (557)        $ 8,115
 State                     1,926           (15)          1,911
  Total                  $10,598       $  (572)        $10,026

1992:
 Federal                 $ 8,028       $  (629)        $ 7,399
 State                     1,666            54           1,720
  Total                  $ 9,694       $  (575)        $ 9,119


	Income tax expense amounted to $8,786,000, $10,026,000 and $9,119,000 for 1994, 1993 and 1992, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35 percent in 1994 and 1993 and 34 percent in 1992 to income before income taxes and cumulative effect of accounting change) for the following reasons:


(Dollars in thousands)               1994      1993      1992


Computed "expected"
tax expense                        $ 7,794   $ 9,015   $ 8,065
Increase (decrease) in taxes
 resulting from:
    Tax-exempt interest              (194)     (402)     (293)
    State franchise tax, net of
    Federal income tax benefit     $ 1,067     1,242     1,037
    Other                              119       171       310
Total                              $ 8,786   $10,026   $ 9,119

	The components of deferred income taxes for the year ended December 31, 1992 were as follows:


(Dollars in thousands)                   1992


Provision for loan losses              $(520)
Finance fees                             (54)
Employee retirement benefits            (266)
Interest on nonaccrual loans            (139)
Unrealized gain
  on investment securities              (137)
State franchise tax                     (120)
FHLB stock dividends received            405
Depreciation                              57
Other                                    199
 Total                                 $(575)

	The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 were as follows:

                                                1994         1993
(Dollars in thousands)


Deferred tax assets:
  Allowance for loan losses                   $6,404       $5,555
  Deferred finance fees                          ---        1,957
  Premises and equipment, principally
   due to differences in depreciation            ---          346
  Employee retirement benefits                 1,115          642
  Accrued Expenses                               395          ---
  Other                                          464          404
Total deferred tax assets                      8,378        8,904
Deferred tax liabilities:
  Deferred gain on curtailed retirement plan   2,977        2,759
  Net deferred gain on investment securities   1,067          ---
  FHLB stock dividends received                1,425        1,000
  Investment in unconsolidated subsidiary        832          727
  Premises and equipment, principally
   due to differences in depreciation            762          ---
Deferred finance fees                            238          ---
  Other                                          467          735
Total deferred tax liabilities                 7,768        5,221
Net deferred tax assets                       $  610       $3,683


	In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 1994 and 1993.

PAGE

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

20.	NET INCOME PER COMMON SHARE
	Net income per common share is calculated by dividing net income by the weighted average number of shares outstanding of 5,234,000, 5,216,000 and 5,192,000 in 1994, 1993 and 1992,
respectively. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of per-share data but have been excluded from the computation since the dilutive effect is not material.

21.	BRANCH ACQUISITIONS
	In February 1994, the Bank acquired certain assets, including $2,656,000 in loans, and assumed certain liabilities, including $10,821,000 in deposits, of First Hawaiian Bank's Rice Branch in Lihue, Kauai. The acquisition was accounted for using the purchase method of accounting. The acquisition premium amounted to $67,000, and the balance of $8,109,000 was received as a cash settlement.

22.	CONTINGENT LIABILITIES AND
	OTHER COMMITMENTS
	The Company and its subsidiary are involved in legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial statements.
	In the normal course of business, there are outstanding contingent liabilities and other commitments, such as unused letters of credit, items held for collection and unsold travelers' checks, which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material losses as a result of these transactions.

23.	FINANCIAL INSTRUMENTS WITH
	OFF-BALANCE-SHEET RISK
	The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing
needs of its customers. These financial instruments include
commitments to extend credit and standby letters of credit and financial guarantees written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial
instruments.
	The Bank's exposure to credit loss in the event of
nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
	At December 31, 1994 and 1993 financial instruments with off-balance-sheet risk were as follows:


                                             Contract or notional
                                                    amount
(Dollars in thousands)                        1994         1993


Financial instruments whose contract
amounts represent credit risk:
    Commitments to extend credit            $328,971     $331,019
    Standby letters of credit and
      financial guarantees written            25,573       25,410

	Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
	Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.
	In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 amends SFAS No. 105, "Disclosures of
Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and
SFAS No. 107, "Disclosures about Fair Value of Financial
Instruments." SFAS No. 119 requires the disclosure of comparable information for options and other similar financial instruments that previously were not within the scope of SFAS No. 105. SFAS
No. 119 defines a "derivative" financial instrument as a future, forward, swap, option contract or other financial instrument with similar characteristics. The Bank does not use futures, forwards, swaps or option contracts either for trading or for any other purposes, with the exception of a limited amount of foreign exchange forward contracts used to satisfy customer and operational needs. Foreign exchange forward contracts outstanding at December 31, 1994 and 1993 were not material.

24.	FAIR VALUE OF FINANCIAL INSTRUMENTS
	In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.
SHORT-TERM FINANCIAL INSTRUMENTS
	The carrying values of short-term financial instruments are deemed to approximate fair values. Such instruments are considered readily convertible to cash and include cash and due from banks, interest-bearing deposits in other banks, Federal funds sold, accrued interest receivable, due from customers on acceptances, Federal funds purchased and securities sold under agreements to repurchase, bank acceptances outstanding and accrued interest payable.

                                                       At December 31, 1994               At December 31, 1993
                                                      Carrying      Estimated            Carrying      Estimated
                                                        amount     fair value              amount     fair value

(Dollars in thousands)


Financial assets:
  Cash and due from banks                            $  61,604      $  61,604          $   58,152     $   58,152
  Interest-bearing deposits
   in other banks                                       40,277         40,277               5,039          5,039
  Federal funds sold                                        --             --               5,000          5,000
  Investment securities                                243,788        239,035             250,668        253,313
  Loans                                                991,968        987,876             945,768        950,855
  Accrued interest receivable                            9,781          9,781               9,108          9,108
  Due from customers on acceptance                       1,459          1,459               1,347          1,347

Financial liabilities:
  Deposits:
    Noninterest-bearing deposits                       162,776        162,776             180,254        180,254
    Interest-bearing demand and
     savings deposits                                  552,998        552,998             559,608        559,608
    Time deposits                                      366,135        364,581             338,464        339,815
     Total deposits                                  1,081,909      1,080,355           1,078,326      1,079,677
  Federal funds purchased and
   securities sold under
   agreements to repurchase                             67,355         67,355               9,130          9,130
  FHLB Advances                                         93,307         89,486              85,881         86,936
  Other short-term borrowings                            1,017          1,017                 950            950
  Bank acceptances outstanding                           1,459          1,459               1,347          1,347
  Accrued interest payable
   (included in other liabilities)                       6,758          6,758               4,821          4,821
  Employee stock ownership
   plan note payable                                       500            500               1,000          1,000

Off-balance-sheet financial
 instruments:
  Commitments to extend credit                         328,971            854             331,019            792
  Standby letters of credit and
   financial guarantees written                         25,573            192              25,410            191

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           (CONTINUED)

INVESTMENT SECURITIES
	The fair values of investment securities are based on market price quotations received from securities dealers. Where quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The equity investment in common stock of the FHLB, which is redeemable for cash at par value, is reported at its par value.

LOANS
	The fair values of loans are estimated based on discounted cash flows of portfolios of loans with similar financial characteristics including the type of loan, interest terms and repayment history. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

DEPOSIT LIABILITIES
	The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits and interest-bearing demand and savings accounts, is equal to the amount payable on demand as of December 31, 1994. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

OTHER BORROWED FUNDS AND
EMPLOYEE STOCK OWNERSHIP PLAN NOTE PAYABLE
	The fair value of FHLB advances is estimated by discounting scheduled cash flows over the contractual borrowing period at the estimated market rate for similar borrowing arrangements. Due to the short-term nature of the instruments, the fair value of other short-term borrowings approximates carrying value. Likewise, the fair value of the ESOP note payable, which reprices frequently as discussed in note 12, is based on its carrying value.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS
OF CREDIT AND FINANCIAL GUARANTEES WRITTEN
	The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of standby letters of credit and financial guarantees written is based on fees currently charged for similar agreements.

LIMITATIONS
	Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument.
Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
	Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. For example, significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, premises and equipment and intangible assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

25.	DECLARATION OF DIVIDENDS
	The board of directors, at a special meeting held December 6, 1994, declared a fourth quarter cash dividend of $0.22 per share in addition to the three quarterly cash dividends previously declared for a total of $0.88 per share for the year ended December 31, 1994.

26.	PARENT COMPANY
	AND REGULATORY RESTRICTIONS
	On November 5, 1992, the Company purchased 650,000 shares of the Bank's common stock for $4,875,000. The purchase raised the Bank's capital level to satisfy the Federal Deposit Insurance Corporation's requirements for a well-capitalized institution.
	At December 31, 1994, retained earnings of the parent company, CPB Inc., included $73,633,000 of equity in undistributed income of the Bank.
	The Bank, as a Hawaii State chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings.
As of December 31, 1994, the retained earnings of the Bank totaled
$73,842,000.
	Section 131 of the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") required the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the
Currency and the Office of Thrift Supervision (collectively, the "Agencies") to develop a mechanism to take prompt corrective action to resolve the problems of insured depository institutions. The final rules to implement FDICIA's Prompt Corrective Action provisions became effective on December 19, 1992. The regulatory capital standards used to determine an insured depository institution's capital category under the Prompt Corrective Action provisions represent minimum standards that generally will be applied to all institutions. However, the Agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one capital category to a lower capital category because of safety and soundness concerns.
	The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions imposed become increasingly more severe as an institution's capital category declines from "undercapitalized" to "critically undercapitalized." As of December 31, 1994, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

PAGE

	Condensed financial statements, solely of the parent company, CPB Inc., follow:


Condensed Balance Sheets
December 31, 1994 and 1993

(Dollars in thousands, except per share data)     1994      1993


Assets:
  Cash                                         $    585  $  1,137
  Investment securities                           7,503     7,000
  Investment in and advances
   to subsidiary bank, at equity
   in underlying net assets                     114,588   107,120
  Accrued interest receivable
   and other assets                                 106        15
    Total assets                                122,782  $115,272

Liabilities and Stockholders' Equity:
  Employee stock ownership
  plan note payable                            $    500  $  1,000
  Other liabilities                               1,179     1,084
   Total liabilities                              1,679     2,084

Stockholders' equity:
  Preferred stock, no par value,
   authorized 1,000,000 shares,                      --        --
   none issued
  Common stock, no par value,
   stated value $1.25 per
   share; authorized 25,000,000
   shares; issued and outstanding
   5,235,331 and 5,230,331
   shares at December 31, 1994
   and 1993, respectively                         6,544     6,538
  Surplus                                        45,178    45,140
  Retained earnings                              71,386    62,510

  Unrealized loss on investment securities      (1,505)        --
                                                121,603   114,188
  Employee stock ownership plan shares
   purchased with debt                            (500)   (1,000)
    Total stockholders' equity                  121,103   113,188
     Total liabilities and
      stockholders' equity                     $122,782  $115,272



Condensed Statements of Income
Years ended December 31, 1994, 1993 and 1992

(Dollars in thousands)                   1994      1993      1992


Income:
  Dividends from subsidiary bank      $ 4,623   $ 4,516   $ 4,063
  Interest income:
   Interest on interest-bearing
    deposits in other banks                --         1       191
   Interest on investment securities      254       209       103
   Interest from subsidiary bank           30        19       158
    Total income                        4,907     4,745     4,515
Total expenses                            251       225       129
 Income before income taxes and
  equity in undistributed
  income of subsidiary bank             4,656     4,520     4,386
Income taxes                               13         1       124
 Income before equity in
  undistributed income of
  subsidiary bank                       4,643     4,519     4,262
Equity in undistributed income of
 subsidiary bank                        8,840    11,421    10,340
Net income                            $13,483   $15,940   $14,602


                                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                       (CONTINUED)



Condensed Statements of Cash Flows - Years ended December 31, 1994, 1993 and 1992
(Dollars in thousands)                                                             1994         1993        1992

Cash flows from operating activities:
 Net income                                                                   $ 13,483     $ 15,940    $ 14,602
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Deferred income tax expense                                                      34            2         103
   Equity in undistributed income of subsidiary bank                            (8,840)     (11,421)    (10,340)
   Other, net                                                                       11           46          75

    Net cash provided by operating activities                                    4,688        4,567       4,440

Cash flows from investing activities:
 Net decrease in interest-bearing deposits in other banks                           --        3,019       3,987
 Proceeds from maturities of investment securities held to maturity                 --       65,200       7,000
 Purchases of investment securities held to maturity                            (2,666)     (68,200)    (11,000)
 Proceeds from maturities of investment securities available for sale           34,700           --          --
 Purchases of investment securities available for sale                         (32,693)          --          --
 Investment in and advances to subsidiary bank                                     (19)          (2)     (4,875)

  Net cash provided by (used in) investing activities                             (678)          17      (4,888)

Cash flows from financing activities:
 Proceeds from sale of common stock                                                 44          610          80
 Dividends paid                                                                 (4,606)      (4,483)     (4,049)

  Net cash used in financing activities                                         (4,562)      (3,873)     (3,969)

Net increase (decrease) in cash and cash equivalents                              (552)         711      (4,417)

Cash and cash equivalents:
 At beginning of year                                                            1,137          426       4,843

 At end of year                                                                $   585     $  1,137    $    426

/TABLE

27.	Quarterly Information (unaudited)
	A summary of unaudited quarterly operating results for the years ended December 31, 1994 and 1993, follows:



(Dollars in thousands, except per share data)       First         Second        Third        Fourth
                                                   quarter        quarter      quarter       quarter     Total

1994:
 Interest income                                   $22,486        $22,779      $23,568       $24,960   $93,793
 Net interest income                                15,318         15,406       15,628        15,841    62,193
 Provision for loan losses                             825            825          825           825     3,300
 Net interest income after provision
  for loan losses                                   14,493         14,581       14,803        15,016    58,893
 Income before income taxes
 and cumulative effect of
  accounting change                                  5,127          5,808        5,814         5,520    22,269
 Net income                                          3,126          3,480        3,546         3,331    13,483
 Net income per share                                  .60            .66          .68           .64      2.58

1993:
 Interest income                                   $23,225        $23,059      $22,862       $22,849   $91,995
 Net interest income                                15,055         15,285       15,338        15,395    61,073
 Provision for loan losses                             850            750          850           750     3,200
 Net interest income after provision
  for loan losses                                   14,205         14,535       14,488        14,645    57,873
 Income before income taxes
 and cumulative effect of
  accounting change                                  6,236          6,336        6,573         6,613    25,758
 Net income                                          4,041          3,906        3,978         4,015    15,940
 Net income per share                                  .78            .75          .76           .77      3.06


                      INDEPENDENT AUDITORS'
                             REPORT

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CPB INC.:
	We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stock-holders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.
	As discussed in note 1 to the consolidated financial statements, the Company changed its methods of accounting for investment securities in 1994 and income taxes in 1993.


/s/ KPMG Peat Marwick LLP
Honolulu, Hawaii
February 24, 1995

                          COMMON STOCK
                     PRICE RANGE & DIVIDENDS

	The Company's common stock is traded in the over-the-counter market under the National Association of Securities Dealers, Inc. Automated Quotation system ("NASDAQ") symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1994 and 1993 as reported by NASDAQ and cash dividends declared for those years.


                                                   Cash
                                                dividends
                                 High     Low    declared


1994:
 First quarter                 $27.25    $24.75     $0.22
 Second quarter                 29.00     24.50      0.22
 Third quarter                  28.75     24.75      0.22
 Fourth quarter                 26.00     22.25      0.22
     Year                      $29.00    $22.25     $0.88

1993:
 First quarter                 $29.75    $26.50     $0.22
 Second quarter                $29.50    $25.50     $0.22
 Third quarter                 $27.00    $25.00     $0.22
 Fourth quarter                $27.50    $24.50     $0.22
     Year                      $29.75    $24.50     $0.88


	The last sales price of the common stock as of January 31, 1995 as reported by NASDAQ was $24.00 per share.
	On January 31, 1995, there were approximately 2,453 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.
	The Company and its predecessor have paid regular semi-annual cash dividends on the common stock since 1958. Beginning in 1988, the Company commenced paying regular quarterly cash dividends. It is the present intention of the Company's board of directors ("Board") to continue to pay regular quarterly cash dividends. However, since substantially all of the funds available for the payment of dividends are derived from Central Pacific Bank, future dividends will depend upon the Bank's earnings, its financial condition, its capital needs, applicable governmental policies and regulations and such other matters as the Board may deem to be appropriate.

PAGE

                     CORPORATE ORGANIZATION

	CPB Inc. is a Hawaii corporation organized on February 1, 1982 as a bank holding company pursuant to a Plan of Reorganization and Agreement of Merger and is subject to the Bank Holding Company Act of 1956, as amended. CPB Inc.'s principal business is to serve as a holding company for its subsidiary, Central Pacific Bank.
Central Pacific Bank was incorporated in its present form in the state of Hawaii on March 16, 1982 in connection with the holding company reorganization, and its predecessor entity was incorporated in the state of Hawaii on January 15, 1954. Central Pacific Bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Central Pacific Bank is not a member of the Federal Reserve System. In September, 1991, Central Pacific
Bank became a member of the Federal Home Loan Bank of Seattle.
	Central Pacific Bank owns 100% of the outstanding stock of CPB Properties, Inc., the managing partner and 50% owner of CKSS Associates. CKSS Associates owns Central Pacific Plaza where CPB Inc.'s and Central Pacific Bank's administrative headquarters and main offices are located. CKSS Associates also owns Kaimuki Plaza, where the Bank's Kaimuki Branch office is located. CPB Properties, Inc. also owns buildings where a branch facility and the Bank's Operations Center are located, and owns the land on which CKSS Associates' Kaimuki Plaza is built.

BANKING SERVICES
	Central Pacific Bank is a full-service commercial bank which currently has 21 banking offices located throughout the state of Hawaii. Its administrative offices are located in Honolulu and 16 branches are located on the island of Oahu. The Bank also operates two branches on each of the islands of Hawaii and Kauai and a branch on the island of Maui.
	In September, 1994, Central Pacific Bank established its first branch office within a supermarket.This branch operates 7-days a week with extended hours.
	Through this network of banking offices, Central Pacific Bank offers a full range of banking services and emphasizes personalized service to small- and medium-sized businesses, professionals and individuals.
	A variety of deposit instruments are offered, including personal and business checking and savings accounts, interest-bearing negotiable order of withdrawal ("NOW") accounts, money market accounts and time certificates of deposits.
	The Bank engages in a broad range of lending activities, including commercial, consumer and real estate loans, with particular emphasis on loans with short- to medium-term maturities. Commercial loans include inventory and accounts receivable financing; furniture, fixture and equipment financing; short-term operating loans; commercial real estate loans; and construction loans. Consumer loans include home mortgage loans; home equity lines of credit; automobile loans, home improvement and debt consolidation; personal lines of credit; and installment and term loans for other personal needs.

	VISA and MasterCard credit card services, and a VISA debit card service are offered by the Bank. Credit and debit card transactions are cleared through Bancard Association of Hawaii, Inc. ("BAHI"), a Hawaii corporation jointly owned by the Bank and two other Hawaii banks.
	Central Pacific Bank provides specialized services designed to service the needs of commercial and retail customers. These services include merchant windows, traveler's checks, safe deposit boxes, international banking services, night depository facilities, wire transfer services, INFOLINE - telephone banking services, and Cash Manager, a PC Windows based account manager. A combined balance program, Select Plan, offers free and discounted banking services at certain combined balance levels for retail customers.
	Personal trust services are provided through the Trust Division. Personal trust services include custodial, investment management and other special services.
	The Bank currently has 33 Automated Teller Machines ("ATMs") throughout the state of Hawaii, offering 24-hour, 7-day per week access for customers. The Bank is a member of the PLUS and VISA/MasterCard International ATM networks, allowing common access to member institutions' ATMS.

Corporate Headquarters
220 South King Street
P.O. Box 3590
Honolulu, Hawaii 96811-3590
Telephone:	(808) 544-0500
Telex:	CENPACBANK HONOLULU
MCI CENPAC 634261 -- RCA 7238308 CPBHR
Telefax:	(808) 531-2875
Cable:	CENPACBANK HONOLULU
Fedline:	CENTRAL PAC HONO 121301578

	Shareholders having inquiries about their account, lost stock certificate, dividend checks or change of address, may contact
Chemical Trust Company by calling toll-free 1-800-356-2017, between 5 a.m. and 5 p.m. Pacific Standard Time. Written correspondence may be sent to: Chemical Bank, J.A.F. Building, P.O. Box 3068,
New York, NY 10116-3068.

	Shareholders may obtain without charge a copy of the Company's annual report on Form 10-K including financial statements required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended
December 31, 1994, by writing to: Austin Y. Imamura, Vice President and Secretary, CPB Inc., P.O. Box 3590, Honolulu, Hawaii
96811-3590.


PAGE

APPENDIX I

Bar Graphs


Deposits (In millions)

90	$  932
91	$  991
92	$1,074
93	$1,078
94	$1,082


Net Loans (In millions)

90	$  704
91	$  822
92	$  886
93	$  929
94	$  974


Net Income (In millions)

90	$11.5
91	$12.7
92	$14.6
93	$15.9
94	$13.5

PAGE

APPENDIX II

Photograph (left to right) Yoshiharu Satoh, Joichi Saito.

PAGE

APPENDIX III


(Clockwise from top)



"Kaimuki Plaza - a new landmark and symbol of progress in the Kaimuki business district."


(Photograph of Kaimuki branch)


"CPB Cash Manager, a PC Windows based account management system, affords business customers on-line access to their accounts, 24-hours a day."


(Photograph of customer and computer)


"Customer simplifying their 'to do' list by doing their banking and shopping in one trip. CPB's in-store branch offer complete banking services 7-days a week with extended hours."


(Photograph of in-store branch)


"Customers have greater access to their money with CPB's growing
ATM Network in retail locations."


(Photograph of customer using automated teller machine.)