Form 10-K405, Exhibit 13
period 1995-12-31
CPB INC
filed 1996-03-29
CIK 701347

Financial Highlights


                                                                                                %
(in thousands, except per share data)                     1995              1994           Change
-------------------------------------------------------------------------------------------------------------------
At Year End
Assets                                              $1,371,909        $1,381,539            -0.7%
Deposits                                             1,138,319         1,081,909              5.2
Net Loans                                              970,200           973,672             -0.4
Stockholders' Equity                                   132,507           121,103              9.4
Number of Shares Outstanding                             5,252             5,235              0.3
Book Value Per Share                                    $25.23            $23.13              9.1
-------------------------------------------------------------------------------------------------------------------
For the Year
Net Income                                             $13,808           $13,483             2.4%
     Per Share                                            2.64              2.58              2.3
Cash Dividends Declared                                  4,824             4,607              4.7
     Per Share                                            0.92              0.88              4.5
-------------------------------------------------------------------------------------------------------------------




(Graph -- see Appendix I)

Selected Consolidated Financial Data


         The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1995, 1994 and 1993 and with respect to the consolidated balance sheets at December 31, 1995 and 1994, are derived from the consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere in this Annual Report. The selected statements of income data for the years 1992 and 1991, and the selected balance sheet data at December 31, 1993, 1992 and 1991 are derived from audited consolidated financial statements which are not included in this Annual Report.

                                                                       Year ended December 31,

(Dollars in thousands, except per share data)                    1995          1994        1993         1992          1991
-------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
Total interest income                                        $107,802       $93,793     $91,995      $96,712       $97,992
Total interest expense                                         44,745        31,600      30,922       39,447        46,200
Net interest income                                            63,057        62,193      61,073       57,265        51,792
Provision for loan losses                                       3,300         3,300       3,200        2,700         2,400
Net interest income after provision for loan losses            59,757        58,893      57,873       54,565        49,392
Other operating income                                         10,776        10,708      11,169        9,089         8,569
Other operating expense                                        47,691        47,332      43,284       39,933        37,700
Income before income taxes and cumulative effect
     of accounting change                                      22,842        22,269      25,758       23,721        20,261
Income taxes                                                    9,034         8,786      10,026        9,119         7,554
Net income                                                     13,808        13,483      15,940 <F1>  14,602        12,707
--------------------------------------------------------------------------------------------------------------------
Balance Sheet Data (Year-End):

Interest-bearing deposits in other banks                       $7,140       $40,277      $5,039      $13,104       $32,082
Federal funds sold                                                  -             -       5,000        5,000        15,000
Investment securities <F2>                                    283,627       243,788     250,668      230,902       157,299
Loans                                                         990,356       991,968     945,768      901,565       835,666
Allowance for loan losses                                      20,156        18,296      17,131       15,378        13,849
Total assets                                                1,371,909     1,381,539   1,303,102    1,253,663     1,134,589
Core deposits <F3>                                            878,065       878,660     900,218      907,852       821,370
Total deposits                                              1,138,319     1,081,909   1,078,326    1,074,055       990,862
Long-term debt                                                      -             -           -            -           200
Total stockholders' equity                                    132,507       121,103     113,188      100,733        89,706
-------------------------------------------------------------------------------------------------------------------
Per Share Data:

Net income                                                      $2.64         $2.58       $3.06        $2.81         $2.51
Cash dividends declared                                          0.92          0.88        0.88         0.80          0.70
Book value                                                      25.23         23.13       21.64        19.39         17.30
Weighted average shares outstanding (in thousands)              5,240         5,234       5,216        5,192         5,054
-------------------------------------------------------------------------------------------------------------------
Financial Ratios:

Return on average assets                                        1.00%         1.03%       1.29%        1.23%         1.21%
Return on average stockholders' equity                          10.79         11.48       14.88        15.36         15.11
Average stockholders' equity to average assets                   9.29          8.99        8.70         8.03          8.02
Net interest margin <F4>                                         4.95          5.18        5.42         5.31          5.48
Net charge-offs to average loans & other real estate             0.14          0.22        0.16         0.14          0.03
Nonperforming assets to year-end loans &
other real estate <F5>                                           0.59          1.84        0.66         0.64          0.26
Allowance for loan losses to year-end loans                      2.04          1.84        1.81         1.71          1.66
Allowance for loan losses to nonaccrual loans                  562.55        113.95      382.64       280.72        634.11
Dividend payout ratio                                           34.85         34.11       28.76        28.47         27.89
-------------------------------------------------------------------------------------------------------------------

                                                             2



<F1> Includes a $208,000 credit for cumulative effect of accounting change.
<F2> Available-for-sale securities at fair value, held-to-maturity securities at amortized cost in 1995 and 1994. At amortized cost in 1993, 1992 and 1991.
<F3> Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.
<F4> Computed on a taxable equivalent basis.
<F5> Nonperforming assets include nonaccrual loans and other real estate.

Management's Discussion & Analysis Of
Financial Condition & Results Of Operations


OVERVIEW

         CPB Inc. (the "Company") recorded net income of $13.8 million for 1995, increasing by $0.3 million or 2.4% from the $13.5 million earned in 1994. A record high net income of $15.9 million was recorded in 1993. Total assets were $1,371.9 million at December 31, 1995, decreasing by $9.6 million or 0.7% from the $1,381.5 million at December 31, 1994. Net loans of $970.2 million decreased by $3.5 mil-lion or 0.4%, and total deposits of $1,138.3 million increased by $56.4 million or 5.2% over year-end 1994. Stockholders' equity of $132.5 million at December 31, 1995 increased by $11.4 million or 9.4% over year-end 1994.

         The increase in 1995 net income was mainly attributable to an increase in net interest income, a reduction in Federal Deposit Insurance Corporation ("FDIC") deposit insurance premiums in 1995 and expenses incurred in 1994 related to a Voluntary Early Retirement Program. Return on average assets in 1995 of 1.00% decreased from 1.03% in 1994 and 1.29% in 1993. Return on average stockholders' equity of 10.79% decreased from 11.48% in 1994 and 14.88% in 1993. Earnings per share in 1995 of $2.64 increased by 2.3% from $2.58 in 1994, which decreased by 15.7% from the $3.06 earned in 1993. Cash dividends per share of $0.92 in 1995 increased from $0.88 in 1994 and 1993.

         During the past year, the State of Hawaii's economy continued its slow recovery from the recession that began in 1991. Leading the recovery was the State's tourism industry as eastbound visitor arrivals, stimulated by a weaker U.S. dollar, reached a record high in 1995. The Hawaiian economy is expected to grow modestly in 1996;
however, a lack of significant improvement may have an adverse impact on the Bank's growth and may also result in higher levels of nonperforming loans and related loan losses.

RESULTS OF OPERATIONS

Net Interest Income

         Table I sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates thereon, and Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the table and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35%. Average balances were computed on a daily average basis.

         Net interest income in 1995 of $63.3 million increased by $0.8 million or 1.2% over the $62.5 million in 1994, which increased by $1.0 million or 1.7% over the $61.5 million in 1993.

(Graph - See Appendix II)

         Interest income in 1995 of $108.0 million increased by 14.8% over the $94.1 million earned in 1994, which increased by 1.8% over 1993.
The increase in interest income in 1995 reflected the increase in both average volume and yield on average interest earning assets over 1994. Average interest earning assets of $1,277.4 million in 1995 increased by 6.0% over the $1,205.6 million in 1994, which increased by 6.3% over 1993. The average yield on those assets increased to 8.45% in 1995, mainly due to the increase in yield on loans, compared to 7.80% in 1994 and 8.15% in 1993.

         Interest and fees on loans in 1995 increased by 15.5% over 1994, which increased by 1.8% over 1993. Average net loans increased by 6.0% in 1995 and by 3.8% in 1994. The average yield on net loans was 9.27% in 1995 compared to 8.51% in 1994 and 8.68% in 1993. Interest on investment securities in 1995 increased by 3.4% over 1994, which decreased by 2.6% from 1993. Average investment securities increased by 1.2% in 1995 and 11.0% in 1994. The average yield on those securities increased to 5.69% from 5.57% in 1994, which decreased from 6.35% in 1993.

         Interest expense in 1995 of $44.7 million increased by 41.6% over 1994, which increased by 2.2% over 1993. The increase in 1995 primarily reflected the increase in the average rate paid on interest-bearing deposits. Average interest-bearing liabilities of $1,081.7 million increased by 5.9% over 1994, largely due to the movement of deposits from savings and money market accounts into higher-yielding certificates of deposit. Average interest-bearing liabilities in 1994 increased by 6.5% over 1993. The average rate on interest-bearing liabilities was 4.14% in 1995 compared to 3.09% in 1994 and 3.23% in 1993.

     As a result, the net interest margin decreased to 4.95% in 1995 from 5.18% in 1994 and 5.42% in 1993.

Table 1. Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

                                                                   Year ended December 31,
                                                      1995                        1994                        1993
                                           -----------------------     -----------------------     -----------------------
                                                   Average   Amount    Average  Amount   Average    Amount
                                           Average  Yield/       of    Average  Yield/        Of   Average  Yield/       of
(Dollars in thousands)                     Balance    Rate Interest    Balance    Rate  Interest   Balance    Rate Interest
--------------------------------------------------------------------------------------------------------------------
Assets:

Interest earning assets:

   Interest-bearing deposits in
      other banks                          $34,224   5.84%   $1,998    $24,673   4.27%    $1,054   $11,376   3.17%     $361
   Federal funds sold                        5,666    5.93      336      1,849    3.52        65     1,877    2.88       54
   Taxable investment securities           249,412    5.69   14,198    241,062    5.57    13,437   210,792    6.40   13,484
   Tax-exempt investment securities          3,631    5.76      209      8,984    5.48       492    14,492    5.67      821
   Net loans                               984,433    9.27   91,260    929,039    8.51    79,043   895,135    8.68   77,667
--------------------------------------------------------------------------------------------------------------------
      Total interest earning assets      1,277,366    8.45  108,001  1,205,607    7.80    94,091 1,133,672    8.15   92,387
Nonearning assets                           99,369                     100,094                      97,236
--------------------------------------------------------------------------------------------------------------------
   Total assets                         $1,376,735                  $1,305,701                  $1,230,908
--------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:

Interest-bearing liabilities:

   Interest-bearing demand deposits        $98,303   1.36%   $1,335   $104,847   1.36%    $1,423  $100,577   1.58%   $1,586
   Savings and money market deposits       414,988    3.12   12,940    459,282    2.45    11,264   448,921    2.74   12,308
   Time deposits under $100,000            188,574    4.78    9,021    163,479    3.77     6,161   168,076    4.49    7,540
   Time deposits $100,000 and over         249,215    5.44   13,564    184,427    3.61     6,661   167,051    3.08    5,147
   Federal funds purchased, securities sold
    under agreements to repurchase
    and other borrowed funds               130,645    6.04    7,885    109,150    5.58     6,091    73,874    5.88    4,341
--------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities    1,081,725    4.14   44,745  1,021,185    3.09    31,600   958,499    3.23   30,922
Noninterest-bearing deposits               152,002                     152,941                     152,643
Other liabilities                           15,075                      14,145                      12,660
Stockholders' equity                       127,933                     117,430                     107,106
--------------------------------------------------------------------------------------------------------------------
   Total liabilities and                $1,376,735                  $1,305,701                  $1,230,908
      stockholders' equity
--------------------------------------------------------------------------------------------------------------------
Net interest income                                         $63,256                      $62,491                    $61,465
--------------------------------------------------------------------------------------------------------------------
Net interest margin                                  4.95%                       5.18%                       5.42%

Provision and Allowance for Loan Losses

         The provision for loan losses is determined by Management's ongoing evaluation of the loan portfolio and assessment of the ability of the allowance for loan losses to cover inherent losses. The Company's additions to the allowance for loan losses ("Allowance") were $3,300,000, $3,300,000 and $3,200,000 during 1995, 1994 and 1993, respectively. Net loans charged-off of $1,440,000 in 1995 were comprised of $1,087,000 in mortgage loans and $399,000 in consumer loans, offset by net recoveries of $46,000 in commercial loans. Net charge-offs were $2,135,000 in 1994 and $1,447,000 in 1993. The decrease in charge-offs was mainly due to the reduction of large problem credits.

         The Allowance, expressed as a percentage of loans, was 2.04% at December 31, 1995, and 1.84% and 1.81% at the previous two year-ends. The increase in this ratio reflected uncertainties in the trend of the local economy.

         Management believes the Allowance is adequate to cover the credit risks inherent in the loan portfolio. Most of the Bank's commercial and mortgage loans are secured by real estate and other collateral situated in Hawaii. However, continuation of current economic conditions in the State of Hawaii may adversely affect borrowers' ability to repay, collateral values and, consequently, the level of nonperforming loans and provision for loan losses.

Nonperforming Assets

         Table 3 sets forth nonperforming assets, accruing loans which were delinquent for 90 days or more and restructured loans still accruing interest at the dates indicated.

         Total nonperforming assets, accruing loans delinquent for 90 days or more, and restructured loans still accruing interest totalled $20,977,000 at December 31, 1995, compared to $39,656,000 at year-end
1994. Nonaccrual loans of $3,583,000 decreased during 1995 primarily due to an $11,250,000 loan which was paid in full during the second quarter of the year. Other real estate of $2,231,000, comprised of several residential properties, remained relatively unchanged from a year ago. Loans delinquent for 90 days or more of $9,189,000 decreased from the $12,872,000 reported a year ago, primarily due to the paydown of a large secured loan. Restructured loans still accruing interest totalling $5,974,000, comprised of a single loan secured by real estate, also decreased from the $8,486,000 at year-end 1994.

Table 2. Analysis of Changes in Net Interest Income (Taxable Equivalent)
                                                                                            Year ended December 31,
                                                                  1995 Compared to 1994           1994 Compared to 1993
                                                              ------------------------------   ---------------------------
                                                                     Increase (Decrease)             Increase (Decrease)
                                                                     Due to Change in:               Due to Change in:
                                                                     -------------------             -------------------
(Dollars in thousands)                                         Volume       Rate  Net Change   Volume      Rate  Net Change
--------------------------------------------------------------------------------------------------------------------
Interest earning assets:

   Interest-bearing deposits in other banks                      $408       $536        $944     $422      $271        $693
   Federal funds sold                                             134        137         271      (1)        12          11
   Taxable investment securities                                  465        296         761    1,937   (1,984)        (47)
   Tax-exempt investment securities                             (293)         10       (283)    (312)      (17)       (329)
   Net loans                                                    4,714      7,503      12,217    2,943   (1,567)       1,376
--------------------------------------------------------------------------------------------------------------------
     Total interest earning assets                              5,428      8,482      13,910    4,989   (3,285)       1,704
--------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:

   Interest-bearing demand deposits                              (89)          1        (88)       67     (230)       (163)
   Savings and money market deposits                          (1,085)      2,761       1,676      284   (1,328)     (1,044)
   Time deposits under $100,000                                   946      1,914       2,860    (206)   (1,173)     (1,379)
   Time deposits $100,000 and over                              2,339      4,564       6,903      535       979       1,514
   Federal funds purchased, securities sold under
    agreements to repurchase and other borrowed funds           1,199        595       1,794    2,074     (324)       1,750
--------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                         3,310      9,835      13,145    2,754   (2,076)         678
--------------------------------------------------------------------------------------------------------------------
Net interest income                                            $2,118   $(1,353)        $765   $2,235   (1,209)      $1,026
--------------------------------------------------------------------------------------------------------------------

         Accrual of interest is generally discontinued on commercial loans when the interest payments become delinquent for 90 days and prospects for timely repayments appear compromised. Delinquent consumer loans with principal balances of $20,000 or more are charged off after 120 days, unless determined to be adequately collateralized or in imminent process of collection. Subsequent receipts are generally applied to principal outstanding, and no interest income is recognized unless the financial condition and payment record of the borrowers warrant such recognition.

         In May 1993 and October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No.
118, "Accounting by Creditors for Impairment of a Loan-Income
Recognition and Disclosures," respectively. SFAS Nos. 114 and 118 prescribe the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructuring. SFAS Nos. 114 and 118 are effective for fiscal years beginning after December 15, 1994. The Bank implemented the provisions of SFAS Nos. 114 and 118 on January 1, 1995. Impaired loans at December 31, 1995 amounted to $8,567,000 and included all nonaccrual and restructured loans greater than $500,000.

Other Operating Income

         As detailed in Table 4, total other operating income of $10,776,000 increased by 0.6% in 1995 over 1994, which decreased by 4.1% compared to 1993. Service charges on deposit accounts of $2,645,000 decreased by 3.8% from 1994, which increased by 6.6% over 1993. Efforts to enhance fee income were affected by competitive packaging and pricing of bank products. Other service charges and fees of $5,258,000 increased by 3.6% over 1994, which increased by 5.1% over 1993, primarily due to fees related to charge card operations. Partnership income is derived from the Company's 50% investment in CKSS Associates, which owns the Company's headquarters building and Kaimuki Plaza which was completed during the first quarter of 1995. Partnership income totaled $1,223,000 in 1995, decreasing by 10.2% from 1994, which decreased by 9.4% from 1993, primarily due to lower occupancy rates in the office rental market in Honolulu and the resultant highly competitive rent renegotiation environment. Investment securities gains were not significant, except for gains of $336,000 recorded in 1993, most of which was related to a $300,000 recovery on a mortgage-backed security. Other income of $529,000 decreased slightly from 1994, which decreased from $943,000 in 1993, largely due to a decrease in premiums earned from residential mortgage loan sales. Total other operating income, expressed as a percentage of average assets, was 0.78% in 1995, 0.82% in 1994 and 0.91% in 1993.

Table 3. Nonperforming Assets, Past Due Loans and Restructured Loans
                                                                                      December 31,
(Dollars in thousands)                                                            1995     1994     1993      1992     1991
--------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                                $3,583  $16,056   $4,477    $5,478   $2,184
Other real estate                                                                2,231    2,242    1,750       296        -
--------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                                                    5,814   18,298    6,227     5,774    2,184
Loans delinquent for 90 days or more                                             9,189   12,872   19,820     7,383    4,113
Restructured loans still accruing interest                                       5,974    8,486        -         -        -
--------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets, loans delinquent for 90 days or more
      and restructured loans still accruing interest                           $20,977  $39,656  $26,047   $13,157   $6,297
--------------------------------------------------------------------------------------------------------------------
Total nonperforming assets as a percentage of loans and other real estate        0.59%    1.84%    0.66%     0.64%    0.26%
--------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of
   loans and other real estate                                                   2.11%    3.99%    2.75%     1.46%    0.75%
--------------------------------------------------------------------------------------------------------------------

Other Operating Expense

         Total other operating expense of $47,691,000 in 1995, presented in Table 5, increased by 0.8% over 1994, which increased by 9.4% over 1993. Salaries and employee benefits of $25,728,000 increased by 2.1
% over 1994, which increased by 10.0% over 1993. Contributing to the increase were expenses related to three in-store branches which were opened during 1995 in Daiei stores on the island of Oahu and Sure Save Supermarket in Hilo, on the island of Hawaii. A bonus and other expenses related to the retirement of the chairman of the board of directors and chief executive officer of the Company also contributed to the increase. A nonrecurring expense was recognized in 1994 related to a special retirement bonus offered to qualifying individuals who elected to retire by April 1, 1994. Total cost of the voluntary early retirement program, which included the retirement bonus, accumulated vacation pay and related payroll taxes thereon, amounted to approximately $915,000, which the Company is recovering by way of lower salary and employee benefit levels. Other factors contributing to the increase in personnel expenses in 1994 were the establishment of the Trust and Real Estate Loan divisions and the In-Store Branch Department, along with the opening of two new full-service branches in the towns of Mililani and Kailua and the Bank's first in-store branch in the Times Super Market in Royal Kunia on the island of Oahu. An increase in pension plan expense also contributed to the increase in 1994.

         Net occupancy expense of $5,873,000 in 1995 increased by 14.9% over 1994, which increased by 0.4% over 1993, primarily due to the aforementioned expansion of branches and additional banking services. Equipment expense of $2,545,000 increased by 0.7% in 1995 over 1994, which increased by 14.7% over 1993, primarily due to increased investment in personal computers and other expenses related to the aforementioned new divisions and branches and the development of the Bank's communications network. Other expense of $13,545,000 decreased by 6.5% from 1994, which increased by 10.8% over 1993. FDIC deposit insurance premiums of $1,244,000 in 1995 decreased by $1,158,000 due to a reduction in the premium rate effective in June 1995. The FDIC further decreased the premium for the first half of 1996 to the minimum of $1,000. Other expense increased in 1994 primarily due to losses from write-downs of other real estate of $320,000 and a provision for losses of $300,000 related to an irregular transaction involving a former employee, $200,000 of which was recovered and recorded as a credit to other expense in 1995. Total other operating expense as a percentage of average assets was 3.46%, 3.63% and 3.52% in 1995, 1994 and 1993, respectively.

Income Taxes

         Income tax expense totalled $9,034,000 in 1995, compared to $8,786,000 in 1994 and $10,026,000 in 1993. The effective tax rate for those years was 39.6%, 39.5% and 38.9%, respectively.

Table 4. Components of Other Operating Income
                                                                                        Year ended December 31,
(Dollars in thousands)                                                        1995               1994                 1993
--------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                                         $2,645             $2,750               $2,580
Other service charges and fees                                               5,258              5,076                4,828
Partnership income                                                           1,223              1,362                1,504
Fees on foreign exchange                                                     1,060                980                  978
Investment securities gains                                                     61                  -                  336
Other                                                                          529                540                  943
--------------------------------------------------------------------------------------------------------------------------
      Total                                                                $10,776            $10,708              $11,169
--------------------------------------------------------------------------------------------------------------------------
Total other operating income as a
      percentage of average assets                                           0.78%              0.82%                0.91%
--------------------------------------------------------------------------------------------------------------------------


Table 5. Components of Other Operating Expense
                                                                                       Year ended December 31,
(Dollars in thousands)                                                        1995               1994                 1993
--------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                             $25,728            $25,209              $22,910
Net occupancy                                                                5,873              5,112                5,094
Equipment                                                                    2,545              2,528                2,204
Other                                                                       13,545             14,483               13,076
--------------------------------------------------------------------------------------------------------------------------
     Total                                                                 $47,691            $47,332              $43,284
--------------------------------------------------------------------------------------------------------------------------
Total other operating expense as a
     percentage of average assets                                            3.46%              3.63%                3.52%
--------------------------------------------------------------------------------------------------------------------------

Financial Condition

         Average total assets of $1,376.7 million in 1995 increased by $71.0 million or 5.4% over 1994, which increased by $74.8 million or 6.1% over 1993. Average net loans of $984.4 million increased by $55.4 million or 6.0% and by $33.9 million or 3.8% in the respective periods. The relatively low asset and loan growth rates during the last two years, compared to higher growth rates experienced in prior years, reflect the lower level of economic activity and increased competition in the State of Hawaii. Average investment securities of $253.0 million increased by 1.2% over 1994, which increased by 11.0% over 1993. Interest-bearing deposits in other banks averaged $34.2 million compared to $24.7 million in 1994 and $11.4 million in 1993.

         Commercial and residential mortgage loans of $714.2 million at year-end 1995 increased by 7.4%, installment loans of $67.2 million increased by 0.5%, commercial loans of $165.8 million decreased by 21.7% and construction loans of $48.1 million decreased by 9.5% compared to year-end 1994.

         Average total deposits of $1,103.1 million in 1995 increased by $38.1 million or 3.6% over 1994, which increased by $27.7 million or 2.7% over 1993. Average core deposits (noninterest-bearing demand, interest-bearing demand, savings and money market deposits and time deposits under $100,000) of $853.9 million in 1995 decreased from $880.5 million in 1994 and $870.2 million in 1993. Average time deposits $100,000 and over increased to $249.2 million from $184.4 million in 1994 and $167.1 million in 1993. The increase in large time deposits was a result of customers transferring funds into higher yielding deposits. Management is monitoring the Bank's reliance upon large certificates of deposit. To the extent this trend continues or increases, further declines in net interest margin may be anticipated. Average other borrowed funds of $130.6 million in 1995 increased by 19.7% over 1994, which increased by 47.8% over 1993. These funds were primarily comprised of $81.0 million in advances from the Federal Home Loan Bank of Seattle ("FHLB") which is used as a source of longer-term fixed rate financing for loan customers and $45.0 million in customer repurchase agreements, the balance of which decreased to $2.5 million at year-end 1995.

Table 6. Distribution of Assets, Liabilities and Stockholders' Equity
                                                                                Year ended December 31,
                                                                   1995                  1994                   1993
                                                            -----------------     -----------------      -----------------
                                                            Average   Percent     Average    Percent     Average   Percent
(Dollars in thousands)                                      Balance  to Total     Balance   to Total     Balance  to Total
--------------------------------------------------------------------------------------------------------------------------
Assets:

   Cash and due from banks                                  $40,633      2.9%     $43,986       3.4%     $44,911      3.6%
   Interest-bearing deposits in other banks                  34,224       2.5      24,673        1.9      11,376       0.9
   Federal funds sold                                         5,666       0.4       1,849        0.1       1,877       0.2
   Taxable investment securities                            249,412      18.1     241,062       18.5     210,792      17.1
   Tax-exempt investment securities                           3,631       0.3       8,984        0.7      14,492       1.2
   Net loans                                                984,433      71.5     929,039       71.1     895,135      72.7
   Premises and equipment                                    24,377       1.8      23,565        1.8      22,985       1.9
   Other assets                                              34,359       2.5      32,543        2.5      29,340       2.4
--------------------------------------------------------------------------------------------------------------------------
         Total assets                                    $1,376,735    100.0%  $1,305,701     100.0%  $1,230,908    100.0%
--------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:

   Deposits:

      Noninterest-bearing demand                           $152,002     11.0%    $152,941      11.7%    $152,643     12.4%
      Interest-bearing demand                                98,303       7.1     104,847        8.0     100,577       8.2
      Savings and money market                              414,988      30.2     459,282       35.2     448,921      36.5
      Time deposits under $100,000                          188,574      13.7     163,479       12.5     168,076      13.6
      Time deposits $100,000 and over                       249,215      18.1     184,427       14.1     167,051      13.6
--------------------------------------------------------------------------------------------------------------------------
         Total deposits                                   1,103,082      80.1   1,064,976       81.5   1,037,268      84.3
   Federal funds purchased, securities sold under
      agreements to repurchase and other borrowed
      funds                                                 130,645       9.5     109,150        8.4      73,874       6.0
   Other liabilities                                         15,075       1.1      14,145        1.1      12,660       1.0
--------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                1,248,802      90.7   1,188,271       91.0   1,123,802      91.3
   Stockholders' equity                                     127,933       9.3     117,430        9.0     107,106       8.7
--------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
         equity                                          $1,376,735    100.0%  $1,305,701     100.0%  $1,230,908    100.0%
--------------------------------------------------------------------------------------------------------------------------

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

         The Company's asset/liability management policy is to minimize interest rate risk and optimize net interest margin by closely matching its level of rate-sensitive assets and rate-sensitive liabilities. The Bank's Asset/Liability Committee monitors interest rate risk through the use of income simulation and rate shock analyses. This process is designed to measure the impact to net interest margin of future changes in interest rates. Any identified exposures to net interest margin are managed through the shortening or lengthening of the duration of the Bank's assets and/or liabilities. The Bank's asset/liability management activities do not include the use of derivative financial instruments, such as interest rate swaps, futures and options.

         Table 7 sets forth information concerning the interest rate sensitivity of the Company's assets, liabilities and stockholders' equity at December 31, 1995. The assumptions used in determining the interest rate sensitivity of various asset and liability products can have a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest repricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category even though repricing of these accounts is not contractually required and may not actually occur during that period.

         As shown in Table 7, the amount of liabilities being repriced exceeds the amount of assets in the three months or less and over three through six months categories. In the remaining time periods, repricing assets exceed repricing liabilities. Generally, where rate-sensitive assets exceed rate-sensitive liabilities, the net interest margin is expected to be positively impacted during periods of increasing interest rates and negatively impacted during periods of decreasing interest rates. The Company's net interest margin has decreased during the last three years primarily due to the slowdown in loan demand and competitive loan and deposit pricing.

Table 7.  Rate Sensitivity of Assets, Liabilities and Stockholders'
Equity
                                                                                   Over One
                                                                  Over   Over Six      Year
                                                     Three       Three    Through   Through      Over
                                                    Months     Through     Twelve     Three     Three    Nonrate
(Dollars in thousands)                             or Less  Six Months     Months     Years     Years  Sensitive      Total
---------------------------------------------------------------------------------------------------------------------------
Assets:

   Interest-bearing deposits in other banks         $7,140          $-         $-        $-        $-         $-     $7,140
   Investment securities                            32,421      29,539     39,265    79,105    89,476     13,821    283,627
   Net loans                                       454,062      92,000    164,552   175,930    83,656          -    970,200
   Noninterest earnings assets                           -           -          -         -         -    110,942    110,942
---------------------------------------------------------------------------------------------------------------------------
     Total assets                                  493,623     121,539    203,817   255,035   173,132    124,763  1,371,909
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:

   Noninterest-bearing deposits                          -           -          -         -         -    170,494    170,494
Interest-bearing deposits                          684,220     117,835    107,367    56,546     1,857          -    967,825
Federal funds purchased, securities sold under
 agreements to repurchase and
 other borrowed funds                               23,194       7,722      6,878    21,918    24,892          -     84,604
   Other liabilities                                     -           -          -         -         -     16,479     16,479
   Stockholders' equity                                  -           -          -         -         -    132,507    132,507
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders'
      equity                                       707,414     125,557    114,245    78,464    26,749    319,480  1,371,909
---------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                   $(213,791)    $(4,018)   $ 89,572  $176,571  $146,383 $(194,717)         $-
---------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap        $(213,791)  $(217,809)  $(28,237)   $48,334  $194,717         $-         $-
---------------------------------------------------------------------------------------------------------------------------

CAPITAL RESOURCES

         The Company's objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met. Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System and the FDIC are as follows.
In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component (Tier I), essentially common stockholders' equity, less intangible assets, and a supple-mental component (Tier II), which includes the allowance for loan losses up to 1.25% of risk-weighted assets, and a system for assigning assets and off-balance sheet items to one of four risk-weighted categories. These capital standards require a minimum Tier I risk-based capital ratio of 4.00% and total risk-based capital ratio (Tier I plus Tier II) of 8.00%. The Federal Reserve Board and the FDIC have also adopted a 3.00% minimum equity capital to assets ratio which is Tier I capital as a percentage of total assets. This is referred to as leverage ratio. Higher-risk banks as measured by the Federal regulatory rating system are expected to maintain capital well above the minimum leverage ratio requirement.

         In addition, effective December 19, 1992, FDIC-insured institutions such as the Bank must maintain leverage, Tier I and total risk-based capital ratios of at least 5%, 6% and 10%, respectively, to be considered "well capitalized" under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991.

         Table 8 sets forth the Company's and Bank's capital ratios as of the dates indicated.

Table 8. Regulatory Capital Ratios
                                                          December 31, 1995                  December 31, 1994
                                                      -------------------------          ------------------------
                                                      Required   Actual   Excess         Required   Actual  Excess
------------------------------------------------------------------------------------------------------------
Company:

  Tier I risk-based capital ratio                        4.00%   12.35%    8.35%            4.00%   11.31%   7.31%
  Total risk-based capital ratio                          8.00    13.61     5.61             8.00    12.56    4.56
  Leverage capital ratio                                  3.00     9.61     6.61             3.00     8.84    5.84
------------------------------------------------------------------------------------------------------------
Bank:

  Tier I risk-based capital ratio                        6.00%   11.05%    5.05%            6.00%   10.11%   4.11%
  Total risk-based capital ratio                         10.00    12.31     2.31            10.00    11.37    1.37
  Leverage capital ratio                                  5.00     8.99     3.99             5.00     8.28    3.28
------------------------------------------------------------------------------------------------------------

LIQUIDITY

         The Company's objective in managing its liquidity is to maintain a balance between sources and uses of funds in order to most economically meet the cash requirements of customers for loans and deposit withdrawals and to participate in investment opportunities as they arise. Management monitors the Company's liquidity position continuously in relation to trends of loans and deposits or withdrawals by its customers for short-term and long-term requirements. Liquid assets are monitored on a daily basis to assure maximum utilization. An adequate level of readily marketable assets and access to short-term funding sources are maintained.

         The Company's liquidity improved during 1995. The increase in average loans outstanding was funded primarily by increases in large certificates of deposit and borrowings from the FHLB. Core deposits at December 31, 1995 totaled $878.1 million, compared to $878.7 million at year-end 1994. Time deposits $100,000 and over totalled $260.3 million, increasing by $57.0 million or 28.0% from a year ago. The increase reflected customers' attraction to the higher rates paid on those deposits during 1995. The increase in time deposits $100,000 and over was subject to the Bank's internal policy guidelines.

EFFECTS OF INFLATION

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and the results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

Consolidated Balance Sheets

CPB INC. AND SUBSIDIARY - DECEMBER 31, 1995 AND 1994

(Dollars in thousands, except per share data)                                                         1995             1994
---------------------------------------------------------------------------------------------------------------------------
Assets

Cash and due from banks                                                                            $50,274          $61,604
Interest-bearing deposits in other banks                                                             7,140           40,277
Investment securities:

   Held to maturity, at cost (fair value $137,347 and $157,345
     at December 31, 1995 and 1994, respectively)                                                  136,693          162,098
   Available for sale, at fair value                                                               146,934           81,690
---------------------------------------------------------------------------------------------------------------------------
     Total investment securities                                                                   283,627          243,788
---------------------------------------------------------------------------------------------------------------------------
Loans                                                                                              990,356          991,968
   Less allowance for loan losses                                                                   20,156           18,296
---------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                                     970,200          973,672
---------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                              25,452           24,217
Accrued interest receivable                                                                          9,454            9,781
Investment in partnership                                                                            6,221            5,428
Due from customers on acceptances                                                                    1,443            1,459
Other assets                                                                                        18,098           21,313
---------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                               $1,371,909       $1,381,539
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits:
   Noninterest-bearing deposits                                                                   $170,494         $162,776
   Interest-bearing deposits                                                                       967,825          919,133
---------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                              1,138,319        1,081,909
Federal funds purchased and securities sold under agreements to repurchase                           2,500           67,355
Other borrowed funds                                                                                82,104           94,324
Bank acceptances outstanding                                                                         1,443            1,459
Other liabilities                                                                                   15,036           14,889
Employee stock ownership plan note payable                                                               -              500
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                           1,239,402        1,260,436
---------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:

   Preferred stock, no par value, authorized 1,000,000 shares, none issued                               -                -
   Common stock, no par value, stated value $1.25 per share;
     authorized 25,000,000 shares; issued and outstanding 5,251,762 and
     5,235,331 shares at December 31, 1995 and 1994, respectively                                    6,565            6,544
   Surplus                                                                                          45,337           45,178
   Retained earnings                                                                                80,370           71,386
   Unrealized gain (loss) on investment securities, net of taxes                                       235          (1,505)
---------------------------------------------------------------------------------------------------------------------------
                                                                                                   132,507          121,603
   Employee stock ownership plan shares purchased with debt                                              -            (500)
---------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                    132,507          121,103
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                 $1,371,909       $1,381,539
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements Of Income
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(Dollars in thousands, except per share data)                                        1995             1994             1993
---------------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                                     $91,134          $78,939          $77,577
   Interest and dividends on investment securities:
      Taxable interest                                                             13,336           12,632           11,998
      Tax-exempt interest                                                             136              298              519
      Dividends                                                                       862              805            1,486
   Interest on deposits in other banks                                              1,998            1,054              361
   Interest on Federal funds sold                                                     336               65               54
---------------------------------------------------------------------------------------------------------------------------
         Total interest income                                                    107,802           93,793           91,995
---------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits                                                            36,860           25,509           26,581
   Interest on Federal funds purchased, securities sold under
      agreements to repurchase and other borrowed funds                             7,885            6,091            4,341
---------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                       44,745           31,600           30,922
---------------------------------------------------------------------------------------------------------------------------
      Net interest income                                                          63,057           62,193           61,073
Provision for loan losses                                                           3,300            3,300            3,200
---------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                          59,757           58,893           57,873
---------------------------------------------------------------------------------------------------------------------------
Other operating income:
   Service charges on deposit accounts                                              2,645            2,750            2,580
   Other service charges and fees                                                   5,258            5,076            4,828
   Partnership income                                                               1,223            1,362            1,504
   Fees on foreign exchange                                                         1,060              980              978
   Investment securities gains                                                         61                -              336
   Other                                                                              529              540              943
---------------------------------------------------------------------------------------------------------------------------
      Total other operating income                                                 10,776           10,708           11,169
---------------------------------------------------------------------------------------------------------------------------
Other operating expense:
   Salaries and employee benefits                                                  25,728           25,209           22,910
   Net occupancy                                                                    5,873            5,112            5,094
   Equipment                                                                        2,545            2,528            2,204
   Other                                                                           13,545           14,483           13,076
---------------------------------------------------------------------------------------------------------------------------
      Total other operating expense                                                47,691           47,332           43,284
---------------------------------------------------------------------------------------------------------------------------
   Income before income taxes and cumulative effect
      of accounting change                                                         22,842           22,269           25,758
Income taxes                                                                        9,034            8,786           10,026
---------------------------------------------------------------------------------------------------------------------------
      Income before cumulative effect of accounting change                         13,808           13,483           15,732
Cumulative effect of accounting change                                                  -                -              208
---------------------------------------------------------------------------------------------------------------------------
      Net income                                                                  $13,808          $13,483          $15,940
---------------------------------------------------------------------------------------------------------------------------
Per common share:
   Income before cumulative effect of accounting change                             $2.64            $2.58            $3.02
   Cumulative effect of accounting change                                               -                -             0.04
---------------------------------------------------------------------------------------------------------------------------
      Net income                                                                    $2.64            $2.58            $3.06
---------------------------------------------------------------------------------------------------------------------------
   Cash dividends declared                                                          $0.92            $0.88            $0.88
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements Of Changes In Stockholders' Equity
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                         Employee
                                                                                   Unrealized     stock ownership
                                                                                gain(loss) on         plan shares
                                                  Common            Retained       investment           purchased
(Dollars in thousands, except per share data)      stock   Surplus  earnings       securities           with debt     Total
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                      $6,495   $44,573   $51,165           $    -            $(1,500)  $100,733
Net income                                             -         -    15,940                -                   -    15,940
Cash dividends declared ($0.88 per share)              -         -   (4,595)                -                   -   (4,595)
34,189 shares of common stock issued                  43       567         -                -                   -       610
Reduction of employee stock ownership plan
     obligation guaranteed by Company                  -         -         -                -                 500       500
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                       6,538    45,140    62,510                -             (1,000)   113,188
Net income                                             -         -    13,483                -                   -    13,483
Cash dividends declared ($0.88 per share)              -         -   (4,607)                -                   -   (4,607)
5,000 shares of common stock issued                    6        38         -                -                   -        44
Net change in unrealized gain (loss)
     on investment securities                          -         -         -          (1,505)                   -   (1,505)
Reduction of employee stock ownership plan
     obligation guaranteed by Company                  -         -         -                -                 500       500
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                       6,544    45,178    71,386          (1,505)               (500)   121,103
Net income                                             -         -    13,808                -                   -    13,808
Cash dividends declared ($0.92 per share)              -         -   (4,824)                -                   -   (4,824)
16,431 shares of common stock issued                  21       159         -                -                   -       180
Net change in unrealized gain (loss)
     on investment securities                          -         -         -            1,740                   -     1,740
Reduction of employee stock ownership plan
     obligation guaranteed by Company                  -         -         -                -                 500       500
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                      $6,565   $45,337   $80,370             $235               $   -  $132,507
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements Of Cash Flows
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

(Dollars in thousands)                                                                           1995        1994      1993
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                                  $13,808     $13,483   $15,940
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                                  3,300       3,300     3,200
     Provision for depreciation and amortization                                                2,574       2,386     2,151
     Net amortization and accretion of investment securities                                    1,755       2,719     3,245
     Net gain on investment securities                                                           (61)           -     (336)
     Federal Home Loan Bank stock dividends received                                            (862)     (1,216)   (1,076)
     Net change in loans held for sale                                                            872       6,408   (1,398)
     Cumulative effect of accounting change                                                         -           -     (208)
     Deferred income tax expense (benefit)                                                    (1,909)       4,068     (572)
     Partnership income                                                                       (1,223)     (1,362)   (1,504)
     Decrease (increase) in accrued interest receivable and other assets                        5,669     (6,306)   (1,678)
     Increase in accrued interest payable and other liabilities                                    59         949       105
---------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                              23,982      24,429    17,869
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities of and calls on investment securities held to maturity              56,891      83,311   207,593
  Purchases of investment securities held to maturity                                        (51,618)    (56,550) (229,192)
  Proceeds from sales, maturities and calls on investment securities available for sale        12,135      79,334         -
  Purchases of investment securities available for sale                                      (55,188)   (103,218)         -
  Net decrease (increase) in interest-bearing deposits in other banks                          33,137    (35,238)     8,065
  Net loan originations over principal repayments                                             (2,089)    (52,978)  (44,252)
  Loans acquired in branch acquisition                                                              -     (2,656)         -
  Purchases of premises and equipment                                                         (4,116)     (3,321)   (2,498)
  Net proceeds from disposal of premises and equipment                                            307           -         -
  Distributions from partnership                                                                  430         600       540
---------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                                (10,111)    (90,716)  (59,744)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in deposits                                                          56,410     (7,238)     4,271
  Deposits acquired in branch acquisition                                                           -      10,821         -
  Proceeds from Federal Home Loan Bank intermediate-term advances                              32,120      14,600    20,455
  Repayments of Federal Home Loan Bank intermediate-tern advances                            (19,320)    (27,174)   (1,057)
  Net increase (decrease) in short-term borrowings                                           (89,875)      78,292    13,850
  Cash dividends paid                                                                         (4,716)     (4,606)   (4,483)
  Proceeds from sale of common stock                                                              180          44       610
---------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities                                  (25,201)      64,739    33,646
---------------------------------------------------------------------------------------------------------------------------
        Net decrease in cash and cash equivalents                                            (11,330)     (1,548)   (8,229)
Cash and cash equivalents:
        At beginning of year                                                                   61,604      63,152    71,381
---------------------------------------------------------------------------------------------------------------------------
        At end of year                                                                        $50,274     $61,604   $63,152
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest                                                      $46,589     $29,663   $31,511
  Cash paid during the year for income taxes                                                   11,048       7,634    10,970
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
  Transfer of held-to-maturity securities to available-for-sale category                      $18,331     $59,019    $    -
  Reclassification of loans to other real estate                                                1,389         891     1,750
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
CPB INC.  AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Business

         CPB Inc.'s (the "Company's") sole operating subsidiary, Central Pacific Bank (the "Bank"), is a full-service commercial bank which currently has 24 banking offices located throughout the State of Hawaii. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans, with particular emphasis on loans with short- to medium-term maturities and adjustable interest rates. Commercial loan products include inventory and accounts receivable financing, furniture, fixture and equipment financing and short-term operating loans.
Consumer loans include home equity lines of credit, loans for automobiles, home improvement and debt consolidation, personal and professional lines of credit and other installment and term loans for other personal needs. The Bank also offers VISA and MasterCard credit and services to its customers. Real estate loans include commercial, construction and residential real estate loans with both fixed and adjustable rates.

         Other services offered include cash management services, merchant windows, travelers' checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank's Trust Division, which was established in 1993, offers management, asset custody and general consultation and planning services for individuals. It accepts a variety of accounts including revocable trusts, agency accounts, guardianships of property, charitable remainder trusts and probates.

         The Bank offers a variety of deposit instruments. These include personal and business checking and savings accounts, including interest-bearing negotiable order of withdrawal ("NOW") accounts, money market accounts and time certificates of deposit.

         The Bank's business depends on rate differentials which is the difference between the interest rate paid by the Bank on its deposits and other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

Principles of Consolidation

         The consolidated financial statements include the accounts of CPB Inc. and its wholly-owned subsidiary, Central Pacific Bank and its wholly-owned subsidiary, CPB Properties, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

         CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The investment in partnership is accounted for by the equity method.

Cash and Cash Equivalents

         For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks and Federal funds sold.

Investment Securities

         On January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale.
Trading securities, of which the Company had none at December 31, 1995 and 1994, are reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses included as a sepa-rate component of stockholders' equity, net of taxes. Held-to-maturity debt securities are reported at amortized cost.

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

         In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In connection with the guidance provided in the special report, the FASB indicated that an enterprise may reassess the appropriateness of the classifications of all securities held at that time and account for any resulting reclassifications at fair value in accordance with the requirements of SFAS No. 115. Such reclassifications were required to occur no later than December 31, 1995, and be disclosed in accordance with the requirements of SFAS No.
115. The guidance indicated that reclassification from the held-to-maturity category that resulted from this one-time reassessment would not call into question the intent of an enterprise to hold other debt securities to maturity in the future.

         In accordance with the implementation guidance provided in the special report, the Company transferred approximately $18,331,000 of investment securities previously classified as held-to-maturity securities to available-for-sale securities on December 27, 1995.

         Gains and losses from the disposition of investment securities are computed using the specific identification method.

Loans and Allowance for Loan Losses

         Loans are stated at the principal amount outstanding, net of unearned income. The Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure," on January 1, 1995. SFAS Nos. 114 and 118 address the accounting treatment of certain impaired loans. However, these statements do not address the overall adequacy of the allowance for loan losses and do not apply to large groups of smaller-balance homogeneous loans unless such loans meet the definition of troubled debt restructurings of SFAS No. 15, "Accounting for Troubled Debt Restructurings." The Company, considering current information and events regarding the borrowers' ability to repay their obligations, treats a loan as impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is considered to be collateral dependent, based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Prior periods have not been restated.

         For smaller-balance homogeneous loans (primarily residential real estate and consumer loans), the allowance for loan losses is based upon management's evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. The allowance is increased by provisions charged to operating expense and reduced by charge-offs, net of recoveries.

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

Loans Held for Sale

         Generally, fixed-rate residential mortgage loans are originated with the intent to sell, and occasionally other loans are sold in response to changes in interest rate risk. At December 31, 1995 and 1994, approximately $7,892,000 and $8,764,000, respectively, of loans were held for sale and were valued at the lower of aggregate cost or market value.

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

Intangible Assets

         Intangible assets, included in other assets, represent the excess of purchase price over the estimated fair value of net assets acquired from two branch acquisitions. Accumulated amortization amounted to $405,000 and $319,000 at December 31, 1995 and 1994, respectively.
The intangible assets are being amortized on a straight-line basis over the estimated benefit periods based on depositor relationships existing at the acquisition dates. Amortization expense amounted to $100,000, $112,000 and $92,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

Other Real Estate

         Other real estate, included in other assets, is composed of properties acquired through foreclosure proceedings and, prior to January 1, 1995, in-substance foreclosures. An in-substance foreclosure results when a borrower is having financial difficulty and has little or no equity or prospects for building equity in the collateral and when repayment of the loan is expected to come only from the operation or sale of the collateral. The Company had no loans classified as in-substance foreclosures as of December 31, 1994, prior to the adoption of SFAS Nos. 114 and 118. Properties acquired through foreclosure are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of a) cost or b) fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its new cost basis is recorded as a reduction of the valuation allowance.
Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other operating income or expense. Other real estate amounted to $2,231,000 and $2,242,000 at December 31, 1995 and 1994, respectively.

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

Use of Estimates

         The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. With respect to the allowance for loan losses, the Company believes the allowance for loan losses is adequate to provide for potential losses on loans and other extensions of credit, including off-balance sheet credit exposures. While the Company utilizes available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in the State of Hawaii. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

Reclassifications

         Certain amounts in the consolidated financial statements and notes thereto for the previous two years have been reclassified to conform with the current year's presentation. Such reclassifications had no effect on the Company's results of operations.

2.       RESERVE REQUIREMENTS

         The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 1995 and 1994 was $18,831,000 and $19,077,000,
respectively.

3.       INVESTMENT SECURITIES

         A summary of investment securities at December 31, 1995 and 1994 follows:

                                                                               Gross               Gross          Estimated
                                                        Amortized         unrealized          unrealized               fair
(Dollars  in  thousands)                                     cost              gains              losses              value
---------------------------------------------------------------------------------------------------------------------------
1995:
Held to Maturity:
  U.S. Treasury and
     other U.S. Government
     agencies                                            $125,073               $980                $399           $125,654
  States and political
     subdivisions                                          11,620                 82                   9             11,693
---------------------------------------------------------------------------------------------------------------------------
       Total                                             $136,693             $1,062                $408           $137,347
---------------------------------------------------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasury and
    other U.S. Government
    agencies                                             $129,331               $848                $480           $129,699
  States and political
    subdivisions                                            2,831                  7                   2              2,836
  Private-issuer mortgage-
    backed securities                                         560                 18                   -                578
  Federal Home Loan Bank
    stock                                                  13,821                  -                   -             13,821
---------------------------------------------------------------------------------------------------------------------------
       Total                                             $146,543               $873                $482           $146,934
---------------------------------------------------------------------------------------------------------------------------
1994:
Held to Maturity:
  U.S. Treasury and
     other U.S. Government
     agencies                                            $148,213               $369              $4,902           $143,680
  States and political
     subdivisions                                          13,885                 67                 287             13,665
---------------------------------------------------------------------------------------------------------------------------
       Total                                             $162,098               $436              $5,189           $157,345
---------------------------------------------------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasury and
     other U.S. Government
     agencies                                             $69,377                 $-              $2,428            $66,949
  Private-issuer mortgage-
     backed securities                                      2,549                  -                  72              2,477
Federal Home Loan Bank
   stock                                                   12,264                  -                   -             12,264
---------------------------------------------------------------------------------------------------------------------------
     Total                                                $84,190                 $-              $2,500            $81,690
---------------------------------------------------------------------------------------------------------------------------

      The amortized cost and estimated fair value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         Estimated
                                                                       Amortized              fair
(Dollars in thousands)                                                      cost             value
--------------------------------------------------------------------------------------------------
Held to Maturity:
  Due in one year or less                                                $36,027           $35,906
  Due after one year through five years                                   85,643            86,094
  Due after five years through ten years                                   9,477             9,656
--------------------------------------------------------------------------------------------------
                                                                         131,147           131,656
  Mortgage-backed securities                                               5,546             5,691
--------------------------------------------------------------------------------------------------
     Total                                                              $136,693          $137,347
--------------------------------------------------------------------------------------------------
Available for Sale:
  Due in one year or less                                                $27,976           $28,143
  Due after one year through five years                                   39,672            39,702
  Mortgage-backed securities                                              65,074            65,268
  Federal Home Loan Bank stock                                            13,821            13,821
--------------------------------------------------------------------------------------------------
     Total                                                              $146,543          $146,934
--------------------------------------------------------------------------------------------------


         Proceeds from sales of investment securities available for sale were $7,964,000 in 1995, resulting in gross realized gains of $8,000 and gross realized losses of $7,000. Investment securities gains of $60,000 were also realized in 1995 as a result of call provisions exercised by issuers of $2,500,000 of investment securities classified as held to maturity. Investment securities gains in 1993 included a $300,000 recovery of a 1992 write-down of a private-issuer mortgage-backed security. The 1992 write-down was based on management's assessment that the security had suffered an impairment in value deemed other than temporary. During the first quarter of 1993, the full principal amount and $185,000 of previously unaccrued interest were recovered. There were no sales of investment securities during the years ended December 31, 1994 and 1993.

         Investment securities of $150,453,000 and $205,960,000 at December 31, 1995 and 1994, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

         As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.       LOANS

         Loans consisted of the following at December 31, 1995 and 1994:


(Dollars in thousands)                           1995              1994
-----------------------------------------------------------------------

Real estate:
  Mortgage - Commercial                      $371,089          $331,207
  Mortgage - Residential                      343,118           334,018
  Construction                                 48,131            53,175
Commercial, financial
  and agricultural                            165,812           211,738
Installment                                    67,210            66,848
-----------------------------------------------------------------------
                                              995,360           996,986
Unearned income                                 5,004             5,018
-----------------------------------------------------------------------
     Total                                   $990,356          $991,968
-----------------------------------------------------------------------


         In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans in 1995 follows:


(Dollars in thousands)
----------------------------------------------------------

Balance, beginning of year                          $6,312
Additions                                            5,016
Repayments                                          (3,380)
Other changes                                       12,301
----------------------------------------------------------
   Balance, end of year                            $20,249
----------------------------------------------------------

         The amount of other changes represents sales of loans originated by the Bank (included in additions) and the net change in loans due to entities that were not considered related parties for the entire year.

         Impaired loans at December 31, 1995, all of which had related allowance for loan losses established (see note 5), amounted to $8,567,000 and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans during 1995 amounted to $15,797,000. Interest income recognized on such loans amounted to $1,300,000 in 1995, of which $492,000 was earned on nonaccrual loans, and $715,000 was recorded on restructured loans still accruing interest.

         Nonaccrual loans at December 31, 1995 and 1994 were $3,583,000 and $16,056,000, respectively. The Bank collected and recognized interest of $533,000 on nonaccrual loans in 1995. The Bank would have recognized additional interest income of $308,000 had these loans been accruing interest throughout 1995. Additionally, the Bank collected interest of $61,000 on charged-off loans in 1995.

         Restructured loans still accruing interest at December 31, 1995 and 1994 amounted to $5,974,000 and $8,486,000, respectively. During 1995, the Bank recognized interest income of $616,000 on these loans in accordance with their original and restructured contractual terms.

         Substantially all of the Bank's loans are to residents of, or companies doing business in, the State of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

5.       ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses were as follows:

(Dollars in thousands)                                             1995             1994              1993
----------------------------------------------------------------------------------------------------------
Balance, beginning of year                                      $18,296          $17,131           $15,378
Provision for loan losses                                         3,300            3,300             3,200
----------------------------------------------------------------------------------------------------------
                                                                 21,596           20,431            18,578
----------------------------------------------------------------------------------------------------------
Charge-offs                                                      (1,821)          (2,519)           (1,642)
Recoveries                                                          381              384               195
----------------------------------------------------------------------------------------------------------
  Net charge-offs                                                (1,440)          (2,135)           (1,447)
----------------------------------------------------------------------------------------------------------
  Balance, end of year                                          $20,156          $18,296           $17,131
----------------------------------------------------------------------------------------------------------

         Changes in the allowance for loan losses for impaired loans (included in the above amounts) for 1995 were as follows:

(Dollars in thousands)
---------------------------------------------------------------------

Balance, beginning of year                                       $2,540
Provision for loan losses                                           584
Net charge-offs                                                   (943)
---------------------------------------------------------------------
  Balance, end of year                                           $2,181
---------------------------------------------------------------------

6.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31, 1995 and 1994:


(Dollars in thousands)                         1995              1994
---------------------------------------------------------------------
Land                                         $6,000            $6,000
Office buildings and leasehold
  improvements                               19,828            18,246
Furniture, fixtures and equipment            13,561            13,077
---------------------------------------------------------------------
                                             39,389            37,323
Less accumulated depreciation and
  amortization                               13,937            13,106
---------------------------------------------------------------------
  Net                                       $25,452           $24,217
---------------------------------------------------------------------

         Depreciation and amortization of premises and equipment were charged to the following operating expenses:

                                                                                                                   Useful
(Dollars in thousands)                                                   1995          1994          1993           lives
---------------------------------------------------------------------------------------------------------
Net occupancy                                                            $925          $787          $751         1 to 35
                                                                                                                    years
Equipment                                                               1,649         1,599         1,400         2 to 20
                                                                                                                    years
---------------------------------------------------------------------------------------------------------
   Total                                                               $2,574        $2,386        $2,151
---------------------------------------------------------------------------------------------------------

7.       INVESTMENT IN PARTNERSHIP

         CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The partnership developed an office building complex in Honolulu known as Central Pacific Plaza, part of which serves as the Company's headquarters.
CPB Properties, Inc. contributed cash of $846,000 and land with a carrying value of $1,381,000. CPB Properties, Inc. recorded its contribution to the partnership at book value. The partnership has agreed to a value of $5,200,000 for the land and has credited the subsidiary with a contribution of $6,046,000. For accounting purposes, the difference between the $1,381,000 carrying value of the land and the $5,200,000 value of the land agreed upon by the partnership in determining the amount of the contribution would be recognized, if at all, only upon the sale of the subsidiary's interest in the partnership or upon the sale of the land and building by the partnership.

         Financial information of CKSS Associates is summarized as follows:

Condensed Balance Sheets
December 31, 1995 and 1994
(Dollars in thousands)                                                              1995              1994
--------------------------------------------------------------------------------------------------------------------
Assets:
   Office building
     (including land valued at $5,200)                                           $39,521           $25,832
   Development in process                                                              -            12,286
   Deferred costs                                                                  2,925             2,469
   Other assets                                                                      862               772
--------------------------------------------------------------------------------------------------------------------
     Total assets                                                                $43,308           $41,359

Liabilities and Partners' Equity:
   Notes payable                                                                 $22,500           $20,600
   Other liabilities                                                                 729             2,265
   Partners' equity                                                               20,079            18,494
--------------------------------------------------------------------------------------------------------------------
     Total liabilities and partners' equity                                      $43,308           $41,359
--------------------------------------------------------------------------------------------------------------------

Condensed Statements of Income
Years ended December 31, 1995,
   1994 and 1993

(Dollars in thousands)                                             1995             1994              1993
--------------------------------------------------------------------------------------------------------------------
Revenues:
   Rental income from bank                                       $2,132           $1,925            $1,785
   Other rental income
     and other revenues                                           5,173            5,603             6,033
--------------------------------------------------------------------------------------------------------------------
     Total revenues                                               7,305            7,528             7,818
Total costs and expenses                                          4,860            4,804             4,810
--------------------------------------------------------------------------------------------------------------------
     Net income                                                  $2,445           $2,724            $3,008
--------------------------------------------------------------------------------------------------------------------

Development in Process

     In 1995 CKSS Associates completed its development of a four-story office building known as the Kaimuki Plaza in Kaimuki, on the island of Oahu, Hawaii, on land owned by CPB Properties, Inc. During 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are as follows:

                  1996 through 2002               $300,000
                  2003 through 2007                360,000

Thereafter, and until the end of the lease term, annual minimum lease payments are $360,000 per year. Lease rent paid to CPB Properties, Inc. during the years ended December 31, 1995 and 1994 was $300,000 and $250,000, respectively.

Notes Payable

         At December 31, 1995, notes payable included $10,700,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $11,800,000 due to Central Pacific Bank. The note payable to Sumitomo with an outstanding balance of $10,700,000 and a note payable to the Bank with an outstanding balance of $500,000, both due on November 18, 1996, are secured by a mortgage on Central Pacific Plaza. The remaining $11,300,000 payable to the Bank represents the outstanding balance on a $12,200,000 facility due on August 10, 2001, which is secured by the leasehold interest in the Kaimuki Plaza and a second mortgage on Central Pacific Plaza. All loans are priced at 0.75% above the London Interbank Offered Rate ("LIBOR"). The weighted average interest rate on these notes was 6.636% at December 31, 1995.

8.  DEPOSITS

     Certificates of deposit with balances of $100,000 or more were $260,254,000 and $203,249,000 at December 31, 1995 and 1994,
respectively.

     Interest expense on certificates of deposit with balances of $100,000 or more was $13,564,000, $6,661,000 and $5,336,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

9.       FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
         REPURCHASE

         Federal funds purchased generally mature on the day following the date of purchase. Securities sold under agreements to repurchase, with a weighted average contractual maturity of 182 days at December
31, 1995, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1995, the underlying securities were held in a custodial account subject to Bank control.

         A summary of Federal funds purchased and securities sold under agreements to repurchase follows:

(Dollars in thousands)                                                      1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Federal funds purchased:
   Amount outstanding at
      December 31                                                           $  -             $  -             $  -
   Average amount outstanding
      during year                                                          3,296              282              145
   Highest month-end balance
      during year                                                         42,000           11,000                -
   Weighted average interest rate
      on balances outstanding
      at December 31                                                           -                -                -
   Weighted average interest rate
      during year                                                         5.926%           4.819%           3.167%
--------------------------------------------------------------------------------------------------------------------
Securities sold under agreements
  to repurchase:
   Amount outstanding at
      December 31                                                         $2,500          $67,355           $9,130
   Average amount outstanding
      during year                                                         45,357           29,534            3,126
   Highest month-end balance
      during year                                                         68,483           67,355            9,130
   Weighted average interest rate
      on balances outstanding
      at December 31                                                      5.688%           5.048%           2.781%
   Weighted average interest rate
      during  year                                                        5.629%           4.421%           2.990%
--------------------------------------------------------------------------------------------------------------------

10.      OTHER BORROWED FUNDS

         A summary of FHLB advances and other short-term borrowings at December 31, 1995 and 1994 follows:

(Dollars in thousands)                                                                       1995             1994
------------------------------------------------------------------------------------------------------------------
FHLB intermediate-term advances with a
  weighted average interest rate of 6.204% and
  6.173% at December 31, 1995 and 1994,
  respectively                                                                            $81,107          $68,307
FHLB overnight advances                                                                         -           25,000
Other short-term borrowings                                                                   997            1,017
------------------------------------------------------------------------------------------------------------------
  Total                                                                                   $82,104          $94,324
------------------------------------------------------------------------------------------------------------------

     FHLB advances are secured by the Bank's holdings of stock of the FHLB, other unencumbered investment securities and certain real estate loans in accordance with the collateral provisions of the Advances, Security and Deposit Agreement dated May 8, 1991, between the Bank and the FHLB. The Bank had available to it additional unused FHLB advances of approximately $29,000,000 at December 31, 1995.

     At December 31, 1995 approximate maturities of FHLB advances and other short-term borrowings were as follows:


(Dollars in thousands)
---------------------------------------------------------------------
Year ending December 31:
  1996                                                        $33,265
  1997                                                         23,157
  1998                                                            626
  1999                                                            637
  2000                                                         10,316
  Thereafter                                                   14,103
---------------------------------------------------------------------
     Total                                                    $82,104
---------------------------------------------------------------------


11.      EMPLOYEE STOCK OWNERSHIP PLAN

         The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20 percent per year starting the second year of participation. The Bank made contributions of $1,195,000, $1,164,000 and $1,350,000 for 1995,
1994 and 1993, respectively, which were charged to salaries and employee benefits.

         On November 8, 1991, after obtaining the approval of the boards of directors of the Company and the Bank, the trust purchased 125,000 shares of newly issued common stock of the Company. The purchase was made with cash obtained through a four-year term loan for $2,000,000 from Sumitomo, $500,000 in existing funds held in the ESOP trust account and $350,000 in Bank contributions. A portion of the shares purchased was pledged as security for the loan.

         The Company guaranteed repayment of the loan, and the Bank was obligated to make cash contributions to the trust in amounts sufficient to enable the trust to make four annual principal payments of $500,000 plus interest on the loan. The interest rate floated at LIBOR plus 1 percent, for periods of 3, 6, or 12 months at the option of the borrower.

         For financial reporting purposes, the ESOP loan was recorded as a liability, and stockholders' equity was reduced by a like amount. As principal payments were made, the liability was reduced and stockholders' equity was increased by the amounts paid. The ESOP loan was paid in full in November 1995.

12.      STOCK OPTION PLAN

         On November 7, 1986, the Company adopted the CPB Inc. 1986 Stock Option Plan ("Stock Option Plan") for the purpose of granting stock options to directors, officers and other key individuals. On April
28, 1992, the stockholders of the Company approved an amendment to the Stock Option Plan which increased from 220,000 to 520,000 the number of shares available for issuance upon the exercise of stock options granted. During 1995, options to purchase 69,600 shares were granted.
At December 31, 1995, stock options to purchase 165,125 shares of the Company's common stock were outstanding, of which 76,437 shares were exercisable. These options expire ten years after the grant date.
The option price on 12,492 shares is $5.39, on 25,088 shares is $14.32, on 64,945 shares is $25.45 and on the remaining 62,600 shares is $26.08. These option prices were based on the fair market value of the common stock on the dates granted. During the year ended December 31, 1995, options on 16,431 shares of the Company's common stock were exercised for a total of 162,235 shares exercised through December 31, 1995.

13.      SHARE PURCHASE AGREEMENT

         On December 16, 1986, the stockholders of the Company ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase 35,025 shares at fair market value (at the time such warrants are exercised), contingent upon the exercise of stock options by the optionees. Warrants for 14,778 shares were exercised in September
1991 at $24.375 per share. Warrants for an additional 11,051 shares were exercisable as of December 31, 1995, subject to the approval of the Federal Reserve Board. Warrants for the remaining 9,196 shares, which expire on December 23, 1996, will be exercisable as stock options are exercised by the optionees.

         In May 1993, Sumitomo exercised warrants for 19,901 shares at $22.80 per share in connection with the Company's issuance of 125,000 shares of common stock to the ESOP in 1991 (see note 11). No warrants were exercised in 1995 or 1994.

14.      PENSION PLAN

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

         As a result of the reactivation, employees for whom benefits became fixed in 1986 continued to accrue additional benefits under the new formula that became effective on January 1, 1991. Employees who were not participants at curtailment, but were subsequently eligible to join, became participants effective January 1, 1991. Under the reactivated plan, benefits are based upon the employees' years of service and their highest average annual salaries in a 60-consec-utive-month period of service, reduced by benefits provided from the Bank's terminated money purchase pension plan.

     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1995 and 1994:

(Dollars in thousands)                                                      1995             1994
--------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Estimated present value of vested benefits                           $(18,436)        $(12,797)
  Estimated present value of nonvested benefits                            (339)            (382)
--------------------------------------------------------------------------------------------------------------------
       Accumulated benefit obligations                                  (18,775)         (13,179)
Value of future pay increases                                            (5,353)          (5,427)
--------------------------------------------------------------------------------------------------------------------
       Projected benefit obligations                                    (24,128)         (18,606)
Plan assets at fair value                                                 18,835           16,087
--------------------------------------------------------------------------------------------------------------------
       Projected benefit obligations in excess of
       plan assets                                                       (5,293)          (2,519)
Unrecognized prior service cost                                            4,334            4,878
Unrecognized net loss resulting from changes
  in plan experience and actuarial
  assumptions                                                              4,811            2,020
Unrecognized net asset being recognized
  over 15 years                                                            (228)            (273)
--------------------------------------------------------------------------------------------------------------------
Prepaid pension cost included in other assets                             $3,624           $4,106
--------------------------------------------------------------------------------------------------------------------

         The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5 percent in 1995 and 8 percent in 1994. The weighted average rate of compensation increase was 5 percent for 1995 and 1994.

         Net pension cost for the years ended December 31, 1995, 1994 and 1993 included the following components:

(Dollars in thousands)                                             1995             1994              1993
----------------------------------------------------------------------------------------------------------
Service cost                                                       $739             $893              $829
Interest cost                                                     1,597            1,518             1,349
Actual (gain) loss on plan assets                               (2,801)              899             (773)
Net amortization and deferral                                     1,989          (1,759)             (136)
----------------------------------------------------------------------------------------------------------
   Net pension cost                                              $1,524           $1,551            $1,269
----------------------------------------------------------------------------------------------------------

         The weighted average discount rate used in determining the net periodic pension cost was 8.0 percent, 6.9 percent, and 7.0 percent in 1995, 1994 and 1993, respectively. The weighted average rate of compensation increase was 5 percent, and the expected long-term rate of return on plan assets was 9 percent for 1995, 1994 and 1993.

         The reactivation of the defined benefit retirement plan on January 1, 1991 resulted in an increase of $5,914,000 in the unrecognized prior service cost, which is being amortized over a period of 13 years.

         In January 1995, the Bank established a Supplemental Executive Retirement Plan ("SERP") which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law. The SERP, which is unfunded, resulted in a net periodic pension cost in 1995, and a corresponding accrued pension liability at December 31, 1995, of $502,000. Weighted average discount rates and rates of compensation increase were consistent with the rates used for the defined benefit retirement plan.

         The Bank also had a money purchase pension plan which covered all full-time employees with at least one year of service. This plan was curtailed on January 1, 1991 as part of the review of the employee benefits program, which resulted in the reactivation of the defined benefit retirement plan. Participants in the money purchase pension plan became fully vested at the time of termination.

15.      PROFIT SHARING PLAN

         The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $793,000, $784,000 and $897,000 for 1995, 1994 and
1993, respectively.

16.      OPERATING LEASES

         The Bank occupies a number of properties under leases which expire on various dates through 2019 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 20 years.

         Total rent expense represents gross rent expense less the net operating income from Company-owned properties of $1,181,000, $1,121,000 and $1,038,000 for 1995, 1994 and 1993, respectively.

         Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:

(Dollars in thousands)                                             1995             1994              1993
----------------------------------------------------------------------------------------------------------
Total rent expense                                               $4,789           $4,164            $4,325
  Less sublease rental income                                      (89)             (83)              (86)
----------------------------------------------------------------------------------------------------------
  Net                                                            $4,700           $4,081            $4,239
----------------------------------------------------------------------------------------------------------

         The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1995:

                                                                                             Less
                                                                                         sublease               Net
                                                                          Rental           rental            rental
(Dollars in thousands)                                                commitment           income        commitment
--------------------------------------------------------------------------------------------------------------------
Year ending December 31:
  1996                                                                    $3,570              $80            $3,490
  1997                                                                     3,393               76             3,317
  1998                                                                     3,106               67             3,039
  1999                                                                     2,881               62             2,819
  2000                                                                     2,729                -             2,729
  Thereafter                                                              16,333                -            16,333
--------------------------------------------------------------------------------------------------------------------
     Total                                                               $32,012             $285           $31,727
--------------------------------------------------------------------------------------------------------------------

         Rental commitments include $17,469,000 in commitments to CKSS by the Bank for office space in the Central Pacific and Kaimuki Plazas.

         In addition, the Bank and CPB Properties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1995:


                                                                         Minimum
(Dollars in thousands)                                             rental income
--------------------------------------------------------------------------------
Year ending December 31:
  1996                                                                    $1,245
  1997                                                                     1,026
  1998                                                                       886
  1999                                                                       831
  2000                                                                       746
  Thereafter                                                              17,485
--------------------------------------------------------------------------------
     Total                                                               $22,219
--------------------------------------------------------------------------------


         In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

17.      OTHER EXPENSE

         Components of other expense for the years ended December 31, 1995, 1994 and 1993 were as follows:

(Dollars in thousands)                                               1995                   1994                1993
--------------------------------------------------------------------------------------------------------------------
Charge card                                                        $2,047                 $1,827              $1,648
Insurance                                                           1,580                  2,723               2,701
Advertising                                                         1,200                  1,200               1,202
Stationery and supplies                                               953                  1,099               1,205
Other                                                               7,765                  7,634               6,320
--------------------------------------------------------------------------------------------------------------------
  Total                                                           $13,545                $14,483             $13,076
--------------------------------------------------------------------------------------------------------------------

18.      INCOME AND FRANCHISE TAXES

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

         Components of income tax expense (benefit) for the years ended December 31, 1995, 1994 and 1993 were as follows:

(Dollars in thousands)                                 Current          Deferred            Total
-------------------------------------------------------------------------------------------------
1995:
  Federal                                               $9,025          $(1,676)           $7,349
  State                                                  1,918             (233)            1,685
-------------------------------------------------------------------------------------------------
     Total                                             $10,943          $(1,909)           $9,034
-------------------------------------------------------------------------------------------------
1994:
  Federal                                               $3,920            $3,225           $7,145
  State                                                    798               843            1,641
-------------------------------------------------------------------------------------------------
     Total                                              $4,718            $4,068           $8,786
-------------------------------------------------------------------------------------------------
1993:
  Federal                                               $8,672            $(557)           $8,115
  State                                                  1,926              (15)            1,911
-------------------------------------------------------------------------------------------------
     Total                                             $10,598            $(572)          $10,026
-------------------------------------------------------------------------------------------------

         Income tax expense amounted to $9,034,000, $8,786,000 and $10,026,000 for 1995, 1994 and 1993, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35 percent to income before income taxes and cumulative effect of accounting change) for the following reasons:

(Dollars in thousands)                                               1995                   1994                1993
--------------------------------------------------------------------------------------------------------------------
Computed "expected"
  tax expense                                                      $7,995                 $7,794              $9,015
Increase (decrease) in  taxes
  resulting from:
     Tax-exempt interest                                            (147)                  (194)               (402)
     State franchise tax, net of
        Federal income tax benefit                                  1,095                  1,067               1,242
     Other                                                             91                    119                 171
--------------------------------------------------------------------------------------------------------------------
        Total                                                      $9,034                 $8,786             $10,026
--------------------------------------------------------------------------------------------------------------------

         The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 were as follows:

(Dollars in thousands)                                                                       1995            1994
-----------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                                                               $7,054          $6,404
   Employee retirement benefits                                                             1,404           1,115
   Interest on nonaccrual loans                                                               559             377
   Accrued expenses                                                                           491             395
   Other                                                                                       77              87
-----------------------------------------------------------------------------------------------------------------
     Total deferred tax assets                                                              9,585           8,378
-----------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Deferred gain on curtailed retirement plan                                               2,977           2,977
   FHLB stock dividends received                                                            1,795           1,425
   Investment in unconsolidated subsidiary                                                  1,051             832
   Net deferred gain on investment securities                                                 661           1,067
   Deferred finance fees                                                                      558             238
   Premises and equipment, principally
     due to differences in depreciation                                                       494             762
   Accreted discounts receivable                                                              390             328
   Other                                                                                      291             139
-----------------------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                                                         8,217           7,768
-----------------------------------------------------------------------------------------------------------------
     Net deferred tax assets                                                               $1,368         $   610
-----------------------------------------------------------------------------------------------------------------

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 1995 and 1994.

19.      NET INCOME PER COMMON SHARE

         Net income per common share is calculated by dividing net income by the weighted average number of shares outstanding of 5,240,000, 5,234,000 and 5,216,000 in 1995, 1994 and 1993, respectively. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of per-share data but have been excluded from the computation since the dilutive effect is not material.

20.      BRANCH ACQUISITION

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

21.      CONTINGENT LIABILITIES AND OTHER COMMITMENTS

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

22.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

         At December 31, 1995 and 1994 financial instruments with off-balance-sheet risk were as follows:

                                                                                            Contract or notional
                                                                                                   amount
(Dollars in thousands)                                                              1995                        1994
--------------------------------------------------------------------------------------------------------------------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit                                               $351,072                    $328,971
     Standby letters of credit and
       financial guarantees written                                               22,336                      25,573
--------------------------------------------------------------------------------------------------------------------

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

         In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial
Instruments." SFAS No. 119 amends SFAS No. 105, "Disclosures of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," and
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 119 requires the disclosure of comparable information for options and other similar financial instruments that previously were not within the scope of SFAS No. 105. SFAS No. 119 defines a "derivative" financial instrument as a future, forward, swap, option contract or other financial instrument with similar characteristics.
The Bank does not use futures, forwards, swaps or option contracts either for trading or for any other purposes, with the exception of a limited amount of foreign exchange forward contracts used to satisfy customer and operational needs. Foreign exchange forward contracts outstanding at December 31, 1995 and 1994 were not material.

23.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

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

Deposit Liabilities

         The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits and interest-bearing demand and savings accounts, is equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Other Borrowed Funds and Employee Stock Ownership Plan Note Payable

         The fair value of FHLB advances is estimated by discounting scheduled cash flows over the contractual borrowing period at the estimated market rate for similar borrowing arrangements. Due to the short-term nature of the instruments, the fair value of other short-term borrowings approximates carrying value. Likewise, the fair value of the ESOP note payable, which repriced frequently as discussed in note 11, was based on its carrying value.

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


                                                                      December 31, 1995               December 31, 1994
                                                                  ------------------------        ------------------------
                                                                  Carrying      Estimated         Carrying        Estimated
(Dollars in thousands)                                              amount     fair value           amount       fair value
----------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                                         $50,274        $50,274          $61,604          $61,604
   Interest-bearing deposits in other banks                          7,140          7,140           40,277           40,277
   Investment securities                                           283,627        284,281          243,788          239,035
   Loans                                                           990,356        990,653          991,968          987,876
   Accrued interest receivable                                       9,454          9,454            9,781            9,781
   Due from customers on acceptances                                 1,443          1,443            1,459            1,459

Financial liabilities:
   Deposits:
     Noninterest-bearing deposits                                  170,494        170,494          162,776          162,776
     Interest-bearing demand and savings deposits                  515,242        515,242          552,998          552,998
     Time deposits                                                 452,583        453,780          366,135          364,581
        Total deposits                                           1,138,319      1,139,516        1,081,909        1,080,355
   Federal funds purchased and securities sold under
   agreements to repurchase                                          2,500          2,505           67,355           67,355
   FHLB advances                                                    81,107         81,343           93,307           89,486
   Other short-term borrowings                                         997            997            1,017            1,017
   Bank acceptances outstanding                                      1,443          1,443            1,459            1,459
   Accrued interest payable (included in other liabilities)          4,914          4,914            6,758            6,758
   Employee stock ownership plan note payable                            -              -              500              500

Off-balance-sheet financial instruments:
   Commitments to extend credit                                    351,072          1,308          328,971              854
   Standby letters of credit and financial guarantees written       22,336            168           25,573              192
---------------------------------------------------------------------------------------------------------------------------

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

         Fair value estimates are based on existing on- and off-bal-ance-sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. For example, significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, premises and equipment and intangible assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

24.      DECLARATION OF DIVIDENDS

         The board of directors, at a special meeting held on December 5, 1995, declared a fourth quarter cash dividend of $0.24 per share in addition to the three quarterly cash dividends previously declared for a total of $0.92 per share for the year ended December 31, 1995.

25.      PARENT COMPANY AND REGULATORY RESTRICTIONS

         At December 31, 1995, retained earnings of the parent company, CPB Inc., included $82,587,000 of equity in undistributed income of the Bank.

         The Bank, as a Hawaii State chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 1995, the retained earnings of the Bank totaled
$82,660,000.

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

         The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution's capital category declines from "undercapitalized" to "critically undercapitalized." As of December 31, 1995, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

         Condensed financial statements, solely of the parent company, CPB Inc., follow:

Condensed Balance Sheets
December 31, 1995 and 1994
(Dollars in thousands, except per share data)                                                1995             1994
------------------------------------------------------------------------------------------------------------------
Assets:
   Cash                                                                                      $844             $585
   Investment securities:
      Held to maturity                                                                          -            2,577
      Available for sale                                                                    7,823            4,926
   Investment in and advances to subsidiary
      bank, at equity in underlying net assets                                            125,125          114,588
   Accrued interest receivable and other assets                                                55              106
------------------------------------------------------------------------------------------------------------------
      Total assets                                                                       $133,847         $122,782
------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
   Employee stock ownership plan note payable                                                $  -             $500
   Other liabilities                                                                        1,340            1,179
------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                     1,340            1,679
------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, no par value, authorized
      1,000,000 shares, none issued                                                             -                -
   Common stock, no par value, stated value
      $1.25 per share; authorized 25,000,000
      shares; issued and outstanding 5,251,762
      and 5,235,331 shares at December 31, 1995
      and 1994, respectively                                                                6,565            6,544
   Surplus                                                                                 45,337           45,178
   Retained earnings                                                                       80,370           71,386
   Unrealized gain (loss) on investment
        securities net of taxes                                                               235          (1,505)
------------------------------------------------------------------------------------------------------------------
                                                                                          132,507          121,603
   Employee stock ownership plan shares
      purchased with debt                                                                       -            (500)
------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                          132,507          121,103
------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                         $133,847         $122,782
------------------------------------------------------------------------------------------------------------------

Condensed Statements of Income
Years ended December 31, 1995, 1994
    and 1993

(Dollars in thousands)                                                      1995             1994             1993
------------------------------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiary bank                                          $4,782           $4,623           $4,516
   Interest income:
     Interest on interest-bearing
        deposits in other banks                                                -                -                1
     Interest on investment securities                                       333              254              209
     Interest from subsidiary bank                                            55               30               19
   Investment securities gains                                                60                -                -
------------------------------------------------------------------------------------------------------------------
        Total income                                                       5,230            4,907            4,745
Total expenses                                                               281              251              225
------------------------------------------------------------------------------------------------------------------
        Income before income taxes and
           equity in undistributed income of
           subsidiary bank                                                 4,949            4,656            4,520
Income taxes                                                                  65               13                1
------------------------------------------------------------------------------------------------------------------
       Income before  equity  in  undistributed
           income of subsidiary bank                                       4,884            4,643            4,519
Equity in undistributed income of
   subsidiary bank                                                         8,924            8,840           11,421
------------------------------------------------------------------------------------------------------------------
        Net income                                                       $13,808          $13,483          $15,940

Condensed Statements of Cash Flows - Years ended December 31, 1995, 1994 and 1993

(Dollars in thousands)                                                      1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                             $13,808          $13,483          $15,940
  Adjustments to reconcile net income to net cash provided by operating activities:
    Deferred income tax expense                                                -               34                2
    Equity in undistributed income of subsidiary bank                    (8,924)          (8,840)         (11,421)
    Other,net                                                                130               11               46
--------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                           5,014            4,688            4,567
--------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease in interest-bearing deposits in other banks                     -                -            3,019
  Proceeds from maturities of investment securities held to maturity       2,560                            65,200
  Purchases of investment securities held to maturity                          -          (2,666)         (68,200)
  Proceeds from maturities of investment securities available for sale         -           34,700                -
  Purchases of investment securities available for sale                  (2,844)         (32,693)                -
  Investment in and advances to subsidiary bank                               65             (19)              (2)
--------------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities                 (219)            (678)               17
--------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from sale of common stock                                         180               44              610
  Dividends paid                                                         (4,716)          (4,606)          (4,483)
--------------------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                             (4,536)          (4,562)          (3,873)
--------------------------------------------------------------------------------------------------------------------
       Net increase (decrease) in cash and cash equivalents                  259            (552)              711
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
  At beginning of year                                                       585            1,137              426
--------------------------------------------------------------------------------------------------------------------
  At end of year                                                            $844             $585           $1,137
--------------------------------------------------------------------------------------------------------------------

26.      ACCOUNTING PRONOUNCEMENTS

         In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121, effective for fiscal years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The applica-tion of SFAS No. 121, effective from January 1, 1996, is not expected to have a material impact to the consolidated financial statements of the Company.

         In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65." SFAS No. 122, effective on a prospective basis for fiscal years beginning after December 15, 1995, requires mortgage banking enterprises and other entities (i.e., commercial banks and thrift institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise) to recognize as separate assets the rights to service mortgage loans for others. SFAS No. 122 also requires the assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights. The application of SFAS No. 122, effective from January 1, 1996, is not expected to have a material impact to the consolidated financial statements of the Company.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123, effective for fiscal years beginning after December 15, 1995, establishes a fair value based method of accounting for stock-based compensation, but does not require an entity to adopt the new method for purposes of preparing its basic financial statements. For entities not adopting the new method, SFAS No. 123 requires that they disclose in their footnotes pro forma net income and earnings per share information as if the fair value based method had been adopted. The Company plans to comply with the disclosure requirements of SFAS No. 123 in its consolidated financial statements for 1996.

27.      QUARTERLY INFORMATION (UNAUDITED)

         A summary of unaudited quarterly operating results for the years ended December 31, 1995 and 1994 follows:

(Dollars in thousands, except per share data)       First quarter  Second quarter   Third quarter  Fourth quarter     Total
---------------------------------------------------------------------------------------------------------------------------
1995:
  Interest income                                         $25,964         $27,458         $27,500         $26,880  $107,802
  Net interest income                                      15,372          16,092          15,908          15,685    63,057
  Provision for loan losses                                   825             825             825             825     3,300
  Net interest income after provision for loan losses      14,547          15,267          15,083          14,860    59,757
  Income before income taxes                                5,694           5,840           6,143           5,165    22,842
  Net income                                                3,442           3,523           3,711           3,132    13,808
  Net income per share                                       0.66            0.67            0.71            0.60      2.64
---------------------------------------------------------------------------------------------------------------------------
1994:
  Interest income                                         $22,486         $22,779         $23,568         $24,960   $93,793
  Net interest income                                      15,318          15,406          15,628          15,841    62,193
  Provision for loan losses                                   825             825             825             825     3,300
  Net interest income after provision for loan losses      14,493          14,581          14,803          15,016    58,893
  Income before income taxes                                5,127           5,808           5,814           5,520    22,269
  Net income                                                3,126           3,480           3,546           3,331    13,483
  Net income per share                                       0.60            0.66            0.68            0.64      2.58
---------------------------------------------------------------------------------------------------------------------------

Independent Auditors' Report

The Stockholders and Board of Directors of CPB Inc.:

         We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

         As discussed in note 1 to the consolidated financial statements, the Company changed its methods of accounting for impaired loans in 1995, investment securities in 1994 and income taxes in 1993.



KPMG PEAT MARWICK LLP
Honolulu, Hawaii
February 23, 1996

Common Stock
Price Range & Dividends


         The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1995 and 1994 as reported by Nasdaq and cash dividends declared for those years.

                                                                                                              Cash
                                                                                                         dividends
                                                                           High               Low         declared
------------------------------------------------------------------------------------------------------------------
1995:
     First quarter                                                       $25.69            $23.50            $0.22
     Second quarter                                                       27.00             23.50             0.22
     Third quarter                                                        35.50             25.50             0.24
     Fourth quarter                                                       33.75             30.50             0.24
------------------------------------------------------------------------------------------------------------------
         Year                                                            $35.50            $23.50            $0.92
------------------------------------------------------------------------------------------------------------------
1994:
     First quarter                                                       $27.25            $24.75            $0.22
     Second quarter                                                       29.00             24.50             0.22
     Third quarter                                                        28.75             24.75             0.22
     Fourth quarter                                                       26.00             22.25             0.22
------------------------------------------------------------------------------------------------------------------
         Year                                                            $29.00            $22.25            $0.88
------------------------------------------------------------------------------------------------------------------


         The last sales price of the common stock as of January 31, 1996 as reported by Nasdaq was $32.75 per share.

         On January 31, 1996, there were approximately 2,407 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

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

APPENDIX I

BAR GRAPHS:

Deposits (In Millions)

91             $991
92            1,074
93            1,078
94            1,082
95            1,138

Net Loans (In Millions)

91             $882
92              886
93              929
94              974
95              970

Net Income (In Millions)

91            $12.7
92             14.6
93             15.9
94             13.5
95             13.8

APPENDIX II

Bar Graphs:

Return on Average Assets (Percent)

91             1.21
92             1.23
93             1.29
94             1.03
95             1.00

Return on Average Stockholders Equity (Percent)

91            15.11
92            15.36
93            14.88
94            11.48
95            10.79

Net Interest Margin
Taxable Equivalent (Percent)

91             5.48
92             5.31
93             5.42
94             5.18
95             4.95