Form 10-K405, Exhibit 13
period 1996-12-31
CPB INC
filed 1997-03-28
CIK 701347

EXHIBIT 13

Selected Consolidated Financial Data

         The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1996, 1995 and 1994, and with respect to the consolidated balance sheets at December 31, 1996 and 1995, are derived from the consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors, included elsewhere in this Annual Report. The selected statements of income data for the years 1993 and 1992, and the selected balance sheet data at December 31, 1994, 1993 and 1992, are derived from audited consolidated financial statements which are not included in this Annual Report.

                                                                       Year ended December 31,

(Dollars in thousands, except per share data)            1996           1995          1994        1993         1992
---------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
Total interest income                                  $104,287       $107,802       $93,793     $91,995      $96,712
Total interest expense                                   41,679         44,745        31,600      30,922       39,447
Net interest income                                      62,608         63,057        62,193      61,073       57,265
Provision for loan losses                                 2,500          3,300         3,300       3,200        2,700
Net interest income after provision for loan losses      60,108         59,757        58,893      57,873       54,565
Other operating income                                   10,771         10,764        10,708      11,169        9,089
Other operating expense                                  47,552         47,679        47,332      43,284       39,933
Income before income taxes and cumulative effect
     of accounting change                                23,327         22,842        22,269      25,758       23,721
Income taxes                                              9,236          9,034         8,786      10,026        9,119
Net income                                               14,091         13,808        13,483      15,940<F1>   14,602
---------------------------------------------------------------------------------------------------------------------
Balance Sheet Data (Year-End):
Interest-bearing deposits in other banks                $26,297         $7,140       $40,277      $5,039      $13,104
Federal funds sold                                           --             --            --       5,000        5,000
Investment securities <F2>                              240,458        283,627       243,788     250,668      230,902
Loans                                                 1,041,976        990,356       991,968     945,768      901,565
Allowance for loan losses                                19,436         20,156        18,296      17,131       15,378
Total assets                                          1,403,165      1,371,909     1,381,539   1,303,102    1,253,663
Core deposits <F3>                                      859,280        878,065       878,660     900,218      907,852
Total deposits                                        1,123,614      1,138,319     1,081,909   1,078,326    1,074,055
Long-term debt                                          115,840         81,107        68,307      80,881       61,483
Total stockholders' equity                              140,882        132,507       121,103     113,188      100,733
---------------------------------------------------------------------------------------------------------------------
Per Share Data:
Net income                                                $2.68          $2.64         $2.58       $3.06        $2.81
Cash dividends declared                                    0.96           0.92          0.88        0.88         0.80
Book value                                                26.74          25.23         23.13       21.64        19.39
Weighted average shares outstanding (in thousands)        5,265          5,240         5,234       5,216        5,192
---------------------------------------------------------------------------------------------------------------------
Financial Ratios:
Return on average assets                                   1.04%          1.00%         1.03%       1.29%        1.23%
Return on average stockholders' equity                    10.27          10.79         11.48       14.88        15.36
Average stockholders' equity to average assets            10.09           9.29          8.99        8.70         8.03
Net interest margin <F4>                                   4.89           4.87          5.10        5.34         5.24
Net charge-offs to average loans                           0.32           0.14          0.23        0.16         0.14
Nonperforming assets to year-end loans &
     other real estate <F5>                                1.41           0.59          1.84        0.66         0.64
Allowance for loan losses to year-end loans                1.87           2.04          1.84        1.81         1.71
Allowance for loan losses to nonaccrual loans            143.97         562.55        113.95      382.64       280.72
Dividend payout ratio                                     35.82          34.85         34.11       28.76        28.47
---------------------------------------------------------------------------------------------------------------------

<F1> Includes a $208,000 credit for cumulative effect of accounting change.
<F2> Held-to-maturity securities at amortized cost, available-for-sale securities at fair value in 1996, 1995 and 1994.  At amortized cost in 1993 and 1992.
<F3> Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.
<F4> Computed on a taxable equivalent basis.
<F5> Nonperforming assets include nonaccrual loans and other real estate.

Management's Discussion & Analysis of
Financial Condition & Results of Operations


OVERVIEW

         CPB Inc.'s (the "Company's") net income in 1996 was $14.1 million increasing by 2.0% over the $13.8 million earned in 1995. Net income of $13.5 million was recorded in 1994. The increase in 1996 net income reflected decreases in the provision for loan losses, Federal Deposit Insurance Corporation ("FDIC") deposit insurance premiums and salaries and employee benefits. The return on average assets in 1996 was 1.04%, compared to 1.00% in 1995 and 1.03% in 1994, while the return on average stockholders' equity in 1996 declined to 10.27% from 10.79% in 1995 and 11.48% in 1994. Earnings per share of $2.68 in 1996 increased by 1.5% over the $2.64 in 1995, which increased by 2.3% over the $2.58 in 1994. Cash dividends per share of $0.96 in 1996 increased from $0.92 in 1995 and $0.88 in 1994.

         Total assets of $1,403.2 million at December 31, 1996 increased by 2.3%, net loans of $1,022.5 million increased by 5.4% and stockholders' equity of $140.9 million increased by 6.3% compared to year-end 1995. However, total deposits of $1,123.6 million decreased by 1.3% during 1996. The relatively low asset and loan growth rates and the decrease in deposits reflected the slow economic recovery in the state of Hawaii during 1996. The state's tourism industry improved due to increased visitor arrivals, but this improvement was negated by continued weakness in the construction industry. The Hawaiian economy is expected to grow modestly in 1997; however, a lack of significant improvement may continue to have an adverse impact on the Company's growth and levels of nonperforming loans and related loan losses.

         Certain matters discussed in this Annual Report may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to, among other things, net interest income, net interest margin, the levels of nonperforming loans, loan losses and the allowance for loan losses, partnership income and liquidity that involve certain risks and uncertainties. Important factors that could cause the results to differ from those discussed in this report include, but are not limited to, general business conditions in the state of Hawaii, the real estate market in Hawaii, competitive conditions among financial institutions, regulatory changes in the financial services industry and the other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1996.

RESULTS OF OPERATIONS

Net Interest Income

         Table 1 sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates thereon, and Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the table and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35%. Average balances were computed on a daily average basis. Investment securities are valued at amortized cost, and nonaccrual loans are included in total loans for purposes of computing yields.

         Net interest income in 1996 of $62.8 million decreased by 0.8% from $63.3 million in 1995, which increased by 1.3% over $62.5 million in 1994.

         Total interest income in 1996 of $104.5 million decreased by 3.2% from $108.0 million in 1995, which increased by 14.8% over the $94.1 million earned in 1994. The decrease in interest income in 1996 reflected the decrease in interest earning assets and lower yields compared to 1995. The increase in total interest income in 1995 over 1994 was due to volume increase and higher yields resulting from the increase in the general level of interest rates during 1994. Average interest earning assets of $1,285.1 million decreased by 1.0% from $1,297.7 million in 1995, which increased by 5.9% over the $1,225.1 million average in 1994. The average yield on interest earning assets decreased to 8.13% from 8.32% in 1995, which increased from 7.68% in 1994.

         Interest and fees on loans of $88.3 million in 1996 decreased by 3.2% from $91.3 million in 1995, which increased by 15.5% over 1994.
Average loans increased by 0.6% in 1996 and by 6.0% in 1995, while the average yield on loans was 8.74% in 1996 compared with 9.09% in 1995 and 8.34% in 1994. Interest on taxable and tax-exempt investment securities of $15.8 million in 1996 increased by 9.6% over 1995, which increased by 3.4% over 1994. The increases during the last two years were due to increases in average investment securities of 5.2% in 1996 and 1.0% in 1995 and in average yield which increased to 5.80% from 5.69% in 1995 and 5.55% in 1994. Interest on deposits in other banks decreased by $1.6 million or 79.1% due primarily to two large short-term deposits received from customers in 1995 which were invested in interest-bearing deposits in other banks or in Federal funds.

         Interest expense in 1996 of $41.7 million decreased by 6.9% from $44.7 million in 1995, which increased by 41.6% over 1994. Despite the trend of deposit movement from savings and money market accounts into higher-yielding certificates of deposit, the decrease in effective rates paid on deposits in 1996 combined with the decrease in average interest-bearing liabilities by 2.5% from 1995 resulted in lower interest expense for 1996. The large increase in interest expense in 1995 was a result of the increase in the general level of interest rates in 1994 combined with the aforementioned deposit movement to certificates of deposit. Additionally, average interest-bearing liabilities in

Table 1. Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

                                                                           Year ended December 31,
                                                  1996                               1995                               1994
                                     -----------------------------      ---------------------------  -----------------------------
                                                   Average Amount                   Average Amount                 Average Amount
                                     Average       Yield/  of           Average     Yield/  of       Average       Yield/  of
(Dollars in thousands)               Balance       Rate    Interest     Balance     Rate    Interest Balance       Rate    Interest
----------------------------------------------------------------------------------------------------------------------------------
Assets:

Interest earning assets:

   Interest-bearing deposits in
      other banks                    $    7,924    5.28%  $    418      $ 34,224    5.84%   $ 1,998  $   24,673    4.27%   $ 1,054
   Federal funds sold                        22    4.55          1         5,666    5.93        336       1,849    3.52         65
   Taxable investment
     securities<F1>                     261,934    5.94     15,568       250,101    5.68     14,198     242,137    5.55     13,437
   Tax-exempt investment
     securities<F1>                       4,917    4.47        220         3,631    5.76        209       8,984    5.48        492
   Loans<F2>                          1,010,255    8.74     88,310     1,004,094    9.09     91,260     947,433    8.34     79,043
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets   1,285,052    8.13    104,517     1,297,716    8.32    108,001   1,225,076    7.68     94,091
Nonearning assets                        74,678                           79,019                         80,625
-----------------------------------------------------------------------------------------------------------------------------------
   Total assets                      $1,359,730                       $1,376,735                     $1,305,701
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders'
 Equity:

Interest-bearing liabilities:

   Interest-bearing demand deposits  $   94,389    1.36%  $  1,284     $  98,303    1.36%   $ 1,335  $  104,847    1.36%   $ 1,423
   Savings and money market deposits    392,603    2.80     10,977       414,988    3.12     12,940     459,282    2.45     11,264
   Time deposits under $100,000         194,950    4.80      9,348       188,574    4.78      9,021     163,479    3.77      6,161
   Time deposits $100,000 and over      266,821    5.16     13,755       249,215    5.44     13,564     184,427    3.61      6,661
   Short-term borrowings                  8,844    5.52        488        50,703    5.64      2,860      32,873    4.49      1,476
   Long-term debt                        96,741    6.02      5,827        79,942    6.29      5,025      76,277    6.05      4,615
-----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing
       liabilities                    1,054,348    3.95     41,679     1,081,725    4.14     44,745   1,021,185    3.09     31,600
Noninterest-bearing deposits            153,288                          152,002                        152,941
Other liabilities                        14,923                           15,075                         14,145
Stockholders' equity                    137,171                          127,933                        117,430
-----------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
      stockholders' equity           $1,359,730                       $1,376,735                     $1,305,701
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       $ 62,838                          $63,256                        $62,491
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                4.89%                            4.87%                          5.10%
-----------------------------------------------------------------------------------------------------------------------------------

<F1>  At amortized cost.
<F2>  Includes nonaccrual loans.

1995 increased by 5.9% over 1994. The effective rate on interest-bearing liabilities was 3.95% in 1996 compared to 4.14% in 1995 and 3.09% in 1994.

     As a result, net interest margin increased to 4.89% in 1996 from 4.87% in 1995, which decreased from 5.10% in 1994.

Provision and Allowance for Loan Losses

         The provision for loan losses is determined by Management's ongoing evaluation of the loan portfolio and assessment of the ability of the allowance for loan losses ("Allowance") to cover inherent losses. The Company provided $2,500,000, $3,300,000 and $3,300,000 to the Allowance in 1996, 1995
and 1994, respectively. Net loan charge-offs of $3,220,000 in 1996 were comprised of $1,986,000 in loans secured by real estate, $554,000 in commercial and industrial loans and $680,000 in consumer loans. Net loan charge-offs were $1,440,000 in 1995 and $2,135,000 in 1994. Net loan charge-offs expressed as a percentage of average loans were 0.32%, 0.14% and 0.23% in 1996, 1995 and 1994, respectively. The increase in charge-offs in 1996 was mainly due to partial charge-offs on several residential mortgage loans and two commercial loans secured by real estate.

         The Allowance expressed as a percentage of loans was 1.87% at December 31, 1996, and 2.04% and 1.84% at the previous two year-ends. The decrease in this ratio in 1996 was due to higher net loan charge-offs and the recent growth of the loan portfolio. Management believes that the current level of provision for loan losses is consistent with the state of Hawaii's relative economic stability experienced during the last three years. Delinquencies, bankruptcies and foreclosures occurring in 1996 were the result of past economic conditions which had been provided for in the Allowance in previous years. Notwithstanding the increase in nonperforming assets since 1992, the Company's net loan charge-offs have remained relatively low as a percentage of total loans. During the fourth quarter of 1996, higher than anticipated charge-offs were recorded, related primarily to planned foreclosures on residential mortgages and the deterioration of one borrower's financial condition, which prompted management to increase the provision for loan losses. Should current economic conditions continue, adverse effects on borrowers' financial situations and collateral values may negatively impact nonperforming assets, charge-offs and provision for loan losses.

Table 2. Analysis of Changes in Net Interest Income (Taxable Equivalent)

                                                                                     Year ended December 31,
                                                                    1996 Compared to 1995                1995 Compared to 1994
                                                               ------------------------------      ------------------------------
                                                                      Increase (Decrease)                 Increase (Decrease)
                                                                       Due to Change in:                   Due to Change in:
                                                                     -------------------                 -------------------
(Dollars in thousands)                                         Volume     Rate       Net Change    Volume      Rate     Net Change
----------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:

   Interest-bearing deposits in other banks                   $(1,536)    $  (44)    $(1,580)      $  408       $536        $944
   Federal funds sold                                            (335)        --        (335)         134        137         271
   Taxable investment securities                                  672        698       1,370          442        319         761
   Tax-exempt investment securities                                74        (63)         11         (293)        10        (283)
   Loans                                                          560     (3,510)     (2,950)       4,726      7,491      12,217
----------------------------------------------------------------------------------------------------------------------------------
     Total interest earning assets                               (565)    (2,919)     (3,484)       5,417      8,493      13,910
----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:

   Interest-bearing demand deposits                               (53)         2         (51)         (89)         1         (88)
   Savings and money market deposits                             (698)    (1,265)     (1,963)      (1,085)     2,761       1,676
   Time deposits under $100,000                                   305         22         327          946      1,914       2,860
   Time deposits $100,000 and over                                958       (767)        191        2,339      4,564       6,903
   Short-term borrowings                                       (2,361)       (11)     (2,372)         801        583       1,384
   Long-term debt                                               1,057       (255)        802          222        188         410
----------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing liabilities                          (792)    (2,274)     (3,066)       3,134     10,011      13,145
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $  227    $  (645)    $  (418)      $2,283    $(1,518)       $765
----------------------------------------------------------------------------------------------------------------------------------

Nonperforming Assets

         Table 3 sets forth nonperforming assets, accruing loans which were delinquent for 90 days or more and restructured loans still accruing interest at the dates indicated.

         Total nonperforming assets, accruing loans delinquent for 90 days or more, and restructured loans still accruing interest totaled $33,866,000 at December 31, 1996, compared to $20,977,000 at year-end 1995, an increase of 61.4%. Nonaccrual loans of $13,500,000 increased during 1996 from $3,583,000 in 1995 primarily due to four commercial real estate loans and several residential mortgage loans. A $1.6 million commercial loan secured by a retail/apartment complex and various other properties and a $6.0 million loan secured by commercial properties in Honolulu are in the workout process. Two loans totaling $2.7 million to a borrower are secured by residential properties, one of which is in the foreclosure process. Specific allocations for these loans have been made in the Allowance. Other real estate of $1,235,000 decreased from the $2,231,000 held at year-end 1995. Loans delinquent for 90 days or more of $6,313,000 decreased from $9,189,000 reported a year ago, primarily due to the transfer of a large commercial real estate loan to nonaccrual status. Delinquencies were primarily comprised of residential mortgage loans. Restructured loans still accruing interest totaled $12,818,000, increasing from $5,974,000 at year-end 1995, and were comprised of loans to three borrowers. Loans totaling $6.0 million to a borrower are secured by commercial property, loans totaling $3.8 million to another borrower are secured by commercial and residential properties, and loans totaling $3.0 million to the third borrower are secured by various commercial and residential properties, all of which had specific allocations in the Allowance.

         Accounting for nonperforming assets is discussed in note 1 to the consolidated financial statements on pages 21 and 22 of this Annual Report.

Table 3. Nonperforming Assets, Past Due Loans and Restructured Loans

                                                                                                 December 31,
(Dollars in thousands)                                                            1996     1995     1994      1993      1992
------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                               $13,500    $ 3,583   $16,056  $ 4,477   $ 5,478
Other real estate                                                                1,235      2,231     2,242    1,750       296
------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                                                   14,735      5,814    18,298    6,227     5,774
Loans delinquent for 90 days or more                                             6,313      9,189    12,872   19,820     7,383
Restructured loans still accruing interest                                      12,818      5,974     8,486       --        --
------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or more
   and restructured loans still accruing interest                              $33,866    $20,977   $39,656  $26,047   $13,157
------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets as a percentage of loans and other real estate         1.41%      0.59%     1.84%    0.66%     0.64%
------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets and loans delinquent for 90 days or more
   as a percentage of loans and other real estate                                 2.02%      1.51%     3.14%    2.75%     1.46%
------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of
   loans and other real estate                                                    3.25%      2.11%     3.99%    2.75%     1.46%
------------------------------------------------------------------------------------------------------------------------------

Other Operating Income

         Table 4 sets forth components of other operating income and the total as a percentage of average assets.

         Other operating income of $10,771,000 increased by 0.1% over 1995, which increased by 0.5% over 1994. Service charges on deposit accounts of $2,795,000 and other service charges and fees of $5,545,000 increased by 5.7% and 5.5%, respectively. Partnership income is derived from the Company's 50% investment in CKSS Associates, which owns the Company's headquarters building and the Kaimuki Plaza which was completed in the fourth quarter of 1994. The investment in partnership is discussed in note 7 to the consolidated financial statements on page 27 of this Annual Report. Partnership income totaled $681,000 in 1996, decreasing by 44.3% from 1995 due to depreciation and interest expense related to the Kaimuki Plaza and the effects of vacancies and declines in lease rates resulting from an oversupply of office space in the Honolulu area. Partnership income in 1995 decreased by 10.2%
from 1994. Fees on foreign exchange of $876,000 in 1996 decreased by 17.4% mainly due to a reduction in volume. Forward foreign exchange contracts are discussed in note 1 to the consolidated financial statements on page 23 of this Annual Report. Other income of $880,000 increased by 70.2% due to a one-time credit of $191,000 in interest income on income tax refunds received.

Other Operating Expense

         Table 5 sets forth components of other operating expense and the total as a percentage of average assets.

         Total other operating expense of $47,552,000 in 1996 decreased by 0.3% from 1995, which increased by 0.7% over 1994. Salaries and employee benefits of $24,998,000 decreased by 2.8% from 1995, which increased by 2.1% over 1994. Contributing to the decrease was the revision of the defined benefit pension plan during the year which reduced pension expense by $484,000 or 31.7%. A bonus and other expenses related to the retirement of the chairman of the board in 1995 also contributed to the decrease in 1996. A nonrecurring expense was recognized in 1994 related to a special retirement bonus offered to qualifying individuals who elected to retire by April 1, 1994. Total costs of the voluntary early retirement program, which included the retirement bonus, accumulated vacation pay and related payroll taxes thereon, amounted to approximately $915,000, which the Company expected to recover by lowering salary and employee benefit levels.

         Net occupancy expense of $6,833,000 in 1996 increased by 16.3% over 1995, which increased by 14.9% over 1994, primarily due to the opening of five branches during the last two years. Equipment expense of $2,690,000 increased by 5.7% in 1996 over 1995, which increased by 0.7% over 1994, primarily due to investments in personal computers related to additional locations and development of the Bank's communications network. Other expense of $13,031,000 decreased by 3.7% from 1995, which also decreased by 6.6% from 1994. FDIC deposit insurance premiums decreased by $1,242,000 and $1,158,000 in 1996 and 1995, respectively, due to the reduction in premium rate effective in June 1995. Charge card related expenses increased by $408,000 or 19.9% mainly due to an increase in interchange fees, and expenses related to legal, audit and professional services increased by $286,000 or 39.3%. Regulatory examination fees and consulting fees related to business recovery planning contributed to the increase.

Income Taxes

         Income tax expense totaled $9,236,000 in 1996, compared to $9,034,000 in 1995 and $8,786,000 in 1994. The effective tax rate was 39.6%, 39.6% and 39.5%, respectively.

Table 4. Components of Other Operating Income

                                                                         Year ended December 31,
(Dollars in thousands)                                         1996               1995               1994
----------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                          $ 2,795            $ 2,645             $2,750
Other service charges and fees                                 5,545              5,258              5,076
Partnership income                                               681              1,223              1,362
Fees on foreign exchange                                         876              1,060                980
Investment securities (losses) gains                              (6)                61                 --
Other                                                            880                517                540
----------------------------------------------------------------------------------------------------------
      Total                                                  $10,771            $10,764            $10,708
----------------------------------------------------------------------------------------------------------
Total other operating income as a
      percentage of average assets                              0.79%              0.78%              0.82%
-----------------------------------------------------------------------------------------------------------

Table 5. Components of Other Operating Expense

                                                                          Year ended December 31,
(Dollars in thousands)                                         1996               1995               1994
--------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                $24,998            $25,728            $25,209
Net occupancy                                                   6,833              5,873              5,112
Equipment                                                       2,690              2,545              2,528
Other                                                          13,031             13,533             14,483
--------------------------------------------------------------------------------------------------------------------------
     Total                                                    $47,552            $47,679            $47,332
--------------------------------------------------------------------------------------------------------------------------

Total other operating expense as a
     percentage of average assets                                3.50%              3.46%              3.63%
--------------------------------------------------------------------------------------------------------------------------

Financial Condition

         Table 6 sets forth the distribution of assets, liabilities and stockholders' equity.

         Average total assets of $1,359.7 million in 1996 decreased by $17.0 million or 1.2% from 1995, which increased by $71.0 million or 5.4% over 1994. Average loans of $1,010.3 million increased by $6.2 million or 0.6% and by $56.7 million or 6.0% in the respective periods. The recent performance of assets, loans and deposits reflected the level of economic activity in the state of Hawaii, compounded by increased competition. Average taxable and tax-exempt investment securities of $266.9 million increased by 5.2% over 1995, which increased by 1.2% over 1994. Interest-bearing deposits in other banks averaged $7.9 million in 1996, compared to $34.2 million in 1995 and $24.7 million in 1994.

         Commercial and residential mortgage loans of $781.7 million at year-end 1996 increased by 9.4%, and consumer loans of $78.4 million increased by 16.7% compared to year-end 1995. Commercial loans of $142.4 million decreased by 14.1%, and construction loans of $43.7 million decreased by 9.2% during the same period. Note 4 to the consolidated financial statements on page 25 of this Annual Report sets forth loan information by category.

         Average total deposits of $1,102.1 million in 1996 decreased by $1.0 million or 0.1% from 1995, which increased by $38.1 million or 3.6% over 1994. Average core deposits (noninterest-bearing demand, interest-bearing demand, savings, money market and time deposits under $100,000) of $835.2 million in 1996 decreased from $853.9 million in 1995 and $880.5 million in 1994. Average time deposits $100,000 and over increased to $266.8 million from $249.2 million in 1995 and $184.4 million in 1994, continuing the trend since 1994 of customers transferring funds into higher yielding deposits. Average short-term borrowings and long-term debt of $105.6 million in 1996 decreased by 19.2% from 1995, which increased by 19.7% over 1994. These funds were primarily comprised of $96.7 million, $79.9 million

Table 6. Distribution of Assets, Liabilities and Stockholders' Equity

                                                                               Year ended December 31,
                                                                  1996                  1995                       1994
                                                           -----------------      -----------------         -----------------
                                                         Average     Percent    Average      Percent      Average       Percent
(Dollars in thousands)                                   Balance     to Total   Balance      to Total     Balance       to Total
--------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                               $   38,959     2.9%    $   40,633      2.9%      $   43,986       3.4%
   Interest-bearing deposits in other banks                   7,924     0.6         34,224      2.5           24,673       1.9
   Federal funds sold                                            22      --          5,666      0.4            1,849       0.1
   Taxable investment securities                            261,934    19.3        250,101     18.2          242,137      18.6
   Tax-exempt investment securities                           4,917     0.3          3,631      0.3            8,984       0.7
   Loans                                                  1,010,255    74.3      1,004,094     72.9          947,433      72.5
   Allowance for loan losses                                (20,018)   (1.5)       (19,661)    (1.4)         (18,395)     (1.4)
   Premises and equipment                                    24,756     1.8         24,377      1.8           23,565       1.8
   Other assets                                              30,981     2.3         33,670      2.4           31,469       2.4
--------------------------------------------------------------------------------------------------------------------------------
         Total assets                                    $1,359,730   100.0%    $1,376,735    100.0%      $1,305,701     100.0%
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
   Deposits:
      Noninterest-bearing demand                         $  153,288    11.3%    $  152,002     11.0%      $  152,941      11.7%
      Interest-bearing demand                                94,389     6.9         98,303      7.1          104,847       8.0
      Savings and money market                              392,603    28.9        414,988     30.2          459,282      35.2
      Time deposits under $100,000                          194,950    14.3        188,574     13.7          163,479      12.5
      Time deposits $100,000 and over                       266,821    19.6        249,215     18.1          184,427      14.1
--------------------------------------------------------------------------------------------------------------------------------
         Total deposits                                   1,102,051    81.0      1,103,082     80.1        1,064,976      81.5
   Short-term borrowings                                      8,844     0.7         50,703      3.7           32,873       2.5
   Long-term debt                                            96,741     7.1         79,942      5.8           76,277       5.9
   Other liabilities                                         14,923     1.1         15,075      1.1           14,145       1.1
--------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                1,222,559    89.9      1,248,802     90.7        1,188,271      91.0
   Stockholders' equity                                     137,171    10.1        127,933      9.3          117,430       9.0
--------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders'
         equity                                          $1,359,730   100.0%    $1,376,735    100.0%      $1,305,701     100.0%
--------------------------------------------------------------------------------------------------------------------------------

and $76.3 million in advances from the Federal Home Loan Bank of Seattle ("FHLB") in 1996, 1995 and 1994, respectively. These advances provide medium- and long-term financing for loan customers.

Asset/Liability Management

         The Company's net interest margin is subject to the risk of interest rate fluctuations to the extent that rate-sensitive assets and rate-sensitive liabilities mature or re-price during differing periods or in differing amounts. Asset/liability management is the coordination of the Company's rate-sensitive assets and rate sensitive liabilities to minimize interest rate risk while maintaining targeted levels of return, liquidity and capital.

         The Company's asset/liability management policy is to minimize interest rate risk and optimize net interest margin by closely matching its level of rate-sensitive assets and rate-sensitive liabilities. The Company's asset/liability committee monitors interest rate risk through the use of income simulation and rate shock analyses. This process is designed to measure the impact of future changes in interest rates on net interest margin. Any identified exposures to net interest margin are managed through the shortening or lengthening of the duration of the Company's assets and/or liabilities. The Company's asset/liability management activities do not include the use of derivative financial instruments, such as interest rate swaps, futures or options.

         Table 7 sets forth information concerning the interest rate sensitivity of the Company's assets, liabilities and stockholders' equity at December 31, 1996. The assumptions used in determining interest rate sensitivity of various asset and liability products had a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest re-pricing date or maturity.
All interest-bearing demand and savings balances are included in the three months or less category, even though re-pricing of these accounts is not contractually required and may not actually occur during that period.

         As shown in Table 7, the amount of liabilities being re-priced exceeds the amount of assets in the three months or less and the over three through six months categories. In the remaining time periods, re-pricing assets exceed re-pricing liabilities. Generally, where rate-sensitive liabilities exceed rate-sensitive assets, net interest margin is expected to be negatively impacted during periods of increasing interest rates and positively impacted during periods of decreasing interest rates. Accordingly, net interest margin improved slightly in 1996, when market interest rates declined. The Company's net interest margin during the last three years has also been adversely impacted by a slowdown in loan demand, competitive loan and deposit pricing and the reduction in core deposits.

Table 7.  Rate Sensitivity of Assets, Liabilities and Stockholders'
Equity

                                                                               Over One
                                                        Over        Over Six   Year
                                            Three       Three       Through    Through    Over
                                            Months      Through     Twelve     Three      Three       Nonrate
(Dollars in thousands)                      or Less     Six Months  Months     Years      Years       Sensitive    Total
-----------------------------------------------------------------------------------------------------------------------------
Assets:

   Interest-bearing deposits
     in other banks                          $ 26,297   $      --    $     --  $     --   $      --    $     --    $   26,297
   Federal funds sold                              --          --          --        --          --          --            --
   Investment securities                       39,137      23,639      26,977    66,867      68,904      14,934       240,458
   Loans                                      377,620      92,063     129,058   318,418     111,317      13,500     1,041,976
   Other assets                                    --          --          --        --          --      94,434        94,434
-----------------------------------------------------------------------------------------------------------------------------
     Total assets                             443,054     115,702     156,035   385,285     180,221     122,868     1,403,165
-----------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:

Noninterest-bearing deposits                       --          --          --        --          --     168,170       168,170
Interest-bearing deposits                     662,102     122,141     118,225    51,411       1,565          --       955,444
   Short-term borrowings                        1,427       3,000       1,000        --          --          --         5,427
   Long-term debt                              55,674         135      12,276    16,188      31,567          --       115,840
   Other liabilities                               --          --          --        --          --      17,402        17,402
   Stockholders' equity                            --          --          --        --          --     140,882       140,882
-----------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders'
      equity                                  719,203     125,276     131,501    67,599      33,132     326,454     1,403,165
-----------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap               $(276,149)  $  (9,574)  $  24,534  $317,686   $ 147,089   $(203,586)   $       --
-----------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap    $(276,149)  $(285,723)  $(261,189) $ 56,497   $ 203,586   $      --    $       --
-----------------------------------------------------------------------------------------------------------------------------

Capital Resources

         The Company's objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met. Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System and the FDIC are as follows. In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component
(Tier I), essentially common stockholders' equity, less intangible assets, and a supplemental component (Tier II), which includes the allowance for loan losses up to 1.25% of risk-weighted assets, and a system for assigning assets and off-balance sheet items to one of four risk-weighted categories. The capital standards require a minimum Tier I risk-based capital ratio of 4.00% and total risk-based capital ratio (Tier I plus Tier II) of 8.00%. The Federal Reserve Board and the FDIC have also adopted a 3.00% minimum leverage ratio which is Tier I capital as a percentage of total assets. Higher-risk banks as measured by the Federal regulatory rating system are expected to maintain capital well above the minimum leverage ratio requirement.

         In addition, effective December 19, 1992, FDIC-insured institutions such as the Bank must maintain leverage, Tier I and total risk-based capital ratios of at least 5%, 6% and 10%, respectively, to be considered "well capitalized" under the prompt corrective action provisions of the FDIC Improvement Act of 1991.

         Table 8 sets forth the Company's and Bank's capital ratios as of the dates indicated.

         Capital levels for the Company and the Bank were well in excess of minimum regulatory required levels at December 31, 1996 and 1995. The relatively low rate of asset growth over the last three years, coupled with stable earnings, contributed to the excess.

Liquidity

         The Company's objective in managing its liquidity is to maintain a balance between sources and uses of funds in order to most economically meet the cash requirements of customers for loans and deposit withdrawals and participate in investment and lending opportunities as they arise. Management monitors the Company's liquidity position in relation to trends of loan demand and deposit growth on a daily basis to assure maximum utilization and maintenance of an adequate level of readily marketable assets and access to short-term funding sources.

         The consolidated statements of cash flows identify three major sources and uses of cash as operating, investing and financing activities. Cash generated from operations represents a major source of liquidity. As presented in the consolidated statements of cash flows on page 20 of this Annual Report, the Company's operating activities provided a stable source of cash totaling $22.5 million, $24.0 million and $24.4 million in 1996, 1995 and 1994, respectively.

         Investing activities represent a use of cash, with the increase being attributed primarily to the growth of the Company's loan and investment securities portfolios. Net cash used in investing activities during 1996 amounted to $34.3 million, compared to $10.1 million in 1995 and $90.7 million in 1994. Net loan originations of $54.8 million in 1996 matched the 1994 level of $53.0 million, compared to $2.1 million in 1995. Activities from investment securities and interest-bearing deposits in other banks provided net cash of $22.8 million in 1996 compared to net cash used of $4.6 million in 1995 and $32.4 million in 1994.

         In addition to cash flows from operating activities, financing activities generally provided funding for the growth in loans and investment securities with increased deposits supplemented by the Company's borrowing sources. The Company's borrowing sources have included short-term sources such as Federal funds purchased and securities sold under agreements to repurchase and longer-term FHLB advances.

Table 8. Regulatory Capital Ratios

                                                           December 31, 1996              December 31, 1995
                                                      -------------------------      -------------------------
                                                      Required   Actual   Excess     Required   Actual   Excess
----------------------------------------------------------------------------------------------------------------
Company:

  Tier I risk-based capital ratio                       4.00%     12.10%  8.10%       4.00%     12.35%    8.35%
  Total risk-based capital ratio                        8.00      13.35   5.35        8.00      13.61     5.61
  Leverage capital ratio                                3.00      10.28   7.28        3.00       9.61     6.61
----------------------------------------------------------------------------------------------------------------
Bank:

  Tier I risk-based capital ratio                       6.00%     11.27%  5.27%       6.00%     11.05%    5.05%
  Total risk-based capital ratio                       10.00      12.53   2.53       10.00      12.31     2.31
  Leverage capital ratio                                5.00       9.60   4.60        5.00       8.99     3.99
----------------------------------------------------------------------------------------------------------------

         Except for 1995, deposits have been a net user of cash during the last three years, reflecting the lack of economic growth in the state of Hawaii. Deposits declined by $14.7 million in 1996 and $7.2 million in 1994 compared to an increase of $56.4 million in 1995. The composition of the Bank's deposits reflected a trend since 1994 of increases in certificates of deposit due to the attraction of higher interest rates. The increase in 1995 was primarily due to an increase in time deposits of $100,000 and over of approximately $57.0 million. The increase in such deposits was subject to the Bank's internal policy guidelines to minimize the risks associated with these types of deposit products. The Company's total borrowings increased by $36.7 million in 1996 after decreasing by $77.1 million in 1995 and increasing by $65.7 million in 1994. The increase in total borrowings in 1996 reflected the increase in loans originated and the decrease in deposits, usually a net cash provider. Accordingly, net cash provided by financing activities approximated $17.1 million in 1996 and $64.7 million in 1994, compared to the $25.2 million used in 1995.

         The increase in loans outstanding was funded primarily by increases in borrowings from the FHLB. The Bank's core deposits of $859.3 million at December 31, 1996 decreased by 2.1%, and time deposits of $100,000 and over of $264.3 million increased by 1.5% from a year ago. Although the Company's liquidity was relatively stable during 1996, management's concern over the lack of deposit growth has caused the Bank to increase its branch network and place increased emphasis on marketing and sales efforts in order to enhance core deposit growth.

         The primary uses of funds, as reflected in the Company's parent company condensed statements of cash flows, of approximately $5.1 million, $4.7 million and $4.6 million in 1996, 1995 and 1994, respectively, were for the payment of dividends. The Company's primary source of funds was dividends received from the Bank of approximately $5.1 million, $4.8 million and $4.6 million in 1996, 1995 and 1994, respectively. As presented in note 25 to the consolidated financial statements on page 36 of this Annual Report, the Bank's retained earnings, as defined, is the maximum amount permitted to be distributed as a dividend without prior regulatory approvals. At December 31, 1996, retained earnings of the Bank approximated $91.6 million.

Supplementary Financial Information
SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

A summary of unaudited quarterly operating results for the years ended December 31, 1996 and 1995 follows:


(Dollars in thousands, except per share data)       First quarter  Second quarter   Third quarter  Fourth quarter     Total
---------------------------------------------------------------------------------------------------------------------------
1996:
  Interest income                                         $26,375         $25,835         $25,848         $26,802  $104.287
  Net interest income                                      15,786          15,681          15,504          15,637    62,608
  Provision for loan losses                                   450             450             450           1,150     2,500
  Net interest income after provision for loan losses      15,336          15,231          15,054          14,487    60,108
  Income before income taxes                                5,885           5,938           6,211           5,293    23,327
  Net income                                                3,554           3,577           3,757           3,203    14,091
  Net income per share                                       0.68            0.68            0.71            0.61      2.68
---------------------------------------------------------------------------------------------------------------------------
1995:
  Interest income                                         $25,964         $27,458         $27,500         $26,800  $107,802
  Net interest income                                      15,372          16,092          15,908          15,685    63,057
  Provision for loan losses                                   825             825             825             825     3,300
  Net interest income after provision for loan losses      14,547          15,267          15,083          14,860    59,757
  Income before income taxes                                5,694           5,840           6,143           5,165    22,842
  Net income                                                3,442           3,523           3,711           3,132    13,808
  Net income per share                                       0.66            0.67            0.71            0.60      2.64
---------------------------------------------------------------------------------------------------------------------------

Consolidated Balance Sheets

CPB INC. AND SUBSIDIARY - DECEMBER 31, 1996 AND 1995

(Dollars in thousands, except per share data)                                        1996             1995
------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                                          $   55,534       $    50,274
Interest-bearing deposits in other banks                                             26,297            7,140
Investment securities:
   Held to maturity, at amortized cost (fair value of $109,288 and $137,347
     at December 31, 1996 and 1995, respectively)                                   109,244          136,693
   Available for sale, at fair value                                                131,214          146,934
------------------------------------------------------------------------------------------------------------
     Total investment securities                                                    240,458          283,627
------------------------------------------------------------------------------------------------------------
Loans                                                                             1,041,976          990,356
   Less allowance for loan losses                                                    19,436           20,156
------------------------------------------------------------------------------------------------------------
     Net loans                                                                    1,022,540          970,200
------------------------------------------------------------------------------------------------------------
Premises and equipment                                                               25,072           25,452
Accrued interest receivable                                                           8,674            9,454
Investment in partnership                                                             6,902            6,221
Due from customers on acceptances                                                     1,162            1,443
Other assets                                                                         16,526           18,098
------------------------------------------------------------------------------------------------------------
     Total assets                                                                $1,403,165       $1,371,909
------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits:
   Noninterest-bearing deposits                                                  $  168,170       $  170,494
   Interest-bearing deposits                                                        955,444          967,825
------------------------------------------------------------------------------------------------------------
     Total deposits                                                               1,123,614        1,138,319
Short-term borrowings                                                                 5,427            3,497
Long-term debt                                                                      115,840           81,107
Bank acceptances outstanding                                                          1,162            1,443
Other liabilities                                                                    16,240           15,036
------------------------------------------------------------------------------------------------------------
     Total liabilities                                                            1,262,283        1,239,402
------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, no par value, authorized 1,000,000 shares, none issued               --               --
   Common stock, no par value, stated value $1.25 per share;
     authorized 25,000,000 shares; issued and outstanding 5,268,874 and
     5,251,762 shares at December 31, 1996 and 1995, respectively                     6,586            6,565
   Surplus                                                                           45,481           45,337
   Retained earnings                                                                 89,405           80,370
   Unrealized (loss) gain on investment securities, net of taxes                       (590)             235
------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                     140,882          132,507
------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                  $1,403,165       $1,371,909
------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(Dollars in thousands, except per share data)                                     1996            1995             1994
------------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                                   $ 88,157        $91,134          $78,939
   Interest and dividends on investment securities:
      Taxable interest                                                            14,454         13,336           12,632
      Tax-exempt interest                                                            143            136              298
      Dividends                                                                    1,114            862              805
   Interest on deposits in other banks                                               418          1,998            1,054
   Interest on Federal funds sold                                                      1            336               65
------------------------------------------------------------------------------------------------------------------------
         Total interest income                                                   104,287        107,802           93,793
------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on deposits                                                           35,364         36,860           25,509
   Interest on short-term borrowings                                                 488          2,860            1,476
   Interest on long-term debt                                                      5,827          5,025            4,615
------------------------------------------------------------------------------------------------------------------------
      Total interest expense                                                      41,679         44,745           31,600
------------------------------------------------------------------------------------------------------------------------
      Net interest income                                                         62,608         63,057           62,193
Provision for loan losses                                                          2,500          3,300            3,300
------------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses                         60,108         59,757           58,893
------------------------------------------------------------------------------------------------------------------------
Other operating income:
   Service charges on deposit accounts                                             2,795          2,645            2,750
   Other service charges and fees                                                  5,545          5,258            5,076
   Partnership income                                                                681          1,223            1,362
   Fees on foreign exchange                                                          876          1,060              980
   Investment securities (losses) gains                                               (6)            61               --
   Other                                                                             880            517              540
------------------------------------------------------------------------------------------------------------------------
      Total other operating income                                                10,771         10,764           10,708
------------------------------------------------------------------------------------------------------------------------
Other operating expense:
   Salaries and employee benefits                                                 24,998         25,728           25,209
   Net occupancy                                                                   6,833          5,873            5,112
   Equipment                                                                       2,690          2,545            2,528
   Other                                                                          13,031         13,533           14,483
------------------------------------------------------------------------------------------------------------------------
      Total other operating expense                                               47,552         47,679           47,332
------------------------------------------------------------------------------------------------------------------------
      Income before income taxes                                                  23,327         22,842           22,269
Income taxes                                                                       9,236          9,034            8,786
------------------------------------------------------------------------------------------------------------------------
      Net income                                                                $ 14,091        $13,808          $13,483
------------------------------------------------------------------------------------------------------------------------
Per common share:
   Net income                                                                   $   2.68        $  2.64          $  2.58
   Cash dividends declared                                                          0.96           0.92          $  0.88
------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                               Unrealized           Employee
                                                                               (loss) gain on       stock ownership
                                                                               investment           plan shares
                                                  Common            Retained   securities,          purchased
(Dollars in thousands, except per share data)     stock    Surplus  earnings   net of taxes         with debt      Total
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                      $6,538   $45,140   $62,510         $     --          $ (1,000)   $113,188
Net income                                            --        --    13,483               --                --      13,483
Cash dividends declared ($0.88 per share)             --        --    (4,607)              --                --      (4,607)
5,000 shares of common stock issued                    6        38        --               --                --          44
Net change in unrealized (loss) gain
     on investment securities, net of taxes           --        --        --           (1,505)               --      (1,505)
Reduction of employee stock ownership plan
     obligation guaranteed by Company                 --        --        --               --               500         500
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                       6,544    45,178    71,386           (1,505)             (500)    121,103
Net income                                            --        --    13,808               --                --      13,808
Cash dividends declared ($0.92 per share)             --        --    (4,824)              --                --      (4,824)
16,431 shares of common stock issued                  21       159        --               --                --         180
Net change in unrealized (loss) gain
     on investment securities, net of taxes           --        --        --            1,740                --       1,740
Reduction of employee stock ownership plan
     obligation guaranteed by Company                 --        --        --               --               500         500
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                       6,565    45,337    80,370              235                --     132,507
Net Income                                            --        --    14,091               --                --      14,091
Cash dividends declared ($0.96 per share)             --        --    (5,056)              --                --      (5,056)
17,112 shares of common stock issued                  21       144        --               --                --         165
Net change in unrealized (loss) gain
 on investment securities, net of taxes               --        --        --             (825)               --        (825)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                      $6,586   $45,481   $89,405         $   (590)         $     --    $140,882
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(Dollars in thousands)                                                                      1996        1995        1994
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                               $14,091    $13,808     $ 13,483
  Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                               2,500      3,300        3,300
     Provision for depreciation and amortization                                             2,716      2,574        2,386
     Net amortization and accretion of investment securities                                   949      1,755        2,719
     Net loss (gain) on investment securities                                                    6        (61)          --
     Federal Home Loan Bank stock dividends received                                        (1,114)      (862)      (1,216)
     Net change in loans held for sale                                                        (655)       872        6,408
     Deferred income tax (benefit) expense                                                  (1,121)    (1,909)       4,068
     Partnership income                                                                       (681)    (1,223)      (1,362)
     Decrease (increase) in accrued interest receivable and other assets                     4,292      5,669       (6,306)
     Increase in other liabilities                                                           1,548         59          949
---------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                           22,531     23,982       24,429
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from maturities of and calls on investment securities held to maturity           46,803     56,891       83,311
  Purchases of investment securities held to maturity                                      (20,306)   (51,618)     (56,550)
  Proceeds from sales of investment securities available for sale                           17,807      7,964           --
  Proceeds from maturities of and calls on investment securities available for sale         33,991      4,171       79,334
  Purchases of investment securities available for sale                                    (36,341)   (55,188)    (103,218)
  Net (increase) decrease  in interest-bearing deposits in other banks                     (19,157)    33,137      (35,238)
  Net loan originations over principal repayments                                          (54,804)    (2,089)     (52,978)
  Loans acquired in branch acquisition                                                          --         --       (2,656)
  Purchases of premises and equipment                                                       (2,372)    (4,116)      (3,321)
  Net proceeds from disposal of premises and equipment                                          36        307           --
  Distributions from partnership                                                                --        430          600
---------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                              (34,343)   (10,111)     (90,716)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net (decrease) increase in deposits                                                      (14,705)    56,410       (7,238)
  Deposits acquired in branch acquisition                                                       --         --       10,821
  Proceeds from long-term  debt                                                             67,000     32,120       14,600
  Repayments of long-term debt                                                             (32,267)   (19,320)     (27,174)
  Net increase (decrease) in short-term borrowings                                           1,930    (89,875)      78,292
  Cash dividends paid                                                                       (5,051)    (4,716)      (4,606)
  Proceeds from sale of common stock                                                           165        180           44
---------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities                                 17,072    (25,201)      64,739
---------------------------------------------------------------------------------------------------------------------------
        Net increase (decrease) in cash and cash equivalents                                 5,260    (11,330)      (1,548)
Cash and cash equivalents:
        At beginning of year                                                                50,274     61,604       63,152
---------------------------------------------------------------------------------------------------------------------------
        At end of year                                                                     $55,534    $50,274     $ 61,604
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest                                                   $41,700    $46,589     $ 29,663
  Cash paid during the year for income taxes                                                 7,588     11,048        7,634
---------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
  Transfer of held-to-maturity securities to available-for-sale category                   $    --    $18,331     $ 59,019
  Reclassification of loans to other real estate                                               619      1,389          891
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
CPB INC.  AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Business

         CPB Inc.'s (the "Company's") sole operating subsidiary, Central Pacific Bank (the "Bank"), is a full-service commercial bank which had 26 banking offices located throughout the state of Hawaii at December 31, 1996. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans. The Bank also offers a variety of deposit instruments. These include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

         Other services include cash management services, merchant windows, traveler's checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank's Trust Division offers management, asset custody and general consultation and planning services.

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

Cash and Cash Equivalents

         For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks.

Investment Securities

         The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. Trading securities, of which the Company had none at December 31, 1996 and 1995, are reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses, net of taxes, included as a separate component of stockholders' equity. Held-to-maturity debt securities are reported at amortized cost.

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

         In accordance with the implementation guidance provided in the special report, the Company transferred approximately $18,331,000 of investment securities previously classified as held to maturity to the available-for-sale category on December 27, 1995.

         Gains and losses from the disposition of investment securities are computed using the specific identification method.

Loans

         Loans are stated at the principal amount outstanding, net of unearned income. Unearned income represents net deferred loan fees which are recognized over the life of the related loan as an adjustment to yield.

         Loans held for sale, consisting primarily of fixed-rate residential mortgage loans which were originated with the intent to sell, amounted to $8,547,00 and $7,892,000 at December 31, 1996 and 1995, respectively, and were valued at the lower of aggregate cost or market value.

         Interest income on loans is generally recognized on an accrual basis. Loans are placed on nonaccrual status when interest payments are 90 days past due, or earlier should management determine that the borrowers will be unable to meet contractual principal and/or interest obligations, unless the loans are well-secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income should management determine that the collectibility of such accrued interest is doubtful. All subsequent receipts are applied to principal outstanding, and no interest income is recognized unless the financial condition and payment record of the borrowers warrant such recognition. A nonaccrual loan may be restored to an accrual basis when principal and interest payments are current and full payment of principal and interest is expected.

Allowance for Loan Losses

         The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged off against the allowance, and all interest previously accrued but not collected is reversed against current period interest income. Subsequent receipts, if any, are credited first to the allowance as recoveries, then to any remaining principal and unaccrued interest.

         Effective January 1, 1995, the Company adopted the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." SFAS Nos. 114 and 118 address the accounting treatment of certain impaired loans. However, these statements do not address the overall adequacy of the allowance for loan losses and do not apply to large groups of smaller-balance homogeneous loans. The Company, considering current information and events regarding the borrower's ability to repay their obligations, treats a loan as impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is considered to be collateral dependent, based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Interest income continues to be recognized on an accrual basis unless the loan is placed on nonaccrual status. Prior periods have not been restated.

         For smaller-balance homogeneous loans (primarily residential real estate and consumer loans), the allowance for loan losses is based upon management's evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. Delinquent installment loans other than charge card loans are charged off after 120 days, unless determined to be adequately collateralized or in imminent process of collection. Delinquent charge card loans are generally charged off within 180 days.

Premises and Equipment

         Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are included in other operating expense and are computed under the straight-line method over the estimated useful lives of the assets or the applicable leases, whichever is shorter. Major improvements and betterments are capitalized, while recurring maintenance and repairs are charged to operating expense. Net gains or losses on dispositions of premises and equipment are included in other operating expense.

Intangible Assets

         Intangible assets are carried at the lower of amortized cost or fair value and are included in other assets. Intangible assets totaled $491,000 and $477,000 at December 31, 1996 and 1995, respectively, and were comprised of mortgage servicing rights and deposit purchase premiums, which represent the excess of purchase price over the estimated fair value of net assets acquired from two branch acquisitions. Intangible assets are amortized on a straight-line basis over their estimated benefit periods. Amortization expense amounted to $114,000, $100,000 and $112,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Accumulated amortization amounted to $519,000 and $405,000 at December 31, 1996 and 1995, respectively.

Other Real Estate

         Other real estate, included in other assets, is composed of properties acquired through foreclosure proceedings. Properties acquired through foreclosure are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its new cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other operating income or expense. Other real estate amounted to $1,235,000 and $2,231,000 at December 31, 1996 and 1995, respectively.

Income Taxes

         Deferred tax assets and liabilities are recognized using the liability method for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Forward Foreign Exchange Contracts

         The Bank periodically is a party to a limited amount of forward foreign exchange contracts to satisfy customer requirements for foreign currencies. These contracts are not utilized for trading purposes and are carried at market value, with realized gains and losses included in fees on foreign exchange. Net (losses) gains for 1996, 1995 and 1994 were ($6,000), $0 and $6,000, respectively.

Use of Estimates

         The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. With respect to the allowance for loan losses, the Company believes the allowance for loan losses is adequate to provide for potential losses on loans and other extensions of credit, including off-balance sheet credit exposures. While the Company utilizes available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in the state of Hawaii. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

Reclassifications

         Certain amounts in the consolidated financial statements and notes thereto for the previous two years have been reclassified to conform with the current year's presentation. Such reclassifications had no effect on the Company's results of operations.

Accounting Changes

         Impairment of Long-Lived Assets and Long-Lived Assets to be
         Disposed Of

         The Company adopted the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
Assets to be disposed of are reported at the lower of the carrying amount or fair value less estimated selling expenses. Adoption of SFAS No. 121 did not have a material impact on the Company's consolidated financial statements.

         Mortgage Servicing Rights

         The Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," on January 1, 1996.
SFAS No. 122 requires an entity engaged in mortgage banking activities to recognize as separate assets any rights to service mortgage loans for others based on their relative fair values, if it is practicable to estimate those fair values. SFAS No. 122 also requires a servicer to assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of SFAS No. 122 was not material to the consolidated financial statements of the Company. However, SFAS No. 122 could have a material impact on the Company's future consolidated financial statements should market conditions result in an increased volume of mortgage banking activities or the recognition of impairment valuation allowances.

         Stock Option Plan

         Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted
SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1994 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

2.       RESERVE REQUIREMENTS

         The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 1996 and 1995 was $27,453,000 and $18,831,000,
respectively.

3.       INVESTMENT SECURITIES

         A summary of investment securities at December 31, 1996 and 1995 follows:

                                                                           Gross                  Gross           Estimated
                                                        Amortized          unrealized             unrealized      fair
(Dollars  in  thousands)                                cost               gains                  losses          value
---------------------------------------------------------------------------------------------------------------------------
1996:
Held to Maturity:
  U.S. Treasury and
      other U.S.
      Government agencies                                $100,153            $   348               $  320          $100,181
  States and political
      subdivisions                                          9,091                 25                    9             9,107
---------------------------------------------------------------------------------------------------------------------------
        Total                                            $109,244            $   373               $  329          $109,288
---------------------------------------------------------------------------------------------------------------------------
Available for Sale:
   U.S. Treasury and
      other U.S.
      Government agencies                                $114,330            $   168               $1,159          $113,339
States and political
      subdivisions                                          2,784                  7                   --             2,791
Private-issuer mortgage-
      backed securities                                       148                  2                   --               150
Federal Home Loan Bank
      of Seattle stock                                     14,934                 --                   --            14,934
---------------------------------------------------------------------------------------------------------------------------
        Total                                            $132,196            $   177               $1,159          $131,214
---------------------------------------------------------------------------------------------------------------------------
1995:
Held to Maturity:
  U.S. Treasury and
     other U.S. Government
     agencies                                            $125,073            $   980               $  399          $125,654
  States and political
     subdivisions                                          11,620                 82                    9            11,693
----------------------------------------------------------------------------------------------------------------------------
       Total                                             $136,693            $ 1,062               $  408          $137,347
----------------------------------------------------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasury and
    other U.S. Government
    agencies                                             $129,331            $   848               $  480          $129,699
  States and political
    subdivisions                                            2,831                  7                    2             2,836
  Private-issuer mortgage-
    backed securities                                         560                 18                   --               578
  Federal Home Loan Bank of Seattle
    stock                                                  13,821                 --                   --            13,821
----------------------------------------------------------------------------------------------------------------------------
       Total                                             $146,543             $  873               $  482          $146,934
----------------------------------------------------------------------------------------------------------------------------

      The amortized cost and estimated fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                         Estimated
                                                                       Amortized         fair
(Dollars in thousands)                                                 cost              value
--------------------------------------------------------------------------------------------------
Held to Maturity:
  Due in one year or less                                                $30,243           $30,207
  Due after one year through five years                                   62,364            62,319
  Due after five years through ten years                                   8,028             8,037
  Mortgage-backed securities                                               8,609             8,725
--------------------------------------------------------------------------------------------------
     Total                                                              $109,244          $109,288
--------------------------------------------------------------------------------------------------
Available for Sale:
  Due in one year or less                                                $10,019           $10,038
  Due after one year through five years                                   39,533            39,194
  Due after five years through ten years                                   3,062             3,058
  Mortgage-backed securities                                              64,648            63,990
  Federal Home Loan Bank stock                                            14,934            14,934
--------------------------------------------------------------------------------------------------
     Total                                                              $132,196          $131,214
--------------------------------------------------------------------------------------------------

        Proceeds from sales of investment securities available for sale were $17,807,000 in 1996 and $7,964,000 in 1995, resulting in gross realized gains of $140,000 and $8,000 and gross realized losses of $146,000 and $7,000, respectively. Investment securities gains of $60,000 were also realized in 1995 as a result of call provisions exercised by issuers of $2,500,000 of investment securities classified as held to maturity. There were no sales of investment securities during the year ended December 31, 1994.

         Investment securities of 155,650,000 and $150,453,000 at December 31, 1996 and 1995, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

         As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.       LOANS

         Loans consisted of the following at December 31, 1996 and 1995:

(Dollars in thousands)               1996              1995
------------------------------------------------------------

Real estate:
  Mortgage - commercial         $  432,567          $371,089
  Mortgage - residential           349,129           343,118
  Construction                      43,710            48,131
Commercial, financial
  and agricultural                 142,365           165,812
Installment                         78,431            67,210
------------------------------------------------------------
                                 1,046,202           995,360
Unearned income                      4,226             5,004
------------------------------------------------------------
     Total                      $1,041,976          $990,356
------------------------------------------------------------

         In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans in 1996 follows:

(Dollars in thousands)
----------------------------------------------------------

Balance, beginning of year                     $20,249
Additions                                        2,906
Repayments                                      (2,688)
Other changes                                   (9,360)
----------------------------------------------------------
   Balance, end of year                        $11,107
----------------------------------------------------------

         The amount of other changes includes loans sold during the year and the net change in loans due to entities that were not considered related parties for the entire year.

         Impaired loans at December 31, 1996 and 1995, all of which had related allowance for loan losses established (see note 5), amounted to $24,044,000 and $8,567,000 respectively and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans amounted to $11,292,000 in 1996 and $15,797,000 in 1995.
Interest income recognized on such loans amounted to $1,714,000 in 1996 and $1,300,000 in 1995, of which $860,000 and $492,000, respectively, was earned on nonaccrual loans, and $854,000 and $715,000, respectively, was recorded on restructured loans still accruing interest.

         Nonaccrual loans at December 31, 1996 and 1995 totaled 13,500,000, and $3,583,000, respectively. The Bank collected and recognized interest of $257,000 on nonaccrual loans in 1996. The Bank would have recognized additional interest income of $1,125,000 had these loans been accruing interest throughout 1996. Additionally, the Bank collected and recognized interest of $43,000 on charged-off loans in 1996.

         Restructured loans still accruing interest at December 31, 1996 and 1995 amounted to $12,818,000 and $5,974,000, respectively. During 1996, the Bank recognized interest income of $975,000 on these loans in accordance with their original and restructured contractual terms.

         Substantially all of the Bank's loans are to residents of, or companies doing business in, the State of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

5.       ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses were as follows:

(Dollars in thousands)                      1996               1995             1994
-------------------------------------------------------------------------------------------
Balance, beginning of year                  $20,156            $18,296          $17,131
Provision for loan losses                     2,500              3,300            3,300
-------------------------------------------------------------------------------------------
                                             22,656             21,596           20,431
-------------------------------------------------------------------------------------------
Charge-offs                                  (3,555)            (1,821)          (2,519)
Recoveries                                      335                381              384
-------------------------------------------------------------------------------------------
  Net charge-offs                            (3,220)            (1,440)          (2,135)
-------------------------------------------------------------------------------------------
  Balance, end of year                      $19,436            $20,156          $18,296
-------------------------------------------------------------------------------------------

         Changes in the allowance for loan losses for impaired loans (included in the above amounts) for 1996 and 1995 were as follows:

(Dollars in thousands)                   1996          1995
-----------------------------------------------------------
Balance, beginning of year              $2,181       $   --
Provision for loan losses                  872          584
Net charge-offs                         (1,981)        (943)
Other changes                            4,805        2,540
------------------------------------------------------------
  Balance, end of year                  $5,877       $2,181
------------------------------------------------------------

         The amount of other changes represents the net transfer of allocated allowances for loans which were not classified as impaired for the entire year.

         At December 31, 1996, $22,773,000 of impaired loans were measured based on the fair value of the underlying collateral, while $1,271,000 of impaired loans were measured based on the present value of expected future cash flows.

6.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31, 1996 and 1995:

(Dollars in thousands)                        1996              1995
---------------------------------------------------------------------
Land                                       $ 6,000            $ 6,000
Office buildings and leasehold
  improvements                              20,389             19,828
Furniture, fixtures and equipment           14,671             13,561
---------------------------------------------------------------------
                                            41,060             39,389
Less accumulated depreciation and
  amortization                              15,988             13,937
---------------------------------------------------------------------
  Net                                      $25,072            $25,452
---------------------------------------------------------------------

         Depreciation and amortization of premises and equipment were charged to the following operating expenses:

                                                                                                   Useful
(Dollars in thousands)                                1996          1995           1994            lives
---------------------------------------------------------------------------------------------------------
Net occupancy                                        $  995        $  925         $  787         1 to 35
                                                                                                   years
Equipment                                             1,721         1,649          1,599         2 to 20
                                                                                                   years
---------------------------------------------------------------------------------------------------------
   Total                                             $2,716        $2,574         $2,386
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

         Financial information of CKSS Associates is summarized as follows:

CKSS Associates
Condensed Balance Sheets
December 31, 1996 and 1995
(Dollars in thousands)                                              1996             1995
--------------------------------------------------------------------------------------------
Assets:
   Office building
     (including land valued at $5,200)                              $38,517          $39,521
   Deferred costs                                                     4,386            2,925
   Other assets                                                       2,241              862
--------------------------------------------------------------------------------------------
     Total assets                                                   $45,144          $43,308
--------------------------------------------------------------------------------------------
Liabilities and Partners' Equity:
   Notes payable                                                    $22,801          $22,500
   Other liabilities                                                    902              729
   Partners' equity                                                  21,441           20,079
--------------------------------------------------------------------------------------------
     Total liabilities and partners' equity                         $45,144          $43,308
--------------------------------------------------------------------------------------------

CKSS Associates
Condensed Statements of Income
Years ended December 31, 1996, 1995 and 1994

(Dollars in thousands)                            1996               1995             1994
--------------------------------------------------------------------------------------------
Revenues:
   Rental income from bank                        $2,162             $2,132           $1,925
   Other rental income
     and other revenues                            6,438              5,173            5,603
--------------------------------------------------------------------------------------------
     Total revenues                                8,600              7,305            7,528
Total costs and expenses                           7,238              4,860            4,804
--------------------------------------------------------------------------------------------
     Net income                                   $1,362             $2,445           $2,724
--------------------------------------------------------------------------------------------

Notes Payable

         At December 31, 1996, notes payable included $10,701,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $12,100,000 due to the Bank. The notes payable to Sumitomo, due on June 18, 2001, are secured by a mortgage on Central Pacific Plaza. The notes payable to the Bank include $10,700,000 due on August 10, 2001, which is secured by a mortgage on the Kaimuki Plaza, and $1,400,000 due on April 10, 2001, which is secured by second mortgages on the Central Pacific Plaza and Kaimuki Plaza properties. All loans are priced at 0.75% above the London Interbank Offered Rate ("LIBOR"). The weighted average interest rate on these notes was 6.3125% at December 31, 1996.

Operating Lease

         In 1995 CKSS Associates completed its development of a four-story office building known as the Kaimuki Plaza in Kaimuki, on the island of Oahu, Hawaii, on land owned by CPB Properties, Inc. In 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are as follows:

         1997 through 2002          $300,000
         2003 through 2007          $360,000

Thereafter, and until the end of the lease term, minimum annual lease payments will be renegotiated to a rate not less than $360,000 per year. Lease rent paid to CPB Properties, Inc. totaled $300,000 during each of the years ended December 31, 1996 and 1995, and $250,000 during the year ended December 31, 1994.

8.      DEPOSITS

        Certificates of deposit of $100,000 or more totaled $264,334,000 and $260,254,000 at December 31, 1996 and 1995, respectively.

        Interest expense on certificates of deposit of $100,000 or more totaled $13,755,000, $13,564,000 and $6,661,000 for the years ended
December 31, 1996, 1995 and 1994, respectively.

9.      SHORT-TERM BORROWINGS

        Federal funds purchased generally mature on the day following the date of purchase.

        Securities sold under agreements to repurchase, with a weighted average contractual maturity of 214 days at December 31, 1996, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1996, the underlying securities were held in a custodial account subject to Bank control.

        Other short-term borrowings consist primarily of the Treasury Tax and Loan balance, which represents tax payments collected on behalf of the U.S. government, and FHLB short term advances. The Treasury Tax and Loan balances bear market interest rates and are callable at any time.

         A summary of short-term borrowings follows:

(Dollars in thousands)                                 1996                1995             1994
--------------------------------------------------------------------------------------------------
Federal funds purchased:
   Amount outstanding at
      December 31                                    $    --            $    --            $    --
   Average amount outstanding
      during year                                      4,589              3,296                282
   Highest month-end balance
      during year                                      8,000             42,000             11,000
   Weighted average interest rate
      on balances outstanding
      at December 31                                      --                 --                 --
   Weighted average interest rate
      during year                                       5.48%              5.93%              4.82%
--------------------------------------------------------------------------------------------------
Securities sold under agreements
  to repurchase:
   Amount outstanding at
      December 31                                    $ 4,400            $ 2,500            $67,355
   Average amount outstanding
      during year                                      2,433             45,357             29,533
   Highest month-end balance
      during year                                      4,400             68,483             67,355
   Weighted average interest rate
      on balances outstanding
      at December 31                                    5.32%              5.69%              5.05%
   Weighted average interest rate
      during year                                       5.62               5.63               4.42
--------------------------------------------------------------------------------------------------
Other short-term borrowings:
   Amount outstanding at
      December 31                                    $ 1,027            $   997            $26,017
   Average amount outstanding
      during year                                      1,822              2,050              3,058
   Highest month-end balance
      during year                                     21,003              6,000             26,017
   Weighted average interest rate
      on balances outstanding
      at December 31                                    5.11%              5.16%              6.74%
   Weighted average interest rate
      during year                                       5.50               5.44               5.13
--------------------------------------------------------------------------------------------------

10.      LONG-TERM DEBT

         Long-term debt at December 31, 1996 and 1995 consisted of intermediate-term FHLB advances with a weighted average interest rate of 5.875% and 6.204%, respectively. FHLB advances are secured by the Bank's holdings of stock of the FHLB, other unencumbered investment securities and certain real estate loans in accordance with the collateral provisions of the Advances, Security and Deposit Agreement between the Bank and the FHLB. At December 31, 1996 the Bank had available to it additional unused FHLB advances of approximately $9,600,000.

         At December 31, 1996, approximate maturities of FHLB advances were as follows:

(Dollars in thousands)
---------------------------------------------------------------------
Year ending December 31:
  1997                                                       $ 33,085
  1998                                                         25,577
  1999                                                         25,611
  2000                                                         10,235
  2001                                                          6,017
  Thereafter                                                   15,315
---------------------------------------------------------------------
     Total                                                   $115,840
---------------------------------------------------------------------

11.      EMPLOYEE STOCK OWNERSHIP PLAN

         The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20 percent per year starting the second year of participation. The Bank made contributions of $1,199,000, $1,195,000 and $1,164,000 for 1996, 1995
and 1994, respectively, which were charged to salaries and employee benefits.

         On November 8, 1991, with the approval of the boards of directors of the Company and the Bank, the trust purchased 125,000 shares of newly issued common stock of the Company. The purchase was made with cash obtained through a four-year term loan for $2,000,000 from Sumitomo, $500,000 in existing funds held in the ESOP trust account and $350,000 in Bank contributions. A portion of the shares purchased was pledged as security for the loan.

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

12.      STOCK OPTION PLAN

         On November 7, 1986, the Company adopted the CPB Inc. 1986 Stock Option Plan ("Stock Option Plan") for the purpose of granting stock options to directors, officers and other key individuals. On April 28, 1992, the stockholders of the Company approved an amendment to the Stock Option Plan which increased to 520,000 the number of shares available for issuance upon the exercise of stock options granted.

         Options are granted with an exercise price equal to the stock's fair market value at the date of the grant. All options have 10 year terms and vest at the rate of 20 percent per year.

         During 1995, options to purchase 69,600 shares were granted. There were no options granted in 1996 or 1994.

         The per share weighted-average fair value of options granted during 1995 was $9.07 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield of 3.07%, expected volatility of 30%, risk-free interest rate of 6.10% and expected life of 7.5 years.

         The Company applied APB Opinion No. 25 in accounting for its Stock Option Plan, and accordingly, no compensation cost was recognized for its options in the consolidated financial statements. Had the Company determined compensation cost based on the fair values at the date of grant for its options under SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

(Dollars in thousands,
except per share data)             1996        1995        1994
-----------------------------------------------------------------
As reported:
   Net income                   $14,091     $13,808     $13,483
   Net income per share            2.68        2.64        2.58
Pro forma:
   Net income                    13,977      13,751      13,483
   Net income per share            2.65        2.62        2.58
-----------------------------------------------------------------

         Pro forma net income and net income per share reflects only those options granted in 1995. Therefore, the full impact of calculating compensation cost for options under SFAS No. 123 is not reflected in the pro forma net income and net income per share amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1994 is not considered.

         At December 31, 1996, stock options to purchase 148,013 shares of the Company's common stock were outstanding, of which 84,889 shares were exercisable. These options expire ten years after the grant date. The option price on 23,288 shares is $14.32, on 62,725 shares is $25.45 and on the remaining 62,000 shares is $26.08. These option prices were based on the fair market value of the common stock on the dates granted. During the year ended December 31, 1996, options on 17,112 shares of the Company's common stock were exercised for a total of 179,347 shares exercised through December 31, 1996.

         The Stock Option Plan expired on November 7, 1996, and no new options will be granted under this plan. Outstanding options may be exercised by optionees until the expiration of the respective options in accordance with the original terms of the Stock Option Plan.

13.      SHARE PURCHASE AGREEMENT

         On December 16, 1986, the stockholders of the Company ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase 35,025 shares at fair market value (at the time such warrants are exercised), contingent upon the exercise of stock options by the optionees. Warrants for 14,778 shares were exercised in September
1991 at $24.375 per share. Warrants for an additional 13,775 shares were exercisable as of December 31, 1996, subject to the approval of the Federal Reserve Board. Warrants for the remaining 6,472 shares, which expire on June 14, 2006, will be exercisable as stock options are exercised by the optionees. No warrants were exercised during the three-year period ended December 31, 1996.

14.      PENSION PLANS

         The Bank has a defined benefit retirement plan covering substantially all of its employees. The pension plan was curtailed in 1986, and accordingly, plan benefits were fixed as of that date.
The Bank also had a money purchase pension plan which covered all full-time employees with at least one year of service. This plan was terminated in 1991 as part of a review of the employee benefits program. Participants in the money purchase pension plan became fully vested at the time of termination.

         Effective January 1, 1991, the Bank reactivated its defined benefit retirement plan to address changes brought about by the Omnibus Reconciliation Act of 1990 and to provide a more competitive employee benefit program. As a result of the reactivation, employees for whom benefits became fixed in 1986 continued to accrue additional benefits under the new formula that became effective on January 1, 1991. Employees who were not participants at curtailment, but were subsequently eligible to join, became participants effective January 1, 1991. Under the reactivated plan, benefits are based upon the employees' years of service and their highest average annual salaries in a 60-consecutive-month period of service, reduced by benefits provided from the Bank's terminated money purchase pension plan. The reactivation of the defined benefit retirement plan on January 1, 1991 resulted in an increase of $5,914,000 in the unrecognized prior service cost, which is being amortized over a period of 13 years.

        Effective September 1, 1996, the Bank revised the benefit calculations under the defined benefit retirement plan reducing benefit levels to 0.75% per year of service from 1.50% per year. This revision resulted in a $3,623,000 reduction in unrecognized prior service cost.

        The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995:

(Dollars in thousands)                                           1996              1995
-----------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Estimated present value of vested benefits                     $(19,232)      $(18,436)
  Estimated present value of nonvested benefits                      (323)          (339)
-----------------------------------------------------------------------------------------
       Accumulated benefit obligations                            (19,555)       (18,775)
Value of future pay increases                                        (705)        (5,353)
-----------------------------------------------------------------------------------------
       Projected benefit obligations                              (20,260)       (24,128)
Plan assets at fair value                                          19,872         18,835
-----------------------------------------------------------------------------------------
       Projected benefit obligations in excess of
       plan assets                                                   (388)        (5,293)
Unrecognized prior service cost                                       256          4,334
Unrecognized net loss resulting from changes
  in plan experience and actuarial
  assumptions                                                       3,740          4,811
Unrecognized net asset being recognized
  over 15 years                                                      (182)          (228)
-----------------------------------------------------------------------------------------
       Prepaid pension cost included in other assets             $  3,426       $  3,624
-----------------------------------------------------------------------------------------
Actuarial assumptions:
  Weighted average discount rate                                     7.75%          7.50%
  Weighted average rate
     of compensation increase                                        5.00           5.00
-----------------------------------------------------------------------------------------

         Net pension cost for the years ended December 31, 1996, 1995 and 1994 included the following components:

(Dollars in thousands)                             1996              1995             1994
--------------------------------------------------------------------------------------------
Service cost                                     $   654           $   739          $   893
Interest cost                                      1,479             1,597            1,518
Actual (gain) loss on plan assets                 (1,463)           (2,801)             899
Net amortization and deferral                        371             1,989           (1,759)
--------------------------------------------------------------------------------------------
   Net pension cost                              $ 1,041           $ 1,524          $ 1,551
--------------------------------------------------------------------------------------------
Actuarial assumptions:
  Weighted average discount rate                    7.50%             8.00%            6.90%
  Weighted average rate
     of compensation increase                       5.00              5.00             5.00
  Expected long-term rate of
     return on plan assets                          9.00              9.00             9.00
--------------------------------------------------------------------------------------------

         In January 1995, the Bank established a Supplemental Executive Retirement Plan ("SERP") which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law.

         The following table sets forth the plan's unfunded status and amounts recognized in the consolidated balance sheets at December 31, 1996 and 1995:

(Dollars in thousands)                              1996           1995
--------------------------------------------------------------------------
Actuarial present value of benefit obligations:

  Estimated present value of vested benefits        $456           $473
  Estimated present value of nonvested benefits       97             70
--------------------------------------------------------------------------
    Accumulated benefit obligations                  553            543
  Value of future pay increases                       17             78
--------------------------------------------------------------------------
    Projected benefit obligations                    570            621
Unrecognized net loss (gain)                          40            (37)
Net transition liability                             (54)           (82)
--------------------------------------------------------------------------
    Accrued pension cost included
       in other liabilities                         $556           $502
--------------------------------------------------------------------------

       Components of net periodic pension cost for the years ended December 31, 1996 and 1995 are provided below:

(Dollars in thousands)                              1996           1995
--------------------------------------------------------------------------
Service cost                                        $ 24           $ 37
Interest cost                                         47             41
Net amortization and deferral                        (17)           424
--------------------------------------------------------------------------
       Net pension cost                             $ 54           $502
--------------------------------------------------------------------------

       Actuarial assumptions, including weighted average discount rates and rates of compensation increase, were consistent with the rates used for the defined benefit retirement plan.

15.      PROFIT SHARING AND 401(K) PLANS

         The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $810,000, $793,000 and $784,000 for 1996, 1995 and
1994, respectively.

         Effective March 31, 1996, the profit sharing plan was merged with an existing employee-funded 401(k) plan which allows employees to direct their own investments. Effective September 1, 1996, the Bank instituted a 50% employer-matching program for the 401(k) plan, contributing up to 2% of qualifying employees' salaries. Bank contributions to the 401(k) plan in 1996 totaled $88,000.

16.      OPERATING LEASES

         The Bank occupies a number of properties under leases which expire on various dates through 2019 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 20 years.

         Total rent expense represents gross rent expense less the net operating income from Company-owned properties of $577,000, $1,092,000 and $1,038,000 for 1996, 1995 and 1994, respectively.

         Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:

(Dollars in thousands)                    1996         1995        1994
-----------------------------------------------------------------------
Total rent expense                      $5,510       $4,668      $4,037
  Less sublease rental income             (205)         (89)        (83)
-----------------------------------------------------------------------
  Net                                   $5,305       $4,579      $3,954
-----------------------------------------------------------------------

         The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1996:

                                        Less
                                        sublease    Net
                           Rental       rental      rental
(Dollars in thousands)     commitment   income      commitment
-------------------------------------------------------------------------
Year ending December 31:
  1997                      $ 3,577     $(182)      $ 3,395
  1998                        3,292      (172)        3,120
  1999                        3,063      (167)        2,896
  2000                        2,910      (105)        2,805
  2001                        2,714       (59)        2,655
  Thereafter                 14,609       (18)       14,591
-------------------------------------------------------------------------
     Total                  $30,165     $(703)      $29,462
-------------------------------------------------------------------------

         Rental commitments include $16,886,000 in commitments to CKSS Associates by the Bank for office space in the Central Pacific and Kaimuki Plazas.

         In addition, the Bank and CPB Properties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1996:

(Dollars in thousands)
---------------------------------------
Year ending December 31:
  1997                        $ 1,053
  1998                            953
  1999                            892
  2000                            811
  2001                            598
  Thereafter                   16,973
---------------------------------------
     Total                    $21,280
---------------------------------------

         In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

17.      OTHER EXPENSE

         Components of other expense for the years ended December 31, 1996, 1995 and 1994 were as follows:

(Dollars in thousands)             1996        1995         1994
-----------------------------------------------------------------
Charge card                      $ 2,455     $ 2,047      $ 1,827
Advertising                        1,160       1,200        1,200
Computer software                  1,115       1,008          750
Stationery and supplies            1,044         953        1,099
Insurance                            316       1,580        2,723
Other                              6,941       6,745        6,884
-----------------------------------------------------------------
  Total                          $13,031     $13,533      $14,483
-----------------------------------------------------------------

18.      INCOME AND FRANCHISE TAXES

         Components of income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 were as follows:

(Dollars in thousands)                                  Current          Deferred           Total
-------------------------------------------------------------------------------------------------
1996:
  Federal                                              $ 8,387          $  (874)           $7,513
  State                                                  1,970             (247)            1,723
-------------------------------------------------------------------------------------------------
     Total                                             $10,357          $(1,121)           $9,236
-------------------------------------------------------------------------------------------------
1995:
  Federal                                              $ 9,025          $(1,676)           $7,349
  State                                                  1,918             (233)            1,685
-------------------------------------------------------------------------------------------------
     Total                                             $10,943          $(1,909)           $9,034
-------------------------------------------------------------------------------------------------
1994:
  Federal                                              $ 3,920          $ 3,225            $7,145
  State                                                    798              843             1,641
-------------------------------------------------------------------------------------------------
     Total                                             $ 4,718          $ 4,068            $8,786
-------------------------------------------------------------------------------------------------

         Income tax expense amounted to $9,236,000, $9,034,000 and $8,786,000 for 1996, 1995 and 1994, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35 percent to income before income taxes) for the following reasons:

(Dollars in thousands)                       1996              1995              1994
-----------------------------------------------------------------------------------------
Computed "expected"
  tax expense                                $8,164            $7,995             $7,794
Increase (decrease) in  taxes
  resulting from:
     Tax-exempt interest                       (192)             (147)              (194)
     State franchise tax, net of
        Federal income tax benefit            1,120             1,095              1,067
     Other                                      144                91                119
-----------------------------------------------------------------------------------------
        Total                                $9,236            $9,034             $8,786
-----------------------------------------------------------------------------------------

         The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 were as follows:

(Dollars in thousands)                                         1996                          1995
-------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                                  $ 6,338                      $6,537
   Employee retirement benefits                                 1,471                         855
   Interest on nonaccrual loans                                   973                         341
   Accrued expenses                                               726                         299
   State franchise tax                                            639                         469
   Deferred finance fees                                          303                         340
   Other                                                          108                          60
-------------------------------------------------------------------------------------------------
     Total deferred tax assets                                 10,558                       8,901
-------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Deferred gain on curtailed retirement plan                   2,771                       2,759
   FHLB stock dividends received                                2,115                       1,663
   Investment in unconsolidated subsidiary                      1,263                         974
   Net deferred gain on investment securities                     567                         836
   Premises and equipment, principally
     due to differences in depreciation                           365                         615
   Accreted discounts receivable                                  300                         486
   Other                                                          137                         200
-------------------------------------------------------------------------------------------------
     Total deferred tax liabilities                             7,518                       7,533
-------------------------------------------------------------------------------------------------
     Net deferred tax assets                                  $ 3,040                      $1,368
-------------------------------------------------------------------------------------------------

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 1996 and 1995.

19.      NET INCOME PER COMMON SHARE

         Net income per common share is calculated by dividing net income by the weighted average number of shares outstanding of 5,265,000, 5,240,000 and 5,234,000 in 1996, 1995 and 1994, respectively. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of per-share data but have been excluded from the computation since the dilutive effect is not material.

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

         In the normal course of business, there are outstanding contingent liabilities and other commitments, such as unused letters of credit, items held for collection and unsold traveler's checks, which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material losses as a result of these transactions.

22.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees written, and forward foreign exchange contracts. Those instruments involve, to varying degrees, elements of credit, interest rate and foreign exchange risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments.
For forward foreign exchange contracts, the contract amounts do not represent exposure to credit loss. The Bank controls the credit risk of its forward foreign exchange contracts through credit approvals, limits and monitoring procedures. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         At December 31, 1996 and 1995 financial instruments with off-balance sheet risk were as follows:

                                                            Contract or notional
                                                                   amount
(Dollars in thousands)                            1996                            1995
-----------------------------------------------------------------------------------------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit                 $359,819                      $351,072
     Standby letters of credit and
       financial guarantees written                 16,477                        22,336
-----------------------------------------------------------------------------------------
Financial instruments whose contract
  amounts exceed the amount of credit risk:
     Forward foreign exchange contracts           $    164                      $    665
-----------------------------------------------------------------------------------------

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

         Forward foreign exchange contracts represent commitments to purchase or sell foreign currencies at a future date at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in foreign currency exchange rates.

23.      FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 119, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

                                                              December 31, 1996               December 31, 1995
                                                           ------------------------        ------------------------
                                                            Carrying/                      Carrying/
                                                             notional     Estimated         notional     Estimated
(Dollars in thousands)                                         amount     fair value          amount     fair value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                                 $   55,534   $   55,534        $  50,274     $   50,274
   Interest-bearing deposits in other banks                    26,297       26,297            7,140          7,140
   Investment securities                                      240,458      240,502          283,627        284,281
   Loans                                                    1,041,976    1,039,618          990,356        990,653
   Accrued interest receivable                                  8,674        8,674            9,454          9,454
   Due from customers on acceptances                            1,162        1,162            1,443          1,443

Financial liabilities:
   Deposits:
     Noninterest-bearing deposits                             168,170      168,170          170,494        170,494
     Interest-bearing demand and savings deposits             492,017      492,017          515,242        515,242
     Time deposits                                            463,427      461,433          452,583        453,780
        Total deposits                                      1,123,614    1,121,620        1,138,319      1,139,516
   Short-term borrowings                                        5,427        5,427            3,497          3,497
   Long-term debt                                             115,840      115,104           81,107         81,343
   Bank acceptances outstanding                                 1,162        1,162            1,443          1,443
   Accrued interest payable (included in other liabilities)     4,893        4,893            4,914          4,914

Off-balance sheet financial instruments:
   Commitments to extend credit                               359,819        1,106          351,072          1,308
   Standby letters of credit and financial
     guarantees written                                        16,477          124           22,336            168
   Forward foreign exchange contracts                             164           --              666              6
---------------------------------------------------------------------------------------------------------------------------

Short-Term Financial Instruments

         The carrying values of short-term financial instruments are deemed to approximate fair values. Such instruments are considered readily convertible to cash and include cash and due from banks, interest-bearing deposits in other banks, accrued interest receivable, due from customers on acceptances, short-term borrowings, bank acceptances outstanding and accrued interest payable.

Investment Securities

         The fair value of investment securities is based on market price quotations received from securities dealers. Where quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The equity investment in common stock of the FHLB, which is redeemable for cash at par value, is reported at its par value.

Loans

         The fair value of loans is estimated based on discounted cash flows of portfolios of loans with similar financial characteristics including the type of loan, interest terms and repayment history. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities

         The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits and interest-bearing demand and savings accounts, are equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Long-Term Debt

         The fair value of FHLB advances is estimated by discounting scheduled cash flows over the contractual borrowing period at the estimated market rate for similar borrowing arrangements.

Off-Balance Sheet Financial Instruments

         The fair values of off-balance sheet financial instruments are estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties, current settlement values or quoted market prices of comparable instruments.

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

         Fair value estimates are based on existing on- and off-bal-ance sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. For example, significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, premises and equipment and intangible assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

24.      DECLARATION OF DIVIDENDS

         The board of directors, at a special meeting held on December 16, 1996, declared a fourth quarter cash dividend of $0.24 per share, in addition to the three quarterly cash dividends previously declared, for a total of $0.96 per share for the year ended December 31, 1996.

25.      PARENT COMPANY AND REGULATORY RESTRICTIONS

         At December 31, 1996, retained earnings of the parent company, CPB Inc., included $91,494,000 of equity in undistributed income of the Bank.

         The Bank, as a Hawaii state-chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 1996, retained earnings of the Bank totaled
$91,567,000.

         Section 131 of the Federal Deposit Insurance Corporation
Improvement Act ("FDICIA") required the Federal Reserve Board, the
Federal Deposit Insurance Corporation, the Comptroller of the Currency and the Office of Thrift Supervision (collectively, the "Agencies") to develop a mechanism to take prompt corrective action to resolve the problems of insured depository institutions. The final rules to implement FDICIA's Prompt Corrective Action provisions established minimum regulatory capital standards to determine an insured depository institution's capital category. However, the Agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one capital category to a lower capital category because of safety and soundness concerns.

         The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution's capital category declines from undercapitalized to critically undercapitalized. As of December 31, 1996 and 1995, the Bank's regulatory capital ratios exceeded the minimum thresholds for a well-capitalized institution.

         The following table sets form actual and required capital and capital ratios for the Company and the Bank as of the dates indicated:

                                                                     Required
                                                                     for capital             Required to be
                                                  Actual             adequacy purposes       well-capitalized
                                            -------------------      ------------------      -----------------
(Dollars in thousands)                      Amount        Ratio      Amount       Ratio      Amount      Ratio
---------------------------------------------------------------------------------------------------------------
Company:
As of December 31, 1996:
         Tier I leverage capital            $141,391      10.28%     $55,012      4.00%      $ 68,766     5.00%
         Tier I risk-based capital           141,391      12.10       46,745      4.00         70,117     6.00
         Total risk-based capital            156,058      13.35       93,490      8.00        116,862    10.00
As of December 31, 1995:
         Tier I leverage capital             131,795       9.61       54,587      4.00         68,572     5.00
         Tier I risk-based capital           131,795      12.35       42,686      4.00         64,029     6.00
         Total risk-based capital            145,219      13.61       85,372      8.00        106,716    10.00
---------------------------------------------------------------------------------------------------------------
Bank:
As of December 31, 1996:
         Tier I leverage capital            $131,534       9.60%     $54,806      4.00%      $ 68,508     5.00%
         Tier I risk-based capital           131,534      11.27       46,679      4.00         70,018     6.00
         Total risk-based capital            146,181      12.53       93,358      8.00        116,697    10.00
As of December 31, 1995:
         Tier I leverage capital             122,538       8.99       54,521      4.00         68,151     5.00
         Tier I risk-based capital           122,538      11.05       44,345      4.00         66,518     6.00
         Total risk-based capital            136,474      12.31       88,690      8.00        110,863    10.00
---------------------------------------------------------------------------------------------------------------

         Condensed financial statements, solely of the parent company, CPB Inc., follow:

CPB Inc.
Condensed Balance Sheets
December 31, 1996 and 1995
(Dollars in thousands, except per share data)                      1996            1995
----------------------------------------------------------------------------------------
Assets:
   Cash                                                         $  4,823        $    844
   Investment securities available for sale                        4,787           7,823
   Investment in and advances to subsidiary
      bank, at equity in underlying net assets                   132,647         125,186
   Accrued interest receivable and other assets                       46              59
----------------------------------------------------------------------------------------
      Total assets                                              $142,303        $133,912
----------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
   Dividends payable                                            $  1,265        $  1,260
   Other liabilities                                                 156             145
----------------------------------------------------------------------------------------
      Total liabilities                                            1,421           1,405
----------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock, no par value, authorized
      1,000,000 shares, none issued                                   --              --
   Common stock, no par value, stated value
      $1.25 per share; authorized 25,000,000
      shares; issued and outstanding 5,268,874
      and 5,251,762 shares at December 31, 1996
      and 1995, respectively                                       6,586           6,565
   Surplus                                                        45,481          45,337
   Retained earnings                                              89,405          80,370
   Unrealized (loss) gain on investment
        securities, net of taxes                                    (590)            235
----------------------------------------------------------------------------------------
      Total stockholders' equity                                 140,882         132,507
----------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                $142,303        $133,912
----------------------------------------------------------------------------------------

CPB Inc.
Condensed Statements of Income
Years ended December 31, 1996, 1995 and 1994
(Dollars in thousands)                                      1996              1995            1994
---------------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiary bank                          $ 5,101          $ 4,782          $ 4,623
  Interest income:
     Interest on investment securities                        281              333              254
     Interest from subsidiary bank                            116               55               30
   Investment securities gains                                 --               60               --
---------------------------------------------------------------------------------------------------
        Total income                                        5,498            5,230            4,907
Total expenses                                                259              281              251
---------------------------------------------------------------------------------------------------
        Income before income taxes and
           equity in undistributed income of
           subsidiary bank                                  5,239            4,949            4,656
Income taxes                                                   55               65               13
---------------------------------------------------------------------------------------------------
       Income before equity in undistributed
           income of subsidiary bank                        5,184            4,884            4,643
Equity in undistributed income of
   subsidiary bank                                          8,907            8,924            8,840
---------------------------------------------------------------------------------------------------
        Net income                                        $14,091          $13,808          $13,483
---------------------------------------------------------------------------------------------------

CPB Inc.
Condensed Statements of Cash Flows
Years ended December 31, 1996, 1995 and 1994
(Dollars in thousands)                                                   1996             1995             1994
-----------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                             $14,091       $13,808          $13,483
  Adjustments to reconcile net income to net cash provided by operating activities:
    Deferred income tax expense                                                4            --               34
    Equity in undistributed income of subsidiary bank                     (8,907)       (8,924)          (8,840)
    Other, net                                                                63           130               11
-----------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                           5,251         5,014            4,688
-----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from calls on investment securities held to maturity               --         2,560               --
  Purchases of investment securities held to maturity                         --            --           (2,666)
  Proceeds from maturities of investment securities available for sale     3,000                         34,700
  Purchases of investment securities available for sale                        -        (2,844)         (32,693)
  Investment in and advances to subsidiary bank                              614            65              (19)
-----------------------------------------------------------------------------------------------------------------
       Net cash provided by (used in) investing activities                 3,614          (219)            (678)
-----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from sale of common stock                                         165           180               44
  Dividends paid                                                          (5,051)       (4,716)          (4,606)
-----------------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                              (4,886)       (4,536)          (4,562)
-----------------------------------------------------------------------------------------------------------------
       Net increase (decrease) in cash and cash equivalents                3,979           259             (552)
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
  At beginning of year                                                       844           585            1,137
-----------------------------------------------------------------------------------------------------------------
  At end of year                                                          $4,823        $  844          $   585
-----------------------------------------------------------------------------------------------------------------

26.      ACCOUNTING PRONOUNCEMENTS

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."
SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In December 1996, the FASB issued
SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of
FASB Statement No. 125."  SFAS No. 127 defers the effective date of
SFAS No. 125 for one year for certain transactions occurring after December 31, 1997. Transactions subject to deferral under SFAS No. 127 include transactions addressing secured borrowings and collateral and transactions addressing financial assets that are part of repurchase agreements, dollar rolls, securities lending, and similar transactions.
The Company does not expect that the adoption of SFAS No. 125 and the transactions covered under SFAS No. 127 will have a material impact on the Company's consolidated financial statements.

Independent Auditors' Report

The Stockholders and Board of Directors of CPB Inc.:

         We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP
-------------------------
Honolulu, Hawaii
February 26, 1997


Common Stock
Price Range & Dividends

         The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1996 and 1995 as reported by Nasdaq and cash dividends declared for those years.

                                                                                          Cash
                                                                                          dividends
                                                      High               Low              declared
---------------------------------------------------------------------------------------------------
1996:
     First quarter                                   $34.00             $29.50            $0.24
     Second quarter                                   34.50              31.00             0.24
     Third quarter                                    32.50              28.50             0.24
     Fourth quarter                                   30.75              28.25             0.24
---------------------------------------------------------------------------------------------------
          Year                                       $34.50             $28.25            $0.96
---------------------------------------------------------------------------------------------------
1995:
     First quarter                                   $25.69             $23.50            $0.22
     Second quarter                                   27.00              23.50             0.22
     Third quarter                                    35.50              25.50             0.24
     Fourth quarter                                   33.75              30.50             0.24
---------------------------------------------------------------------------------------------------
         Year                                        $35.50             $23.50            $0.92
---------------------------------------------------------------------------------------------------

         The last sales price of the common stock as of January 31, 1997 as reported by Nasdaq was $29.50 per share.

         On January 31, 1997, there were approximately 2,343 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

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