Form 10-K405, Exhibit 13
period 1997-12-31
CPB INC
filed 1998-03-30
CIK 701347

[LOGO]   SELECTED CONSOLIDATED FINANCIAL DATA
-----------------------------------------------------------

      The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1997, 1996 and 1995, and with respect to the consolidated balance sheets at December 31, 1997 and 1996, are derived from the consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors, included in this Annual Report. The selected statement of income data for the years 1994 and 1993, and the selected balance sheet data at December 31, 1995, 1994 and 1993, are derived from audited consolidated financial statements which are not included in this Annual Report.

                                                          Year ended December 31,
(Dollars in thousands,
except per share data)                          1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:

Total interest income                       $  110,332 $  104,287 $  107,802 $   93,793 $   91,995

Total interest expense                          44,695     41,679     44,745     31,600     30,922

Net interest income                             65,637     62,608     63,057     62,193     61,073

Provision for loan losses                        3,500      2,500      3,300      3,300      3,200

Net interest income after
 provision for loan losses                      62,137     60,108     59,757     58,893     57,873

Other operating income                          10,891     10,697     10,735     10,494     10,615

Other operating expense                         48,710     47,478     47,650     47,118     42,730

Income before income taxes
 and cumulative effect of
 accounting change                              24,318     23,327     22,842     22,269     25,758

Income taxes                                     9,359      9,236      9,034      8,786     10,026

Net income                                      14,959     14,091     13,808     13,483     15,940

--------------------------------------------------------------------------------------------------

BALANCE SHEET DATA (YEAR-END):

Interest-bearing deposits in other banks    $   34,188 $   26,297 $    7,140 $   40,277 $    5,039

Federal funds sold                                  --         --         --         --      5,000

Investment securities (2)                      320,711    240,458    283,627    243,788    250,668

Loans                                        1,041,023  1,041,976    990,356    991,968    945,768

Allowance for loan losses                       19,164     19,436     20,156     18,296     17,131

Total assets                                 1,497,101  1,403,165  1,371,909  1,381,539  1,303,102

Core deposits (3)                              875,920    859,280    878,065    878,660    900,218

Total deposits                               1,193,158  1,123,614  1,138,319  1,081,909  1,078,326

Long-term debt                                 127,705    115,840     81,107     68,307     80,881

Total stockholders' equity                     151,742    140,882    132,507    121,103    113,188

--------------------------------------------------------------------------------------------------

PER SHARE DATA: (4)

Basic earnings per share                    $     1.42 $     1.34 $     1.32 $     1.29 $     1.53

Diluted earnings per share                        1.40       1.33       1.31       1.28       1.52

Cash dividends declared                           0.49       0.48       0.46       0.44       0.44

Book value                                       14.34      13.37      12.62      11.57      10.82

Weighted average shares
 outstanding (in thousands)                     10,555     10,530     10,480     10,468     10,432

--------------------------------------------------------------------------------------------------

FINANCIAL RATIOS:

Return on average assets                          1.04%      1.04%      1.00%      1.03%      1.29%

Return on average stockholders' equity           10.18      10.27      10.79      11.48      14.88

Average stockholders' equity to
 average assets                                  10.26      10.09       9.29       8.99       8.70

Net interest margin (5)                           4.89       4.89       4.87       5.10       5.34

Net charge-offs to average loans                  0.36       0.32       0.14       0.23       0.16

Nonperforming assets to year-end loans
 & other real estate (6)                          1.92       1.41       0.59       1.84       0.66

Allowance for loan losses to year-end loans       1.84       1.87       2.04       1.84       1.81

Allowance for loan losses to
 nonaccrual loans                               116.76     143.97     562.55     113.95     382.64

Dividend payout ratio                            34.51      35.82      34.85      34.11      28.76

--------------------------------------------------------------------------------------------------

(1) Includes a $208,000 credit for cumulative effect of accounting change.
(2) Held-to-maturity securities at amortized cost, available-for-sale securities at fair value in 1997, 1996, 1995 and 1994 and at amortized cost in 1993.
(3) Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.
(4) Adjusted for a two-for-one split of CPB Inc. common stock effective
    November 14, 1997.
(5) Computed on a taxable equivalent basis.
(6) Nonperforming assets include nonaccrual loans and other real estate.

[LOGO]   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-----------------------------------------------------------

      Share and per share information in this Management's Discussion and Analysis and elsewhere in this Annual Report has been adjusted for a two-for-one split of CPB Inc. common stock effective November 14, 1997.

OVERVIEW

      CPB Inc. (the "Company") and its subsidiary, Central Pacific Bank (the "Bank"), reported net income in 1997 of $15.0 million increasing by 6.2% over the $14.1 million earned in 1996. Net income of $13.8 million was reported in 1995. The increase in 1997's net income was primarily the result of an increase in net interest income combined with a minimal increase in other operating expenses. Return on average assets of 1.04% equaled that of 1996 which increased from 1.00% in 1995. Return on average stockholders' equity continued to decline to 10.18% from 10.27% in 1996 and 10.79% in 1995 due to continued growth in retained earnings. Basic earnings per share of $1.42 in 1997 increased by 6.0% over $1.34 in 1996, which increased by 1.5% over $1.32 in 1995. Cash dividends per share of $0.49 in 1997 increased from $0.48 in 1996 and $0.46 in 1995.

      In 1997, the state of Hawaii's economy experienced little growth for the seventh consecutive year. Tourism, the state's primary industry, saw visitor count remain unchanged from 1996 with employment continuing to decline as the unemployment rate increased to 5.7%. Construction activity also continued to decline. Although there was increased activity in home sales during the year, the median sales price of those homes declined.

      Despite the stagnant local economy, the Company managed to increase total assets by $93.9 million or 6.7% to $1,497.1 million at December 31, 1997. Funding this increase were deposits which increased by $69.6 million or 6.2% to $1,193.2 million; long-term debt which increased by $11.9 million or 10.2% to $127.7 million; and stockholders' equity which increased by $10.9 million or 7.7% to $151.7 million, compared to year-end 1996.

      Investment securities increased by $80.3 million or 33.4% to $320.7 million. Loans, however, reflected the economic situation, with net loans of $1,021.9 million decreasing by 0.1% due to decreases in commercial and consumer loans. In addition, problem loans increased to $35.1 million from $33.9 million a year ago.

      The Hawaiian economy is not expected to grow in 1998. Furthermore, recent devaluation of currencies in Asia and economic weakness in Japan may adversely affect tourism and new investments in Hawaii. Consequently, lack of significant improvement in the state's economy may continue to have a negative impact on the Company's growth and levels of nonperforming loans and related loan losses.

      The Company has evaluated its computer systems to assess the nature and extent of Year 2000 problems. The Company is currently converting its major banking hardware and software systems to a new integrated banking system which is scheduled for installation in mid-1998. The conversion is expected to solve a substantial part of the Bank's Year 2000 problem. This system and all other computer-based systems are scheduled to be fully tested and certified for Year 2000 compliance by the end of 1998. Additionally, the Company is communicating with external entities, including vendors and customers, to ensure that they are Year 2000 compliant. Expenditures related to the new integrated banking system are expected to be capitalized and amortized over their respective useful lives. Expenditures related to the Company's technical staff, which are being expensed during the period incurred, and other expenditures of addressing the Year 2000 issue are not expected to be material.

      Certain matters discussed in this Annual Report may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to, among other things, Year 2000 compliance, net interest income, net interest margin, the levels of nonperforming loans, loan losses and the allowance for loan losses, liquidity and quantitative and qualitative disclosures about market risk that involve certain risks and uncertainties. Important factors that could cause the results to differ from those discussed in this report include, but are not limited to, general business conditions in the state of Hawaii, the real estate market in Hawaii, competitive conditions among financial institutions, regulatory changes in the financial services industry, the ability of other entities to become Year 2000 compliant, differences between actual and estimated market rates or price changes upon which certain assumptions are based, the makeup of the Company's portfolio of risk-sensitive instruments and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1997.

RESULTS OF OPERATIONS

NET INTEREST INCOME

      Table 1 sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates thereon, and Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the tables and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35%. Average balances were computed on a daily average basis.

      Net interest income increased by $3.5 million or 5.5% over 1996, mainly due to the increases in volume and yield on interest earning assets.

      Interest income in 1997 increased by $6.5 million or 6.2%, due to a $70.3 million or 5.5% increase in average interest earning assets and an increase in average yield to 8.19% from 8.13% in 1996. Interest on interest-bearing deposits in other banks increased by $2.0 million or 475.4% and interest and fees on loans increased by $3.2 million or 3.7% mainly due to increased average volume.

      Interest expense in 1997 increased by $3.0 million or 7.2% over 1996 due to a $60.6 million or 5.7% increase in average interest-bearing liabilities. Average time deposits $100,000 and over, which increased by $23.5 million or 8.8%, accounted for $1.4 million of the increase in interest expense. Average long-term debt, which increased by $23.7 million or 24.5%, accounted for

Table 1. Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)



                                                              Year ended December 31,
                                                                      1997
                                                 ------------------------------------------------
                                                                     Average              Amount
                                                 Average              Yield/                of
(Dollars in thousands)                           Balance               Rate              Interest
-------------------------------------------------------------------------------------------------

Assets:

Interest earning assets:

   Interest-bearing deposits in
     other banks                                 $   43,362             5.55%            $  2,405

   Federal funds sold                                    85             5.88                    5

   Taxable investment securities (1)                251,693             6.32               15,895

   Tax-exempt investment securities(1)               15,697             7.28                1,143

   Loans (2)                                      1,044,538             8.77               91,559

-------------------------------------------------------------------------------------------------

     Total interest earning assets                1,355,375             8.19              111,007

Nonearning assets                                    77,063

-------------------------------------------------------------------------------------------------

   Total assets                                  $1,432,438

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity:

Interest-bearing liabilities:

   Interest-bearing demand deposits                 $95,056             1.35%             $ 1,287

   Savings and money market deposits                398,667             2.78               11,096

   Time deposits under $100,000                     204,871             4.73                9,700

   Time deposits $100,000 and over                  290,340             5.21               15,116

   Short-term borrowings                              5,528             5.39                  298

   Long-term debt                                   120,452             5.98                7,198

-------------------------------------------------------------------------------------------------

     Total interest-bearing liabilities           1,114,914             4.01               44,695

Noninterest-bearing deposits                        155,232

Other liabilities                                    15,384

Stockholders' equity                                146,908

-------------------------------------------------------------------------------------------------

   Total liabilities and stockholders'
    equity                                       $1,432,438

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Net interest income                                                                       $66,312

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Net interest margin                                                     4.89%

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------



                                                              Year ended December 31,
                                                                      1996
                                                 ------------------------------------------------
                                                                     Average              Amount
                                                 Average              Yield/                of
(Dollars in thousands)                           Balance               Rate              Interest
-------------------------------------------------------------------------------------------------

Assets:

Interest earning assets:

   Interest-bearing deposits in
     other banks                                 $    7,924             5.28%                $418

   Federal funds sold                                    22             4.55                    1

   Taxable investment securities (1)                261,934             5.94               15,568

   Tax-exempt investment securities(1)                4,917             4.47                  220

   Loans (2)                                      1,010,255             8.74               88,310

-------------------------------------------------------------------------------------------------

     Total interest earning assets                1,285,052             8.13              104,517

Nonearning assets                                    74,678

-------------------------------------------------------------------------------------------------

   Total assets                                  $1,359,730

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity:

Interest-bearing liabilities:

   Interest-bearing demand deposits              $   94,389             1.36%           $   1,284

   Savings and money market deposits                392,603             2.80               10,977

   Time deposits under $100,000                     194,950             4.80                9,348

   Time deposits $100,000 and over                  266,821             5.16               13,755

   Short-term borrowings                              8,844             5.52                  488

   Long-term debt                                    96,741             6.02                5,827

-------------------------------------------------------------------------------------------------

     Total interest-bearing liabilities           1,054,348             3.95               41,679

Noninterest-bearing deposits                        153,288

Other liabilities                                    14,923

Stockholders' equity                                137,171

-------------------------------------------------------------------------------------------------

   Total liabilities and stockholders'
    equity                                       $1,359,730

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Net interest income                                                                       $62,838

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Net interest margin                                                     4.89%

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------



                                                              Year ended December 31,
                                                                      1995
                                                 ------------------------------------------------
                                                                     Average              Amount
                                                 Average              Yield/                of
(Dollars in thousands)                           Balance               Rate              Interest
-------------------------------------------------------------------------------------------------

Assets:

Interest earning assets:

   Interest-bearing deposits in
     other banks                                 $   34,224             5.84%              $1,998

   Federal funds sold                                 5,666             5.93                  336

   Taxable investment securities (1)                250,101             5.68               14,198

   Tax-exempt investment securities(1)                3,631             5.76                  209

   Loans (2)                                      1,004,094             9.09               91,260

-------------------------------------------------------------------------------------------------

     Total interest earning assets                1,297,716             8.32              108,001

Nonearning assets                                    79,019

-------------------------------------------------------------------------------------------------

   Total assets                                  $1,376,735

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity:

Interest-bearing liabilities:

   Interest-bearing demand deposits              $   98,303             1.36%               1,335

   Savings and money market deposits                414,988             3.12               12,940

   Time deposits under $100,000                     188,574             4.78                9,021

   Time deposits $100,000 and over                  249,215             5.44               13,564

   Short-term borrowings                            50,703              5.64                2,860

   Long-term debt                                   79,942              6.29                5,025

-------------------------------------------------------------------------------------------------

     Total interest-bearing liabilities            1,081,725            4.14               44,745

Noninterest-bearing deposits                        152,002

Other liabilities                                    15,075

Stockholders' equity                                127,933

-------------------------------------------------------------------------------------------------

   Total liabilities and stockholders'
    equity                                       $1,376,735

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Net interest income                                                                       $63,256

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Net interest margin                                                     4.87%

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) At amortized cost.
(2) Includes nonaccrual loans.

[LOGO]    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


another $1.4 million in interest expense. The effective rate paid on total interest-bearing liabilities, which increased to 4.01% in 1997 from 3.95% in 1996, had little impact on the increase in interest expense.

     Net interest income in 1996 decreased by $0.4 million or 0.7% from 1995. Interest income decreased by $3.5 million or 3.2%, mainly due to the decline in effective yield on interest earning assets to 8.13% from 8.32%, reflecting the decline in interest rates. Interest and fees on loans accounted for most of the decrease in interest income due to decrease in effective yield. Interest expense decreased by $3.1 million or 6.9% mainly due to a decline in the effective rate paid on interest-bearing liabilities to 3.95% in 1996 from 4.14% in 1995.

     As a result, net interest margin remained relatively stable at 4.89% in 1997, compared to 4.89% in 1996 and 4.87% in 1995.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     Provision for loan losses ("Provision") is determined by Management's ongoing evaluation of the loan portfolio and their assessment of the ability of the allowance for loan losses ("Allowance") to cover inherent losses. The Company's methodology for determining the adequacy of the allowance and provision for loan losses takes into account many factors, including the level and trend of nonperforming and potential problem loans, net charge-off experience, the current repayment ability of borrowers, the fair value of collateral securing specific loans and general economic factors in Hawaii. The Company's provision was $3.5 million, $2.5 million and $3.3 million in 1997, 1996 and 1995, respectively. Net loan charge-offs increased to $3.8 million in 1997 compared to $3.2 million in 1996 and $1.4 million in 1995 or, when expressed as a percentage of average loans, increased to 0.36% from 0.32% in 1996 and 0.14% in 1995. Net charge-offs on loans secured by real estate totaled $1.6 million in 1997 decreasing by 19% from 1996; commercial and industrial loan net charge-offs of $1.1 million doubled in 1997 from 1996, mainly from loans to two borrowers; consumer loan net charge-offs of $1.1 million increased from $0.7 million in 1996 due to an increase in indirect consumer loan charge-offs combined with more personal bankruptcies and delinquencies as a result of economic conditions in Hawaii.

     The Allowance expressed as a percentage of loans was 1.84% at December 31, 1997, and 1.87% and 2.04% at the previous two year-ends. Although this ratio decreased during the last two years due to net loan charge-offs exceeding the Provision, in Management's judgment, the Allowance at year-end 1997 was adequate to cover losses inherent in the loan portfolio. Furthermore, Management's assessment is that the Company's additional risk exposure in its loan portfolio attributable to the Asian economic crisis is not material.

Table 2.  Analysis of Changes in Net Interest Income (Taxable Equivalent)

                                                                             Year ended December 31,

                                                        1997 COMPARED TO 1996                        1996 Compared to 1995
                                               ----------------------------------------     ----------------------------------------
                                                 INCREASE (DECREASE)                          Increase (Decrease)
                                                  DUE TO CHANGE IN:                            Due to Change in:
                                               ------------------------                     -----------------------
(Dollars in thousands)                           VOLUME          RATE        NET CHANGE       Volume         Rate         Net Change
------------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
     Interest-bearing deposits in other banks    $1,871         $  116         $1,987        $(1,536)       $   (44)       $(1,580)
     Federal funds sold                               3              1              4           (335)             -           (335)
     Taxable investment securities                 (608)           935            327            672            698          1,370
     Tax-exempt investment securities               482            441            923             74            (63)            11
     Loans                                        2,996            253          3,249            560         (3,510)        (2,950)
------------------------------------------------------------------------------------------------------------------------------------
       Total interest earning assets              4,744          1,746          6,490           (565)        (2,919)        (3,484)
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
     Interest-bearing demand deposits                 9             (6)             3            (53)             2            (51)
     Savings and money market deposits              170            (51)           119           (698)        (1,265)        (1,963)
     Time deposits under $100,000                   476           (124)           352            305             22            327
     Time deposits $100,000 and over              1,214            147          1,361            958           (767)           191
     Short-term borrowings                         (183)            (7)          (190)        (2,361)           (11)        (2,372)
     Long-term debt                               1,427            (56)         1,371          1,057           (255)           802
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities         3,113            (97)         3,016           (792)        (2,274)        (3,066)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                              $1,631         $1,843         $3,474        $   227        $  (645)       $  (418)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     Continuation of stagnant economic conditions in the state of Hawaii has adversely affected and may continue to adversely affect borrowers' ability to repay, value of collateral and consequently the level of nonperforming loans, net charge-offs, provision for loan losses and net income.

NONPERFORMING ASSETS

     Table 3 sets forth nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest at the dates indicated.

     Total nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest increased to $35.1 million at December 31, 1997 from $33.9 million a year ago. Nonaccrual loans of $16.4 million increased by $2.9 million during 1997 primarily due to loans to several borrowers as follows: $5.4 million secured by hotel property, $3.8 million secured by residential properties, $2.7 million secured by an office building and $1.8 million secured by business assets. Specific allocations for these loans have been made in the Allowance. Other real estate of $3.7 million, which increased from $1.2 million a year ago, were comprised of several residential properties located in Hawaii. Loans delinquent for 90 days or more of $12.2 million increased from $6.3 million reported a year ago. Delinquencies were primarily comprised of mortgage loans with the increase mainly due to a block of condominium loans totaling $4.3 million and a $2.4 million loan secured by commercial property. Restructured loans still accruing interest decreased to $2.7 million from $12.8 million at year-end 1996, of which $6.7 million were placed on nonaccrual status and $3.8 million were paid off. The balance of restructured loans still accruing interest at year-end 1997 was primarily comprised of

Table 3. Nonperforming Assets, Past Due Loans and Restructured Loans

                                                                                           December 31,

(Dollars in thousands)                                            1997          1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans
   Real estate:
       Mortgage - commercial                                   $13,979        $ 8,863        $ 2,012        $ 2,278        $ 2,760
       Mortgage - residential                                    1,081          2,462          1,571             10          1,717
       Construction                                                 --             --             --          1,612             --
   Commercial, financial and agricultural                        1,312          2,175             --         12,156             --
   Installment                                                      41             --             --             --             --
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                        16,413         13,500          3,583         16,056          4,477
Other real estate                                                3,677          1,235          2,231          2,242          1,750
------------------------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets                                   20,090         14,735          5,814         18,298          6,227
Loans delinquent for 90 days or more
   Real estate:
       Mortgage - commercial                                       311            341          3,094            535          1,206
       Mortgage - residential                                   10,112          4,366          4,032          4,244          1,242
       Construction                                                 --             --             --            227          1,276
   Commercial, financial and agricultural                        1,302          1,038          1,493          7,550         15,815
   Installment                                                     508            568            570            316            281
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                        12,233          6,313          9,189         12,872         19,820
Restructured loans still accruing interest
   Real estate:
       Mortgage - commercial                                     2,727         11,095          5,974          7,561             --
   Commercial, financial and agricultural                           --          1,723             --            925             --
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                         2,727         12,818          5,974          8,486             --
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or
   more and restructured loans still accruing interest         $35,050        $33,866        $20,977        $39,656        $26,047
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets as a percentage of
   loans and other real estate                                   1.92%          1.41%          0.59%          1.84%          0.66%
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets and loans delinquent for 90 days
   or more as a percentage of loans and other real estate        3.09%          2.02%          1.51%          3.14%          2.75%
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or
   more and restructured loans still accruing interest as a
   percentage of loans and other real estate                     3.36%          3.25%          2.11%          3.99%          2.75%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

[LOGO]    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


loans to three borrowers secured by commercial real estate. Accounting for nonperforming assets is discussed in note 1 to the consolidated financial statements on pages 22 and 23 of this Annual Report.

OTHER OPERATING INCOME

     Table 4 sets forth components of other operating income and the total as a percentage of average assets.

     Other operating income showed little growth during the past three years. The 1997 total of $10,891,000 increased by 1.8% over 1996 which decreased by 0.4% from 1995. Service charges on deposit accounts of $3,039,000 increased by 8.7%, mainly due to fee pricing changes effected during the year. However, equity in earnings of unconsolidated subsidiaries decreased to $489,000 in 1997 from $681,000 in 1996 and $1,223,000 in 1995, due to the continued decline in earnings from partnership-owned properties reflecting the oversupply of office space in Honolulu. Startup losses related to Trans-Pacific Mortgage Group LLC, a mortgage banking partnership in which the Company has 49 percent ownership, also contributed to the decline in income. See note 7 to the consolidated financial statements on page 28 of this Annual Report for a description of the subsidiaries.

     Fees on foreign exchange of $700,000 in 1997 also continued its decline over the past three years, reflecting the decreased Japanese tourist activity in Hawaii during that period. Other income of $1,054,000 increased by 30.8% due to an increase in income from fiduciary activities and income on bank-owned life insurance. Other income of $806,000 in 1996 increased by 65.2% largely due to a one-time credit of $191,000 in interest income on income tax refunds received. Total other operating income, expressed as a percentage of average assets, declined to 0.76% in 1997 from 0.79% in 1996 and 0.78% in 1995.




Table 4. Components of Other Operating Income

                                                      Year ended December 31,

(Dollars in thousands)                             1997        1996        1995
--------------------------------------------------------------------------------
Service charges on deposit accounts             $ 3,039     $ 2,795     $ 2,645
Other service charges and fees                    5,609       5,545       5,258
Equity in earnings of
     unconsolidated subsidiaries                    489         681       1,223
Fees on foreign exchange                            700         876       1,060
Investment securities (losses) gains                 --          (6)         61
Other                                             1,054         806         488
--------------------------------------------------------------------------------
     Total                                      $10,891     $10,697     $10,735
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total other operating income as a
     percentage of average assets                  0.76%       0.79%       0.78%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OTHER OPERATING EXPENSE

     Table 5 sets forth components of other operating expense and the total as a percentage of average assets.

     Total other operating expense remained relatively stable during the last three years reflecting Management's cost containment efforts. The 1997 total of $48.7 million increased by 2.6% over 1996, which decreased by 0.4% from 1995. Salaries and employee benefits of $25.8 million increased by 3.2% over 1996, which decreased by 2.8% from 1995. The increase in 1997 was mainly attributed to expenses related to employee incentive programs established by the Company, along with matching contributions to the 401(k) plan. Pension expense decreased in 1997 and 1996 due to a revision in the Company's defined benefit pension. A bonus and other expenses related to the retirement of the Company's former chairman of the board in 1995 also contributed to the decrease in 1996.

     Net occupancy expense in 1997 decreased by 7.6% to $6,314,000 mainly due to reduction in lease rent related to relocation of a branch office. Net occupancy expense in 1996 increased by 16.3% over 1995, primarily due to the opening of five branches. Equipment expense increases of 8.1% and 5.7% during the last two years were mainly attributed to the opening of the new branches, ongoing investments in personal computers and the enhancement of the Company's communications network. Other expense increased by $736,000 or 5.7% in 1997 primarily due to legal and professional fees along with expenses associated with other real estate. The increase in professional fees was due to a comprehensive earnings enhancement study that began in the fourth quarter of 1997, the benefits of which are anticipated to accrue in 1998 and subsequent years. Other expense decrease of $547,000 or 4.1% in 1996 was mainly due to Federal Deposit Insurance Corporation ("FDIC") deposit insurance premium decreasing by $1.2 million offset by an increase in charge card


Table 5. Components of Other Operating Expense

                                                      Year ended December 31,

(Dollars in thousands)                             1997        1996        1995
--------------------------------------------------------------------------------
Salaries and employee benefits                  $25,795     $24,998     $25,728
Net occupancy                                     6,314       6,833       5,873
Equipment                                         2,908       2,690       2,545
Other                                            13,693      12,957      13,504
--------------------------------------------------------------------------------
     Total                                      $48,710     $47,478     $47,650
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total other operating expense as a
     percentage of average assets                  3.40%       3.49%       3.46%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

related expenses of $408,000 or 19.9% and legal and professional fees of $286,000 or 39.3%. Total other operating expense as a percentage of average assets decreased to 3.40% from 3.49% and 3.46% in 1996 and 1995, respectively.

INCOME TAXES

     Income tax expense totaled $9.4 million in 1997, compared to $9.2 million in 1996 and $9.0 million in 1995. The effective tax rate decreased to 38.5% from 39.6% in the previous two years due to an increase in income from investments exempt from federal income taxes.

FINANCIAL CONDITION

     Table 6 sets forth the distribution of assets, liabilities and stockholders' equity.

     Average total assets of $1,432.4 million increased by $72.7 million or 5.3% in 1997 over 1996, which decreased by $17.0 million or 1.2% from 1995. Average loans of $1,044.5 million increased by $34.3 million or 3.4% and by $6.2 million or 0.6% in 1997 and 1996, respectively. Loans at year-end 1997, however, decreased to $1,041.0 million. The relatively low asset and loan growth rates reflected the level of economic activity in the state of Hawaii and the heightened level of competition. Average investment securities of $267.4 million increased from $266.9 million in 1996 and $253.7 million in 1995. Year-end 1997 investment securities, however, increased to $320.7 million. Interest-bearing deposits in other banks averaged $43.4 million in 1997 compared to $7.9 million in 1996 and $34.2 million in 1995, reflecting increased liquidity levels in absence of loan growth.

     Commercial mortgage and residential mortgage loans of $783.9 million at year-end 1997 increased by 0.3%, commercial loans of $147.2 million increased by 3.4%, while consumer loans of $68.4 million decreased by 12.8% compared to year-end 1996. Construction loans of $45.3 million increased by 3.6% during the same period.

     Average total deposits of $1,144.2 million in 1997 increased by $42.1 million or 3.8% in 1997 over 1996, which decreased by


Table 6. Distribution of Assets, Liabilities and Stockholders' Equity

                                                                             Year ended December 31,

                                                         1997                          1996                          1995
                                             ----------------------------  ----------------------------  ---------------------------
                                               Average          Percent      Average          Percent      Average          Percent
(Dollars in thousands)                         Balance          to Total     Balance          to Total     Balance          to Total
------------------------------------------------------------------------------------------------------------------------------------
Assets:
  Cash and due from banks                    $   36,138            2.5%    $   38,959            2.9%    $   40,633            2.9%
  Interest-bearing deposits in other banks       43,362            3.0          7,924            0.6         34,224            2.5
  Federal funds sold                                 85             --             22             --          5,666            0.4
  Taxable investment securities                 251,693           17.6        261,934           19.3        250,101           18.2
  Tax-exempt investment securities               15,697            1.1          4,917            0.3          3,631            0.3
  Loans                                       1,044,538           72.9      1,010,255           74.3      1,004,094           72.9
  Allowance for loan losses                     (19,456)          (1.3)       (20,018)          (1.5)       (19,661)          (1.4)
  Premises and equipment                         25,331            1.8         24,756            1.8         24,377            1.8
  Other assets                                   35,050            2.4         30,981            2.3         33,670            2.4
------------------------------------------------------------------------------------------------------------------------------------
       Total assets                          $1,432,438          100.0%    $1,359,730          100.0%    $1,376,735          100.0%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
  Deposits:
     Noninterest-bearing demand                $155,232           10.8%      $153,288           11.3%      $152,002           11.0%
     Interest-bearing demand                     95,056            6.6         94,389            6.9         98,303            7.1
     Savings and money market                   398,667           27.8        392,603           28.9        414,988           30.2
     Time deposits under $100,000               204,871           14.3        194,950           14.3        188,574           13.7
     Time deposits $100,000 and over            290,340           20.3        266,821           19.6        249,215           18.1
------------------------------------------------------------------------------------------------------------------------------------
       Total deposits                         1,144,166           79.8      1,102,051           81.0      1,103,082           80.1
  Short-term borrowings                           5,528            0.4          8,844            0.7         50,703            3.7
  Long-term debt                                120,452            8.4         96,741            7.1         79,942            5.8
  Other liabilities                              15,384            1.1         14,923            1.1         15,075            1.1
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                      1,285,530           89.7      1,222,559           89.9      1,248,802           90.7
  Stockholders' equity                          146,908           10.3        137,171           10.1        127,933            9.3
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
       stockholders' equity                  $1,432,438          100.0%    $1,359,730          100.0%    $1,376,735          100.0%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

[LOGO]    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


$1.0 million or 0.1% from 1995. Average time deposits $100,000 and over, which increased by $23.5 million or 8.8% and $17.6 million or 7.1% in the respective periods, provided much of the funding growth and continued the trend of customers transferring funds into higher yielding deposits. Long-term debt which represents borrowings from the Federal Home Loan Bank of Seattle ("FHLB"), of which the Bank is a member, supplemented the Bank's funding by increasing $23.7 million or 24.5% in 1997 and $16.8 million or 21.0% in 1996. Average core deposits (noninterest-bearing demand, interest-bearing demand and savings deposits and time deposits under $100,000) of $853.8 million increased over $835.2 million in 1996 and equaled the $853.9 million in 1995, again reflecting the economic and competitive conditions in Hawaii.

     Average stockholders' equity increased to 10.3% of assets compared to 10.1% in 1996 and 9.3% in 1995.

ASSET/LIABILITY MANAGEMENT

     The Company's net interest margin is subject to risk of interest rate fluctuations to the extent that rate-sensitive assets and rate-sensitive liabilities mature or re-price during differing periods or in differing amounts. Asset/liability management is the coordination of the Company's rate-sensitive assets and rate-sensitive liabilities to minimize interest rate risk while maintaining targeted levels of return, liquidity and capital.

     The Company's asset/liability management policy is to minimize interest rate risk and optimize net interest margin by closely matching its level of rate-sensitive assets and rate-sensitive liabilities. The Company's asset/liability committee monitors interest rate risk through the use of income simulation and rate shock analyses. This process is designed to measure the impact of future changes in interest rates on net interest margin. Exposures to changes in net interest margin are managed through the shortening or lengthening of the duration of the Company's assets and/or liabilities. The Company's asset/liability management activities do not include the use of derivative financial instruments, such as interest rate swaps, futures and options.

     Table 7 sets forth information concerning interest rate sensitivity of the Company's assets, liabilities and stockholders' equity at December 31, 1997. The assumptions used in determining interest rate sensitivity of various asset and liability products had a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest re-pricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category, even though re-pricing of these accounts is not contractually required and may not actually occur during that period.


Table 7. Rate Sensitivity of Assets, Liabilities and Stockholders' Equity

                                                                                    Over One
                                                            Over        Over Six      Year
                                               Three        Three        Through     Through      Over
                                               Months      Through       Twelve       Three       Three       Nonrate
                                               or Less    Six Months     Months       Years       Years      Sensitive    Total
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Assets:

  Interest-bearing deposits in other banks    $  34,188   $      --    $      --    $     --     $     --   $      --   $   34,188
  Investment securities                          43,322      24,116       47,844      86,535      101,872      17,022      320,711
  Loans                                         371,423      93,621      142,142     317,064      103,836      12,937    1,041,023
  Other assets                                       --          --           --          --           --     101,179      101,179
------------------------------------------------------------------------------------------------------------------------------------
  Total assets                                  448,933     117,737      189,986     403,599      205,708     131,138    1,497,101
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
  Noninterest-bearing deposits                       --          --           --          --           --     168,505      168,505
  Interest-bearing deposits                     698,684     118,288      141,854      63,498        2,329          --    1,024,653
  Short-term borrowings                           3,748       1,500        1,000          --           --          --        6,248
  Long-term debt                                 52,112         621       28,271      15,105       31,596          --      127,705
  Other liabilities                                  --          --           --          --           --      18,248       18,248
  Stockholders' equity                               --          --           --          --           --     151,742      151,742
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders'
  equity                                        754,544     120,409      171,125      78,603       33,925     338,495    1,497,101
------------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                 $(305,611)  $  (2,672)  $   18,861    $324,996     $171,783   $(207,357)  $       --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap      $(305,611)  $(308,283)   $(289,422)   $ 35,574     $207,357  $       --   $       --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     As shown in Table 7, the amount of liabilities being re-priced exceeds the amount of assets in the three months or less and over three through six months categories. In the remaining time periods, re-pricing assets exceed re-pricing liabilities. Generally, where rate-sensitive liabilities exceed rate-sensitive assets, net interest margin is expected to be negatively impacted during periods of increasing interest rates and positively impacted during periods of decreasing interest rates. Accordingly, net interest margin was unchanged in 1997 compared to 1996 as market interest rates were relatively stable. The Company's net interest margin during the last three years was also adversely impacted by a slowdown in loan demand and competitive loan and deposit pricing.

CAPITAL RESOURCES

     The Company's objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met. Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the FDIC are as follows. In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component (Tier I), essentially common stockholders' equity, less intangible assets, and a supplemental component (Tier II), which includes the allowance for loan losses up to 1.25% of risk-weighted assets, and a system for assigning assets and off-balance sheet items to one of four risk-weighted categories. The capital standards require a minimum Tier I risk-based capital ratio of 4.00% and total risk-based capital ratio (Tier I plus Tier II) of 8.00%. The Federal Reserve Board and the FDIC have also adopted a 3.00% minimum leverage ratio which is Tier I capital as a percentage of total assets. Higher-risk banks as measured by the Federal regulatory rating system are expected to maintain capital above the minimum leverage ratio requirement.

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

     Capital levels for the Company and the Bank were well in excess of minimum regulatory required levels at December 31, 1997 and 1996. The relatively low rate of asset growth in the last three years coupled with stable earnings contributed toward the excess.

LIQUIDITY

     The Company's objective in managing its liquidity is to maintain a balance between sources and uses of funds in order to economically meet the cash requirements of customers for loans and deposit withdrawals and participate in investment opportunities as they arise. Management monitors the Company's liquidity position in relation to trends of loan demand and deposit growth on a daily basis to assure maximum utilization and maintenance of an adequate level of readily marketable assets and access to short-term funding sources.

     The consolidated statements of cash flows identify three major sources and uses of cash as operating, investing and financing activities. Cash generated from operations represents a major source of liquidity. As presented in the consolidated statements of cash flows on page 21 of this Annual Report, the Company's operating activities provided cash totaling $14.3 million, $22.5 million and $24.0 million in 1997, 1996 and 1995, respectively. The decrease in 1997 was from an increase in other assets due to purchase of bank-owned life insurance.

     Investing activities represent a use of cash, with the increase in 1997 being attributed primarily to growth of the Company's


Table 8. Regulatory Capital Ratios

                                                           DECEMBER 31, 1997                            December 31, 1996
                                                 -------------------------------------        -------------------------------------
                                                 Required        Actual         Excess        Required        Actual         Excess
-----------------------------------------------------------------------------------------------------------------------------------
Company:
  Tier I risk-based capital ratio                  4.00%         12.45%          8.45%          4.00%         12.10%          8.10%
  Total risk-based capital ratio                   8.00          13.71           5.71           8.00          13.35           5.35
  Leverage capital ratio                           3.00          10.41           7.41           3.00          10.28           7.28
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Bank:

  Tier I risk-based capital ratio                  6.00%         11.63%          5.63%          6.00%         11.27%          5.27%
  Total risk-based capital ratio                  10.00          12.88           2.88          10.00          12.53           2.53
  Leverage capital ratio                           5.00           9.72           4.72           5.00           9.60           4.60
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

[LOGO]    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


investment securities portfolios. Net cash used in investing activities during 1997 was $96.7 million, compared to $34.3 million in 1996 and $10.1 million in 1995. Cash used in net loan originations over principal repayments was $6.1 million in 1997 compared to $54.8 million in 1996 and $2.1 million in 1995. Activities from investment securities and interest-bearing deposits in other banks used cash of $86.1 million in 1997 and $4.6 million in 1995 compared to $22.8 million provided in 1996.

     In addition to cash flows from operating activities, financing activities generally provide funding for growth in loans and investment securities with increased deposits supplemented by the Company's borrowing sources, which include short-term sources such as Federal funds purchased and securities sold under agreements to repurchase and longer-term FHLB advances.

     Deposits increased by $69.5 million in 1997 and $56.4 million in 1995 compared to a decline of $14.7 million in 1996. The Company's total borrowings provided cash of $12.7 million in 1997 and $36.7 million in 1996 after using $77.1 million in 1995. The increase in total borrowings in 1997 reflected management's plan to use this source to help match fund certain longer term loans and also leverage the Bank's capital. Accordingly, net cash provided by financing activities was $77.6 million in 1997 and $17.1 million in 1996. Net cash of $25.2 million was used in 1995 due to the decrease in short-term borrowings.

     The increase in investment securities was funded primarily by increases in time deposits $100,000 and over and long-term borrowings from the FHLB. The Bank's core deposits of $875.9 million at December 31, 1997 increased by 1.9%, time deposits $100,000 and over of $317.2 million increased by 20.0% and long-term borrowings of $127.7 million increased by 10.2% from a year ago. Although the Company's liquidity was relatively stable during 1997, management has placed increased emphasis on marketing and sales efforts in order to enhance core deposit growth.

     The primary uses of funds, as reflected in the Company's parent company condensed statements of cash flows, were approximately $5.1 million, $5.1 million and $4.7 million in 1997, 1996 and 1995, respectively, for payment of dividends. The Company's primary sources of funds were dividends received from the Bank of approximately $5.1 million, $5.1 million and $4.8 million in 1997, 1996 and 1995, respectively. As presented in note 25 to the consolidated financial statements on page 37 of this Annual Report, the Bank's retained earnings, as defined, is the maximum amount permitted to be distributed as a dividend


[LOGO]    SUPPLEMENTARY FINANCIAL INFORMATION
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

     A summary of unaudited quarterly operating results for the years ended December 31, 1997 and 1996 follows:

(Dollars in thousands, except per share data)            First quarter   Second quarter  Third quarter  Fourth quarter     Total
----------------------------------------------------------------------------------------------------------------------------------
1997:
     Interest income                                        $26,454         $27,219          $28,497        $28,162       $110,332
     Net interest income                                     15,770          16,252           17,061         16,554         65,637
     Provision for loan losses                                  750             750            1,250            750          3,500
     Net interest income after provision for loan losses     15,020          15,502           15,811         15,804         62,137
     Income before income taxes                               5,912           6,035            6,161          6,210         24,318
     Net income                                               3,591           3,680            3,823          3,865         14,959
     Basic earnings per share                                  0.34            0.35             0.36           0.37           1.42
     Diluted earnings per share                                0.34            0.35             0.36           0.36           1.41
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
1996:
     Interest income                                        $26,375         $25,835          $25,848        $26,229       $104,287
     Net interest income                                     15,786          15,681           15,504         15,637         62,608
     Provision for loan losses                                  450             450              450          1,150          2,500
     Net interest income after provision for loan losses     15,336          15,231           15,054         14,487         60,108
     Income before income taxes                               5,885           5,938            6,211          5,293         23,327
     Net income                                               3,554           3,577            3,757          3,203         14,091
     Basic earnings per share                                  0.34            0.34             0.36           0.30           1.34
     Diluted earnings per share                                0.34            0.34             0.36           0.30           1.34
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

[LOGO]    MARKET RISK
--------------------------------------------------------------------------------


without prior regulatory approvals. At December 31, 1997, retained earnings of the Bank approximated $101.3 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the normal course of its business, the Company is exposed to market risk, primarily in the form of interest rate risk. Interest rate risk is the potential of economic losses due to adverse movements in interest rates. These economic losses can be reflected as a loss of future net interest income, cash flows, or a loss of current fair market value. The Company does not currently use derivative financial instruments, such as interest rate swaps, futures or options, to manage its interest rate risk.

     The following table presents in tabular form information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by expected maturity dates and fair values as of December 31, 1997. Expected maturities of assets are contractual maturities adjusted for anticipated prepayments based upon historical experience and market estimates. Interest-bearing demand and savings deposits are included in the earliest maturity category, even though withdrawal of these balances is not contractually required and may not actually occur during that period. Weighted average interest rates on variable rate instruments are based upon the Company's interest rate forecast. Actual maturities of interest-sensitive assets and liabilities could vary substantially from expectations if different assumptions are used or if actual experience differs from the assumptions used.


                                                            Expected Maturity Date

                                                                                                      There-                Fair-
(Dollars in thousands)                         1998       1999       2000        2001       2002      after      Total      Value
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
Fixed rate investments                      $79,715    $41,497    $45,039     $21,514     $2,672    $77,686   $268,123    $268,929
   Weighted average interest rates             6.28%      6.41%      6.32%       6.26%      6.70%      6.11%      6.26%
Variable rate investments                     7,242     21,214      3,883       2,340        762        281     35,722      35,722
   Weighted average interest rates             6.86%      5.33%      6.21%       6.04%      6.01%      6.59%      5.81%
Equity investments                           16,866         --         --          --         --         --     16,866      16,866
   Weighted average interest rates             6.69%                                                              6.69%
Fixed rate loans                             95,161     51,150     33,118      23,223     16,122     60,998    279,772     281,876
    Weighted average interest rates            8.48%      8.72%      8.43%       8.00%      7.81%      8.30%      8.40%
Variable rate loans                         188,821     91,812     76,357      84,531     90,247    229,483    761,251     760,655
   Weighted average interest rates             8.91%      8.20%      7.85%       7.79%      7.63%      8.36%      8.28%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
Interest-bearing demand and savings
  deposits                                  503,144         --         --          --         --         --    503,144     503,144
   Weighted average interest rates             2.51%                                                              2.51%
Time deposits                               455,682     43,905     19,593         967      1,246        116    521,509     519,258
   Weighted average interest rates             5.06%      5.09%      5.35%       5.41%      5.48%      5.81%      5.08%
Short-term borrowings                         6,248         --         --          --         --         --      6,248       6,248
   Weighted average interest rates             5.26%                                                              5.26%
Long-term debt                               39,505     27,659     22,446       7,901      9,871     20,323    127,705     128,197
    Weighted average interest rates            5.96%      5.50%      5.17%       4.97%      5.98%      6.43%      5.74%
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

[LOGO]    CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
          CPB INC. AND SUBSIDIARY - DECEMBER 31, 1997 AND 1996


(Dollars in thousands)                                       1997          1996
--------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                   $50,695       $55,534
Interest-bearing deposits in other banks                   34,188        26,297
Investment securities:
     Held to maturity, at amortized cost
        (fair value of $153,494 and $109,288
       at December 31, 1997 and 1996, respectively)       152,688       109,244
     Available for sale, at fair value                    168,023       131,214
--------------------------------------------------------------------------------
       Total investment securities                        320,711       240,458
--------------------------------------------------------------------------------
Loans                                                   1,041,023     1,041,976
     Less allowance for loan losses                        19,164        19,436
--------------------------------------------------------------------------------
       Net loans                                        1,021,859     1,022,540
--------------------------------------------------------------------------------
Premises and equipment                                     26,676        25,072
Accrued interest receivable                                 9,404         8,674
Investment in unconsolidated subsidiaries                   7,269         6,902
Due from customers on acceptances                              59         1,162
Other real estate                                           3,677         1,235
Other assets                                               22,563        15,291
--------------------------------------------------------------------------------
       Total assets                                    $1,497,101    $1,403,165
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing deposits                        $168,505      $168,170
     Interest-bearing deposits               1,024,653    955,444
--------------------------------------------------------------------------------
       Total deposits                                   1,193,158     1,123,614
Short-term borrowings               6,248                   5,427
Long-term debt                                            127,705       115,840
Bank acceptances outstanding                                   59         1,162
Other liabilities                                          18,189        16,240
--------------------------------------------------------------------------------
       Total liabilities                                1,345,359     1,262,283
--------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, no par value, authorized 1,000,000
       shares, none issued                                     --            --
     Common stock, no par value, authorized 50,000,000
       shares;  issued and outstanding 10,579,184 and
       10,537,748 shares at December 31, 1997 and
       1996, respectively                                   6,612         6,586
     Surplus                                               45,848        45,481
     Retained earnings                                     99,188        89,405
     Unrealized gain (loss) on investment
       securities, net of taxes                                94          (590)
--------------------------------------------------------------------------------
       Total stockholders' equity                         151,742       140,882
--------------------------------------------------------------------------------
       Total liabilities and stockholders' equity      $1,497,101    $1,403,165
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

[LOGO]    CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
          CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


(Dollars in thousands, except per share data)                1997           1996           1995
-----------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                           $91,367        $88,157        $91,134
     Interest and dividends on investment securities:
        Taxable interest                                   14,713         14,454         13,336
        Tax-exempt interest                                   660            143            136
        Dividends                                           1,182          1,114            862
     Interest on deposits in other banks                    2,405            418          1,998
     Interest on Federal funds sold                             5              1            336
-----------------------------------------------------------------------------------------------
        Total interest income                             110,332        104,287        107,802
-----------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits                                  37,199         35,364         36,860
     Interest on short-term borrowings                        298            488          2,860
     Interest on long-term debt                             7,198          5,827          5,025
-----------------------------------------------------------------------------------------------
        Total interest expense                             44,695         41,679         44,745
-----------------------------------------------------------------------------------------------
        Net interest income                                65,637         62,608         63,057
Provision for loan losses                                   3,500          2,500          3,300
-----------------------------------------------------------------------------------------------
        Net interest income after provision
          for loan losses                                  62,137         60,108         59,757
-----------------------------------------------------------------------------------------------
Other operating income:
     Service charges on deposit accounts                    3,039          2,795          2,645
     Other service charges and fees                         5,609          5,545          5,258
     Equity in earnings of unconsolidated subsidiaries        489            681          1,223
     Fees on foreign exchange                                 700            876          1,060
     Investment securities (losses) gains                      --             (6)            61
     Other                                                  1,054            806            488
-----------------------------------------------------------------------------------------------
        Total other operating income                       10,891         10,697         10,735
-----------------------------------------------------------------------------------------------
Other operating expense:
     Salaries and employee benefits                        25,795         24,998         25,728
     Net occupancy                                          6,314          6,833          5,873
     Equipment                                              2,908          2,690          2,545
     Other                                                 13,693         12,957         13,504
-----------------------------------------------------------------------------------------------
        Total other operating expense                      48,710         47,478         47,650
-----------------------------------------------------------------------------------------------
        Income before income taxes                         24,318         23,327         22,842
Income taxes                                                9,359          9,236          9,034
-----------------------------------------------------------------------------------------------
        Net income                                        $14,959        $14,091        $13,808
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
Per share data:
     Basic earnings per share                               $1.42          $1.34          $1.32
     Diluted earnings per share                              1.40           1.33           1.31
     Cash dividends declared                                 0.49           0.48           0.46
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


[LOGO]  CONSOLIDATED STATEMENTS OF
        CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
        CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995




                                                                                     Unrealized       Employee
                                                                                   (loss) gain on  stock ownership
                                                                                     investment       plan shares
                                                 Common                   Retained   securities,      purchased
(Dollars in thousands, except per share data)     stock     Surplus       earnings  net of taxes      with debt     Total
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                     $6,544      $45,178      $71,386      $(1,505)         $(500)     $121,103
Net income                                           --           --       13,808           --             --        13,808
Cash dividends declared ($0.46 per share)            --           --       (4,824)          --             --        (4,824)
32,862 shares of common stock issued                 21          159           --           --             --           180
Net change in unrealized (loss) gain
     on investment securities, net of taxes          --           --           --        1,740             --         1,740
Reduction of employee stock ownership plan
     obligation guaranteed by Company                --           --           --           --            500           500
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                      6,565       45,337       80,370          235             --       132,507
Net income                                           --           --       14,091           --             --        14,091
Cash dividends declared ($0.48 per share)            --           --       (5,056)          --             --        (5,056)
34,224 shares of common stock issued                 21          144           --           --             --           165
Net change in unrealized (loss) gain
     on investment securities, net of taxes          --           --           --         (825)            --          (825)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                      6,586       45,481       89,405         (590)            --       140,882
Net income                                           --           --       14,959           --             --        14,959
Cash dividends declared ($0.49 per share)            --           --       (5,176)          --             --        (5,176)
41,436 shares of common stock issued                 26          367           --           --             --           393
Net change in unrealized (loss) gain
     on investment securities, net of taxes          --           --           --          684             --           684
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                     $6,612      $45,848      $99,188          $94             --      $151,742
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

[LOGO]    CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
          CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



(Dollars in thousands)                                       1997           1996           1995
-----------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net income                                           $14,959        $14,091        $13,808
     Adjustments to reconcile net income to net cash
       provided by operating activities:
        Provision for loan losses                           3,500          2,500          3,300
        Provision for depreciation and amortization         2,974          2,716          2,574
        Net amortization and accretion
          of investment securities                            310            949          1,755
        Net loss (gain) on investment securities               --              6            (61)
        Federal Home Loan Bank stock dividends received    (1,182)        (1,114)          (862)
        Net change in loans held for sale                    (124)          (655)           872
        Deferred income tax benefit                          (347)        (1,121)        (1,909)
        Equity in earnings of unconsolidated subsidiaries    (489)          (681)        (1,223)
        Net (increase) decrease in accrued
          interest receivable and other assets             (7,098)         4,292          5,669
        Increase in other liabilities                       1,831          1,548             59
-----------------------------------------------------------------------------------------------
        Net cash provided by operating activities          14,334         22,531         23,982
-----------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Proceeds from maturities of and calls on
       investment securities held to maturity              41,290         46,803         56,891
     Purchases of investment securities
       held to maturity                                   (84,973)       (20,306)       (51,618)
     Proceeds from sales of investment
       securities available for sale                           --         17,807          7,964
     Proceeds from maturities of and
       calls on investment securities
       available for sale                                  28,077         33,991          4,171
     Purchases of investment securities
       available for sale                                 (62,637)       (36,341)       (55,188)
     Net (increase) decrease in interest-bearing
       deposits in other banks                             (7,891)       (19,157)        33,137
     Net loan originations over principal repayments       (6,145)       (54,804)        (2,089)

     Purchases of premises and equipment                   (4,607)        (2,372)        (4,116)
     Net proceeds from disposal of premises and equipment      29             36            307
     Distributions from unconsolidated subsidiary             322             --            430
     Contributions to unconsolidated subsidiary              (200)            --             --
-----------------------------------------------------------------------------------------------
        Net cash used in investing activities             (96,735)       (34,343)       (10,111)
-----------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase (decrease) in deposits                   69,544        (14,705)        56,410
     Proceeds from long-term debt                          50,500         67,000         32,120
     Repayments of long-term debt                         (38,635)       (32,267)       (19,320)
     Net increase (decrease) in short-term borrowings         821          1,930        (89,875)
     Cash dividends paid                                   (5,061)        (5,051)        (4,716)
     Proceeds from sale of common stock                       393            165            180
-----------------------------------------------------------------------------------------------
        Net cash provided by (used in)
          financing activities                             77,562         17,072        (25,201)
-----------------------------------------------------------------------------------------------
        Net (decrease) increase in cash
          and cash equivalents                             (4,839)         5,260        (11,330)
Cash and cash equivalents:
        At beginning of year                               55,534         50,274         61,604
-----------------------------------------------------------------------------------------------
        At end of year                                    $50,695        $55,534        $50,274
-----------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest               $44,184        $41,700        $46,589
     Cash paid during the year for income taxes            10,243          7,588         11,048
-----------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
     Transfer of held-to-maturity securities to
       available-for-sale category                           $ --           $ --        $18,331
     Reclassification of loans to other real estate         3,450            619          1,389
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


[LOGO]  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
        CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1.   SUMMARY OF
     SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     CPB Inc.'s (the "Company's") sole operating subsidiary, Central Pacific Bank (the "Bank"), is a full-service commercial bank which had 26 banking offices located throughout the state of Hawaii at December 31, 1997. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans. The Bank also offers a variety of deposit instruments. These include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

     Other services include credit and debit card services, cash management services, merchant windows, traveler's checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank's Trust Division offers management, asset custody and general consultation and planning services.

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

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of CPB Inc. and its wholly-owned subsidiary, Central Pacific Bank and its wholly-owned subsidiary, CPBProperties, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CPB Inc. owns 49 percent of Trans-Pacific Mortgage Group LLC, a mortgage brokerage company. The investment is accounted for by the equity method.

     CPB Properties, Inc. is a general partner with a 50 percent interest in CKSSAssociates, a limited partnership. The investment is accounted for by the equity method.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks.

INVESTMENT SECURITIES

     The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. Trading securities, of which the Company had none at December 31, 1997 and 1996, are reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses, net of taxes, included as a separate component of stockholders' equity. Held-to-maturity debt securities are reported at amortized cost.

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

     Loans held for sale, consisting primarily of fixed-rate residential mortgage loans which were originated with the intent to sell, amounted to $8,671,000 and $8,547,000 at December 31, 1997 and 1996, respectively, and were valued at the lower of aggregate cost or market value.

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

     The Company follows the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." SFAS Nos. 114 and 118 address the accounting treatment of certain impaired loans. However, these statements do not address the overall adequacy of the allowance for loan losses and do not apply to large groups of smaller-balance homogeneous loans. The Company, considering current information and events regarding the borrowers' ability to repay their obligations, treats a loan as impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if the loan is considered to be collateral dependent, based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Interest income is recognized on an accrual basis unless the loan is placed on nonaccrual status.

     For smaller-balance homogeneous loans (primarily residential real estate and consumer loans), the allowance for loan losses is based upon management's evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. Delinquent consumer loans other than charge card loans are charged off within 120 days, unless determined to be adequately collateralized or in imminent process of collection. Delinquent charge card loans are generally charged off within 180 days.

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

INTANGIBLE ASSETS

     Intangible assets are carried at the lower of amortized cost or fair value and are included in other assets. Intangible assets totaled $481,000 and $491,000 at December 31, 1997 and 1996, respectively, and were comprised of mortgage servicing rights and deposit purchase premiums, which represent the excess of purchase price over the estimated fair value of net assets acquired from two branch acquisitions. Intangible assets are amortized on a straight-line basis over their estimated benefit periods. Amortization expense amounted to $151,000, $114,000 and $100,000 for the years ended December 31, 1997, 1996 and
1995, respectively. Accumulated amortization amounted to $670,000 and $519,000 at December 31, 1997 and 1996, respectively.

OTHER REAL ESTATE


     Other real estate is composed of properties acquired through foreclosure proceedings. Properties acquired through foreclosure are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its new cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other operating income or expense.

[LOGO]  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

STOCK OPTION PLANS

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1994 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

INCOME TAXES

     Deferred tax assets and liabilities are recognized using the asset and liability method for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FORWARD FOREIGN EXCHANGE CONTRACTS

     The Bank periodically is a party to a limited amount of forward foreign exchange contracts to satisfy customer requirements for foreign currencies. These contracts are not utilized for trading purposes and are carried at market value, with realized gains and losses included in fees on foreign exchange. Net losses for 1996 totaled $6,000. There were no gains or losses in 1997 or 1995.

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

NEWLY ADOPTED ACCOUNTING PRINCIPLES


     TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     The Company adopted the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," on January 1, 1997. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, subsequent to a transfer of financial assets, an entity is required to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 also requires that servicing assets related to loans sold be initially measured based on their relative fair values and subsequently measured by (1) amortization in proportion to and over the period of estimated net servicing income or loss and (2) assessment for impairment based on their fair values.

     In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 defers the effective date of certain provisions of SFAS No. 125 to transactions occurring after December 31, 1997. Transactions subject to deferral under SFAS No. 127 include transactions addressing secured borrowings and collateral and transactions addressing financial assets that are part of repurchase agreements, dollar rolls, securities lending, and similar transactions.

     The Company adopted those provisions of SFAS No. 125 which were not subject to deferral by SFAS No. 127 on January 1, 1997. Servicing assets were deemed immaterial, and accordingly, no disclosures were required, as permitted by SFAS No. 125. Further, the Company does not expect the future application of SFAS No. 125 to the transactions covered under SFAS No. 127 to have a material impact on the Company's consolidated financial statements.

     EARNINGS PER SHARE

     The Company adopted the provisions of SFAS No. 128, "Earnings Per Share," in December 1997. SFAS No. 128 requires the presentation of basic earnings per share, representing net income available to common shareholders divided by the weighted average number of common shares outstanding for the period, and diluted earnings per share, which is adjusted for the assumed conversion of all potentially dilutive common shares. The treasury stock method is used to calculate the dilutive effect of options and warrants. The treasury stock method is applied using the average market price of the Company's common stock during the period rather than the higher of the average market price or the ending market price. Adoption of SFAS No. 128 did not have a material impact on the Company's previously reported earnings per share.

     CAPITAL STRUCTURE

     The Company adopted the provisions of SFAS No. 129, "Disclosure of Information about Capital Structure," in December 1997. SFAS No. 129 consolidates existing accounting guidance related to required disclosures about capital structure. Adoption of SFAS No. 129 did not have an impact on the Company's consolidated financial statements.

2.   RESERVE REQUIREMENTS

     The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 1997 and 1996 was $19,814,000 and $27,453,000, respectively.


3.   INVESTMENT SECURITIES

     A summary of investment securities at December 31, 1997 and 1996 follows:


                                                     Gross         Gross         Estimated
                                    Amortized     unrealized     unrealized         fair
(Dollars in thousands)                 cost          gains         losses          value
-------------------------------------------------------------------------------------------
1997:
Held to Maturity:
   U.S. Treasury and
     other U.S. Government
     agencies                        $114,374         $  674           $320       $114,728
   States and political
     subdivisions                      38,314            452             --         38,766
-------------------------------------------------------------------------------------------
       Total                         $152,688         $1,126           $320       $153,494
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Available for Sale:
   U.S. Treasury and
     other U.S. Government
     agencies                        $148,280           $449           $295       $148,434
   States and political
     subdivisions                       2,721              2             --          2,723
   Federal Home Loan Bank
     of Seattle stock                  16,116             --             --         16,116
   Other                                  750             --             --            750
-------------------------------------------------------------------------------------------
       Total                         $167,867           $451           $295       $168,023
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
1996:
Held to Maturity:
   U.S. Treasury and
     other U.S. Government
     agencies                        $100,153           $348           $320       $100,181
   States and political
     subdivisions                       9,091             25              9          9,107
-------------------------------------------------------------------------------------------
       Total                         $109,244           $373           $329       $109,288
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Available for Sale:
   U.S. Treasury and
     other U.S. Government
     agencies                        $114,330           $168         $1,159       $113,339
   States and political
     subdivisions                       2,784              7             --          2,791
   Private-issuer mortgage-
     backed securities                    148              2             --            150
   Federal Home Loan Bank
     of Seattle stock                  14,934             --             --         14,934
-------------------------------------------------------------------------------------------
       Total                         $132,196           $177         $1,159       $131,214
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

[LOGO]    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                     Estimated
                                                       Amortized        fair
(Dollars in thousands)                                    cost         value
--------------------------------------------------------------------------------
Held to Maturity:
  Due in one year or less                               $ 27,014      $ 26,995
  Due after one year through five years                   55,038        55,387
  Due after five years through ten years                  25,558        26,070
  Due after ten years                                      5,797         5,797
  Mortgage-backed securities                              39,281        39,245
--------------------------------------------------------------------------------
   Total                                                $152,688      $153,494
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Available for Sale:
  Due in one year or less                               $  3,757      $  3,759
  Due after one year through five years                   50,844        50,874
  Due after ten years                                      1,957         1,957
  Mortgage-backed securities                              94,443        94,567
  Federal Home Loan Bank stock                            16,116        16,116
  Other                                                      750           750
--------------------------------------------------------------------------------
   Total                                                $167,867      $168,023
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Proceeds from sales of investment securities available for sale were $17,807,000 in 1996 and $7,964,000 in 1995, resulting in gross realized gains of $140,000 and $8,000 and gross realized losses of $146,000 and $7,000, respectively. Investment securities gains of $60,000 were also realized in 1995 as a result of call provisions exercised by issuers of $2,500,000 of investment securities classified as held to maturity. There were no sales of investment securities during the year ended December 31, 1997.

     Investment securities of $170,138,000 and $155,650,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

     As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.   LOANS
     Loans consisted of the following at December 31, 1997 and 1996:


(Dollars in thousands)                                      1997          1996
--------------------------------------------------------------------------------
Real estate:
  Mortgage - commercial                                 $451,250      $432,567
  Mortgage - residential                                 332,698       349,129
  Construction                                            45,266        43,710
Commercial, financial
  and agricultural                                       147,167       142,365
Consumer                                                  68,398        78,431
--------------------------------------------------------------------------------
                                                       1,044,779     1,046,202
Unearned income                                            3,756         4,226
--------------------------------------------------------------------------------
  Total                                               $1,041,023    $1,041,976
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans in 1997 follows:

(Dollars in thousands)
--------------------------------------------------------------------------------
Balance, beginning of year                                             $11,107
Additions                                                                2,170
Repayments                                                              (2,003)
Other changes                                                              (40)
--------------------------------------------------------------------------------
  Balance, end of year                                                 $11,234
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The amount of other changes includes loans sold during the year and the net change in loans due to entities that were not considered related parties for the entire year.

     Impaired loans at December 31, 1997 and 1996, all of which had related allowance for loan losses established (see note 5), amounted to $21,808,000 and $24,044,000, respectively, and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans amounted to $16,268,000 in 1997, $11,292,000 in 1996 and $15,797,000 in 1995.
Interest income recognized on such loans amounted to $2,102,000 in 1997, $1,714,000 in 1996 and $1,300,000 in 1995, of which $1,505,000, $860,000 and
$492,000, respectively, was earned on nonaccrual loans, and $431,000, $854,000 and $715,000, respectively, was recorded on restructured loans still accruing interest.

     Nonaccrual loans at December 31, 1997 and 1996 totaled $16,413,000 and $13,500,000, respectively. The Bank collected and recognized interest of $734,000 on nonaccrual loans in 1997. The Bank would have recognized additional interest income of $708,000 had these loans been accruing interest throughout 1997. Additionally, the Bank collected and recognized interest of $164,000 on charged-off loans in 1997.

     Restructured loans still accruing interest at December 31, 1997 and 1996 amounted to $2,727,000 and $12,818,000, respectively. During 1997, the Bank recognized interest income of $244,000 on these loans in accordance with their original and restructured contractual terms.

     Substantially all of the Bank's loans are to residents of, or companies doing business in, the state of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

5.   ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:


(Dollars in thousands)                        1997           1996        1995
--------------------------------------------------------------------------------
Balance, beginning of year                 $19,436        $20,156     $18,296
Provision for loan losses                    3,500          2,500       3,300
--------------------------------------------------------------------------------
                                            22,936         22,656      21,596
--------------------------------------------------------------------------------
Charge-offs                                 (4,042)        (3,555)     (1,821)
Recoveries                                     270            335         381
--------------------------------------------------------------------------------
  Net charge-offs                           (3,772)        (3,220)     (1,440)
--------------------------------------------------------------------------------
  Balance, end of year                     $19,164        $19,436     $20,156
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Changes in the allowance for loan losses for impaired loans (included in the above amounts) were as follows:


(Dollars in thousands)                        1997           1996        1995
--------------------------------------------------------------------------------
Balance, beginning of year                  $5,877         $2,181      $   --
Provision for loan losses                      853            872         584
Net charge-offs                               (933)        (1,981)       (943)
Other changes                               (2,007)         4,805       2,540
--------------------------------------------------------------------------------
  Balance, end of year                      $3,790         $5,877      $2,181
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The amount of other changes represents the net transfer of allocated allowances for loans which were not classified as impaired for the entire year.

     At December 31, 1997, $20,791,000 of impaired loans were measured based on the fair value of the underlying collateral, while $1,017,000 of impaired loans were measured based on the present value of expected future cash flows.

6.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31, 1997 and 1996:


(Dollars in thousands)                                      1997           1996
--------------------------------------------------------------------------------
Land                                                     $ 6,753        $ 6,000
Office buildings and leasehold improvements               22,448         20,389
Furniture, fixtures and equipment                         15,743         14,671
--------------------------------------------------------------------------------
                                                          44,944         41,060
Less accumulated depreciation and amortization            18,268         15,988
--------------------------------------------------------------------------------
  Net                                                    $26,676        $25,072
--------------------------------------------------------------------------------

     Depreciation and amortization of premises and equipment were charged to the following operating expenses:


                                                                       Useful
(Dollars in thousands)         1997          1996          1995         lives
--------------------------------------------------------------------------------
Net occupancy                $1,027        $  995        $  925       1 to 35
                                                                        years
Equipment                     1,947         1,721         1,649       2 to 20
                                                                        years
--------------------------------------------------------------------------------
  Total                      $2,974        $2,716        $2,574
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.   INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

CKSS ASSOCIATES

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

     Financial information of CKSSAssociates is summarized as follows:


CKSS Associates
Condensed Balance Sheets
December 31, 1997 and 1996


(Dollars in thousands)                                      1997          1996
--------------------------------------------------------------------------------
Assets:
    Office building
    (including land valued at $5,200)                    $37,462       $38,517
    Deferred costs                                         3,517         4,386
    Other assets                                           1,823         2,241
--------------------------------------------------------------------------------
    Total assets                                         $42,802       $45,144
--------------------------------------------------------------------------------
Liabilities and Partners'Equity:
    Notes payable                                        $20,201       $22,801
    Other liabilities                                        642           902
    Partners' equity                                      21,959        21,441
--------------------------------------------------------------------------------
    Total liabilities and partners' equity               $42,802       $45,144
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


CKSS Associates
Condensed Statements of Income
Years ended December 31, 1997,
1996 and 1995


(Dollars in thousands)                        1997          1996          1995
--------------------------------------------------------------------------------
Revenues:
    Rental income from bank                 $2,039        $2,162        $2,132
    Other rental income
    and other revenues                       6,514         6,438         5,173
--------------------------------------------------------------------------------
    Total revenues                           8,553         8,600         7,305
Total costs and expenses                     7,390         7,238         4,860
--------------------------------------------------------------------------------
    Net income                              $1,163        $1,362        $2,445
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTES PAYABLE

     At December 31, 1997, notes payable included $9,301,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $10,900,000 due to the Bank. The notes payable to Sumitomo, due on June 18, 2001, are secured by a mortgage on Central Pacific Plaza. The notes payable to the Bank include $10,700,000 due on August 10, 2001, which is secured by a mortgage on the Kaimuki Plaza, and $200,000 due on April 10, 2001, which is secured by second mortgages on the Central Pacific Plaza and Kaimuki Plaza properties. All loans are priced at 0.75% above the London Interbank Offered Rate ("LIBOR"). The weighted average interest rate on these notes was 6.947% at December 31, 1997.

OPERATING LEASE

     In 1995 CKSS Associates completed its development of a four-story office building known as the Kaimuki Plaza in Kaimuki, on the island of Oahu, Hawaii, on land owned by CPB Properties, Inc. In 1992, CKSSAssociates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are as follows:

          1998 through 2002   $300,000
          2003 through 2007   $360,000

     Thereafter, and until the end of the lease term, minimum annual lease payments will be renegotiated to a rate not less than $360,000 per year. Lease rent paid to CPB Properties, Inc. totaled $300,000 during each of the years ended December 31, 1997, 1996 and 1995.

TRANS-PACIFIC MORTGAGE GROUP LLC

     During 1997, CPB Inc. formed a limited liability company with Source Management LLC to create a residential mortgage brokerage firm named Trans-Pacific Mortgage Group LLC, of which the Company owns 49 percent. This entity is expected to enhance the Company's market penetration in the residential mortgage business.

8.   DEPOSITS

     Certificates of deposit of $100,000 or more totaled $317,238,000 and $264,334,000 at December 31, 1997 and 1996, respectively.

     Interest expense on certificates of deposit of $100,000 or more totaled $15,116,000, $13,755,000, and $13,564,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

9.   SHORT-TERM BORROWINGS

     Federal funds purchased generally mature on the day following the date of purchase.

     Securities sold under agreements to repurchase with a weighted average contractual maturity of 191 days at December 31, 1997, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1997, the underlying securities were held in a custodial account subject to Bank control.

     Other short-term borrowings consist primarily of the Treasury Tax and Loan balance, which represents tax payments collected on behalf of the U.S. government, and FHLB short-term advances. The Treasury Tax and Loan balances bear market interest rates and are callable at any time.

     A summary of short-term borrowings follows:



(Dollars in thousands)                       1997          1996          1995
--------------------------------------------------------------------------------
Federal funds purchased:
  Amount outstanding at
     December 31                           $   --        $   --        $   --
  Average amount outstanding
     during year                               81         4,589         3,296
  Highest month-end balance
     during year                               --         8,000        42,000
  Weighted average interest rate
     on balances outstanding
     at December 31                            --            --            --
  Weighted average interest rate
     during year                             5.82%         5.48%         5.93%
--------------------------------------------------------------------------------
Securities sold under agreements
  to repurchase:
  Amount outstanding at
     December 31                           $3,500        $4,400        $2,500
  Average amount outstanding
     during year                            3,945         2,433        45,357
  Highest month-end balance
     during year                            4,400         4,400        68,483
  Weighted average interest rate
     on balances outstanding
     at December 31                          5.43%         5.32%         5.69%
  Weighted average interest rate
     during year                             5.49          5.62          5.63
--------------------------------------------------------------------------------
Other short-term borrowings:
  Amount outstanding at
     December 31                           $2,748        $1,027        $  997
  Average amount outstanding
     during year                            1,502         1,822         2,050
  Highest month-end balance
     during year                            3,429        21,003         6,000
  Weighted average interest rate
     on balances outstanding
     at December 31                          5.27%         5.11%         5.16%
  Weighted average interest rate
     during year                             5.07          5.50          5.44
--------------------------------------------------------------------------------

10.  LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996 consisted of intermediate-term FHLB advances with a weighted average interest rate of 5.938% and 5.875%, respectively. FHLB advances are secured by the Bank's holdings of stock of the FHLB, other unencumbered investment securities and certain real estate loans in accordance with the collateral provisions of the Advances, Security and Deposit Agreement between the Bank and the FHLB. At December 31, 1997 the Bank had available to it addi-tional unused FHLB advances of approximately $72.1 million.

     At December 31, 1997, approximate maturities of FHLB advances were as follows:


(Dollars in thousands)
--------------------------------------------------------------------------------
Year ending December 31:
     1998                                                              $ 39,505
     1999                                                                27,659
     2000                                                                22,446
     2001                                                                 7,901
     2002                                                                 9,871
     Thereafter                                                          20,323
--------------------------------------------------------------------------------
     Total                                                             $127,705
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


11.  EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20 percent per year starting the second year of participation. The Bank made contributions of $1,283,000, $1,199,000 and $1,195,000 for 1997, 1996 and 1995, respectively, which were charged to salaries and employee benefits.

     On November 8, 1991, with the approval of the boards of directors of the Company and the Bank, the trust purchased 250,000 shares of newly issued common stock of the Company. The purchase was made with cash obtained through a four-year term loan for $2,000,000 from Sumitomo, $500,000 in existing funds held in the ESOP trust account and $350,000 in Bank contributions. A portion of the shares purchased was pledged as security for the loan.

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

[LOGO]     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

reduced and stockholders' equity was increased by the amounts paid. The ESOP loan was paid in full in November 1995.

12.  STOCK OPTION PLANS

     The Company has adopted stock option plans for the purpose of granting options to purchase CPB Inc. common stock to directors, officers and other key individuals. Options are granted with an exercise price equal to the stock's fair market value at the date of grant. All options have ten-year terms. Incentive stock options vest at the rate of 20 percent per year while nonqualified stock options, which do not qualify as incentive stock options ("nonqualified stock options"), vest annually over the respective periods.

     In November 1986, the Company adopted the 1986 Stock Option Plan ("1986 Plan") making available 440,000 shares for grants to employees. In 1992, the Company's stockholders approved an increase to 1,040,000 shares for grants. The 1986 Plan expired in 1997, and no new options will be granted under this plan. Outstanding options may be exercised by optionees until the expiration of the respective options in accordance with the original terms of the 1986 Plan.

     In February 1997, the Company adopted the 1997 Stock Option Plan ("1997 Plan") basically as a continuance of the previous plan for a ten-year term. In April 1997, the Company's stockholders approved the 1997 Plan which provides for 1,000,000 shares of the Company's common stock for grants to employees as incentive stock options and to directors as nonqualified stock options. During 1997, in addition to employee grants, each director of the Company and the Bank received a grant based on 1,500 shares multiplied by the lesser of ten years or the number of years to age seventy. Vesting is 1,500 shares annually beginning a year from July 30, 1997, the date of grant.

     The table below presents activity of the 1986 and 1997 Stock Option Plans for the years indicated. The per share weighted average fair value of options granted during 1997 of $5.47 and 1995 of $4.54 used the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 2.63% and 3.07%, expected volatility of 28% and 30%, risk-free interest rate of 5.45% and 6.10% and expected life of 7.5 years and 7.5 years for 1997 and 1995, respectively. There were no grants in 1996.


     The following table presents information on options outstanding under the 1986 and 1997 Stock Option Plans:


                                                                          Options              Options
                                                                        Outstanding          Exercisable
--------------------------------------------------------------------------------------------------------

                                                                                Remaining
                                                                                Average
                                                  Exercise                      Contractual
                                                  Price          Shares         Life (Months)  Shares
--------------------------------------------------------------------------------------------------------
                                                  $7.159          22,160        11.7            22,160
                                                  12.725         114,310        54.2           114,310
                                                  13.040         118,120        89.5            43,000
                                                  17.875         246,800        80.0                --
--------------------------------------------------------------------------------------------------------
Total                                                            501,390                       179,470
Weighted average                                                                73.3
Weighted average
  exercise price                                                 $15.09                        $12.11
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


     The Company applied APB Opinion No. 25 in accounting for its stock option plans, and accordingly, no compensation cost was recognized for its options in the consolidated financial statements. The following table presents pro forma disclosures of the impact that the 1997 and 1995 option grants would have had on net income and earnings per share had the grants been measured using the fair value of accounting prescribed by SFAS No. 123.


(Dollars in thousands, except per share data)     1997           1996           1995
----------------------------------------------------------------------------------------
As reported:
  Net income                                      $14,959        $14,091        $13,808
  Basic earnings per share                           1.42           1.34           1.32
  Diluted earnings per share                         1.40           1.33           1.31
Pro forma:
  Net income                                       14,741         13,977         13,751
  Basic earnings per share                           1.40           1.33           1.31
  Diluted earnings per share                         1.38           1.32           1.30
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

     Pro forma net income and earnings per share reflect only those options granted in 1997 and 1995. Therefore, the full impact of calculating compensation cost for options under SFAS No. 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1994 is not considered.


                                                1997                          1996                         1995
                                     -------------------------      -----------------------       ------------------------
                                              Weighted Average             Weighted Average              Weighted Average
                                       Shares   Exercise Price      Shares   Exercise Price       Shares   Exercise Price
-------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1               296,026       $ 11.98        330,250        $ 11.24        251,712          $9.67
Granted                                253,400         17.88             --             --        139,200          13.04
Exercised                              (41,436)         9.49        (34,224)          4.83        (32,862)          5.47
Forfeited                               (6,600)        17.88             --             --        (27,800)         12.88
-------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31             501,390       $ 15.09        296,026         $11.98        330,250         $11.24
Options exercisable at December 31     179,470         12.11        169,778          11.24        152,874           9.26
Shares available for future grants   1,049,960                      303,360                       303,360
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

13.  SHARE PURCHASE AGREEMENT

     On December 16, 1986, the Company's stockholders ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants are issued giving Sumitomo the right to purchase shares at fair market value at the time such warrants are exercised, contingent upon the exercise of stock options by the optionees and subject to the approval of the Federal Reserve Board. At December 31, 1997, Sumitomo held exercisable warrants for 34,148 shares and warrants for 40,533 shares which will be exercisable as stock options are exercised by the optionees. All warrants will expire on June 14, 2006. No warrants were exercised during the three-year period ended December 31, 1997.

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

     The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheets at December 31, 1997 and 1996:

(Dollars in thousands)                                      1997           1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Estimated present value of
     vested benefits                                    $(21,014)      $(19,232)
  Estimated present value of
     nonvested benefits                                     (269)          (323)
--------------------------------------------------------------------------------
     Accumulated benefit obligations                     (21,283)       (19,555)
Value of future pay increases                               (939)          (705)
--------------------------------------------------------------------------------
     Projected benefit obligations                       (22,222)       (20,260)
Plan assets at fair value                                 22,086         19,872
--------------------------------------------------------------------------------
  Projected benefit obligations
     in excess of plan assets                               (136)          (388)
Unrecognized prior service cost                              (19)           256
Unrecognized net loss resulting
  from changes in plan experience
  and actuarial assumptions                                3,587          3,740
Unrecognized net asset being
  recognized over 15 years                                  (137)          (182)
--------------------------------------------------------------------------------
  Prepaid pension cost
     included in other assets                             $3,295         $3,426
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Actuarial assumptions:
  Weighted average discount rate                           7.50%          7.75%
  Weighted average rate
     of compensation increase                               5.00           5.00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Net pension cost for the years ended December 31, 1997, 1996 and 1995 included the following components:

(Dollars in thousands)                        1997          1996           1995
--------------------------------------------------------------------------------
Service cost                               $   209       $   654        $   739
Interest cost                                1,562         1,479          1,597
Actual gain on plan assets                  (3,346)       (1,463)        (2,801)
Net amortization and deferral                2,004           371          1,989
--------------------------------------------------------------------------------
  Net pension cost                         $   429       $ 1,041        $ 1,524
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Actuarial assumptions:
  Weighted average discount rate              7.75%         7.50%          8.00%
  Weighted average rate of
     compensation increase                    5.00          5.00           5.00
  Expected long-term rate of
     return on plan assets                    9.00          9.00           9.00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     In January 1995, the Bank established a Supplemental Executive Retirement Plan ("SERP") which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law.

     The following table sets forth the plan's unfunded status and amounts recognized in the consolidated balance sheets at December 31, 1997 and 1996:


(Dollars in thousands)                                      1997           1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Estimated present value of vested benefits                $564           $456
  Estimated present value of nonvested benefits               29             97
--------------------------------------------------------------------------------
  Accumulated benefit obligations                            593            553
Value of future pay increases                                 18             17
--------------------------------------------------------------------------------
  Projected benefit obligations                              611            570
Unrecognized net (gain) loss                                 (16)            40
Net transition liability                                     (25)           (54)
--------------------------------------------------------------------------------
  Accrued pension cost included
     in other liabilities                                   $570           $556
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Components of net periodic pension cost for the years ended December 31, 1997 and 1996 are provided below:



(Dollars in thousands)                                      1997           1996
--------------------------------------------------------------------------------
Service cost                                                 $14            $24
Interest cost                                                 44             47
Net amortization and deferral                                  3            (17)
--------------------------------------------------------------------------------
  Net pension cost                                           $61            $54
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Actuarial assumptions, including weighted average discount rates and rates of compensation increase, were consistent with the rates used for the defined benefit retirement plan.

15.  PROFIT SHARING AND 401(K) PLANS

     The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $855,000, $810,000 and $793,000 for 1997, 1996 and 1995, respectively.

     Effective March 31, 1996, the profit sharing plan was merged with an existing employee-funded 401(k) plan which allows employees to direct their own investments. Effective September 1, 1996, the Bank instituted a 50% employer-matching program for the 401(k) plan, contributing up to 2% of qualifying employees' salaries. Bank contributions to the 401(k) plan totaled $288,000 and $88,000 in 1997 and 1996, respectively.

16.  OPERATING LEASES

     The Bank occupies a number of properties under leases which expire on various dates through 2019 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 20 years.

     Total rent expense represents gross rent expense less the net operating income from Company-owned properties of $392,000, $577,000 and $1,092,000 for 1997, 1996 and 1995, respectively.

     Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:


(Dollars in thousands)                        1997          1996          1995
--------------------------------------------------------------------------------
Total rent expense                          $4,709        $5,510        $4,668
  Less sublease rental income                 (313)         (205)          (89)
--------------------------------------------------------------------------------
  Net                                        4,396        $5,305        $4,579
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1997:


                                                          Less
                                                        sublease        Net
                                          Rental         rental        rental
(Dollars in thousands)                  commitment       income     commitment
--------------------------------------------------------------------------------
Year ending December 31:
  1998                                      $3,638         $(173)       $3,465
  1999                                       3,405          (167)        3,238
  2000                                       3,255          (105)        3,150
  2001                                       3,245           (59)        3,186
  2002                                       2,948           (18)        2,930
  Thereafter                                15,184            --        15,184
--------------------------------------------------------------------------------
  Total                                    $31,675         $(522)      $31,153
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Rental commitments include $15,074,000 in commitments to CKSS Associates by the Bank for office space in the Central Pacific and Kaimuki Plazas.

     In addition, the Bank and CPB Properties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1997:


(Dollars in thousands)
--------------------------------------------------------------------------------
Year ending December 31:
  1998                                                                  $   961
  1999                                                                      845
  2000                                                                      781
  2001                                                                      622
  2002                                                                      487
  Thereafter                                                             16,733
--------------------------------------------------------------------------------
     Total                                                              $20,429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

17.  OTHER EXPENSE

     Components of other expense for the years ended December 31, 1997, 1996 and 1995 were as follows:


(Dollars in thousands)                        1997          1996          1995
--------------------------------------------------------------------------------
Charge card                                $ 2,354       $ 2,455       $ 2,047
Advertising                                  1,020         1,160         1,200
Computer software                            1,141         1,115         1,008
Stationery and supplies                        947         1,044           953
Insurance                                      457           316         1,580
Other                                        7,774         6,867         6,716
--------------------------------------------------------------------------------
  Total                                    $13,693       $12,957       $13,504
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

18.  INCOME AND FRANCHISE TAXES

     Components of income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 were as follows:


  (Dollars in thousands)                   Current      Deferred         Total
--------------------------------------------------------------------------------
1997:
  Federal                                  $ 7,846       $  (266)       $7,580
  State                                      1,860           (81)        1,779
--------------------------------------------------------------------------------
    Total                                  $ 9,706       $  (347)       $9,359
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1996:
  Federal                                  $ 8,387       $  (874)       $7,513
  State                                      1,970          (247)        1,723
--------------------------------------------------------------------------------
    Total                                  $10,357       $(1,121)       $9,236
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1995:
  Federal                                  $ 9,025       $(1,676)       $7,349
  State                                      1,918          (233)        1,685
--------------------------------------------------------------------------------
    Total                                  $10,943       $(1,909)       $9,034
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Income tax expense amounted to $9,359,000, $9,236,000 and $9,034,000 for 1997, 1996 and 1995, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35 percent to income before income taxes) for the following reasons:


(Dollars in thousands)                        1997          1996          1995
--------------------------------------------------------------------------------
Computed "expected"
  tax expense                               $8,511        $8,164        $7,995
Increase (decrease) in taxes
  resulting from:
  Tax-exempt interest                         (321)         (192)         (147)
  State franchise tax, net of
    Federal income tax benefit               1,157         1,120         1,095
  Other                                         12           144            91
--------------------------------------------------------------------------------
  Total                                     $9,359        $9,236        $9,034
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 were as follows:

(Dollars in thousands)                                 1997          1996
---------------------------------------------------------------------------
Deferred tax assets:
     Allowance for loan losses                       $ 6,249        $ 6,338
     Employee retirement benefits                      1,776          1,471
     Interest on nonaccrual loans                        888            973
     Accrued expenses                                    622            726
     State franchise tax                                 735            639
     Deferred finance fees                                --            303
     Other                                               251            108
---------------------------------------------------------------------------
          Total deferred tax assets                  $10,521        $10,558
---------------------------------------------------------------------------

Deferred tax liabilities:
     Deferred gain on curtailed retirement plan        2,771          2,771
     FHLB stock dividends received                     2,587          2,115
     Investment in unconsolidated subsidiary           1,161          1,263
     Deferred finance fees                               449             --
     Premises and equipment, principally
          due to differences in depreciation             226            365
     Accreted discounts receivable                       303            300
     Net deferred gain on investment securities           --            567
     Other                                                91            137
---------------------------------------------------------------------------
          Total deferred tax liabilities             $ 7,588        $ 7,518
---------------------------------------------------------------------------
          Net deferred tax assets                    $ 2,933        $ 3,040
---------------------------------------------------------------------------
---------------------------------------------------------------------------

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 1997 and 1996.


19.  EARNINGS PER SHARE

     On October 8, 1997, the board of directors declared a two-for-one split of the common stock effective November 14, 1997 to stockholders of record on October 20, 1997.

     Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of calculating diluted earnings per share.

(In thousands, except per share data)        1997          1996         1995
------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE COMPUTATION
     Numerator:
       Income available to
          common stockholders              $14,959        $14,091      $13,808
     Denominator:
       Weighted average common
          shares outstanding                10,555         10,530       10,480
     Basic earnings per share              $  1.42        $  1.34      $  1.32
------------------------------------------------------------------------------
------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE COMPUTATION
     Numerator:
     Income available to
       common stockholders                 $14,959        $14,091      $13,808
     Denominator:
       Weighted average common
          shares outstanding                10,555         10,530       10,480
       Incremental shares from
          conversion of options and share
          purchase agreement warrants          100             70           78
------------------------------------------------------------------------------
                                            10,655         10,600       10,558
     Diluted earnings per share            $  1.40        $  1.33      $  1.31
------------------------------------------------------------------------------
------------------------------------------------------------------------------

20.  CONTINGENT LIABILITIES AND OTHER COMMITMENTS

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

21.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     At December 31, 1997 and 1996 financial instruments with off-balance sheet risk were as follows:

(Dollars in thousands)                           1997           1996
----------------------------------------------------------------------
Financial instruments whose contract
     amounts represent credit risk:
       Commitments to extend credit            $353,764       $359,819
       Standby letters of credit and
            financial guarantees written         16,883         16,477
----------------------------------------------------------------------
Financial instruments whose contract
     amounts exceed the amount
     of credit risk:
       Forward foreign exchange contracts      $     95       $    164
----------------------------------------------------------------------
----------------------------------------------------------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

22.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

LOANS

     The fair value of loans is estimated based on discounted cash flows of portfolios of loans with similar financial characteristics including the type of loan, interest terms and repayment history. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risks inherent in the loans. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

[LOGO]    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of future business and the value of assets and liabilities that are not considered financial instruments. For example, significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets, premises and equipment and intangible assets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.



                                                                                 DECEMBER 31, 1997           December 31, 1996
                                                                             ------------------------     ------------------------
                                                                             Carrying/                    Carrying/
                                                                             notional      Estimated       notional     Estimated
                                                                              amount       fair value       amount      fair value
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and due from banks                                               $   50,695     $   50,695     $   55,534     $   55,534
     Interest-bearing deposits in other banks                                  34,188         34,188         26,297         26,297
     Investment securities                                                    320,711        321,517        240,458        240,502
     Net Loans                                                              1,021,859      1,023,367      1,022,540      1,020,182
     Accrued interest receivable                                                9,404          9,404          8,674          8,674
     Due from customers on acceptances                                             59             59          1,162          1,162

Financial liabilities:
     Deposits:
          Noninterest-bearing deposits                                        168,505        168,505        168,170        168,170
          Interest-bearing demand and savings deposits                        503,144        503,144        492,017        492,017
          Time deposits                                                       521,509        519,258        463,427        461,433
             Total deposits                                                 1,193,158      1,190,907      1,123,614      1,121,620
     Short-term borrowings                                                      6,248          6,248          5,427          5,427
     Long-term debt                                                           127,705        128,197        115,840        115,104
     Bank acceptances outstanding                                                  59             59          1,162          1,162
     Accrued interest payable (included in other liabilities)                   5,404          5,404          4,893          4,893

Off-balance sheet financial instruments:
     Commitments to extend credit                                             353,764            998        359,819          1,106
     Standby letters of credit and financial guarantees written                16,883            127         16,477            124
     Forward foreign exchange contracts                                            95             --            164             --
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

23.  DECLARATION OF DIVIDENDS

     The board of directors, at a special meeting held on December 15, 1997, declared a fourth quarter cash dividend of $0.13 per share, in addition to the three quarterly cash dividends previously declared, for a total of $0.49 per share for the year ended December 31, 1997.

24.  SUBSEQUENT EVENT

     On March 2, 1998, the Bank capitalized a real estate investment trust subsidiary with approximately $520 million in real estate mortgage loans and mortgage-backed securities. The subsidiary was formed for the purpose of acquiring, holding and managing real estate mortgage loans and mortgage-backed securities.

25.  PARENT COMPANY AND REGULATORY RESTRICTIONS

     At December 31, 1997, retained earnings of the parent company, CPB Inc., included $101,367,000 of equity in undistributed income of the Bank.

     The Bank, as a Hawaii state-chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 1997, retained earnings of the Bank totaled $101,333,000.

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

     The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution's capital category declines from undercapitalized to critically undercapitalized. As of December 31, 1997 and 1996, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

     The following table sets forth actual and required capital and capital ratios for the Company and the Bank as of the dates indicated:


                                                                                Required for capital             Required to be
                                                         Actual                   adequacy purposes             well-capitalized
                                               ------------------------       ------------------------      -----------------------
(Dollars in thousands)                           Amount          Ratio         Amount           Ratio        Amount          Ratio
-----------------------------------------------------------------------------------------------------------------------------------
Company:
As of December 31, 1997:
     Tier I leverage capital                   $151,575          10.41%       $58,252           4.00%      $ 72,815           5.00%
     Tier I risk-based capital                  151,575          12.45         48,682           4.00         73,023           6.00
     Total risk-based capital                   166,837          13.71         97,365           8.00        121,706          10.00
As of December 31, 1996:
     Tier I leverage capital                   $141,391          10.28%       $55,012           4.00%      $ 68,766           5.00%
     Tier I risk-based capital                  141,391          12.10         46,745           4.00         70,117           6.00
     Total risk-based capital                   156,058          13.35         93,490           8.00        116,862          10.00
-----------------------------------------------------------------------------------------------------------------------------------
Bank:
As of December 31, 1997:
     Tier I leverage capital                   $141,405           9.72%       $58,187           4.00%      $ 72,733           5.00%
     Tier I risk-based capital                  141,405          11.63         48,634           4.00         72,951           6.00
     Total risk-based capital                   156,652          12.88         97,268           8.00        121,586          10.00
As of December 31, 1996:
     Tier I leverage capital                   $131,534           9.60%       $54,806           4.00%      $ 68,508           5.00%
     Tier I risk-based capital                  131,534          11.27         46,679           4.00         70,018           6.00
     Total risk-based capital                   146,181          12.53         93,358           8.00        116,697          10.00
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

[LOGO]    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed financial statements, solely of the parent company, CPB Inc., follow:


CPB Inc.
Condensed Balance Sheets
December 31, 1997 and 1996
(Dollars in thousands)                                                                                        1997          1996
----------------------------------------------------------------------------------------------------------------------------------
Assets:
     Cash                                                                                                  $  8,368       $  4,823
     Investment securities available for sale                                                                 1,516          4,787
     Investment in and advances to subsidiary bank, at equity in underlying net assets                      143,162        132,647
     Accrued interest receivable and other assets                                                               140             46
----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                          $153,186       $142,303
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
     Dividends payable                                                                                     $  1,375       $  1,265
     Other liabilities                                                                                           69            156
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                        1,444          1,421
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, no par value, authorized 1,000,000 shares, none issued                                     --             --
     Common stock, no par value; authorized 50,000,000 shares;
       issued and outstanding 10,579,184 and 10,537,748 shares at
       December 31, 1997 and 1996, respectively                                                               6,612          6,586
     Surplus                                                                                                 45,848         45,481
     Retained earnings                                                                                       99,188         89,405
     Unrealized gain (loss) on investment securities, net of taxes                                               94           (590)
----------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                             151,742        140,882
----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                            $153,186       $142,303
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------



CPB Inc.
Condensed Statements of Income
Years ended December 31, 1997, 1996 and 1995
(Dollars in thousands)                                                                         1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------------
Income:
     Dividends from subsidiary bank                                                          $ 5,100        $ 5,101        $ 4,782
     Equity in loss from unconsolidated subsidiary                                               (92)            --             --
     Interest income:
       Interest on investment securities                                                          75            281            333
       Interest from subsidiary bank                                                             279            116             55
     Investment securities gains                                                                  --             --             60
----------------------------------------------------------------------------------------------------------------------------------
       Total income                                                                            5,362          5,498          5,230
Total expenses                                                                                   286            259            281
----------------------------------------------------------------------------------------------------------------------------------
       Income before income taxes and equity
         in undistributed income of subsidiary bank                                            5,076          5,239          4,949
Income taxes                                                                                     (10)            55             65
----------------------------------------------------------------------------------------------------------------------------------
         Income before equity in undistributed income of subsidiary bank                       5,086          5,184          4,884
Equity in undistributed income of subsidiary bank                                              9,873          8,907          8,924
----------------------------------------------------------------------------------------------------------------------------------
         Net income                                                                          $14,959        $14,091        $13,808
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

CPB Inc.
Condensed Statements of Cash Flows
Years ended December 31, 1997, 1996 and 1995
(Dollars in thousands)                                                                         1997           1996          1995
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                              $14,959        $14,091        $13,808
     Adjustments to reconcile net income to net cash provided by operating activities:
       Deferred income tax expense                                                                --              4             --
       Equity in undistributed income of subsidiary bank                                      (9,873)        (8,907)        (8,924)
       Other, net                                                                                (38)            63            130
----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                                            5,048          5,251          5,014
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:

     Proceeds from calls on investment securities held to maturity                                --             --          2,560
     Proceeds from maturities of investment securities available for sale                      4,000          3,000             --
     Purchases of investment securities available for sale                                      (750)            --         (2,844)
     Investment in and advances to subsidiaries                                                  (80)           614             65
----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by (used in) investing activities                                  3,170          3,614           (219)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:

     Proceeds from sale of common stock                                                          393            165            180
     Dividends paid                                                                           (5,066)        (5,051)        (4,716)
----------------------------------------------------------------------------------------------------------------------------------
          Net cash used in financing activities                                               (4,673)        (4,886)        (4,536)
----------------------------------------------------------------------------------------------------------------------------------
          Net increase in cash and cash equivalents                                            3,545          3,979            259
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
     At beginning of year                                                                      4,823            844            585
----------------------------------------------------------------------------------------------------------------------------------
     At end of year                                                                          $ 8,368        $ 4,823        $   844
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


26.  ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130, effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as all changes in equity, including net income, except those resulting from investment by and distributions to owners. SFAS No. 130 requires reclassification of financial statements for earlier periods provided for comparative purposes. The application of SFAS No. 130, effective from January 1, 1998, is not expected to have a material impact on the consolidated financial statements of the Company.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131, effective for fiscal years beginning after December 15, 1997, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers based on a management approach to reporting. SFAS No. 131 requires restatement of comparative information for earlier years. The application of SFAS No. 131, effective from January 1, 1998, is not expected to have a material impact on the consolidated financial statements of the Company.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," an amendment of FASB Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans," and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132, effective for fiscal years beginning after December 15, 1997, standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were when SFAS Nos. 87, 88 and 106 were issued. The application of SFAS No. 132, effective from January 1, 1998, is not expected to have a material impact on the consolidated financial statements.

[LOGO]

INDEPENDENT AUDITORS' REPORT

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CPB INC.:

     We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Honolulu, Hawaii
March 2, 1998


COMMON STOCK PRICE RANGE & DIVIDENDS

     The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1997 and 1996 as reported by Nasdaq and cash dividends declared for those years.

                                                                       Cash
                                                                     dividends
                                        High            Low           declared
------------------------------------------------------------------------------
1997:
     First quarter                     $17.50         $14.25          $0.12
     Second quarter                     18.63          16.63           0.12
     Third quarter                      22.00          17.50           0.12
     Fourth quarter                     22.38          19.50           0.13
------------------------------------------------------------------------------
          Year                         $22.38         $14.25          $0.49
------------------------------------------------------------------------------
------------------------------------------------------------------------------
1996:
     First quarter                     $17.00         $14.75          $0.12
     Second quarter                     17.25          15.50           0.12
     Third quarter                      16.25          14.25           0.12
     Fourth quarter                     15.38          14.13           0.12
------------------------------------------------------------------------------
          Year                         $17.25         $14.13          $0.48
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     The last sales price of the common stock as of January 30, 1998 as reported by Nasdaq was $19.56 per share.

     On January 30, 1998, there were approximately 2,292 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

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


40