Form 10-K405, Exhibit 13
period 1998-12-31
CPB INC
filed 1999-03-30
CIK 701347

[LOGO] TABLE OF CONTENTS
-------------------------------------------------------------------------------





          1    Message to Shareholders

          5    Board of Directors, Officers, Legal Counsel,
                   Auditors & Advisors

          6    Financial Highlights

          7    Selected Consolidated Financial Data

          8    Management's Discussion & Analysis
                   of Financial Condition & Results of Operations

         17    Supplementary Financial Information

         18    Market Risk

         19    Consolidated Financial Statements & Notes

         19        Consolidated Balance Sheets

         20        Consolidated Statements of Income and Comprehensive Income

         21        Consolidated Statements of Changes in Stockholders' Equity

         22        Consolidated Statements of Cash Flows

         23        Notes to Consolidated Financial Statements

         44        Independent Auditors' Report

         44    Common Stock Price Range & Dividends

               Corporate Organization - INSIDE BACK COVER

[LOGO] MESSAGE TO SHAREHOLDERS
--------------------------------------------------------------------------------


[PHOTOGRAPH--NAOAKI SHIBUYA, PRESIDENT, CPB INC. (LEFT),
AND JOICHI SAITO, CHAIRMAN OF THE BOARD AND CHIEF
EXECUTIVE OFFICER, CPB INC. (RIGHT)]

To Our Shareholders:

     We are pleased to report that CPB Inc. and its subsidiary, Central Pacific Bank (CPB), continued to generate steady earnings in 1998 despite Hawaii's sluggish economic climate, which is now entering its ninth year. This economic environment has prompted our organization to refocus our resources and aggressively seek operating efficiencies. Significant steps were taken in 1998 to provide for long-term earnings growth and to secure a competitive position in Hawaii's dynamic financial services industry.

     The company enjoyed its fourth consecutive year of increased earnings, with reported net income of $15.07 million for the year ended December 31, 1998, an increase of 0.7 percent over 1997. Earnings per share of $1.46 increased by 2.8 percent over the $1.42 earned last year. Total assets of $1.56 billion increased by 4.3 percent compared to a year ago; total deposits of $1.27 billion increased by 6.4 percent; and net loans of $1.09 billion increased by 6.3 percent. Return on average assets was 1.00 percent, and return on average equity was 9.79 percent in 1998. Dividends totaled $0.52 per common share, increasing by 6.1 percent over the $0.49 declared in 1997.

     The Bank remains focused on strengthening its loan loss reserve and on improving asset quality. Allowance for loan losses of $20.1 million at year-end 1998 increased by 4.7 percent over the $19.2 million recorded a year ago. Provision for loan losses of $6.6 million in 1998 increased by 88.6 percent from $3.5 million in 1997. Aggressive management of problem assets resulted in a decrease of nonperforming assets and delinquent loans by 44.4 percent compared to a year ago.

     In 1998 we took several important steps to strengthen our company's future. Major accomplishments included:

      - Conversion of CPB's mainframe computer system to an integrated banking system that will provide for improved efficiencies and new products and services.

      - CPB's Year 2000 (Y2K) task force implemented an aggressive program and is on track toward meeting Y2K compliance requirements.

      - Opening of a new supermarket branch with extended banking hours seven days a week, making it CPB's eighth supermarket branch in a network of 27 branches statewide. Our traditional branch banking hours were also extended and certain branches will remain open on selected federal and state holidays.

      - Repurchase of 836,988 shares of CPB Inc. common stock, and the adoption of a Shareholder Rights Plan to prevent unfair tender offers and other abusive takeover tactics.

      -  An "outstanding" rating from the Federal Deposit Insurance Corporation
         (FDIC) for our Community Reinvestment Act (CRA) activities in Hawaii.

     We believe these achievements provide a solid base for CPBto succeed in the rapidly changing financial services industry.

     As CPB enters 1999, our 45th year of business in Hawaii, we remain committed to our mission TO BE THE BEST PROVIDER OF FINANCIAL SOLUTIONS FOR OUR CUSTOMERS. We approach the new millennium with the vision of being a market-driven company highly focused on internal efficiencies and superior customer service. By leveraging the technological enhancements made during the past year, we will be able to streamline operations, develop enhanced customer relationships and provide value-added products and services to better meet our customers' needs.

     We also want to assure our customers that the accuracy and security of their account information and their ability to access funds are top priorities in our aggressive program to achieve Y2K readiness.

     We regret to report the passing of Charlie Kimura in January 1999. Mr. Kimura served as a member of the board of directors and as a senior advisor to CPB. He was instrumental in the founding of the Bank and has had a significant impact on its growth and success throughout the years. We are grateful for his 30 years of wise counsel and dedicated service.

     On behalf of the board of directors, management team and employees, we wish to express our sincere appreciation for your continued support and confidence in CPB Inc. and Central Pacific Bank.

     Sincerely,


     /s/ Joichi Saito                   /s/ Naoaki Shibuya

     Joichi Saito                       Naoaki Shibuya
     Chairman of the Board              President
     and Chief Executive Officer

[LOGO] MESSAGE TO SHAREHOLDERS
--------------------------------------------------------------------------------

CHARTING A COURSE FOR THE NEW MILLENNIUM

     The financial services industry is experiencing a period of rapid change. With the banking industry continuing to change dramatically, we remain committed to providing customers with the financial resources necessary to make sound and prudent financial decisions in the new millennium.

     Central Pacific Bank undertook a number of important initiatives in 1998 that are summarized below.

CAPITALIZING ON NEW TECHNOLOGY FOR THE FUTURE

[PHOTOGRAPH--STOCK PHOTO OF FIBER OPTIC CABLE (LEFT TOP EDGE)]


CENTRAL PACIFIC BANK'S FIBER-OPTIC
NETWORK PROVIDES RELIABLE AND
SECURE TRANSFER OF INFORMATION
WHILE ALLOWING FOR FUTURE
TELECOMMUNICATIONS EXPANSION.



     Over the past several years, CPB has invested significant time and resources in the development of a highly efficient computer system and communication network to ensure the Bank can effectively compete in the new millennium.

     In July 1998, the Bank successfully upgraded and converted its mainframe computer system to a state-of-the-art integrated banking system to provide customers with increased convenience and enhanced products and services, as well as to improve operational efficiency.

ACHIEVING YEAR 2000 COMPLIANCE

     Detecting and solving the Y2K computer problem--the inability of some computers to recognize and process dates in the year 2000 and beyond--is the Bank's top corporate priority. Efforts to address Y2K issues extend company-wide, with committed involvement of financial, technical and management resources focused on achieving Y2K compliance. CPB has substantially completed its work to ensure that its computer systems are operating properly to process information at the turn of the century and beyond. The Bank's comprehensive plan to address and resolve the Y2K problem includes the following:

      > The Bank's internal Y2K task force, formed nearly three years ago, has actively evaluated and assessed the Y2K date change and the potential impact on the Bank's computer systems.

      > The Bank successfully converted its major banking hardware and software systems to a new integrated banking system during 1998. This integrated banking system is expected to solve a substantial part of the Bank's Y2K computer issues.

      > Interface testing with internal and external systems has already begun and is targeted for completion in 1999. We will also have sufficient time for retesting and resolving outstanding issues by year-end.

      > The Bank is also working with its customers, vendors and other institutions to coordinate Y2K preparedness and compliance.

      > CPB is working with bank regulators to ensure that the Company is on schedule to meet Y2K requirements.

[PHOTOGRAPH--Y2K SOLUTIONS GRAPHIC (BOTTOM LEFT EDGE)]

 2
---

ENHANCING PRODUCT AND SERVICE DELIVERY

      There continues to be increased competition from traditional, as well as non-traditional financial institutions. To provide added convenience and to meet these challenges, CPB has invested in a retail delivery network that reflects the changes in customer expectations. CPB offers a full range of financial services to its customers, with products such as trust and investment services, and PC business banking, which provides one-stop shopping for consumers.

      In addition, CPB's Internet web site continues to provide information on Bank products and services, and includes financial tools such as automobile and mortgage loan calculators, as well as Company news and financial highlights. This established presence on the World Wide Web will better position the Bank for future interactive electronic banking delivery systems.

      In March 1998, a supermarket branch was opened in Daiei Kaheka in Honolulu, making it CPB's eighth supermarket branch in a network of 27 branches statewide. Since its opening, the branch has recorded strong growth. In addition, most CPB branches statewide are operating with extended hours, and certain branches remain open for business on selected federal and state holidays.

      In the fourth quarter of 1998, CPB successfully completed the sale of its credit card portfolio to MBNA America Bank N.A. (MBNA), one of the largest providers of credit card services in the nation. The Bank sold its credit card portfolio in the interest of giving customers an enhanced credit card program, to streamline its bank card operations and to provide for improved cost efficiencies. CPB-branded credit cards continue to be marketed by the Bank and serviced through MBNA.

      The Bank's Trust Division, now in its sixth year of operation, provides a full range of investment management, custodial and other fiduciary services. In 1998, the division recorded substantial growth with a 22 percent increase in assets under management, a 30 percent increase in accounts managed and a 45 percent increase in revenues over the previous year.

BUILDING SHAREHOLDER VALUE

     During the past year, CPB Inc.'s board of directors implemented the following strategic initiatives to enhance shareholder value.

     Affirming confidence in the future of the Company, the board of directors authorized a program to repurchase up to 5 percent of common stock outstanding in April 1998. A decline in third quarter market prices provided the Company an opportunity to further optimize capital levels and enhance shareholder value. This resulted in the authorization of a second stock repurchase program in September to repurchase an additional 5 percent of its outstanding shares. A total of 836,988 shares of common stock was repurchased during the year.



[PHOTOGRAPH--NEW CPB KAHEKA DAIEI SUPERMARKET BRANCH (TOP RIGHT EDGE)]


CENTRAL PACIFIC BANK CONTINUES TO RESPOND TO THE GROWING CUSTOMER NEED
FOR CONVENIENT, COST-EFFECTIVE BANKING SOLUTIONS AND IN 1998 OPENED ITS EIGHTH SUPERMARKET BRANCH. THE BANK HAS A CURRENT NETWORK OF 19 TRADITIONAL BRANCHES, 8 SUPERMARKET BRANCHES AND 62 AUTOMATED TELLER MACHINES (ATM) THROUGHOUT THE STATE.


                                                                            3
                                                                           ---

[LOGO] MESSAGE TO SHAREHOLDERS
-------------------------------------------------------------------------------

     In August, a Shareholder Rights Plan was adopted. The purpose of this Plan is to help ensure that shareholders receive fair and equal treatment in the event of unsolicited or coercive attempts to acquire CPB Inc. The Plan is also intended to guard against unfair tender offers and other abusive takeover tactics. Although management knows of no planned or threatened offers to acquire CPB Inc., this measure was deemed to be in the best interest of its shareholders.

INVESTING IN HAWAII'S COMMUNITIES

     CPB considers active community involvement an important element in building strong business relationships. The Bank's commitment to the communities it serves extends far beyond the banking services it provides. Among the many community causes the Bank supports are: Aloha United Way; American Cancer Society; Boy Scouts of America; Chamber of Commerce organizations; Kapi'olani Medical Center for Women & Children; the KSSK Radio Posse, a crime-solving program; University of Hawaii at Manoa Endowed Scholarship Fund and many other organizations.

     In addition, CPB is a strong proponent of small business in Hawaii and is proud to provide funding to the Immigrant Center--a 25-year-old nonprofit organization with headquarters in Kalihi that provides loans and entrepreneurship training to start-up and small businesses. Funds contributed by the Bank are used to administer loans throughout the state of Hawaii using the highly successful model developed for the U.S. Small Business Administration Microloan Demonstration Program.

     CPB's chairman and CEO, Joichi Saito, was appointed president of the Hawaii Bankers Association (HBA) in fiscal year 1998. This position will enable CPB to play a major role in Hawaii's financial community. Mr. Saito is responsible for leading its membership and setting the Association's course for the year. HBA is the state's premier financial trade organization whose membership comprises all Hawaii's commercial banks.

CENTRAL PACIFIC BANK'S MISSION

      For the past 45 years, CPB's emphasis on providing superior customer service and quality products has allowed us to strategically position CPB as Hawaii's premier community bank. As we approach the new millennium, we reaffirm our commitment to our shareholders and employees who have supported us in our mission TO BE THE BEST PROVIDER OF FINANCIAL SOLUTIONS FOR OUR CUSTOMERS.


[PHOTOGRAPH--HAWAII IMMIGRANT CENTER CHECK PRESENTATION. DR. MYAING THEIN, EXECUTIVE DIRECTOR, THE IMMIGRANT CENTER (LEFT). JOICHI
SAITO, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, CPB INC.
(RIGHT)]


CENTRAL PACIFIC BANK'S COMMITMENT TO SUPPORTING PROGRAMS AND
ORGANIZATIONS THAT SERVE TO BENEFIT HAWAII'S ECONOMIC EXPANSION IS DEMONSTRATED BY ITS SUPPORT OF THE IMMIGRANT CENTER. THE NONPROFIT CENTER IS DEDICATED TO PROVIDING IMMIGRANTS AND REFUGEES WITH LOANS AND
ENTREPRENEURSHIP TRAINING FOR START-UP AND SMALL BUSINESSES.


 4
---

[LOGO] BOARD OF DIRECTORS, OFFICERS, LEGAL COUNSEL, AUDITORS AND ADVISORS
-------------------------------------------------------------------------------
As of January 31, 1999


CPB INC.

JOICHI SAITO
Chairman of the Board &
Chief Executive Officer

NAOAKI SHIBUYA
President

AUSTIN Y. IMAMURA
Vice President & Secretary

NEAL K. KANDA
Vice President & Treasurer

BOARD OF DIRECTORS

JOSEPH F.  BLANCO*
Executive Assistant to the
Governor, State of Hawaii

PAUL DEVENS
Attorney-at-Law; Of Counsel, Devens,
Nakano, Saito, Lee, Wong & Ching

ALICE F. GUILD
Managing Director, Iolani Palace

DENNIS I. HIROTA, PH.D.
Registered Professional Engineer;
Licensed Professional Land Surveyor;
President, Sam O. Hirota, Inc.,
Engineering and Surveying

CLAYTON K. HONBO, M.D.*
Obstetrics & Gynecology

STANLEY W. HONG
President and Chief Executive Officer,
The Chamber of Commerce of Hawaii;
Attorney-at-Law

SHUNICHI OKUYAMA
Senior Managing Director,
The Sumitomo Bank, Ltd.

PAUL KOSASA*
President & Chief Executive Officer,
MNS, Ltd., dba ABC Stores

GILBERT J. MATSUMOTO*
Certified Public Accountant;
Principal-President,
The Matsumoto Group,
Certified Public Accountants

DANIEL M. NAGAMINE
President-Treasurer,
Flamingo Enterprises, Inc.;
Certified Public Accountant

JOICHI SAITO
Chairman of the Board & Chief
Executive Officer, CPB Inc. &
Central Pacific Bank;
Chairman of the Board,
CPB Properties, Inc.

YOSHIHARU SATOH
Retired Chairman of the Board
& Chief Executive Officer,
CPB Inc. & Central Pacific Bank;
retired Chairman of  the Board, CPB
Properties, Inc.

NAOAKI SHIBUYA
President, CPB Inc.; President
& Chief Operating Officer, Central
Pacific Bank;  President, CPB
Properties, Inc.

MINORU UEDA*
Retired Vice Chairman  of the Board,
Central Pacific Bank; retired
President, CPB Properties, Inc.


*CENTRAL PACIFIC BANK ONLY

AUDIT DEPARTMENT

JON K. NAKAMOTO
Vice President & Manager

LOAN REVIEW DEPARTMENT

RUTH MENDE-YANAGIDA
Vice President



CENTRAL PACIFIC BANK
EXECUTIVE OFFICE

JOICHI SAITO
Chairman of the Board
& Chief Executive Officer

NAOAKI SHIBUYA
President & Chief
Operating Officer

COMPLIANCE DEPARTMENT
KATHLEEN M. RODRIGUEZ
Compliance Officer

SERVICE QUALITY DEPARTMENT
BERNADETTE B. ESHIMA
Acting Manager

TRUST DIVISION
GARY S. MORIMOTO
Vice President & Manager

COMMERCIAL FINANCE GROUP
ALWYN S. CHIKAMOTO
Senior Vice President & Manager

BUSINESS BANKING DIVISION
CANDICE Y. NAITO
Vice President & Manager

CORPORATE BANKING DIVISION
ALWYN S. CHIKAMOTO
Senior Vice President & Manager

REAL ESTATE LOAN DIVISION
CLIFFORD K. FUJIWARA
Senior Vice President & Manager

CREDIT ADMINISTRATION GROUP
AUSTIN Y. IMAMURA
Executive Vice President, Manager
   & Secretary

LOAN OPERATIONS DIVISION
CARL T. NAGASAKO
Vice President & Manager

CREDIT AND LEGAL DIVISION
WALTER K. HORIKOSHI
Senior Vice President & Manager

SPECIAL CREDITS & COLLECTIONS
   DIVISION
ALLAN M. KOMATSU
Vice President & Manager

FINANCE & OPERATIONS GROUP
NEAL K. KANDA
Executive Vice President & Manager

CONTROLLERS DIVISION
SHERRI Y. YIM
Vice President & Manager

OPERATIONS DIVISION
RAYMOND T. KUROSU
Senior Vice President & Manager

INFORMATION SERVICES DIVISION
DAVID J.W. CHANG
Senior Vice President & Manager

HUMAN RESOURCES DIVISION
RITA S. FLYNN
Vice President & Manager

RETAIL BANKING GROUP
WAYNE H. KIRIHARA
Senior Vice President & Manager

BRANCH ADMINISTRATION
   DIVISION
CLIFFORD Y. KAWANO
Vice President & Manager

CONSUMER BANKING DIVISION
NORMAN M. NAKASONE
Vice President & Manager

MARKETING DIVISION
TODD R. YAMANAKA
Vice President & Manager




CENTRAL PACIFIC BANK
BRANCHES

OAHU
MAIN BRANCH
FREDERICK T. TAKAMOTO
Senior Vice President & Manager

REGION I
MICHAEL T. HIRAO
Vice President & Regional Manager

HAWAII KAI BRANCH
KAIMUKI BRANCH
KING-SMITH BRANCH
MAKIKI BRANCH
MOILIILI BRANCH
WAIKIKI BRANCH
WARD BRANCH

REGION II
ROLAND H.H. CHANG
Vice President & Regional Manager
KAILUA BRANCH
KALIHI BRANCH
KANEOHE BRANCH
MAPUNAPUNA BRANCH
MILILANI BRANCH
PEARLRIDGE BRANCH
WAIPAHU BRANCH

REGION III
CLIFTON K. TSUJI
Senior Vice President &
Regional Manager

HAWAII
HILO BRANCH
KAILUA-KONA BRANCH

KAUAI
LIHUE BRANCH

MAUI
KAHULUI BRANCH

IN-STORE BRANCHES
BENNETTE M. EVANGELISTA
Vice President & Manager

OAHU
KAHALA BRANCH
in Times Super Market

KAHEKA BRANCH
in Daiei

KAIMUKI BRANCH
in Times Super Market

PEARL CITY BRANCH
in Daiei

ROYAL KUNIA BRANCH
in Times Super Market

WAIPAHU BRANCH
in Daiei

HAWAII
HILO BRANCH
in Sure Save Supermarket

KAUAI
KAPAA BRANCH
in Big Save Value Center

CPB REAL ESTATE INC.

JOICHI SAITO
President

NAOAKI SHIBUYA
Vice President

AUSTIN Y. IMAMURA
Secretary

NEAL K. KANDA
Treasurer



CPB Properties, Inc.
JOICHI SAITO
Chairman of the Board

NAOAKI SHIBUYA
President

AUSTIN Y. IMAMURA
Senior Vice President
 & Secretary

NEAL K. KANDA
Senior Vice President
& Treasurer

LEGAL COUNSEL
DEVENS, NAKANO, SAITO,
   LEE, WONG & CHING
MANATT, PHELPS & PHILLIPS, LLP

AUDITORS
KPMG LLP

SENIOR ADVISORS
SAKAE TAKAHASHI
Chairman Emeritus

ERNEST H. HARA
DANIEL K. INOUYE, U.S. SENATOR
SIDNEY S. KOSASA
EATON MAGOON, JR.
SHINSUKE NAKAMINE
HAROLD K. YAMANAKA
LESTER B.K. YEE, M.D.

NEIGHBOR ISLAND ADVISORS

ISLAND OF HAWAII (HILO)
TSUNEO AKIYAMA
ROLAND HIGASHI
THOMAS HIRANO
JAMES T. LAMBETH, M.D.
GERRIT R. LUDWIG, M.D.
REX MATSUNO
JACK MIYASHIRO
ERNEST A. SAKAMOTO, D.D.S.

ISLAND OF HAWAII
   (KAILUA-KONA)
JAMES W. HIGGINS
WALLY K. ICHISHITA
WILLIAM KIMI, JR.
JEAN A. MURPHY, GRI, CIPS

ISLAND OF KAUAI
LINDBERGH AKITA
DENNIS M. ESAKI
CLYDE T. ISHIDA, D.M.D.
JOSEPH N. KOBAYASHI, ESQ.
RICHARD MAEDA
CAROLYN A. NII, CPA
FRANK NONAKA
ALLAN A. SMITH
ROY TANAKA
DENNIS R. YAMADA, ESQ.

ISLAND OF MAUI
HILARIO A. AQUILIZAN, M.D.
HITOSHI HIRAYAMA
LAWRENCE N. C. ING, ESQ.
HOWARD MIYAMOTO, D.D.S.
NAOKI TOKUHISA
MARIA A. UNEMORI, CPA
MASARU "PUNDY" YOKOUCHI

                                                                             5
                                                                            ---

[LOGO] FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------
       CPB INC. AND SUBSIDIARY



(In thousands, except per share data)                                    1998               1997          Change
-------------------------------------------------------------------------------------------------------------------
AT YEAR END

Assets                                                             $1,560,885         $1,497,101             4.3%

Deposits                                                            1,269,123          1,193,158             6.4

Net Loans                                                           1,085,846          1,021,859             6.3

Stockholders' Equity                                                  148,066            151,742            -2.4

Number of Shares Outstanding                                            9,798             10,579            -7.4

Book Value Per Share                                               $    15.11         $    14.34             5.4
-------------------------------------------------------------------------------------------------------------------

FOR THE YEAR

Net Income                                                         $   15,069         $   14,959             0.7%

   Per Share - Basic                                                     1.46               1.42             2.8

   Per Share - Diluted                                                   1.45               1.40             3.6

Cash Dividends Declared                                                 5,335              5,176             3.1

   Per Share                                                             0.52               0.49             6.1
-------------------------------------------------------------------------------------------------------------------


                              94        95        96        97       98
                              --        --        --        --       --
DEPOSITS
(IN MILLIONS)
                             $1,082   $1,138     $1,124   $1,193   $1,269


NET LOANS
(IN MILLIONS)
                             $  974   $  970    $1,024    $1,022   $1,066


NET INCOME
(IN MILLIONS)
                             $13.5    $13.9      $14.1    $15.0    $15.1


 6
---

[LOGO] SELECTED CONSOLIDATED FINANCIAL DATA
-------------------------------------------------------------------------------

     The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1998, 1997 and 1996, and with respect to the consolidated balance sheets at December 31, 1998 and 1997, are derived from the consolidated financial statements which have been audited by KPMG LLP, independent auditors, included in this Annual Report. The selected statement of income data for the years 1995 and 1994, and the selected balance sheet data at December 31, 1996, 1995 and 1994, are derived from audited consolidated financial statements which are not included in this Annual Report.

                           Year Ended December 31,

(Dollars in thousands, except per share data)                         1998           1997          1996         1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:
Total interest income                                           $  111,792     $  110,332    $  104,287   $  107,802    $   93,793
Total interest expense                                              46,705         44,695        41,679       44,745        31,600
Net interest income                                                 65,087         65,637        62,608       63,057        62,193
Provision for loan losses                                            6,600          3,500         2,500        3,300         3,300
Net interest income after provision for loan losses                 58,487         62,137        60,108       59,757        58,893
Other operating income                                              16,822         10,827        10,715       10,723        10,708
Other operating expense                                             51,273         48,646        47,496       47,638        47,332
Income before income taxes                                          24,036         24,318        23,327       22,842        22,269
Income taxes                                                         8,967          9,359         9,236        9,034         8,786
Net income                                                          15,069         14,959        14,091       13,808        13,483
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (YEAR-END):
Interest-bearing deposits in other banks                        $   10,469     $   34,188    $   26,297   $    7,140    $   40,277
Investment securities (1)                                          351,436        320,711       240,458      283,627       243,788
Loans                                                            1,105,912      1,041,023     1,041,976      990,356       991,968
Allowance for loan losses                                           20,066         19,164        19,436       20,156        18,296
Total assets                                                     1,560,885      1,497,101     1,403,165    1,371,909     1,381,539
Core deposits (2)                                                  924,960        875,920       859,280      878,065       878,660
Total deposits                                                   1,269,123      1,193,158     1,123,614    1,138,319     1,081,909
Long-term debt                                                     118,289        127,705       115,840       81,107        68,307
Total stockholders' equity                                         148,066        151,742       140,882      132,507       121,103
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:  (3)
Basic earnings per share                                        $     1.46     $     1.42    $     1.34   $     1.32    $     1.29
Diluted earnings per share                                            1.45           1.40          1.33         1.31          1.28
Cash dividends declared                                               0.52           0.49          0.48         0.46          0.44
Book value                                                           15.11          14.34         13.37        12.62         11.57
Weighted average shares outstanding (in thousands)                  10,354         10,555        10,530       10,480        10,468
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
Return on average assets                                              1.00%          1.04%         1.04%        1.00%         1.03%
Return on average stockholders' equity                                9.79          10.18         10.27        10.79         11.48
Average stockholders' equity to average assets                       10.20          10.26         10.09         9.29          8.99
Net interest margin (4)                                               4.65           4.89          4.89         4.87          5.10
Net charge-offs to average loans                                      0.53           0.36          0.32         0.14          0.23
Nonperforming assets to year-end loans &other real estate (5)         1.27           1.92          1.41         0.59          1.84
Allowance for loan losses to year-end loans                           1.81           1.84          1.87         2.04          1.84
Allowance for loan losses to nonaccrual loans                       155.17         116.76        143.97       562.55        113.95
Dividend payout ratio                                                35.62          34.51         35.82        34.85         34.11
-----------------------------------------------------------------------------------------------------------------------------------

(1) Held-to-maturity securities at amortized cost, available-for-sale securities at fair value.

(2) Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.

(3) Adjusted for a two-for-one split of CPB Inc. common stock effective November 14, 1997.

(4) Computed on a taxable equivalent basis.

(5) Nonperforming assets include nonaccrual loans and other real estate.

                                                                            7
                                                                           ---

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------


     Share and per share information in Management's Discussion and Analysis and elsewhere in this Annual Report have been adjusted for a two-for-one split of CPB Inc. common stock, effective November 14, 1997.

OVERVIEW

     CPB Inc. (the "Company") and its subsidiary, Central Pacific Bank (the "Bank"), reported net income in 1998 of $15.1 million increasing by 0.7% over $15.0 million earned in 1997. Net income of $14.1 million was reported in 1996. Net income in 1998 was primarily impacted by a $4.6 million gain realized from the sale of the Company's credit card portfolio, offset by a $3.1 million increase in provision for loan losses. Basic earnings per share of $1.46 in 1998 increased by 2.8% over $1.42 in 1997, which increased by 6.0% over $1.34 in 1996. Cash dividends per share of $0.52 in 1998 increased from $0.49 and $0.48 in 1997 and 1996, respectively. Return on average assets of 1.00% decreased from 1.04% posted in each of the two previous years. Return on average stockholders' equity declined to 9.79% from 10.18% in 1997 and 10.27% in 1996.

     The Company recorded four years of earnings increases operating in the state of Hawaii's economy, which experienced economic difficulties for the eighth consecutive year. Tourism, the state's primary industry, was negatively impacted by the Asian financial crisis as eastbound visitor arrivals declined by roughly 10% from 1997 levels. Westbound visitor arrivals grew at a pace to significantly offset the eastbound decline. The state's construction activity also declined; however, certain indicators of future construction activity showed positive signs during the second half of 1998. Home resale activity increased during the year but average resale prices continued to decline. Personal bankruptcy filings in Hawaii increased by 29% over the previous year and for a twelve-month period in 1998, Hawaii led the nation in percentage increase in filings. The state's unemployment rate for the year peaked at 6.6% in June 1998, ending at 5.4% in December compared to the 4.3% national rate.

     Nonetheless, the Company's balance sheet grew during 1998, while nonaccrual and delinquent loans decreased. Total assets at December 31, 1998 of $1,560.9 million increased by $63.8 million or 4.3%. Investment securities of $351.4 million increased by $30.7 million or 9.6%. Net loans of $1,085.8 million increased by $64.0 million or 6.3%, mainly due to increases in commercial and commercial mortgage loans. Nonperforming assets and loans delinquent for 90 days or more decreased to $19.5 million from $35.1 million a year ago.

     Deposits increased by $76.0 million or 6.4% to $1,269.1 million at year-end 1998. Offsetting deposit growth were decreases in long-term debt of $9.4 million or 7.4% to $118.3 million and stockholders' equity of $3.7 million or 2.4% to $148.1 million, compared to year-end 1997. The decrease in stockholders' equity was due to the Company's stock repurchase program, which is discussed in the Capital Resources section.

     Despite the continued strength of the U. S. economy, Management does not expect significant growth in the local economy in 1999. Furthermore, the economic weakness in Japan and the rest of Asia is expected to prolong the adverse effect on tourism and foreign investment in Hawaii. Consequently, lack of significant improvement in the state's economy is likely to continue to have a negative impact on the Company's growth and levels of nonperforming loans and related loan losses.

     The Company has been evaluating its computer systems to assess the nature and extent of Year 2000 problems. The Company successfully converted its major banking hardware and software systems to a new integrated banking system during 1998. This integrated banking system is expected to solve a substantial part of the Bank's Year 2000 problem. Assessments of the Year 2000 impact of this system and all other mission-critical computer systems have been completed and the testing phase has been substantially completed. Year 2000 examinations of the Bank's mission-critical systems were conducted by the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation ("FDIC") in the fourth quarter of 1998. Additionally, the Company has communicated with third parties, including all major vendors and customers, with respect to Year 2000 compliance efforts. As the Company has not yet received all necessary assurances, contingency plans have been reviewed and updated to prepare for possible problems with these third parties. Year 2000 compliance has also been incorporated into the Company's loan underwriting standards, and a Year 2000 risk factor has been incorporated into the allowance for loan losses to address potential Year 2000-related defaults. Expenditures related to the new integrated banking system have been capitalized and are being amortized over their respective useful lives. To date, equipment and software expenditures totaled approximately $3.5 million out of a projected $4 million to be spent. Expenditures related to the Company's technical staff and other Year 2000 remediation costs are being expensed during the periods incurred. Future expenditures to address the Year 2000 issue are not expected to have a material impact on the Company's results of operations.


 8
---

     Certain matters discussed in this Annual Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, Year 2000 compliance, net interest income, net interest margin, the levels of nonperforming loans, loan losses and the allowance for loan losses, partnership income and liquidity that involve certain risks and uncertainties. Important factors that could cause the results to differ from those discussed in this report include, but are not limited to, general business conditions in the state of Hawaii, the real estate market in Hawaii, competitive conditions among financial institutions, regulatory changes in the financial services industry, the ability of other entities to become Year 2000 compliant, differences between actual and estimated market rates or price changes upon which certain assumptions are based, the makeup of the Company's portfolio of risk-sensitive instruments and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998.

RESULTS OF OPERATIONS

NET INTEREST INCOME

     Table 1 sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates

Table 1. Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

                                                                                        Year Ended December 31,
                                                          1998                                     1997
                                             ---------------------------------        ------------------------------
                                                           Average    Amount                      Average     Amount
                                             Average       Yield/       of              Average    Yield/       of
(Dollars in thousands)                       Balance        Rate      Interest          Balance     Rate     Interest
-------------------------------------------------------------------------------------------------------------------------
Assets:
Interest earning assets:
    Interest-bearing deposits in
      other banks                            $   15,041      5.64%    $    849        $   43,362     5.55%    $  2,405
    Federal funds sold                               70      5.71            4                85     5.88            5
    Taxable investment securities(1)            302,774      6.41       19,400           251,693     6.32       15,895
    Tax-exempt investment securities(1)          35,050      6.82        2,392            15,697     7.28        1,143
    Loans (2)                                 1,071,350      8.42       90,237         1,044,538     8.77       91,559
-------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets           1,424,285      7.93      112,882         1,355,375     8.19      111,007
Nonearning assets                                83,920                                   77,063
-------------------------------------------------------------------------------------------------------------------------
      Total assets                           $1,508,205                               $1,432,438

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
    Interest-bearing demand deposits         $   99,059      1.30%    $  1,285 $          95,056     1.35%    $  1,287
    Savings and money market deposits           401,936      2.74       11,015           398,667     2.78       11,096
    Time deposits under $100,000                207,584      4.59        9,538           204,871     4.73        9,700
    Time deposits $100,000 and over             322,653      5.16       16,640           290,340     5.21       15,116
    Short-term borrowings                        13,281      5.45          724             5,528     5.39          298
    Long-term debt                              128,274      5.85        7,503           120,452     5.98        7,198

      Total interest-bearing liabilities      1,172,787      3.98       46,705         1,114,914     4.01       44,695
Noninterest-bearing deposits                    162,625                                  155,232
Other liabilities                                18,927                                   15,384
Stockholders' equity                            153,866                                  146,908
-------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
        equity                               $1,508,205                               $1,432,438
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                                   $ 66,177                                $ 66,312
-------------------------------------------------------------------------------------------------------------------------
Net interest margin                                          4.65%                                   4.89%
-------------------------------------------------------------------------------------------------------------------------



                                                             1996
                                                ------------------------------
                                                           Average     Amount
                                                 Average    Yield/       of
(Dollars in thousands)                           Balance     Rate    Interest
------------------------------------------------------------------------------
Assets:
Interest earning assets:
    Interest-bearing deposits in
      other banks                              $    7,924     5.28%   $   418
    Federal funds sold                                 22     4.55          1
    Taxable investment securities(1)              261,934     5.94     15,568
    Tax-exempt investment securities(1)             4,917     4.47        220
    Loans (2)                                   1,010,255     8.74     88,310
------------------------------------------------------------------------------
      Total interest earning assets             1,285,052     8.13    104,517
Nonearning assets                                  74,678
------------------------------------------------------------------------------
      Total assets                             $1,359,730

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
    Interest-bearing demand deposits           $   94,389     1.36%  $  1,284
    Savings and money market deposits             392,603     2.80     10,977
    Time deposits under $100,000                  194,950     4.80      9,348
    Time deposits $100,000 and over               266,821     5.16     13,755
    Short-term borrowings                           8,844     5.52        488
    Long-term debt                                 96,741     6.02      5,827

      Total interest-bearing liabilities        1,054,348     3.95     41,679
Noninterest-bearing deposits                     153,288
Other liabilities                                 14,923
Stockholders' equity                             137,171
------------------------------------------------------------------------------
      Total liabilities and stockholders'
        equity                                 $1,359,730
------------------------------------------------------------------------------
Net interest income                                                  $ 62,838
------------------------------------------------------------------------------
Net interest margin                                           4.89%
------------------------------------------------------------------------------



(1) At amortized cost.
(2) Includes nonaccrual loans.


                                                                             9
                                                                            ---

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

thereon. Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the tables and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35%.

     Net interest income in 1998 decreased by $0.1 million or 0.2% from 1997, mainly due to a decline in yields on interest earning assets. Investment securities increased over 1997 as higher yielding loans decreased as a percentage of total assets.

     Interest income in 1998 increased by $1.9 million or 1.7% due to a $68.9 million or 5.1% increase in average interest earning assets, primarily investment securities, offset by a decrease in average yield to 7.93% from 8.19% in 1997. Interest on investment securities increased by $4.8 million or 27.9% due to higher average volume. Interest on interest-bearing deposits in other banks decreased by $1.6 million or 64.7% due to lower average volume. Interest and fees on loans decreased by $1.3 million or 1.4% due to lower average yield, affected by interest forgone on nonaccrual loans totaling $1.2 million and the general decline in interest rates.

     Interest expense in 1998 increased by $2.0 million or 4.5% due to an increase of $57.9 million or 5.2% in average interest-bearing liabilities. The average rate paid on those liabilities in 1998 decreased to 3.98% from 4.01% in 1997 reflecting the general decline in interest rates. Average time deposits $100,000 and over increased by $32.3 million or 11.1% and accounted for 76% of the increase in interest expense. The average rate on those funds was 5.16% in 1998, relatively unchanged from the previous two years. Average short-term borrowings and long-term debt, which increased identically by $7.8 million, accounted for the remainder of the increase in interest expense. Average interest-bearing deposits, excluding large time deposits, increased by $10.0 million or 1.4% with related interest expense decreasing by $0.2 million or 1.1% from 1997.

     Net interest income in 1997 increased by $3.5 million or 5.5% over 1996. Interest income increased by $6.5 million or 6.2% primarily due to the increase in volume on interest earning assets. Interest income on interest-bearing deposits in other banks and interest and fees on loans accounted for most of the increase in interest income. Interest expense increased in 1997 by $3.0 million or 7.2% primarily due to increases in average time deposits $100,000 and over and long-term debt.

     As a result, net interest margin in 1998 decreased to 4.65% from 4.89% in both 1997 and 1996. The decline in 1998 may not be


Table 2.  Analysis of Changes in Net Interest Income (Taxable Equivalent)


                                                                              Year Ended December 31,

                                                         1998 Compared to 1997                    1997 Compared to 1996
                                                     --------------------------------        --------------------------------
                                                    Increase (Decrease)                     Increase (Decrease)
                                                     Due to Change in:                       Due to Change in:
                                                    --------------------                    ---------------------
(Dollars in thousands)                               Volume      Rate      Net Change        Volume       Rate     Net Change
-----------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
     Interest-bearing deposits in other banks       $(1,572)   $    16      $(1,556)          $1,871     $  116       $1,987
     Federal funds sold                                  (1)        --           (1)               3          1            4
     Taxable investment securities                    3,228        277        3,505             (608)       935          327
     Tax-exempt investment securities                 1,409       (160)       1,249              482        441          923
     Loans                                            2,351     (3,673)      (1,322)           2,996        253        3,249
-----------------------------------------------------------------------------------------------------------------------------
         Total interest earning assets                5,415     (3,540)       1,875            4,744      1,746        6,490
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
     Interest-bearing demand deposits                    54        (56)          (2)               9         (6)           3
     Savings and money market deposits                   91       (172)         (81)             170        (51)         119
     Time deposits under $100,000                       128       (290)        (162)             476       (124)         352
     Time deposits $100,000 and over                  1,684       (160)       1,524            1,214        147        1,361
     Short-term borrowings                              418          8          426             (183)        (7)        (190)
     Long-term debt                                     468       (163)         305            1,427        (56)       1,371
-----------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing liabilities           2,843       (833)       2,010            3,113        (97)       3,016
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $ 2,572    $(2,707)     $  (135)          $1,631     $1,843       $3,474
-----------------------------------------------------------------------------------------------------------------------------

 10
----
indicative of a downward trend to the extent that nonaccrual and charged-off loans decrease in 1999.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

     Provision for loan losses ("Provision") is determined by Management's ongoing evaluation of the loan portfolio and their assessment of the ability of the allowance for loan losses ("Allowance") to cover inherent losses. The Company's methodology for determining the adequacy of the Allowance and the Provision takes into account many factors, including the level and trend of nonperforming and potential problem loans, net charge-off experience, current repayment by borrowers, fair value of collateral securing specific loans, general economic factors in Hawaii and a risk factor attributable to borrowers' potential Year 2000-related failures. The Company's Provision was $6.6 million, $3.5 million and $2.5 million in 1998, 1997 and 1996, respectively. Net loan charge-offs increased to $5.7 million compared to $3.8 million in 1997 and $3.2 million in 1996, or when expressed as a percentage of average loans, increased to 0.53% from 0.36% in 1997 and 0.32% in 1996. Net charge-offs of $3.6 million on loans secured by real estate in 1998 increased from $1.6 million charged off in 1997, with $1.9 million from residential mortgage loans and the remainder primarily attributed to commercial mortgage loans to a large borrower. Commercial, financial and agricultural loan net charge-offs of $0.8 million decreased from $1.1 million in 1997. Consumer loan net charge-offs of $1.3 million increased from $1.1 million in 1997, one-half from credit card receivables and the remainder primarily due to indirect automobile loans. The Allowance expressed as a percentage of loans was 1.81% at December 31, 1998 compared to 1.84% and 1.87% at the previous two year-ends. In Management's judgment, the Allowance at year-end 1998 was adequate to cover losses inherent in the loan portfolio.

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

     Total nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest decreased to $19.5 million at December 31, 1998 from $35.1 million a year ago. Nonaccrual loans of $12.9 million decreased from $16.4 million at year-end 1997. The reduction was due to payments on three loans totaling $4.5 million and charge-offs of $1.4 million during 1998. Additions to nonaccrual loans were comprised of a $1.7 million loan secured by a multi-family residential building and a number of loans secured by residential properties. Other real estate of $1.2 million, which decreased from $3.7 million held a year ago, was comprised of two residential properties. Loans delinquent for 90 days or more, which decreased to $5.4 million from $12.2 million a year ago, were primarily comprised of residential mortgage loans. Loans transferred to nonaccrual status accounted for $4.1 million of the reduction. There were no restructured loans still accruing interest at December 31, 1998, compared to $2.7 million reported a year ago. Accounting for nonperforming assets is discussed in note 1 to the consolidated financial statements on page 23 of this Annual Report.

OTHER OPERATING INCOME

     Table 4 sets forth components of other operating income and the total as a percentage of average assets.

     Other operating income of $16.8 million in 1998 increased by $6.0 million or 55.4% over 1997, which increased by $112,000 or 1.0% over 1996. Income from fiduciary activities increased by 46.4% to $644,000 in 1998, and service charges on deposit accounts increased by 16.7% due to enhanced collection efforts of fees for business services and changes in the Bank's fee schedule. Fee increases were originated in 1997, which resulted in that year's income increasing by 8.6% over 1996. Equity in earnings of unconsolidated subsidiaries decreased to $420,000 from $489,000 in 1997 and $681,000 in 1996, due to the continued decline in earnings from partnership-owned properties reflecting the oversupply of office space in Honolulu. Losses related to Trans-Pacific Mortgage Group LLC, a mortgage banking partnership established in 1997 in which the Company has 49% ownership, also contributed to the decline in income. A description of unconsolidated subsidiaries is presented in note 7 to the consolidated financial statements on pages 28 and 29 of this Annual Report.

     Fees on foreign exchange of $616,000 in 1998 declined from the past two years, reflecting the decreased Japanese yen currency activity in Hawaii. Investment securities gains of $254,000 were recorded during the year. Gains on sales of loans of $4.3 million resulted from a nonrecurring gain of $4.6 million realized from the sale of the


                                                                            11
                                                                           ----

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Bank's credit card portfolio. As a result of the sale, the Bank will see decreases in interest income from the higher-yielding portfolio, as well as interchange and other fees related to the use of the credit cards. Income from bank-owned life insurance accounted for the increase in other income in each of the last two years. Bank-owned life insurance provides an opportunity to earn tax-advantaged income as an indirect financing source for liabilities related to the Bank's defined benefit retirement plan. Total other operating income expressed as a percentage of average assets was 1.12% in 1998, 0.76% in 1997 and 0.79% in 1996. Excluding the gain from sale of the credit card portfolio, the 1998 percentage was 0.81%.

OTHER OPERATING EXPENSE

     Table 5 sets forth components of other operating expense and the total as a percentage of average assets.

     Other operating expense of $51.3 million increased by $2.6 million or 5.4% over 1997, which increased by $1.2 million or 2.4% over 1996. Salaries and employee benefits of $26.5 million increased by 2.6% over 1997, which also increased by 3.2% over 1996, while the number of employees decreased to 587 at year-end 1998 from 600 a year ago. The increase in 1998 was mainly attributed to annual merit increases and bonuses and overtime compensation related to the Year 2000 project and integrated banking system conversion. Pension

Table 3. Nonperforming Assets, Past Due and Restructured Loans


                                                                                              December 31,
(Dollars in thousands)                                                   1998         1997         1996         1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans
     Real estate:
         Mortgage - commercial                                          $ 6,830      $13,979      $ 8,863      $ 2,012      $ 2,278
         Mortgage - residential                                           5,037        1,081        2,462        1,571           10
         Construction                                                      --           --           --           --          1,612
     Commercial, financial and agricultural                               1,065        1,312        2,175         --         12,156
     Installment                                                           --             41         --           --            --
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                                               12,932       16,413       13,500        3,583       16,056
Other real estate                                                         1,155        3,677        1,235        2,231        2,242
-----------------------------------------------------------------------------------------------------------------------------------
     Total nonperforming assets                                          14,087       20,090       14,735        5,814       18,298
Loans delinquent for 90 days or more
     Real estate:
         Mortgage - commercial                                              315          311          341        3,094          535
         Mortgage - residential                                           4,206       10,112        4,366        4,032        4,244
         Construction                                                      --           --           --           --            227
     Commercial, financial and agricultural                                 706        1,302        1,038        1,493        7,550
     Installment                                                            168          508          568          570          316
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                                                5,395       12,233        6,313        9,189       12,872
Restructured loans still accruing interest
     Real estate:
         Mortgage - commercial                                             --          2,727       11,095        5,974        7,561
     Commercial, financial and agricultural                                --           --          1,723         --            925
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                                                 --          2,727       12,818        5,974        8,486
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or more
     and restructured loans still accruing interest                     $19,482      $35,050      $33,866      $20,977      $39,656
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets as a percentage of
     loans and other real estate                                           1.27%        1.92%        1.41%        0.59%       1.84%
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets and loans delinquent for 90 days or more
     as a percentage of loans and other real estate                        1.76%        3.09%        2.02%        1.51%       3.14%
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days
     or more and restructured loans still accruing interest
     as a percentage of loans and other real estate                        1.76%        3.36%        3.25%        2.11%       3.99%
-----------------------------------------------------------------------------------------------------------------------------------


 12
-----
expense decreased in 1998 and 1997 due to a revision in the Company's defined benefit pension plan.

     Net occupancy expense of $6.3 million in 1998 remained relatively unchanged from 1997, which decreased by 7.6% from 1996, primarily due to reduction in lease rent related to relocation of a branch office in 1996. An in-store branch opening during 1998 and two branch relocations during 1997 affected net occupancy and equipment expense in the respective years. Equipment expense of $2.9 million in 1998 decreased slightly from 1997, which increased by 8.1% over 1996. Retirement of obsolete computer equipment, ongoing investments in personal computers and enhancement of the Company's communications network, mainly in 1997, accounted for the year-to-year changes. Annual amortization of hardware and software expenses related to the integrated banking system are expected to impact 1999 expense. Other expense of $15.6 million increased by 14.3% over 1997 due to donations, training and other expenses related to the integrated banking system conversion, legal fees and write-downs of other real estate. Other expense of $13.6 million in 1997 increased by 5.0% over 1996, due to legal and professional fees and expenses associated with other real estate. Total other operating expense as a percentage of average assets was 3.40% in both 1998 and 1997 and 3.49% in 1996.

INCOME TAXES

     Income tax expense totaled $9.0 million in 1998, $9.4 million in 1997 and $9.2 million in 1996. The effective tax rate decreased to 37.3% from 38.5% and 39.6% in the previous two years due to an increase in income from investments exempt from federal income taxes.


Table 4. Components of Other Operating Income

                                                   Year Ended December 31,
(Dollars in thousands)                      1998          1997          1996
-------------------------------------------------------------------------------
Income from fiduciary activities         $    644      $    440       $    312
Service charges on deposit accounts         3,124         2,678          2,465
Other service charges and fees              6,384         5,970          5,875
Equity in earnings of
     unconsolidated subsidiaries              420           489            681
Fees on foreign exchange                      616           700            876
Investment securities gains (losses)          254          --               (6)
Gains (losses) on sales of loans            4,340           (64)           (18)
Other                                       1,040           614            530
-------------------------------------------------------------------------------
     Total                               $ 16,822      $ 10,827       $ 10,715
-------------------------------------------------------------------------------
Total other operating income as a
     percentage of average assets            1.12%         0.76%          0.79%
-------------------------------------------------------------------------------

FINANCIAL CONDITION

     Table 6 sets forth the distribution of assets, liabilities and stockholders' equity.

     Average total assets of $1,508.2 million increased by $75.8 million or 5.3% in 1998 over 1997, which showed identical growth numbers over 1996. Average net loans of $1,051.8 million increased by $26.7 million or 2.6% compared to the 1997 increase of $34.8 million or 3.5% over 1996. The proportion of average net loans to assets decreased to 69.7% from 71.6% and 72.8% in the previous two years. Average investment securities of $337.8 million increased by $70.4 million or 26.3% compared to $267.4 million in 1997, which increased by $0.5 million over 1996. The proportion to total assets was 22.4%, up from 18.7% in 1997 and 19.6% in 1996. Average interest-bearing deposits in other banks decreased by $28.3 million to $15.0 million compared to 1997, reflecting the shift to higher-yielding investment securities, while the $7.9 million 1996 average was due to the higher proportion of loans during that year. Funding asset growth were increases in average total deposits of $49.7 million or 4.3% to $1,193.9 million in 1998 and short-term borrowings and long-term debt, each of which increased by $7.8 million compared to 1997. Total deposits in 1997 increased by $42.1 million or 3.8% over 1996.

     Loans at year-end 1998 were $1,105.9 million, an increase of $64.9 million or 6.2% over year-end 1997. Accounting for the increase were commercial, financial and agricultural loans, which increased by $43.6 million or 29.6% to $190.8 million, commercial mortgage loans, which increased by $33.1 million or 7.3% to $484.4


Table 5. Components of Other Operating Expense


                                            Year Ended December 31,
(Dollars in thousands)                  1998         1997         1996
-------------------------------------------------------------------------
Salaries and employee benefits         $26,466      $25,795      $24,998
Net occupancy                            6,349        6,314        6,833
Equipment                                2,879        2,908        2,690
Other                                   15,579       13,629       12,975
-------------------------------------------------------------------------
     Total                             $51,273      $48,646      $47,496
-------------------------------------------------------------------------
Total other operating expense as a
     percentage of average assets         3.40%        3.40%        3.49%
-------------------------------------------------------------------------


                                                                           13
                                                                          ----

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------


million and construction loans, which increased by $16.4 million or 36.3% to $61.7 million, compared to year-end 1997. Consumer loans, however, decreased by $33.7 million or 49.3% to $34.7 million due to sale of the Bank's $18.4 million credit card portfolio during the year and a reduction in indirect automobile loans.

     Average core deposits, defined as total deposits excluding time deposits $100,000 and over, of $871.2 million in 1998 increased by $17.4 million or 2.0% over 1997, which increased by $18.6 million or 2.2% over 1996. The Bank has established incentive programs which place increasing emphasis on marketing and sales efforts targeting core deposit growth. A core deposit campaign held in 1998 was successful in increasing core deposits. Average time deposits $100,000 and over increased by $32.3 million or 11.1% to $322.7 million in 1998 and by $23.5 million or 8.8% in 1997. The proportion to total liabilities and stockholders' equity increased to 21.4% from 20.3% and 19.6% in the previous two years.

     Average stockholders' equity comprised 10.2% of total assets compared to 10.3% in 1997 and 10.1% in 1996. The decrease was the result of the Company's stock repurchase program which was implemented in 1998 and resulted in the Company's repurchase of 7.9% of the outstanding stock at an average price of $17.36 per share.

Asset/Liability Management

     The Company's earnings and capital are subject to risk of interest rate fluctuations to the extent that rate-sensitive assets and rate-sensitive liabilities mature or reprice during different periods or in differing amounts. Asset/liability management attempts to coordinate the Company's rate-sensitive assets and rate-sensitive liabilities to meet its financial objectives.

Table 6. Distribution of Assets, Liabilities and Stockholders' Equity

                                                                         Year Ended December 31,

                                                          1998                         1997                      1996
                                                  ---------------------      ----------------------    -------------------------
                                                  Average      Percent         Average      Percent      Average       Percent
(Dollars in thousands)                            Balance     to Total         Balance     to Total       Balance      to Total
--------------------------------------------------------------------------------------------------------------------------------
Assets:
   Cash and due from banks                        $   35,260         2.3%    $   36,138        2.5%     $   38,959         2.9%
   Interest-bearing deposits in other banks           15,041         1.0         43,362        3.0           7,924         0.6
   Federal funds sold                                     70          --             85         --              22          --
   Taxable investment securities                     302,774        20.1        251,693       17.6         261,934        19.3
   Tax-exempt investment securities                   35,050         2.3         15,697        1.1           4,917         0.3
   Loans                                           1,071,350        71.1      1,044,538       72.9       1,010,255        74.3
   Allowance for loan losses                         (19,567)       (1.3)       (19,456)      (1.3)        (20,018)       (1.5)
   Premises and equipment                             26,696         1.8         25,331        1.8          24,756         1.8
   Other assets                                       41,531         2.7         35,050        2.4          30,981         2.3
--------------------------------------------------------------------------------------------------------------------------------
       Total assets                               $1,508,205       100.0%    $1,432,438      100.0%     $1,359,730       100.0%
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
   Deposits:
     Noninterest-bearing demand                   $  162,625        10.8%    $  155,232       10.8%     $  153,288        11.3%
     Interest-bearing demand                          99,059         6.6         95,056        6.6          94,389         6.9
     Savings and money market                        401,936        26.6        398,667       27.8         392,603        28.9
     Time deposits under $100,000                    207,584        13.7        204,871       14.3         194,950        14.3
     Time deposits $100,000 and over                 322,653        21.4        290,340       20.3         266,821        19.6
--------------------------------------------------------------------------------------------------------------------------------
       Total deposits                              1,193,857        79.1      1,144,166       79.8       1,102,051        81.0
   Short-term borrowings                              13,281         0.9          5,528        0.4           8,844         0.7
   Long-term debt                                    128,274         8.5        120,452        8.4          96,741         7.1
   Other liabilities                                  18,927         1.3         15,384        1.1          14,923         1.1
--------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                           1,354,339        89.8      1,285,530       89.7       1,222,559        89.9
   Stockholders' equity                              153,866        10.2        146,908       10.3         137,171        10.1
--------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity $1,508,205       100.0%    $1,432,438      100.0%     $1,359,730       100.0%
--------------------------------------------------------------------------------------------------------------------------------


 14
----

     The Company's asset/liability management policy is to maximize risk-adjusted return to shareholders while maintaining consistently acceptable levels of liquidity, interest rate risk, and capitalization. The Company's asset/liability committee monitors its interest rate risk exposures through the use of income simulation and rate shock analyses. This process is designed to measure the impact of future changes in interest rates on net interest margin and market value of portfolio equity. Adverse exposures are managed through the shortening or lengthening of the duration of the Company's assets or liabilities. The Company's asset/liability management activities do not include the use of derivative financial instruments, such as interest rate swaps, futures or options.

     Table 7 sets forth information concerning interest rate sensitivity of the Company's assets, liabilities, and stockholders' equity at December 31, 1998. The assumptions used in determining interest rate sensitivity of various asset and liability products had a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by their earliest repricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category, even though repricing of these accounts is not contractually required and may not actually occur during that period.

     As shown in Table 7, the amount of liabilities being repriced exceeds the amount of assets in the three months or less category. In the remaining time periods, repricing assets exceed repricing liabilities. Generally, where rate-sensitive liabilities exceed rate-sensitive assets in the short term, net interest margin is expected to be negatively impacted when interest rates increase and positively impacted when interest rates decrease.

CAPITAL RESOURCES

     The Company's objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met.

     Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the FDIC are as follows. In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component (Tier I), essentially common stockholders' equity, less intangible assets, and a supplemental component (Tier II), which includes the allowance for loan losses up to 1.25% of risk-weighted


Table 7. Rate Sensitivity of Assets, Liabilities and Stockholders' Equity



-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Over One
                                                              Over       Over Six       Year
                                                   Three      Three       Through      Through       Over
                                                   Months     Through     Twelve        Three       Three      Nonrate
(Dollars in thousands)                            or Less    Six Months    Months       Years       Years     Sensitive     Total
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
  Interest-bearing deposits in other banks      $  10,469    $      --   $      --    $     --    $     --    $     --   $   10,469
  Investment securities                            67,110       18,999      20,045      66,739     159,283      19,260      351,436
  Loans                                           402,452      130,443     160,387     262,982     136,735      12,913    1,105,912
  Other assets                                         --           --          --          --          --      93,068       93,068
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                                    480,031      149,442     180,432     329,721     296,018     125,241    1,560,885
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
  Noninterest-bearing deposits                         --           --          --          --          --     186,892      186,892
  Interest-bearing deposits                       747,718      136,661     143,914      50,829       3,109          --    1,082,231
  Short-term borrowings                             1,014           --       1,000          --          --          --        2,014
  Long-term debt                                   52,116          625       1,279      38,957      25,312          --      118,289
  Other liabilities                                    --           --          --          --          --      23,393       23,393
  Stockholders' equity                                 --           --          --          --          --     148,066      148,066
-----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity      800,848      137,286     146,193      89,786      28,421     358,351    1,560,885
-----------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                   $(320,817)   $  12,156   $  34,239    $239,935    $267,597   $(233,110)  $        -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap        $(320,817)   $(308,661)  $(274,422)   $(34,487)   $233,110   $       -   $        -
-----------------------------------------------------------------------------------------------------------------------------------


                                                                           15
                                                                          ----

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS
------------------------------------------------------------------------------

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

     During 1998, the Company's board of directors authorized the repurchase and retirement of CPB Inc. common stock for a total consideration of up to $20 million or approximately 13% of stockholders' equity. As of December 31, 1998, 836,988 shares were repurchased for a total consideration of $14.5 million or an average of $17.36 per share. Book value per share at year-end 1998 was $15.11. Based on beginning-of-year balances, the repurchases represented 9.6% of total stockholders' equity and 7.9% of outstanding shares.

     Capital levels for the Company and the Bank were in excess of minimum regulatory required levels at December 31, 1998 and 1997. The relatively low rate of asset growth in the last three years coupled with stable earnings contributed to the excess.

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

     The consolidated statements of cash flows identify three major sources and uses of cash as operating, investing and financing activities. Cash generated from operations represents a major source of liquidity. As presented in the consolidated statements of cash flows on page 22 of this Annual Report, the Company's operating activities provided cash totaling $4.0 million, $14.4 million and $22.5 million in 1998, 1997 and 1996, respectively. The decrease in 1998 was mainly due to the net increase in loans held for sale while the decrease in 1997 was from an increase in other assets due to the purchase of bank-owned life insurance.

     Investing activities represent a use of cash. Net cash used in investing activities was $54.8 million in 1998, $96.8 million in 1997 and $34.3 million in 1996. Cash used in net loan originations over principal repayments was $46.8 million in 1998, $6.2 million in 1997 and $54.8 million in 1996. Activities from investment securities and interest-bearing deposits in other banks used cash of $4.9 million in 1998 and $86.1 million in 1997, compared to $22.8 million provided in 1996.

     In addition to cash flows from operating activities, financing activities generally provide funding for growth in loans and investment securities. Increased deposits were supplemented by the Company's


Table 8. Regulatory Capital Ratios

                                                   December 31, 1998                 December 31, 1997
                                             ----------------------------      -----------------------------
                                             Required    Actual    Excess      Required    Actual    Excess
------------------------------------------------------------------------------------------------------------
Company:
   Tier I risk-based capital ratio             4.00%     12.10%     8.10%        4.00%    12.45%     8.45%
   Total risk-based capital ratio              8.00      13.36      5.36         8.00     13.71      5.71
   Leverage capital ratio                      3.00       9.71      6.71         3.00     10.41      7.41
------------------------------------------------------------------------------------------------------------
Bank:
   Tier I risk-based capital ratio             6.00%     11.28%     5.28%        6.00%    11.63%     5.63%
   Total risk-based capital ratio             10.00      12.54      2.54        10.00     12.88      2.88
   Leverage capital ratio                      5.00       9.05      4.05         5.00      9.72      4.72
------------------------------------------------------------------------------------------------------------

 16
----
borrowing sources, which include short-term sources such as Federal funds purchased and securities sold under agreements to repurchase and longer-term Federal Home Loan Bank of Seattle advances.

     Deposits increased by $76.0 million in 1998 and $69.5 million in 1997 compared to a decline of $14.7 million in 1996. The Company's total borrowings used cash of $13.7 million in 1998 and provided cash of $12.7 million and $36.7 million in 1997 and 1996, respectively. The increase in total borrowings in 1997 reflected Management's plan to use this source to help match fund certain longer-term loans and also leverage the Bank's capital. Accordingly, net cash provided by financing activities was $42.9 million in 1998, $77.6 million in 1997 and $17.1 million in 1996.

     The increase in loans was funded primarily by increases in noninterest-bearing demand and time deposits $100,000 and over. The Bank's core deposits of $925.0 million at December 31, 1998 increased by $49.0 million or 5.6%, noninterest-bearing demand deposits of $186.9 million increased by $18.4 million or 10.9%, and time deposits $100,000 and over of $344.2 million increased by $26.9 million or 8.5% over year-end 1997. Long-term debt of $118.3 million decreased by $9.4 million or 7.4% from a year ago.

     The primary uses of funds, as reflected in the Company's parent company condensed statements of cash flows, were $14.5 million used to repurchase CPB Inc. common stock and approximately $5.4 million, $5.1 million and $5.1 million in 1998, 1997 and 1996, respectively, for payment of dividends to shareholders. The Company's primary source of funds was dividends received from the Bank for payment of dividends to shareholders of approximately $19.5 million, $5.1 million and $5.1 million in 1998, 1997 and 1996, respectively. As presented in note 27 to the consolidated financial statements on page 41 of this Annual Report, the Bank's retained earnings, as defined, is the maximum amount permitted to be distributed as a dividend without prior regulatory approvals. At December 31, 1998, retained earnings of the Bank approximated $97.1 million.

SUPPLEMENTARY FINANCIAL INFORMATION
-------------------------------------------------------------------------------

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

     A summary of unaudited quarterly operating results for the years ended December 31, 1998 and 1997 follows:


(Dollars in thousands, except per share data)      First quarter  Second quarter   Third quarter   Fourth quarter    Full year
------------------------------------------------------------------------------------------------------------------------------
1998:
     Interest income                                     $27,862         $28,306         $28,137          $27,487     $111,792
     Net interest income                                  16,208          16,352          16,378           16,149       65,087
     Provision for loan losses                               975           1,125           3,300            1,200        6,600
     Net interest income after provision for
       loan losses                                        15,233          15,227          13,078           14,949       58,487
     Income before income taxes                            5,655           5,590           6,834            5,957       24,036
     Net income                                            3,628           3,775           3,890            3,776       15,069
     Basic earnings per share                               0.34            0.36            0.38             0.38         1.46
     Diluted earnings per share                             0.34            0.35            0.38             0.38         1.45
------------------------------------------------------------------------------------------------------------------------------
1997:
     Interest income                                     $26,454         $27,219         $28,497          $28,162     $110,332
     Net interest income                                  15,770          16,252          17,061           16,554       65,637
     Provision for loan losses                               750             750           1,250              750        3,500
     Net interest income after provision for
       loan losses                                        15,020          15,502          15,811           15,804       62,137
     Income before income taxes                            5,912           6,035           6,161            6,210       24,318
     Net income                                            3,591           3,680           3,823            3,865       14,959
     Basic earnings per share                               0.34            0.35            0.36             0.37         1.42
     Diluted earnings per share                             0.34            0.35            0.36             0.36         1.40

                                                                             17
                                                                            ----

[LOGO] MARKET RISK
-------------------------------------------------------------------------------

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

     The following table presents information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by expected maturity dates and fair values as of December 31, 1998. Expected maturities of assets are contractual maturities adjusted for anticipated prepayments based upon historical experience and market estimates. Interest-bearing demand and savings deposits are included in the earliest maturity category, even though withdrawal of these balances is not contractually required and may not actually occur during that period. Weighted average interest rates on variable rate instruments are based upon the Company's interest rate forecast. Actual maturities of interest-sensitive assets and liabilities could vary substantially from expectations if different assumptions are used or if actual experience differs from the assumptions used.

                                                           Expected Maturity Date
                                           ---------------------------------------------------------------
(Dollars in thousands)                       1999       2000      2001      2002       2003     Thereafter    Total     Fair Value
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
Interest-bearing deposits in other banks   $ 10,469   $     -   $      -   $     -    $     -    $      -    $ 10,469    $ 10,469
     Weighted average interest rates           4.65%        -%         -%        -%         -%          -%       4.65%
Fixed rate investments                     $ 49,589   $49,281   $ 17,457   $12,840    $38,763    $107,680    $275,610    $278,360
     Weighted average interest rates           6.19%     6.22%      6.05%     6.36%      6.01%       5.80%       6.02%
Variable rate investments                  $ 37,913   $10,126   $  4,227   $ 2,014    $   969    $  2,361    $ 57,610    $ 57,610
     Weighted average interest rates           5.31%     6.20%      6.93%     5.72%      5.62%       6.59%       5.66%
Equity investments                         $ 18,216   $     -   $      -   $     -    $     -    $      -   $ 18,216     $ 18,216
     Weighted average interest rates           6.68%        -%         -%        -%         -%          -%       6.68%
Fixed rate loans                           $171,737   $67,525   $ 51,993   $27,257    $30,369    $ 77,169    $426,050    $424,593
      Weighted average interest rates          7.78%     8.37%      8.05%     8.15%      7.83%       6.40%       7.68%
Variable rate loans                        $189,278   $96,817   $105,842   $94,714    $57,756    $135,455    $679,862    $683,932
     Weighted average interest rates           8.28%     8.11%      8.61%     7.99%      7.83%       8.16%       8.21%
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
Interest-bearing demand and savings
  deposits                                 $531,551   $         $      -   $     -    $     -    $      -    $531,551%   $531,551
     Weighted average interest rates           2.13%        -%         -%        -%         -%          -%       2.13%
Time deposits                              $496,742   $37,535   $ 13,294   $ 1,742    $ 1,367    $      -    $550,680    $552,974
     Weighted average interest rates           4.63%     5.00%      4.52%     5.31%      5.12%          -%       4.66%
Short-term borrowings                      $  2,014   $     -   $      -   $     -    $     -    $      -    $  2,014    $  2,014
     Weighted average interest rates           2.33%        -%         -%        -%         -%          -%       2.33%
Long-term debt                             $ 27,520   $47,324   $ 18,133   $ 4,861    $ 4,145    $ 16,306    $118,289    $120,973
      Weighted average interest rates          5.32%     5.42%      5.56%     6.58%      6.39%       6.44%       5.64%
----------------------------------------------------------------------------------------------------------------------------------

 18
----

[LOGO] CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
       CPB INC. AND SUBSIDIARY - DECEMBER 31, 1998 AND 1997


(Dollars in thousands)                                                                     1998              1997
-------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                $   42,735        $   50,695
Interest-bearing deposits in other banks                                                   10,469            34,188
Investment securities:
     Held to maturity, at amortized cost (fair value of $123,226 and $153,494
         at December 31, 1998 and 1997, respectively)                                     120,476           152,688
     Available for sale, at fair value                                                    230,960           168,023
-------------------------------------------------------------------------------------------------------------------
         Total investment securities                                                      351,436           320,711
-------------------------------------------------------------------------------------------------------------------
Loans                                                                                   1,105,912         1,041,023
     Less allowance for loan losses                                                        20,066            19,164
-------------------------------------------------------------------------------------------------------------------
         Net loans                                                                      1,085,846         1,021,859
-------------------------------------------------------------------------------------------------------------------
Premises and equipment                                                                     26,833            26,676
Accrued interest receivable                                                                 9,122             9,404
Investment in unconsolidated subsidiaries                                                   7,990             7,622
Due from customers on acceptances                                                              32                59
Other real estate                                                                           1,155             3,677
Other assets                                                                               25,267            22,210
-------------------------------------------------------------------------------------------------------------------
         Total assets                                                                  $1,560,885        $1,497,101
-------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits:
     Noninterest-bearing deposits                                                      $  186,892        $  168,505
     Interest-bearing deposits                                                          1,082,231         1,024,653
-------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                 1,269,123         1,193,158
Short-term borrowings                                                                       2,014             6,248
Long-term debt                                                                            118,289           127,705
Bank acceptances outstanding                                                                   32                59
Other liabilities                                                                          23,361            18,189
-------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                              1,412,819         1,345,359
-------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, no par value, authorized 1,000,000 shares, none issued                    -                 -
     Common stock, no par value, authorized 50,000,000 shares;
         issued and outstanding 9,797,596 and 10,579,184 shares at
         December 31, 1998 and 1997, respectively                                           6,637             6,612
     Surplus                                                                               45,848            45,848
     Retained earnings                                                                     94,954            99,188
     Accumulated other comprehensive income                                                   627                94
-------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                       148,066           151,742
-------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                    $1,560,885        $1,497,101
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                                                             19
                                                                            ----

[LOGO] CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
       CPB INC. AND SUBSIDIARY - DECEMBER 31, 1998, 1997 AND 1996


(Dollars in thousands, except per share data)                        1998        1997        1996
---------------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                                    $ 90,158    $ 91,367    $ 88,157
     Interest and dividends on investment securities:
         Taxable interest                                            18,125      14,713      14,454
         Tax-exempt interest                                          1,381         660         143
         Dividends                                                    1,275       1,182       1,114
     Interest on deposits in other banks                                849       2,405         418
     Interest on Federal funds sold                                       4           5           1
---------------------------------------------------------------------------------------------------
         Total interest income                                      111,792     110,332     104,287
---------------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits                                            38,478      37,199      35,364
     Interest on short-term borrowings                                  724         298         488
     Interest on long-term debt                                       7,503       7,198       5,827
---------------------------------------------------------------------------------------------------
         Total interest expense                                      46,705      44,695      41,679
---------------------------------------------------------------------------------------------------
         Net interest income                                         65,087      65,637      62,608
Provision for loan losses                                             6,600       3,500       2,500
---------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses         58,487      62,137      60,108
---------------------------------------------------------------------------------------------------
Other operating income:
     Income from fiduciary activities                                   644         440         312
     Service charges on deposit accounts                              3,124       2,678       2,465
     Other service charges and fees                                   6,384       5,970       5,875
     Equity in earnings of unconsolidated subsidiaries                  420         489         681
     Fees on foreign exchange                                           616         700         876
     Investment securities gains (losses)                               254          --          (6)
     Gains (losses) on sales of loans                                 4,340         (64)        (18)
     Other                                                            1,040         614         530
---------------------------------------------------------------------------------------------------
         Total other operating income                                16,822      10,827      10,715
---------------------------------------------------------------------------------------------------
Other operating expense:
     Salaries and employee benefits                                  26,466      25,795      24,998
     Net occupancy                                                    6,349       6,314       6,833
     Equipment                                                        2,879       2,908       2,690
     Other                                                           15,579      13,629      12,975
---------------------------------------------------------------------------------------------------
         Total other operating expense                               51,273      48,646      47,496
---------------------------------------------------------------------------------------------------
         Income before income taxes                                  24,036      24,318      23,327
Income taxes                                                          8,967       9,359       9,236
---------------------------------------------------------------------------------------------------
         Net income                                                $ 15,069    $ 14,959    $ 14,091
---------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax:
     Unrealized holding gains (losses) on securities,
         net of income taxes of $355, $454 and $(548)
         in 1998, 1997 and 1996, respectively                           533         684        (825)
---------------------------------------------------------------------------------------------------
     Comprehensive income                                          $ 15,602    $ 15,643    $ 13,266
---------------------------------------------------------------------------------------------------
Per share data:
     Basic earnings per share                                      $   1.46    $   1.42    $   1.34
     Diluted earnings per share                                        1.45        1.40        1.33
     Cash dividends declared                                           0.52        0.49        0.48
---------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

 20
----

[LOGO] CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
       CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                          Accumulated
                                                                                                other
                                                    Common                   Retained   comprehensive
(Dollars in thousands, except per share data)        stock      Surplus      earnings          income        Total
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                        $6,565      $45,337       $80,370          $ 235      $132,507
Net income                                              --           --        14,091             --        14,091
Cash dividends declared ($0.48 per share)               --           --        (5,056)            --        (5,056)
34,224 shares of common stock issued                    21          144            --             --           165
Net change in unrealized gain (loss)
     on investment securities, net of taxes             --           --            --           (825)         (825)
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                         6,586       45,481        89,405           (590)      140,882
Net income                                              --           --        14,959             --        14,959
Cash dividends declared ($0.49 per share)               --           --        (5,176)            --        (5,176)
41,436 shares of common stock issued                    26          367            --             --           393
Net change in unrealized gain (loss)
     on investment securities, net of taxes             --           --            --            684           684
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                         6,612       45,848        99,188             94       151,742
Net income                                              --           --        15,069             --        15,069
Cash dividends declared ($0.52 per share)               --           --        (5,335)            --        (5,335)
55,400 shares of common stock issued                   583           --            --             --           583
836,988 shares of common stock repurchased            (558)          --       (13,968)            --       (14,526)
Net change in unrealized gain (loss)
     on investment securities, net of taxes             --           --            --            533           533
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                        $6,637      $45,848       $94,954          $ 627      $148,066
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


                                                                             21
                                                                            ----

[LOGO] CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
       CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


(Dollars in thousands)                                                                       1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                         $  15,069    $  14,959    $  14,091
     Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                          6,600        3,500        2,500
         Provision for depreciation and amortization                                        2,979        2,974        2,716
         Net amortization and accretion of investment securities                              300          310          949
         Net (gain) loss on investment securities                                            (254)         --             6
         Federal Home Loan Bank stock dividends received                                   (1,275)      (1,182)      (1,114)
         Net increase in loans held for sale                                              (20,308)        (124)        (655)
         Net (gain) loss on sale of loans                                                  (4,340)          64          (18)
         Deferred income tax benefit                                                         (871)        (347)      (1,121)
         Equity in earnings of unconsolidated subsidiaries                                   (420)        (489)        (681)
         Net decrease (increase) in other assets                                            1,127       (7,098)       4,292
         Increase in other liabilities                                                      5,345        1,831        1,548
----------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                          3,952       14,398       22,513
----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Proceeds from maturities of and calls on investment securities held to maturity       60,489       41,290       46,803
     Purchases of investment securities held to maturity                                  (28,354)     (84,973)     (20,306)
     Proceeds from sales of investment securities available for sale                       20,574          --        17,807
     Proceeds from maturities of and calls on investment securities available for sale     26,351       28,077       33,991
     Purchases of investment securities available for sale                               (107,668)     (62,637)     (36,341)
     Net decrease (increase) in interest-bearing deposits in other banks                   23,719       (7,891)     (19,157)
     Net loan originations over principal repayments                                      (46,785)      (6,209)     (54,786)
     Purchases of premises and equipment                                                   (3,226)      (4,607)      (2,372)
     Net proceeds from disposal of premises and equipment                                      90           29           36
     Distributions from unconsolidated subsidiaries                                           380          322           --
     Contributions to unconsolidated subsidiaries                                            (418)        (200)          --
----------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                            (54,848)     (96,799)     (34,325)
----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase (decrease) in deposits                                                   75,965       69,544      (14,705)
     Proceeds from long-term debt                                                          30,000       50,500       67,000
     Repayments of long-term debt                                                         (39,416)     (38,635)     (32,267)
     Net (decrease) increase in short-term borrowings                                      (4,234)         821        1,930
     Cash dividends paid                                                                   (5,436)      (5,061)      (5,051)
     Proceeds from sale of common stock                                                       583          393          165
     Repurchases of common stock                                                          (14,526)         --           --
----------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                         42,936       77,562       17,072
----------------------------------------------------------------------------------------------------------------------------
         Net (decrease) increase in cash and cash equivalents                              (7,960)      (4,839)       5,260
Cash and cash equivalents:
         At beginning of year                                                              50,695       55,534       50,274
----------------------------------------------------------------------------------------------------------------------------
         At end of year                                                                 $  42,735    $  50,695    $  55,534
----------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                                             $  47,207    $  44,184    $  41,700
     Cash paid during the year for income taxes                                             2,301       10,243        7,588
----------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
     Reclassification of loans to other real estate                                     $     846    $   3,450    $     619
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.


 22
----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
       CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     CPB Inc.'s (the "Company's") sole operating subsidiary, Central Pacific Bank (the "Bank"), is a full-service commercial bank which had 27 banking offices located throughout the state of Hawaii at December 31, 1998. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans. The Bank also offers a variety of deposit instruments. These include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

     Other services include debit card services, cash management services, merchant services, traveler's checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank's Trust Division offers management, asset custody and general consultation and planning services.

     The Bank's business depends on rate differentials, the difference between the interest rate paid by the Bank on its deposits and other borrowings and the interest rate received by the Bank on loans extended to its customers and investment securities held in the Bank's portfolio. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of CPB Inc. and its subsidiary, Central Pacific Bank and its subsidiaries, CPBProperties, Inc. (wholly-owned) and CPB Real Estate, Inc. CPB Real Estate, Inc. was incorporated in 1998 and was formed for the purpose of acquiring, holding and managing real estate mortgage loans and mortgage-backed securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

     CPB Inc. owns 49% of Trans-Pacific Mortgage Group LLC, a mortgage brokerage company. The investment is accounted for by the equity method.

     CPB Properties, Inc. is a general partner with a 50% interest in CKSS Associates, a limited partnership. The investment is accounted for by the equity method.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks.

INVESTMENT SECURITIES

     The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. Trading securities, of which the Company had none at December 31, 1998 and 1997, would be reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses, net of taxes, included in accumulated other comprehensive income. Held-to-maturity debt securities are reported at amortized cost.

     Gains and losses from the disposition of investment securities are computed using the specific identification method.

LOANS

     Loans are stated at the principal amount outstanding, net of unearned income. Unearned income represents net deferred loan fees which are recognized over the life of the related loan as an adjustment to yield.

     Loans held for sale, consisting primarily of fixed-rate residential mortgage loans which were originated with the intent to sell, amounted to $28,979,000 and $8,671,000 at December 31, 1998 and 1997, respectively, and were valued at the lower of aggregate cost or market value.

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


                                                                             23
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged off against the allowance, and all interest previously accrued but not collected is reversed against current period interest income. Subsequent receipts, if any, are credited first to the remaining principal, then to the allowance as recoveries, and finally to unaccrued interest.

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

     For smaller-balance homogeneous loans (primarily residential real estate and consumer loans), the allowance for loan losses is based upon Management's evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. Delinquent consumer loans are charged off within 120 days, unless determined to be adequately collateralized or in imminent process of collection.

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

INTANGIBLE ASSETS

     Intangible assets are carried at the lower of amortized cost or fair value and are included in other assets. Intangible assets totaled $863,000 and $481,000 at December 31, 1998 and 1997, respectively, and were comprised of mortgage servicing rights and deposit purchase premiums which represent the excess of the purchase price over the estimated fair value of net assets acquired from two branch acquisitions. Intangible assets are amortized on a straight-line basis over their estimated benefit periods. Amortization expense amounted to $262,000, $151,000 and $114,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization amounted to $932,000 and $670,000 at December 31, 1998 and 1997, respectively.

OTHER REAL ESTATE

     Other real estate is composed of properties acquired through foreclosure proceedings. Properties acquired through foreclosure are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other operating income or expense.

STOCK OPTION PLANS

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma


 24
----
earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

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

FORWARD FOREIGN EXCHANGE CONTRACTS

     The Bank periodically is a party to a limited amount of forward foreign exchange contracts to satisfy customer requirements for foreign currencies. These contracts are not utilized for trading purposes and are carried at market value, with realized gains and losses included in fees on foreign exchange. Net losses for 1996 totaled $6,000. There were no gains or losses in 1998 or 1997.

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

NEWLY ADOPTED ACCOUNTING PRINCIPLES

COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130, effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as all changes in equity, including net income, except those resulting from investment by and distributions to owners. SFAS No. 130 requires reclassification of financial statements for earlier periods provided for comparative purposes. The application of SFAS No. 130, effective from January 1, 1998, did not have a material impact on the Company's consolidated financial statements.

SEGMENTS AND RELATED INFORMATION

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, although it need not be applied to interim periods in the initial year of implementation. SFAS No. 131 establishes standards for the way public companies report selected information about business segments, including information on products and services, geographic areas and major customers, based on a management approach to reporting. Reclassification of financial statements for prior periods is required for comparative purposes. The application of SFAS No. 131, effective from January 1, 1998, did not have a material impact on the consolidated financial statements of the Company.

PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," an amendment of SFAS No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans," and No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." SFAS No. 132, effective for fiscal years beginning after December 15, 1997,


                                                                             25
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets to facilitate financial analysis and eliminates certain disclosures that are no longer considered useful. The application of SFAS No. 132, effective as of the year ended December 31, 1998, did not have a material impact on the Company's consolidated financial statements.

2.   RESERVE REQUIREMENTS

     The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 1998 and 1997 was $21,967,000 and $19,814,000, respectively.

3.     INVESTMENT SECURITIES

     A summary of investment securities at December 31, 1998 and 1997 follows:

                                              Gross       Gross       Estimated
                              Amortized  unrealized  unrealized            fair
(Dollars in thousands)             cost       gains      losses           value
-------------------------------------------------------------------------------
1998:
Held to Maturity:
  U.S. Treasury and
    other U.S. Government
    agencies                   $ 67,304      $1,538        $ --        $ 68,842
  States and political
    subdivisions                 53,172       1,212          --          54,384
-------------------------------------------------------------------------------
      Total                    $120,476      $2,750        $ --        $123,226
-------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasury and
    other U.S. Government
    agencies                   $207,631      $1,420        $410        $208,641
  States and political
    subdivisions                  4,069          34          --           4,103
  Federal Home Loan Bank
    of Seattle stock             17,391        --            --          17,391
  Other                             825        --            --             825
-------------------------------------------------------------------------------
      Total                    $229,916      $1,454        $410        $230,960
-------------------------------------------------------------------------------
1997:
Held to Maturity:
  U.S. Treasury and
    other U.S. Government
    agencies                   $114,374      $  674        $320        $114,728
  States and political
    subdivisions                 38,314         452          --          38,766
-------------------------------------------------------------------------------
      Total                    $152,688      $1,126        $320        $153,494
-------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasury and
    other U.S. Government
    agencies                   $148,280      $  449        $295        $148,434
  States and political
    subdivisions                  2,721           2          --           2,723
  Federal Home Loan Bank
    of Seattle stock             16,116        --            --          16,116
  Other                             750        --            --             750
-------------------------------------------------------------------------------
      Total                    $167,867      $  451        $295        $168,023
-------------------------------------------------------------------------------


 26
----

     The amortized cost and estimated fair value of investment securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Estimated
                                              Amortized          fair
(Dollars in thousands)                             cost         value
---------------------------------------------------------------------
Held to Maturity:
  Due in one year or less                      $  2,993      $  3,031
  Due after one year through five years          36,291        37,040
  Due after five years through ten years         29,026        29,742
  Due after ten years                             7,703         7,747
  Mortgage-backed securities                     44,463        45,666
---------------------------------------------------------------------
    Total                                      $120,476      $123,226
---------------------------------------------------------------------
Available for Sale:
  Due in one year or less                      $ 23,818      $ 23,811
  Due after one year through five years          41,464        42,024
  Due after five years through ten years          1,117         1,124
  Due after ten years                             1,791         1,791
  Mortgage-backed securities                    143,510       143,994
  Federal Home Loan Bank of Seattle stock        17,391        17,391
  Other                                             825           825
---------------------------------------------------------------------
    Total                                      $229,916      $230,960
---------------------------------------------------------------------

     Proceeds from sales of investment securities available for sale were $20,574,000 in 1998 and $17,807,000 in 1996, resulting in gross realized gains of $254,000 and $140,000, respectively, and gross realized losses of $146,000 in 1996. There were no sales of investment securities during the year ended December 31, 1997.

     Investment securities of $160,539,000 and $170,138,000 at December 31, 1998 and 1997, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

     As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.   LOANS

     Loans consisted of the following at December 31, 1998 and 1997:

(Dollars in thousands)                             1998               1997
--------------------------------------------------------------------------
Real estate:
  Mortgage - commercial                      $  484,396         $  451,250
  Mortgage - residential                        338,914            332,698
  Construction                                   61,685             45,266
Commercial, financial and agricultural          190,781            147,167
Consumer                                         34,679             68,398
--------------------------------------------------------------------------
                                              1,110,455          1,044,779
Unearned income                                   4,543              3,756
--------------------------------------------------------------------------
    Total                                    $1,105,912         $1,041,023
--------------------------------------------------------------------------

     In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans in 1998 follows:

(Dollars in thousands)
----------------------------------------------------------
Balance, beginning of year                         $11,234
Additions                                              377
Repayments                                            (861)
Other changes                                          (80)
----------------------------------------------------------
    Balance, end of year                           $10,670
----------------------------------------------------------

     The amount of other changes includes loans sold during the year and the net change in loans due to entities that were not considered related parties for the entire year.

     Impaired loans at December 31, 1998 and 1997, all of which had related allowance for loan losses established (see note 5), amounted to $12,301,000 and $21,808,000, respectively, and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans amounted to $20,199,000 in 1998, $16,268,000 in 1997 and $11,292,000 in
1996. Interest income recognized on such loans amounted to $749,000 in 1998, $2,102,000 in 1997 and $1,714,000 in 1996, of which $3,000, $1,505,000 and
$860,000, respectively, was earned on nonaccrual loans, and $431,000 and $854,000, was recorded in 1997 and 1996, respectively, on restructured loans still accruing interest.


                                                                             27
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Nonaccrual loans at December 31, 1998 and 1997 totaled $12,932,000 and $16,413,000, respectively. The Bank collected and recognized interest of $248,000 on nonaccrual loans in 1998. The Bank would have recognized additional interest income of $1,229,000 had these loans been accruing interest throughout 1998. Additionally, the Bank collected and recognized interest of $81,000 on charged-off loans in 1998.

     Restructured loans still accruing interest at December 31, 1997 amounted to $2,727,000. There were no restructured loans still accruing interest outstanding at December 31, 1998.

     Substantially all of the Bank's loans are to residents of, or companies doing business in, the state of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

5.   ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:

(Dollars in thousands)            1998       1997       1996
------------------------------------------------------------
Balance, beginning of year     $19,164    $19,436    $20,156
Provision for loan losses        6,600      3,500      2,500
------------------------------------------------------------
                                25,764     22,936     22,656
------------------------------------------------------------
Charge-offs                     (6,581)    (4,042)    (3,555)
Recoveries                         883        270        335
------------------------------------------------------------
  Net charge-offs               (5,698)    (3,772)    (3,220)
------------------------------------------------------------
  Balance, end of year         $20,066    $19,164    $19,436
------------------------------------------------------------

     Changes in the allowance for loan losses for impaired loans (included in the above amounts) were as follows:

(Dollars in thousands)            1998       1997       1996
------------------------------------------------------------
Balance, beginning of year      $3,790     $5,877     $2,181
Provision for loan losses        2,555        853        872
Net charge-offs                 (2,997)      (933)    (1,981)
Other changes                     (388)    (2,007)     4,805
------------------------------------------------------------
  Balance, end of year          $2,960     $3,790     $5,877
------------------------------------------------------------

     The amount of other changes represents the net transfer of allocated allowances for loans which were not classified as impaired for the entire year.

     At December 31, 1998, $11,284,000 of impaired loans were measured based on the fair value of the underlying collateral, while $1,017,000 of impaired loans were measured based on the present value of expected future cash flows.

6.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31, 1998 and 1997:

(Dollars in thousands)                                     1998             1997
--------------------------------------------------------------------------------
Land                                                    $ 6,753          $ 6,753
Office buildings and leasehold improvements              23,124           22,448
Furniture, fixtures and equipment                        17,421           15,743
--------------------------------------------------------------------------------
                                                         47,298           44,944
Less accumulated depreciation and amortization           20,465           18,268
--------------------------------------------------------------------------------
  Net                                                   $26,833          $26,676
--------------------------------------------------------------------------------

     Depreciation and amortization of premises and equipment were charged to the following operating expenses:

                                                       Useful
(Dollars in thousands)       1998     1997     1996     lives
-------------------------------------------------------------
Net occupancy              $1,201   $1,027   $  995   1 to 35
                                                        years
Equipment                   1,778    1,947    1,721   2 to 20
                                                        years
-------------------------------------------------------------
  Total                    $2,979   $2,974   $2,716
-------------------------------------------------------------

7.   INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

CKSS ASSOCIATES

     CPB Properties, Inc. is a general partner with a 50 percent interest in CKSS Associates, a limited partnership. The partnership developed an office building complex in Honolulu known as Central Pacific Plaza, part of which serves as the Company's headquarters. CPB Properties, Inc. contributed cash of $846,000 and land with a carrying value of $1,381,000. CPB Properties, Inc. recorded its contribution to the partnership at book value. The partnership has agreed to a value of $5,200,000 for the land and has credited the subsidiary with a contribution of $6,046,000. For accounting purposes, the difference between the $1,381,000 carrying value of the land and the $5,200,000 value of the land agreed upon by the partnership in determining the amount of the contribution would be recognized, if at all, only upon the sale of the subsidiary's interest in


 28
----
the partnership or upon the sale of the land and building by the partnership.

     Financial information of CKSS Associates is summarized as follows:

CKSS Associates
Condensed Balance Sheets
December 31, 1998 and 1997

(Dollars in thousands)                                 1998             1997
----------------------------------------------------------------------------
Assets:
  Office building
    (including land valued at $5,200)               $36,459          $37,462
  Deferred costs                                      3,305            3,517
  Other assets                                        1,576            1,823
----------------------------------------------------------------------------
    Total assets                                    $41,340          $42,802
----------------------------------------------------------------------------
Liabilities and Partners' Equity:
  Notes payable                                     $18,601          $20,201
  Other liabilities                                     520              642
  Partners' equity                                   22,219           21,959
----------------------------------------------------------------------------
    Total liabilities and partners' equity          $41,340          $42,802
----------------------------------------------------------------------------

CKSS Associates
Condensed Statements of Income
Years ended December 31, 1998, 1997 and 1996

(Dollars in thousands)           1998       1997      1996
----------------------------------------------------------
Revenues:
  Rental income from bank      $1,903     $2,039    $2,162
  Other rental income
    and other revenues          6,234      6,514     6,438
----------------------------------------------------------
    Total revenues              8,137      8,553     8,600
Total costs and expenses        7,137      7,390     7,238
----------------------------------------------------------
    Net income                 $1,000     $1,163    $1,362
----------------------------------------------------------

NOTES PAYABLE

     At December 31, 1998, notes payable included $8,501,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $10,100,000 due to the Bank. The notes payable to Sumitomo, due on June 18, 2001, are secured by a mortgage on Central Pacific Plaza. The notes payable to the Bank include $9,900,000 due on August 10, 2001, which is secured by a mortgage on the Kaimuki Plaza, and $200,000 due on April 10, 2001, which is secured by second mortgages on the Central Pacific Plaza and Kaimuki Plaza properties. All loans are priced at 0.75% above the London Interbank Offered Rate ("LIBOR"). The weighted average interest rate on these notes was 6.638% at December 31, 1998.

OPERATING LEASE

     In 1995 CKSS Associates completed its development of a four-story office building known as the Kaimuki Plaza in Kaimuki, on the island of Oahu, Hawaii, on land owned by CPB Properties, Inc. In 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are $300,000 for 1999 through 2002 and $360,000 for 2003 through 2007. Thereafter, and until the end of the lease term, minimum annual lease payments will be renegotiated to a rate not less than $360,000 per year. Lease rent paid to CPB Properties, Inc. totaled $300,000 during each of the years ended December 31, 1998, 1997 and 1996.

TRANS-PACIFIC MORTGAGE GROUP LLC

     During 1997, CPB Inc. formed a limited liability company with Source Management LLC to create a residential mortgage brokerage firm named Trans-Pacific Mortgage Group LLC, of which the Company owns 49 percent. This entity is expected to enhance the Company's market penetration in the residential mortgage business.

8.     DEPOSITS

     Certificates of deposit of $100,000 or more totaled $344,163,000 and $317,238,000 at December 31, 1998 and 1997, respectively.

     Interest expense on certificates of deposit of $100,000 or more totaled $16,640,000, $15,116,000, and $13,755,000 for the years ended December 31,
1998, 1997 and 1996, respectively.

9.   SHORT-TERM BORROWINGS

     Federal funds purchased generally mature on the day following the date of purchase.

     Securities sold under agreements to repurchase with a weighted average contractual maturity of 365 days at December 31, 1998, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1998, the underlying securities were held in a custodial account subject to Bank control.

     Other short-term borrowings consist primarily of the Treasury Tax and Loan balance, which represents tax payments collected on behalf of the U.S. government, and FHLB short-term advances. The Treasury Tax and Loan balances bear market interest rates and are callable at any time.


                                                                             29
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     A summary of short-term borrowings follows:

(Dollars in thousands)                                 1998              1997              1996
-----------------------------------------------------------------------------------------------
Federal funds purchased:
  Amount outstanding at
    December 31                                     $  --             $  --             $  --
  Average amount outstanding
    during year                                         998                81             4,589
  Highest month-end balance
    during year                                        --                --               8,000
  Weighted average interest rate
    on balances outstanding
    at December 31                                     --                --                --
  Weighted average interest rate
    during year                                        5.05%             5.82%             5.48%
-----------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Amount outstanding at
    December 31                                     $ 1,000           $ 3,500           $ 4,400
  Average amount outstanding
    during year                                       2,342             3,945             2,433
  Highest month-end balance
    during year                                       2,500             4,400             4,400
  Weighted average interest rate
    on balances outstanding
    at December 31                                     4.70%             5.43%             5.32%
  Weighted average interest rate
    during year                                        5.43%             5.49%             5.62%
-----------------------------------------------------------------------------------------------
Other short-term borrowings:
  Amount outstanding at
    December 31                                     $ 1,014           $ 2,748           $ 1,027
  Average amount outstanding
    during year                                       9,941             1,502             1,822
  Highest month-end balance
    during year                                      33,992             3,429            21,003
  Weighted average interest rate
    on balances outstanding
    at December 31                                     3.95%             5.27%             5.11%
  Weighted average interest rate
    during year                                        5.50%             5.07%             5.50%
-----------------------------------------------------------------------------------------------

10.  LONG-TERM DEBT

     Long-term debt at December 31, 1998 and 1997 consisted of intermediate-term FHLB advances with a weighted average interest rate of 5.573% and 5.938%, respectively. FHLB advances outstanding at December 31, 1998 were secured by interest-bearing deposits at the FHLB of $10.5 million, the Bank's holdings of FHLB stock, other unencumbered investment securities with a carrying value of $163.6 million and certain real estate loans totaling $237.9 million in accordance with the collateral provisions of the Advances, Security and Deposit Agreement between the Bank and the FHLB. At December 31, 1998 the Bank had available to it additional unused FHLB advances of approximately $86.9 million.

     At December 31, 1998, approximate maturities of FHLB advances were as follows:

(Dollars in thousands)
---------------------------------------------------------
Year ending December 31:
  1999                                           $ 27,520
  2000                                             32,324
  2001                                             18,133
  2002                                              9,861
  2003                                             14,145
  Thereafter                                       16,306
---------------------------------------------------------
  Total                                          $118,289
---------------------------------------------------------

11.  SHAREHOLDER RIGHTS PLAN

     On August 29, 1998, the Company's board of directors adopted a Shareholder Rights Plan (the "Rights Plan") which entitled holders of common stock to receive one right for each share of common stock outstanding as of September 16, 1998. Each right entitles the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of the Company's Junior Participating Preferred Stock, Series A, no par value per share, at a price of $75.00 per one one-hundredth (1/100th) of a share, subject to adjustment. The rights are exercisable only upon the occurrence of specific events and will expire on August 26, 2008. The Rights Plan was designed to ensure that shareholders receive fair and equal treatment in the event of unsolicited or coercive attempts to acquire the Company. The Rights Plan was also intended to guard against unfair tender offers and other abusive takeover tactics. The Rights Plan was not intended to prevent an acquisition bid for the Company on terms that are fair to all shareholders.

12.  EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20 percent per year starting the second year of participation. The Bank made contributions of $1,241,000, $1,283,000 and $1,199,000 for 1998, 1997 and 1996, respectively, which were charged to salaries and employee benefits.


 30
----

13.  STOCK OPTION PLANS

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

     The table below presents activity of the 1986 and 1997 Stock Option Plans for the years indicated. The per share weighted average fair value of options granted during 1997 of $5.47 and 1995 of $4.54 was determined using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 2.63% and 3.07%, expected volatility of 28% and 30%, risk-free interest rate of 5.45% and 6.10% and expected life of 7.5 years and 7.5 years for 1997 and 1995, respectively. There were no grants in 1998 or 1996.

                                                   1998                            1997                            1996
                                       ----------------------------    ----------------------------      --------------------------
                                                   Weighted average                Weighted average                Weighted average
                                          Shares     exercise price       Shares     exercise price       Shares     exercise price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1                 501,390          $   15.09      296,026          $   11.98      330,250          $   11.24
Granted                                       --                 --      253,400              17.88           --                 --
Exercised                                (55,400)             10.52      (41,436)              9.49      (34,224)              4.83
Forfeited                                (11,600)             12.73       (6,600)             17.88           --                 --
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31               434,390          $   15.73      501,390          $   15.09      296,026          $   11.98
Options exercisable at December 31       183,230              13.90      179,470              12.11      169,778              11.24
Shares available for future grants     1,049,960                       1,049,960                         303,360
-----------------------------------------------------------------------------------------------------------------------------------

     The following table presents information on options outstanding under the 1986 and 1997 Stock Option Plans:

                                      Options            Options
                                    outstanding        exercisable
------------------------------------------------------------------
                                           Remaining
                                             average
                   Exercise              contractual
                      price     Shares  life (months)      Shares
------------------------------------------------------------------
                    $12.725     84,910          42.2       84,910
                     13.040    102,680          77.5       60,360
                     17.875    246,800         103.0       37,960
------------------------------------------------------------------
Total                          434,390                    183,230
Weighted average                                85.1
Weighted average
  exercise price                $15.73                     $13.90
------------------------------------------------------------------

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

(Dollars in thousands,
except per share data)           1998        1997       1996
------------------------------------------------------------
As reported:
  Net income                  $15,069     $14,959    $14,091
  Basic earnings per share       1.46        1.42       1.34
  Diluted earnings per share     1.45        1.40       1.33
Pro forma:
  Net income                  $14,706      14,741     13,977
  Basic earnings per share       1.42        1.40       1.33
  Diluted earnings per share     1.42        1.38       1.32
------------------------------------------------------------


                                                                             31
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Pro forma net income and earnings per share reflect only those options granted in 1997 and 1995. Therefore, the full impact of calculating compensation cost for options under SFAS No. 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

14.  SHARE PURCHASE AGREEMENT

     On December 16, 1986, the Company's stockholders ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase shares at fair market value at the time such warrants are exercised, contingent upon the exercise of stock options by the optionees and subject to the approval of the Federal Reserve Board. At December 31, 1998, Sumitomo held exercisable warrants for 42,968 shares and warrants for 31,713 shares which will be exercisable as stock options are exercised by the optionees. All warrants will expire on June 14, 2006. No warrants were exercised during the three-year period ended December 31, 1998.

15.  PENSION PLANS

     The Bank has a defined benefit retirement plan covering substantially all of its employees. The plan was curtailed in 1986, and accordingly, plan benefits were fixed as of that date.

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


 32
----

     The following table sets forth information pertaining to the defined benefit retirement plan for the years ended December 31, 1998, 1997 and 1996:

(Dollars in thousands)                              1998              1997              1996
--------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at January 1               $ 22,221          $ 20,830          $ 20,344
  Service cost                                       304               209               654
  Interest cost                                    1,612             1,562             1,479
  Actuarial loss (gain)                              685             1,050              (377)
  Benefits paid                                   (1,537)           (1,430)           (1,270)
--------------------------------------------------------------------------------------------
    Benefit obligation at
      December 31                               $ 23,285          $ 22,221          $ 20,830
--------------------------------------------------------------------------------------------
Benefit obligation actuarial assumptions:
  Weighted average discount rate                    7.00%             7.50%             7.75%
  Weighted average rate of
    compensation increase                           5.00              5.00              5.00
--------------------------------------------------------------------------------------------
Change in plan assets:
  Fair value of assets at January 1             $ 22,086          $ 19,872          $ 18,836
  Actual return on plan assets                     2,188             3,346             1,463
  Employer contributions                            --                 298               843
  Benefits paid                                   (1,537)           (1,430)           (1,270)
--------------------------------------------------------------------------------------------
    Fair value of assets at
      December 31                               $ 22,737          $ 22,086          $ 19,872
--------------------------------------------------------------------------------------------
Funded status:
  Benefit obligation at December 31             $(23,285)         $(22,221)          (20,830)
  Fair value of plan assets                       22,737            22,086            19,872
  Unrecognized transition asset                      (91)             (137)             (182)
  Unamortized prior service cost                    (294)              (19)              255
  Unrecognized net actuarial loss                  3,909             3,586             4,311
--------------------------------------------------------------------------------------------
      Prepaid benefit cost                      $  2,976          $  3,295          $  3,426
--------------------------------------------------------------------------------------------
Components of net periodic cost:
  Service cost                                  $    304          $    209               654
  Interest cost                                    1,612             1,562             1,479
  Expected return on plan assets                  (1,922)           (1,727)           (1,686)
  Amortization of unrecognized
    transition asset                                 (46)              (46)              (46)
  Recognized prior service cost                      275               275               455
  Recognized net loss                                 96               156               185
--------------------------------------------------------------------------------------------
      Net periodic cost                         $    319          $    429          $  1,041
--------------------------------------------------------------------------------------------
Net periodic cost actuarial assumptions:
  Weighted average discount rate                    7.50%             7.75%             7.50%
  Weighted average rate of
    compensation increase                           5.00              5.00              5.00
  Expected long-term rate of return
    on plan assets                                  9.00              9.00              9.00
--------------------------------------------------------------------------------------------

     In January 1995, the Bank established a Supplemental Executive Retirement Plan ("SERP") which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law.

     The following table sets forth information pertaining to the SERP for the years ended December 31, 1998, 1997 and 1996:

(Dollars in thousands)                       1998          1997          1996
-----------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at January 1           $ 611         $ 570         $ 624
  Service cost                                  7            14            24
  Interest cost                                46            44            47
  Actuarial loss (gain)                        65            30           (78)
  Benefits paid                               (47)          (47)          (47)
-----------------------------------------------------------------------------
    Benefit obligation at
      December 31                           $ 682         $ 611         $ 570
-----------------------------------------------------------------------------
Change in plan assets:
  Fair value of assets at January 1         $  --         $  --         $  --
  Employer contributions                       47            47            47
  Benefits paid                               (47)          (47)          (47)
-----------------------------------------------------------------------------
    Fair value of assets at
      December 31                           $  --         $  --         $  --
-----------------------------------------------------------------------------
Funded status:
  Benefit obligation at December 31         $(682)        $(611)        $(570)
  Unrecognized transition obligation           22            25            53
  Unrecognized net actuarial loss              82            16           (40)
-----------------------------------------------------------------------------
    Accrued benefit cost                    $(578)        $(570)        $(557)
-----------------------------------------------------------------------------
Components of net periodic cost:
  Service cost                              $   7         $  14         $  24
  Interest cost                                46            44            47
  Amortization of unrecognized
    transition obligation                       3            29            29
  Recognized net (gain) loss                   (1)          (26)            2
-----------------------------------------------------------------------------
    Net periodic cost                       $  55         $  61         $ 102
-----------------------------------------------------------------------------

     Actuarial assumptions, including weighted average discount rates and rates of compensation increase, were consistent with the rates used for the defined benefit retirement plan.


                                                                             33
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

16.  PROFIT SHARING AND 401(K) PLANS

     The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $826,000, $855,000 and $810,000 for 1998, 1997 and 1996, respectively.

     Effective March 31, 1996, the profit sharing plan was merged with an existing employee-funded 401(k) plan which allows employees to direct their own investments. Effective September 1, 1996, the Bank instituted a 50% employer-matching program for the 401(k) plan, contributing up to 2% of qualifying employees' salaries. Bank contributions to the 401(k) plan totaled $318,000, $288,000 and $88,000 in 1998, 1997 and 1996, respectively.

17.  OPERATING LEASES

     The Bank occupies a number of properties under leases which expire on various dates through 2038 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 20 years.

     Total rent expense represents gross rent expense less the net operating income from Company-owned properties of $459,000, $392,000 and $577,000 for 1998, 1997 and 1996, respectively.

     Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:

(Dollars in thousands)           1998        1997      1996
-----------------------------------------------------------
Total rent expense             $4,661      $4,709    $5,510
  Less sublease rental income    (295)       (313)     (205)
-----------------------------------------------------------
  Net                          $4,366      $4,396    $5,305
-----------------------------------------------------------

     The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1998:

                                              Less
                                          sublease          Net
                                 Rental     rental       rental
(Dollars in thousands)       commitment     income   commitment
---------------------------------------------------------------
Year ending December 31:
  1999                         $ 3,802      $(167)      $ 3,635
  2000                           3,652       (105)        3,547
  2001                           3,642        (43)        3,599
  2002                           3,261        (18)        3,243
  2003                           2,977         --         2,977
  Thereafter                    17,958         --        17,958
---------------------------------------------------------------
    Total                      $35,292      $(333)      $34,959
---------------------------------------------------------------

     Rental commitments include $12,192,000 in commitments to CKSS Associates by the Bank for office space in the Central Pacific Plaza and Kaimuki Plaza buildings.

     In addition, the Bank and CPBProperties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1998:

(Dollars in thousands)
---------------------------------------------------------
Year ending December 31:
  1999                                            $ 1,204
  2000                                              1,066
  2001                                                806
  2002                                                621
  2003                                                455
  Thereafter                                       16,378
---------------------------------------------------------
    Total                                         $20,530
---------------------------------------------------------

     In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.


 34
----

18.  OTHER EXPENSE

     Components of other expense for the years ended December 31, 1998, 1997 and 1996 were as follows:

(Dollars in thousands)                       1998       1997       1996
-----------------------------------------------------------------------
Merchant and bank card services           $ 2,695    $ 2,354    $ 2,455
Advertising                                 1,245      1,020      1,160
Computer software                           1,235      1,141      1,115
Stationery and supplies                     1,038        947      1,044
Other                                       9,366      8,167      7,201
-----------------------------------------------------------------------
    Total                                 $15,579    $13,629    $12,975
-----------------------------------------------------------------------

19.  INCOME AND FRANCHISE TAXES

     Components of income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 were as follows:

(Dollars in thousands)           Current  Deferred    Total
-----------------------------------------------------------
1998:
  Federal                        $ 7,962  $  (734)  $ 7,228
  State                            1,876     (137)    1,739
-----------------------------------------------------------
    Total                        $ 9,838  $  (871)  $ 8,967
-----------------------------------------------------------
1997:
  Federal                        $ 7,846  $  (266)  $ 7,580
  State                            1,860      (81)    1,779
-----------------------------------------------------------
    Total                        $ 9,706  $  (347)  $ 9,359
-----------------------------------------------------------
1996:
  Federal                        $ 8,387  $  (874)  $ 7,513
  State                            1,970     (247)    1,723
-----------------------------------------------------------
    Total                        $10,357  $(1,121)  $ 9,236
-----------------------------------------------------------

     Income tax expense amounted to $8,967,000, $9,359,000 and $9,236,000 for 1998, 1997 and 1996, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35% to income before income taxes) for the following reasons:

(Dollars in thousands)                  1998           1997           1996
--------------------------------------------------------------------------
Computed "expected"
  tax expense                         $8,413         $8,511         $8,164
Increase (decrease) in taxes
  resulting from:
  Tax-exempt interest                   (708)          (321)          (192)
  State franchise tax, net of
    Federal income tax benefit         1,130          1,157          1,120
  Other                                  132             12            144
--------------------------------------------------------------------------
    Total                             $8,967         $9,359         $9,236
--------------------------------------------------------------------------

     At December 31, 1998 and 1997, current Federal income taxes payable of $7,611,000 and $131,000, respectively, and current State franchise taxes payable of $3,618,000 and $3,539,000, respectively, were included in other liabilities.


                                                                             35
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 were as follows:

(Dollars in thousands)                                              1998           1997
---------------------------------------------------------------------------------------
Deferred tax assets:
     Allowance for loan losses                                   $ 6,544        $ 6,249
     Employee retirement benefits                                  1,903          1,776
     Interest on nonaccrual loans                                    893            888
     State franchise tax                                             710            735
     Accrued expenses                                                604            622
     Net unrealized gain on available-for-sale securities            417             62
     Other                                                           233            189
---------------------------------------------------------------------------------------
        Total deferred tax assets                                $11,304        $10,521
---------------------------------------------------------------------------------------
Deferred tax liabilities:
     FHLB stock dividends received                                 3,097          2,587
     Deferred gain on curtailed retirement plan                    2,771          2,771
     Investment in unconsolidated subsidiaries                       989          1,161
     Deferred finance fees                                           422            449
     Accreted discounts receivable                                   317            303
     Premises and equipment, principally
        due to differences in depreciation                            57            226
     Other                                                           202             91
---------------------------------------------------------------------------------------
        Total deferred tax liabilities                           $ 7,855        $ 7,588
---------------------------------------------------------------------------------------
        Net deferred tax assets                                  $ 3,449        $ 2,933
---------------------------------------------------------------------------------------

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 1998 and 1997.

     In 1998, the Company completed a corporate reorganization which was intended to reduce the Company's overall effective tax rate. The Company believes that the associated tax benefits are realizable; however, the state of Hawaii has indicated that it may challenge the tax treatment of this reorganization. Estimated tax benefits which have not yet been recognized amounted to approximately $1,100,000 as of December 31, 1998.

20.  COMPREHENSIVE INCOME

     Components of other comprehensive income for the years ended December 31, 1998, 1997 and 1996 were comprised solely of unrealized holding gains (losses) on available-for-sale investment securities. Accumulated other comprehensive income is presented below as of the dates indicated:

(Dollars in thousands)                1998    1997      1996
-------------------------------------------------------------
Balance at beginning of year         $  94  $ (590)   $  235
Current-year change                    533     684      (825)
-------------------------------------------------------------
   Balance at end of year            $ 627  $   94    $ (590)
-------------------------------------------------------------

21.  EARNINGS PER SHARE

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

(In thousands, except per share data)            1998           1997           1996
-----------------------------------------------------------------------------------
Basic earnings per share computation
   Numerator:
     Income available to
      common stockholders                     $15,069        $14,959        $14,091
   Denominator:
     Weighted average common
      shares outstanding                       10,354         10,555         10,530
   Basic earnings per share                   $  1.46        $  1.42        $  1.34
-----------------------------------------------------------------------------------
Diluted earnings per share computation
   Numerator:
   Income available to
      common stockholders                     $15,069        $14,959        $14,091
   Denominator:
     Weighted average common
      shares outstanding                       10,354         10,555         10,530
     Incremental shares from
      conversion of options and share
      purchase agreement warrants                  78            100             70
-----------------------------------------------------------------------------------
                                               10,432         10,655         10,600
   Diluted earnings per share                 $  1.45        $  1.40        $  1.33
-----------------------------------------------------------------------------------


 36
----

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

     At December 31, 1998 and 1997 financial instruments with off-balance sheet risk were as follows:

(Dollars in thousands)                                                             1998       1997
--------------------------------------------------------------------------------------------------
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit                                              $261,200   $353,764
     Standby letters of credit and
       financial guarantees written                                              11,990     16,883
--------------------------------------------------------------------------------------------------
Financial instruments whose contract
  amounts exceed the amount of credit risk:
     Forward foreign exchange contracts                                        $    207   $     95
--------------------------------------------------------------------------------------------------

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


                                                                             37
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

24.  FAIR VALUE OF FINANCIAL INSTRUMENTS

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

DEPOSIT LIABILITIES

     The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits and interest-bearing

                                                                      DECEMBER 31, 1998                December 31, 1997
                                                                ---------------------------      ----------------------------
                                                                  Carrying/                        Carrying/
                                                                  notional        Estimated        notional         Estimated
(Dollars in thousands)                                              amount       fair value          amount        fair value
-----------------------------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and due from banks                                    $   42,735       $   42,735      $   50,695        $   50,695
     Interest-bearing deposits in other banks                       10,469           10,469          34,188            34,188
     Investment securities                                         351,436          354,186         320,711           321,517
     Net loans                                                   1,085,846        1,088,459       1,021,859         1,023,367
     Accrued interest receivable                                     9,122            9,122           9,404             9,404
     Due from customers on acceptances                                  32               32              59                59

Financial liabilities:
     Deposits:
         Noninterest-bearing deposits                              186,892          186,892         168,505           168,505
         Interest-bearing demand and savings deposits              531,551          531,551         503,144           503,144
         Time deposits                                             550,680          552,974         521,509           519,258
           Total deposits                                        1,269,123        1,271,417       1,193,158         1,190,907
     Short-term borrowings                                           2,014            2,014           6,248             6,248
     Long-term debt                                                118,289          120,973         127,705           128,197
     Bank acceptances outstanding                                       32               32              59                59
     Accrued interest payable (included in other liabilities)        4,902            4,902           5,404             5,404

Off-balance sheet financial instruments:
     Commitments to extend credit                                  261,200              697         353,764               998
     Standby letters of credit and financial guarantees written     11,990               90          16,883               127
     Forward foreign exchange contracts                                207               (2)             95                --
-----------------------------------------------------------------------------------------------------------------------------

 38
----
demand and savings accounts, are equal to the amount payable on demand. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

25.  DECLARATION OF DIVIDENDS

     The Company's board of directors, at a special meeting held on December 14, 1998, declared a fourth quarter cash dividend of $0.13 per share, in addition to the three quarterly cash dividends previously declared, for a total of $0.52 per share for the year ended December 31, 1998.

26.  SEGMENT INFORMATION

     The Company has three reportable segments: retail branches, commercial finance and treasury. The segments reported are consistent with internal functional reporting lines. They are managed separately because each unit has different target markets, technological requirements, marketing strategies and specialized skills. The retail branch segment includes all retail branch offices. Products and services offered include checking, savings, money market and time deposits; real estate, commercial and consumer loans; safe deposit boxes; and various other bank services. The commercial finance segment focuses on lending to corporate customers; residential mortgage lending; construction and real estate development lending and international banking services. The treasury segment is responsible for managing the Company's investment securities portfolio and wholesale funding activities.

     The accounting policies of the segments are consistent with those described in note 1. The majority of the Company's net income is derived from net interest income. Accordingly, Management focuses primarily on net interest income (expense), rather than gross interest income and expense amounts, in evaluating segment profitability. Intersegment net interest income (expense) is allocated to each segment based on the amount of net investable funds provided (used) by that segment at a rate equal to the Bank's average rate on interest-sensitive assets and liabilities. All administrative and overhead expenses are allocated to the segments at cost. Cash, investment securities, loans and their related balances are allocated to the segment responsible for acquisition and maintenance of those assets. Segment assets also include all premises and equipment used directly in segment operations.


                                                                             39
                                                                            ---

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Segment profits and assets are provided in the following table for the periods indicated.

                                                        Retail        Commercial
(Dollars in thousands)                                  Branch          Finance       Treasury    All Others        Total
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998:
    Net interest income (expense)                     $ (9,284)         $ 60,998     $  8,514      $  4,859       $   65,087
    Intersegment net interest income (expense)          44,926           (42,424)        (334)       (2,168)              --
    Provision for loan losses                            1,202             4,253           --         1,145            6,600
    Other income                                         4,356               573          283        11,610           16,822
    Other expense                                       15,994             3,850          311        31,118           51,273
    Administrative and overhead expense allocation      16,177             2,629        1,064       (19,870)              --
    Income tax expense                                   2,493             3,154        2,589           731            8,967
-----------------------------------------------------------------------------------------------------------------------------
         Net income                                   $  4,132          $  5,261     $  4,499      $  1,177       $   15,069
-----------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998:
    Investment securities                             $     --          $     --     $351,436      $     --       $  351,436
    Loans                                              286,221           799,745           --        19,946        1,105,912
    Other                                               23,291            20,279       34,741        25,226          103,537

         Total assets                                 $309,512          $820,024     $386,177      $ 45,172       $1,560,885
----------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997:
    Net interest income (expense)                     $ (7,721)         $ 59,706     $  7,246      $  6,406       $   65,637
    Intersegment net interest income (expense)          43,571           (40,445)         (96)       (3,030)              --
    Provision for loan losses                              298             2,356           --           846            3,500
    Other income                                         3,821               546            8         6,452           10,827
    Other expense                                       15,463             3,750          241        29,192           48,646
    Administrative and overhead expense allocation      14,742             3,132          629       (18,503)              --
    Income tax expense (benefit)                         3,525             4,058        2,424          (648)           9,359
----------------------------------------------------------------------------------------------------------------------------
         Net income (loss)                            $  5,643          $  6,511     $  3,864      $ (1,059)      $   14,959
----------------------------------------------------------------------------------------------------------------------------
At December 31, 1997:
    Investment securities                             $     --          $     --     $320,711      $     --         $320,711
    Loans                                              297,213           697,057           --        46,753        1,041,023
    Other                                               22,007            15,671       59,748        37,941          135,367
----------------------------------------------------------------------------------------------------------------------------
         Total assets                                 $319,220          $712,728     $380,459      $ 84,694       $1,497,101
----------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996:
    Net interest income (expense)                     $ (5,022)         $ 56,051     $  5,287      $  6,292       $   62,608
    Intersegment net interest income (expense)          37,878           (37,655)       2,625        (2,848)              --
    Provision (credit) for loan losses                     (24)            2,001           --           523            2,500
    Other income                                         3,508               995            2         6,210           10,715
    Other expense                                       15,147             3,059          214        29,076           47,496
    Administrative and overhead expense allocation      14,877             3,889          (54)      (18,712)              --
    Income tax expense (benefit)                         2,517             4,135        3,069          (485)           9,236
----------------------------------------------------------------------------------------------------------------------------
         Net income (loss)                            $  3,847          $  6,307     $  4,685      $   (748)      $   14,091
----------------------------------------------------------------------------------------------------------------------------
At December 31, 1996:
    Investment securities                             $     --          $     --     $240,458      $     --       $  240,458
    Loans                                              302,828           682,540           --        56,608        1,041,976
    Other                                               22,317            13,843       48,673        35,898          120,731
----------------------------------------------------------------------------------------------------------------------------
         Total assets                                 $325,145          $696,383     $289,131       $92,506       $1,403,165
----------------------------------------------------------------------------------------------------------------------------

 40
----

27.    PARENT COMPANY AND REGULATORY RESTRICTIONS

     At December 31, 1998, retained earnings of the parent company, CPB Inc., included $95,703,000 of equity in undistributed income of the Bank.

     The Bank, as a Hawaii state-chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 1998, retained earnings of the Bank totaled $97,050,000.

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

     The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution's capital category declines from undercapitalized to critically undercapitalized. As of December 31, 1998 and 1997, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

     The following table sets forth actual and required capital and capital ratios for the Company and the Bank as of the dates indicated:


                                                                                Required for capital        Required to be
                                                             Actual              adequacy purposes         well-capitalized
                                                      ------------------        --------------------       ----------------
(Dollars in thousands)                                  Amount     Ratio          Amount      Ratio        Amount     Ratio
----------------------------------------------------------------------------------------------------------------------------
Company:
As of December 31, 1998:
    Tier I leverage capital                           $147,338      9.71%         $60,722      4.00%       $ 75,903     5.00%
    Tier I risk-based capital                          147,338     12.10           48,698      4.00          73,047     6.00
    Total risk-based capital                           162,616     13.36           97,395      8.00         121,744    10.00
As of December 31, 1997:
    Tier I leverage capital                           $151,575     10.41%         $58,252      4.00%       $ 72,815     5.00%
    Tier I risk-based capital                          151,575     12.45           48,682      4.00          73,023     6.00
    Total risk-based capital                           166,837     13.71           97,365      8.00         121,706    10.00
----------------------------------------------------------------------------------------------------------------------------
Bank:
As of December 31, 1998:
    Tier I leverage capital                           $137,233      9.05%         $60,636      4.00%       $ 75,795     5.00%
    Tier I risk-based capital                          137,233     11.28           48,661      4.00          72,992     6.00
    Total risk-based capital                           152,500     12.54           97,322      8.00         121,653    10.00
As of December 31, 1997:
    Tier I leverage capital                           $141,405      9.72%         $58,187      4.00%       $ 72,733     5.00%
    Tier I risk-based capital                          141,405     11.63           48,634      4.00          72,951     6.00
    Total risk-based capital                           156,652     12.88           97,268      8.00         121,586    10.00
----------------------------------------------------------------------------------------------------------------------------

                                                                             41
                                                                            ----

[LOGO] NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Condensed financial statements, solely of the parent company, CPB Inc., follow:


CPB Inc.
Condensed Balance Sheets
December 31, 1998 and 1997

(Dollars in thousands)                                                                                   1998       1997
-------------------------------------------------------------------------------------------------------------------------
Assets:
     Cash                                                                                            $  7,969     $  8,368
     Investment securities available for sale                                                           2,012        1,516
     Investment in subsidiary bank, at equity in underlying net assets                                138,017      143,162
     Dividends receivable from subsidiary bank                                                          1,275           --
     Accrued interest receivable and other assets                                                         139          140
--------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                                    $149,412     $153,186
--------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
     Dividends payable                                                                               $  1,274     $  1,375
     Other liabilities                                                                                     72           69
--------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                                  1,346        1,444
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, no par value, authorized 1,000,000 shares, none issued                               --           --
     Common stock, no par value, authorized 50,000,000 shares;
       issued and outstanding 9,797,596 and 10,579,184 shares at
       December 31, 1998 and 1997, respectively                                                         6,637         6,612
     Surplus                                                                                           45,848        45,848
     Retained earnings                                                                                 94,954        99,188
     Accumulated other comprehensive income                                                               627            94
---------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                                       148,066       151,742
---------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                                                      $149,412      $153,186
---------------------------------------------------------------------------------------------------------------------------

CPB Inc.
Condensed Statements of Income
Years ended December 31, 1998, 1997 and 1996

(Dollars in thousands)                                                                 1998           1997            1996
---------------------------------------------------------------------------------------------------------------------------
Income:
     Dividends from subsidiary bank                                                 $ 6,801        $ 5,100          $ 5,101
     Equity in loss from unconsolidated subsidiary                                      (80)           (92)              --
     Interest income:
         Interest on investment securities                                               55             75              281
         Interest from subsidiary bank                                                  271            279              116
---------------------------------------------------------------------------------------------------------------------------
         Total income                                                                 7,047          5,362            5,498
Total expenses                                                                          339            286              259
---------------------------------------------------------------------------------------------------------------------------
         Income before income taxes and equity
           in undistributed income of subsidiary bank                                 6,708          5,076            5,239
Income taxes                                                                            (37)           (10)              55
---------------------------------------------------------------------------------------------------------------------------
           Income before equity in undistributed income of subsidiary bank            6,745          5,086            5,184
Equity in undistributed income of subsidiary bank                                     8,324          9,873            8,907
---------------------------------------------------------------------------------------------------------------------------
           Net income                                                               $15,069        $14,959          $14,091
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

 42
----

CPB Inc.
Condensed Statements of Cash Flows
Years ended December 31, 1998, 1997 and 1996

(Dollars in thousands)                                                                   1998             1997           1996
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                        $ 15,069         $ 14,959       $ 14,091
     Adjustments to reconcile net income to net cash provided by operating activities:
         Deferred income tax expense                                                         10               --              4
         Increase in dividends receivable from subsidiary bank                           (1,275)              --             --
         Equity in undistributed income of subsidiary bank                               (8,324)          (9,873)        (8,907)
         Other, net                                                                          54              (38)            63
--------------------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                                      5,534            5,048          5,251
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Proceeds from maturities of investment securities available for sale                   760            4,000          3,000
     Purchases of investment securities available for sale                               (1,242)            (750)            --
     Investment in and advances to subsidiaries                                             (60)             (80)           614
     Distribution of capital by subsidiary bank                                          13,988               --             --
--------------------------------------------------------------------------------------------------------------------------------
           Net cash provided by investing activities                                     13,446            3,170          3,614
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Proceeds from sale of common stock                                                     583              393            165
     Repurchases of common stock                                                        (14,526)              --             --
     Dividends paid                                                                      (5,436)          (5,066)        (5,051)
--------------------------------------------------------------------------------------------------------------------------------
           Net cash used in financing activities                                        (19,379)          (4,673)        (4,886)
--------------------------------------------------------------------------------------------------------------------------------
           Net (decrease) increase in cash and cash equivalents                            (399)           3,545          3,979
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
     At beginning of year                                                                 8,368            4,823            844
--------------------------------------------------------------------------------------------------------------------------------
     At end of year                                                                    $  7,969         $  8,368       $  4,823
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

28.  ACCOUNTING PRONOUNCEMENTS

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application is permitted only as of the beginning of a fiscal quarter. The application of SFAS No. 133, effective from January 1, 2000, is not expected to have a material impact on the Company's consolidated financial statements.

MORTGAGE-BACKED SECURITIES

    In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 134, effective for the first fiscal quarter beginning after December 15, 1998, requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities or other retained interests be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on the entity's ability and intent to sell or hold those investments. The application of SFAS No. 134, effective from January 1, 1999, is not expected to have a material impact on the Company's consolidated financial statements.

                                                                            43
                                                                           ----

[LOGO]
-------------------------------------------------------------------------------

INDEPENDENT AUDITORS'
REPORT

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CPB INC.:

     We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ KPMG LLP

Honolulu, Hawaii
February 26, 1999

COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1998 and 1997 as reported by Nasdaq and cash dividends declared for those years.

                                                      Cash
                                                 dividends
                                High        Low   declared
----------------------------------------------------------
1998:
     First quarter            $21.00     $18.00      $0.13
     Second quarter            20.38      17.81       0.13
     Third quarter             19.63      15.00       0.13
     Fourth quarter            17.75      15.88       0.13
----------------------------------------------------------

         Year                 $21.00     $15.00      $0.52
----------------------------------------------------------
----------------------------------------------------------
1997:
     First quarter            $17.50     $14.25      $0.12
     Second quarter            18.63      16.63       0.12
     Third quarter             22.00      17.50       0.12
     Fourth quarter            22.38      19.50       0.13
----------------------------------------------------------
         Year                 $22.38     $14.25      $0.49
----------------------------------------------------------
----------------------------------------------------------

     The last sales price of the common stock as of January 29, 1999 as reported by Nasdaq was $17.00 per share.

     On January 29, 1999, there were approximately 2,246 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

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

 44
----

[LOGO] CORPORATE ORGANIZATION
-------------------------------------------------------------------------------

     CPB Inc. is a Hawaii corporation organized on February 1, 1982 as a bank holding company pursuant to a Plan of Reorganization and Agreement of Merger and is subject to the Bank Holding Company Act of 1956, as amended. CPB Inc.'s principal business is to serve as a holding company for its subsidiary, Central Pacific Bank. Central Pacific Bank was incorporated in its present form in the state of Hawaii on March 16, 1982 in connection with the holding company reorganization, and its predecessor entity was incorporated in the state of Hawaii on January 15, 1954. Central Pacific Bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Central Pacific Bank is not a member of the Federal Reserve System. Central Pacific Bank is a member of the Federal Home Loan Bank of Seattle.

     Central Pacific Bank owns 100 percent of the outstanding stock of CPB Properties, Inc., the general and managing partner and 50 percent owner of CKSS Associates, a Hawaii limited partnership. CKSS Associates owns Central Pacific Plaza in fee, which is where CPB Inc. and Central Pacific Bank's administrative headquarters and Main Branch offices are located. CKSS Associates also owns the Kaimuki Plaza building where the Bank's Kaimuki Branch office is located. CPB Properties, Inc. holds the fee interest in the land underlying Kaimuki Plaza. CPB Properties, Inc. also owns in leasehold University Square, the building where the Bank's Moiliili Branch office is located. Central Pacific Bank owns the land and buildings where its Hilo and Kailua-Kona Branch offices are located and the building where its Operations Center facility is located.

     CPB Inc. maintains a 49 percent share of Trans-Pacific Mortgage Group LLC, a limited liability residential mortgage brokerage firm in Hawaii formed between the Company and Source Management LLC. The agreement was approved by the Federal Reserve Bank in 1997.

     Central Pacific Bank owns 100 percent of the outstanding common stock of CPB Real Estate, Inc., which aquires, holds and manages real estate mortgage loans and mortgage-backed securites. CPB Real Estate, Inc. was incorporated in 1998.

BANKING SERVICES

     Central Pacific Bank is a full-service commercial bank with 27 branch offices statewide, including eight supermarket branches which offer extended hours, seven days a week. Twenty-one branches are located on the island of Oahu. The Bank also operates three branches on the island of Hawaii, two on the island of Kauai, and a branch on the island of Maui. Its administrative offices are located in Honolulu.

     The Bank's services include personal and business deposit instruments; commercial, consumer and real estate loans; debit card services; merchant services; traveler's checks; safe deposit boxes; international banking services; wire transfer services; ATM and other electronic banking services; and trust services.


CORPORATE HEADQUARTERS
220 South King Street
Honolulu, Hawaii - 96813

Mailing Address: P.O. Box 3590
Honolulu, Hawaii - 96811-3590

Telephone:  (808) 544-0500
Fax:  (808) 531-2875

SWIFT:  CEPBUS77
FEDWIRE:  CENT PAC HONO 121301578
Telex:  CENPACBANK HONOLULU
MCI CENPAC 634261

Internet Address:  http://www.cpbi.com/
NASDAQ Symbol: CPBI


Shareholders having inquiries about their account, lost stock certificate, dividend checks or change of address may contact ChaseMellon Shareholder Services, Shareholder Relations, by calling toll-free 1-800-356-2017 between 9 a.m. and 7 p.m. Monday through Friday Eastern Standard Time.
Written correspondence may be sent to:
ChaseMellon Shareholder Services, Shareholder Relations,
85 Challenger Road, Ridgefield Park, NJ 07660 or contact ChaseMellon's
World Wide Web address at www.chasemellon.com.

Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K including financial statements required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1998, by writing to: Austin Y. Imamura, Vice President and Secretary, CPB Inc., P.O. Box 3590, Honolulu, Hawaii 96811-3590.


                              [LOGOS]