Form 10-K405, Exhibit 13
period 1999-12-31
CPB INC
filed 2000-03-29
CIK 701347

[LOGO]


                                                            1999 ANNUAL REPORT




                                                 Providing Financial Solutions
                                                         In The New Millennium





HOLDING COMPANY OF CENTRAL PACIFIC BANK

[LOGO]

TABLE OF CONTENTS


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

       19       Consolidated Balance Sheets

       20       Consolidated Statements of Income

       21       Consolidated Statements of Changes in Stockholders'
                     Equity & Comprehensive Income

       22       Consolidated Statements of Cash Flows

       23       Notes to Consolidated Financial Statements

       44       Independent Auditors' Report

       44       Common Stock Price Range & Dividends
                Corporate Organization - INSIDE BACK COVER

[LOGO]
MESSAGE TO SHAREHOLDERS

To Our Shareholders:

     Aloha and welcome to the new millennium. As we cross this auspicious threshold in time, we are pleased to report that CPB Inc. and its subsidiary, Central Pacific Bank (CPB), are well-positioned to meet the challenges offered by Hawaii's dynamic financial services industry.

     This past year saw the Company mark several significant milestones. Celebrating 45 years of CPB's service to Hawaii's people in 1999, the Company recorded the highest net profit in its history. Despite the state's still-recovering economy, the Company's net income of $16.3 million increased by 8.3% over the previous year. Basic earnings per share of $1.70 increased by 16.4%. Total assets of $1.65 billion increased by 5.5% compared to 1998; total deposits of $1.3 billion increased by 2.9%; and net loans of $1.15 billion increased by 5.9%. Nonaccrual loans decreased by 25% to $9.7 million. Return on average assets was 1.03%, and return on average equity was 10.93%. Dividends totaled $0.55 per common share, increasing by 5.8% over the $0.52 declared in 1998.


[PHOTOGRAPH]

Naoaki Shibuya      Joichi Saito
President           Chairman of the Board
                    and Chief Executive Officer



     In addition to a seamless Y2K transition at year-end, the Company's stock price closed on December 31 at $28.50, up almost 63% from a year ago.

     This outstanding performance was attributed to a combination of sound business practices and bold new initiatives outlined in our new three-year strategic plan. With a renewed vision for the future and a revitalized commitment to our customers, major components of the new strategic plan are already being implemented. Some key aspects are:

- Strategic restructuring, which will allow the bank to operate more efficiently in a highly competitive industry, while improving the high level of customer service for which CPB is renowned.

- Enhance support for small businesses with programs such as CPB Business Advantage-SM- and CPBInternet-SM- for Business.

- Expand consumer banking services by introducing a new Internet banking application and expanding our automated teller machine (ATM) network.

- Utilize new technology to centralize our operations and optimize work force productivity.

- Fulfill consumer demands for financial planning and non-traditional products by implementing a retail investment program and further promoting our trust services.

     Only by remaining responsive to customer needs can we maintain the spirit and wisdom that have guided the Company's growth through 45 years of change. On this note, we would like to extend our appreciation to Yoshiharu Satoh, who retired from the boards of CPB Inc. and CPB in April 1999, and Minoru Ueda, who retired from the board of CPB in January 2000. Mr. Satoh, retired chairman and chief executive officer, served on the CPB board since 1975 and the CPB Inc. board since 1982. Mr. Ueda also served on the CPB Inc. board, and was vice chairman of CPB and president of CPB Properties, Inc. Their experience and knowledge proved invaluable, and we are pleased that they are now serving as senior advisors for the Company.

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


Sincerely,


/s/ Joichi Saito                                     /s/ Naoaki Shibuya
Joichi Saito                                         Naoaki Shibuya
Chairman of the Board                                President
and Chief Executive Officer

[LOGO]
MESSAGE TO SHAREHOLDERS

[PHOTOGRAPH]
CENTRAL PACIFIC BANK RESPONDS TO THE NEEDS OF HAWAII'S BUSINESSES, NURTURING LASTING RELATIONSHIPS LIKE THE FOUR SISTERS BAKERY ON MAUI - A THRIVING FAMILY BUSINESS.

PROVIDING FINANCIAL SOLUTIONS IN THE NEW MILLENNIUM

     CPB marked its 45th anniversary in 1999 by recording the highest net profit in its history. Achieving this significant milestone, especially in light of Hawaii's slowly recovering economy, is the result of creative, forward-thinking decisions made by the Bank in order to best meet the needs of its customers. As we step boldly into the new millennium, CPB embraces the spirit of innovation and responsiveness that has guided the Bank throughout its history.

RESPONSIVE   DYNAMIC   COLLABORATIVE


[PHOTOGRAPH]
CENTRAL PACIFIC BANK BECOMES THE FIRST BANK IN HAWAII TO OFFER INTERNET BANKING FOR BUSINESSES AND CONSUMERS, PROVIDING A SECURE AND CONVENIENT MEANS FOR MANAGING THEIR FINANCES.

PROGRESSING WITH CHANGE

     In spite of its banner year and continued optimism for its future, CPB is not content to rest on its accomplishments or be satisfied with the status quo. The Bank is committed to making improvements firmly groundedin sound business practices in order to remain on the cutting edge of the dynamic financial services industry.

     In August 1999, CPB announced its comprehensive three-year strategic plan, which will position the Bank to achieve continued growth and prosperity. With quality service and responsiveness to customer needs as its guideposts, the strategic plan emphasizes employee training, new products and services for businesses and consumers, and targeted increases in loans and deposits.

     More than mere concepts, the plan encompasses a range of significant new products and services, including:

-    INTERNET BANKING

     The expanding role of computers in our daily lives is obvious. CPB customers are able to conduct their bank transactions conveniently and efficiently via their computers. Accessing their accounts through the Internet, customers can check their balances and transactions, view CD and loan accounts, pay bills, transfer funds, download their transaction history for accounting purposes, generate financial reports, and more through a single convenient interface. Through CPBInternet-SM- for Business and CPBInternet-SM- for consumers, all of these financial functions are available to our customers anytime, anywhere.

-    BUSINESS BENEFITS
     CPB is committed to helping small businesses in Hawaii. In addition to the benefits offered by banking on the Internet, CPB Business Advantage-SM-offers a comprehensive package of products and services designed to assist small business owners. Financial services include checking, savings, payroll, loans, retirement plans, leasing, investments and insurance. Business discounts are available for car rentals, office supplies, computer equipment, long distance telephone service and employee leasing. Even travel and concierge services are included for airline, lodging, dining and entertainment.

-    INVESTMENT AND FINANCIAL PLANNING
     In December 1999, CPB formed a strategic alliance with Financial Network Investment Corporation to market non-insured investment products through licensed Bank employees. Under the agreement, the Bank will offer customers a wide range of securities, mutual funds, annuities and life insurance alternatives. The program features a choice of several pricing and service level options, but will focus on retirement and financial planning.

INNOVATIVE   DEPENDABLE   VISIONARY

-    TRUST SERVICES
     CPB's Trust Division, now in its seventh year of operation, provides a full range of investment management, custodial and other fiduciary services. In 1999, the division recorded substantial growth with a 52% increase in assets under management, a 20% increase in accounts managed, and a 21% increase in revenues over the prior year. The Bank was also honored to be selected as a corporate trustee for Hawaii Community Foundation (HCF).

-    ATM EXPANSION
     In October 1999, CPB signed an exclusive agreement with Tesoro Hawaii to place ATMs in all 17 of Tesoro's gas express stations. With this addition, CPB's ATM network expands to 72, providing greater convenience for CPB customers while serving as a source of fee revenue. Tesoro is one of the largest gasoline retailers in Hawaii and is part of Tesoro Petroleum, a multi-national natural resource company headquartered in San Antonio, Texas.

     Confidence in CPB's outstanding performance was reflected on September 13, 1999, when CPB Inc.'s Board authorized a third stock repurchase program, enabling the Company to buy back 5%, or approximately 485,000 shares of its
9.7 million shares of common stock outstanding. As part of this program, the Company repurchased 300,000 shares of its common stock from The Sumitomo Bank, Limited. This sale reduced Sumitomo's holdings in the Company to 973,913 shares or 10.49% of total common stock outstanding at year-end, from 13.16% held prior to the transaction. As of December 31, 1999, the Company repurchased 1.37 million shares of its common stock, or 13% of the 10.6 million shares outstanding prior to the first repurchase program announced in the second quarter of 1998.


[PHOTOGRAPH]
CENTRAL PACIFIC BANK AND FINANCIAL NETWORK INVESTMENT CORPORATION HAVE JOINED FORCES AND ARE WORKING TO DEVELOP A VARIETY OF INVESTMENT SERVICES TO ASSIST THE BANK'S CUSTOMERS IN PLANNING FOR THEIR FUTURE.

A NEW PARTNERSHIP BRINGS CENTRAL PACIFIC BANK ATMS TO TESORO GAS STATIONS, PROVIDING GREATER CONVENIENCE FOR OUR CUSTOMERS.

[LOGO]
MESSAGE TO SHAREHOLDERS

[PHOTOGRAPH]
IN 1999, CENTRAL PACIFIC BANK WAS APPOINTED AS A CORPORATE TRUSTEE FOR HAWAII COMMUNITY FOUNDATION. RONALD "BUZZ" WO, HCF CHAIRMAN, BOARD OF GOVERNORS; NAOAKI SHIBUYA, CPB PRESIDENT; JOICHI SAITO, CPB CHAIRMAN OF THE BOARD AND CEO; KELVIN TAKETA, HCF PRESIDENT AND CEO; AND GARY MORIMOTO, CPB VICE PRESIDENT AND MANAGER, TRUST DIVISION.


SUPPORTING OUR COMMUNITIES
     Community involvement is an extension of CPB's true commitment to Hawaii's communities. During the past year, CPB raised or awarded more than a half-million dollars supporting a multitude of community causes, such as Aloha United Way, Kapi`olani Medical Center for Women and Children, American Heart Association, American Lung Association, YWCA, Association of Retired Citizens, Business-Education Partnership, Immigrant Center, March of Dimes, Shriners Hospital, Hawaii Foodbank, and the KSSK Radio Posse.

     Towards the development of Hawaii's businesses, CPB assisted the Hawaii Women's Business Center (HWBC) in expanding its outreach programs in the state. HWBC provides training, counseling and mentoring services to current and potential women entrepreneurs. The Bank's contribution helped the center to secure a $147,000 grant - one of 25 grants awarded worldwide by the U.S. Small Business Administration.


COMMITTED TO OUR COMMUNITY


BUILDING A LEGACY
     In line with CPB's vision to serve its community, the following permanent endowments were created to provide educational opportunities for future business and community leaders and to help revitalize low- and moderate-income areas in Hawaii:

- The CPB Endowed Scholarship for the University of Hawaii at Manoa provides financial assistance to low- and moderate-income student athletes majoring in business administration.

- The CPB Community Endowment Fund, administered by Hawaii Community Foundation, supports a wide range of activities and services designed to help in the development and rejuvenation of low- to moderate-income neighborhoods. Selected projects must meet guidelines of the Community Reinvestment Act.

ADVANCING A VISION
[LOGO]   CPB was founded by visionary leaders who saw a need in the local community, and through their foresight we have made significant advancements throughout our 45-year history. Learning from our past and embracing the future, CPB pledges its continued commitment to be Hawaii's premier community financial institution. The trust of our shareholders is our inspiration for attaining higher standards to be the best provider of financial solutions for our customers, our communities, and our future generations in the new millennium.

[LOGO]
BOARD OF DIRECTORS, OFFICERS, LEGAL COUNSEL, AUDITORS AND ADVISORS AS OF JANUARY 31, 2000


CPB INC.

JOICHI SAITO
Chairman of the Board & Chief
Executive Officer

NAOAKI SHIBUYA
President

AUSTIN Y. IMAMURA
Vice President & Secretary

NEAL K. KANDA
Vice President & Treasurer

BOARD OF DIRECTORS

JOSEPH F.  BLANCO*
Executive Assistant to the Governor
and Special Advisor of Technology
Development, State of Hawaii

PAUL DEVENS
Attorney-at-Law; Of Counsel, Devens,
Nakano, Saito, Lee, Wong & Ching

ALICE F. GUILD
Executive Director, Iolani Palace

DENNIS I. HIROTA, PH.D.
Registered Professional Engineer;
Licensed Professional Land Surveyor;
President, Sam O. Hirota, Inc.,
Engineering and Surveying

CLAYTON K. HONBO, M.D.
Obstetrics & Gynecology

STANLEY W. HONG
President and Chief Executive Officer,
The Chamber of Commerce of Hawaii;
Attorney-at-Law

KENSUKE HOTTA
Deputy President,
The Sumitomo Bank, Ltd.

PAUL KOSASA*
President & Chief Executive Officer,
MNS, Ltd., dba ABC Stores

GILBERT J.MATSUMOTO*
Certified Public Accountant;
Principal-President, The Matsumoto
Group,  Certified Public Accountants

DANIEL M. NAGAMINE
President-Treasurer, Flamingo
Enterprises, Inc.; Certified Public
Accountant (inactive)

JOICHI SAITO
Chairman of the Board & Chief
Executive Officer, CPB Inc. & Central
Pacific Bank; Chairman of the Board,
CPB Properties, Inc.; President, CPB
Real Estate, Inc.

NAOAKI SHIBUYA
President, CPB Inc.; President & Chief
Operating Officer, Central Pacific Bank;
President, CPB Properties, Inc.; Vice
President, CPB Real Estate, Inc.
*CENTRAL PACIFIC BANK ONLY


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

CORPORATE BANKING DIVISION
ROBERT M. KAMEMOTO
Vice President & Manager

REAL ESTATE LOAN DIVISION
CLIFFORD K. FUJIWARA
Senior Vice President & Manager

CREDIT ADMINISTRATION GROUP
AUSTIN Y. IMAMURA
Executive Vice President, Manager
& Secretary

CREDIT AND LEGAL DIVISION
WALTER K. HORIKOSHI
Senior Vice President & Manager

LOAN OPERATIONS DIVISION
CARL T. NAGASAKO
Vice President & Manager

SPECIAL CREDITS & COLLECTIONS
DIVISION
ALLAN M. KOMATSU
Vice President & Manager

FINANCE & OPERATIONS GROUP
NEAL K. KANDA
Executive Vice President & Manager

CONTROLLERS DIVISION
SHERRI Y. YIM
Vice President & Manager

FINANCIAL TECHNOLOGIES DIVISION
DAVID J.W. CHANG
Senior Vice President & Manager

HUMAN RESOURCES DIVISION
RITA S. FLYNN
Vice President & Manager

RETAIL BANKING GROUP
WAYNE H. KIRIHARA
Senior Vice President & Manager

CUSTOMER SERVICE DIVISION
RAYMOND T. KUROSU
Senior Vice President & Manager

MARKETING DIVISION
TODD R. YAMANAKA
Vice President & Manager

RETAIL SALES DIVISION
WAYNE H. KIRIHARA
Senior Vice President & Acting Manager

CENTRAL PACIFIC BANK
BRANCHES
OAHU

REGION I
MICHAEL T. HIRAO
Vice President & Regional Manager
HAWAII KAI BRANCH
KAIMUKI BRANCH
KING-SMITH BRANCH
MAIN BRANCH
MAKIKI BRANCH
MOILIILI BRANCH
WAIKIKI BRANCH
WARD BRANCH
KAHALA BRANCH
in Times Super Market
KAHEKA BRANCH
in Daiei
KAIMUKI BRANCH
in Times Super Market

REGION II
BENNETTE M. EVANGELISTA
Vice President & Regional Manager
KAILUA BRANCH
KALIHI BRANCH
KANEOHE BRANCH
MAPUNAPUNA BRANCH
MILILANI BRANCH
PEARLRIDGE BRANCH
WAIPAHU BRANCH
PEARL CITY BRANCH
in Daiei
ROYAL KUNIA BRANCH
in Times Super Market
WAIPAHU BRANCH
in Daiei

REGION III
CLIFFORD Y. KAWANO
Vice President & Regional Manager

HAWAII
HILO BRANCH
KAILUA-KONA BRANCH

KAUAI
LIHUE BRANCH
KAPAA BRANCH
in Big Save Value Center

MAUI
KAHULUI BRANCH

CPB REAL ESTATE, INC.

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

YOSHIHARU SATOH
Chairman Emeritus

ERNEST H. HARA

DANIEL K. INOUYE, U.S. Senator

SIDNEY S. KOSASA

EATON MAGOON, JR.

SHINSUKE NAKAMINE

MINORU UEDA

HAROLD K. YAMANAKA

LESTER B.K. YEE, M.D.

NEIGHBOR ISLAND
ADVISORS

ISLAND OF HAWAII (HILO)

TSUNEO AKIYAMA

ROLAND HIGASHI

THOMAS HIRANO

JAMES T. LAMBETH, M.D.

GERRIT R. LUDWIG, M.D.

REX MATSUNO

JACK MIYASHIRO

ERNEST A. SAKAMOTO, D.D.S.

ISLAND OF HAWAII
(KAILUA-KONA)
JAMES W. HIGGINS

WALLY K. ICHISHITA

WILLIAM KIMI, JR.

JEAN A. MURPHY, GRI, CIPS

ISLAND OF KAUAI

LINDBERGH AKITA

DENNIS M. ESAKI

CLYDE T. ISHIDA, D.M.D.

JOSEPH N. KOBAYASHI, ESQ.

RICHARD MAEDA

CAROLYN A. NII, CPA

FRANK NONAKA

ALLAN A. SMITH

ROY TANAKA

DENNIS R. YAMADA, ESQ.

ISLAND OF MAUI

HILARIO A. AQUILIZAN, M.D.

HITOSHI HIRAYAMA

LAWRENCE N. C. ING, ESQ.

HOWARD MIYAMOTO, D.D.S.

NAOKI TOKUHISA

MARIA A. UNEMORI, CPA

MASARU "PUNDY" YOKOUCHI

[LOGO]
FINANCIAL HIGHLIGHTS
CPB INC. AND SUBSIDIARY

(In thousands, except per share data)       1999                1998           Change
-----------------------------------------------------------------------------------------
AT YEAR END
Assets                                $1,646,491          $1,560,885           5.5%

Deposits                               1,305,654           1,269,123           2.9

Net Loans                              1,149,708           1,085,846           5.9

Stockholders' Equity                     144,079             148,066          -2.7

Number of Shares Outstanding               9,288               9,798          -5.2

Book Value Per Share                  $    15.51          $    15.11           2.6

FOR THE YEAR

Net Income                            $   16,326          $   15,069           8.3%

   Per Share - Basic                        1.70                1.46          16.4

   Per Share - Diluted                      1.68                1.45          15.9

Cash Dividends Declared                    5,241               5,335          -1.8

   Per Share                                0.55                0.52           5.8
-----------------------------------------------------------------------------------------

                          Deposits
                          (In millions)
    95                    $1,138
    96                    $1,124
    97                    $1,193
    98                    $1,269
    99                    $1,306

                          Net Loans
                          (In millions)
    95                    $  970
    96                    $1,023
    97                    $1,022
    98                    $1,086
    99                    $1,150

                          Net Income
                          (In millions)
    95                    $ 13.8
    96                    $ 14.1
    97                    $ 15.0
    98                    $ 15.1
    99                    $ 16.3

[LOGO]
SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 1999, 1998 and 1997, and with respect to the consolidated balance sheets at December 31, 1999 and 1998, are derived from the consolidated financial statements which have been audited by KPMG LLP, independent auditors, included in this Annual Report. The selected statement of income data for the years 1996 and 1995, and the selected balance sheet data at December 31, 1997, 1996 and 1995, are derived from audited consolidated financial statements which are not included in this Annual Report.

                                                                         Year Ended December 31,
(Dollars in thousands, except per share data)                      1999          1998         1997          1996         1995
STATEMENT OF INCOME DATA:
Total interest income                                          $  113,312    $  111,792   $  110,332    $  104,287   $  107,802
Total interest expense                                             44,418        46,705       44,695        41,679       44,745
Net interest income                                                68,894        65,087       65,637        62,608       63,057
Provision for loan losses                                           3,700         6,600        3,500         2,500        3,300
Net interest income after provision for loan losses                65,194        58,487       62,137        60,108       59,757
Other operating income                                             12,631        16,822       10,827        10,715       10,723
Other operating expense                                            53,448        51,273       48,646        47,496       47,638
Income before income taxes                                         24,377        24,036       24,318        23,327       22,842
Income taxes                                                        8,051         8,967        9,359         9,236        9,034
Net income                                                         16,326        15,069       14,959        14,091       13,808
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (YEAR-END):
Interest-bearing deposits in other banks                       $    9,828    $   10,469   $   34,188    $   26,297   $    7,140
Investment securities (1)                                         321,670       351,436      320,711       240,458      283,627
Loans                                                           1,170,476     1,105,912    1,041,023     1,041,976      990,356
Allowance for loan losses                                          20,768        20,066       19,164        19,436       20,156
Total assets                                                    1,646,491     1,560,885    1,497,101     1,403,165    1,371,909
Core deposits (2)                                                 958,749       924,960      875,920       859,280      878,065
Total deposits                                                  1,305,654     1,269,123    1,193,158     1,123,614    1,138,319
Long-term debt                                                     98,279       118,289      127,705       115,840       81,107
Total stockholders' equity                                        144,079       148,066      151,742       140,882      132,507
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:  (3)
Basic earnings per share                                       $     1.70    $     1.46   $     1.42    $     1.34   $     1.32
Diluted earnings per share                                           1.68          1.45         1.40          1.33         1.31
Cash dividends declared                                              0.55          0.52         0.49          0.48         0.46
Book value                                                          15.51         15.11        14.34         13.37        12.62
Weighted average shares outstanding (in thousands)                  9,630        10,354       10,555        10,530       10,480
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS:
Return on average assets                                             1.03%         1.00%        1.04%         1.04%        1.00%
Return on average stockholders' equity                              10.93          9.79        10.18         10.27        10.79
Average stockholders' equity to average assets                       9.41         10.20        10.26         10.09         9.29
Efficiency ratio                                                    65.36         62.79        63.62         64.77        64.62
Net interest margin (4)                                              4.67          4.65         4.89          4.89         4.87
Net charge-offs to average loans                                     0.26          0.53         0.36          0.32         0.14
Nonperforming assets to year-end loans &other real estate (5)        0.94          1.27         1.92          1.41         0.59
Allowance for loan losses to year-end loans                          1.77          1.81         1.84          1.87         2.04
Allowance for loan losses to nonaccrual loans                      214.21        155.17       116.76        143.97       562.55
Dividend payout ratio                                               32.35         35.62        34.51         35.82        34.85
-----------------------------------------------------------------------------------------------------------------------------------

(1) Held-to-maturity securities at amortized cost, available-for-sale securities at fair value.
(2) Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000.
(3) Adjusted for a two-for-one split of CPB Inc. common stock effective November 14, 1997.
(4)  Computed on a taxable equivalent basis.
(5)  Nonperforming assets include nonaccrual loans and other real estate

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Share and per share information in this Management's Discussion and Analysis and elsewhere in this Annual Report have been adjusted for a two-for-one split of CPB Inc. common stock, effective November 14, 1997.

OVERVIEW
     CPB Inc. (the "Company") and its subsidiary, Central Pacific Bank (the "Bank"), reported record high net income in 1999 of $16.3 million increasing by 8.3% over $15.1 million earned in 1998. Net income of $15.0 million was reported in 1997. The increase in net income in 1999 was primarily due to an increase in net interest income and lower provision for loan losses, offset by the recording of a $1.6 million restructuring charge to provide for staff reductions planned in the Year 2000. Diluted earnings per share of $1.68 in 1999, which increased by 15.9% over $1.45 in 1998, was enhanced by the Company's repurchase of its common stock since July 1998. Earnings per share in 1998 increased by 3.6% over $1.40 earned in 1997. Cash dividends per share of $0.55 in 1999 increased over $0.52 in 1998 and $0.49 in 1997. Return on average assets was 1.03% in 1999 compared with 1.00% in 1998 and 1.04% in 1997. Return on average stockholders' equity increased to 10.93% in 1999 from 9.79% in 1998 and 10.18% in 1997.

     The Company recorded five years of earnings increases operating in the state of Hawaii's economy, which is in its ninth consecutive year of little or no growth. The 1999 year saw positive signs in the state's economic activity. Tourism, the state's primary industry, improved in 1999 with total visitor arrivals increasing over 1998. Visitor arrivals from the mainland USA increased and was offset by a decline in Asian visitor arrivals. Home sales increased during the year with average resale prices increasing. Personal bankruptcy filings in Hawaii stabilized compared to the previous year, while the state's unemployment rate decreased to 5.5%, the state's lowest rate since 1993.

     The Company's balance sheet grew modestly during 1999, while nonaccrual and delinquent loans decreased. Total assets at December 31, 1999 of $1,646.5 million increased by $85.6 million or 5.5%, with over half of the increase related to Year 2000 liquidity funding. Investment securities of $321.7 million decreased by $29.8 million or 8.5% from a year ago. Net loans of $1,149.7 million increased by $63.9 million or 5.9%, mainly due to increases in residential and commercial mortgage loans. Nonperforming assets, loans delinquent for 90 days or more and restructured loans decreased to $15.2 million from $19.5 million a year ago.

     Deposits increased by $36.5 million or 2.9% to $1,305.7 million at year-end 1999. Offsetting deposit growth were decreases in long-term debt of $20.0 million or 16.9% to $98.3 million and stockholders' equity of $4.0 million or 2.7% to $144.1 million, compared to year-end 1998. The decrease in stockholders' equity was primarily due to the Company's stock repurchase program, which is discussed in the Capital Resources section of this Management's Discussion.

     Despite the continued strength of the U.S. economy, Management does not expect significant growth in the local economy in 2000. Consequently, lack of significant improvement in the state's economy is likely to continue to have a negative impact on the Company's growth and levels of nonperforming loans and related loan losses.

      The Company successfully operated through year-end 1999 and into the Year 2000 with no disruptions. No material Year 2000-related effects from vendors or customers were evident to date. However, the Company will be monitoring its operations and will be in contact with vendors and major customers throughout the Year 2000 in anticipation of any residual effects that may occur. Up through 1999, equipment and software expenditures totaled approximately $4.0 million. Expenditures related to the Company's technical staff and other Year 2000 remediation costs in the amount of $562,000 were expensed in 1999, in line with projections. Future expenditures to monitor Year 2000-related issues are not expected to have a material impact on the Company's results of operations.

     Certain matters discussed in this Annual Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, Year 2000 compliance, net interest income, net interest margin, the levels of nonperforming loans, loan losses and the allowance for loan losses, partnership income and liquidity that involve certain risks and uncertainties. Important factors that could cause the results to differ from those discussed in this report include, but are not limited to, general business conditions in the state of Hawaii, the real estate market in Hawaii, competitive conditions among financial institutions, regulatory changes in the financial services industry, the ability of other entities to become Year 2000 compliant, differences between actual and estimated market rates or price changes upon which certain assumptions are based, the makeup of the Company's portfolio of risk-sensitive instruments and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1999.

RESULTS OF OPERATIONS

NET INTEREST INCOME
     Table 1 sets forth information concerning average interest earning assets and interest-bearing liabilities and the yields and rates thereon. Table 2 presents an analysis of changes in components of net interest income between years. Interest income, which includes loan fees, and resultant yield information presented in the table and discussed in this section are expressed on a taxable equivalent basis using an assumed income tax rate of 35%.

     Net interest income in 1999 increased by $3.7 million or 5.6% primarily due to the increase in volume of interest earning assets.

     Interest income in 1999 of $114.3 million increased by $1.4 million or 1.3% over 1998 due to an increase in average interest earning assets of $72.6 million or 5.1%, primarily loans, offset by a decrease in average yield to 7.64% in 1999 from 7.93% in 1998. Interest and fees on loans increased by $2.7 million or 3.0% due to an $82.3 million or 7.7% increase in average loans, offset by a decline in loan yield to 8.06% from 8.42% in 1998. Interest on investment securities decreased by $1.8 million or 8.5% due to lower average volume and a slight decrease in yields. Interest on


     Table 1. Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

                                                Year Ended December 31,


                                                      1999                           1998                           1997

                                                   Average     Amount             Average     Amount             Average     Amount
                                          Average   Yield/         of    Average   Yield/         of    Average   Yield/         of
(Dollars in thousands)                    Balance     Rate   Interest    Balance     Rate   Interest    Balance     Rate   Interest
-----------------------------------------------------------------------------------------------------------------------------------
Assets:
Interest earning assets:
   Interest-bearing deposits in
   other banks                         $   26,851     5.16%  $  1,385 $   15,041     5.64%  $    849 $   43,362     5.55%  $  2,405
   Federal funds sold                         673     4.75         32         70     5.71          4         85     5.88          5
   Taxable investment securities (1)      269,909     6.35     17,140    302,774     6.41     19,400    251,693     6.32     15,895
   Tax-exempt investment securities (1)    45,849     6.13      2,810     35,050     6.82      2,392     15,697     7.28      1,143
   Loans (2)                            1,153,623     8.06     92,945  1,071,350     8.42     90,237  1,044,538     8.77     91,559
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets       1,496,905     7.64    114,312  1,424,285     7.93    112,882  1,355,375     8.19    111,007
Nonearning assets                          90,525                         83,920                         77,063
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                       $1,587,430                     $1,508,205                     $1,432,438
===================================================================================================================================
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
   Interest-bearing demand deposits    $  104,320     1.10%  $  1,152 $   99,059     1.30%  $  1,285 $   95,056     1.35%  $  1,287
   Savings and money market deposits      424,466     2.34      9,923    401,936     2.74     11,015    398,667     2.78     11,096
   Time deposits under $100,000           217,683     4.07      8,868    207,584     4.59      9,538    204,871     4.73      9,700
   Time deposits $100,000 and over        341,967     4.72     16,132    322,653     5.16     16,640    290,340     5.21     15,116
   Short-term borrowings                   36,602     5.28      1,931     13,281     5.45        724      5,528     5.39        298
   Long-term debt                         113,820     5.63      6,412    128,274     5.85      7,503    120,452     5.98      7,198
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities  1,238,858     3.59     44,418  1,172,787     3.98     46,705  1,114,914     4.01     44,695
Noninterest-bearing deposits              177,841                        162,625             155,232
Other liabilities                          21,302                         18,927              15,384
Stockholders' equity                      149,429                        153,866             146,908
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders'
    equity                             $1,587,430                     $1,508,205                     $1,432,438
===================================================================================================================================
Net interest income                                          $ 69,894                       $ 66,177                       $ 66,312
===================================================================================================================================
Net interest margin                                   4.67%                          4.65%                          4.89%
===================================================================================================================================

(1)  At amortized cost.
(2)  Includes nonaccrual loans.

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


interest-bearing deposits in other banks increased due to higher average volume related to Year 2000 liquidity planning.

     Interest expense in 1999 of $44.4 million decreased by $2.3 million or 4.9% from 1998 due to a decrease in effective rate paid on average interest-bearing liabilities to 3.59% from 3.98% in 1998. Effective rate paid decreased in all categories of interest-bearing liabilities, while average volume increased by $66.1 million or 5.6% over 1998, mainly in savings and money market accounts, average time deposits $100,000 and over, and short-term borrowings.

     Net interest income in 1998 decreased by $0.1 million or 0.2% from 1997, mainly due to a decline in yields on interest earning assets. Interest income increased by $1.9 million or 1.7% primarily due to increase in average interest earning assets. Interest income on investment securities accounted for most of the increase in interest income due to higher volume. Interest expense increased in 1998 by $2.0 million or 4.5% primarily due to increase in average time deposits $100,000 and over, short-term borrowings and long-term debt.

     As a result, net interest margin in 1999 was 4.67% compared to 4.65% in 1998 and 4.89% in 1997.


PROVISION AND ALLOWANCE FOR LOAN LOSSES
     Provision for loan losses ("Provision") is determined by Management's ongoing evaluation of the loan portfolio and its assessment of the ability of the allowance for loan losses ("Allowance") to cover inherent losses. The Company's methodology for determining the adequacy of the Allowance and the Provision takes into account many factors, including the level and trend of nonperforming and potential problem loans, net charge-off experience, current repayment by borrowers, fair value of collateral securing specific loans and general economic factors in Hawaii and a risk factor suitable to borrowers' potential Year 2000-related failures. The Company's Provision was $3.7 million, $6.6 million and $3.5 million in 1999, 1998 and 1997, respectively. Net loan charge-offs decreased to $3.0 million in 1999 compared to $5.7 million in 1998 and $3.8 million in 1997, or when expressed as a percentage of average loans, decreased to 0.26% in 1999 from 0.53% in 1998 and 0.36% in 1997. Net charge-offs were mainly comprised of $1.4 million on loans secured by commercial real estate, $1.1 million on loans secured by residential properties and $0.4 million on commercial loans.
Net charge-offs on consumer loans of $65,000 in 1999 decreased from


Table 2.  Analysis of Changes in Net Interest Income (Taxable Equivalent)


                                                                              Year Ended December 31,
                                                     1999 Compared to 1998                            1998 Compared to 1997
                                                 ------------------------------                    -------------------------------
                                                      Increase (Decrease)                             Increase (Decrease)
                                                       Due to Change in:                              Due to Change in:
                                                 ------------------------------                    -------------------------------
(Dollars in thousands)                                 Volume          Rate   Net Change       Volume          Rate     Net Change
                                                 ----------------------------------------------------------------------------------
Interest earning assets:
   Interest-bearing deposits in other banks           $   666       $  (130)     $   536      $(1,572)      $    16        $(1,556)
   Federal funds sold                                      34            (6)          28           (1)            -             (1)
   Taxable investment securities                       (2,107)         (153)      (2,260)       3,228           277          3,505
   Tax-exempt investment securities                       736          (318)         418        1,409          (160)         1,249
   Loans                                                6,927        (4,219)       2,708        2,351        (3,673)        (1,322)
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest earning assets                    6,256        (4,826)       1,430        5,415        (3,540)         1,875
-----------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Interest-bearing demand deposits                        68          (201)        (133)          54           (56)            (2)
   Savings and money market deposits                      617        (1,709)      (1,092)          91          (172)           (81)
   Time deposits under $100,000                           464        (1,134)        (670)         128          (290)          (162)
   Time deposits $100,000 and over                        997        (1,505)        (508)       1,684          (160)         1,524
   Short-term borrowings                                1,271           (64)       1,207          418             8            426
   Long-term debt                                        (846)         (245)      (1,091)         468          (163)           305
-----------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities               2,571        (4,858)      (2,287)       2,843          (833)         2,010
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                   $ 3,685       $    32      $ 3,717      $ 2,572       $(2,707)       $  (135)
===================================================================================================================================

$1.3 million in 1998 due to the sale of the company's credit card portfolio during 1998. The Allowance expressed as a percentage of loans was 1.77% at December 31, 1999 compared to 1.81% and 1.84% at the previous two year-ends. In Management's judgment, the Allowance at year-end 1999 was adequate to cover losses inherent in the loan portfolio.

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

     Total nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest decreased to $15.2 million at December 31, 1999 from $19.5 million a year ago. Nonaccrual loans of $9.7 million decreased from $12.9 million at year-end 1998. The reduction was mainly due to the payoff of a $3.3 million loan. However, the Company continues to experience problems with residential mortgage loans reflective of Hawaii's job market and general economic conditions. Other real estate of $1.4 million, compared with $1.2 million held a year ago, was comprised of six properties. Loans delinquent for 90 days or more decreased to $3.6 million from $5.4 million a year ago. One-half of the delinquent loan amount was attributed to three loans secured by commercial properties with the remainder comprised of residential mortgage loans. A restructured loan still accruing interest of $500,000, secured by commercial property, was held at December 31, 1999 compared to none held a year ago. Accounting for nonperforming assets is discussed in note 1 to the consolidated financial statements on pages 23 and 24 of this Annual Report.

OTHER OPERATING INCOME

     Table 4 sets forth components of other operating income and the total as a percentage of average assets.

     Other operating income of $12.6 million in 1999 decreased by $4.2 million from $16.8 million recorded in 1998 due to a non-recurring gain of $4.6 million recognized in 1998 from the sale of the Company's credit card business. Other operating income in 1998 increased by $6.0 million or 55.4% over 1997. Income from fiduciary activities increased by 23.0% to $792,000 in 1999 and by 46.4% to $644,000 in 1998. Service charges on deposit accounts and other service charges and fees increased by $529,000 or 5.6% in 1999 due to enhanced collection efforts. These charges and fees in 1998 increased by $860,000 or 9.9% over the previous year, in which scheduled customer fees were increased. Equity in earnings of unconsolidated subsidiaries of $476,000 in 1999 increased by $56,000 over 1998, which decreased by $69,000 compared to 1997. Equity in earnings of unconsolidated subsidiaries takes into account losses recognized from the Company's partnership in Trans-Pacific Mortgage Group LLC ("TPMG") of $78,000 in 1999, $80,000 in 1998 and $92,000 in 1997. TPMG was established in 1997 as a mortgage banking partnership in which the Company held 49% ownership. In December of 1999, the Company relinquished its ownership interest in this partnership. Information on unconsolidated subsidiaries is presented in notes 1 and 7 to the consolidated financial statements on page 23, and page 28 and 29, respectively, of this Annual Report.

     Fees on foreign exchange of $582,000 in 1999 declined in the past three years, reflecting the decreased Japanese yen currency activity in Hawaii. Investment securities losses of $250,000 were realized in 1999 compared to $254,000 in gains in 1998, as a result of interest rate duration adjustments to the Company's investment securities portfolio. Losses from sale of loans totaled $289,000 in 1999 while gains of $4.3 million were recorded in 1998, which included a nonrecurring gain of $4.6 million realized from the sale of the Bank's credit card portfolio. Income from bank-owned life insurance accounted for the balance of the increase in other income in each of the last two years. Bank-owned life insurance provides an opportunity to earn tax-advantaged income as an indirect financing source for long-term liabilities related to the Bank's defined benefit retirement plan. Total other operating income, expressed as a percentage of average assets, was 0.80% in 1999, 1.12% in 1998 and 0.76% in 1997. Excluding the gain from sale of the credit card portfolio, the 1998 percentage was 0.81%.

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OTHER OPERATING EXPENSE
     Table 5 sets forth components of other operating expense and the total as a percentage of average assets.

     Other operating expense of $53.4 million increased by $2.2 million or 4.2% over 1998, which increased by $2.6 million or 5.4% over 1997. Salaries and employee benefits of $28.0 million increased by 5.8% over 1998, which increased by 2.6% over 1997. The number of employees at year-end 1999 decreased to 540 from 587 and 600 employees at the end of 1998 and 1997, respectively. The increase in other operating expense in 1999 was mainly due to $1.6 million in restructuring charges recognized in the third quarter related to a planned 10% reduction in staffing in conjunction with the implementation of the Bank's three-year strategic plan. The initial staff reduction plans include 68 positions in retail banking and 8 positions in loan operations. In line with the strategic plan, the Company is revising its employee benefits program to increase focus on performance-based compensation. Accordingly, effective January 1, 2000, contributions to profit sharing and employee stock ownership plans will be reduced from 10% to 5% of defined net income, while contributions to the Bank's 401(k) plan will be increased from 50% to 100% of employee contributions up to 4% of an employee's salary.

Table 3. Nonperforming Assets, Past Due and Restructured Loans

                                                                                          December 31,
(Dollars in thousands)                                                     1999         1998         1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans
     Real estate:
         Mortgage - commercial                                          $ 2,981      $ 6,830      $13,979      $ 8,863      $ 2,012
         Mortgage - residential                                           5,124        5,037        1,081        2,462        1,571
         Construction                                                         -            -            -            -            -
     Commercial, financial and agricultural                               1,590        1,065        1,312        2,175            -
     Installment                                                              -            -           41            -            -
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                                9,695       12,932       16,413       13,500        3,583
Other real estate                                                         1,366        1,155        3,677        1,235        2,231

     Total nonperforming assets                                          11,061       14,087       20,090       14,735        5,814
Loans delinquent for 90 days or more
     Real estate:
         Mortgage - commercial                                            1,749          315          311          341        3,094
         Mortgage - residential                                           1,636        4,206       10,112        4,366        4,032
         Construction                                                         -            -            -            -            -
     Commercial, financial and agricultural                                 128          706        1,302        1,038        1,493
     Installment                                                             92          168          508          568          570
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                                3,605        5,395       12,233        6,313        9,189
Restructured loans still accruing interest
     Real estate:
         Mortgage - commercial                                              500            -        2,727       11,095        5,974
     Commercial, financial and agricultural                                   -            -            -        1,723            -
------------------------------------------------------------------------------------------------------------------------------------
     Total                                                                  500            -        2,727       12,818        5,974
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or more
     and restructured loans still accruing interest                     $15,166      $19,482      $35,050      $33,866      $20,977
====================================================================================================================================
Total nonperforming assets as a percentage of
     loans and other real estate                                           0.94%        1.27%        1.92%        1.41%        0.59%
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets and loans delinquent for 90 days or more
     as a percentage of loans and other real estate                        1.25%        1.76%        3.09%        2.02%        1.51%
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage
     of loans and other real estate                                        1.29%        1.76%        3.36%        3.25%        2.11%
====================================================================================================================================

Profit sharing contributions made to profit sharing and employee stock ownership plans totaled $2.1 million in each of the last three years, while the Bank's contribution to the 401(k) plan amounted to $334,000, $318,000 and $288,000 in 1999, 1998, and 1997, respectively. Employee stock ownership and 401(k) plans are discussed in notes 12 and 16 to the consolidated financial statements on page 31 and 34, respectively.

     Net occupancy expense of $6.2 million in 1999 decreased slightly from the previous two years. An in-store branch closure in 1999, an in-store branch opening in 1998 and two branch relocations during 1997 affected net occupancy and equipment expense in the respective years. Equipment expense of $2.7 million in 1999 also decreased from the previous two years. Other expense of $16.5 million increased by $976,000 or 6.3% over 1998, which increased by $2.0 million or 14.3% over 1997. The increase in 1999 was mainly due to a $746,000 or 27.7% increase in expenses related to merchant and bank card services, while the 1998 increase was due to donations, training and other expenses related to the conversion of the Company's integrated banking system in 1998, legal fees and write-downs on other real estate. Total other operating expense as a percentage of average assets was 3.37% in 1999 and 3.40% in both 1998 and 1997.

INCOME TAXES

     Income tax expense totaled $8.1 million in 1999, $9.0 million in 1998 and $9.4 million in 1997. The effective tax rate decreased to 33.0% from 37.3% and 38.5% in the previous two years due to an increase in income from investments exempt from federal income taxes.

FINANCIAL CONDITION

     Table 6 sets forth the distribution of assets, liabilities and stockholders' equity.

     Average total assets of $1,587.4 million increased by $79.2 million or 5.3% in 1999 over 1998, which increased by $75.8 million or 5.3% over 1997. Average net loans of $1,132.8 million increased by $81.0 million or 7.7% compared to the 1998 increase of $26.7 million or 2.6% over 1997. Average investment securities of $315.8 million decreased by $22.1 million or 6.5% from 1998, which increased by $70.4 million or 26.3% over 1997. The proportion to total assets of 19.9% in 1999 compared to 22.4% in 1998 and 18.7% in 1997. Average interest-bearing deposits in other banks increased to $26.9 million in 1999 over $15.0 million in 1998, which decreased from $43.4 million in 1997. Funding asset growth was an increase in average total deposits of $72.4 million or 6.1% to $1,266.3 million in 1999 and $49.7 million or 4.3% to $1,193.9 million in 1998. Average short-term borrowings of $36.6 million increased by $23.3 million in 1999 offsetting the decrease in long-term debt, due to liquidity provisions related to the Year 2000.

     Loans at year-end 1999 of $1,170.5 million increased by $64.6 million or 5.8% over year-end 1998. Accounting for the increase were commercial mortgage and residential mortgage loans, which increased by $44.1 million or 9.1% to $528.5 million and $37.1 million or 10.9% to $376.0 million, respectively. Construction loans decreased by $16.0 million or 25.9% to $45.7 million. See note 4 to the consolidated financial statements on page 27 of this Annual
Report.

Table 4.  Components of Other Operating Income

                                                       Year Ended December 31,
(Dollars in thousands)                         1999            1998            1997
---------------------------------------------------------------------------------------
Income from fiduciary activities           $    792         $   644        $    440
Service charges on deposit accounts           3,235           3,064           2,678
Other service charges and fees                6,802           6,444           5,970
Equity in earnings of
     unconsolidated subsidiaries                476             420             489
Fees on foreign exchange                        582             616             700
Investment securities gains (losses)           (250)            254               -
Gains (losses) on sales of loans               (289)          4,340             (64)
Other                                         1,283           1,040             614
---------------------------------------------------------------------------------------
     Total                                 $ 12,631         $16,822        $ 10,827
=======================================================================================
Total other operating income as a
     percentage of average assets              0.80%           1.12%           0.76%
=======================================================================================

Table 5. Components of Other Operating Expense

                                                  Year Ended December 31,
(Dollars in thousands)                      1999           1998           1997
--------------------------------------------------------------------------------
Salaries and employee benefits           $27,989        $26,466        $25,795
Net occupancy                              6,186          6,349          6,314
Equipment                                  2,718          2,879          2,908
Other                                     16,555         15,579         13,629
---------------------------------------------------------------------------------
     Total                               $53,448        $51,273        $48,646
=================================================================================
Total other operating expense as a
     percentage of average assets           3.37%          3.40%          3.40%
=================================================================================

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Average core deposits, defined as total deposits excluding time deposits $100,000 and over, of $924.3 million in 1999 increased by $53.1 million or 6.1% over 1998, which also increased by $17.4 million or 2.0% over 1997. The Bank's ongoing incentive programs place increasing emphasis on marketing and sales efforts targeting core deposit growth. In 1998, a core deposit campaign was held which was successful in increasing core deposits. Average time deposits $100,000 and over of $342.0 million increased by $19.3 million or 6.0% compared to an increase in 1998 of $32.3 million or 11.1% to $322.7 million. The proportion of large time deposits as a percentage of total deposits was 27.0% in both 1999 and 1998 and 25.4% in 1997.

     Average stockholders' equity as a percentage of total assets decreased to 9.4% from 10.2% in 1998 and 10.3% in 1997. The decrease was the result of the Company's stock repurchase program, which is detailed in the Capital Resources section of this Management's Discussion.

ASSET/LIABILITY MANAGEMENT

     The Company's earnings and capital are subject to risk of interest rate fluctuations to the extent the rate-sensitive assets and rate-sensitive liabilities mature or reprice during different periods or in differing amounts. Asset/liability management attempts to coordinate the Company's rate-sensitive assets and rate-sensitive liabilities to meet its financial objectives.

     The Company's asset/liability management policy is to maximize risk-adjusted return to shareholders while maintaining consistently acceptable levels of liquidity, interest rate risk and capitalization. The Company's asset/liability management committee monitors its interest rate risk through the use of income


 Table 6. Distribution of Assets, Liabilities and Stockholders' Equity


                                                                                 Year Ended December 31,

                                                                  1999                      1998                      1997
                                                            ------------------        ------------------       ------------------
                                                            Average    Percent        Average    Percent       Average    Percent
  (Dollars in thousands)                                    Balance   to Total        Balance   to Total       Balance   to Total
                                                            ---------------------------------------------------------------------
Assets:
   Cash and due from banks                               $   40,648        2.6%    $   35,260        2.3%   $   36,138         2.5%
   Interest-bearing deposits in other banks                  26,851        1.7         15,041        1.0        43,362         3.0
   Federal funds sold                                           673          -             70          -            85           -
   Taxable investment securities                            269,909       17.0        302,774      20.12        51,693        17.6
   Tax-exempt investment securities                          45,849        2.9         35,050        2.3        15,697         1.1
   Loans                                                  1,153,623       72.7      1,071,350       71.1     1,044,538        72.9
   Allowance for loan losses                                (20,796)      (1.3)       (19,567)      (1.3)      (19,456)       (1.3)
   Premises and equipment                                    25,846        1.6         26,696        1.8        25,331         1.8
   Other assets                                              44,827        2.8         41,531        2.7        35,050         2.4
------------------------------------------------------------------------------------------------------------------------------------
       Total assets                                     $ 1,587,430      100.0%   $ 1,508,205      100.0%  $ 1,432,438       100.0%
====================================================================================================================================
Liabilities and Stockholders' Equity:
   Deposits:
     Noninterest-bearing demand                         $   177,841       11.2%   $   162,625       10.8%  $   155,232        10.8%
     Interest-bearing demand                                104,320        6.6         99,059        6.6        95,056         6.6
     Savings and money market                               424,466       26.7        401,936     26.639         8,667        27.8
     Time deposits under $100,000                           217,683       13.7        207,584       13.7       204,871        14.3
     Time deposits $100,000 and over                        341,967       21.6        322,653       21.4       290,340        20.3
------------------------------------------------------------------------------------------------------------------------------------
       Total deposits                                     1,266,277       79.8      1,193,857       79.1     1,144,166        79.8
   Short-term borrowings                                     36,602        2.3         13,281        0.9         5,528         0.4
   Long-term debt                                           113,820        7.2        128,274        8.5       120,452         8.4
   Other liabilities                                         21,302        1.3         18,927        1.3        15,384         1.1
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                                  1,438,001       90.6      1,354,339       89.8     1,285,530        89.7
   Stockholders' equity                                     149,429        9.4        153,866       10.2       146,908        10.3
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity       $ 1,587,430      100.0%   $ 1,508,205      100.0%  $ 1,432,438       100.0%
====================================================================================================================================

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

     Table 7 sets forth information concerning interest rate sensitivity of the Company's assets, liabilities and stockholders' equity at December 31, 1999. The assumptions used in determining interest rate sensitivity of various asset and liability products had a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest repricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category, even though repricing of these accounts is not contractually required and may not actually occur during that period.

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

     Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Federal Deposit Insurance Corporation ("FDIC") are as follows. In 1989, a risk-based capital framework was adopted consisting of capital comprised of a core capital component (Tier I), essentially common stockholders' equity, less intangible assets, and a supplemental component (Tier II), which


Table 7. Rate Sensitivity of Assets, Liabilities and Stockholders' Equity


                                                                                     Over One
                                                                  Over   Over Six        Year
                                                    Three        Three    Through     Through       Over
                                                   Months      Through     Twelve       Three      Three    Nonrate
(Dollars in thousands)                            or Less   Six Months     Months       Years      Years  Sensitive        Total
--------------------------------------------------------------------------------------------------------------------------------
Assets:
     Interest-bearing deposits in other banks   $   9,828   $       -   $       -   $       -   $      -  $       -   $    9,828
     Investment securities                         40,044      13,097      20,136      70,714    162,717     14,962      321,670
     Loans                                        378,866      72,113     163,897     322,535    223,759      9,306    1,170,476
     Other assets                                       -           -           -           -          -    144,517      144,517

     Total assets                                 428,738      85,210     184,033     393,249    386,476    168,785    1,646,491
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
     Noninterest-bearing deposits                       -           -           -           -          -    204,850      204,850
     Interest-bearing deposits                    712,953     138,971     170,270      75,385      3,225          -    1,100,804
     Short-term borrowings                         78,000           -       1,000           -          -          -       79,000
     Long-term debt                                42,167         677      11,049      17,010     27,376          -       98,279
     Other liabilities                                  -           -           -           -          -     19,479       19,479
     Stockholders' equity                               -           -           -           -          -    144,079      144,079
--------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity   833,120     139,648     182,319      92,395     30,601    368,408    1,646,491
--------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap                   $(404,382)  $ (54,438)  $   1,714   $ 300,854   $355,875  $(199,623)  $        -
================================================================================================================================
Cumulative interest rate sensitivity gap        $(404,382)  $(458,820)  $(457,106)  $(156,252)  $199,623  $       -   $       -
================================================================================================================================

[LOGO]
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

     During 1999, the Company's board of directors authorized the repurchase and retirement of CPB Inc. common stock for a total consideration of $12 million, in addition to the $20 million authorized during 1998. During the year, 529,560 shares were repurchased for a total consideration of $12.0 million at an average price of $22.61 per share. As of December 31, 1999, the Company repurchased 1,366,548 shares for a total consideration of $26.5 million or an average of $19.39 per share, or approximately 12.9% of the 10.6 million shares outstanding prior to the initial repurchase transactions.

     Capital levels for the Company and the Bank were in excess of minimum regulatory required levels at December 31, 1999 and 1998. The relatively low rate of asset growth in the last three years and increasing earnings contributed towards the excess.

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

     The consolidated statements of cash flows identify three major sources and uses of cash as operating, investing and financing activities. Cash generated from operations represents a major source of liquidity. As presented in the consolidated statements of cash flows on page 22 of this Annual Report, the Company's operating activities provided cash totaling $13.3 million, $26.7 million and $14.4 million in 1999, 1998 and 1997, respectively. The decrease in 1999 and increase in 1998 were mainly due to the net increase in other assets in 1999 and 1997 due to purchases of bank-owned life insurance.

     Investing activities represent a use of cash. Net cash used in investing activities was $49.2 million in 1999, $77.6 million in 1998 and $96.8 million in 1997. Cash used in net loan originations over principal repayments was $73.8 million in 1999, $69.5 million in 1998 and $6.2 million in 1997. Activities from investment securities and interest-bearing deposits in other banks provided cash of $25.5 million in 1999 and used cash of $4.9 million in 1998 and $86.1 million in 1997.

     In addition to cash flows from operating activities, financing activities generally provide funding for growth in loans and investment securities with increased deposits supplemented by the

Table 8. Regulatory Capital Ratios

                                            December 31, 1999             December 31, 1998
                                        ---------------------------   -------------------------
                                        Minimum                       Minimum
                                        Required  Actual     Excess   Required  Actual   Excess
-----------------------------------------------------------------------------------------------
Company:
   Tier I risk-based capital ratio        4.00%    11.24%    7.24%     4.00%    12.10%    8.10%
   Total risk-based capital ratio         8.00     12.50     4.50      8.00     13.36     5.36
   Leverage capital ratio                 4.00      9.00     5.00      4.00      9.71     5.71
===============================================================================================
Bank:
   Tier I risk-based capital ratio        6.00%    10.47%    4.47%     6.00%    11.28%    5.28%
   Total risk-based capital ratio        10.00     11.72     1.72     10.00     12.54     2.54
   Leverage capital ratio                 5.00      8.38     3.38      5.00      9.05     4.05
-----------------------------------------------------------------------------------------------

Company's borrowing sources, which include short-term sources such as Federal funds purchased and securities sold under agreements to repurchase and longer-term Federal Home Loan Bank of Seattle advances.

     Deposits increased by $36.5 million in 1999, $76.0 million in 1998 and $69.5 million in 1997. The Company's total borrowings provided cash of $57.0 million in 1999 and $12.7 million in 1997 and used cash of $13.7 million in 1998. The increase in total borrowings in 1999 was due to short-term borrowings provided for Year 2000-related liquidity. Accordingly, net cash provided by financing activities was $76.6 million in 1999, $42.9 million in 1998 and $77.6 million in 1997.

     The increase in loans was funded primarily by an increase in deposits and a reduction in investment securities. The Bank's core deposits of $959.0 million at December 31, 1999 increased by $33.8 million or 3.7%. Investment securities decreased by $29.8 million or 8.5% over the year.

     The primary uses of funds, as reflected in the Company's parent company condensed statements of cash flows, were $12.0 million used to repurchase CPB Inc. common stock and $5.2 million, $5.4 million and $5.1 million in 1999, 1998 and 1997, respectively, for payment of dividends to shareholders. The Company's primary source of funds was dividends received from the Bank of $17.3 million, $20.8 million and $5.1 million in 1999, 1998 and 1997, respectively. As presented in note 27 to the consolidated financial statements on page 41 of this Annual Report, the Bank's retained earnings, as defined, is the maximum amount permitted to be distributed as a dividend without prior regulatory approvals. At December 31, 1999, retained earnings of the Bank was $96.1 million.

IMPACT OF NEW ACCOUNTING STANDARDS
     During 1999, the Financial Accounting Standards Board issued statements on financial accounting standards which are discussed in note 28 to the consolidated financial statements on page 43 of this Annual Report. The statements are not expected to have a material impact on the Company's consolidated financial statements.

[LOGO]
SUPPLEMENTARY FINANCIAL INFORMATION

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

     A summary of unaudited quarterly operating results for the years ended December 31, 1999 and 1998 follows:

(Dollars in thousands, except per share data)            First quarter  Second quarter  Third quarter  Fourth quarter    Full year
----------------------------------------------------------------------------------------------------------------------------------
1999:
     Interest income                                           $27,758       $27,661        $28,986       $28,907        $113,312
     Net interest income                                        16,998        16,971         17,690        17,235          68,894
     Provision for loan losses                                   1,500           700            800           700           3,700
     Net interest income after provision for loan losses        15,498        16,271         16,890        16,535          65,194
     Income before income taxes                                  5,765         6,080          6,244         6,288          24,377
     Net income                                                  3,679         3,975          4,297         4,375          16,326
     Basic earnings per share                                     0.38          0.41           0.44          0.47            1.70
     Diluted earnings per share                                   0.37          0.41           0.44          0.46            1.68
==================================================================================================================================
1998:
     Interest income                                           $27,862       $28,306        $28,137       $27,487        $111,792
     Net interest income                                        16,208        16,352         16,378        16,149          65,087
     Provision for loan losses                                     975         1,125          3,300         1,200           6,600
     Net interest income after provision for loan losses        15,233        15,227         13,078        14,949          58,487
     Income before income taxes                                  5,655         5,590          6,834         5,957          24,036
     Net income                                                  3,628         3,775          3,890         3,776          15,069
     Basic earnings per share                                     0.34          0.36           0.38          0.38            1.46
     Diluted earnings per share                                   0.34          0.35           0.38          0.38            1.45
==================================================================================================================================

[LOGO]
MARKET RISK

QUANTITATIVE AND
QUALITATIVE DISCLOSURES
ABOUT MARKET RISK

     In the normal course of its business, the Company is exposed to market risk, primarily in the form of interest rate risk. Economic impact of interest rate risk may occur as interest rates change resulting in gains or losses in future net interest income, cash flows, or current fair market value. The Company utilizes product pricing and investment and debt management strategies to manage its interest rate risk. Financial derivatives are not currently used.

     The following table presents information on the Company's financial instruments which are sensitive to changes in interest rates. Expected maturities of interest-sensitive assets and liabilities are contractual maturities. Interest-bearing demand and savings deposits, which have indeterminate maturities, are included in the earliest maturity category. The resulting table is based on assumptions that include prepayment rates on mortgage-related assets and a forecast of market interest rates. See note 24 to the consolidated financial statements on page 38 and 39 of this Annual Report for a discussion of the calculation of fair values.

     At December 31, 1999, holdings of relatively longer-term loans and investments and short-term borrowings increased from year-end 1998. Fair value of interest-sensitive assets and liabilities, as a percentage of book value, declined as market interest rates rose throughout the year. Maturities and fair values of interest-sensitive assets and liabilities may vary from expectations if actual experience differs from assumptions used.

                                                                          Expected Maturity Date
                                                                                                               Book         Total
(Dollars in thousands)                      2000       2001       2002      2003        2004    Thereafter    Value    Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE ASSETS:
Interest-bearing deposits in other
  banks                                 $    9,828         -          -          -          -          -   $    9,828   $    9,828
     Weighted average interest rates          5.37%        -          -          -          -          -         5.37%
Fixed rate investments                  $   43,156  $ 37,886   $ 32,828   $ 48,953   $ 31,812   $ 81,952   $  276,587   $  274,856
     Weighted average interest rates          6.84%     5.96%     6.34%       6.27%      6.41%      5.64%        6.15%
Variable rate investments               $    3,262  $  5,225   $  3,978   $  2,699   $  2,316   $  8,069   $   25,549   $   25,521
     Weighted average interest rates          6.80%     7.08%     6.43%       5.53%      5.92%      6.47%        6.48%
Equity investments                      $   19,534         -          -          -          -          -   $   19,534   $   19,534
     Weighted average interest rates          6.70%        -          -          -          -          -         6.70%
Fixed rate loans                        $  113,426  $ 59,195   $ 50,327   $ 38,484   $ 27,357   $117,299   $  406,088   $  399,973
     Weighted average interest rates          8.44%     8.47%      8.22%      8.06%      7.97%      6.95%        7.92%
Variable rate loans                     $  154,091  $ 99,258   $ 96,713   $ 67,701   $ 55,510   $291,115   $  764,388   $  754,551
     Weighted average interest rates          8.83%     8.73%      8.50%      7.78%      7.88%      7.95%        8.28%
Total - 1999                            $  343,297  $201,564   $183,846   $157,837   $116,995   $498,435   $1,501,974   $1,484,263
Total - 1998                            $  477,202  $223,749   $179,519   $136,825   $127,857   $322,665   $1,467,817   $1,473,180
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVE LIABILITIES:
Interest-bearing demand and
   savings deposits                     $  537,059         -          -          -          -          -   $  537,059   $  537,059
     Weighted average interest rates          2.07%        -          -          -          -          -         2.07%
Time deposits                           $  485,136  $ 56,978   $ 18,407   $  1,513   $  1,705   $      6   $  563,745   $  562,394
     Weighted average interest rates          4.61%     5.03%      4.30%      4.99%      4.75%      4.01%        4.64%
Short-term borrowings                   $   79,000         -          -          -          -          -   $   79,000   $   79,000
     Weighted average interest rates          5.56%        -          -          -          -          -         5.56%
Long-term debt                          $   32,394  $ 18,461   $ 20,049   $  4,444   $  4,865   $ 18,066   $   98,279   $   96,231
     Weighted average interest rates          5.87%     5.46%      6.35%      6.36%      6.07%      6.41%        6.03%
Total - 1999                            $1,133,589  $ 75,439   $ 38,456   $  5,957   $  6,570   $ 18,072   $1,278,083   $1,274,684
Total - 1998                            $1,057,827  $ 84,859   $ 31,427   $  6,603   $  5,512   $ 16,306   $1,202,534   $1,207,512
-----------------------------------------------------------------------------------------------------------------------------------

[LOGO]
CONSOLIDATED BALANCE SHEETS
CPB INC. AND SUBSIDIARY - DECEMBER 31, 1999 AND 1998


(Dollars in thousands)                                                                       1999                 1998
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                               $    83,425           $   42,735
Interest-bearing deposits in other banks                                                    9,828               10,469
Investment securities:
     Held to maturity, at amortized cost (fair value of $99,808 and $123,226
         at December 31, 1999 and 1998, respectively)                                     101,567              120,476
     Available for sale, at fair value                                                    220,103              230,960
----------------------------------------------------------------------------------------------------------------------
         Total investment securities                                                      321,670              351,436

Loans                                                                                   1,170,476            1,105,912
     Less allowance for loan losses                                                        20,768               20,066
----------------------------------------------------------------------------------------------------------------------
         Net loans                                                                      1,149,708            1,085,846

Premises and equipment                                                                     24,774               26,833
Accrued interest receivable                                                                 9,606                9,122
Investment in unconsolidated subsidiaries                                                   8,451                7,990
Due from customers on acceptances                                                              12                   32
Other real estate                                                                           1,366                1,155
Other assets                                                                               37,651               25,267
----------------------------------------------------------------------------------------------------------------------
         Total assets                                                                 $ 1,646,491           $1,560,885
----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
     Noninterest-bearing deposits                                                     $   204,850           $  186,892
     Interest-bearing deposits                                                          1,100,804            1,082,231
----------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                 1,305,654            1,269,123
Short-term borrowings                                                                      79,000                2,014
Long-term debt                                                                             98,279              118,289
Bank acceptances outstanding                                                                   12                   32
Other liabilities                                                                          19,467               23,361
         Total liabilities                                                              1,502,412            1,412,819
----------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, no par value, authorized 1,000,000 shares, none issued                    -                    -
     Common stock, no par value, authorized 50,000,000 shares;
         issued and outstanding 9,288,457 and 9,797,596 shares at
         December 31, 1999 and 1998, respectively                                           6,540                6,637
     Surplus                                                                               45,848               45,848
     Retained earnings                                                                     94,436               94,954
     Accumulated other comprehensive income (loss)                                         (2,745)                 627
----------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                       144,079              148,066
----------------------------------------------------------------------------------------------------------------------
         Total liabilities and stockholders' equity                                   $ 1,646,491           $1,560,885
----------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

[LOGO]
CONSOLIDATED STATEMENTS OF INCOME
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(Dollars in thousands, except per share data)                           1999            1998            1997
------------------------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                                    $  92,945        $ 90,158       $  91,367
     Interest and dividends on investment securities:
         Taxable interest                                             15,795          18,125          14,713
         Tax-exempt interest                                           1,810           1,381             660
         Dividends                                                     1,345           1,275           1,182
     Interest on deposits in other banks                               1,385             849           2,405
     Interest on Federal funds sold                                       32               4               5
------------------------------------------------------------------------------------------------------------
         Total interest income                                       113,312         111,792         110,332
------------------------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits                                             36,075          38,478          37,199
     Interest on short-term borrowings                                 1,931             724             298
     Interest on long-term debt                                        6,412           7,503           7,198
------------------------------------------------------------------------------------------------------------
         Total interest expense                                       44,418          46,705          44,695
------------------------------------------------------------------------------------------------------------
         Net interest income                                          68,894          65,087          65,637
Provision for loan losses                                              3,700           6,600           3,500
------------------------------------------------------------------------------------------------------------
         Net interest income after provision for loan losses          65,194          58,487          62,137
------------------------------------------------------------------------------------------------------------
Other operating income:
     Income from fiduciary activities                                    792             644             440
     Service charges on deposit accounts                               3,235           3,064           2,678
     Other service charges and fees                                    6,802           6,444           5,970
     Equity in earnings of unconsolidated subsidiaries                   476             420             489
     Fees on foreign exchange                                            582             616             700
     Investment securities gains (losses)                               (250)            254               -
     Gains (losses) on sales of loans                                   (289)          4,340             (64)
     Other                                                             1,283           1,040             614
------------------------------------------------------------------------------------------------------------
         Total other operating income                                 12,631          16,822          10,827
------------------------------------------------------------------------------------------------------------
Other operating expense:
     Salaries and employee benefits                                   27,989          26,466          25,795
     Net occupancy                                                     6,186           6,349           6,314
     Equipment                                                         2,718           2,879           2,908
     Other                                                            16,555          15,579          13,629
------------------------------------------------------------------------------------------------------------
         Total other operating expense                                53,448          51,273          48,646
------------------------------------------------------------------------------------------------------------
         Income before income taxes                                   24,377          24,036          24,318
Income taxes                                                           8,051           8,967           9,359
------------------------------------------------------------------------------------------------------------
         Net income                                                $  16,326        $ 15,069       $  14,959
------------------------------------------------------------------------------------------------------------
Per share data:
     Basic earnings per share                                      $    1.70        $   1.46       $    1.42
     Diluted earnings per share                                         1.68            1.45            1.40
     Cash dividends declared                                            0.55            0.52            0.49
------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

[LOGO]
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  AND COMPREHENSIVE INCOME
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                                        Accumulated
                                                                                                              other
                                                                    Common                  Retained  comprehensive
(Dollars in thousands, except per share data)                        stock     Surplus      earnings   income (loss)      Total
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                     $  6,586      $45,481     $ 89,405      $  (590)     $ 140,882
     Net income                                                         -            -       14,959            -         14,959
     Net change in unrealized gain (loss)
         on investment securities, net of taxes of $454                 -            -            -          684            684

Comprehensive income                                                                                                      15,643
Cash dividends declared ($0.49 per share)                               -            -        (5,176)          -          (5,176)
41,435 shares of common stock issued                                   26          367            -            -            393
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                        6,612       45,848       99,188           94        151,742
     Net income                                                         -            -       15,069            -         15,069
     Net change in unrealized gain (loss)
         on investment securities, net of taxes of $355                 -            -            -          533            533

Comprehensive income                                                                                                     15,602

Cash dividends declared ($0.52 per share)                               -            -       (5,335)           -         (5,335)
55,400 shares of common stock issued                                  583            -            -            -            583
836,988 shares of common stock repurchased                           (558)           -      (13,968)           -        (14,526)

Balance at December 31, 1998                                        6,637       45,848       94,954          627        148,066
     Net income                                                         -            -       16,326            -         16,328
     Net change in unrealized gain (loss)
         on investment securities, net of taxes of $(2,244)
         and net of reclassification (see disclosure)                   -            -            -       (3,372)        (3,372)

Comprehensive income                                                                                                     12,954

Cash dividends declared ($0.55 per share)                               -            -       (5,241)           -         (5,241)
20,421 shares of common stock issued                                  271            -            -            -            271
529,560 shares of common stock repurchased                           (368)           -      (11,603)           -        (11,971)
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                     $  6,540      $45,848     $ 94,436      $(2,745)     $ 144,079
-------------------------------------------------------------------------------------------------------------------------------
Disclosure of reclassification amount:
Year ended December 31, 1999:
Unrealized holding loss on investment securities
     during period, net of taxes of $(2,137)                            -            -            -       (3,211)        (3,211)
Less reclassification adjustment for losses included
     in net income, net of taxes of $107                                -            -            -          161            161
-------------------------------------------------------------------------------------------------------------------------------
     Net change in unrealized gain (loss)
         on investment securities                                       -            -            -      $(3,372)     $  (3,372)
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements

[LOGO]
CONSOLIDATED STATEMENTS OF CASH FLOWS
CPB INC. AND SUBSIDIARY - YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


(Dollars in thousands)                                                                             1999            1998        1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net income                                                                                $ 16,326       $  15,069    $ 14,959
     Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                                3,700           6,600       3,500
         Provision for depreciation and amortization                                              2,848           2,979       2,974
         Net amortization and accretion of investment securities                                    312             300         310
         Net loss (gain) on investment securities                                                   250            (254)          -
         Federal Home Loan Bank stock dividends received                                         (1,318)         (1,275)     (1,182)
         Net loss (gain) on sale of loans                                                           289          (4,340)         64
         Proceeds from sales of loans held for sale                                              35,524          69,147      21,834
         Originations and purchases of loans held for sale                                      (32,299)        (66,711)    (21,958)
         Deferred income tax expense (benefit)                                                    4,417            (871)       (347)
         Equity in earnings of unconsolidated subsidiaries                                         (476)           (420)       (489)
         Net (increase) decrease in other assets                                                (11,977)          1,127      (7,098)
         Net (decrease) increase in other liabilities                                            (4,344)          5,345       1,831
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                                               13,252          26,696      14,398
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Proceeds from maturities of and calls on investment securities held to maturity             19,881          60,489      41,290
     Purchases of investment securities held to maturity                                         (1,087)        (28,354)    (84,973)
     Proceeds from sales of investment securities available for sale                             37,163          20,574           -
     Proceeds from maturities of and calls on investment securities available for sale           54,097          26,351      28,077
     Purchases of investment securities available for sale                                      (85,149)       (107,668)    (62,637)
     Net decrease (increase) in interest-bearing deposits in other banks                            641          23,719      (7,891)
     Net loan originations over principal repayments                                            (73,817)        (69,529)     (6,209)
     Purchases of premises and equipment                                                           (948)         (3,226)     (4,607)
     Net proceeds from disposal of premises and equipment                                           159              90          29
     Distributions from unconsolidated subsidiaries                                                 375             380         322
     Contributions to unconsolidated subsidiaries                                                  (469)           (418)       (200)
------------------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                                  (49,154)        (77,592)    (96,799)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Net increase in deposits                                                                    36,531          75,965      69,544
     Proceeds from long-term debt                                                                22,550          30,000      50,500
     Repayments of long-term debt                                                               (42,560)        (39,416)    (38,635)
     Net increase (decrease) in short-term borrowings                                            76,986          (4,234)        821
     Cash dividends paid                                                                         (5,215)         (5,436)     (5,061)
     Proceeds from sale of common stock                                                             271             583         393
     Repurchases of common stock                                                                (11,971)        (14,526)          -
------------------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                                               76,592          42,936      77,562
------------------------------------------------------------------------------------------------------------------------------------
         Net increase (decrease) in cash and cash equivalents                                    40,690          (7,960)     (4,839)
Cash and cash equivalents:
         At beginning of year                                                                    42,735          50,695      55,534
------------------------------------------------------------------------------------------------------------------------------------
         At end of year                                                                        $ 83,425       $  42,735    $ 50,695
====================================================================================================================================
Supplemental disclosure of cash flow information:
     Cash paid during the year for interest                                                    $ 44,017       $  47,207    $ 44,184
     Cash paid during the year for income taxes                                                  12,800           2,301      10,243
------------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
     Reclassification of loans to other real estate                                            $  2,741       $     846    $  3,450
====================================================================================================================================

See accompanying notes to consolidated financial statements

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CPB INC. AND SUBSIDIARY--YEARS ENDED DECEMBER 31, 1999, 1998, 1997


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
     CPB Inc.'s (the "Company's") sole operating subsidiary, Central Pacific Bank (the "Bank"), is a full-service commercial bank which had 26 banking offices located throughout the state of Hawaii at December 31, 1999. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans. The Bank also offers a variety of deposit instruments. These include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

     Other services include debit and credit card services, Internet banking services, cash management services, traveler's checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank's Trust Division offers management, asset custody and general consultation and planning services.

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

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of CPB Inc. and its subsidiary, Central Pacific Bank and its subsidiaries, CPB Properties, Inc. (wholly-owned) and CPB Real Estate, Inc. CPB Real Estate, Inc. was incorporated in 1998 and was formed for the purpose of acquiring, holding and managing real estate mortgage loans and mortgage-backed securities. All significant intercompany accounts and transactions have been eliminated in consolidation.

     During 1997, CPB Inc. formed a limited liability company with Source Management LLC to create a residential mortgage brokerage firm named Trans-Pacific Mortgage Group LLC, of which the Company owned 49%. In December 1999, the Company relinquished its ownership interest in Trans-Pacific Mortgage Group LLC. The investment was accounted for by the equity method.

     CPB Properties, Inc. is a general partner with a 50% interest in CKSS Associates, a limited partnership. The investment is accounted for by the equity method.

CASH AND CASH EQUIVALENTS
     For purposes of the statements of cash flows, the Company considers cash and cash equivalents to include cash and due from banks.

INVESTMENT SECURITIES

     The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. Trading securities, of which the Company had none at December 31, 1999 and 1998, would be reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses, net of taxes, included in accumulated other comprehensive income. Held-to-maturity debt securities are reported at amortized cost.

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

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

INTANGIBLE ASSETS
     Intangible assets are carried at the lower of amortized cost or fair value and are included in other assets. Intangible assets totaled $1,153,000 and $863,000 at December 31, 1999 and 1998, respectively, and were comprised of mortgage servicing rights and deposit purchase premiums which represent the excess of the purchase price over the estimated fair value of net assets acquired from two branch acquisitions. Intangible assets are amortized on a straight-line basis over their estimated benefit periods. Amortization expense amounted to $322,000, $262,000 and $151,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Accumulated amortization amounted to $1,254,000 and $932,000 at December 31, 1999 and 1998, respectively.

OTHER REAL ESTATE
     Other real estate is composed of properties acquired through foreclosure proceedings. Properties acquired through foreclosure are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance and gains or losses recognized on the sale of these properties are included in other operating expense.

STOCK OPTION PLANS
     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, whereby compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No.

123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

INCOME TAXES
     Deferred tax assets and liabilities are recognized using the asset and liability method for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income taxes in the period that includes the enactment date.

FORWARD FOREIGN EXCHANGE CONTRACTS
     The Bank periodically is a party to a limited amount of forward foreign exchange contracts to satisfy customer requirements for foreign currencies. These contracts are not utilized for trading purposes and are carried at market value, with realized gains and losses included in fees on foreign exchange. Net losses for 1999 totaled $2,000. There were no gains or losses in 1998 or 1997.

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

NEWLY ADOPTED ACCOUNTING PRINCIPLE

MORTGAGE-BACKED SECURITIES
     In October 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," an amendment of SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 134, effective for the first fiscal quarter beginning after December 15, 1998, requires that after the securitization of mortgage loans held for sale, the resulting mortgage-backed securities or other retained interests be classified in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," based on the entity's ability and intent to sell or hold those investments. The application of SFAS No. 134, effective from January 1, 1999, did not have a material impact on the Company's consolidated financial statements.

2.   RESERVE REQUIREMENTS
     The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 1999 and 1998 was $61,316,000 and $21,967,000, respectively.

[Logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   INVESTMENT SECURITIES
     A summary of investment securities at December 31, 1999 and 1998 follows:

                                                       Gross           Gross         Estimated
                                    Amortized     unrealized      unrealized              fair
(Dollars in thousands)                   cost          gains          losses             value
----------------------------------------------------------------------------------------------
1999:
Held to Maturity:
   U.S. Treasury and
    other U.S. Government
    agencies                          $ 48,733         $    4         $  787         $ 47,950
   States and political
    subdivisions                        52,834             40          1,016           51,858
---------------------------------------------------------------------------------------------
      Total                           $101,567         $   44         $1,803         $ 99,808
=============================================================================================
Available for Sale:
   U.S. Treasury and
    other U.S. Government
    agencies                          $177,629         $   27         $4,241         $173,415
   States and political
    subdivisions                        22,905              9            225           22,689
   Privately-issued mortgage-
    backed securities                    4,608              -            143            4,465
   Federal Home Loan Bank
    of Seattle stock                    18,709              -              -           18,709
   Other                                   825              -              -              825
---------------------------------------------------------------------------------------------
      Total                           $224,676         $   36         $4,609         $220,103
=============================================================================================
1998:
Held to Maturity:
   U.S. Treasury and
    other U.S. Government
    agencies                          $ 67,304         $1,538         $    -         $ 68,842
   States and political
    subdivisions                        53,172          1,212              -           54,384
---------------------------------------------------------------------------------------------
      Total                           $120,476         $2,750         $    -         $123,226
=============================================================================================
Available for Sale:
   U.S. Treasury and
    other U.S. Government
    agencies                          $207,631         $1,420         $  410         $208,641
   States and political
    subdivisions                         4,069             34              -            4,103
   Federal Home Loan Bank
    of Seattle stock                    17,391              -              -           17,391
   Other                                   825              -              -              825
---------------------------------------------------------------------------------------------
      Total                           $229,916         $1,454         $  410         $230,960
=============================================================================================

     The amortized cost and estimated fair value of investment securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Estimated
                                                       Amortized           fair
(Dollars in thousands)                                      cost          value
-------------------------------------------------------------------------------
Held to Maturity:
   Due in one year or less                              $ 10,504       $ 10,484
   Due after one year through five years                  16,508         16,297

   Due after five years through ten years                 28,484         27,756
   Due after ten years                                     7,204          7,076
   Mortgage-backed securities                             38,867         38,195
-------------------------------------------------------------------------------
     Total                                              $101,567       $ 99,808
===============================================================================
Available for Sale:
   Due in one year or less                              $  9,005       $  9,013
   Due after one year through five years                  36,835         36,166
   Due after five years through ten years                 10,316         10,160
   Due after ten years                                    10,034          9,982
   Mortgage-backed securities                            138,952        135,248
   Federal Home Loan Bank of Seattle stock                18,709         18,709
   Other                                                     825            825
-------------------------------------------------------------------------------
     Total                                              $224,676       $220,103
===============================================================================

     Proceeds from sales of investment securities available for sale were $37,163,000 in 1999 and $20,574,000 in 1998, resulting in gross realized gains of $232,000 and $254,000, respectively, and gross realized losses of $482,000 in 1999. There were no sales of investment securities during the year ended December 31, 1997.

     Investment securities of $169,516,000 and $160,539,000 at December 31, 1999 and 1998, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

     As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.   LOANS
     Loans consisted of the following at December 31, 1999 and 1998:


(Dollars in thousands)                               1999               1998
-------------------------------------------------------------------------------
Real estate:
     Mortgage - commercial                     $  528,461         $  484,396
     Mortgage - residential                       376,005            338,914
     Construction                                  45,703             61,685
Commercial, financial and agricultural            188,118            190,781
Consumer                                           37,912             34,679
-------------------------------------------------------------------------------
                                                1,176,199          1,110,455
Less unearned income                                5,723              4,543

     Total                                     $1,170,476         $1,105,912
===============================================================================

     Loans held for sale, consisting primarily of fixed-rate residential mortgage loans which were originated with the intent to sell, amounted to $3,010,000 and $6,235,000 at December 31, 1999 and 1998, respectively, and were valued at the lower of aggregate cost or market value.

     In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans in 1999 follows:

(Dollars in thousands)
----------------------------------------------
Balance, beginning of year         $ 10,670
Additions                             2,553

Repayments                           (6,436)
Other changes                          (200)

     Balance, end of year          $  6,587
==============================================

     Impaired loans at December 31, 1999 and 1998, all of which had related allowance for loan losses established (see note 5), amounted to $6,085,000 and $12,301,000, respectively, and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans amounted to $9,533,000 in 1999, $20,199,000 in 1998 and $16,268,000 in 1997.
Interest income recognized on such loans amounted to $350,000 in 1999, $749,000 in 1998 and $2,102,000 in 1997, of which $260,000, $3,000 and $1,505,000, respectively, was earned on nonaccrual loans, and $1,000 and $431,000, was recorded in 1999 and 1997, respectively, on restructured loans still accruing interest.

     Nonaccrual loans at December 31, 1999 and 1998 totaled $9,695,000 and $12,932,000, respectively. The Bank collected and recognized interest of $268,000 on nonaccrual loans in 1999. The Bank would have recognized additional interest income of $584,000 had these loans been accruing interest throughout 1999. Additionally, the Bank collected and recognized interest of $29,000 on charged-off loans in 1999.

     Restructured loans still accruing interest at December 31, 1999 amounted to $500,000. There were no restructured loans still accruing interest at December 31, 1998.

     Substantially all of the Bank's loans are to residents of, or companies doing business in, the state of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

[Logo]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   ALLOWANCE FOR LOAN LOSSES
     Changes in the allowance for loan losses were as follows:

(Dollars in thousands)             1999       1998       1997
----------------------------------------------------------------
Balance, beginning of year      $20,066    $19,164    $19,436
Provision for loan losses         3,700      6,600      3,500
----------------------------------------------------------------
                                 23,766     25,764     22,936
----------------------------------------------------------------
Charge-offs                      (3,548)    (6,581)    (4,042)
Recoveries                          550        883        270
----------------------------------------------------------------
     Net charge-offs             (2,998)    (5,698)    (3,772)
----------------------------------------------------------------
     Balance, end of year       $20,768    $20,066    $19,164
================================================================

     Changes in the allowance for loan losses for impaired loans (included in the above amounts) were as follows:

(Dollars in thousands)             1999       1998       1997
----------------------------------------------------------------
Balance, beginning of year      $ 2,960    $ 3,790    $ 5,877
Provision for loan losses         2,615      2,555        853
Net charge-offs                  (2,175)    (2,997)      (933)
Other changes                      (853)      (388)    (2,007)
----------------------------------------------------------------
     Balance, end of year       $ 2,547    $ 2,960    $ 3,790
================================================================

     The amount of other changes represents the net transfer of allocated allowances for loans which were not classified as impaired for the entire year.

     At December 31, 1999, $5,459,000 of impaired loans were measured based on the fair value of the underlying collateral, while $626,000 of impaired loans were measured based on the present value of expected future cash flows.

6.   PREMISES AND EQUIPMENT
     Premises and equipment consisted of the following at December 31, 1999 and 1998:

(Dollars in thousands)                                    1999            1998
-------------------------------------------------------------------------------
Land                                                   $ 6,753         $ 6,753
Office buildings and improvements                       23,140          23,124
Furniture, fixtures and equipment                       16,701          17,421
-------------------------------------------------------------------------------
                                                        46,594          47,298
Less accumulated depreciation and amortization          21,820          20,465
-------------------------------------------------------------------------------
     Net                                               $24,774         $26,833
===============================================================================

     Depreciation and amortization of premises and equipment were charged to the following operating expenses:

                                                             Useful
(Dollars in thousands)            1999      1998     1997     lives
-------------------------------------------------------------------------------
Net occupancy                   $1,151     $1,201     $1,027    1 to 39
                                                                  years
Equipment                        1,697      1,778      1,947    1 to 20
                                                                  years
-------------------------------------------------------------------------------
     Total                       $2,848    $2,979     $2,974
===============================================================================

7.   INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

CKSS ASSOCIATES
     CPBProperties, Inc. is a general partner with a 50% interest in CKSS Associates, a limited partnership. The partnership developed an office building complex in Honolulu known as Central Pacific Plaza, part of which serves as the Company's headquarters. CPB Properties, Inc. contributed cash of $846,000 and land with a carrying value of $1,381,000. CPB Properties, Inc. recorded its contribution to the partnership at book value. The partnership has agreed to a value of $5,200,000 for the land and has credited the subsidiary with a contribution of $6,046,000. For accounting purposes, the difference between the $1,381,000 carrying value of the land and the $5,200,000 value of the land agreed upon by the partnership in determining the amount of the contribution would be recognized, if at all, only upon the sale of the subsidiary's interest in the partnership or upon the sale of the land and building by the partnership.

     Financial information of CKSS Associates is summarized as follows:


CKSS Associates
Condensed Balance Sheets
December 31, 1999 and 1998


(Dollars in thousands)                                   1999            1998
-----------------------------------------------------------------------------
Assets:
     Office buildings and improvements
       (including land valued at $5,200)              $37,172         $38,818
     Furniture, fixtures and equipment                    346             372
     Other assets                                       2,797           2,150

       Total assets                                   $40,315         $41,340
-----------------------------------------------------------------------------
Liabilities and Partners'Equity:
     Notes payable                                    $17,201         $18,601
     Other liabilities                                    538             520
     Partners' equity                                  22,576          22,219

       Total liabilities and partners' equity         $40,315         $41,340
-----------------------------------------------------------------------------

CKSS Associates
Condensed Statements of Income
Years ended December 31, 1999, 1998 and 1997


(Dollars in thousands)                 1999           1998           1997
-------------------------------------------------------------------------
Revenues:
     Rental income from bank         $1,890         $1,903         $2,039
     Other rental income
       and other revenues             6,351          6,234          6,514

       Total revenues                 8,241          8,137          8,553
Total costs and expenses              7,134          7,137          7,390

       Net income                    $1,107         $1,000         $1,163
-------------------------------------------------------------------------

NOTES PAYABLE
     At December 31, 1999, notes payable included $7,801,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), the principal stockholder of CPB Inc., and $9,400,000 due to the Bank. The notes payable to Sumitomo, due on June 18, 2001, are secured by a mortgage on Central Pacific Plaza. The notes payable to the Bank include $9,300,000 due on August 10, 2001, which is secured by a mortgage on the Kaimuki Plaza, and $100,000 due on April 10, 2001, which is secured by second mortgages on the Central Pacific Plaza and Kaimuki Plaza properties. The notes payable bear interest at either a fixed rate or a variable rate based upon the London Interbank Offered Rate ("LIBOR") or the Federal Funds rate. The weighted average interest rate on these notes was 6.620% at December 31, 1999.

OPERATING LEASE
     In 1995 CKSS Associates completed its development of a four-story office building known as the Kaimuki Plaza in Kaimuki, on the island of Oahu, Hawaii, on land owned by CPB Properties, Inc. In 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are $300,000 for 2000 through 2002 and $360,000 for 2003 through 2007. Thereafter, and until the end of the lease term, minimum annual lease payments will be renegotiated to a rate not less than $360,000 per year. Lease rent paid to CPB Properties, Inc. totaled $300,000 during each of the years ended December 31, 1999, 1998 and 1997.

8.   DEPOSITS
     Certificates of deposit of $100,000 or more totaled $346,905,000 and $344,163,000 at December 31, 1999 and 1998, respectively.

     Interest expense on certificates of deposit of $100,000 or more totaled $16,132,000, $16,640,000, and $15,116,000 for the years ended December 31, 1999,
1998 and 1997, respectively.

9.   SHORT-TERM BORROWINGS
     Federal funds purchased generally mature on the day following the date of purchase.

     Securities sold under agreements to repurchase with a weighted average contractual maturity of 365 days at December 31, 1999, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 1999, the underlying securities were held in a custodial account subject to Bank control.

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Other short-term borrowings consist primarily of the Treasury Tax and Loan balance, which represents tax payments collected on behalf of the U.S. government, and FHLB short -term advances. The Treasury Tax and Loan balances bear market interest rates and are callable at any time.

     A summary of short-term borrowings follows:


(Dollars in thousands)                                     1999             1998            1997
------------------------------------------------------------------------------------------------
Federal funds purchased:
     Amount outstanding at
         December 31                                    $     -          $     -          $    -
     Average amount outstanding
         during year                                      3,266              998              81
     Highest month-end balance
         during year                                     34,000                -               -
     Weighted average interest rate
         on balances outstanding
         at December 31                                       -                -               -
     Weighted average interest rate
         during year                                       5.07%            5.05%           5.82%
------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
     Amount outstanding at
         December 31                                    $ 1,000          $ 1,000          $3,500
     Average amount outstanding
         during year                                      1,548            2,342           3,945
     Highest month-end balance
         during year                                      1,000            2,500           4,400
     Weighted average interest rate
         on balances outstanding
         at December 31                                    5.55%            4.70%           5.43%
     Weighted average interest rate
         during year                                       4.86%            5.43%           5.49%
------------------------------------------------------------------------------------------------
Other short-term borrowings:
     Amount outstanding at
         December 31                                    $78,000          $ 1,014          $2,748
     Average amount outstanding
         during year                                     31,788            9,941           1,502
     Highest month-end balance
         during year                                     78,000           33,992           3,429
     Weighted average interest rate
         on balances outstanding
         at December 31                                    5.56%            3.95%           5.27%
     Weighted average interest rate
         during year                                       5.31%            5.50%           5.07%
================================================================================================


10.  LONG-TERM DEBT
     Long-term debt at December 31, 1999 and 1998 consisted of intermediate-term FHLB advances with a weighted average interest rate of 6.029% and 5.573%, respectively. FHLB advances outstanding at December 31, 1999 were secured by interest-bearing deposits at the FHLB of $9.8 million, the Bank's holdings of FHLB stock, other unencumbered investment securities with a carrying value of $157.9 million and certain real estate loans totaling $286.2 million in accordance with the collateral provisions of the Advances, Security and Deposit Agreement between the Bank and the FHLB. At December 31, 1999 the Bank had available to it additional unused FHLB advances of approximately $47.5 million.

     At December 31, 1999, approximate maturities of FHLB advances were as follows:


(Dollars in thousands)
------------------------------------------------------------
Year ending December 31:
     2000                                            $32,394
     2001                                             18,461
     2002                                             20,049
     2003                                              4,444
     2004                                              4,865
     Thereafter                                       18,066
------------------------------------------------------------
     Total                                           $98,279
------------------------------------------------------------


11.  SHAREHOLDER RIGHTS PLAN
     On August 26, 1998, the Company's board of directors adopted a Shareholder Rights Plan (the "Rights Plan") which entitled holders of common stock to receive one right for each share of common stock outstanding as of September 16, 1998. Each right entitles the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of the Company's Junior Participating Preferred Stock, Series A, no par value per share, at a price of $75.00 per one one-hundredth (1/100th) of a share, subject to adjustment. The rights are exercisable only upon the occurrence of specific events and will expire on August 26, 2008. The Rights Plan was designed to ensure that shareholders receive fair and equal treatment in the event of unsolicited or coercive attempts to acquire the Company. The Rights Plan was also intended to guard against unfair tender offers and other abusive takeover tactics. The Rights Plan was not intended to prevent an acquisition bid for the Company on terms that are fair to all shareholders.

12.  EMPLOYEE STOCK OWNERSHIP PLAN
     The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20% per year starting the second year of participation. The Bank made contributions of $1,280,000, $1,241,000 and $1,283,000 for 1999, 1998 and 1997, respectively, which were charged to salaries and employee benefits. Effective January 1, 2000, contributions to the profit sharing plan and ESOP combined will be reduced from 10% to 5% of defined net income.

13.  STOCK OPTION PLANS
     The Company has adopted stock option plans for the purpose of granting options to purchase CPB Inc. common stock to directors, officers and other key individuals. Options are granted with an exercise price equal to the stock's fair market value at the date of grant. All options have 10-year terms. Incentive stock options vest at the rate of 20% per year while nonqualified stock options, which do not qualify as incentive stock options ("nonqualified stock options"), vest annually over the respective periods.

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

     In February 1997, the Company adopted the 1997 Stock Option Plan ("1997 Plan") basically as a continuance of the previous plan for a 10-year term. In April 1997, the Company's stockholders approved the 1997 Plan which provides for 1,000,000 shares of the Company's common stock for grants to employees as qualified incentive stock options and to directors as nonqualified stock options. During 1997, in addition to employee grants, each director of the Company and the Bank received a grant based on 1,500 shares multiplied by the lesser of 10 years or the number of years to age 70. Vesting is 1,500 shares annually beginning a year from July 30, 1997, the date of grant.

     The table below presents activity of the 1986 and 1997 Stock Option Plans for the years indicated. The per share weighted average fair value of options granted during 1999, 1997 and 1995 of $9.53, $5.47 and $4.54, respectively, was determined using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 2.32%, 2.63% and 3.07%, expected volatility of 36%, 28% and 30%, risk-free interest rate of 6.25%, 5.45% and 6.10% and expected life of 7.5 years for 1999, 1997 and 1995, respectively. There were no grants in 1998 or 1996.

     The following table presents information on options outstanding under the 1986 and 1997 Stock Option Plans:

                                             Options                Options
                                           outstanding             exercisable
------------------------------------------------------------------------------
                                                      Remaining
                                                        average
Date                     Exercise                   contractual
of grant                    price       Shares    life (months)         Shares
------------------------------------------------------------------------------
July 8, 1992              $ 12.725      78,339             30.3         78,339
June 14, 1995               13.04       86,370             65.5         68,760
July 30, 1997               17.875     243,800             91.0         72,920
November 2, 1999            24.175     103,200            118.1              -
------------------------------------------------------------------------------
Total                                  511,709                         220,019
Weighted average                                           82.9
Weighted average
   exercise price                      $ 17.54                         $ 14.53
------------------------------------------------------------------------------

     The Company applied APB Opinion No. 25 in accounting for its stock option plans, and accordingly, no compensation cost was

                                                    1999                          1998                          1997
------------------------------------------------------------------------------------------------------------------------------
                                                  Weighted average              Weighted average              Weighted average
                                          Shares    exercise price      Shares    exercise price      Shares    exercise price
------------------------------------------------------------------------------------------------------------------------------
Outstanding at January                   434,390           $ 15.73     501,390            $15.09     296,026            $11.98
Granted                                  103,200             24.18           -                 -     253,400             17.88
Exercised                                (20,421)            13.29     (55,400)            10.52     (41,436)             9.49
Forfeited                                 (5,460)            14.37     (11,600)            12.73      (6,600)            17.88
------------------------------------------------------------------------------------------------------------------------------
Outstanding at December 31               511,709           $17.544      34,390            $15.73     501,390            $15.09
Options exercisable at December 31       220,019             14.53     183,230             13.90     179,470             12.11
Shares available for future grants       946,760                     1,049,960                     1,049,960
------------------------------------------------------------------------------------------------------------------------------

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized for its options in the consolidated financial statements. The following table presents pro forma disclosures of the impact that the 1999, 1997 and 1995 option grants would have had on net income and earnings per share had the grants been measured using the fair value of accounting prescribed by SFAS No. 123.


(Dollars in thousands,
except per share data)                   1999            1998            1997
-----------------------------------------------------------------------------
As reported:
   Net income                         $16,326         $15,069         $14,959
   Basic earnings per share              1.70            1.46            1.42
   Diluted earnings per share            1.68            1.45            1.40
Pro forma:
   Net income                         $15,933         $14,706         $14,741
   Basic earnings per share              1.66            1.42            1.40
   Diluted earnings per share            1.64            1.42            1.38
=============================================================================


     Pro forma net income and earnings per share reflect only those options granted since 1995. Therefore, the full impact of calculating compensation cost for options under SFAS No. 123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

14.  SHARE PURCHASE AGREEMENT
     On December 16, 1986, the Company's stockholders ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase shares at fair market value at the time such warrants are exercised, contingent upon the exercise of stock options by the optionees and subject to the approval of the Federal Reserve Board. At December 31, 1999, Sumitomo held exercisable warrants for 46,219 shares and warrants for 28,462 shares which will be exercisable as stock options are exercised by the optionees. All warrants will expire on June 14, 2006. No warrants were exercised during the three-year period ended December 31, 1999.

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

     The following table sets forth information pertaining to the defined benefit retirement plan for the years ended December 31, 1999, 1998 and 1997:


(Dollars in thousands)                                1999               1998               1997
------------------------------------------------------------------------------------------------
Change in benefit obligation:
   Benefit obligation at January 1                $ 23,285           $ 22,221           $ 20,830
   Service cost                                        203                304                209

   Interest cost                                     1,549              1,612              1,562

   Actuarial loss (gain)                            (2,369)               685              1,050

   Benefits paid                                    (1,586)            (1,537)            (1,430)

     Benefit obligation at
       December 31                                $ 21,082           $ 23,285           $ 22,221
------------------------------------------------------------------------------------------------
Benefit obligation actuarial assumptions:
   Weighted average discount rate                     8.00%              7.00%              7.50%

   Weighted average rate of
     compensation increase                            3.00               3.00               5.00
------------------------------------------------------------------------------------------------
Change in plan assets:
   Fair value of assets at January 1              $ 22,737           $ 22,086           $ 19,872
   Actual return on plan assets                      3,016              2,188              3,346
   Employer contributions                              242                  -                298
   Benefits paid                                    (1,586)            (1,537)            (1,430)

     Fair value of assets at
       December 31                                $ 24,409           $ 22,737           $ 22,086
------------------------------------------------------------------------------------------------
Funded status:
   Benefit obligation at December 31              $(21,082)          $(23,285)          $(22,221)
   Fair value of plan assets                        24,409             22,737             22,086
   Unrecognized transition asset                       (46)               (91)              (137)
   Unamortized prior service cost                     (569)              (294)               (19)

   Unrecognized net actuarial loss                     368              3,909              3,586

     Prepaid benefit cost                         $  3,080           $  2,976           $  3,295
------------------------------------------------------------------------------------------------
Components of net periodic cost:
   Service cost                                   $    203           $    304           $    209
   Interest cost                                     1,549              1,612              1,562
   Expected return on plan assets                   (1,987)            (1,922)            (1,727)
   Amortization of unrecognized
     transition asset                                  (46)               (46)               (46)

   Recognized prior service cost                       275                275                275

   Recognized net loss                                 143                 96                156

     Net periodic cost                            $    137           $    319           $    429
------------------------------------------------------------------------------------------------
Net periodic cost actuarial assumptions:
   Weighted average discount rate                     8.00%              7.50%              7.75%
   Weighted average rate of
     compensation increase                            3.00               3.00               5.00
   Expected long-term rate of return
     on plan assets                                   9.00               9.00               9.00
------------------------------------------------------------------------------------------------

     In January 1995, the Bank established a Supplemental Executive Retirement Plan ("SERP") which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law.

     The following table sets forth information pertaining to the SERP for the years ended December 31, 1999, 1998 and 1997:


(Dollars in thousands)                         1999           1998           1997
---------------------------------------------------------------------------------
Change in benefit obligation:
   Benefit obligation at January 1            $ 682          $ 611          $ 570
   Service cost                                  14              7             14

   Interest cost                                 48             46             44

   Actuarial loss (gain)                        (68)            65             30

   Benefits paid                                (47)           (47)           (47)
---------------------------------------------------------------------------------
     Benefit obligation at
       December 31                            $ 629          $ 682          $ 611
---------------------------------------------------------------------------------
Change in plan assets:
   Fair value of assets at January 1          $   -          $   -          $   -
   Employer contributions                        47             47             47
   Benefits paid                                (47)           (47)           (47)
---------------------------------------------------------------------------------
     Fair value of assets at
       December 31                            $   -          $   -          $   -
---------------------------------------------------------------------------------
Funded status:
   Benefit obligation at December 31          $(629)         $(682)         $(611)
   Unrecognized transition obligation            20             22             25
   Unrecognized net actuarial loss                4             82             16
---------------------------------------------------------------------------------
     Accrued benefit cost                     $(605)         $(578)         $(570)
---------------------------------------------------------------------------------
Components of net periodic cost:
   Service cost                               $  14          $   7          $  14
   Interest cost                                 48             46             44
   Amortization of unrecognized
     transition obligation                        3              3             29
   Recognized net (gain) loss                    10             (1)           (26)
---------------------------------------------------------------------------------
     Net periodic cost                        $  75          $  55          $  61
---------------------------------------------------------------------------------

     Actuarial assumptions, including weighted average discount rates and rates of compensation increase, were consistent with the rates used for the defined benefit retirement plan.

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  PROFIT SHARING AND 401(k) PLANS
     The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $853,000, $826,000 and $855,000 for 1999, 1998 and 1997, respectively.

     Effective March 31, 1996, the profit sharing plan was merged with an existing employee-funded 401(k) plan which allows employees to direct their own investments. Effective September 1, 1996, the Bank instituted a 50% employer-matching program for the 401(k) plan, contributing up to 2% of qualifying employees' salaries. Bank contributions to the 401(k) plan totaled $334,000, $318,000 and $288,000 in 1999, 1998 and 1997, respectively.

     Effective January 1, 2000, combined contributions to the profit sharing plan and ESOP will be reduced from 10% to 5% of defined net income, while contributions to the Bank's 401(k) plan will be increased from 50% to 100% of employee contributions up to 4% of the employee's salary.


17.  OPERATING LEASES
     The Bank occupies a number of properties under leases which expire on various dates through 2047 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 20 years.

     Total rent expense represents gross rent expense less the net operating income from Company-owned properties of $544,000, $459,000 and $392,000 for 1999, 1998 and 1997, respectively.

     Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:


(Dollars in thousands)                   1999            1998            1997
-----------------------------------------------------------------------------
Total rent expense                     $4,566          $4,661          $4,709
   Less sublease rental income           (289)           (295)           (313)
-----------------------------------------------------------------------------
   Net                                 $4,277          $4,366          $4,396
=============================================================================

     The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1999:

                                           Less
                                       sublease          Net
                              Rental     rental       rental
(Dollars in thousands)    commitment     income   commitment
------------------------------------------------------------
Year ending December 31:
   2000                      $ 3,808     $ (105)     $ 3,703
   2001                        3,808        (44)       3,764
   2002                        3,430        (18)       3,412
   2003                        3,158          -        3,158
   2004                        2,894          -        2,894
   Thereafter                 16,158          -       16,158
------------------------------------------------------------
     Total                   $33,256     $ (167)     $33,089
============================================================

     Rental commitments include $11,543,000 in commitments to CKSS Associates by the Bank for office space in the Central Pacific Plaza and Kaimuki Plaza buildings.

     In addition, the Bank and CPBProperties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 1999:


(Dollars in thousands)
-----------------------------------------------------------
Year ending December 31:
   2000                                             $ 1,214
   2001                                                 919
   2002                                                 690
   2003                                                 508
   2004                                                 415
   Thereafter                                        16,022
-----------------------------------------------------------
     Total                                          $19,768
-----------------------------------------------------------

     In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

18.  OTHER EXPENSE
     Components of other expense for the years ended December 31, 1999, 1998 and 1997 were as follows:

(Dollars in thousands)                 1999            1998            1997
----------------------------------------------------------------------------
Merchant and bank card services     $ 3,441         $ 2,695         $ 2,354
Advertising                           1,200           1,245           1,020
Computer software                     1,353           1,235           1,141
Other                                10,561          10,404           9,114

     Total                          $16,555         $15,579         $13,629
============================================================================

19.  INCOME AND FRANCHISE TAXES
     Components of income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 were as follows:

(Dollars in thousands)    Current        Deferred           Total
-------------------------------------------------------------------
1999:
   Federal                 $3,297         $ 3,580          $6,877
   State                      337             837           1,174
-------------------------------------------------------------------
     Total                 $3,634         $ 4,417          $8,051
===================================================================
1998:
   Federal                 $7,962         $  (734)         $7,228
   State                    1,876            (137)          1,739
-------------------------------------------------------------------
     Total                 $9,838         $  (871)         $8,967
===================================================================
1997:
   Federal                 $7,846         $  (266)         $7,580
   State                    1,860             (81)          1,779
-------------------------------------------------------------------
     Total                 $9,706         $  (347)         $9,359
===================================================================

     Income tax expense amounted to $8,051,000, $8,967,000 and $9,359,000 for 1999, 1998 and 1997, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35% to income before income taxes) for the following reasons:

(Dollars in thousands)               1999      1998      1997
---------------------------------------------------------------
Computed "expected"
   tax expense                     $8,532    $8,413    $8,511
Increase (decrease) in taxes
   resulting from:
   Tax-exempt interest              (842)     (708)     (321)
   Other tax-exempt income          (267)     (128)      (50)
   State franchise tax, net of
     Federal income tax benefit       763     1,130     1,157
   Other                            (135)       260        62
---------------------------------------------------------------
     Total                         $8,051    $8,967    $9,359
===============================================================

     At December 31, 1999, current Federal income taxes receivable of $1,912,000 were included in other assets, and current state franchise taxes payable of $3,953,000 were included in other liabilities. At December 31, 1998, current Federal income taxes payable of $7,592,000 and current state franchise taxes payable of $3,615,000 were included in other liabilities.

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 were as follows:

(Dollars in thousands)                                           1999            1998
---------------------------------------------------------------------------------------
Deferred tax assets:
     Allowance for loan losses                                $ 6,772         $ 6,544
     Employee retirement benefits                               1,861           1,903
     Accrued expenses                                           1,175             604
     Interest on nonaccrual loans                                 749             893
     State franchise tax                                          570             710
     Premises and equipment, principally due to
        differences in depreciation                                86               -
     Net unrealized gain on available-for-sale securities           -             417
     Other                                                        165             233
---------------------------------------------------------------------------------------
        Total deferred tax assets                             $11,378         $11,304
---------------------------------------------------------------------------------------
Deferred tax liabilities:
     FHLB stock dividends received                              3,623           3,097
     Deferred gain on curtailed retirement plan                 2,771           2,771
     Net unrealized loss on
        available-for-sale securities                           1,827               -
     Investment in unconsolidated subsidiaries                    802             989
     Deferred finance fees                                        650             422
     Accreted discounts receivable                                279             317
     Premises and equipment, principally
        due to differences in depreciation                          -              57
     Other                                                        150             202
---------------------------------------------------------------------------------------
        Total deferred tax liabilities                        $10,102         $ 7,855
---------------------------------------------------------------------------------------
        Net deferred tax assets                               $ 1,276         $ 3,449
=======================================================================================

     In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 1999 and 1998.

     In 1998, the Company completed a corporate reorganization which was intended to reduce the Company's overall effective tax rate. The Company believes that the associated tax benefits are realizable; however, the state of Hawaii has indicated that it may challenge the tax treatment of this reorganization. Estimated tax benefits which have not yet been recognized amounted to approximately $1,900,000 as of December 31, 1999.

20.  COMPREHENSIVE INCOME
     Components of other comprehensive income for the years ended December 31, 1999, 1998 and 1997 were comprised solely of unrealized holding (losses) gains on available-for-sale investment securities. Accumulated other comprehensive income, net of taxes, is presented below as of the dates indicated:

(Dollars in thousands)                  1999          1998          1997
--------------------------------------------------------------------------
Balance at beginning of year         $   627          $ 94         $(590)
Current-year change                   (3,372)          533           684
--------------------------------------------------------------------------
   Balance at end of year            $(2,745)         $627         $  94
==========================================================================

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

(In thousands, except per share data)                       1999           1998            1997
--------------------------------------------------------------------------------------------------
Basic earnings per share computation Numerator:
     Income available to
      common stockholders                                 $16,326         $15,069         $14,959
   Denominator:
     Weighted average common
      shares outstanding                                    9,630          10,354          10,555
   Basic earnings per share                               $  1.70         $  1.46         $  1.42
==================================================================================================
Diluted earnings per share computation Numerator:
     Income available to
      common stockholders                                 $16,326         $15,069         $14,959
   Denominator:
     Weighted average common
      shares outstanding                                    9,630          10,354          10,555
     Incremental shares from
      conversion of options and share
      purchase agreement warrants                             110              78             100
--------------------------------------------------------------------------------------------------
                                                            9,740          10,432          10,655
   Diluted earnings per share                             $  1.68         $  1.45         $  1.40
==================================================================================================

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

     At December 31, 1999 and 1998 financial instruments with off-balance sheet risk were as follows:


(Dollars in thousands)                                1999             1998

Financial instruments whose contract
   amounts represent credit risk:
     Commitments to extend credit                 $322,464         $261,200
     Standby letters of credit and
       financial guarantees written                 12,864           11,990

Financial instruments whose contract
   amounts exceed the amount
   of credit risk:
     Forward foreign exchange contracts           $     43         $    207
--------------------------------------------------------------------------------

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

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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


                                                                          December 31, 1999                 December 31, 1998
                                                                     Carrying/                        Carrying/
                                                                      notional       Estimated         notional         Estimated
(Dollars in thousands)                                                  amount      fair value           amount        fair value
-----------------------------------------------------------------------------------------------------------------------------------

Financial assets:
     Cash and due from banks                                         $   83,425      $   83,425      $   42,735      $    42,735
     Interest-bearing deposits in other banks                             9,828           9,828          10,469           10,469
     Investment securities                                              321,670         319,911         351,436          354,186
     Net loans                                                        1,149,708       1,133,756       1,085,846        1,088,459
     Accrued interest receivable                                          9,606           9,606           9,122            9,122
     Due from customers on acceptances                                       12              12              32               32

Financial liabilities:
     Deposits:
         Noninterest-bearing deposits                                   204,850         204,850         186,892          186,892
         Interest-bearing demand and savings deposits                   537,059         537,059         531,551          531,551
         Time deposits                                                  563,745         562,394         550,680          552,974
           Total deposits                                             1,305,654       1,304,303       1,269,123        1,271,417
     Short-term borrowings                                               79,000          79,000           2,014            2,014
     Long-term debt                                                      98,279          96,231         118,289          120,973
     Bank acceptances outstanding                                            12              12              32               32
     Accrued interest payable (included in other liabilities)             5,303           5,303           4,902            4,902

Off-balance sheet financial instruments:
     Commitments to extend credit                                       322,464           1,019         261,200              697
     Standby letters of credit and financial guarantees written          12,864              97          11,990               90
     Forward foreign exchange contracts                                      43               -             207               (2)
===================================================================================================================================

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

25.  DECLARATION OF DIVIDENDS
     The Company's board of directors, at a special meeting held on December 13, 1999, declared a fourth quarter cash dividend of $0.14 per share, in addition to the three quarterly cash dividends previously declared, for a total of $0.55 per share for the year ended December 31, 1999.

26.    SEGMENT INFORMATION
     The Company has three reportable segments: retail branches, commercial finance and treasury. The segments reported are consistent with internal functional reporting lines. They are managed separately because each unit has different target markets, technological requirements, marketing strategies and specialized skills. The retail branch segment includes all retail branch offices. Products and services offered include checking, savings, money market and time deposits; real estate, commercial and consumer loans; safe deposit boxes; and various other bank services. The commercial finance segment focuses on lending to corporate customers; residential mortgage lending; construction and real estate development lending; and international banking services. The treasury segment is responsible for managing the Company's investment securities portfolio and wholesale funding activities.
     The accounting policies of the segments are consistent with those described in note 1. The majority of the Company's net income is derived from net interest income. Accordingly, Management focuses primarily on net interest income (expense), rather than gross interest income and expense amounts, in evaluating segment profitability. Intersegment net interest income (expense) is allocated to each segment based on the amount of net investable funds provided (used) by that segment at a rate equal to the Bank's average rate on interest-sensitive assets and liabilities. All administrative and overhead expenses are allocated to the segments at cost. Cash, investment securities, loans and their related balances are allocated to the segment responsible for acquisition and maintenance of those assets. Segment assets also include all premises and equipment used directly in segment operations.

[LOGO]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Segment profits and assets are provided in the following table for the periods indicated.

                                                          Retail      Commercial
(Dollars in thousands)                                    Branch         Finance        Treasury      All Others             Total
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1999:
    Net interest income (expense)                       $  (8,762)      $  67,642       $   7,378       $  2,636       $   68,894
    Intersegment net interest income (expense)             45,060         (44,758)            772         (1,074)               -
    Provision for loan losses                                 405           3,172               -            123            3,700
    Other income                                            4,614             293            (196)         7,920           12,631
    Other expense                                          15,602           3,311             344         34,191           53,448
    Administrative and overhead expense allocation         18,165           3,932             338        (22,435)               -
    Income taxes                                            2,224           4,071           2,481           (725)           8,051
----------------------------------------------------------------------------------------------------------------------------------
         Net income (loss)                              $   4,516       $   8,691       $   4,791       $ (1,672)      $   16,326
----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1999:
    Investment securities                               $       -      $        -       $ 321,670       $      -       $  321,670
    Loans                                                 290,183         861,449               -         18,844        1,170,476
    Other                                                  30,091          23,257          46,567         54,430          154,345
----------------------------------------------------------------------------------------------------------------------------------
         Total assets                                   $ 320,274       $ 884,706       $ 368,237       $ 73,274       $1,646,491
==================================================================================================================================
Year ended December 31, 1998:
    Net interest income (expense)                       $  (9,284)      $  60,998       $   8,514       $  4,859       $   65,087
    Intersegment net interest income (expense)             44,926         (42,424)           (334)        (2,168)               -
    Provision for loan losses                               1,202           4,253               -          1,145            6,600
    Other income                                            4,356             573             283         11,610           16,822
    Other expense                                          15,994           3,850             311         31,118           51,273
    Administrative and overhead expense allocation         16,177           2,629           1,064        (19,870)               -
    Income taxes                                            2,493           3,154           2,589            731            8,967
----------------------------------------------------------------------------------------------------------------------------------
         Net income (loss)                              $   4,132       $   5,261       $   4,499       $  1,177       $   15,069
----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998:
    Investment securities                               $       -       $       -       $ 351,436       $      -       $  351,436
    Loans                                                 286,221         799,745               -         19,946        1,105,912
    Other                                                  23,291          20,279          34,741         25,226          103,537
----------------------------------------------------------------------------------------------------------------------------------
         Total assets                                   $ 309,512       $ 820,024       $ 386,177       $ 45,172       $1,560,885
==================================================================================================================================
Year ended December 31, 1997:
    Net interest income (expense)                       $  (7,721)      $  59,706       $   7,246       $  6,406       $   65,637
    Intersegment net interest income (expense)             43,571         (40,445)            (96)        (3,030)               -
    Provision for loan losses                                 298           2,356               -            846            3,500
    Other income                                            3,821             546               8          6,452           10,827
    Other expense                                          15,463           3,750             241         29,192           48,646
    Administrative and overhead expense allocation         14,742           3,132             629        (18,503)               -
    Income taxes                                            3,525           4,058           2,424           (648)           9,359
----------------------------------------------------------------------------------------------------------------------------------
         Net income (loss)                              $   5,643       $   6,511       $   3,864       $ (1,059)      $   14,959
----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1997:
    Investment securities                               $       -       $       -       $ 320,711       $      -       $  320,711
    Loans                                                 297,213         697,057               -         46,753        1,041,023
    Other                                                  22,007          15,671          59,748         37,941          135,367
----------------------------------------------------------------------------------------------------------------------------------
         Total assets                                   $ 319,220       $ 712,728       $ 380,459       $ 84,694       $1,497,101
==================================================================================================================================

27.  PARENT COMPANY AND REGULATORY RESTRICTIONS

     At December 31, 1999, retained earnings of the parent company, CPB Inc., included $94,763,000 of equity in undistributed income of the Bank.

     The Bank, as a Hawaii state-chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 1999, retained earnings of the Bank totaled $96,110,000.

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

     The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution's capital category declines from undercapitalized to critically undercapitalized. As of December 31, 1999 and 1998, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

     The following table sets forth actual and required capital and capital ratios for the Company and the Bank as of the dates indicated:

                                                                                Minimum                       Minimum
                                                                          required for capital            required to be
                                                  Actual                   adequacy purposes            well-capitalized
(Dollars in thousands)                    Amount             Ratio      Amount           Ratio       Amount            Ratio
----------------------------------------------------------------------------------------------------------------------------------
Company:
AS OF DECEMBER 31, 1999:
    Tier I risk-based capital            $146,703           11.24%     $ 52,199           4.00%     $ 78,298            6.00%
    Total risk-based capital              163,070           12.50       104,397           8.00       130,497           10.00
    Leverage capital                      146,703            9.00        65,198           4.00        81,498            5.00
As of December 31, 1998:
    Tier I risk-based capital            $147,338           12.10%     $ 48,698           4.00%     $ 73,047            6.00%
    Total risk-based capital              162,616           13.36        97,395           8.00       121,744           10.00
    Leverage capital                      147,338            9.71        60,722           4.00        75,903            5.00
----------------------------------------------------------------------------------------------------------------------------------
Bank:
AS OF DECEMBER 31, 1999:
    Tier I risk-based capital            $136,345           10.47%     $ 52,093           4.00%     $ 78,140            6.00%
    Total risk-based capital              152,680           11.72       104,187           8.00       130,234           10.00
    Leverage capital                      136,345            8.38        65,118           4.00        81,397            5.00
As of December 31, 1998:
    Tier I risk-based capital            $137,233           11.28%     $ 48,661           4.00%     $ 72,992            6.00%
    Total risk-based capital              152,500           12.54        97,322           8.00       121,653           10.00
    Leverage capital                      137,233            9.05        60,636           4.00        75,795            5.00
----------------------------------------------------------------------------------------------------------------------------------

[LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Condensed financial statements, solely of the parent company, CPB Inc., follow:

CPB Inc.
Condensed Balance Sheets
December 31, 1999 and 1998
(Dollars in thousands)                                                                  1999            1998
---------------------------------------------------------------------------------------------------------------
Assets:
     Cash                                                                           $   8,381         $  7,969
     Investment securities available for sale                                           1,969            2,012
     Investment in subsidiary bank, at equity in underlying net assets                133,725          138,017
     Dividends receivable from subsidiary bank                                          1,320            1,275
     Accrued interest receivable and other assets                                          61              139
---------------------------------------------------------------------------------------------------------------
       Total assets                                                                 $ 145,456         $149,412
===============================================================================================================

Liabilities and Stockholders' Equity:
     Dividends payable                                                              $   1,300         $  1,274
     Other liabilities                                                                     77               72
---------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                1,377            1,346
---------------------------------------------------------------------------------------------------------------
Stockholders' equity:
     Preferred stock, no par value, authorized 1,000,000 shares, none issued                -                -
     Common stock, no par value, authorized 50,000,000 shares;
       issued and outstanding 9,288,457 and 9,797,596 shares at
       December 31, 1999 and 1998, respectively                                         6,540            6,637
     Surplus                                                                           45,848           45,848
     Retained earnings                                                                 94,436           94,954
     Accumulated other comprehensive income                                            (2,745)             627
---------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                     144,079          148,066
---------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                                   $ 145,456         $149,412
===============================================================================================================

CPB Inc.
Condensed Statements of Income
Years ended December 31, 1999, 1998 and 1997
(Dollars in thousands)                                                            1999             1998             1997
-------------------------------------------------------------------------------------------------------------------------
Income:
     Dividends from subsidiary bank                                           $  5,322         $  6,801         $  5,100
     Equity in loss from unconsolidated subsidiary                                 (78)             (80)             (92)
     Interest income:
       Interest on investment securities                                            78               55               75
       Interest from subsidiary bank                                               253              271              279
-------------------------------------------------------------------------------------------------------------------------
       Total income                                                              5,575            7,047            5,362
Total expenses                                                                     346              339              286
-------------------------------------------------------------------------------------------------------------------------
       Income before income taxes and equity
          in undistributed income of subsidiary bank                             5,229            6,708            5,076
Income taxes                                                                       (37)             (37)             (10)

       Income before equity in undistributed income of subsidiary bank           5,266            6,745            5,086
Equity in undistributed income of subsidiary bank                               11,060            8,324            9,873
-------------------------------------------------------------------------------------------------------------------------
       Net income                                                             $ 16,326         $ 15,069         $ 14,959
=========================================================================================================================

CPB Inc.
Condensed Statements of Cash Flows
Years ended December 31, 1999, 1998 and 1997
(Dollars in thousands)                                                                         1999          1998          1997
                                                                                           --------     ---------      --------
Cash flows from operating activities:
     Net income                                                                            $ 16,326      $ 15,069      $ 14,959
     Adjustments to reconcile net income to net cash provided by operating activities:
         Deferred income tax expense                                                             16            10             -
         Increase in dividends receivable from subsidiary bank                                  (45)       (1,275)            -
         Equity in undistributed income of subsidiary bank                                  (11,060)       (8,324)       (9,873)
         Other, net                                                                             120            54           (38)
                                                                                           --------     ---------      --------
           Net cash provided by operating activities                                          5,357         5,534         5,048
                                                                                           --------     ---------      --------
Cash flows from investing activities:
     Proceeds from maturities of investment securities available for sale                         -           760         4,000
     Purchases of investment securities available for sale                                        -        (1,242)         (750)
     Investment in and advances to subsidiaries                                                 (30)          (60)          (80)

     Distribution of capital by subsidiary bank                                              12,000        13,988             -
                                                                                           --------     ---------      --------
           Net cash provided by investing activities                                         11,970        13,446         3,170

Cash flows from financing activities:
     Proceeds from sale of common stock                                                         271           583           393
     Repurchases of common stock                                                            (11,971)      (14,526)            -
     Dividends paid                                                                          (5,215)       (5,436)       (5,066)
                                                                                           --------     ---------      --------
           Net cash used in financing activities                                            (16,915)      (19,379)       (4,673)
                                                                                           --------     ---------      --------
           Net increase (decrease) in cash and cash equivalents                                 412          (399)        3,545
                                                                                           --------     ---------      --------
Cash and cash equivalents:
     At beginning of year                                                                     7,969         8,368         4,823
                                                                                           --------     ---------      --------
     At end of year                                                                        $  8,381      $  7,969      $  8,368
-------------------------------------------------------------------------------------------------------------------------------

28.  ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of SFAS Statement No. 133," which deferred the effective date of SFAS No. 133. SFAS No. 133, as amended, is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Earlier application is permitted only as of the beginning of a fiscal quarter. The application of SFAS No. 133, as amended, effective from January 1, 2001, is not expected to have a material impact on the Company's consolidated financial statements.

     In February 1999, the FASB issued SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections." SFAS No. 135, effective for fiscal years ending after February 15, 1999, rescinds SFAS No. 75, "Deferral of the Effective Date of Certain Accounting Requirements for Pension Plans of State and Local Governmental Units," and amends SFAS No. 35, "Accounting and Reporting by Defined Benefit Pension Plans," to exclude from its scope plans that are sponsored by and provide benefits for employees of state and local governmental units. SFAS No. 135 also amends other existing authoritative guidance to make various technical corrections, clarify meanings, or describe applicability under changed conditions. As the rescission of SFAS No. 75 and amendment of SFAS No. 35 relate solely to governmental entities, and as the technical corrections do not significantly change existing authoritative guidance, the application of SFAS No. 135 did not have a material impact on the Company's consolidated financial statements.

[LOGO]

INDEPENDENT AUDITORS' REPORT

THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CPB INC.:
     We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 1999and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.



 /s/ KPMG LLP
     Honolulu, Hawaii
     February 16, 2000



COMMON STOCK PRICE RANGE AND DIVIDENDS

     The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 1999 and 1998 as reported by Nasdaq and cash dividends declared for those years.

                                                      Cash
                                                 dividends
                                High        Low   declared
----------------------------------------------------------
1999:
     First quarter            $18.00     $16.56     $0.13
     Second quarter            27.00      17.63      0.14
     Third quarter             26.50      21.38      0.14
     Fourth quarter            29.13      22.13      0.14
----------------------------------------------------------
         Year                 $29.13     $16.56     $0.55
==========================================================
1998:
     First quarter            $21.00     $18.00     $0.13
     Second quarter            20.38      17.81      0.13
     Third quarter             19.63      15.00      0.13
     Fourth quarter            17.75      15.88      0.13
----------------------------------------------------------
         Year                 $21.00     $15.00     $0.52
==========================================================

     The closing price of the common stock as of January 31, 2000 as reported by Nasdaq was $24.75 per share.

     On January 31, 2000, there were approximately 2,165 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

     The Company and its predecessor have paid regular semi-annual cash dividends on the common stock since 1958. Beginning in 1988, the Company commenced paying regular quarterly cash dividends. It is the present intention of the Company's board of directors to continue to pay regular quarterly cash dividends. However, since substantially all of the funds available for the payment of dividends are derived from Central Pacific Bank, future dividends will depend upon the Bank's earnings, its financial condition, its capital needs, applicable governmental policies and regulations and such other matters as the Company's board of directors may deem to be appropriate.

[LOGO]
CORPORATE ORGANIZATION

     CPB Inc. is a Hawaii corporation organized on February 1, 1982 as a bank holding company pursuant to a Plan of Reorganization and Agreement of Merger and is subject to the Bank Holding Company Act of 1956, as amended. CPB Inc.'s principal business is to serve as a holding company for its subsidiary, Central Pacific Bank. The Bank was incorporated in its present form in the state of Hawaii on March 16, 1982 in connection with the holding company reorganization, and its predecessor entity was incorporated in the state of Hawaii on January 15, 1954. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Central Pacific Bank is not a member of the Federal Reserve System, but is a member of the Federal Home Loan Bank of Seattle.

     Central Pacific Bank owns 100% of the outstanding stock of CPB Properties, Inc., the general and managing partner and 50% owner of CKSS Associates, a Hawaii limited partnership. CKSS Associates owns Central Pacific Plaza in fee, which is where CPB Inc. and Central Pacific Bank's administrative headquarters and Main Branch offices are located. CKSS Associates also owns the Kaimuki Plaza building where the Bank's Kaimuki Branch office is located. CPB Properties, Inc. holds the fee interest in the land underlying Kaimuki Plaza. CPB Properties, Inc. also owns in leasehold University Square, the building where the Bank's Moiliili Branch office is located. Central Pacific Bank owns the land and buildings where its Hilo and Kailua-Kona Branch offices are located and the building where its Operations Center facility is located.

     Central Pacific Bank owns 100% of the outstanding common stock of CPB Real Estate, Inc., which aquires, holds and manages real estate mortgage loans and mortgage-backed securites. CPB Real Estate, Inc. was incorporated in 1998.

BANKING SERVICES

     Central Pacific Bank is a full-service commercial bank with 26 branch offices statewide, including seven supermarket branches which offer extended hours, seven days a week. Twenty-one branches are located on the island of Oahu. The Bank also operates two branches on the island of Hawaii, two on the island of Kauai, and a branch on the island of Maui. Its administrative offices are located in Honolulu.

     The Bank's services include personal and business deposit instruments; commercial, consumer and real estate loans; debit and credit card services; traveler's checks; safe deposit boxes; international banking services; wire transfer services; ATM, Internet banking services and other electronic banking services; and trust services

CORPORATE HEADQUARTERS
220 South King Street
Honolulu, Hawaii - 96813

Mailing Address: P.O. Box 3590
Honolulu, Hawaii - 96811-3590

Telephone:  (808) 544-0500
Fax:  (808) 531-2875



SWIFT:  CEPBUS77
FEDWIRE:  CENT PAC HONO 121301578
Telex:  CENPACBANK HONOLULU
MCI CENPAC 634261

Internet Address:  http://www.cpbi.com/
NASDAQ Symbol: CPBI



Shareholders having inquiries about their account, lost stock certificate, dividend checks or change of address may contact American Stock Transfer & Trust Company by calling toll-free 1-800-937-5449 between 8 a.m. and 5 p.m. (eastern standard time), Monday through Friday. Written correspondence may be sent to: American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 or contact American Stock Transfer & Trust Company's World Wide Web address at www.amstock.com.

Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K including financial statements required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1999, by writing to: Austin Y. Imamura, Vice President and Secretary, CPB Inc., P.O. Box 3590, Honolulu, Hawaii 96811-3590.

[LOGO]