Form 10-K, Exhibit 13
period 2000-12-31
CPB INC
filed 2001-03-30
CIK 701347

QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 13

CPB Inc. 2000 Annual Report

CONNECTING WITH YOU

TABLE OF CONTENTS

Financial Highlights	1
Message to Shareholders	2
Board of Directors, Officers, Legal Counsel, Auditors & Advisors	9
Selected Consolidated Financial Data	10
Management's Discussion & Analysis of Financial Condition & Results of Operations	11
Supplementary Financial Information	23
Market Risk	24
Consolidated Financial Statements & Notes	25
Consolidated Balance Sheets	25
Consolidated Statements of Income	26
Consolidated Statements of Changes in Stockholders' Equity & Comprehensive Income	27
Consolidated Statements of Cash Flows	28
Notes to Consolidated Financial Statements	29
Independent Auditors' Report	58
Common Stock Price Range & Dividends	59
Corporate Organization	59

FINANCIAL HIGHLIGHTS

CPB INC. AND SUBSIDIARY

(In thousands, except per share data)	2000	1999	Change
At Year End
Assets	$1,816,918	$1,646,491	10.4%
Deposits	1,363,066	1,305,654	4.4
Net Loans	1,268,578	1,149,708	10.3
Stockholders' Equity	143,312	144,079	(0.5)
Number of Shares Outstanding	8,464	9,288	(8.9)
Book Value Per Share	$16.93	$15.51	9.2

For the Year
Net Income	$19,434	$16,326	19.0%
Per Share—Basic	2.18	1.70	28.2
Per Share—Diluted	2.14	1.68	27.4
Cash Dividends Declared	5,370	5,241	2.5
Per Share	0.61	0.55	10.9

MESSAGE TO SHAREHOLDERS

Aloha, Fellow Stakeholders

    We are pleased to report that CPB Inc. and its subsidiary, Central Pacific Bank, recorded its second consecutive year of record earnings in 2000. This achievement is particularly satisfying since we have been working very hard over the past several years to reorganize and refocus our Bank to better help our customers. We have taken to heart the challenge of providing our customers with the kinds of financial information and services they need today to make their business and personal financial goals more attainable. In essence, we are contributing to the further development of our community at large. By so doing, we will continue to grow as Hawaii's premier, full-service financial provider.

    To fulfill this mission, we had to change. Since launching our strategic plan in 1999, we have reported to you the step-by-step innovations we have made to transform and refocus our Bank. Among these changes, we streamlined our operations and redefined positions to focus on service and sales. We centralized operations, consolidated overlapping functions and outsourced time-consuming support functions. Resources were reallocated to our frontline, customer contact points. Combined with the creation of dedicated personal banking, business and corporate relationship officers, we are now able to further enhance our customer relations through greater personalized service. Two of CPB's customer-friendly innovations—the Customer Service Center and Business Client Service Center—also add to our ability to provide quick and convenient response to our customers' personal or business needs.

    Through these and other initiatives, our goal is to develop meaningful, personal financial relationships with our customers. Only by staying connected with our customers will we be able to understand their needs and provide them with solutions in achieving the financial security that they work so hard to attain.

    To bring about an expanded line of products, we partnered with companies best able to provide our customers with a complete mix of premium financial products and services. As an example, in partnering with one of the nation's largest brokers, our Bank now offers customers a wide range of investment and life insurance alternatives, meeting an ever-growing demand for such financial planning services.

    In the process of improving and expanding our range of products and services, we have also created a more efficient operation through the use of advanced technology. This includes the integration and upgrading of our computer systems and working with key service providers to insure delivery of cost-effective, state-of-the-art products and services, such as consumer and merchant credit card services, expanded automated teller machine (ATM) network and services, and Internet banking.

    At times, implementing such significant changes has proven to be quite challenging. Thanks to the commitment and hard work of our management team and our employees, we have successfully completed the major portion of our reorganization plan. Our Bank's continued strong performance through this reorganization process indicates that we are doing the right thing.

    In the year 2000 following continued efforts to improve asset quality and reduce expenses, our Company's return on equity (ROE) increased from 11.0 to 13.6. The combined strength of our earnings, and our ability to buy back our shares of common stock and reduce the number of shares outstanding has benefited our shareholders. It also resulted in our Bank's employees becoming the largest shareholder in our Company. With this added incentive for our employees—combined with the internal and infrastructure improvements now in place—we are optimistic about the years to come.

    Indeed, we believe that CPB is poised to move forward with its new combination of people, systems and organizational structure to provide the right solutions to meet our customers' financial needs. By working together, we can strive to build more prosperous businesses and create broader opportunities for people and their families in Hawaii.

Naoaki Shibuya
 President

    At CPB, helping Hawaii businesses succeed is one of our most important priorities in our overall strategy. Because we improved our technological and organizational infrastructure and invested in our people, our corporate and business relationship officers are well positioned to help large and small businesses achieve their financial goals.

    As a community bank, our fate is tied directly to the health of the community we serve. Understanding this, CPB is committed to investing in Hawaii-based businesses that help to energize our local economy.

    Construction activity serves as one of the leading indicators of a healthy economy, and CPB understands that financing holds the key in supporting Hawaii's construction industry. At CPB, our loan programs are heavily committed to building projects that directly benefit our island economy. In supporting quality construction projects, our Bank in turn serves to stimulate additional business ventures.

    Large ventures such as The Shops at Wailea, for example, play an important role in our state's economic well-being by providing new employment and entrepreneurial opportunities, as well as adding to Hawaii's distinction as a premier retail destination worldwide. We also appreciate the role that small businesses play in our modern island economy. As an example, we are supporting the development of the Pacific Gateway Center incubator kitchen project, designed to provide the necessary facilities for individuals to create new food products and startup businesses. In nurturing this entrepreneurial spirit, we work to build stronger communities.

    Whether a business is large or small, efficiency, cost-management and productivity are vital to its survival and long-term success. Providing solutions to these real-life issues continues to drive CPB's reorganization.

    For larger businesses, our newly established Business Client Service Center serves as a one-stop resource from installing specialized computer software allowing for business-to-business transactions to tracking and resolving account inquiries. Ultimately, these quality services result in extra time for our clients to operate their business.

    Smaller businesses can now utilize CPB Business Advantage, the only program of its kind in Hawaii. To save small business owners money on common services and products, we partner with national and local suppliers and service providers to receive valuable benefits and discounts. CPB Business Advantage members enjoy substantial savings on travel, including airfare, hotel accommodation and car rental, purchases with extended warranty, business property and casualty insurance, and equipment leasing. This year, we added valuable local companies to our already extensive list of CPB Business Advantage partners that offer discounts on high-speed Internet services, wireless communications services, outsourced employment services, courier services and office products.

    In addition to these valuable programs, CPB kicked-off 2000 by becoming the first bank in Hawaii to offer Internet banking to both businesses and consumers. Through CPBInternet for Business and CPBInternet banking services, our customers can bank anywhere, anytime, and have immediate access to their finances. These new services underscore CPB's commitment to meet the changing needs of customers by putting banking convenience right at their fingertips.

    CPB's Internet services can help customers better manage their money. They can access their loan and deposit account information whenever they want, enabling them to make timely and cost-saving decisions. Through CPBInternet for Business' user-friendly screens and support services, business owners can quickly and easily pay bills, transfer funds, make payroll direct deposits, originate electronic funds tax payments (EFTPS), and initiate check stop payment requests and other cash management features.

    By connecting directly with Hawaii's business owners through our corporate and business relationship officers, CPB can best tailor its products and programs to provide for the convenience, efficiency, time- and cost-saving solutions they need and want most to prosper in our fast-paced, ever-changing world.

    In order to enhance the changing lifestyles of our consumers, CPB has had to work smarter to deliver new conveniences in a timely, yet secure manner. Making it easier and quicker for customers to seek answers to questions or problems, we established a one-stop Customer Service Center with highly trained customer service representatives. Personal banking officers and financial service officers at the branches ensure that we maintain a high level of service quality in helping consumers achieve their financial goals, a worthy mission that will not only benefit our customers and our Bank, but will contribute to the well-being of our community as a whole.

    Although many people do not feel comfortable investing directly in the stock market, everyone wants to earn the best possible return on their dollar. Whether the goal is to fund their children's education, lay out a roadmap to a comfortable retirement, or merely maximize the value of their hard-earned money, people are looking to invest with institutions they can trust.

    In April, our Bank rolled out its much-anticipated investment program to which the response has been very positive. The establishment of our financial planning program and our strategic alliance with Financial Network Investment Corporation (FNIC) offers customers a wide range of investment and life insurance alternatives. FNIC, one of the leading national investment brokers, was selected for its financial strength, industry reputation and technological resources. This new program complements our existing financial planning services offered through our Trust and Investment Management Division. Our experienced trust and investment officers provide a broad range of services such as investment management, estate planning, and administering of trusts and probates. Now, with the personalized service of qualified relationship bankers and the expertise of licensed financial advisors, our Bank's investment services can meet the simplest to the most complex financial planning needs of our customers.

    By partnering with top-rated companies like FNIC, we are able to offer a wide range of products and services that are both high quality and price competitive. In the case of our Internet services, CPB partnered with Digital Insight (formerly nFront), which was awarded "Best Internet Banking Solution" by Microsoft and was accorded the exclusive endorsement for Internet banking by the American Bankers Association. This means CPB customers can feel confident knowing they will be using one of the best Internet banking programs in the country.

    Similarly, CPB's partnership with Concord EFS, one of the leading ATM processors in the nation, will allow our Bank to offer numerous new features in the near future, such as gift certificates and check cashing. For the added convenience of our customers, we've expanded our network of ATMs via our partnership with Tesoro—one of the largest gasoline retailers in Hawaii—installing an additional 17 ATMs in its gas station convenience stores.

    CPB's partnerships with MBNA bank card services to handle our credit card customers, and with Nova Information Systems to service our merchant credit card customers, have provided significant economies of scale. The net result of these partnerships to our customers is access to modernized conveniences and services, backed by the most innovative and reputable providers of banking services in the country, all available through the careful management and solid local reputation of CPB.

    Founded by local business and community leaders some 47 years ago, CPB understands its home. Moreover, we appreciate and respond to the role that we play in relation to the multitude of diverse parts that make Hawaii special. In this regard, CPB proudly supports a wide range of community reinvestment events and programs that help to make this a better place to live while contributing to Hawaii's economy.

    The Hawaii Women's Business Center became the first organization in the state focused on helping women to develop and grow successful businesses. In 1998, CPB was one of the founding funders of this unique organization. Today, women-owned businesses in Hawaii are ranked third in the nation. The Center is one of 25 facilities around the country to receive a five-year U.S. Small Business Administration grant, allowing for continued service to meet this growing demand.

    Through two endowment funds, CPB continues to develop our communities and future leaders. The CPB Community Endowment Fund provides grants for charitable programs and projects whose primary purpose is geared to community development within targeted areas. CPB's University of Hawaii Endowment Fund awards scholarships to athletes majoring in business and assists financially disadvantaged athletes in realizing their dreams.

    University of Hawaii sports and sports in general provide a key engine fueling Hawaii's economy. Major sporting events such as the Sony Open in Hawaii and football bowl games help to spotlight the beautiful climate and active lifestyles to audiences worldwide.

    CPB also appreciates Hawaii's cultural diversity that makes this place so special. CPB supports a variety of cultural and educational organizations and contributes significantly to many economic development organizations in Hawaii, such as the different ethnic Chambers of Commerce, which play a vital role in strengthening our economic base. CPB is proud to support these groups through active membership participation and project and program sponsorships, all with the intention of fostering growth through community reinvestment.

    We at CPB have chosen to embrace the myriad of changes that have impacted our financial services industry and our economic landscape as an opportunity to adapt, grow and improve our Company and our Bank. Through bold, yet studied management, we are continually striving to prepare ourselves to handle our customers' changing lifestyles and financial needs.

    CPB's management team collectively vowed not to use a sluggish economy as an excuse for less than optimum performance. Instead, we directed all energies into seeking new opportunities to provide for our Bank's continued growth and stability. With "responsiveness" as a keyword, we worked quickly and cooperatively to retool our systems, technology, infrastructure and staff to respond to our customers and their financial success.

    As we now turn our focus to securing and developing the human resources we need to fully maximize the foundation we have set, we commit to providing our dedicated employees with training opportunities so they may continue to offer our customers the highest level of service. Well within the targets we had set for ourselves in our strategic plan, we continue to aim high in serving our customers, our communities and our shareholders. As we assess our progress for the year 2000, we believe we have demonstrated that we have the energy, the knowledge and the commitment. In better connecting with our customers and our ability to adapt to change, we are poised to maintain our service advantage.

    Thank you for your continuing support of CPB.

Joichi Saito
 Chairman of the Board and Chief Executive Officer

BOARD OF DIRECTORS, OFFICERS, LEGAL COUNSEL, AUDITORS AND ADVISORS
AS OF FEBRUARY 1, 2001

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
 Shunichi Okuyama
Senior Managing Director, The Sumitomo Bank, Ltd.
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
CENTRAL PACIFIC BANK
EXECUTIVE OFFICE
Joichi Saito
Chairman of the Board & Chief Executive Officer
 Naoaki Shibuya
President & Chief Operating Officer
 AUDIT DEPARTMENT
Jon K. Nakamoto
Vice President & Manager	COMPLIANCE DEPARTMENT
Robert A. LaFlamme
Legal/Deposits & Investments Compliance Officer
 Roland S. Higa
Community Reinvestment Act & Lending Compliance Officer
 LOAN REVIEW DEPARTMENT
Ruth Mende-Yanagida
Vice President
 TRUST & INVESTMENT MANAGEMENT DIVISION
Gary S. Morimoto
Vice President & Manager
 COMMERCIAL FINANCE GROUP
Alwyn S. Chikamoto
Senior Vice President & Manager
 BUSINESS BANKING DIVISION
Candice Y. Naito
Vice President & Manager
 CORPORATE BANKING DIVISION
Robert M. Kamemoto
Vice President & Manager
 REAL ESTATE LOAN DIVISION
Clifford K. Fujiwara
Senior Vice President & Manager
 CREDIT ADMINISTRATION GROUP
Austin Y. Imamura
Executive Vice President & Secretary/Manager
 CREDIT & LEGAL DIVISION
Walter K. Horikoshi
Senior Vice President & Manager
 LOAN OPERATIONS DIVISION
Carl T. Nagasako
Vice President & Manager
 SPECIAL CREDITS & COLLECTIONS DIVISION
Allan M. Komatsu
Vice President & Manager
 FINANCE & OPERATIONS GROUP
Neal K. Kanda
Executive Vice President & Manager
 CONTROLLERS DIVISION
Sherri Y. Yim
Vice President & Controller
 FINANCIAL TECHNOLOGIES DIVISION
Norman H. Osumi
Vice President & Manager
 HUMAN RESOURCES DIVISION
Rita S. Flynn
Vice President & Manager
 MARKETING & CORPORATE DEVELOPMENT GROUP
Wayne H. Kirihara
Senior Vice President & Manager
 MARKETING DIVISION
Wayne H. Kirihara
Senior Vice President & Acting Manager	PRODUCT & DELIVERY SYSTEMS DEVELOPMENT DIVISION
Wayne H. Kirihara
Senior Vice President & Acting Manager
 TRAINING & SERVICE QUALITY DIVISION
Estelle C. Iwamura
Vice President & Manager
 RETAIL BANKING GROUP
David J.W. Chang
Senior Vice President & Manager
 CUSTOMER SERVICE DIVISION
Raymond T. Kurosu
Senior Vice President & Manager
 Barbara Carvalho
Regional Service Manager
West Region
 Drezleen M. Oshiro
Regional Service Manager
East Region
 RETAIL SALES DIVISION
Blenn A. Fujimoto
Senior Vice President & Manager
 Bennette M. Evangelista
Vice President & Regional Sales Manager
West Region
 Michael T. Hirao
Vice President & Regional Sales Manager
East Region
 CENTRAL PACIFIC BANK BRANCHES
OAHU
East Region
Hawaii Kai Branch
Kaimuki Branch
King-Smith Branch
Main Branch
Makiki Branch
Moiliili Branch
Waikiki Branch
Ward Branch
Kahala Branch
in Times Super Market
 Kaheka Branch
in Daiei
 Kaimuki Branch
in Times Super Market
 West Region
Kailua Branch
Kalihi Branch
Kaneohe Branch
Mapunapuna Branch
Mililani Branch
Pearlridge Branch
Waipahu Branch
Pearl City Branch
in Daiei
 Royal Kunia Branch
in Times Super Market
 HAWAII
Hilo Branch
Kailua-Kona Branch
KAUAI
Lihue Branch
MAUI
Kahului Branch	CPB REAL ESTATE, INC.
Joichi Saito
President
 Naoaki Shibuya
Vice President
 Austin Y. Imamura
Secretary
 Neal K. Kanda
Treasurer
 CPB PROPERTIES, INC.
Joichi Saito
Chairman of the Board
 Naoaki Shibuya
President
 Austin Y. Imamura
Senior Vice President & Secretary
 Neal K. Kanda
Senior Vice President & Treasurer
 Curtis A. Okazaki
Vice President & Manager
 LEGAL COUNSEL
Devens, Nakano, Saito, Lee, Wong & Ching
Manatt, Phelps & Phillips, LLP
AUDITORS
KPMG LLP
SENIOR ADVISORS
Sakae Takahashi
Chairman Emeritus
 Yoshiharu Satoh
Chairman Emeritus
 Ernest H. Hara
Daniel K. Inouye, U.S. Senator
 Sidney S. Kosasa
Eaton Magoon, Jr.
Shinsuke Nakamine
Minoru Ueda
Harold K. Yamanaka
Lester B.K. Yee, M.D.
NEIGHBOR ISLAND ADVISORS
ISLAND OF HAWAII (HILO)
Tsuneo Akiyama
Roland Higashi
Thomas Hirano
James T. Lambeth, M.D.
Gerrit R. Ludwig, M.D.
Rex Matsuno
Jack Miyashiro
Ernest A. Sakamoto, D.D.S.
ISLAND OF HAWAII (KAILUA-KONA)
James W. Higgins
Wally K. Ichishita
William Kimi, Jr.
Jean A. Murphy, GRI, CIPS
ISLAND OF KAUAI
Lindbergh Akita
Dennis M. Esaki
Richard Maeda
Carolyn A. Nii, CPA
Frank Nonaka
Allan A. Smith
Roy Tanaka
Dennis R. Yamada, Esq.
ISLAND OF MAUI
Hilario A. Aquilizan, M.D.
Hitoshi Hirayama
Lawrence N. C. Ing, Esq.
Howard Miyamoto, D.D.S.
Naoki Tokuhisa
Maria A. Unemori, CPA
Masaru "Pundy" Yokouchi

SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below with respect to CPB Inc.'s consolidated statements of income for the years ended December 31, 2000, 1999 and 1998, and with respect to the consolidated balance sheets at December 31, 2000 and 1999, are derived from the consolidated financial statements which have been audited by KPMG LLP, independent auditors, included in this Annual Report. The selected statement of income data for the years 1997 and 1996, and the selected balance sheet data at December 31, 1998, 1997 and 1996, are derived from audited consolidated financial statements which are not included in this Annual Report.

	Year Ended December 31,
(Dollars in thousands, except per share data)	2000	1999	1998	1997	1996
Statement of Income Data:
Total interest income	$126,960	$113,312	$111,792	$110,332	$104,287
Total interest expense	55,559	44,418	46,705	44,695	41,679
Net interest income	71,401	68,894	65,087	65,637	62,608
Provision for loan losses	4,500	3,700	6,600	3,500	2,500
Net interest income after provision for loan losses	66,901	65,194	58,487	62,137	60,108
Other operating income	12,710	12,631	16,822	10,827	10,715
Other operating expense	49,592	53,448	51,273	48,646	47,496
Income before income taxes	30,019	24,377	24,036	24,318	23,327
Income taxes	10,585	8,051	8,967	9,359	9,236
Net income	19,434	16,326	15,069	14,959	14,091

Balance Sheet Data (Year-End):
Interest-bearing deposits in other banks	$11,506	$9,828	$10,469	$34,188	$26,297
Investment securities(1)	384,619	321,670	351,436	320,711	240,458
Loans	1,291,190	1,170,476	1,105,912	1,041,023	1,041,976
Allowance for loan losses	22,612	20,768	20,066	19,164	19,436
Total assets	1,816,918	1,646,491	1,560,885	1,497,101	1,403,165
Core deposits(2)	944,661	958,749	924,960	875,920	859,280
Total deposits	1,363,066	1,305,654	1,269,123	1,193,158	1,123,614
Long-term debt	220,970	98,279	118,289	127,705	115,840
Total stockholders' equity	143,312	144,079	148,066	151,742	140,882

Per Share Data:(3)
Basic earnings per share	$2.18	$1.70	$1.46	$1.42	$1.34
Diluted earnings per share	2.14	1.68	1.45	1.40	1.33
Cash dividends declared	0.61	0.55	0.52	0.49	0.48
Book value	16.93	15.51	15.11	14.34	13.37
Weighted average shares outstanding (in thousands)	8,917	9,630	10,354	10,555	10,530

Financial Ratios:
Return on average assets	1.16%	1.03%	1.00%	1.04%	1.04%
Return on average stockholders' equity	13.55	10.93	9.79	10.18	10.27
Average stockholders' equity to average assets	8.57	9.41	10.20	10.26	10.09
Efficiency ratio	58.43	65.36	62.79	63.62	64.77
Net interest margin(4)	4.60	4.67	4.65	4.89	4.89
Net charge-offs to average loans	0.22	0.26	0.53	0.36	0.32
Nonperforming assets to year-end loans & other real estate(5)	0.80	0.94	1.27	1.92	1.41
Allowance for loan losses to year-end loans	1.75	1.77	1.81	1.84	1.87
Allowance for loan losses to nonaccrual loans	265.27	214.21	155.17	116.76	143.97
Dividend payout ratio	27.98	32.35	35.62	34.51	35.82

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

(5)
Nonperforming assets include nonaccrual loans and other real estate

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    CPB Inc. (the "Company") and its subsidiary, Central Pacific Bank (the "Bank"), recorded a second consecutive year of record earnings in 2000. An increase in net interest income and lower operating expenses contributed to the year's performance. Assets, including loans, also reached new highs, as the amount of nonperforming assets continued its downward trend of the last three years. The Company's stock repurchase program, which began in 1998, enhanced earnings per share growth, while capital was maintained above well-capitalized levels. The Company sold its merchant services portfolio and closed two branches during the year as part of its three-year strategic plan to increase profitability and efficiency.

    Net income reached $19.4 million in 2000, increasing by 19.0% over $16.3 million earned in 1999, which increased by 8.3% over $15.1 million earned in 1998. Diluted earnings per share of $2.14 in 2000 increased by 27.4% over $1.68 earned in 1999, which increased by 15.9% over $1.45 earned in 1998. Cash dividends per share of $0.61 in 2000 increased by 10.9% over $0.55 declared in 1999, which increased by 5.8% over $0.52 declared in 1998. Return on average assets improved to 1.16% in 2000 compared to 1.03% in 1999 and 1.00% in 1998. Return on average stockholders' equity increased to 13.55% in 2000 compared to 10.93% in 1999 and 9.79% in 1998.

    The Company's performance in 2000 resulted in its sixth consecutive year of earnings increase, operating in the state of Hawaii's economy, which experienced difficulties during most of the last decade. However, modest growth in the state's economy was experienced during the last three years. Tourism, the state's primary industry, continued to increase as measured by visitor arrivals. Real estate activity also increased, with higher average resale prices, while construction activity also increased during 2000. The state's unemployment rate dropped below 4% during the fourth quarter of 2000.

    Total assets of $1.82 billion at year-end 2000 increased by 10.4% over year-end 1999. Loans of $1.29 billion increased by 10.3% and investment securities of $385 million increased by 19.6% over the year. Deposits of $1.36 billion increased by 4.4% mainly due to growth in time deposits. Demand, savings and money market deposits decreased during the year due to movement of customer deposits to higher yielding time deposits and competitive factors. Consequently, long-term debt of $221 million more than doubled from the previous year-end balance of $98 million to supplement the funding of asset growth. Stockholders' equity of $143 million decreased by 0.5% due to the Company's stock repurchase program, which is discussed in the Capital Resources section of this Management's Discussion.

    As signs of economic slowdown appear for the U. S. economy, Management is cautious in its growth expectations for the local economy in 2001. Lack of significant improvement in the state's economy is likely to continue to have a negative impact on the Company's growth and levels of nonperforming loans and related loan losses.

Forward-Looking Statements

    Certain matters discussed in this Annual Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, net interest income, net interest margin, the levels of nonperforming loans, loan losses and the allowance for loan losses, partnership income and liquidity that involve certain risks and uncertainties. Important factors that could cause the results to differ from those discussed in this report include, but are not limited to, general business conditions in the state of Hawaii, the real estate market in Hawaii, competitive conditions among financial institutions, regulatory changes in the financial services industry, differences between actual and estimated market rates or price changes upon which certain assumptions are based, the makeup of the Company's portfolio of risk-sensitive instruments and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2000.

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

Table 1. Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

	Year Ended December 31,
	2000			1999			1998
(Dollars in thousands)	Average Balance	Average Yield/Rate	Amount of Interest	Average Balance	Average Yield/Rate	Amount of Interest	Average Balance	Average Yield/Rate	Amount of Interest
Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$4,910	6.13%	$301	$26,851	5.16%	$1,385	$15,041	5.64%	$849
Federal funds sold	296	6.42	19	673	4.75	32	70	5.71	4
Taxable investment securities(1)	290,394	6.96	20,202	269,909	6.35	17,140	302,774	6.41	19,400
Tax-exempt investment securities(1)	61,328	5.97	3,659	45,849	6.13	2,810	35,050	6.82	2,392
Loans(2)	1,223,648	8.50	104,060	1,153,623	8.06	92,945	1,071,350	8.42	90,237

Total interest earning assets	1,580,576	8.11	128,241	1,496,905	7.64	114,312	1,424,285	7.93	112,882
Nonearning assets	92,318			90,525			83,920
Total assets	$1,672,894			$1,587,430			$1,508,205

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$106,922	1.12%	$1,194	$104,320	1.10%	$1,152	$99,059	1.30%	$1,285
Savings and money market deposits	390,132	2.37	9,235	424,466	2.34	9,923	401,936	2.74	11,015
Time deposits under $100,000	250,173	4.54	11,369	217,683	4.07	8,868	207,584	4.59	9,538
Time deposits $100,000 and over	382,543	5.60	21,430	341,967	4.72	16,132	322,653	5.16	16,640
Short-term borrowings	57,027	6.53	3,723	36,602	5.28	1,931	13,281	5.45	724
Long-term debt	133,724	6.44	8,608	113,820	5.63	6,412	128,274	5.85	7,503

Total interest-bearing liabilities	1,320,521	4.21	55,559	1,238,858	3.59	44,418	1,172,787	3.98	46,705
Noninterest-bearing deposits	186,557			177,841			162,625
Other liabilities	22,442			21,302			18,927
Stockholders' equity	143,374			149,429			153,866

Total liabilities and stockholders' equity	$1,672,894			$1,587,430			$1,508,205

Net interest income			$72,682			$69,894			$66,177

Net interest margin		4.60%			4.67%			4.65%

(1)
At amortized cost.

(2)
Includes nonaccrual loans.

Table 2. Analysis of Changes in Net Interest Income (Taxable Equivalent)

	Year Ended December 31,
	2000 Compared to 1999			1999 Compared to 1998
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
			Net Change			Net Change
(Dollars in thousands)	Volume	Rate		Volume	Rate
Interest earning assets:
Interest-bearing deposits in other banks	$(1,132)	$48	$(1,084)	$666	$(130)	$536
Federal funds sold	(18)	5	(13)	34	(6)	28
Taxable investment securities	1,301	1,761	3,062	(2,107)	(153)	(2,260)
Tax-exempt investment securities	949)	(100)	849	736	(318)	418
Loans	5,644	5,471	11,115	6,927	(4,219)	2,708

Total interest earning assets	6,744	7,185	13,929	6,256	(4,826)	1,430

Interest-bearing liabilities:
Interest-bearing demand deposits	29	13	42	68	(201)	(133)
Savings and money market deposits	(803)	115	(688)	617	(1,709)	(1,092)
Time deposits under $100,000	1,322	1,179	2,501	464	(1,134)	(670)
Time deposits $100,000 and over	1,915	3,383	5,298	997	(1,505)	(508)
Short-term borrowings	1,078	714	1,792	1,271	(64)	1,207)
Long-term debt	1,121	1,075	2,196	(846)	(245)	(1,091)

Total interest-bearing liabilities	4,662	6,479	11,141	2,571	(4,858)	(2,287)

Net interest income	$2,082	$706	$2,788	$3,685	$32	$3,717

    Net interest income in 2000 increased by $2.8 million or 4.0% over 1999, which increased by $3.7 million or 5.6% over 1998. The increases were mainly due to growth in volume of interest earning assets during the last two years. Changes in interest rates had a material impact on both interest income and interest expense. The net effect, however, had a smaller impact on net interest income.

    Interest income in 2000 increased by 12.2% over 1999 due to growth in volume and higher yields on loans and investment securities. Average volume of interest earning assets of $1.58 billion increased by 5.6% and the related yield of 8.11% increased by 47 basis points over 1999. Average loans outstanding in 2000 increased by 6.1% and average investment securities by 11.4% over the previous year. The decrease in average interest-bearing deposits in other banks in 2000 was due to growth in other asset categories.

    Interest income in 1999 increased by 1.3% over 1998 primarily impacted by a decrease in yield on interest earning assets. Average volume of interest earning assets increased by 5.1%, while the related yield decreased by 29 basis points compared to 1998. Yields reflected movements in the general level of the interest rates during the last three years.

    Interest expense in 2000 increased by 25.1% over 1999 due to growth in volume and effective rates paid on time deposits, short-term borrowings and long-term debt. Effective rates on core deposits, defined as total deposits excluding time deposits $100,000 and over, remained relatively unchanged. Average interest-bearing liabilities in 2000 of $1.32 billion increased by 6.6% and the effective rate on those funds was 4.21%. Average time deposits in 2000 increased by 13.1%, average short-term borrowings increased by 55.8% and average long-term debt increased by 17.5%. The increase in these purchased funding categories in 2000 totaled $80.9 million and provided funding for asset growth as savings and money market deposits decreased by 8.1%. The effective rate on interest-bearing liabilities in 2000 was materially affected by movements in the general level of interest rates as well as the aggregate decrease in lower cost demand, savings and money market accounts compared to 1999. Management has placed a major emphasis on core deposits for 2001. Financial targets, marketing programs and employee incentives have been aligned accordingly. Management expects to decrease reliance on large certificates of deposit and long-term debt as the primary incremental sources of future asset growth.

    Interest expense in 1999 decreased by 4.9% from 1998 primarily due to a decrease in the effective rate on interest-bearing liabilities, which decreased by 39 basis points. Average total interest-bearing liabilities increased by 5.6% compared to 1998.

    As a result, net interest margin in 2000 decreased to 4.60% from 4.67% in 1999 and 4.65% in 1998. The ratio has been relatively stable during the last three years. The decline of net interest margin in 2000 reflected lack of growth in core deposits and this ratio will continue to be under pressure to the extent that core deposits do not increase in the future.

Provision and Allowance for Loan Losses

    Provision for loan losses ("Provision") is determined by Management's ongoing evaluation of the loan portfolio and their assessment of the ability of the allowance for loan losses ("Allowance") to cover inherent losses. The Company's methodology for determining the adequacy of the Allowance and the Provision takes into account many factors, including the level and trend of nonperforming and potential problem loans, net charge-off experience, current repayment by borrowers, fair value of collateral securing specific loans and general economic factors in Hawaii. The Company's Provision was $4.5 million, $3.7 million and $6.6 million in 2000, 1999 and 1998, respectively. Net loan charge-offs decreased to $2.7 million compared to $3.0 million in 1999 and $5.7 million in 1998, or when expressed as a percentage of average loans, decreased to 0.22% from 0.26% in 1999 and 0.53% in 1998. In 2000, partial charge-offs on two loans secured by commercial properties accounted for $1.9 million of total charge-offs with business and residential mortgage loans comprising the balance of the charge-offs. Recoveries totaling $503,000 from two commercial loans accounted for over one-half of total recoveries of $936,000. The Allowance expressed as a percentage of loans was 1.75% at December 31, 2000 compared to 1.77% and 1.81% at the previous two year-ends. In Management's judgment, the Allowance at year-end 2000 was adequate to cover losses inherent in the loan portfolio.

    Uncertain economic conditions in the state of Hawaii may adversely affect borrowers' ability to repay, value of collateral and consequently the level of nonperforming loans, net charge-offs, provision for loan losses and net income.

Nonperforming Assets

    Table 3 sets forth nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest at the dates indicated.

Table 3. Nonperforming Assets, Past Due and Restructured Loans

	December 31,
(Dollars in thousands)	2000	1999	1998	1997	1996
Nonaccrual loans
Real estate:
Mortgage—commercial	$15,913	$12,981	$16,830	$13,979	$18,863
Mortgage—residential	2,069	5,124	5,037	1,081	2,462
Construction	—	—	—	—	—
Commercial, financial and agricultural	542	1,590	1,065	1,312	2,175
Consumer	—	—	—	41	—

Total	8,524	9,695	12,932	16,413	13,500
Other real estate	1,792	1,366	1,155	3,677	1,235

Total nonperforming assets	10,316	11,061	14,087	20,090	14,735
Loans delinquent for 90 days or more
Real estate:
Mortgage—commercial	—	1,749	315	311	341
Mortgage—residential	653	1,636	4,206	10,112	4,366
Construction	—	—	—	—	—
Commercial, financial and agricultural	850	128	706	1,302	1,038
Consumer	24	92	168	508	568

Total	1,527	3,605	5,395	12,233	6,313
Restructured loans still accruing interest
Real estate:
Mortgage—commercial	466	500	—	2,727	11,095
Commercial, financial and agricultural	—	—	—	—	1,723

Total	466	500	—	2,727	12,818

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest	$12,309	$15,166	$19,482	$35,050	$33,866

Total nonperforming assets as a percentage of loans and other real estate	0.80%	0.94%	1.27%	1.92%	1.41%

Total nonperforming assets and loans delinquent for 90 days or more as a percentage of loans and other real estate	0.92%	1.25%	1.76%	3.09%	2.02%

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of loans and other real estate	0.95%	1.29%	1.76%	3.36%	3.25%

    Total nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest decreased to $12.3 million at December 31, 2000 from $15.2 million a year ago. Nonaccrual loans of $8.5 million decreased from $9.7 million during that period due to loan payoffs and partial charge-off of a mortgage loan, offset by a $3.1 million loan secured by commercial real estate which was placed on nonaccrual status during the year. Problems with residential mortgage loans still persist, however, a more active real estate market in Hawaii helped mitigate losses. Other real estate of $1.8 million increased from $1.4 million held a year ago. Nine properties were held at year-end 2000, comprised of one commercial property and eight residential properties. Loans delinquent for 90 days or more decreased to $1.5 million from $3.6 million a year ago and was comprised of seven loans at year-end 2000. One-half of the delinquency balance was attributed to a mortgage loan secured by commercial property with the balance comprised of residential mortgage loans. A restructured loan still accruing interest of $466,000, secured by commercial property, was held at December 31, 2000 compared to $500,000 held a year ago. Although nonperforming loans decreased during 2000, provision for loan losses increased over 1999 due to an increase in loans outstanding. The Allowance expressed as a percentage of loans at year-end 2000 declined from year-end 1999. Accounting for nonperforming assets is discussed in note 1 to the consolidated financial statements on pages 26 and 27 of this Annual Report.

Other Operating Income

    Table 4 sets forth components of other operating income and the total as a percentage of average assets.

Table 4. Components of Other Operating Income

	Year Ended December 31,
(Dollars in thousands)	2000	1999	1998
Income from fiduciary activities	$1,079	$792	$644
Service charges on deposit accounts	3,093	3,235	3,064
Other service charges and fees	4,247	6,802	6,444
Equity in earnings of unconsolidated subsidiaries	571	476	420
Fees on foreign exchange	530	582	616
Investment securities gains (losses)	(766)	(250)	254
Gains (losses) on sales of loans	(45)	(289)	4,340
Gain on sale of merchant portfolio	1,850	—	—
Other	2,151	1,283	1,040

Total	$12,710	$12,631	$16,822

Total other operating income as a percentage of average assets	0.76%	0.80%	1.12%

    Other operating income of $12.7 million in 2000 was virtually unchanged from 1999. Sale of the Company's merchant services portfolio in 2000 generated a nonrecurring gain of $1.85 million. The related effect of this sale was the reduction of $2.9 million in merchant servicing fees in 2000 compared to 1999. Investment securities losses of $766,000 compared to losses of $250,000 realized in the previous year through sales of selected holdings. Sales and subsequent purchases of investment securities during 2000 increased the average maturity of the investment securities portfolio which decreased the asset sensitivity of the Bank's balance sheet as the general level of interest rates appeared to stabilize. See Asset/Liability Management section on pages 17 and 18 of this Annual Report for a general discussion on this topic. Income from fiduciary activities increased by $287,000 or 36.2% over 1999.

    Other operating income in 1999 decreased by $4.2 million or 24.9% from 1998 due to a nonrecurring gain of $4.6 million recognized from the sale of the Company's credit card portfolio in 1998. Service charges on deposit accounts and other service charges and fees increased by 5.6% over 1998. Income from fiduciary activities increased by 23.0% and investment securities losses of $250,000 were realized in 1999 compared to $254,000 in gains in 1998. Income from bank-owned life insurance accounted for the balance of the increase in other income in 1999 over 1998.

    Total other operating income, expressed as a percentage of average assets, was 0.76% in 2000, 0.80% in 1999 and 1.12% in 1998. Excluding the gain from sale of the credit card portfolio, the 1998 percentage was 0.81%

Other Operating Expense

    Table 5 sets forth components of other operating expense and the total as a percentage of average assets.

Table 5. Components of Other Operating Expense

	Year Ended December 31,
(Dollars in thousands)	2000	1999	1998
Salaries and employee benefits	$25,071	$27,989	$26,466
Net occupancy	6,350	6,186	6,349
Equipment	2,708	2,718	2,879
Other	15,463	16,555	15,579

Total	$49,592	$53,448	$51,273

Total other operating expense as a percentage of average assets	2.96%	3.37%	3.40%

    Other operating expense of $49.6 million in 2000 decreased by $3.9 million or 7.2% compared to 1999. Salaries and employee benefits in 2000 decreased by $2.9 million or 10.4% from 1999. The decrease was mainly attributable to a 6.3% reduction in the number of full-time equivalent employees, reduction in contribution to profit sharing and employee ownership plans from 10% to 5% of defined net income and reversal in 2000 of $600,000 in restructuring charges from the $1.6 million accrued in 1999. This reversal was due to revised estimates of severance payments in connection with staff downsizing occurring through 2000. Of the original 76 positions being eliminated, approximately one-third of the employees impacted were retained to fill new positions and vacancies created by attrition. The $1.6 million accrual in 1999 provided for expenses related to the closing of three branches in 1999 and 2000, sale of the Bank's merchant services portfolio and other programs to enhance efficiency. Profit sharing contributions decreased by $800,000 to $1.3 million due to reduction in plan benefits. Contributions to the Company's 401(k) plan increased by $318,000 due to an increase in Company matching of employee contributions. The number of full-time equivalent employees at year-end 2000 decreased to 504 from 540 and 587 employees at the end of 1999 and 1998, respectively. The reduction in staff during the last two years was a result of the sale of the Company's credit card and merchant services portfolios, closing of three branches and the successful completion of programs to enhance operating efficiencies. The increase in salaries and employee benefits in 1999 was mainly due to the aforementioned $1.6 million in restructuring charges.

    Net occupancy expense of $6.4 million in 2000 increased by 2.7% over 1999 and equipment expense of $2.7 million was lower than both 1999 and 1998. A reduction in the number of employees and elimination of operating expenses related to the sale of the Bank's merchant services portfolio impacted these expenses. Other expense of $15.5 million decreased by $1.1 million or 6.6% in 2000 over 1999, mainly due to a reduction of $3.6 million in interchange and other expenses related to merchant services and a settlement fee with the entity, which provided processing of merchant services. Nonrecurring expenses of $450,000 recognized in 2000 representing lease termination charges and writedown of equipment related to branch closures offset the abovementioned reduction. Legal, audit and professional fees of $2.8 million increased by $977,000 or 54.7% in 2000 over 1999 mainly due to consulting fees on strategic planning projects and income tax strategies. The increase in other expense in 1999 over 1998 was mainly due to a $746,000 or 27.7% increase in expenses related to merchant and bank card services.

    Total other operating expense as a percentage of average assets was 2.96% in 2000, 3.37% in 1999 and 3.40% in 1998.

Income Taxes

    Income tax expense totaled $10.6 million in 2000, $8.1 million in 1999 and $9.0 million in 1998. The effective tax rate was 35.3% in 2000, 33.0% in 1999 and 37.3% in 1998. Accrual adjustments recorded in 1999 and investment in bank-owned life insurance accounted for the lower effective tax rate for that year.

FINANCIAL CONDITION

    Table 6 sets forth the distribution of assets, liabilities and stockholders' equity.

Table 6. Distribution of Assets, Liabilities and Stockholders' Equity

	Year Ended December 31,
	2000		1999		1998
(Dollars in thousands)	Average Balance	Percent to Total	Average Balance	Percent to Total	Average Balance	Percent to Total
Assets:
Cash and due from banks	$37,054	2.2%	$40,648	2.6%	$35,260	2.3%
Interest-bearing deposits in other banks	4,910	0.3%	26,851	1.7%	15,041	1.0%
Federal funds sold	296	—	673	—	70	—
Taxable investment securities	290,394	17.4	269,909	17.0	302,774	20.1
Tax-exempt investment securities	61,328	3.7	45,849	2.9	35,050	2.3
Loans	1,223,648	73.1	1,153,623	72.7	1,071,350	71.1
Allowance for loan losses	(22,163)	(1.3)	(20,796)	(1.3)	(19,567)	(1.3)
Premises and equipment	24,231	1.4	25,846	1.6	26,696	1.8
Other assets	53,196	3.2	44,827	2.8	41,531	2.7

Total assets	$1,672,894	100.0%	$1,587,430	100.0%	$1,508,205	100.0%

Liabilities and Stockholders' Equity:
Deposits:
Noninterest-bearing demand	$186,557	11.1%	$177,841	11.2%	$162,625	10.8%
Interest-bearing demand	106,922	6.4	104,320	6.6	99,059	6.6
Savings and money market	390,132	23.3	424,466	26.7	401,936	26.6
Time deposits under $100,000	250,173	15.0	217,683	13.7	207,584	13.7
Time deposits $100,000 and over	382,543	22.9	341,967	21.6	322,653	21.4

Total deposits	1,316,327	78.7	1,266,277	79.8	1,193,857	79.1
Short-term borrowings	57,027	3.4	36,602	2.3	13,281	0.9
Long-term debt	133,724	8.0	113,820	7.2	128,274	8.5
Other liabilities	22,442	1.3	21,302	1.3	18,927	1.3

Total liabilities	1,529,520	91.4	1,438,001	90.6	1,354,339	89.8
Stockholders' equity	143,374	8.6	149,429	9.4	153,866	10.2

Total liabilities and stockholders' equity	$1,672,894	100.0%	$1,587,430	100.0%	$1,508,205	100.0%

    Average total assets of $1.67 billion increased by $86 million or 5.4% in 2000 over 1999, which increased by $79 million or 5.3% over 1998. Loans and investment securities increased in 2000 as average core deposits, increased only slightly over 1999. This growth in interest earning assets required funding from time deposits $100,000 and over, and short- and long-term borrowings.

    Average loans of $1.22 billion increased by 6.1% in 2000 over 1999, which increased by 7.7% over 1998. Loans as a proportion of total assets of 73.1% in 2000 increased over the last three years. Average investment securities of $352 million increased by 11.4% over 1999, which decreased by 6.5% from 1998. Average interest-bearing deposits in other banks decreased to $5 million compared to $27 million in 1999 and $15 million in 1998.

    Average total deposits of $1.32 billion increased by 3.4% in 2000 over 1999, which increased by 6.1% over 1998. Average core deposits of $934 million increased by 1.0% over 1999, which increased by 6.1% over 1998. Average time deposits $100,000 and over of $383 million increased by 11.9% in 2000 over 1999, which increased by 6.0% over 1998. Average short-term borrowings and long-term debt totaling $191 million increased by 26.8% in 2000 over 1999, which increased by 6.3% over 1998.

    Loans at year-end 2000 of $1.29 billion increased by $121 million or 10.3% over year-end 1999. Commercial mortgage loans of $560 million increased by $32 million or 6.0%, real estate construction loans of $73 million increased by $27 million or 58.7% and commercial, financial and agricultural loans increased by $47 million or 24.8%.

    The slowdown in growth of core deposits adversely affected net interest margin and ratios related to funding trends during 2000. The ratio of average loans to core deposits as an indicator of funding trends was 131% in 2000, increasing from 125% in 1999 and 123% in 1998. Management views this as an adverse trend and is taking steps to improve this ratio through greater emphasis on core deposit growth and enhancing core relationships with loan customers.

    Average stockholders' equity as a percentage of total assets decreased to 8.6% from 9.4% in 1999 and 10.2% in 1998, as capital levels remained within Management's targets.

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

    The Company's asset/liability management policy is to maximize risk-adjusted return to shareholders while maintaining consistently acceptable levels of liquidity, interest rate risk and capitalization. The Company's asset/liability management committee monitors its interest rate risk through the use of income simulation and rate shock analyses. This process is designed to measure the impact of future changes in interest rates on net interest margin and market value of portfolio equity. Adverse exposures are managed through the shortening or lengthening of the duration of the Company's assets or liabilities.

    Table 7 sets forth information concerning interest rate sensitivity of the Company's assets, liabilities and stockholders' equity at December 31, 2000. The assumptions used in determining interest rate sensitivity of various asset and liability products had a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest re-pricing date or maturity. All interest-bearing demand and savings balances are included in the three months or less category, even though re-pricing of these accounts is not contractually required and may not actually occur during that period.

    As shown in Table 7, the amount of liabilities being re-priced exceeds the amount of assets in the three months or less through over six through twelve months categories. In the remaining time periods, re-pricing assets exceed re-pricing liabilities. Generally, where rate-sensitive liabilities exceed rate-sensitive assets in the short-term, net interest margin is expected to be negatively impacted when interest rates increase and positively impacted when interest rates decrease.

Table 7. Rate Sensitivity of Assets, Liabilities and Stockholders' Equity

(Dollars in thousands)	Three Months or Less	Over Three Through Six Months	Over Six Through Twelve Months	Over One Year Through Three Years	Over Three Years	Nonrate Sensitive	Total
Assets:
Interest-bearing deposits in other banks	$11,506	$—	$—	$—	$—	$—	$11,506
Federal funds sold	15,000	—	—	—	—	—	15,000
Investment securities	33,607	12,586	19,244	92,918	221,169	5,095	384,619
Loans	519,936	84,444	168,577	332,479	180,357	5,397	1,291,190
Other assets	—	—	—	—	—	114,603	114,603

Total assets	580,049	97,030	187,821	425,397	401,526	125,095	1,816,918

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	—	—	—	—	—	199,625	199,625
Interest-bearing deposits	714,825	161,934	235,818	47,531	3,333	—	1,163,441
Short-term borrowings	40,720	15,000	1,000	—	—	—	56,720
Long-term debt	840	641	42,084	84,490	92,915	—	220,970
Other liabilities	—	—	—	—	—	32,850	32,850
Stockholders' equity	—	—	—	—	—	143,312	143,312

Total liabilities and stockholders' equity	756,385	177,575	278,902	132,021	96,248	375,787	1,816,918

Interest rate sensitivity gap	$(176,336)	$(80,545)	$(91,081)	$293,376	$305,278	$(250,692)	$—

Cumulative interest rate sensitivity gap	$(176,336)	$(256,881)	$(347,962)	$(54,586)	$250,692	$—	$—

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

    In addition, effective December 19, 1992, FDIC-insured institutions such as the Bank must maintain leverage capital ratio and Tier I and total risk-based capital ratios of at least 5%, 6% and 10%, respectively, to be considered "well capitalized" under the prompt corrective action provisions of the FDIC Improvement Act of 1991.

    Table 8 sets forth the Company's and Bank's capital ratios as of the dates indicated.

Table 8. Regulatory Capital Ratios

	December 31, 2000			December 31, 1999
	Minimum Required	Actual	Excess	Minimum Required	Actual	Excess
Company:
Tier I risk-based capital ratio	4.00%	9.63%	5.63%	4.00%	11.24%	7.24%
Total risk-based capital ratio	8.00	10.89	2.89	8.00	12.50	4.50
Leverage capital ratio	4.00	7.97	3.97	4.00	9.00	5.00

Bank:
Tier I risk-based capital ratio	6.00%	9.38%	3.38%	6.00%	10.47%	4.47%
Total risk-based capital ratio	10.00	10.63	0.63	10.00	11.72	1.72
Leverage capital ratio	5.00	7.77	2.77	5.00	8.38	3.38

    During 2000, the Company's board of directors authorized the repurchase and retirement of CPB Inc. common stock for a total consideration of $25 million, in addition to authorizations of $12 million in 1999 and $20 million in 1998. During 2000, 840,579 shares were repurchased for a total consideration of $20.9 million at an average price of $24.82 per share. For the three years ended December 31, 2000, the Company had repurchased 2,207,127 shares for a total consideration of $47.4 million at an average price of $21.46 per share, or approximately 20.8% of the 10.6 million shares outstanding prior to the initial repurchase transaction. The authorized remaining amount of repurchases was $9.6 million at December 31, 2000. Management expects to continue repurchases to enhance shareholder value based on the rate of the Company's future asset growth and ability to maintain well-capitalized levels of regulatory capital ratio.

    Capital levels for the Company and the Bank were in excess of minimum regulatory required levels at December 31, 2000 and 1999. The relatively low rate of asset growth in the last three years and increasing earnings contributed towards the excess.

Liquidity

    The Company's objective in managing its liquidity is to maintain a balance between sources and ses of funds in order to economically meet the cash requirements of customers for loans and deposit withdrawals and participate in investment opportunities as they arise. Management monitors the Company's liquidity position in relation to trends of loan demand and deposit growth on a daily basis to assure maximum utilization and maintenance of an adequate level of readily marketable assets and access to short-term funding sources.

    The consolidated statements of cash flows identify three major sources and uses of cash as operating, investing and financing activities. Cash generated from operations represents a major source of liquidity. As presented in the consolidated statements of cash flows on page 25 of this Annual Report, the Company's operating activities provided cash totaling $37 million, $13 million and $27 million in 2000, 1999 and 1998, respectively. The increase in 2000 over 1999 was due to fluctuations in other assets from bank-owned life insurance purchased in 1999 and other liabilities which increased in 1999 due to deferred income tax expense.

    Investing activities represent a use of cash. Net cash used in investing activities was $200 million in 2000, $49 million in 1999 and $78 million in 1998. The large increase in 2000 was due to increase in loans and investment securities. Cash used in net loan originations over principal repayments was $129 million in 2000, $74 million in 1999 and $70 million in 1998. Activities from investment securities and interest-bearing deposits in other banks used cash of $54 million in 2000 and $5 million in 1998 and provided cash of $26 million in 1999.

    In addition to cash flows from operating activities, financing activities generally provide funding for growth in loans and investment securities with increased deposits supplemented by the Company's borrowing sources, which include short-term sources such as Federal funds purchased and securities sold under agreements to repurchase and short- and long-term Federal Home Loan Bank of Seattle advances.

    Deposits increased by $57 million in 2000, $37 million in 1999 and $76 million in 1998. The Company's total borrowings provided cash of $100 million in 2000 and $57 million in 1999 and used cash of $14 million in 1998. The increase in total borrowings in 2000 was due to the higher growth in loans and investment securities compared to deposit growth. The Company's loan to deposit ratio was 94.7% and 89.6% at year-end 2000 and 1999, respectively. Net cash used for repurchases of the Company's common stock was $21 million in 2000, $12 million in 1999 and $15 million in 1998. Accordingly, net cash provided by financing activities was $132 million in 2000, $77 million in 1999 and $43 million in 1998.

    The primary uses of funds, as reflected in the Company's parent company condensed statements of cash flows, were for the abovementioned repurchase of CPB Inc. common stock and $5.3 million, $5.2 million and $5.4 million for payment of dividends to shareholders in 2000, 1999 and 1998, respectively. The Company's primary source of funds was dividends received from the Bank. As presented in note 27 to the consolidated financial statements on page 44 of this Annual Report, the Bank's retained earnings, as defined, is the maximum amount permitted to be distributed as a dividend without prior regulatory approvals. At December 31, 2000, retained earnings of the Bank was $95 million.

Impact of New Accounting Standards

    During 2000, the Financial Accounting Standards Board issued statements on financial accounting standards which are discussed in note 28 to the consolidated financial statements on page 46 of this Annual Report. The statements are not expected to have a material impact on the Company's consolidated financial statements.

SUPPLEMENTARY FINANCIAL INFORMATION

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

    A summary of unaudited quarterly operating results for the years ended December 31, 2000 and 1999 follows:

(Dollars in thousands, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Full year
2000:
Interest income	$28,959	$30,757	$32,644	$34,600	$126,960
Net interest income	16,985	17,837	18,092	18,487	71,401
Provision for loan losses	1,000	1,000	1,500	1,000	4,500
Net interest income after provision for loan losses	15,985	16,837	16,592	17,487	66,901
Income before income taxes	7,087	7,396	7,663	7,873	30,019
Net income	4,586	4,790	4,943	5,115	19,434
Basic earnings per share	0.50	0.53	0.56	0.59	2.18
Diluted earnings per share	0.49	0.52	0.55	0.58	2.14

1999:
Interest income	$27,758	$27,661	$28,986	$28,907	$113,312
Net interest income	16,998	16,971	17,690	17,235	68,894
Provision for loan losses	1,500	700	800	700	3,700
Net interest income after provision for loan losses	15,498	16,271	16,890	16,535	65,194
Income before income taxes	5,765	6,080	6,244	6,288	24,377
Net income	3,679	3,975	4,297	4,375	16,326
Basic earnings per share	0.38	0.41	0.44	0.47	1.70
Diluted earnings per share	0.37	0.41	0.44	0.46	1.68

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

    The following table presents information on the Company's financial instruments which are sensitive to changes in interest rates. Expected maturities of interest-sensitive assets and liabilities are contractual maturities. Interest-bearing demand and savings deposits, which have indeterminate maturities, are included in the earliest maturity category. The resulting table is based on assumptions that include prepayment rates on mortgage-related assets and a forecast of market interest rates. See note 24 to the consolidated financial statements on page 41 and 42 of this Annual Report for a discussion of the calculation of fair values.

    At December 31, 2000, holdings of relatively shorter-term loans and investments and long-term borrowings increased from year-end 1999. Fair value of interest-sensitive assets and liabilities, as a percentage of book value, rose as market interest rates declined throughout the year. Maturities and fair values of interest-sensitive assets and liabilities may vary from expectations if actual experience differs from assumptions used.

	Expected Maturity Within
								Total Fair Value
(Dollars in thousands)	One Year	Two Years	Three Years	Four Years	Five Years	Thereafter	Book Value
Interest-sensitive assets:
Interest-bearing deposits in other banks	$11,506	—	—	—	—	—	$11,506	$11,506
Weighted average interest rates	6.10%	—	—	—	—	—	6.10%
Federal funds sold	$15,000	—	—	—	—	—	$15,000	$15,000
Weighted average interest rates	6.32%	—	—	—	—	—	6.32%
Fixed rate investments	$47,347	$41,747	$51,171	$48,793	$40,962	$110,716	$340,736	$341,246
Weighted average interest rates	5.62%	6.49%	6.50%	6.57%	6.64%	6.17%	6.30%
Variable rate investments	$4,069	$3,094	$2,727	$2,007	$1,301	$9,987	$23,185	$23,185
Weighted average interest rates	6.69%	5.00%	4.94%	4.81%	5.71%	4.60%	5.14%
Equity investments	$20,698	—	—	—	—	—	$20,698	$20,698
Weighted average interest rates	6.21%	—	—	—	—	—	6.21%
Fixed rate loans	$144,354	$79,622	$56,269	$30,690	$24,894	$79,733	$415,562	$414,139
Weighted average interest rates	8.71%	8.52%	8.41%	8.16%	8.15%	6.93%	8.22%
Variable rate loans	$259,125	$138,779	$87,681	$53,099	$77,453	$259,491	$875,628	$875,746
Weighted average interest rates	8.70%	8.39%	8.01%	7.83%	7.91%	7.81%	8.19%
Total—December 31, 2000	$502,100	$263,242	$197,848	$134,589	$144,609	$459,927	$1,702,315	$1,701,520
Total—December 31, 1999	$343,297	$201,564	$183,846	$157,837	$116,995	$498,435	$1,501,974	$1,484,263

Interest-sensitive liabilities:
Interest-bearing demand and savings deposits	$487,208	—	—	—	—	—	$487,208	$487,208
Weighted average interest rates	1.95%	—	—	—	—	—	1.95%
Time deposits	$625,369	$32,624	$14,907	$2,251	$869	$213	$676,233	$677,566
Weighted average interest rates	5.71%	4.43%	5.30%	4.81%	5.90%	6.22%	5.64%
Short-term borrowings	$56,720	—	—	—	—	—	$56,720	$56,720
Weighted average interest rates	6.42%	—	—	—	—	—	6.42%
Long-term debt	$43,565	$60,027	$24,463	$59,862	$20,424	$12,629	$220,970	$224,391
Weighted average interest rates	6.03%	6.84%	6.54%	6.73%	6.17%	6.45%	6.54%
Total—December 31, 2000	$1,212,862	$92,651	$39,370	$62,113	$21,293	$12,842	$1,441,131	$1,446,656
Total—December 31, 1999	$1,133,589	$75,439	$38,456	$5,957	$6,570	$18,072	$1,278,083	$1,274,684

CONSOLIDATED BALANCE SHEETS

CPB INC. AND SUBSIDIARY—DECEMBER 31, 2000 AND 1999

(Dollars in thousands)	2000	1999
Assets
Cash and due from banks	$52,207	$83,425
Interest-bearing deposits in other banks	11,506	9,828
Federal funds sold	15,000	—
Investment securities:
Held to maturity, at amortized cost (fair value of $86,566 and $99,808 at December 31, 2000 and 1999, respectively)	86,056	101,567
Available for sale, at fair value	279,714	220,103
Available for sale securities pledged to creditor, at fair value	18,849	—

Total investment securities	384,619	321,670

Loans	1,291,190	1,170,476
Less allowance for loan losses	22,612	20,768

Net loans	1,268,578	1,149,708

Premises and equipment	23,319	24,774
Accrued interest receivable	10,646	9,606
Investment in unconsolidated subsidiaries	8,924	8,451
Due from customers on acceptances	—	12
Other real estate	1,792	1,366
Other assets	40,327	37,651

Total assets	$1,816,918	$1,646,491

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing deposits	$199,625	$204,850
Interest-bearing deposits	1,163,441	1,100,804

Total deposits	1,363,066	1,305,654
Short-term borrowings	56,720	79,000
Long-term debt	220,970	98,279
Bank acceptances outstanding	—	12
Other liabilities	32,850	19,467

Total liabilities	1,673,606	1,502,412

Stockholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—
Common stock, no par value, authorized 50,000,000 shares; issued and outstanding 8,464,468 and 9,288,457 shares at December 31, 2000 and 1999, respectively	6,172	6,540
Surplus	45,848	45,848
Retained earnings	88,232	94,436
Accumulated other comprehensive income (loss)	3,060	(2,745)

Total stockholders' equity	143,312	144,079

Total liabilities and stockholders' equity	$1,816,918	$1,646,491

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

CPB INC. AND SUBSIDIARY—YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(Dollars in thousands, except per share data)	2000	1999	1998
Interest income:
Interest and fees on loans	$104,060	$92,945	$90,158
Interest and dividends on investment securities:
Taxable interest	18,835	15,795	18,125
Tax-exempt interest	2,378	1,810	1,381
Dividends	1,367	1,345	1,275
Interest on deposits in other banks	301	1,385	849
Interest on Federal funds sold	19	32	4

Total interest income	126,960	113,312	111,792

Interest expense:
Interest on deposits	43,228	36,075	38,478
Interest on short-term borrowings	3,723	1,931	724
Interest on long-term debt	8,608	6,412	7,503

Total interest expense	55,559	44,418	46,705

Net interest income	71,401	68,894	65,087
Provision for loan losses	4,500	3,700	6,600
Net interest income after provision for loan losses	66,901	65,194	58,487
Other operating income:
Income from fiduciary activities	1,079	792	644
Service charges on deposit accounts	3,093	3,235	3,064
Other service charges and fees	4,247	6,802	6,444
Equity in earnings of unconsolidated subsidiaries	571	476	420
Fees on foreign exchange	530	582	616
Investment securities gains (losses)	(766)	(250)	254
Gains (losses) on sales of loans	(45)	(289)	4,340
Gain on sale of merchant portfolio	1,850	—	—
Other	2,151	1,283	1,040

Total other operating income	12,710	12,631	16,822

Other operating expense:
Salaries and employee benefits	25,071	27,989	26,466
Net occupancy	6,350	6,186	6,349
Equipment	2,708	2,718	2,879
Other	15,463	16,555	15,579

Total other operating expense	49,592	53,448	51,273

Income before income taxes	30,019	24,377	24,036
Income taxes	10,585	8,051	8,967

Net income	$19,434	$16,326	$15,069

Per share data:
Basic earnings per share	$2.18	$1.70	$1.46
Diluted earnings per share	2.14	1.68	1.45
Cash dividends declared	0.61	0.55	0.52

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

CPB INC. AND SUBSIDIARY—YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(Dollars in thousands, except per share data)	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total
Balance at December 31, 1997	$6,612	$45,848	$99,188	$94	$151,742
Net income	—	—	15,069	—	15,069
Net change in unrealized gain (loss) on investment securities, net of taxes of $355	—	—	—	533	533

Comprehensive income					15,602

Cash dividends declared ($0.52 per share)	—	—	(5,335)	—	(5,335)
55,400 shares of common stock issued	583	—	—	—	583
836,988 shares of common stock repurchased	(558)	—	(13,968)	—	(14,526)

Balance at December 31, 1998	6,637	45,848	94,954	627	148,066
Net income	—	—	16,326	—	16,326
Net change in unrealized gain (loss) on investment securities, net of taxes of $(2,244) and net of reclassification	—	—	—	(3,372)	(3,372)

Comprehensive income					12,954

Cash dividends declared ($0.55 per share)	—	—	(5,241)	—	(5,241)
20,421 shares of common stock issued	271	—	—	—	271
529,560 shares of common stock repurchased	(368)	—	(11,603)	—	(11,971)

Balance at December 31, 1999	6,540	45,848	94,436	(2,745)	144,079
Net income	—	—	19,434	—	19,434
Net change in unrealized gain (loss) on investment securities, net of taxes of $3,863 and net of reclassification (see disclosure)	—	—	—	5,805	5,805

Comprehensive income					25,239

Cash dividends declared ($0.61 per share)	—	—	(5,370)	—	(5,370)
16,590 shares of common stock issued	229	—	—	—	229
840,579 shares of common stock repurchased	(597)	—	(20,268)	—	(20,865)

Balance at December 31, 2000	$6,172	$45,848	$88,232	$3,060	$143,312

Disclosure of reclassification amount:
Year ended December 31, 2000:
Unrealized holding loss on investment securities during period, net of taxes of $4,081	—	—	—	6,134	6,134
Less reclassification adjustment for losses included in net income, net of taxes of $218	—	—	—	329	329

Net change in unrealized gain (loss) on investment securities	—	—	—	$5,805	$5,805

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CPB INC. AND SUBSIDIARY—YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(Dollars in thousands)	2000	1999	1998
Cash flows from operating activities:
Net income	$19,434	$16,326	$15,069
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,500	3,700	6,600
Provision for depreciation and amortization	2,698	2,848	2,979
Net (accretion) amortization of investment securities	(59)	312	300
Net loss (gain) on investment securities	766	250	(254)
Federal Home Loan Bank stock dividends received	(1,246)	(1,318)	(1,275)
Net loss (gain) on sale of loans	45	289	(4,340)
Proceeds from sales of loans held for sale	13,187	35,524	69,147
Originations and purchases of loans held for sale	(11,222)	(32,299)	(66,711)
Deferred income tax (benefit) expense	(8,987)	4,417	(871)
Equity in earnings of unconsolidated subsidiaries	(571)	(476)	(420)
Net decrease (increase) in other assets	3,805	(11,977)	1,127
Net increase (decrease) in other liabilities	14,158	(4,344)	5,345

Net cash provided by operating activities	36,508	13,252	26,696

Cash flows from investing activities:
Proceeds from maturities of and calls on investment securities held to maturity	15,402	19,881	60,489
Purchases of investment securities held to maturity	—	(1,087)	(28,354)
Proceeds from sales of investment securities available for sale	30,592	37,163	20,574
Proceeds from maturities of and calls on investment securities available for sale	24,397	54,097	26,351
Purchases of investment securities available for sale	(123,133)	(85,149)	(107,668)
Net (increase) decrease in interest-bearing deposits in other banks	(1,678)	641	23,719
Net increase in Federal funds sold	(15,000)	—	—
Net loan originations over principal repayments	(128,902)	(73,817)	(69,529)
Purchases of premises and equipment	(1,685)	(948)	(3,226)
Net proceeds from disposal of premises and equipment	442	159	90
Distributions from unconsolidated subsidiaries	500	375	380
Contributions to unconsolidated subsidiaries	(532)	(469)	(418)

Net cash used in investing activities	(199,597)	(49,154)	(77,592)

Cash flows from financing activities:
Net increase in deposits	57,412	36,531	75,965
Proceeds from long-term debt	155,000	22,550	30,000
Repayments of long-term debt	(32,309)	(42,560)	(39,416)
Net (decrease) increase in short-term borrowings	(22,280)	76,986)	(4,234)
Cash dividends paid	(5,316)	(5,215)	(5,436)
Proceeds from sale of common stock	229	271	583
Repurchases of common stock	(20,865)	(11,971)	(14,526)

Net cash provided by financing activities	131,871	76,592	42,936

Net (decrease) increase in cash and cash equivalents	(31,218)	40,690	(7,960)
Cash and cash equivalents:
At beginning of year	83,425	42,735	50,695

At end of year	$52,207	$83,425	$42,735

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$53,214	$44,017	$47,207
Cash paid during the year for income taxes	5,798	12,800	2,301

Supplemental disclosure of noncash investing and financing activities:
Reclassification of loans to other real estate	$3,522	$2,741	$846

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CPB INC. AND SUBSIDIARY—YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

    CPB Inc.'s (the "Company's") sole operating subsidiary, Central Pacific Bank (the "Bank"), is a full-service commercial bank which had 24 banking offices located throughout the state of Hawaii at December 31, 2000. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans. The Bank also offers a variety of deposit instruments. These include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

    Other products and services include non-deposit investment products, debit and credit card services, Internet banking services, cash management services, traveler's checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank's Trust and Investment Management Division also offers investment management, asset custody and general consultation and planning services.

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

Investment Securities

    The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. Trading securities, of which the Company had none at December 31, 2000 and 1999, would be reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses, net of taxes, included in accumulated other comprehensive income. Held-to-maturity debt securities are reported at amortized cost.

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

Intangible Assets

    Intangible assets are carried at the lower of amortized cost or fair value and are included in other assets. Intangible assets totaled $954,000 and $1,153,000 at December 31, 2000 and 1999, respectively. Amortization expense amounted to $308,000, $322,000 and $262,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated amortization amounted to $1,562,000 and $1,254,000 at December 31, 2000 and 1999, respectively.

Other Real Estate

    Other real estate is composed of properties acquired through foreclosure proceedings. Properties acquired through foreclosure are valued at fair value which establishes the new cost basis of other real estate. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent to acquisition, such properties are carried at the lower of cost or fair value less estimated selling expenses, determined on an individual asset basis. Any deficiency resulting from the excess of cost over fair value less estimated selling expenses is recognized as a valuation allowance. Any subsequent increase in fair value up to its cost basis is recorded as a reduction of the valuation allowance. Increases or decreases in the valuation allowance are included in other operating expense. Net gains or losses recognized on the sale of these properties are included in other operating income.

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

Forward Foreign Exchange Contracts

    The Bank periodically is a party to a limited amount of forward foreign exchange contracts to satisfy customer requirements for foreign currencies. These contracts are not utilized for trading purposes and are carried at market value, with realized gains and losses included in fees on foreign exchange. Net losses for 2000 and 1999 totaled $1,000 and $2,000, respectively. There were no gains or losses in 1998.

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

2. RESERVE REQUIREMENTS

    The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 2000 and 1999 was $30,127,000 and $61,316,000, respectively.

3. INVESTMENT SECURITIES

    A summary of investment securities at December 31, 2000 and 1999 follows:

(Dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
2000:
Held to Maturity:
U.S. Treasury and other U.S. Government agencies	$40,227	$345	$5	$40,567
States and political subdivisions	45,829	349	179	45,999

Total	$86,056	$694	$184	$86,566

Available for Sale:
U.S. Treasury and other U.S. Government agencies	$240,044	$5,605	$1,177	$244,472
States and political subdivisions	28,658	679	26	29,311
Privately-issued mortgage-backed securities	4,069	14	—	4,083
Federal Home Loan Bank of Seattle stock	19,955	—	—	19,955
Other	742	—	—	742

Total	$293,468	$6,298	$1,203	$298,563

1999:
Held to Maturity:
U.S. Treasury and other U.S. Government agencies	$48,733	$4	$787	$47,950
States and political subdivisions	52,834	40	1,016	51,858

Total	$101,567	$44	$1,803	$99,808

Available for Sale:
U.S. Treasury and other U.S. Government agencies	$177,629	$27	$4,241	$173,415
States and political subdivisions	22,905	9	225	22,689
Privately-issued mortgage-backed securities	4,608	—	143	4,465
Federal Home Loan Bank of Seattle stock	18,709	—	—	18,709
Other	825	—	—	825

Total	$224,676	$36	$4,609	$220,103

    The amortized cost and estimated fair value of investment securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized cost	Estimated fair value
Held to Maturity:
Due in one year or less	$2,012	$2,014
Due after one year through five years	17,436	17,572
Due after five years through ten years	24,232	24,394
Due after ten years	7,034	7,008
Mortgage-backed securities	35,342	35,578

Total	$86,056	$86,566

Available for Sale:
Due in one year or less	$3,207	$3,204
Due after one year through five years	53,045	54,824
Due after five years through ten years	8,889	9,109
Due after ten years	17,498	17,926
Mortgage-backed securities	190,132	192,803
Federal Home Loan Bank of Seattle stock	19,955	19,955
Other	742	742

Total	$293,468	$298,563

    Proceeds from sales of investment securities available for sale were $30,592,000 in 2000, $37,163,000 in 1999 and $20,574,000 in 1998, resulting in gross realized gains of $232,000 and $254,000 in 1999 and 1998, respectively, and gross realized losses of $683,000 and $482,000 in 2000 and 1999, respectively. Investment securities losses in 2000 also included an $83,000 writedown of an equity security to reflect an impairment in value deemed other than temporary.

    Investment securities of $186,563,000 and $169,516,000 at December 31, 2000 and 1999, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

    As a member of the Federal Home Loan Bank of Seattle ("FHLB"), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4. LOANS

    Loans consisted of the following at December 31, 2000 and 1999:

(Dollars in thousands)	2000	1999
Real estate:
Mortgage—commercial	$560,246	$528,461
Mortgage—residential	385,756	376,005
Construction	72,521	45,703
Commercial, financial and agricultural	234,720	188,118
Consumer	43,639	37,912

	1,296,882	1,176,199
Less unearned income	5,692	5,723

Total	$1,291,190	$1,170,476

    Loans held for sale, consisting primarily of fixed-rate residential mortgage loans which were originated with the intent to sell, amounted to $1,045,000 and $3,010,000 at December 31, 2000 and 1999, respectively, and were valued at the lower of aggregate cost or market value.

    In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms consistent with the Bank's general lending policies. An analysis of the activity of such loans in 2000 follows:

(Dollars in thousands)
Balance, beginning of year	$6,587
Additions	1,097
Repayments	(2,433)
Other changes	(699)

Balance, end of year	$4,552

    The amount of other changes is primarily attributable to the writedown of a loan to a not-for-profit organization on whose board certain officers and directors serve.

    Impaired loans at December 31, 2000 and 1999, all of which had related allowance for loan losses established (see note 5), amounted to $11,304,000 and $6,089,000, respectively, and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans amounted to $8,124,000 in 2000, $9,533,000 in 1999 and $20,199,000 in 1998. Interest income recognized on such loans amounted to $130,000 in 2000, $350,000 in 1999 and $749,000 in 1998, of which $93,000, $260,000 and $3,000, respectively, was earned on nonaccrual loans, and $37,000, $1,000, was recorded in 2000 and 1999, respectively, on restructured loans still accruing interest.

    Nonaccrual loans at December 31, 2000 and 1999 totaled $8,524,000 and $9,695,000, respectively. The Bank collected and recognized interest income of $44,000 on nonaccrual loans in 2000. The Bank would have recognized additional interest income of $751,000 had these loans been accruing interest throughout 2000. Additionally, the Bank collected and recognized interest income of $155,000 on charged-off loans in 2000.

    Restructured loans still accruing interest at December 31, 2000 and 1999 amounted to $466,000 and $500,000, respectively.

    Substantially all of the Bank's loans are to residents of, or companies doing business in, the state of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

5. ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses were as follows:

(Dollars in thousands)	2000	1999	1998
Balance, beginning of year	$20,768	$20,066	$19,164
Provision for loan losses	4,500	3,700	6,600

	25,268	23,766	25,764

Charge-offs	(3,592)	(3,548)	(6,581)
Recoveries	936	550	883

Net charge-offs	(2,656)	(2,998)	(5,698)

Balance, end of year	$22,612	$20,768	$20,066

    Changes in the allowance for loan losses for impaired loans (included in the above amounts) were as follows:

(Dollars in thousands)	2000	1999	1998
Balance, beginning of year	$2,547	$2,960	$3,790
Provision for loan losses	14	2,615	2,555
Net charge-offs	(2,139)	(2,175)	(2,997)
Other changes	2,786	(853)	(388)

Balance, end of year	$3,208	$2,547	$2,960

    The amount of other changes represents the net transfer of allocated allowances for loans which were not classified as impaired for the entire year.

    At December 31, 2000, all impaired loans were measured based on the fair value of the underlying collateral.

6. PREMISES AND EQUIPMENT

    Premises and equipment consisted of the following at December 31, 2000 and 1999:

(Dollars in thousands)	2000	1999
Land	$6,753	$6,753
Office buildings and improvements	23,281	23,140
Furniture, fixtures and equipment	16,695	16,701

	46,729	46,594
Less accumulated depreciation and amortization	23,410	21,820

Net	$23,319	$24,774

    Depreciation and amortization of premises and equipment were charged to the following operating expenses:

(Dollars in thousands)	2000	1999	1998	Useful lives
Net occupancy	$1,129	$1,151	$1,201	1 to 39 years
Equipment	1,569	1,697	1,778	1 to 20 years

Total	$2,698	$2,848	$2,979

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

    Financial information of CKSSAssociates is summarized as follows:

CKSS Associates
Condensed Balance Sheets
December 31, 2000 and 1999

(Dollars in thousands)	2000	1999
Assets:
Office buildings and improvements (including land valued at $5,200)	$35,966	$37,172
Furniture, fixtures and equipment	313	346
Other assets	2,222	2,797

Total assets	$38,501	$40,315

Liabilities and Partners'Equity:
Notes payable	$15,201	$17,201
Other liabilities	583	538
Partners' equity	22,717	22,576

Total liabilities and partners' equity	$38,501	$40,315

CKSS Associates
Condensed Statements of Income
Years ended December 31, 2000, 1999 and 1998

(Dollars in thousands)	2000	1999	1998
Revenues:
Rental income from bank	$1,982	$1,890	$1,903
Other rental income and other revenues	6,321	6,351	6,234

Total revenues	8,303	8,241	8,137
Total costs and expenses	7,162	7,134	7,137

Net income	$1,141	$1,107	$1,000

Notes Payable

    At December 31, 2000, notes payable included $6,801,000 payable to The Sumitomo Bank, Limited ("Sumitomo"), a stockholder of CPB Inc., and $8,400,000 due to the Bank. The notes payable to

Sumitomo, due on June 18, 2001, are secured by a mortgage on Central Pacific Plaza. The notes payable to the Bank include $8,300,000 due on August 10, 2001, which is secured by a mortgage on the Kaimuki Plaza, and $100,000 due on April 10, 2001, which is secured by second mortgages on the Central Pacific Plaza and Kaimuki Plaza properties. The notes payable bear interest at either a fixed rate or a variable rate based upon the London Interbank Offered Rate ("LIBOR") or the Federal funds rate. The weighted average interest rate on these notes was 7.018% at December 31, 2000.

Operating Lease

    In 1995 CKSS Associates completed its development of a four-story office building known as the Kaimuki Plaza in Kaimuki, on the island of Oahu, Hawaii, on land owned by CPB Properties, Inc. In 1992, CKSS Associates and CPB Properties, Inc. entered into a lease agreement effective from January 1, 1993 to December 31, 2047. This lease agreement has been accounted for as an operating lease. Fixed annual lease payments through 2007 are $300,000 for 2001 through 2002 and $360,000 for 2003 through 2007. Thereafter, and until the end of the lease term, minimum annual lease payments will be renegotiated to a rate not less than $360,000 per year. Lease rent paid to CPB Properties, Inc. totaled $300,000 during each of the years ended December 31, 2000, 1999 and 1998.

8. DEPOSITS

    Certificates of deposit of $100,000 or more totaled $418,405,000 and $346,905,000 at December 31, 2000 and 1999, respectively.

    Interest expense on certificates of deposit of $100,000 or more totaled $21,430,000, $16,132,000, and $16,640,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

9. SHORT-TERM BORROWINGS

    Federal funds purchased generally mature on the day following the date of purchase.

    Securities sold under agreements to repurchase with a weighted average contractual maturity of 53 days at December 31, 2000, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 2000, the underlying securities were held in a custodial account subject to Bank control.

    Other short-term borrowings consist primarily of the Treasury Tax and Loan balance, which represents tax payments collected on behalf of the U.S. government, and FHLB short-term advances. The Treasury Tax and Loan balances bear market interest rates and are callable at any time.

    A summary of short-term borrowings follows:

(Dollars in thousands)	2000	1999	1998
Federal funds purchased:
Amount outstanding at December 31	$—	$—	$—
Average amount outstanding during year	5	3,266	998
Highest month-end balance during year	—	34,000	—
Weighted average interest rate on balances outstanding at December 31	—	—	—
Weighted average interest rate during year	6.88%	5.07%	5.05%

Securities sold under agreements to repurchase:
Amount outstanding at December 31	$19,267	$1,000	$1,000
Average amount outstanding during year	10,167	1,548	2,342
Highest month-end balance during year	19,267	1,000	2,500
Weighted average interest rate on balances outstanding at December 31	6.65%	5.55%	4.70%
Weighted average interest rate during year	6.66%	4.86%	5.43%

Other short-term borrowings:
Amount outstanding at December 31	$37,453	$78,000	$1,014
Average amount outstanding during year	46,855	31,788	9,941
Highest month-end balance during year	97,664	78,000	33,992
Weighted average interest rate on balances outstanding at December 31	6.67%	5.56%	3.95%
Weighted average interest rate during year	6.50%	5.31%	5.50%

10. LONG-TERM DEBT

    Long-term debt at December 31, 2000 and 1999 consisted of intermediate-term FHLB advances with a weighted average interest rate of 6.532% and 6.029%, respectively. FHLB advances outstanding at December 31, 2000 were secured by interest-bearing deposits at the FHLB of $11.5 million, the Bank's holdings of FHLB stock, other unencumbered investment securities with a fair value of $176.7 million and certain real estate loans totaling $285.5 million in accordance with the collateral provisions of the Advances, Security and Deposit Agreement between the Bank and the FHLB. At December 31, 2000, the Bank had available to it additional unused FHLB advances of approximately $106.9 million.

    At December 31, 2000, approximate maturities of FHLB advances were as follows:

(Dollars in thousands)
Year ending December 31:
2001	$43,565
2002	60,027
2003	24,463
2004	59,861
2005	20,425
Thereafter	12,629

Total	$220,970

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

12. EMPLOYEE STOCK OWNERSHIP PLAN

    The Bank has an employee stock ownership plan ("ESOP") and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20% per year starting the second year of participation. The Bank made contributions of $649,000, $1,280,000 and $1,241,000 for 2000, 1999 and 1998, respectively, which were charged to salaries and employee benefits. Effective January 1, 2000, contributions to the profit sharing plan and ESOP combined were reduced from 10% to 5% of defined net income.

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

    The table below presents activity of the 1986 and 1997 Stock Option Plans for the years indicated. The per share weighted average fair value of options granted during 2000, 1999, 1997 and 1995 of $10.90, $9.53, $5.47 and $4.54, respectively, was determined using the Black Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 2.33%, 2.32%, 2.63% and 3.07%, expected volatility of 43%, 36%, 28% and 30%, risk-free interest rate of 5.04%,

6.25%, 5.45% and 6.10% and expected life of 7.5 years for 2000, 1999, 1997 and 1995, respectively. There were no grants in 1998 or 1996.

    The following table presents information on options outstanding under the 1986 and 1997 Stock Option Plans:

Options outstanding
			Remaining average contractual life (months)	Options exercisable
	Exercise price
Date of grant		Shares		Shares
July 8, 1992	$12.725	72,739	18.3	72,739
June 14, 1995	13.04	78,220	53.5	78,220
July 30, 1997	17.875	204,700	79.0	75,040
November 2, 1999	24.175	79,000	106.1	15,800
November 7, 2000	26.15	68,400	118.2	—

Total		503,059		241,799

Weighted average life			59.8
Weighted average exercise price		$14.94		$15.17

	2000		1999		1998
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at January 1	511,709	$17.54	434,390	$15.73	501,390	$15.09
Granted	68,400	26.15	103,200	24.18	—	—
Exercised	(16,590)	13.76	(20,421)	13.29	(55,400)	10.52
Forfeited	(60,460)	20.40	(5,460)	14.37	(11,600)	12.73

Outstanding at December 31	503,059	$14.94	511,709	$17.54	434,390	$15.73
Options exercisable at December 31	241,799	15.17	220,019	14.53	183,230	13.90
Shares available for future grants	878,360		946,760		1,049,960

    The Company applied APB Opinion No. 25 in accounting for its stock option plans, and accordingly, no compensation cost was recognized for its options in the consolidated financial statements. The following table presents pro forma disclosures of the impact that the 2000, 1999, 1997 and 1995 option grants would have had on net income and earnings per share had the grants been measured using the fair value of accounting prescribed by SFAS No. 123.

(Dollars in thousands, except per share data)	2000	1999	1998
As reported:
Net income	$19,434	$16,326	$15,069
Basic earnings per share	2.18	1.70	1.46
Diluted earnings per share	2.14	1.68	1.45
Pro forma:
Net income	$19,113	$16,090	$14,851
Basic earnings per share	2.14	1.68	1.44
Diluted earnings per share	2.10	1.66	1.43

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

14. SHARE PURCHASE AGREEMENT

    On December 16, 1986, the Company's stockholders ratified a Share Purchase Agreement which gives Sumitomo the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase shares at fair market value at the time such warrants are exercised, contingent upon the exercise of stock options by the optionees and subject to the approval of the Federal Reserve Board. At December 31, 2000, Sumitomo held exercisable warrants for 48,860 shares and warrants for 25,821 shares which will be exercisable as stock options are exercised by the optionees. All warrants will expire on June 14, 2006. No warrants were exercised during the three-year period ended December 31, 2000.

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

    The following table sets forth information pertaining to the defined benefit retirement plan for the years ended December 31, 2000, 1999 and 1998:

(Dollars in thousands)	2000	1999	1998
Change in benefit obligation:
Benefit obligation at January 1	$21,082	$23,285	$22,221
Service cost	203	203	304
Interest cost	1,624	1,549	1,612
Actuarial loss (gain)	1,697	(2,369)	685
Benefits paid	(1,689)	(1,586)	(1,537)

Benefit obligation at December 31	$22,917	$21,082	$23,285

Benefit obligation actuarial assumptions:
Weighted average discount rate	7.50%	8.00%	7.00%
Weighted average rate of compensation increase	3.00	3.00	3.00

Change in plan assets:
Fair value of assets at January 1	$24,409	$22,737	$22,086
Actual return on plan assets	(329)	3,016	2,188
Employer contributions	—	242	—
Benefits paid	(1,689)	(1,586)	(1,537)

Fair value of assets at December 31	$22,391	$24,409	$122,737

Funded status:
Benefit obligation at December 31	$(22,917)	$(21,082)	$(23,285)
Fair value of plan assets	22,391	24,409	22,737
Unrecognized transition asset	—	(46)	(91)
Unamortized prior service cost	(844)	(569)	(294)
Unrecognized net actuarial loss	4,520	368	3,909

Prepaid benefit cost	$3,150	$3,080	$2,976

Components of net periodic cost (benefit):
Service cost	$203	$203	$304
Interest cost	1,624	1,549	1,612
Expected return on plan assets	(2,125)	(1,987)	(1,922)
Amortization of unrecognized transition asset	(46)	(46)	(46)
Recognized prior service cost	275	275	275
Recognized net loss	—	143	96

Net periodic cost (benefit)	$(69)	$137	$319

Net periodic cost actuarial assumptions:
Weighted average discount rate	7.50%	8.00%	7.50%
Weighted average rate of compensation increase	3.00	3.00	3.00
Expected long-term rate of return on plan assets	9.00	9.00	9.00

    In January 1995, the Bank established a Supplemental Executive Retirement Plan ("SERP") which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law.

    The following table sets forth information pertaining to the SERP for the years ended December 31, 2000, 1999 and 1998:

(Dollars in thousands)	2000	1999	1998
Change in benefit obligation:
Benefit obligation at January 1	$629	$682	$611
Service cost	12	14	7
Interest cost	50	48	46
Actuarial loss (gain)	123	(68)	65
Benefits paid	(47)	(47)	(47)

Benefit obligation at December 31	$767	$629	$682

Change in plan assets:
Fair value of assets at January 1	$—	$—	$—
Employer contributions	47	47	47
Benefits paid	(47)	(47)	(47)

Fair value of assets at December 31	$—	$—	$—

Funded status:
Benefit obligation at December 31	$(767)	$(629)	$(682)
Unrecognized transition obligation	17	20	22
Unrecognized net actuarial loss	139	4	82

Accrued benefit cost	$(611)	$(605)	$(578)

Components of net periodic cost:
Service cost	$212	$614	$617
Interest cost	50	48	46
Amortization of unrecognized transition obligation	3	3	3
Recognized net (gain) loss	(13)	10	(1)

Net periodic cost	$152	$675	$655

    Actuarial assumptions, including weighted average discount rates and rates of compensation increase, were consistent with the rates used for the defined benefit retirement plan.

16. PROFIT SHARING AND 401(K) PLANS

    The Bank's profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash. The Bank made contributions of $649,000, $853,000 and $826,000 for 2000, 1999 and 1998, respectively.

    Effective March 31, 1996, the profit sharing plan was merged with an existing employee-funded 401(k) plan which allows employees to direct their own investments. Effective September 1, 1996, the Bank instituted a 50% employer-matching program for the 401(k) plan, contributing up to 2% of qualifying employees' salaries. Bank contributions to the 401(k) plan totaled $651,000, $334,000 and $318,000 in 2000, 1999 and 1998, respectively.

    Effective January 1, 2000, combined contributions to the profit sharing plan and ESOP were reduced from 10% to 5% of defined net income, while contributions to the Bank's 401(k) plan increased from 50% to 100% of employee contributions up to 4% of the employee's salary.

17. OPERATING LEASES

    The Bank occupies a number of properties under leases which expire on various dates through 2038 and, in most instances, provide for renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 15 years.

    Total rent expense represents gross rent expense less the net operating income from Company—owned properties of $499,000, $544,000 and $459,000 for 2000, 1999 and 1998, respectively.

    Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:

(Dollars in thousands)	2000	1999	1998
Total rent expense	$4,635	$4,566	$4,661
Less sublease rental income	(188)	(289)	(295)

Net	$4,447	$4,277	$4,366

    The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 2000:

(Dollars in thousands)	Rental commitment	Less sublease rental income	Net rental commitment
Year ending December 31:
2001	$3,828	$(43)	$3,785
2002	3,451	(18)	3,433
2003	3,170	—	3,170
2004	2,905	—	2,905
2005	2,618	—	2,618
Thereafter	13,583	—	13,583

Total	$29,555	$(61)	$29,494

    Rental commitments include $10,260,000 in commitments to CKSS Associates by the Bank for office space in the Central Pacific Plaza and Kaimuki Plaza buildings.

    In addition, the Bank and CPB Properties, Inc. lease certain properties that they own. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 2000:

(Dollars in thousands)
Year ending December 31:
2001	$1,031
2002	853
2003	690
2004	589
2005	551
Thereafter	15,886

Total	$19,600

    In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

18. OTHER EXPENSE

    Components of other expense for the years ended December 31, 2000, 1999 and 1998 were as follows:

(Dollars in thousands)	2000	1999	1998
Legal and other professional services	$2,433	$1,467	$1,413
Computer software	1,408	1,353	1,235
Advertising	1,300	1,200	1,245
Merchant and bank card services	365	3,441	2,695
Other	9,957	9,094	8,991

Total	$15,463	$16,555	$15,579

19. INCOME AND FRANCHISE TAXES

    Components of income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998 were as follows:

(Dollars in thousands)	Current	Deferred	Total
2000:
Federal	$15,933	$(7,448)	$8,485
State	3,639	(1,539)	2,100

Total	$19,572	$(8,987)	$10,585

1999:
Federal	$3,297	$3,580	$6,877
State	337	837	1,174

Total	$3,634	$4,417	$8,051

1998:
Federal	$7,962	$(734)	$7,228
State	1,876	(137)	1,739

Total	$9,838	$(871)	$8,967

    Income tax expense amounted to $10,585,000, $8,051,000 and $8,967,000 for 2000, 1999 and 1998, respectively. Income tax expense for the periods presented differed from the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 35% to income before income taxes) for the following reasons:

(Dollars in thousands)	2000	1999	1998
Computed "expected" tax expense	$10,507	$8,532	$8,413
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(1,149)	(842)	(708)
Other tax-exempt income	(437)	(267)	(128)
State franchise tax, net of Federal income tax benefit	1,365	763	1,130
Other	299	(135)	260

Total	$10,585	$8,051	$8,967

    At December 31, 2000, current Federal income taxes payable of $8,729,000 and current state franchise taxes payable of $7,761,000 were included in other liabilities. At December 31, 1999, current Federal income taxes receivable of $1,912,000 were included in other assets, and current state franchise taxes payable of $3,953,000 were included in other liabilities.

    The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 were as follows:

(Dollars in thousands)	2000	1999
Deferred tax assets:
Allowance for loan losses	$7,374	$6,772
Net unrealized gain on available-for-sale securities	2,035	—
Employee retirement benefits	1,834	1,861
State franchise tax	1,194	570
Premises and equipment, principally due to differences in depreciation	1,089	86
Interest on nonaccrual loans	1,004	749
Accrued expenses	639	1,175
Other	461	165

Total deferred tax assets	$15,630	$11,378

Deferred tax liabilities:
FHLB stock dividends received	4,121	3,623
Deferred gain on curtailed retirement plan	2,771	2,771
Deferred finance fees	991	650
Investment in unconsolidated subsidiaries	683	802
Accreted discounts receivable	432	279
Net unrealized loss on available-for-sale securities	—	1,827
Other	231	150

Total deferred tax liabilities	$9,229	$10,102

Net deferred tax assets	$6,401	$1,276

    In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 2000 and 1999.

    In 1998, the Company completed a corporate reorganization which was intended to reduce the Company's overall effective tax rate. The Company believes that the associated tax benefits are realizable; however, the state of Hawaii has indicated that it may challenge the tax treatment of this reorganization. Estimated tax benefits which have not yet been recognized amounted to approximately $3,600,000 as of December 31, 2000.

20. COMPREHENSIVE INCOME

    Components of other comprehensive income for the years ended December 31, 2000, 1999 and 1998 were comprised solely of unrealized holding (losses) gains on available-for-sale investment securities. Accumulated other comprehensive income, net of taxes, is presented below as of the dates indicated:

(Dollars in thousands)	2000	1999	1998
Balance at beginning of year	$(2,745)	$627	$94
Current-year change	5,805	(3,372)	533

Balance at end of year	$(3,060)	$(2,745)	$627

21. EARNINGS PER SHARE

    Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of calculating diluted earnings per share.

(In thousands, except per share data)	2000	1999	1998
Basic earnings per share computation
Numerator:
Income available to common stockholders	$19,434	$16,326	$15,069
Denominator:
Weighted average common shares outstanding	8,917	9,630	10,354
Basic earnings per share	$2.18	$1.70	$1.46

Diluted earnings per share computation
Numerator:
Income available to common stockholders	$19,434	$16,326	$15,069
Denominator:
Weighted average common shares outstanding	8,917	9,630	10,354
Incremental shares from conversion of options and share purchase agreement warrants	149	110	78

	9,066	9,740	10,432
Diluted earnings per share	$2.14	$1.68	$1.45

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

    At December 31, 2000 and 1999 financial instruments with off-balance sheet risk were as follows:

(Dollars in thousands)	2000	1999
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$307,763	$322,464
Standby letters of credit and financial guarantees written	20,390	12,864

Financial instruments whose contract amounts exceed the amount of credit risk:
Forward foreign exchange contracts	$161	$243

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

Short-Term Financial Instruments

    The carrying values of short-term financial instruments are deemed to approximate fair values. Such instruments are considered readily convertible to cash and include cash and due from banks, interest-bearing deposits in other banks, Federal funds sold, accrued interest receivable, due from customers on acceptances, short-term borrowings, bank acceptances outstanding and accrued interest payable.

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

	December 31, 2000		December 31, 1999
(Dollars in thousands)	Carrying/ notional amount	Estimated fair value	Carrying/ notional amount	Estimated fair value
Financial assets:
Cash and due from banks	$52,207	$52,207	$83,425	$83,425
Interest-bearing deposits in other banks	11,506	11,506	9,828	9,828
Federal funds sold	15,000	15,000	—	—
Investment securities	384,619	385,129	321,670	319,911
Net loans	1,268,578	1,267,252	1,149,708	1,133,756
Accrued interest receivable	10,646	10,646	9,606	9,606
Due from customers on acceptances	—	—	12	12
Financial liabilities:
Deposits:
Noninterest-bearing deposits	199,625	199,625	204,850	204,850
Interest-bearing demand and savings deposits	487,208	487,208	537,059	537,059
Time deposits	676,233	678,337	563,745	562,394
Total deposits	1,363,066	1,365,170	1,305,654	1,304,303
Short-term borrowings	56,720	56,720	79,000	79,000
Long-term debt	220,970	224,391	98,279	96,231
Bank acceptances outstanding	—	—	12	12
Accrued interest payable (included in other liabilities)	7,648	7,648	5,303	5,303
Off-balance sheet financial instruments:
Commitments to extend credit	307,763	1,539	322,464	1,019
Standby letters of credit and financial guarantees written	20,390	153	12,864	97
Forward foreign exchange contracts	161	(1)	43	—

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

25. DECLARATION OF DIVIDENDS

    The Company's board of directors, at a special meeting held on December 18, 2000, declared a fourth quarter cash dividend of $0.16 per share, in addition to the three quarterly cash dividends previously declared, for a total of $0.61 per share for the year ended December 31, 2000.

26. SEGMENT INFORMATION

    The Company has three reportable segments: retail banking, commercial finance and treasury. The segments reported are consistent with internal functional reporting lines. They are managed separately because each unit has different target markets, technological requirements, marketing strategies and specialized skills. The retail banking segment includes all retail branch offices. Products and services offered include checking, savings, money market and time deposits; real estate, commercial and consumer loans; safe deposit boxes; and various other bank services. The commercial finance segment focuses on lending to corporate customers; construction and real estate development lending; and international banking services. The treasury segment is responsible for managing the Company's investment securities portfolio and wholesale funding activities.

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

    Segment profits and assets are provided in the following table for the periods indicated.

(Dollars in thousands)	Retail Banking	Commercial Finance	Treasury	All Others	Total
Year ended December 31, 2000:
Net interest income (expense)	$(11,999)	$63,050	$4,798	$15,552	$71,401
Intersegment net interest income (expense)	43,328	(35,872)	2,762	(10,218)	—
Provision for loan losses	922	2,577	—	1,001	4,500
Other operating income	3,817	537	(624)	8,980	12,710
Other operating expense	14,937	2,720	495	31,440	49,592
Administrative and overhead expense allocation	15,003	4,240	354	(19,597)	—
Income taxes	1,466	6,349	2,138	632	10,585

Net income	$2,818	$11,829	$3,949	$838	$19,434

At December 31, 2000:
Investment securities	$—	$—	$384,619	$—	$384,619
Loans	169,839	944,436	—	176,915	1,291,190
Other	19,906	21,841	73,432	25,930	141,109

Total assets	$189,745	$966,277	$458,051	$202,845	$1,816,918

Year ended December 31, 1999:
Net interest income (expense)	$(8,762)	$56,193	$7,378	$14,085	$68,894
Intersegment net interest income (expense)	45,060	(36,735)	772	(9,097)	—
Provision for loan losses	405	1,936	—	1,359	3,700
Other operating income	4,614	77	(196)	8,136	12,631
Other operating expense	15,602	2,128	344	35,374	53,448
Administrative and overhead expense allocation	18,165	3,124	338	(21,627)	—
Income taxes	2,224	3,962	2,481	(616)	8,051

Net income (loss)	$4,516	$8,385	$4,791	$(1,366)	$16,326

At December 31, 1999:
Investment securities	$—	$—	$321,670	$—	$321,670
Loans	290,183	701,236	—	179,057	1,170,476
Other	30,091	18,439	46,567	59,248	154,345

Total assets	$320,274	$719,675	$368,237	$238,305	$1,646,491

Year ended December 31, 1998:
Net interest income (expense)	$(9,284)	$51,492	$8,514	$14,365	$65,087
Intersegment net interest income (expense)	44,926	(35,976)	(334)	(8,616)	—
Provision for loan losses	1,202	3,463	—	1,935	6,600
Other operating income	4,356	130	283	12,053	16,822
Other operating expense	15,994	2,900	311	32,068	51,273
Administrative and overhead expense allocation	16,177	2,085	1,064	(19,326)	—
Income taxes	2,493	2,697	2,589	1,188	8,967

Net income	$4,132	$4,501	$4,499	$1,937	$15,069

At December 31, 1998:
Investment securities	$—	$—	$351,436	$—	$351,436
Loans	286,221	671,784	—	147,907	1,105,912
Other	23,291	16,490	34,741	29,015	103,537

Total assets	$309,512	$688,274	$386,177	$176,922	$1,560,885

27. PARENT COMPANY AND REGULATORY RESTRICTIONS

    At December 31, 2000, retained earnings of the parent company, CPB Inc., included $93,849,000 of equity in undistributed income of the Bank.

    The Bank, as a Hawaii state-chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 2000, retained earnings of the Bank totaled $95,196,000.

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

    The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution's capital category declines from undercapitalized to critically undercapitalized. As of December 31, 2000 and 1999, the Bank's regulatory capital ratios exceeded the minimum thresholds for a "well-capitalized" institution.

    The following table sets forth actual and required capital and capital ratios for the Company and the Bank as of the dates indicated:

	Actual		Minimum required for capital adequacy purposes		Minimum required to be well-capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Company:
As of December 31, 2000:
Tier I risk-based capital	$140,222	9.63%	$58,215	4.00%	$87,323	6.00%
Total risk-based capital	158,469	10.89	116,431	8.00	145,539	10.00
Leverage capital	140,222	7.97	70,362	4.00	87,953	5.00
As of December 31, 1999:
Tier I risk-based capital	$146,703	11.24%	$52,199	4.00%	$78,298	6.00%
Total risk-based capital	163,070	12.50	104,397	8.00	130,497	10.00
Leverage capital	146,703	9.00	65,198	4.00	81,498	5.00

Bank:
As of December 31, 2000:
Tier I risk-based capital	$136,563	9.38%	$58,237	4.00%	$87,356	6.00%
Total risk-based capital	154,817	10.63	116,475	8.00	145,594	10.00
Leverage capital	136,563	7.77	70,269	4.00	87,837	5.00
As of December 31, 1999:
Tier I risk-based capital	$136,345	10.47%	$52,093	4.00%	$78,140	6.00%
Total risk-based capital	152,680	11.72	104,187	8.00	130,234	10.00
Leverage capital	136,345	8.38	65,118	4.00	81,397	5.00

    Condensed financial statements, solely of the parent company, CPB Inc., follow:

CPB Inc.
Condensed Balance Sheets
December 31, 2000 and 1999

(Dollars in thousands)	2000	1999
Assets:
Cash	$1,407	$8,381
Investment securities available for sale	2,250	1,969
Investment in subsidiary bank, at equity in underlying net assets	139,635	133,725
Dividends receivable from subsidiary bank	1,355	1,320
Accrued interest receivable and other assets	83	71

Total assets	$144,730	$145,466

Liabilities and Stockholders' Equity:
Dividends payable	$1,354	$1,300
Other liabilities	64	87

Total liabilities	1,418	1,387

Stockholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—
Common stock, no par value, authorized 50,000,000 shares; issued and outstanding 8,464,468 and 9,288,457 shares at December 31, 2000 and 1999, respectively	6,172	6,540
Surplus	45,848	45,848
Retained earnings	88,232	94,436
Accumulated other comprehensive income (loss)	3,060	(2,745)

Total stockholders' equity	143,312	144,079

Total liabilities and stockholders' equity	$144,730	$145,466

CPB Inc.
Condensed Statements of Income
Years ended December 31, 2000, 1999 and 1998

(Dollars in thousands)	2000	1999	1998
Income:
Dividends from subsidiary bank	$5,458	$5,322	$6,801
Equity in loss from unconsolidated subsidiary	—	(78)	(80)
Interest income:
Interest on investment securities	189	78	55
Interest from subsidiary bank	174	253	271
Investment securities losses	(83)	—	—

Total income	5,738	5,575	7,047
Total expenses	398	346	339

Income before income taxes and equity in undistributed income of subsidiary bank	5,340	5,229	6,708
Income taxes	(24)	(37)	(37)

Income before equity in undistributed income of subsidiary bank	5,364	5,266	6,745
Equity in undistributed income of subsidiary bank	14,070	11,060	8,324

Net income	$19,434	$16,326	$15,069

CPB Inc.
Condensed Statements of Cash Flows
Years ended December 31, 2000, 1999 and 1998

(Dollars in thousands)	2000	1999	1998
Cash flows from operating activities:
Net income	$19,434	$16,326	$15,069
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax (benefit) expense	(69)	16	10
Increase in dividends receivable from subsidiary bank	(35)	(45)	(1,275)
Equity in undistributed income of subsidiary bank	(14,070)	(11,060)	(8,324)
Other, net	109	120	54

Net cash provided by operating activities	5,369	5,357	5,534

Cash flows from investing activities:
Proceeds from maturities of investment securities available for sale	—	—	760
Purchases of investment securities available for sale	(333)	—	(1,242)
Investment in and advances to subsidiaries	(1,058)	(30)	(60)
Distribution of capital by subsidiary bank	15,000	12,000	13,988

Net cash provided by investing activities	13,609	11,970	13,446

Cash flows from financing activities:
Proceeds from sale of common stock	229	271	583
Repurchases of common stock	(20,865)	(11,971)	(14,526)
Dividends paid	(5,316)	(5,215)	(5,436)

Net cash used in financing activities	(25,952)	(16,915)	(19,379)

Net (decrease) increase in cash and cash equivalents	(6,974)	412	(399)

Cash and cash equivalents:
At beginning of year	8,381	7,969	8,368

At end of year	$1,407	$8,381	$7,969

28. ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, an Amendment of SFAS Statement No. 133," which deferred the effective date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment of FASB Statement No. 133." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. SFAS No. 133, as amended, is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The application of SFAS No. 133, as amended, effective from January 1, 2001, did not have a material impact on the Company's consolidated financial statements.

    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 supersedes and replaces SFAS No. 125 of the same name and provides accounting and reporting guidance for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 140 are to be applied prospectively to transactions occurring after March 31, 2001. The application of SFAS No. 140 is not expected to have a material impact on the Company's consolidated financial statements.

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of CPB Inc.:

    We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Honolulu, Hawaii
January 23, 2001

COMMON STOCK PRICE RANGE AND DIVIDENDS

    The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "CPBI." The following table sets forth quarterly per share information for the high and low sales prices of the common stock for 2000 and 1999 as reported by Nasdaq and cash dividends declared for those years.

	High	Low	Cash dividends declared
2000:
First quarter	$29.13	$22.00	$0.15
Second quarter	29.25	20.75	0.15
Third quarter	27.00	24.00	0.15
Fourth quarter	28.31	24.25	0.16

Year	$29.25	$20.75	$0.61

1999:
First quarter	$18.00	$16.56	$0.13
Second quarter	27.00	17.63	0.14
Third quarter	26.50	21.38	0.14
Fourth quarter	29.13	22.13	0.14

Year	$29.13	$16.56	$0.55

    The closing price of the common stock as of January 31, 2001 as reported by Nasdaq was $28.31 per share.

    On January 31, 2001, there were approximately 2,089 stockholders of record of the common stock, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

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

    Central Pacific Bank owns 99.8% and CPB Inc. owns 0.2% of the outstanding common stock of CPB Real Estate, Inc., which aquires, holds and manages real estate mortgage loans and mortgage-backed securites. CPB Real Estate, Inc. was incorporated in 1998.

BANKING SERVICES

    Central Pacific Bank is a full-service commercial bank with 24 branch offices statewide, including five supermarket branches which offer extended hours, seven days a week. Twenty branches are located on the island of Oahu. The Bank also operates two branches on the island of Hawaii, one on the island of Kauai, and a branch on the island of Maui. Its administrative offices are located in Honolulu.

    The Bank's services include personal and business deposit instruments; commercial, consumer and real estate loans; debit and credit card services; traveler's checks; safe deposit boxes; international banking services; wire transfer services; ATM, Internet banking services and other electronic banking services; and trust, investment and life insurance services.

CORPORATE HEADQUARTERS

220 South King Street
Honolulu, Hawaii  •  96813-4538

Mailing Address: P.O. Box 3590
Honolulu, Hawaii  •  96811-3590

Telephone: (808) 544-0500
Fax: (808) 531-2875

SWIFT: CEPBUS77
FEDWIRE: CENT PAC HONO 121301578
MCI Telex: 634261 CENPAC

Web site: www.cpbi.com
NASDAQ Symbol: CPBI

    Shareholders having inquiries about their account, lost stock certificate, dividend checks or change of address may contact American Stock Transfer & Trust Company by calling toll-free 1-800-937-5449 between 8 a.m. and 5 p.m. (eastern standard time), Monday through Friday. Send written correspondence to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 or visit their Web site at www.amstock.com.

    Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K including financial statements required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2000, by writing to: Austin Y. Imamura, Vice President and Secretary, CPB Inc., P.O. Box 3590, Honolulu, Hawaii 96811-3590. This report is also available on the Company's Web site at www.cpbi.com.

    [LOGOs to come]

QuickLinks

TABLE OF CONTENTS
FINANCIAL HIGHLIGHTS
  MESSAGE TO SHAREHOLDERS
  BOARD OF DIRECTORS, OFFICERS, LEGAL COUNSEL, AUDITORS AND ADVISORS AS OF FEBRUARY 1, 2001
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  SUPPLEMENTARY FINANCIAL INFORMATION
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
  COMMON STOCK PRICE RANGE AND DIVIDENDS
  CORPORATE ORGANIZATION