Form 10-K, Exhibit 13
period 2001-12-31
CPB INC
filed 2002-03-28
CIK 701347

Exhibit 13

MESSAGE TO SHAREHOLDERS

Aloha to our shareholders,

In Hawai’i, a tree laden with fruit holds special meaning. It is a joyful symbol of a sweet and bountiful harvest that only finds fruition after years of maturation, hard work and diligent nurturing. And it’s an opportunity to share the bounty with friends, family and neighbors, a gesture of caring, which helps in building stronger relationships.

Such a symbolic image is especially meaningful for us at CPB Inc. (the Company) and its subsidiary, Central Pacific Bank (the Bank), in 2001, as three years of strategic planning and dedicated implementation by our employees yielded record profits for ten consecutive quarters. Annual net income rose 47.7 percent to $28.70 million and earnings per share increased 60.6 percent to $3.50 over the previous year. While record profits may steal the spotlight in this annual report, we are equally proud to have dramatically improved our key performance ratios in 2001. Our return on equity (ROE) increased from 13.55 to 19.34 percent. A significant contribution to ROE was the repurchase of 3.5 percent or approximately 290,000 of the Company’s 8.2 million shares of common stock outstanding. The combined strength of our earnings, and our ability to buy back our shares of common stock and reduce the number of shares outstanding has resulted in a stronger Company for our stakeholders, including our employees who are now the largest shareholder. Company employees have been hard at work with our fee enhancement strategy, generating $1.2 million in additional fee income. This combined with a $7.2 million increase in net interest income contributed significantly to improving our efficiency ratio from 58 to 55 percent. Our non-performing assets and problem loans, meanwhile, decreased by 70.1 percent. The Company’s efforts resulted in the ability to increase our shareholder dividends by 9.8 percent for the year, from $0.61 to $0.67 per common share.

At Central Pacific Bank, we value these accomplishments as the key to meeting our commitments. It allows us to fulfill our commitment to shareholders, warranting their continued confidence in our performance. It represents the total commitment of our employees, meeting and even exceeding the high standards that we set. It demands the commitment of the Company to its employees, offering proper training and arming team members with the tools, technology and products they need to serve our customers. It reflects the Company’s commitment to its customers, both families and businesses, who entrust their financial welfare with us. And, very importantly, profitability allows us to fulfill our commitment to the community of which we’ve been a part for the past 48 years.

Since September 11, we as individuals and members of companies have been pressed to reassess our priorities as well as our commitment to be compassionate and good corporate citizens. This is and always has been the philosophical core of the Company’s mission. And like the fruit that is shared from a bountiful harvest, the Company feels strongly in giving back to its community, contributing to a broad spectrum of more than 200 organizations and community causes, statewide.

Commitment at every level is essential for the Company to earn and to retain the trust placed in us by Hawai’i’s people. Their welfare is ours, and we must remain steadfast in our effort to provide a strong and steady hand in growing our community.

The seeds of this past year’s success were planted in 1999, when the Company embarked on an ambitious three-year strategic plan. In keeping with our vow that we would never use the condition of the state’s economy as an excuse for mediocrity, we took a proactive approach to succeed in our extremely competitive financial industry.

The Company’s ability to flourish through challenging economic conditions is a testament to our employees and our ongoing efforts to streamline and strengthen the Company. The core of our strategy was to enhance what we did best, and that was to provide the best service possible to our customers. Recent independent surveys confirm what our customers have told us informally for years; Central Pacific Bank holds the competitive advantage over other banks in service quality.

How to enhance our service standards was clear, for quality service depends on one thing, people, good people with a passion and commitment to help others and the talent and knowledge to do so. The broadest of visions and best-laid plans will never take root and grow without action, and it took the collective effort of our people to transform plans into action and turn vision into reality.

To support this effort, we raised our already high level of investment in our employees by increasing our training resources by 23 percent. In 2001, for example, we initiated a progressive training program to effectively expand the knowledge of our banking officers to cover non-traditional financial products, particularly fixed annuities and mutual funds. Furthermore, we enhanced employee compensation and incentive programs to retain our valued people.

The Bank’s thorough reorganization placed people in roles that allowed them to better serve our customers. In the process, we were able to improve efficiencies, enhance communication and productivity through technological improvements, partner with proven industry leaders and foster a team environment. These changes have allowed our employees to do what they do best at the point of contact with our customers — from service representatives who greet our customers across the counter each work day, to the banking officers who help businesses succeed, to the financial expertise of our trust officers and Financial Network licensed advisors.

Basically, Central Pacific Bank people are those who want to help others. That same driving force was experienced in 1954, with the creation of this Bank. Severely tested by the hardships of World War II, the Bank’s founders had emerged from their trials more determined than ever to provide financial assistance to those whose assets were frozen following the war. The Company would like to recognize one of its founders and a former chairman, Sakae Takahashi, who passed away last year. With such foresight and heart, he helped lead the charge to fill a need in this community. That same passion was amply demonstrated by the Company in a number of special projects and programs designed to lend a helping hand to people and businesses in our community. Responding to the visitor downturn after September 11, for example, nearly 500 Central Pacific Bank employees received $100 in cash to support local businesses by being “Tourists for a Day.” As a cosponsor of “Back Your School,” the Bank helped eight Hawai’i schools receive much-needed funds. Three of our business relationship officers were recognized by the U.S. Small Business Administration (SBA) as “SBA Lenders of the Year,” and Central Pacific Bank as the SBA’s “Lender of the Year” for Category II banks.

People. They are the heart of our bank, and our link to the people and the community we serve.

One of our greatest assets is the diversity of the people with whom we share this island home. As a community bank, locally operated, we at Central Pacific Bank treasure the privilege of serving such a broad spectrum of people, united by the spirit of Aloha. To be successful, we must understand how our customers want to be treated. We listened closely to their needs and worked diligently to fill those needs by providing exceptional products and services that best fit our contemporary island lifestyle. We have set a bountiful table of financial products and services from which our customers can choose those that best suit their needs and tastes. Blending convenience, service and value, we continue to refine such recently introduced services such as Internet banking and Internet bill payment services, business service center and cash management programs, as well as our corps of personal and business bankers serving our customers’specific needs.

In February, Central Pacific Bank established a new Marketing and Corporate Development Group, which consolidated marketing, product development, delivery systems, quality assurance and training under one unit. This allows our team to better develop and implement creative solutions for our customers and Company.

In March, a bankwide rally was held to launch our new Count on Exceptional campaign. Exceptional is a strong word, one that describes our commitment to set very high standards for everything we offer. We want our customers to know that they can Count on Exceptional features at every level of our consumer and business products, including exceptional service, exceptional convenience and exceptional value.

To deliver on this commitment, the Bank unveiled a unique package of products in July, allowing customers to combine qualified deposit and loan balances to receive an impressive suite of additional benefits and services. These benefits include no fees or surcharges on ATM use worldwide, free checks, free Internet banking and bill payment, free cashier’s checks, traveler’s checks and money orders, and discounts on safe deposit boxes. This Exceptional account also offers competitive interest rates without withdrawal restrictions and an optional “sweep” feature to maximize earnings. Well received, results reflected a 15 percent increase or $137 million gain in core deposits.

Systemwide, Central Pacific Bank looked at adding convenience and value for our customers. To meet our customers’ busy lifestyle, we added our sixth supermarket branch in 2001, allowing customers to bank and shop seven days a week. There’s also our 76 ATM network, which we’ve expanded by providing customers with free access to over 800 ATMs throughout Hawai’i via our unique surcharge rebate program.

It’s not just how much we provide, but the quality of what we do and the expertise we offer. Our trust and investment officers, for example, expanded assets actively managed by 20 percent in 2001, despite a declining stock market. And who would have ever thought that Hawai’i was in the midst of an economic recession during the past five years, with our team of commercial lending professionals expanding our real estate construction lending by more than 190 percent. From construction loans for businesses and home loans for families, to filling the insurance, investment and trust demands, we aim to grow with our customers. And like the fruit that is shared with friends, family and neighbors from an abundant harvest, the Company feels strongly about giving back to our customers and community through a lifetime of committed service.

As we survey the landscape before us, we are inspired by this special place we call our home, from its breathtaking natural beauty to the beauty of its people and their rich, multicultural heritage. Our vision: to become the finest locally owned community bank in Hawai’i. We do not have to expand beyond these shores, nor be the biggest, but to be the best in terms of profitability and quality in all that we do, like a shining jewel in the Pacific.

On a personal level, the Company has accomplished many of the goals that we initially set for ourselves and this is an opportune time to pass on the reins to a new leader. It was vital that the Company find the right person to take this Company to even greater levels. After an extensive search, we found that leader in Clint Arnoldus. With more than 28 years of banking experience, Clint brings the necessary knowledge and expertise. As Chairman and Chief Executive Officer of First Interstate Bank of Nevada, for example, he oversaw the bank’s turnaround and led it to become the top-performing bank within the community in just two years. Now, imagine the possibilities for a strong performing company like ours. In addition to an impressive record of professional accomplishments, Clint possesses a special blend of integrity, commitment and sensitivity. Understanding and appreciating the legacy upon which this Company was built, Clint is the perfect leader to serve this community and its people. At our upcoming shareholders’ annual meeting on April 23, we will be appointing Clint as the new Chairman, President and Chief Executive Officer of this Company.

Some people say that vision is the ability to see beyond our immediate landscape. As the Company looks to the horizon and beyond, we are not underestimating the challenge of sustaining the Company’s successful performance of this past year. Our confidence is bolstered, however, by our readiness, by the broad, systemic improvements made in our operations, by our advanced infrastructure, by our high asset quality, and by the talent and resolve of our employees and management team to persevere.

To our employees for their commitment and dedication, to our customers for their trust and support, and to our shareholders for their ongoing confidence and belief in our team, we extend our warmest Aloha. We look to the future and see endless horizons of lush fields, green mountains and sunny skies. Here’s to many more bountiful harvests in 2002 and beyond.

/s/ Joichi Saito
Joichi Saito
Chairman of the Board & Chief Executive Officer

FINANCIAL HIGHLIGHTS

CPB INC. & SUBSIDIARY

	2001	2000	Change
	(In thousands, except per share data)
At Year End
Assets	$1,835,641	$1,816,918	1.0%
Deposits	1,450,925	1,363,066	6.4
Net Loans	1,244,093	1,268,578	(1.9)
Stockholders’ Equity	147,070	143,312	2.6
Number of Shares Outstanding	7,933	8,464	(6.3)
Book Value Per Share	18.54	16.93	9.5

For the Year
Net Income	$28,705	$19,434	47.7%
Per Share — Basic	3.50	2.18	60.6
Per Share — Diluted	3.43	2.14	60.3
Cash Dividends Declared	5,425	5,370	1.0
Per Share	0.67	0.61	9.8

CORPORATE DIRECTORY

AS OF FEBRUARY 1, 2002

EXECUTIVE OFFICERS

CPB INC.
(a Holding Company)

Joichi Saito
Chairman of the Board & Chief Executive Officer

Clint Arnoldus
President

Austin Y. Imamura
Vice President & Secretary

Neal K. Kanda
Vice President & Treasurer

CENTRAL PACIFIC BANK
(a Subsidiary of CPB Inc.)

Joichi Saito
Chairman of the Board & Chief Executive Officer

Clint Arnoldus
President & Chief Operating Officer

Naoaki Shibuya
Vice Chairman

Austin Y. Imamura
Executive Vice President & Secretary/Manager
Credit Administration

Neal K. Kanda
Executive Vice President & Manager
Finance & Operations

David J. W. Chang
Sr. Vice President & Manager
Retail Banking

Alwyn S. Chikamoto
Sr. Vice President & Manager
Commercial Finance

Wayne H. Kirihara
Sr. Vice President & Manager
Marketing & Corporate Development

CPB REAL ESTATE, INC.
(a Subsidiary of Central Pacific Bank)

Joichi Saito
Chairman & President

Clint Arnoldus
Vice President

Austin Y. Imamura
Secretary

Neal K. Kanda
Treasurer

BOARD OF DIRECTORS

CPB INC./CENTRAL PACIFIC BANK

Joichi Saito
Chairman of the Board & Chief Executive Officer, CPB Inc. & Central Pacific Bank;

Chairman & President, CPB Real Estate, Inc.

Clint Arnoldus
President, CPB Inc.;

President & Chief Operating Officer, Central Pacific Bank;

Vice President, CPB Real Estate, Inc.

Naoaki Shibuya
Vice Chairman, Central Pacific Bank

Joseph F. Blanco*
Executive Assistant to the Governor & Special Advisor of Technology Department, State of Hawaii

*Central Pacific Bank only

Paul Devens
Attorney-at-Law; Of Counsel, Devens, Nakano, Saito, Lee, Wong & Ching

Alice F. Guild
Executive Director, Iolani Palace

Dennis I. Hirota, Ph. D.
Registered Professional Engineer;

Licensed Professional Land Surveyor;

President, Sam O. Hirota, Inc., Engineering and Surveying

Clayton K. Honbo, M. D.
Obstetrics & Gynecology

Stanley W. Hong
Trustee, King William Lunalilo Trust Estate;

Attorney-at-Law

Paul Kosasa*
President & Chief Executive Officer, MNS, Ltd., dba ABC Stores

*Central Pacific Bank only

Gilbert J. Matsumoto*
Certified Public Accountant Principal-President, The Matsumoto Group, Certified Public Accountants

*Central Pacific Bank only

Daniel M. Nagamine
President-Treasurer, Flamingo Enterprises, Inc.;

Certified Public Accountant (inactive)

ADVISORS

SENIOR

Yoshiharu Satoh, Chairman Emeritus

Ernest H. Hara

Daniel K. Inouye, U. S. Senator

Sidney S. Kosasa

Eaton Magoon, Jr.

Shinsuke Nakamine

Minoru Ueda

Harold K. Yamanaka

Lester B. K. Yee, M. D.

NEIGHBOR ISLAND

Island of Hawaii (Hilo)

Tsuneo Akiyama

Roland Higashi

Thomas Hirano

James T. Lambeth, M.D.

Gerrit R. Ludwig, M.D.

Rex Matsuno

Jack Miyashiro

Ernest A. Sakamoto, D.D.S.

Island of Hawaii (Kailua-Kona)

James W. Higgins

Wally K. Ichishita

William Kimi, Jr.

Jean A. Murphy, GRI, CIPS

Island of Kauai

Lindbergh Akita

Dennis M. Esaki

Richard Maeda

Carolyn A. Nii, CPA

Frank Nonaka

Allan A. Smith

Roy Tanaka

Dennis R. Yamada, Esq.

Island of Maui

Hilario A. Aquilizan, M.D.

Hitoshi Hirayama

Lawrence N. C. Ing, Esq.

Howard Miyamoto, D.D.S.

Naoki Tokuhisa

Maria A. Unemori, CPA

Masaru “Pundy” Yokouchi

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below with respect to CPB Inc.’s consolidated statements of income for the years ended December 31, 2001, 2000 and 1999, and with respect to the consolidated balance sheets at December 31, 2001 and 2000, are derived from the consolidated financial statements which have been audited by KPMG LLP, independent auditors, included in this Annual Report. The selected statement of income data for the years 1998 and 1997, and the selected balance sheet data at December 31, 1999, 1998 and 1997, are derived from audited consolidated financial statements which are not included in this Annual Report.

	Year ended December 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands, except per share data)
Statement of Income Data:
Total interest income	$129,873	$126,783	$112,840	$111,792	$110,332
Total interest expense	51,421	55,559	44,418	46,705	44,695
Net interest income	78,452	71,224	68,422	65,087	65,637
Provision for loan losses	3,000	4,500	3,700	6,600	3,500
Net interest income after provision for loan losses	75,452	66,724	64,722	58,487	62,137
Other operating income	14,113	12,887	13,103	16,822	10,827
Other operating expense	50,683	49,592	53,448	51,273	48,646
Income before income taxes	38,882	30,019	24,377	24,036	24,318
Income taxes	10,177	10,585	8,051	8,967	9,359
Net income	28,705	19,434	16,326	15,069	14,959

Balance Sheet Data (Year-End):
Interest-bearing deposits in other banks	$29,277	$11,506	$9,828	$10,469	$34,188
Investment securities (1)	391,947	384,619	321,670	351,436	320,711
Loans	1,268,657	1,291,190	1,170,476	1,105,912	1,041,023
Allowance for loan losses	24,564	22,612	20,768	20,066	19,164
Total assets	1,835,641	1,816,918	1,646,491	1,560,885	1,497,101
Core deposits (2)	1,082,131	944,661	958,749	924,960	875,920
Total deposits	1,450,925	1,363,066	1,305,654	1,269,123	1,193,158
Long-term debt	175,572	220,970	98,279	118,289	127,705
Total stockholders’ equity	147,070	143,312	144,079	148,066	151,742

Per Share Data:
Basic earnings per share	$3.50	$2.18	$1.70	$1.46	$1.42
Diluted earnings per share	3.43	2.14	1.68	1.45	1.40
Cash dividends declared	0.67	0.61	0.55	0.52	0.49
Book value	18.54	16.93	15.51	15.11	14.34
Weighted average shares outstanding (in thousands)	8,205	8,917	9,630	10,354	10,555

Financial Ratios:
Return on average assets	1.60%	1.16%	1.03%	1.00%	1.04%
Return on average stockholders’ equity	19.34	13.55	10.93	9.79	10.18
Average stockholders’ equity to average assets	8.27	8.57	9.41	10.20	10.26
Efficiency ratio (3)	55.59	58.43	65.36	62.79	63.62
Net interest margin (4)	4.76	4.59	4.64	4.65	4.89
Net charge-offs to average loans	0.08	0.22	0.26	0.53	0.36
Nonperforming assets to year-end loans & other real estate (5)	0.25	0.80	0.94	1.27	1.92
Allowance for loan losses to year-end loans	1.94	1.75	1.77	1.81	1.84
Allowance for loan losses to nonaccrual loans	1,014.62	265.27	214.21	155.17	116.76
Dividend payout ratio	19.14	27.98	32.35	35.62	34.51

(1) Held-to-maturity securities at amortized cost, available-for-sale securities at fair value. (2) Noninterest-bearing demand, interest-bearing demand and savings deposits, and time deposits under $100,000. (3) Efficiency ratio is derived by dividing other operating expense by net operating revenue (net interest income plus other operating income before securities transactions). (4) Computed on a taxable equivalent basis. (5) Nonperforming assets include nonaccrual loans and other real estate.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

CPB Inc.(the “Company”) and its subsidiary, Central Pacific Bank (the “Bank”), recorded their seventh consecutive year of earnings increase in 2001. Increases in net interest income and other operating income contributed to the year’s strong earnings. Improved asset quality, resulting in a reduction in provision for loan losses, and a $3.8 million nonrecurring federal income tax credit also played a large part in the Company’s record performance.

Net income of $28.7 million in 2001 increased by $9.3 million or 47.7% over the $19.4 million earned in 2000, which represented a 19.0% increase over 1999’s earnings of $16.3 million. Diluted earnings per share of $3.43 in 2001 increased by 60.3% over the $2.14 per share earned in 2000, which increased by 27.4% over 1999’s per-share earnings of $1.68. Excluding the impact of the federal income tax credit which is explained in the Income Taxes section on page 16 of this Annual Report, net income for 2001 was $24.9 million and diluted earnings per share were $2.96, increasing by 27.9% and 38.3%, respectively, over 2000. Cash dividends declared in 2001 totaled $0.67 per share, an increase of 9.8% over the $0.61 per share declared in 2000, which increased by 10.9% over the $0.55 declared in 1999. Return on average assets was 1.60% in 2001, compared to 1.16% in 2000 and 1.03% in 1999. Return on average equity of 19.34% in 2001 also improved over the 13.55% in 2000 and 10.93% in 1999. Excluding the impact of the federal income tax credit, return on average assets was 1.39% and return on average equity was 16.85% in 2001.

Total assets of  $1.84 billion at year-end 2001 increased by 1.0% over year-end 2000. Loans of $1.27 billion at December 31, 2001 decreased by 1.7% from a year ago. During the first quarter of 2001, residential mortgage loans totaling $54 million were sold to enhance the Company’s liquidity. Premises and equipment of $60.6 million at year-end 2001 increased by $37.3 million or 160.0% as a result of the purchase and subsequent merger of a partnership interest in CKSS Associates, which owned commercial office properties including the Company’s headquarters building. Deposits of $1.45 billion at year-end 2001 increased by $87.9 million or 6.4%, with noninterest-bearing deposits increasing by 19.6% and interest-bearing deposits increasing by 4.2%.The development of core deposit products and a shift in sales and marketing resources contributed to the growth in deposits during the year. As a result, the Company was able to reduce short-term borrowings and long-term debt by a collective $88.2 million or 31.8%. Stockholders’ equity of $147.1 million increased by $3.8 million or 2.6%.

During 2001, the Company performed well despite the adverse effects that the terrorist attacks of September 11 had on the state of Hawaii’s economy. Heavily dependent on the tourism industry, the local economy experienced a dramatic and immediate downturn as visitor arrivals dropped to less than 75% of pre-attack levels. In the ensuing months, tourism activity has steadily returned to near-normal levels. The state’s unemployment rate has approached 6% as new unemployment claims since September 11 have doubled the pre-attack levels. Meanwhile, the historically low interest rate environment contributed to increased real estate activity, with both sales volumes and average sales prices increasing over prior year levels.

Forward-Looking Statements

Certain matters discussed in this Annual Report may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, net interest income, net interest margin, the levels of nonperforming loans, loan losses and the allowance for loan losses, and liquidity that involve certain risks and uncertainties. Important factors that could cause the results to differ from those discussed in this report include, but are not limited to, general business conditions in the state of Hawaii, the real estate market in Hawaii, competitive conditions among financial institutions, regulatory changes in the financial services industry, differences between actual and estimated market rates or price changes upon which certain assumptions are based, the makeup of the Company’s portfolio of risk-sensitive instruments and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2001.

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

Net interest income of $79.8 million in 2001 increased by $7.3 million or 10.1% over 2000, which increased by $2.6 million or 3.7% over 1999. The increases are attributed to the growth in interest earning assets during the last two years. The dramatic decline in market interest rates throughout 2001 resulted in a decline in average rates on interest-bearing liabilities, which also contributed to the increase in net interest income in 2001.

Interest income of $131.2 million in 2001 increased by $3.2 million or 2.5% over 2000 due to increases in loan and other interest earning asset balances. Average interest earning assets increased by $94.5 million or 6.0%, including a $46.8 million increase in average loans and a $24.8 million increase in average interest-bearing deposits in other banks. The yield on total interest earning assets decreased to 7.83% in 2001 from 8.10% in 2000 in line with the decline in market interest rates.

Interest income of $128.1 million in 2000 increased by $13.8 million or 12.0% over 1999 due to increases in loan and investment securities average balances and increased yields thereon. Average interest earning assets in 2000 increased by $83.7 million or 5.6%, including increases in average loans of $70.0 million or 6.1% and average investment securities of $36.0 million or 11.4%. The yield on total interest earning assets of 8.10% increased by 46 basis points over 1999, consistent with the movement in the general level of interest rates during the period.

Interest expense of $51.4 million in 2001 decreased by $4.1 million or 7.4% from 2000. While average interest-bearing liabilities increased during the period, the rate of decline in interest rates paid on

Table 1 Average Balances, Interest Income and Expense, Yields and Rates (Taxable Equivalent)

	Year ended December 31,
	2001			2000			1999
	Average Balance	Average Yield/Rate	Amount of Interest	Average Balance	Average Yield/Rate	Amount of Interest	Average Balance	Average Yield/Rate	Amount of Interest

	(Dollar in thousands)
Assets
Interest earning assets:
Interest-bearing deposits in other banks	$29,735	3.92%	$1,166	$4,910	6.13%	$301	$26,851	5.16%	$1,385
Federal funds sold	10,103	3.30	333	296	6.42	19	673	4.75	32
Taxable investment securities (1)	291,568	7.18	20,923	290,394	6.96	20,202	269,909	6.35	17,140
Tax-exempt investment securities (1)	73,243	5.28	3,866	61,328	5.97	3,659	45,849	6.13	2,810
Loans (2)	1,270,450	8.26	104,938	1,223,648	8.49	103,883	1,153,623	8.02	92,473

Total interest earning assets	1,675,099	7.83	131,226	1,580,576	8.10	128,064	1,496,905	7.61	113,840
Nonearning assets	119,914			92,318			90,525

Total assets	$1,795,013			$1,672,894			$1,587,430

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$117,205	1.00%	$1,167	$106,922	1.12%	$1,194	$104,320	1.10%	$1,152
Savings and money market deposits	397,813	2.09	8,308	390,132	2.37	9,235	424,466	2.34	9,923
Time deposits under $100,000	275,324	4.34	11,943	250,173	4.54	11,369	217,683	4.07	8,868
Time deposits $100,000 and over	398,769	4.62	18,433	382,543	5.60	21,430	341,967	4.72	16,132
Short-term borrowings	11,516	5.59	644	57,027	6.53	3,723	36,602	5.28	1,931
Long-term debt	204,371	5.35	10,926	133,724	6.44	8,608	113,820	5.63	6,412

Total interest-bearing liabilities	1,404,998	3.66	51,421	1,320,521	4.21	55,559	1,238,858	3.59	44,418
Noninterest-bearing deposits	198,725			186,557			177,841
Other liabilities	42,855			22,442			21,302
Stockholders’ equity	148,435			143,374			149,429
Total liabilities and stockholders’ equity	$1,795,013			$1,672,894			$1,587,430
Net interest income			$79,805			$72,505			$69,422
Net interest margin		4.76%			4.59%			4.64%

(1) At amortized cost. (2) Includes nonaccrual loans.

those liabilities more than compensated for the balance increases, resulting in an overall decrease in interest expense. Average interest-bearing deposits increased by $59.3 million or 5.3%,while the average rate paid on those deposits decreased by 48 basis points. Similarly, average short-term borrowings and long-term debt, collectively, increased by $25.1 million or 13.2%,while the average rate on those borrowings decreased by 110 basis points.

Interest expense of $55.6 million in 2000 increased by $11.1 million or 25.1% over 1999 due to increases in average interest-bearing liabilities and average rates thereon. Average interest-bearing deposits increased by $41.3 million or 3.8%, and the average rate on those deposits increased by 52 basis points. Average short-term borrowings and long-term debt, collectively, increased by a comparable $40.3 million or 26.8%,and the average rate on those borrowings increased by 91 basis points.

The resultant net interest margin of 4.76% in 2001 increased by 17 basis points over the 2000 net interest margin of 4.59% as funding costs declined at a faster rate than asset yields during the year. Competition for loans and deposits in the state of Hawaii, particularly for lower-cost core deposits (noninterest-bearing and interest-bearing demand deposits, savings and money market deposits and time deposits under $100,000), and the impact of national economic policy on market interest rates, will continue to have a direct impact on the Company’s ability to maintain the net interest margin at its current level into the future.

Provision and Allowance for Loan Losses

Provision for loan losses (“Provision”) is determined by Management’s ongoing evaluation of the loan portfolio and their assessment of the ability of the allowance for loan losses (“Allowance”) to cover inherent losses. The Company’s methodology for determining the adequacy of the Allowance and the Provision takes into account many factors, including the level and trend of nonperforming and potential problem loans, net charge-off experience, current repayment by borrowers, fair value of collateral securing specific loans and general economic factors in Hawaii. The Company’s Provision was $3.0 million in 2001, compared to $4.5 million in 2000 and $3.7 million in 1999. Net loan charge-offs of $1.0 million in 2001 decreased from $2.7

Table 2 Analysis of Changes in Net Interest Income (Taxable Equivalent)

	Year ended December 31,
	2001 Compared to 2000			2000 Compared to 1999
	Increase (Decrease) Due to Change in:			Increase (Decrease) Due to Change in:
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(Dollar in thousands)
Interest earning assets
Interest-bearing deposits in other banks	$1,522	$(657)	$865	$(1,132)	$48	$(1,084)
Federal funds sold	630	(316)	314	(18)	5	(13)
Taxable investment securities	82	639	721	1,301	1,761	3,062
Tax-exempt investment securities	711	(504)	207	949	(100)	849
Loans	3,973	(2,918)	1,055	5,616	5,794	11,410
Total interest earning assets	6,918	(3,756)	3,162	6,716	7,508	14,224

Interest-bearing liabilities
Interest-bearing demand deposits	115	(142)	(27)	29	13	42
Savings and money market deposits	182	(1,109)	(927)	(803)	115	(688)
Time deposits under $100,000	1,142	(568)	574	1,322	1,179	2,501
Time deposits $100,000 and over	909	(3,906)	(2,997)	1,915	3,383	5,298
Short-term borrowings	(2,972)	(107)	(3,079)	1,078	714	1,792
Long-term debt	4,550	(2,232)	2,318	1,121	1,075	2,196
Total interest-bearing liabilities	3,926	(8,064)	(4,138)	4,662	6,479	11,141
Net interest income	$2,992	$4,308	$7,300	$2,054	$1,029	$3,083

million in 2000 and $3.0 million in 1999. When expressed as a percentage of average loans, net charge-offs were 0.08% in 2001, compared to 0.22% in 2000 and 0.26% in 1999. Charge-offs totaling $2.5 million in 2001 included $1.2 million in commercial mortgage loans to three borrowers. Recoveries of $600,000 on a multifamily residential mortgage loan and $262,000 from a commercial mortgage loan borrower accounted for more than one-half of the total recoveries of $1.5 million.

The Allowance expressed as a percentage of loans was 1.94% at year-end 2001, which increased over the 1.75% at December 31, 2000 and 1.77% at December 31, 1999. The increase in the Allowance ratio in 2001 reflects Management’s judgment as to the extent of losses inherent in the loan portfolio. Following the events of September 11, Management identified borrowers in the travel and tourism sectors who may be impacted by the ensuing economic downturn. As of December 31, 2001, the total credit exposure to these borrowers was approximately $100 million. These loans will be closely monitored for any deterioration in quality.

The combination of September 11, pre-existing recessionary pressures in the United States and continuing economic problems in Asia, particularly Japan, creates significant uncertainty as to the timing and strength with which economic conditions in the state of Hawaii will improve. Such recovery, or lack thereof, will likely affect borrowers’ ability to repay loans, collateral values, the level of nonperforming loans, net charge-offs, provision for loan losses and net income in the future.

Nonperforming Assets

Table 3 sets forth nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest at the dates indicated.

Total nonperforming assets, accruing loans delinquent for 90 days or more and restructured loans still accruing interest decreased to $3.7 million at year-end 2001 from $12.3 million a year ago. Nonaccrual loans of $2.4 million decreased by $6.1 million or 71.6% during 2001 due to loan payoffs and charge-offs, offset by the addition of a commercial mortgage and a commercial loan to one borrower and several residential mortgage loans. Other real estate of $0.8 million at December 31, 2001 decreased by $1.0 million or 54.7% and was comprised of a residential development and several commercial office units all located on the island of Oahu. Loans delinquent for 90 days or more at year-end 2001 totaled $0.4 million, decreasing by $1.1 million or 71.0% from year-end 2000. There were no restructured loans still accruing interest as of December 31, 2001 as the loan reported in this category as of year-end 2000 was charged off during the year. Aggressive monitoring and collection efforts are credited with the improvement in nonperforming asset and delinquent loan balances. Accounting policies related to nonperforming assets are discussed in note 1 to the consolidated financial statements on pages 26 and 27 of this Annual Report.

Other Operating Income

Table 4 sets forth components of other operating income and the total as a percentage of average assets.

Total other operating income of $14.1 million in 2001 increased by $1.2 million or 9.5% over the $12.9 million earned in 2000. Service charges on deposit accounts of $3.8 million increased by $754,000 or 24.4% as a result of fee enhancement initiatives implemented during the year. Equity in earnings of unconsolidated subsidiaries declined by $354,000 or 62.0% due to the Bank’s purchase of the remaining interest in CKSS Associates in June 2001. Thereafter, CKSS Associates’accounts were consolidated in the Company’s consolidated financial statements. Investment securities gains of $1.4 million were recognized in 2001 compared with losses of $766,000 in 2000. Gains on sales of loans of $925,000 increased by $793,000 or 600.8% over 2000 due primarily to the sale of approximately $54 million in residential mortgage loans during the first quarter of 2001, the proceeds of which were used to retire short-term borrowings. Refer to the Liquidity section on pages 19 and 20 of this Annual Report for further discussion on the Company’s liquidity.

Total other operating income of $12.9 million in 2000 decreased by $0.2 million or 1.6% from 1999. A decrease of $2.9 million in merchant servicing fees, included in other service charges and fees, offset a $1.9 million gain on the sale of the Bank’s merchant servicing portfolio. A reduction in merchant servicing expenses was also realized and is discussed in the Other Operating Expense section on page 16 of this Annual Report. Increases in income from fiduciary activities and income from bank-owned life insurance accounted for the majority of the remaining variance in other operating income between 2000 and 1999.

Total other operating income, expressed as a percentage of average assets was 0.79% in 2001,0.77% in 2000 and 0.83% in 1999.

Other Operating Expense

Table 5 sets forth components of other operating expense and the total as a percentage of average assets.

Total other operating expense of $50.7 million in 2001 increased by $1.1 million or 2.2% over the $49.6 million of expense recognized in 2000. Salaries and employee benefits increased by $2.7 million or 10.9% due to a $1.2 million expense for an executive retirement plan and increased profit sharing and pension plan expenses. Net occupancy expense decreased by $1.5 million due to the Company’s purchase and subsequent merger of CKSS Associates which owned two commercial office buildings in which the Company maintained branch and administrative offices. The CKSS Associates transaction is discussed in note 7 to the consolidated financial statements on page 31 of this Annual Report. Other expense in 2001 included a $642,000 prepayment penalty incurred on the early payoff of long-term debt. The debt prepayment was part of the Company’s strategy to increase the repricing of its liabilities in the declining interest rate environment.

Total other operating expense of $49.6 million in 2000 decreased by $3.9 million or 7.2% from 1999. Salaries and employee benefits of $25.1 million decreased by $2.9 million or 10.4% due to a 6.3% reduction in the number of employees and reductions in profit sharing

Table 3 Nonperforming Assets, Past Due and Restructured Loans

	December 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands)
Nonaccrual loans
Real estate:
Mortgage — commercial	$1,471	$5,913	$2,981	$6,830	$13,979
Mortgage — residential	585	2,069	5,124	5,037	1,081
Construction	—	—	—	—	—
Commercial, financial and agricultural	363	542	1,590	1,065	1,312
Consumer	2	—	—	—	42

Total nonaccrual loans	2,421	8,524	9,695	12,932	16,413
Other real estate	812	1,792	1,366	1,155	3,677

Total nonperforming assets	3,233	10,316	11,061	14,087	20,090
Loans delinquent for 90 days or more
Real estate:
Mortgage — commercial	163	—	1,749	315	311
Mortgage — residential	133	653	1,636	4,206	10,112
Construction	—	—	—	—	—
Commercial, financial and agricultural	122	850	128	706	1,302
Consumer	25	24	92	168	508

Total loans delinquent for 90 days or more	443	1,527	3,605	5,395	12,233

Restructured loans still accruing interest
Real estate:
Mortgage — commercial	—	466	500	—	2,727

Total restructured loans still accruing interest	—	466	500	—	2,727

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest	$3,676	$12,309	$15,166	$19,482	$35,050

Total nonperforming assets as a percentage of loans and other real estate	0.25%	0.80%	0.94%	1.27%	1.92%

Total nonperforming assets and loans delinquent for 90 days or more as a percentage of loans and other real estate	0.29%	0.92%	1.25%	1.76%	3.09%

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of loans and other real estate	0.29%	0.95%	1.29%	1.76%	3.36%

and employee stock ownership plan contributions. In 2000, the Company reversed $600,000 in restructuring charges from the $1.6 million accrued in 1999 in connection with planned staff downsizing that occurred during 2000. Of the 76 positions that were eliminated, approximately one-third of the employees were retained to fill new positions and vacancies created by attrition. From 587 full-time equivalent employees at year-end 1998, staff counts dropped to 540 in 1999, 504 in 2000 and 490 in 2001 due to the closing of several branches, the sale of the merchant servicing portfolio and the undertaking of various efficiency-enhancement initiatives.

Other expense of $15.5 million in 2000 decreased by $1.1 million or 6.6% from 1999 due primarily to a $3.6 million reduction in interchange and other expenses related to the servicing of the merchant servicing portfolio that was sold in 2000. Legal and professional fees of $2.8 million increased by $1.0 million or 54.7% due to consulting fees paid for strategic planning projects and income tax strategies. The Company also recognized $450,000 in expenses representing lease termination charges and equipment writedowns in connection with branch closures.

Total other operating expense, expressed as a percentage of average assets, was 2.82% in 2001, 2.96% in 2000 and 3.37% in 1999. The improvement in these ratios reflects the Company’s efforts to streamline operations and reduce operating costs. In 2001, one year ahead of plans, the Company reached an intermediate goal of a 55% efficiency ratio, which measures operating expense as a percentage of total revenue (net interest income and other operating income). The Company’s long-term goal is to perform at a level that compares with high-performing commercial banks in its peer group based on asset size.

Table 4  Components of Other Operating Income

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Income from fiduciary activities	$1,225	$1,079	$792
Service charges on deposit accounts	3,847	3,093	3,235
Other service charges and fees	4,062	4,247	6,802
Equity in earnings of unconsolidated subsidiaries	217	571	476
Fees on foreign exchange	420	530	582
Investment securities gains (losses)	1,395	(766)	(250)
Gains on sales of loans	925	132	183
Gain on sale of merchant portfolio	—	1,850	—
Other	2,022	2,151	1,283
Total	$14,113	$12,887	$13,103
Total other operating income as a percentage of average assets	0.79%	0.77%	0.83%

Income Taxes

Income tax expense totaled $10.2 million in 2001, $10.6 million in 2000 and $8.1 million in 1999. The effective tax rate was 26.2% in 2001, 35.3% in 2000 and 33.0% in 1999. In 2001, the Company recorded a nonrecurring $3.8 million federal income tax benefit related to the carryback of tax-basis capital losses against capital gains recognized in prior years.

FINANCIAL CONDITION

Table 6 sets forth the distribution of average assets, liabilities and stockholders’equity.

Average total assets of $1,795.0 million in 2001 increased by $122.1 million or 7.3% over 2000, which increased by $85.5 million or 5.4% over 1999. Increases in average loans and interest-earning deposits in other banks in 2001 were funded by increases in deposits and long-term debt.

Average loans of $1,270.5 million in 2001 increased by $46.8 million or 3.8% over 2000, which increased by $70.0 million or 6.1% over 1999. The percentage of loans to total assets decreased to 70.8% from 73.1% in 2000 and 72.7% in 1999. Based on year-end balances, loans decreased by $22.5 million or 1.7% in 2001 due in part to the sale of approximately $54 million in residential mortgage loans in the first quarter of 2001. The bulk loan sale was undertaken to adjust the Company’s liquidity position after experiencing loan growth of $120.7

Table 5  Components of Other Operating Expense

	Year ended December 31,
	2001	2000	1999
	(Dollars in thousands)
Salaries and employee benefits	$27,805	$25,071	$27,989
Net occupancy	4,880	6,350	6,186
Equipment	2,674	2,708	2,718
Other	15,324	15,463	16,555
Total	$50,683	$49,592	$53,448
Total other operating expense as a percentage of average assets	2.82%	2.96%	3.37%

million in 2000, more than double the $57.4 million growth in deposits during the period.

Average interest-bearing deposits in other banks of $29.7 million in 2001 increased by $24.8 million over 2000 after dropping by $21.9 million from 1999. Average other assets of $79.6 million in 2001 increased by $26.4 million or 49.6% over 2000. In 2000, average investment securities totaling $351.7 million increased by $36.0 million or 10.2% compared to 1999.

Funding for this asset growth came primarily from increases in deposits. Average deposits of $1,387.8 million increased by $71.5 million or 5.4% over 2000, which increased by $50.1 million or 4.0% over 1999. As a percentage of total assets, deposits decreased during the past two years from 79.8% in 1999 to 78.7% in 2000 and 77.3% in 2001. By comparison, average long-term debt as a percent of total assets increased from 7.2% in 1999 to 8.0% in 2000 and 11.4% in 2001 as borrowings from the Federal Home Loan Bank of Seattle provided a supplemental source of funding. In contrast to 2000, where substantially all of the deposit growth was from time deposits $100,000 and over, the Company was more successful in 2001 in generating balanced deposit growth across all deposit categories.

Average stockholders’ equity of $148.4 million in 2001 was relatively unchanged from the prior two years due to the impact of common stock repurchases relative to the level of earnings retained, net of dividends declared. As a percentage of total assets, average stockholders’equity was 8.3% in 2001, compared to 8.6% in 2000 and 9.4% in 1999.

Table 6 Distribution of Assets, Liabilities and Stockholders’ Equity

	Year ended December 31,
	2001		2000		1999
	Average Balance	Percent to Total	Average Balance	Percent to Total	Average Balance	Percent to Total
	(Dollar in thousands)
Assets
Cash and due from banks	$35,356	2.0%	$37,054	2.2%	$40,648	2.6%
Interest-bearing deposits in other banks	29,735	1.7	4,910	0.3	26,851	1.7
Federal funds sold	10,103	0.5	296	—	673	—
Taxable investment securities	291,568	16.2	290,394	17.4	269,909	17.0
Tax-exempt investment securities	73,243	4.1	61,328	3.7	45,849	2.9
Loans	1,270,450	70.8	1,223,648	73.1	1,153,623	72.7
Allowance for loan losses	(24,030)	(1.3)	(22,163)	(1.3)	(20,796)	(1.3)
Premises and equipment	28,999	1.6	24,231	1.4	25,846	1.6
Other assets	79,589	4.4	53,196	3.2	44,827	2.8
Total assets	$1,795,013	100.0%	$1,672,894	100.0%	$1,587,430	100.0%

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$198,725	11.1%	$186,557	11.1%	$177,841	11.2%
Interest-bearing demand	117,205	6.5	106,922	6.4	104,320	6.6
Savings and money market	397,813	22.2	390,132	23.3	424,466	26.7
Time deposits under $100,000	275,324	15.3	250,173	15.0	217,683	13.7
Time deposits $100,000 and over	398,769	22.2	382,543	22.9	341,967	21.6
Total deposits	1,387,836	77.3	1,316,327	78.7	1,266,277	79.8
Short-term borrowings	11,516	0.6	57,027	3.4	36,602	2.3
Long-term debt	204,371	11.4	133,724	8.0	113,820	7.2
Other liabilities	42,855	2.4	22,442	1.3	21,302	1.3
Total liabilities	1,646,578	91.7	1,529,520	91.4	1,438,001	90.6
Stockholders’ equity	148,435	8.3	143,374	8.6	149,429	9.4
Total liabilities and stockholders’ equity	$1,795,013	100.0%	$1,672,894	100.0%	$1,587,430	100.0%

Asset/Liability Management

The Company’s earnings and capital are subject to risk of interest rate fluctuations to the extent the rate-sensitive assets and rate-sensitive liabilities mature or reprice during different periods or in differing amounts. Asset/liability management attempts to coordinate the Company’s rate-sensitive assets and rate-sensitive liabilities to meet its financial objectives.

The Company’s asset/liability management policy seeks to maximize the risk-adjusted return to shareholders while maintaining consistently acceptable levels of liquidity, interest rate risk and capitalization. The Company’s asset/liability management committee monitors its interest rate risk through the use of income simulation and rate shock analyses. This process is designed to measure the impact of future changes in interest rates on net interest margin and market value of portfolio equity. Adverse exposures are managed through the shortening or lengthening of the duration of the Company’s assets and liabilities.

Table 7 sets forth information regarding interest rate sensitivity of the Company’s assets, liabilities and stockholders’equity at December 31, 2001. The assumptions used in determining interest rate sensitivity of various asset and liability products had a significant impact on the resulting table. For purposes of this presentation, assets and liabilities are classified by the earliest repricing date or maturity. All interest-bearing demand and savings balances are included in the three-months-or-less category, even though repricing of these accounts is not contractually required and may not actually occur during that period.

As shown in Table 7, the amount of liabilities being repriced or maturing exceeds the asset amount in the three-months-or-less category and the over-three-through-six-months category. In the remaining time periods, the amount of assets repricing or maturing exceed the liabilities. Generally, where rate-sensitive liabilities exceed rate-sensitive assets in the short-term, net interest margin is expected to be negatively impacted when interest rates increase and positively impacted when interest rates decline.

Capital Resources

The Company’s objective is to maintain a level of capital that will support sustained asset growth and anticipated credit risks and to ensure that regulatory guidelines and industry standards are met.

Table 7 Rate Sensitivity of Assets, Liabilities and Stockholders’ Equity

	Three Months or Less	Over Three Through Six Months	Over Six Through Twelve Months	Over One Through Three Years	Over Three Years	Nonrate Sensitive	Total
	(Dollars in thousands)
Assets
Interest-bearing deposits in other banks	$29,277	$—	$—	$—	$—	$—	$29,277
Federal funds sold	13,500	—	—	—	—	—	13,500
Investment securities	21,156	20,158	40,420	137,981	165,540	6,692	391,947
Loans	530,821	115,604	142,796	325,605	151,410	2,421	1,268,657
Other assets	—	—	—	—	—	132,260	132,260
Total assets	594,754	135,762	183,216	463,586	316,950	141,373	1,835,641

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	—	—	—	—	—	238,663	238,663
Interest-bearing deposits	825,974	182,906	136,055	51,467	15,860	—	1,212,262
Short-term borrowings	3,093	—	10,800	—	—	—	13,893
Long-term debt	4,378	15,288	20,590	84,695	50,621	—	175,572
Other liabilities	—	—	—	—	—	48,181	48,181
Stockholders’ equity	—	—	—	—	—	147,070	147,070
Total liabilities and stockholders’ equity	833,445	198,194	167,445	136,162	66,481	433,914	1,835,641
Interest rate sensitivity gap	$(238,691)	$(62,432)	$15,771	$327,424	$250,469	$(292,541)	$—
Cumulative interest rate sensitivity gap	$(238,691)	$(301,123)	$(285,352)	$42,072	$292,541	$—	$—

Regulations on capital adequacy guidelines adopted by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the Federal Deposit Insurance Corporation (“FDIC”) are as follows. The capital standards require a minimum Tier I risk-based capital ratio of 4% and total risk-based capital ratio of 8%. The Federal Reserve Board and the FDIC have also adopted a 3% minimum leverage ratio which is Tier I capital as a percentage of total assets. Higher-risk banks as measured by the Federal regulatory rating system are expected to maintain capital above the minimum leverage ratio requirement. In addition, FDIC-insured institutions such as the Bank must maintain leverage capital ratio and Tier I and total risk-based capital ratios of at least 5%,6% and 10%,respectively, to be considered “well capitalized” under the prompt corrective action provisions of the FDIC Improvement Act of 1991.

Table 8 sets forth the Company’s and Bank’s capital ratios as of the dates indicated. Capital levels at December 31, 2001 for the Company and the Bank exceeded all minimum regulatory requirements.

During 2001, the Company’s board of directors authorized the repurchase and retirement of the Company’s common stock up to $10 million. This sixth stock repurchase program brings total stock repurchases authorized since inception of the program in 1998 to $67 million. During 2001, 596,080 shares were repurchased for a total consideration of $17.4 million at an average price of $29.17 per share. Since 1998, the Company has repurchased 2,803,207 shares, approximately 26.4% of the 10.6 million shares outstanding as of the commencement of the stock repurchase program. Total consideration paid on these repurchases was $64.8 million at an average price of $23.10 per share. As of December 31, 2001, the remaining amount of repurchases authorized was $2.2 million. Management expects to continue repurchasing common stock to enhance shareholder value while supporting the Company’s future asset growth and maintaining regulatory capital ratios at the well-capitalized level.

Liquidity

The Company’s objective in managing its liquidity is to maintain a balance between sources and uses of funds in order to economically meet the cash requirements of customers for loans and deposit withdrawals and participate in investment opportunities as they arise. Management monitors the Company’s liquidity position in relation to trends of loan demand and deposit growth on a daily basis to assure maximum utilization, maintenance of an adequate level of readily marketable assets, and access to short-term funding sources.

The consolidated statements of cash flows identify three major categories of sources and uses of cash as operating, investing and financing activities. Cash generated from operations represents a major source of liquidity. As presented in the consolidated statements of cash flows on page 25 of this Annual Report, the Company’s operating activities provided $30.8 million in cash during the year ended December 31, 2001, compared to $36.5 million in 2000 and $13.3 million in 1999.

Investing activities represent a use of cash. Net cash used in investing activities totaled $31.0 million in 2001, $200.0 million in 2000 and $49.2 million in 1999. The large decline in cash used in 2001 is attributable to the decline in lending activity as principal repayments exceeded loan originations. In contrast, loan originations exceeded principal repayments by $128.9 million in 2000 and $73.8 million in 1999. Investing activities in 2001 also included $31.0 million cash used to purchase a 50% interest in CKSS Associates, a Hawaii limited

Table 8 Regulatory Capital Ratios

	December 31, 2001			December 31, 2000
	Minimum Required	Actual	Excess	Minimum Required	Actual	Excess

Company
Tier I risk-based capital ratio	4.00%	10.12%	6.12%	4.00%	9.63%	5.63%
Total risk-based capital ratio	8.00	11.37	3.37	8.00	10.89	2.89
Leverage capital ratio	4.00	8.43	4.43	4.00	7.97	3.97

Bank
Tier I risk-based capital ratio	6.00%	9.91%	3.91%	6.00%	9.38%	3.38%
Total risk-based capital ratio	10.00	11.17	1.17	10.00	10.63	0.63
Leverage capital ratio	5.00	8.22	3.22	5.00	7.77	2.77

partnership which owned commercial office buildings including the Company’s headquarters. Investment securities purchases and maturities generally comprise the balance of investing activities.

Cash used in financing activities totaled $12.2 million in 2001, compared to $131.9 million and $76.6 million in cash provided by financing activities in 2000 and 1999, respectively. During 2001, repayments of long-term debt of $54.8 million and a net decrease in short-term borrowings of $42.8 million offset a $87.9 million net increase in deposits. During 2001, deposit growth outpaced loan growth, resulting in the Company’s ability to pay down borrowings. By contrast, loan growth exceeded deposit growth in 2000 and 1999, requiring the Company to utilize nondeposit funding.

For the parent company, the primary uses of funds included the aforementioned common stock repurchases, as well as dividend payments totaling $5.4 million in 2001, $5.3 million in 2000 and $5.2 million in 1999. The parent company’s primary source of funds was dividends received from the Bank. As presented in note 27 to the consolidated financial statements on page 44 of this Annual Report, the Bank’s retained earnings, as defined, is the maximum amount permitted to be distributed as a dividend without prior regulatory approvals. At December 31, 2001, retained earnings of the Bank was $102.7 million.

Impact of New Accounting Standards

During 2001, the Financial Accounting Standards Board issued statements on financial accounting standards which are discussed in note 28 to the consolidated financial statements on pages 46 and 47 of this Annual Report. The application of those statements are not expected to have a material impact on the Company’s consolidated financial statements.

SUPPLEMENTARY FINANCIAL INFORMATION

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA

A summary of unaudited quarterly operating results for the years ended December 31,2001 and 2000 follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	(Dollars in thousands, except per share data)
2001:
Interest income	$34,299	$32,725	$31,819	$31,030	$129,873
Net interest income	18,955	18,861	19,680	20,956	78,452
Provision for loan losses	750	900	1,050	300	3,000
Net interest income after provision for loan losses	18,205	17,961	18,630	20,656	75,452
Income before income taxes	8,281	9,000	10,155	11,446	38,882
Net income	5,328	5,774	8,722	8,881	28,705
Basic earnings per share	0.63	0.70	1.06	1.11	3.50
Diluted earnings per share	0.62	0.68	1.04	1.09	3.43

2000:
Interest income	$28,928	$30,742	$32,599	$34,514	$126,783
Net interest income	16,954	17,822	18,047	18,401	71,224
Provision for loan losses	1,000	1,000	1,500	1,000	4,500
Net interest income after provision for loan losses	15,954	16,822	16,547	17,401	66,724
Income before income taxes	7,087	7,396	7,663	7,873	30,019
Net income	4,586	4,790	4,943	5,115	19,434
Basic earnings per share	0.50	0.53	0.56	0.59	2.18
Diluted earnings per share	0.49	0.52	0.55	0.58	2.14

MARKET RISK

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of its business, the Company is exposed to market risk, primarily in the form of interest rate risk. Economic impact of interest rate risk may occur as interest rates change, resulting in gains or losses in future net interest income, cash flows, or current fair market value. The Company utilizes product pricing and investment and debt management strategies to manage its interest rate risk.

The following table presents information on the Company’s financial instruments that are sensitive to changes in interest rates. Expected maturities of interest-sensitive assets and liabilities are contractual maturities. Interest-bearing demand and savings deposits, which have indeterminate maturities, are included in the earliest maturity category. The resulting table is based on assumptions that include prepayment rates on mortgage-related assets and a forecast of market interest rates. See note 24 to the consolidated financial statements on pages 41 and 42 of this Annual Report for a discussion of the calculation of fair values.

At December 31, 2001, holdings of relatively shorter-term loans and long-term debt increased from year-end 2000. Fair value of interest-sensitive assets and liabilities as a percentage of book value rose as market interest rates declined throughout the year. Maturities and fair values of interest-sensitive assets and liabilities may vary from expectation if actual experience differs from assumptions used.

	Expected Maturity Within
(Dollars in thousands)	One Year	Two Years	Three Years	Four Years	Five Years	Thereafter	Book Value	Total Fair Value

Interest-sensitive assets
Interest-bearing deposits in other banks	$29,277	—	—	—	—	—	$29,277	$29,277
Weighted average interest rates	1.74%	—	—	—	—	—	1.74%
Federal funds sold	$13,500	—	—	—	—	—	$13,500	$13,500
Weighted average interest rates	1.72%	—	—	—	—	—	1.72%
Fixed rate investments	$81,544	$81,148	$56,834	$35,852	$32,941	$83,459	$371,778	$373,001
Weighted average interest rates	5.64%	6.26%	6.39%	6.55%	5.52%	6.56%	6.17%
Variable rate investments	$3,731	$1,825	$411	$184	$126	$604	$6,881	$6,941
Weighted average interest rates	4.80%	3.11%	3.68%	3.84%	3.59%	2.69%	4.05%
Equity investments	$13,288	—	—	—	—	—	$13,288	$13,288
Weighted average interest rates	6.47%	—	—	—	—	—	6.47%
Fixed rate loans	$126,344	$66,563	$62,766	$28,198	$15,216	$56,319	$355,406	$361,195
Weighted average interest rates	8.09%	8.71%	8.55%	8.21%	7.90%	7.38%	8.17%
Variable rate loans	$234,434	$138,094	$104,095	$93,876	$47,062	$295,690	$913,251	$905,867
Weighted average interest rates	6.38%	7.82%	7.96%	8.28%	8.08%	7.82%	7.53%
Total — December 31, 2001	$502,118	$287,630	$224,106	$158,110	$95,345	$436,072	$1,703,381	$1,703,069
Total — December 31, 2000	$502,100	$263,242	$197,848	$134,589	$144,609	$459,927	$1,702,315	$1,701,520

Interest-sensitive liabilities
Interest-bearing demand and savings deposits	$601,515	—	—	—	—	—	$601,515	$601,515
Weighted average interest rates	1.43%	—	—	—	—	—	1.43%
Time deposits	$543,420	$37,108	$14,359	$5,203	$9,078	$1,579	$610,747	$613,449
Weighted average interest rates	2.81%	3.86%	3.58%	4.72%	4.55%	3.51%	2.94%
Short-term borrowings	$13,893	—	—	—	—	—	$13,893	$13,893
Weighted average interest rates	1.67%	—	—	—	—	—	1.67%
Long-term debt	$40,257	$24,659	$60,036	$20,598	$7,337	$22,685	$175,572	$179,772
Weighted average interest rates	3.55%	2.81%	2.58%	6.17%	5.35%	5.61%	3.76%
Total — December 31, 2001	$1,199,085	$61,767	$74,395	$25,801	$16,415	$24,264	$1,401,727	$1,408,629
Total — December 31, 2000	$1,212,862	$92,651	$39,370	$62,113	$21,293	$12,842	$1,441,131	$1,446,656

CONSOLIDATED BALANCE SHEETS

CPB INC . & SUBSIDIARY — DECEMBER 31, 2001 & 2000

	2001	2000
	(Dollars in thousands)
Assets
Cash and due from banks	$39,820	$52,207
Interest-bearing deposits in other banks	29,277	11,506
Federal funds sold	13,500	15,000
Investment securities:
Held to maturity, at amortized cost (fair value of $71,142 and $86,566 at December 31, 2001 and 2000, respectively)	69,859	86,056
Available for sale, at fair value	322,088	298,563

Total investment securities	391,947	384,619

Loans	1,268,657	1,291,190
Less allowance for loan losses	24,564	22,612

Net loans	1,244,093	1,268,578

Premises and equipment	60,635	23,319
Accrued interest receivable	9,000	10,646
Investment in unconsolidated subsidiaries	1,284	8,924
Other real estate	812	1,792
Other assets	45,273	40,327

Total assets	$1,835,641	$1,816,918

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing deposits	$238,663	$199,625
Interest-bearing deposits	1,212,262	1,163,441

Total deposits	1,450,925	1,363,066
Short-term borrowings	13,893	56,720
Long-term debt	175,572	220,970
Minority interest	10,064	65
Other liabilities	38,117	32,785

Total liabilities	1,688,571	1,673,606

Stockholders’ equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—
Common stock, no par value, authorized 50,000,000 shares; issued and outstanding 7,933,242 and 8,464,468 shares at December 31, 2001 and 2000, respectively	6,678	6,172
Surplus	45,848	45,848
Retained earnings	94,581	88,232
Deferred stock awards	(34)	—
Accumulated other comprehensive income	(3)	3,060

Total stockholders’ equity	147,070	143,312

Total liabilities and stockholders’ equity	$1,835,641	$1,816,918

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

CPB INC . & SUBSIDIARY — YEARS ENDED DECEMBER 31, 2001, 2000 & 1999

	2001	2000	1999
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$104,938	$103,883	$92,473
Interest and dividends on investment securities:
Taxable interest	19,473	18,835	15,795
Tax-exempt interest	2,513	2,378	1,810
Dividends	1,450	1,367	1,345
Interest on deposits in other banks	1,166	301	1,385
Interest on Federal funds sold	333	19	32

Total interest income	129,873	126,783	112,840

Interest expense:
Interest on deposits	39,851	43,228	36,075
Interest on short-term borrowings	644	3,723	1,931
Interest on long-term debt	10,926	8,608	6,412

Total interest expense	51,421	55,559	44,418

Net interest income	78,452	71,224	68,422
Provision for loan losses	3,000	4,500	3,700

Net interest income after provision for loan losses	75,452	66,724	64,722

Other operating income:
Income from fiduciary activities	1,225	1,079	792
Service charges on deposit accounts	3,847	3,093	3,235
Other service charges and fees	4,062	4,247	6,802
Equity in earnings of unconsolidated subsidiaries	217	571	476
Fees on foreign exchange	420	530	582
Investment securities gains (losses)	1,395	(766)	(250)
Gains on sales of loans	925	132	183
Gain on sale of merchant portfolio	—	1,850	—
Other	2,022	2,151	1,283

Total other operating income	14,113	12,887	13,103

Other operating expense:
Salaries and employee benefits	27,805	25,071	27,989
Net occupancy	4,880	6,350	6,186
Equipment	2,674	2,708	2,718
Other	15,324	15,463	16,555

Total other operating expense	50,683	49,592	53,448

Income before income taxes	38,882	30,019	24,377
Income taxes	10,177	10,585	8,051

Net income	$28,705	$19,434	$16,326

Per share data:
Basic earnings per share	$3.50	$2.18	$1.70
Diluted earnings per share	3.43	2.14	1.68
Cash dividends declared	0.67	0.61	0.55

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

					Accumulated
				Deferred	other
	Common		Retained	stock	comprehensive
	stock	Surplus	earnings	awards	income(loss)	Total
	(Dollars in thousands, except per share data)
Balance at December 31, 1998	$6,637	$45,848	$94,954	$—	$627	$148,066
Net income	—	—	16,326	—	—	16,326
Net change in unrealized gain (loss) on investment securities, net of taxes of $(2,244) and net of reclassification (see disclosure)	—	—	—	—	(3,372)	(3,372)

Comprehensive income						12,954

Cash dividends declared ($0.55 per share)	—	—	(5,241)	—	—	(5,241)
20,421 shares of common stock issued	271	—	—	—	—	271
529,560 shares of common stock repurchased	(368)	—	(11,603)	—	—	(11,971)

Balance at December 31, 1999	6,540	45,848	94,436	—	(2,745)	144,079
Net income	—	—	19,434	—	—	19,434
Net change in unrealized gain (loss) on investment securities, net of taxes of $3,863 and net of reclassification (see disclosure)	—	—	—	—	5,805	5,805

Comprehensive income						25,239

Cash dividends declared ($0.61 per share)	—	—	(5,370)	—	—	(5,370)
16,590 shares of common stock issued	229	—	—	—	—	229
840,579 shares of common stock repurchased	(597)	—	(20,268)	—	—	(20,865)

Balance at December 31, 2000	6,172	45,848	88,232	—	3,060	143,312

Net income	—	—	28,705	—	—	28,705
Net change in unrealized gain (loss) on investment securities, net of taxes of $638 and net of reclassification (see disclosure)	—	—	—	—	958	958
Pension liability adjustment, net of taxes of $(2,675)	—	—	—	—	(4,021)	(4,021)

Comprehensive income						25,642

Cash dividends declared ($0.67 per share)	—	—	(5,425)	—	—	(5,425)
63,504 shares of common stock issued	923	—	—	—	—	923
596,080 shares of common stock repurchased	(456)	—	(16,931)	—	—	(17,387)
1,350 shares of deferred stock awards granted	39	—	—	(34)	—	5

Balance at December 31, 2001	$6,678	$45,848	$94,581	$(34)	$(3)	$147,070

Disclosure of reclassification amount
Year ended December 31, 1999:
Unrealized holding loss on investment securities during period, net of taxes of $(2,137)	—	—	—	—	$(3,211)	$(3,211)
Less reclassification adjustment for losses included in net income, net of taxes of $(107)	—	—	—	—	161	161

Net change in unrealized gain (loss) on investment securities	—	—	—	—	(3,372)	(3,372)

Year ended December 31, 2000:
Unrealized holding gain on investment securities during period, net of taxes of $4,081	—	—	—	—	6,134	6,134
Less reclassification adjustment for losses included in net income, net of taxes of $(218)	—	—	—	—	329	329

Net change in unrealized gain (loss) on investment securities	—	—	—	—	5,805	5,805

Year ended December 31, 2001:
Unrealized holding gain on investment securities during period, net of taxes of $462	—	—	—	—	694	694
Less reclassification adjustment for gains included in net income, net of taxes of $176	—	—	—	—	(264)	(264)

Net change in unrealized gain (loss) on investment securities	$—	$—	$—	$—	$958	$958

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2001	2000	1999
	(Dollars in thousands)
Cash flows from operating activities
Net income	$28,705	$19,434	$16,326
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,000	4,500	3,700
Provision for depreciation and amortization	3,502	2,698	2,848
Amortization of deferred stock awards	5	—	—
Net (accretion) amortization of investment securities	(276)	(59)	312
Net (gain) loss on investment securities	(1,395)	766	250
Federal Home Loan Bank stock dividends received	(1,386)	(1,246)	(1,318)
Net (gain) loss on sale of loans	(925)	(132)	(183)
Proceeds from sales of loans held for sale	80,521	13,364	35,996
Originations and purchases of loans held for sale	(81,184)	(11,222)	(32,299)
Deferred income tax (benefit) expense	(2,830)	(8,987)	4,417
Equity in earnings of unconsolidated subsidiaries	(217)	(571)	(476)
Net decrease (increase) in other assets	601	3,805	(11,977)
Net increase (decrease) in other liabilities	2,692	14,158	(4,344)

Net cash provided by operating activities	30,813	36,508	13,252

Cash flows from investing activities
Proceeds from maturities of and calls on investment securities held to maturity	11,166	15,402	19,881
Proceeds from sales of investment securities held to maturity	5,376	—	—
Purchases of investment securities held to maturity	—	—	(1,087)
Proceeds from sales of investment securities available for sale	54,824	30,592	37,163
Proceeds from maturities of and calls on investment securities available for sale	44,685	24,397	54,097
Purchases of investment securities available for sale	(118,725)	(123,133)	(85,149)
Net (increase) decrease in interest-bearing deposits in other banks	(17,771)	(1,678)	641
Net decrease (increase) in Federal funds sold	1,500	(15,000)	—
Net loan repayments (originations)	20,615	(128,902)	(73,817)
Purchases of premises and equipment	(1,690)	(1,685)	(948)
Net proceeds from disposal of premises and equipment	—	442	159
Distributions from unconsolidated subsidiaries	125	500	375
Contributions to unconsolidated subsidiaries	(81)	(532)	(469)
Acquisition of remaining interest in CKSS Associates	(31,043)	—	—

Net cash used in investing activities	(31,019)	(199,597)	(49,154)

Cash flows from financing activities
Net increase in deposits	87,859	57,412	36,531
Proceeds from long-term debt	18,120	155,000	22,550
Repayments of long-term debt	(63,518)	(32,309)	(42,560)
Net (decrease) increase in short-term borrowings	(42,827)	(22,280)	76,986
Cash dividends paid	(5,351)	(5,316)	(5,215)
Proceeds from sale of common stock	923	229	271
Proceeds from sale of minority interest in consolidated subsidiary	10,000	—	—
Repurchases of common stock	(17,387)	(20,865)	(11,971)

Net cash (used in) provided by financing activities	(12,181)	131,871	76,592

Net (decrease) increase in cash and cash equivalents	(12,387)	(31,218)	40,690

Cash and cash equivalents
At beginning of year	52,207	83,425	42,735

At end of year	$39,820	$52,207	$83,425

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$54,854	$53,214	$44,017
Cash paid during the year for income taxes	9,943	5,798	12,800

Supplemental disclosure of noncash investing and financing activities:
Reclassification of loans to other real estate	$2,458	$2,741	$846

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

CPB Inc.’s (the “Company’s”) sole operating subsidiary, Central Pacific Bank (the “Bank”), is a full-service commercial bank which had 24 banking offices located throughout the state of Hawaii at December 31, 2001. The Bank engages in a broad range of lending activities including the granting of commercial, consumer and real estate loans. The Bank also offers a variety of deposit instruments. These include personal and business checking and savings accounts, money market accounts and time certificates of deposit.

Other products and services include non-deposit investment products, debit and credit card services, Internet banking services, cash management services, traveler’s checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. The Bank’s Trust and Investment Management Division also offers investment management, asset custody and general consultation and planning services.

The Bank’s business depends on rate differentials, the difference between the interest rate paid by the Bank on its deposits and other borrowings and the interest rate received by the Bank on loans extended to its customers and investment securities held in the Bank’s portfolio. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

Principles of Consolidation

The consolidated financial statements include the accounts of CPB Inc. and its subsidiary, Central Pacific Bank and its subsidiaries, CPB Properties, Inc. (wholly-owned), CKSS Associates, Central Business Club of Honolulu, and CPB Real Estate, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

In June 2001, the Company acquired the remaining 50% interest in CKSS Associates (“CKSS”), a limited partnership, that it did not already own for $18.5 million. The acquisition was accounted for as a purchase. In November 2001, CPB Properties, Inc., a general partner with a 50% interest in CKSS, and CKSS were merged into the Bank.

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

Investment Securities

The Company accounts for its investment securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which requires that investments in debt securities and marketable equity securities be designated as trading, held to maturity or available for sale. Trading securities, of which the Company had none at December 31, 2001 and 2000, would be reported at fair value, with changes in fair value included in earnings. Available-for-sale securities are reported at fair value, with net unrealized gains and losses, net of taxes, included in accumulated other comprehensive income. Held-to-maturity debt securities are reported at amortized cost.

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

The Company, considering current information and events regarding the borrowers’ ability to repay their obligations, treats a loan as impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, if the loan is considered to be collateral dependent, based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Interest income is recognized on an accrual basis unless the loan is placed on nonaccrual status.

For smaller-balance homogeneous loans (primarily residential real estate and consumer loans), the allowance for loan losses is based upon Management’s evaluation of the quality, character and inherent risks in the loan portfolio, current and projected economic conditions, and past loan loss experience. Delinquent consumer loans are charged off within 120 days, unless determined to be adequately collateralized or in imminent process of collection.

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

Intangible Assets

Intangible assets are carried at the lower of amortized cost or fair value and are included in other assets. Intangible assets totaled $1,456,000 and $954,000 at December 31, 2001 and 2000, respectively. Amortization expense amounted to $437,000, $308,000 and $322,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated amortization amounted to $1,999,000 and $1,562,000 at December 31, 2001 and 2000, respectively.

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

Stock Compensation Plans

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, whereby compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Effective January 1, 1996, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No.123.

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

Forward Foreign Exchange Contracts

The Bank periodically is a party to a limited amount of forward foreign exchange contracts to satisfy customer requirements for foreign currencies. These contracts are not utilized for trading purposes and are carried at market value, with realized gains and losses included in fees on foreign exchange. In 2001, net gains totaled $5,000. Net losses for 2000 and 1999 totaled $1,000 and $2,000, respectively.

Use of Estimates

The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. With respect to the allowance for loan losses, the Company believes the allowance for loan losses is adequate to provide for potential losses on loans and other extensions of credit, including off-balance sheet credit exposures. While the Company utilizes available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in the state of Hawaii. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain amounts in the consolidated financial statements and notes thereto for the previous two years have been reclassified to conform with the current year’s presentation. Such reclassifications had no effect on the Company’s results of operations.

2.         RESERVE REQUIREMENTS

The Bank is required by the Federal Reserve Bank to maintain reserves based on the amount of deposits held. The amount held as a reserve at December 31, 2001 and 2000 was $24,750,000 and $30,127,000, respectively.

3.         INVESTMENT SECURITIES

A summary of investment securities at December 31, 2001 and 2000 follows:

		Gross	Gross	Estimated
	Amortized	unrealized	unrealized	fair
	cost	gains	losses	value
	(Dollars in thousands)
2001
Held to Maturity
U. S. Treasury and other U. S. Government agencies	$31,612	$830	$—	$32,442
States and political subdivisions	38,247	520	67	38,700

Total	$69,859	$1,350	$67	$71,142

Available for Sale
U. S. Treasury and other U. S. Government agencies	$266,546	$6,907	$1,076	$272,377
States and political subdivisions	32,404	771	9	33,166
Privately-issued mortgage— backed securities	3,158	99	—	3,257
Federal Home Loan Bank of Seattle stock	12,613	—	—	12,613
Other	675	—	—	675

Total	$315,396	$7,777	$1,085	$322,088

2000
Held to Maturity
U. S. Treasury and other U. S. Government agencies	$40,227	$345	$5	$40,567
States and political subdivisions	45,829	349	179	45,999

Total	$86,056	$694	$184	$86,566

Available for Sale
U. S. Treasury and other U. S. Government agencies	$240,044	$5,605	$1,177	$244,472
States and political subdivisions	28,658	679	26	29,311
Privately-issued mortgage— backed securities	4,069	14	—	4,083
Federal Home Loan Bank of Seattle stock	19,955	—	—	19,955
Other	742	—	—	742

Total	$293,468	$6,298	$1,203	$298,563

The amortized cost and estimated fair value of investment securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	cost	fair value
	(Dollars in thousands)
Held to Maturity
Due in one year or less	$68	$68
Due after one year through five years	16,418	16,720
Due after five years through ten years	15,880	16,043
Due after ten years	5,881	5,869
Mortgage-backed securities	31,612	32,442

Total	$69,859	$71,142

Available for Sale
Due in one year or less	$2,993	$3,038
Due after one year through five years	80,741	83,415
Due after five years through ten years	10,136	10,587
Due after ten years	18,270	18,547
Mortgage-backed securities	189,968	193,213
Federal Home Loan Bank of Seattle stock	12,613	12,613
Other	675	675

Total	$315,396	$322,088

Proceeds from sales of investment securities available for sale were $54,824,000 in 2001, $30,592,000 in 2000 and $37,163,000 in 1999, resulting in gross realized gains of $1,129,000 and $232,000 in 2001 and 1999, respectively, and gross realized losses of $194,000, $683,000 and $482,000 in 2001, 2000 and 1999, respectively. Investment securities losses in 2001 and 2000 also included writedowns of $68,000 and $83,000, respectively, on an equity security to reflect an impairment in value deemed other than temporary.

In 2001, the Bank, in response to an unsolicited tender offer from the issuer, tendered an investment security designated as held to maturity with an amortized cost of $5,027,000. The proceeds from this tender was $5,376,000 and resulted in a realized gain of $349,000.

Investment securities of $179,308,000 and $186,563,000 at December 31, 2001 and 2000, respectively, were pledged to secure public funds on deposit, securities sold under agreements to repurchase and other short-term borrowings.

As a member of the Federal Home Loan Bank of Seattle (“FHLB”), the Bank is required to obtain and hold a specified number of shares of capital stock of the FHLB based on the amount of its outstanding FHLB advances. These shares are pledged to the FHLB as collateral to secure outstanding advances (see note 10).

4.         LOANS

Loans consisted of the following at December 31, 2001 and 2000:

	2001	2000
	(Dollars in thousands)
Real estate:
Mortgage — commercial	$506,222	$560,246
Mortgage — residential	350,352	385,756
Construction	132,165	72,521
Commercial, financial and agricultural	235,179	234,720
Consumer	50,106	43,639

	1,274,024	1,296,882
Less unearned income	5,367	5,692

Total	$1,268,657	$1,291,190

Loans held for sale, consisting primarily of fixed-rate residential mortgage loans which were originated with the intent to sell, amounted to $1,708,000 and $1,045,000 at December 31, 2001 and 2000, respectively, and were valued at the lower of aggregate cost or market value.

In the normal course of business, the Bank has made loans to certain directors, executive officers and their affiliates under terms which Management believes are consistent with the Bank’s general lending policies. An analysis of the activity of such loans in 2001 follows:

(Dollars in thousands)
Balance, beginning of year	$4,552
Additions	732
Repayments	(1,264)
Other changes	(958)

Balance, end of year	$3,062

The amount of other changes is primarily attributable to the charge-off of two loans to a not-for-profit organization on whose board certain officers and directors serve.

Impaired loans at December 31, 2001 and 2000, all of which had related allowance for loan losses established (see note 5), amounted to $2,397,000 and $11,304,000, respectively, and included all nonaccrual and restructured loans greater than $500,000. The average recorded investment in impaired loans amounted to $7,800,000 in 2001, $8,124,000 in 2000 and $9,533,000 in 1999. Interest income recognized on such loans amounted to $1,288,000 in 2001, $130,000 in 2000 and $350,000 in 1999, of which $1,258,000, $93,000 and $260,000, respectively, was earned on nonaccrual loans, and $30,000, $37,000 and $1,000 was recorded in 2001, 2000 and 1999, respectively, on restructured loans still accruing interest.

Nonaccrual loans at December 31, 2001 and 2000 totaled $2,421,000 and $8,524,000, respectively. The Bank collected and recognized interest income of $58,000 on these loans in 2001. The Bank would have recognized additional interest income of $64,000 had these loans been accruing interest throughout 2001. Additionally, the Bank collected and recognized interest income of $682,000 on charged-off loans in 2001.

Restructured loans still accruing interest at December 31, 2000 amounted to $466,000.

Substantially all of the Bank’s loans are to residents of, or companies doing business in, the state of Hawaii and are generally secured by personal assets, business assets, residential properties or income-producing or commercial properties.

5.                          ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses were as follows:

	2001	2000	1999
	(Dollars in thousands)
Balance, beginning of year	$22,612	$20,768	$20,066
Provision for loan losses	3,000	4,500	3,700

	25,612	25,268	23,766

Charge-offs	(2,529)	(3,592)	(3,548)
Recoveries	1,481	936	550

Net charge-offs	(1,048)	(2,656)	(2,998)

Balance, end of year	$24,564	$22,612	$20,768

Changes in the allowance for loan losses for impaired loans (included in the above amounts) were as follows:

	2001	2000	1999
	(Dollars in thousands)
Balance, beginning of year	$3,208	$2,547	$2,960
Provision for loan losses	81	14	2,615
Net charge-offs	(464)	(2,139)	(2,175)
Other changes	(2,399)	2,786	(853)

Balance, end of year	$426	$3,208	$2,547

The amount of other changes represents the net transfer of allocated allowances for loans which were not classified as impaired for the entire year.

At December 31,2001, all impaired loans were measured based on the fair value of the underlying collateral.

6.         PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31,2001 and 2000:

	2001	2000
	(Dollars in thousands)
Land	$9,534	$6,753
Office buildings and improvements	77,077	23,281
Furniture, fixtures and equipment	18,680	16,695

	105,291	46,729
Less accumulated depreciation and amortization	44,656	23,410

Net	$60,635	$23,319

The merger of CPB Properties, Inc. and CKSS into the Bank in November 2001 resulted in additions to land, office buildings and improvements, and furniture, fixtures and equipment of $8,198,000, $59,258,000 and $1,287,000, respectively (see note 7).

Depreciation and amortization of premises and equipment were charged to the following operating expenses:

				Useful
	2001	2000	1999	lives
	(Dollars in thousands)
Net occupancy	$2,087	$1,129	$1,151	1 to 39
				years

Equipment	1,415	1,569	1,697	1 to 20
				years
Total	$3,502	$2,698	$2,848

7.                          INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

CKSS ASSOCIATES

CPB Properties, Inc. was a general partner with a 50% interest in CKSS Associates, a limited partnership. The partnership developed an office building complex in Honolulu known as Central Pacific Plaza, part of which serves as the Company’s headquarters. In June 2001, the remaining 50% interest in CKSS was acquired by the Bank for $18.5 million. In November 2001, CPB Properties, Inc. and CKSS were merged into the Bank.

Financial information of CKSS Associates is summarized as follows:

CKSS Associates
Condensed Balance Sheet
December 31, 2000
2000
(Dollars in thousands)
Assets
Office buildings and improvements (including land valued at $5,200)	$35,966
Furniture, fixtures and equipment	313
Other assets	2,222

Total assets	$38,501

Liabilities and Partners’ Equity
Notes payable	$15,201
Other liabilities	583
Partners’ equity	22,717

Total liabilities and partners’ equity	$38,501

CKSS Associates
Condensed Statements of Income
Years ended December 31, 2000 and 1999
	2000	1999
	(Dollars in thousands)
Revenues
Rental income from bank	$1,982	$1,890
Other rental income and other revenues	6,321	6,351

Total revenues	8,303	8,241
Total costs and expenses	7,162	7,134

Net income	$1,141	$1,107

8.                          DEPOSITS

Certificates of deposit of $100,000 or more totaled $368,794,000 and $418,405,000 at December 31, 2001 and 2000, respectively.

Interest expense on certificates of deposit of $100,000 or more totaled $18,433,000, $21,430,000, and $16,132,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

9.                          SHORT-TERM BORROWINGS

Federal funds purchased generally mature on the day following the date of purchase.

Securities sold under agreements to repurchase with a weighted average contractual maturity of 365 days at December 31, 2001, were treated as financings, and the obligations to repurchase the identical securities sold were reflected as a liability with the dollar amount of securities underlying the agreements remaining in the asset accounts. At December 31, 2001, the underlying securities were held in a custodial account subject to Bank control.

Other short-term borrowings consist primarily of the Treasury Tax and Loan balance, which represents tax payments collected on behalf of the U. S. government, and FHLB short-term advances. The Treasury Tax and Loan balances bear market interest rates and are callable at any time.

A summary of short-term borrowings follows:

	2001	2000	1999
	(Dollars in thousands)
Federal funds purchased
Amount outstanding at December 31	$—	$—	$——
Average amount outstanding during year	—	5	3,266
Highest month-end balance during year	—	—	34,000
Weighted average interest rate on balances outstanding at December 31	—	—	—
Weighted average interest rate during year	—	6.88%	5.07%

Securities sold under agreements to repurchase
Amount outstanding at December 31	$1,000	$19,267	$1,000
Average amount outstanding during year	2,817	10,167	1,548
Highest month-end balance during year	20,118	19,267	1,000
Weighted average interest rate on balances outstanding at December 31	2.05%	6.65%	5.55%
Weighted average interest rate during year	6.04%	6.66%	4.86%

Other short-term borrowings
Amount outstanding at December 31	$12,893	$37,453	$78,000
Average amount outstanding during year	8,699	46,855	31,788
Highest month-end balance during year	33,912	97,664	78,000
Weighted average interest rate on balances outstanding at December 31	1.98%	6.67%	5.56%
Weighted average interest rate during year	5.44%	6.50%	5.31%

10.                   LONG-TERM DEBT

Long-term debt at December 31, 2001 and 2000 consisted of intermediate-term FHLB advances with a weighted average interest rate of 3.793% and 6.532%, respectively. FHLB advances outstanding at December 31, 2001 were secured by interest-bearing deposits at the FHLB of $29.3 million, the Bank’s holdings of FHLB stock, other unencumbered investment securities with a fair value of $162.7 million and certain real estate loans totaling $274.8 million in accordance with the collateral provisions of the Advances, Security and Deposit Agreement between the Bank and the FHLB. At December 31, 2001, the Bank had available to it additional unused FHLB advances of approximately $181.4 million.

At December 31, 2001, approximate maturities of FHLB advances were as follows:

Year ending December 31:	(Dollars in thousands)
2002	$40,256
2003	24,659
2004	60,036
2005	20,599
2006	7,337
Thereafter	22,685

Total	$175,572

11.                   SHAREHOLDER RIGHTS PLAN

On August 26, 1998, the Company’s board of directors adopted a Shareholder Rights Plan (the “Rights Plan”) which entitled holders of common stock to receive one right for each share of common stock outstanding as of September 16, 1998. Each right entitles the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of the Company’s Junior Participating Preferred Stock, Series A, no par value per share, at a price of $75.00 per one one-hundredth (1/100th) of a share, subject to adjustment. The rights are exercisable only upon the occurrence of specific events and will expire on August 26, 2008. The Rights Plan was designed to ensure that shareholders receive fair and equal treatment in the event of unsolicited or coercive attempts to acquire the Company. The Rights Plan was also intended to guard against unfair tender offers and other abusive takeover tactics. The Rights Plan was not intended to prevent an acquisition bid for the Company on terms that are fair to all shareholders.

12.                   EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has an employee stock ownership plan (“ESOP”) and related trust covering substantially all full-time employees with at least one year of service. Normal vesting occurs at the rate of 20% per year starting the second year of participation. The Bank made contributions of $890,000, $649,000 and $1,280,000 for 2001, 2000 and 1999, respectively, which were charged to salaries and employee benefits. Effective January 1, 2000, contributions to the profit sharing plan and ESOP combined were reduced from 10% to 5% of defined net income.

13.                   STOCK COMPENSATION PLANS

Stock Option Plans

The Company has adopted stock option plans for the purpose of granting options to purchase CPB Inc. common stock to directors, officers and other key individuals. Options are granted with an exercise price equal to the stock’s fair market value at the date of grant. All options have 10-year terms. Incentive stock options vest at the rate of 20% per year while nonqualified stock options, which do not qualify as incentive stock options (“nonqualified stock options”), vest annually over the respective periods.

In November 1986, the Company adopted the 1986 Stock Option Plan (“1986 Plan”) making available 440,000 shares for grants to employees. In 1992, the Company’s stockholders approved an increase to 1,040,000 shares for grants. The 1986 Plan expired in 1997, and no new options will be granted under this plan. Outstanding options may be exercised by optionees until the expiration of the respective options in accordance with the original terms of the 1986 Plan.

In February 1997, the Company adopted the 1997 Stock Option Plan (“1997 Plan”) basically as a continuance of the previous plan for a 10-year term. In April 1997, the Company’s stockholders approved the 1997 Plan which provides 1,000,000 shares of the Company’s common stock for grants to employees as qualified incentive stock options and to directors as nonqualified stock options. During 1997, in addition to employee grants, each director of the Company and the Bank received a grant based on 1,500 shares multiplied by the lesser of 10 years or the number of years to age 70. The nonqualified stock options vest at the rate of 1,500 shares annually beginning one year from July 30, 1997, the date of grant.

The table below presents activity of the 1986 and 1997 Stock Option Plans for the years indicated. The per share weighted average fair value of options granted during 2000, 1999, 1997 and 1995 of $10.90, $9.53, $5.47 and $4.54, respectively, was determined using the Black Scholes option-pricing model with the following weighted average assumptions:expected dividend yield of 2.33%, 2.32%, 2.63% and 3.07%, expected volatility of 43%, 36%, 28% and 30%, risk-free interest rate of 5.04%, 6.25%, 5.45% and 6.10% and expected life of 7.5 years for 2000, 1999, 1997 and 1995, respectively. There were no grants in 2001,1998 or 1996.

The following table presents information on options outstanding under the 1986 and 1997 Stock Option Plans:

				Options
	Options outstanding			exercisable
			Remaining
			average
Date	Exercise		contractual
of grant	price	Shares	life (months)	Shares

July 8, 1992	$12.725	49,039	6.3	49,039
June 14, 1995	13.04	56,470	41.5	56,470
July 30, 1997	17.875	186,440	67.0	101,100
November 2,1999	24.175	59,800	94.1	23,920
November 7, 2000	26.15	62,200	106.2	12,440

Total		413,949		242,969

Weighted average life	50.2
Weighted average exercise price		$14.83		$15.42

	2001		2000		1999
		Weighted average		Weighted average		Weighted average
	Shares	exercise price	Shares	exercise price	Shares	exercise price
Outstanding at January 1:	503,059	$14.94	511,709	$17.54	434,390	$15.73
Granted	—	—	68,400	26.15	103,200	24.18
Exercised	(63,504)	14.52	(16,590)	13.76	(20,421)	13.29
Forfeited	(25,606)	24.04	(60,460)	20.40	(5,460)	14.37

Outstanding at December 31	413,949	$14.83	503,059	$14.94	511,709	$17.54
Options exercisable at December 31	242,969	15.42	241,799	15.17	220,019	14.53
Shares available for future grants	988,086		962,480		970,420

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

	2001	2000	1999
	(Dollars in thousands, except per share data)
As reported:
Net income	$28,705	$19,434	$16,326
Basic earnings per share	3.50	2.18	1.70
Diluted earnings per share	3.43	2.14	1.68
Pro forma:
Net income	$28,350	$19,113	$16,090
Basic earnings per share	3.46	2.14	1.68
Diluted earnings per share	3.39	2.10	1.66

Pro forma net income and earnings per share reflect only those options granted since 1995. The full impact of calculating compensation cost for options under SFAS No.123 is not reflected in the pro forma net income and earnings per share amounts presented above because compensation cost is reflected over the options’vesting period of five years and compensation cost for options granted prior to January 1, 1995 was not considered.

Stock Awards

In May 2001, the Company awarded 150 shares of common stock to each of its non-officer directors. Compensation expense is measured as the market price of the stock awards at the grant date, and is recognized over a five-year vesting period.

14.                   SHARE PURCHASE AGREEMENT

On December 16, 1986, the Company’s stockholders ratified a Share Purchase Agreement which gave The Sumitomo Bank, Limited (“Sumitomo”) the right to purchase newly issued common stock of the Company for the purpose of maintaining its pro rata ownership interest in the Company. Pursuant to the agreement, warrants were issued giving Sumitomo the right to purchase shares at fair market value at the time such warrants were exercised, contingent upon the exercise of stock options by the optionees and subject to the approval of the Federal Reserve Board. The Share Purchase Agreement was terminated in October 2001.

15.                   PENSION PLANS

The Bank has a defined benefit retirement plan covering substantially all of its employees. The plan was curtailed in 1986, and accordingly, plan benefits were fixed as of that date.

The Bank also had a money purchase pension plan which covered all full-time employees with at least one year of service. This plan was terminated in 1991, and participants in the money purchase pension plan became fully vested at the time of termination.

Effective January 1, 1991, the Bank reactivated its defined benefit retirement plan. As a result of the reactivation, employees for whom benefits were fixed in 1986 began to accrue additional benefits under a new formula that became effective on January 1, 1991. Employees who were not participants at curtailment, but who were subsequently eligible to join, became participants effective January 1, 1991. Under the reactivated plan, benefits are based upon the employees’ years of service and their highest average annual salaries in a 60-consecutive-month period of service, reduced by benefits provided from the Bank’s terminated money purchase pension plan. The reactivation of the defined benefit retirement plan resulted in an increase of $5,914,000 in the unrecognized prior service cost, which is being amortized over a period of 13 years.

The following table sets forth information pertaining to the defined benefit retirement plan for the years ended December 31,2001, 2000 and 1999:

	2001	2000	1999
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at January 1	$22,917	$21,082	$23,285
Service cost	305	203	203
Interest cost	1,665	1,624	1,549
Actuarial loss (gain)	1,355	1,697	(2,369)
Benefits paid	(1,843)	(1,689)	(1,586)

Benefit obligation at December 31	$24,399	$22,917	$21,082

Benefit obligation actuarial assumptions
Weighted average discount rate	7.25%	7.50%	8.00%

Weighted average rate of compensation increase	3.00	3.00	3.00

Change in plan assets
Fair value of assets at January 1	$22,391	$24,409	$22,737
Actual return on plan assets	(1,091)	(329)	3,016
Employer contributions	777	—	242
Benefits paid	(1,843)	(1,689)	(1,586)

Fair value of assets at December 31	$20,234	$22,391	$24,409

Funded status
Benefit obligation at December 31	$(24,399)	$(22,917)	$(21,082)
Fair value of plan assets	20,234	22,391	24,409
Unrecognized transition asset	—	—	(46)
Unamortized prior service cost	(1,120)	(844)	(569)
Unrecognized net actuarial loss	8,649	4,520	368

Net amount recognized	$3,364	$3,150	$3,080

Amounts recognized in the consolidated statements of financial condition
Prepaid benefit cost	$—	$3,150	$3,080
Accrued benefit liability	(3,332)	—	—
Accumulated other comprehensive income	6,696	—	—

Net amount recognized	$3,364	$3,150	$3,080

Components of net periodic cost (benefit)
Service cost	$305	$203	$203
Interest cost	1,665	1,624	1,549
Expected return on plan assets	(1,939)	(2,125)	(1,987)
Amortization of unrecognized transition asset	—	(46)	(46)
Recognized prior service cost	275	275	275
Recognized net loss	257	—	143

Net periodic cost (benefit)	$563	$(69)	$137

Net periodic cost actuarial assumptions
Weighted average discount rate	7.25%	7.50%	8.00%
Weighted average rate of compensation increase	3.00	3.00	3.00
Expected long-term rate of return on plan assets	9.00	9.00	9.00

In January 1995, the Bank established a Supplemental Executive Retirement Plan (“SERP”) which provides certain officers of the Bank with supplemental retirement benefits in excess of limits imposed on qualified plans by Federal tax law.

The following table sets forth information pertaining to the SERP for the years ended December 31, 2001, 2000 and 1999:

	2001	2000	1999
	(Dollars in thousands)
Change in benefit obligation
Benefit obligation at January 1	$767	$629	$682
Service cost	17	12	14
Interest cost	55	50	48
Actuarial loss (gain)	171	123	(68)
Benefits paid	(47)	(47)	(47)

Benefit obligation at December 31	$963	$767	$629

Change in plan assets
Fair value of assets at January 1	$—	$—	$—
Employer contributions	47	47	47
Benefits paid	(47)	(47)	(47)

Fair value of assets at December 31	$—	$—	$—

Funded status
Benefit obligation at December 31	$(963)	$(767)	$(629)
Unrecognized transition obligation	15	17	20
Unrecognized net actuarial loss	296	139	4

Accrued benefit cost	$(652)	$(611)	$(605)

Components of net periodic cost
Service cost	$17	$12	$14
Interest cost	55	50	48
Amortization of unrecognized transition obligation	3	3	3
Recognized net (gain) loss	(32)	(13)	10

Net periodic cost	$43	$52	$75

Actuarial assumptions, including weighted average discount rates and rates of compensation increase, were consistent with the rates used for the defined benefit retirement plan.

16.      PROFIT SHARING AND 401(K) PLANS

The Bank’s profit sharing plan covers substantially all employees with at least one year of service. The board of directors has sole discretion in determining the annual contribution to the plan, subject to limitations of the Internal Revenue Code. Employees may elect to receive up to 50% of their annual allocation in cash.

Effective March 31,1996, the profit sharing plan was merged with an existing employee-funded 401(k) plan which allows employees to direct their own investments. Effective September 1, 1996, the Bank instituted a 50% employer-matching program for the 401(k) plan, contributing up to 2% of qualifying employees’salaries.

Effective January 1, 2000, combined contributions to the profit sharing plan and ESOP were reduced from 10% to 5% of defined net income, while contributions to the Bank’s 401(k) plan increased from 50% to 100% of employee contributions up to 4% of the employee’s salary. The Bank made contributions to the profit sharing plan of $890,000, $649,000 and $853,000 for 2001, 2000 and 1999, respectively. Contributions to the 401(k) plan totaled $630,000, $651,000 and $334,000 in 2001, 2000 and 1999, respectively.

17.      OPERATING LEASES

The Bank occupies a number of properties under leases which expire on various dates through 2038 and, in most instances, provide for the renegotiation of rental terms at fixed intervals. These leases generally contain renewal options for periods ranging from 5 to 15 years.

Total rent expense represents gross rent expense less the net operating income from Company—owned properties of $499,000, $544,000 and $459,000 for 2001, 2000 and 1999, respectively.

Net rent expense, charged to net occupancy expense, for all operating leases is summarized as follows:

	2001	2000	1999
	(Dollars in thousands)
Total rent expense	$3,352	$4,635	$4,566
Less sublease rental income	(144)	(188)	(289)

Net	$3,208	$4,447	$4,277

The following is a schedule of future minimum rental commitments for all noncancellable operating leases that had initial lease terms in excess of one year at December 31, 2001:

		Less
		sublease	Net
	Rental	rental	rental
	commitment	income	commitment
	(Dollars in thousands)
Year ending December 31:
2002	$2,412	$(18)	$2,394
2003	2,152	—	2,152
2004	1,891	—	1,891
2005	1,606	—	1,606
2006	1,524	—	1,524
Thereafter	8,284	—	8,284

Total	$17,869	$(18)	$17,851

In addition, the Bank leases certain properties that it owns. The following is a schedule of future minimum rental income for those noncancellable operating leases that had initial lease terms in excess of one year at December 31, 2001:

(Dollars in thousands)
Year ending December 31:
2002	$3,229
2003	2,727
2004	2,266
2005	1,303
2006	698
Thereafter	524

Total	$10,747

In instances where the lease calls for a renegotiation of rental payments, the lease rental payment in effect prior to renegotiation was used throughout the remaining lease term.

18.      OTHER EXPENSE

Components of other expense for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999
	(Dollars in thousands)
Legal and other professional services	$2,260	$2,433	$1,467
Computer software	1,584	1,408	1,353
Advertising	1,600	1,300	1,200
Merchant and bank card services	16	365	3,441
Other	9,864	9,957	9,094

Total	$15,324	$15,463	$16,555

19.      INCOME AND FRANCHISE TAXES

Components of income tax expense (benefit) for the years ended December 31, 2001, 2000 and 1999 were as follows:

	Current	Deferred	Total
	(Dollars in thousands)
2001:
Federal	$9,862	$(2,415)	$7,447
State	3,145	(415)	2,730

Total	$13,007	$(2,830)	$10,177

2000:
Federal	$15,933	$(7,448)	$8,485
State	3,639	(1,539)	2,100

Total	$19,572	$(8,987)	$10,585

1999:
Federal	$3,297	$3,580	$6,877
State	337	837	1,174

Total	$3,634	$4,417	$8,051

Income tax expense amounted to $10,177,000, $10,585,000 and $8,051,000 for 2001, 2000 and 1999, respectively. Income tax expense for the periods presented differed from the “expected” tax expense (computed by applying the U. S.Federal corporate tax rate of 35% to income before income taxes) for the following reasons:

	2001	2000	1999
	(Dollars in thousands)
Computed “expected” tax expense	$13,609	$10,507	$8,532
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(1,136)	(1,149)	(842)
Other tax-exempt income	(40)	(437)	(267)
State franchise tax, net of Federal income tax benefit	1,774	1,365	763
Capital loss carryback	(3,842)	—	—
Other	(188)	299	(135)

Total	$10,177	$10,585	$8,051

At December 31, 2001 and 2000, current Federal income taxes payable of $9,495,000 and $8,729,000, respectively, and current state franchise taxes payable of $10,091,000 and $7,761,000, respectively, were included in other liabilities.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 were as follows:

	2001	2000
	(Dollars in thousands)
Deferred tax assets
Allowance for loan losses	$8,010	$7,374
Net unrealized gain on available-for-sale securities	2,673	2,035
Employee retirement benefits	4,423	1,834
Premises and equipment, principally due to differences in depreciation	1,240	1,089
Accrued expenses	1,106	639
State franchise tax	1,041	1,194
Interest on nonaccrual loans	173	1,004
Other	329	461

Total deferred tax assets	$18,995	$15,630

Deferred tax liabilities
FHLB stock dividends received	2,834	4,121
Deferred gain on curtailed retirement plan	2,771	2,771
Accreted discounts receivable	671	432
Deferred finance fees	637	991
Investment in unconsolidated subsidiaries	587	683
Other	227	231

Total deferred tax liabilities	$7,727	$9,229

Net deferred tax assets	$11,268	$6,401

In assessing the realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. There was no valuation allowance for deferred tax assets as of December 31, 2001 and 2000.

In 1998, the Company completed a corporate reorganization which was intended to reduce the Company’s overall effective tax rate. The Company believes that the associated tax benefits are realizable; however, the state of Hawaii has indicated that it may challenge the tax treatment of this reorganization. Estimated tax benefits which have not yet been recognized amounted to approximately $5,418,000 as of December 31, 2001.

20.      COMPREHENSIVE INCOME

Components of comprehensive income, net of taxes, for the years ended December 31, 2001, 2000 and 1999 were as follows:

	2001	2000	1999
	(Dollars in thousands)
Unrealized holding gains (losses) on available-for-sale investment securities	$4,018	$3,060	$(2,745)
Pension liability adjustments	(4,021)	—	—

Balance at end of year	$(3)	$3,060	$(2,745)

21.      EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding. Stock options and share purchase agreement warrants are considered common stock equivalents for purposes of calculating diluted earnings per share.

	2001	2000	1999
	(In thousands, except per share data)
Basic earnings per share computation
Numerator:
Income available to common stockholders	$28,705	$19,434	$16,326
Denominator:
Weighted average common shares outstanding	8,205	8,917	9,630
Basic earnings per share	$3.50	$2.18	$1.70

Diluted earnings per share computation
Numerator:
Income available to common stockholders	$28,705	$19,434	$16,326
Denominator:
Weighted average common shares outstanding	8,205	8,917	9,630
Incremental shares from conversion of options and share purchase agreement warrants	175	149	110

	8,380	9,066	9,740
Diluted earnings per share	$3.43	$2.14	$1.68

22.      CONTINGENT LIABILITIES AND OTHER COMMITMENTS

The Company and its subsidiary are involved in legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial statements.

In the normal course of business, there are outstanding contingent liabilities and other commitments, such as unused letters of credit, items held for collection and unsold traveler’s checks, which are not reflected in the accompanying consolidated financial statements. Management does not anticipate any material losses as a result of these transactions.

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

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. For forward foreign exchange contracts, the contract amounts do not represent exposure to credit loss. The Bank controls the credit risk of its forward foreign exchange contracts through credit approvals, limits and monitoring procedures. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2001 and 2000 financial instruments with off-balance sheet risk were as follows:

	2001	2000
	(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$328,524	$307,763
Standby letters of credit and financial guarantees written	$18,164	20,390

Financial instruments whose contract amounts exceed the amount of credit risk:
Forward foreign exchange contracts	$89	$161

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on Management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

24.      FAIR VALUE OF FINANCIAL INSTRUMENTS

SFASNo. 107,” Disclosures about Fair Value of Financial Instruments,” as amended by SFAS No. 119, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company’s financial instruments.

Short-Term Financial Instruments

The carrying values of short-term financial instruments are deemed to approximate fair values. Such instruments are considered readily convertible to cash and include cash and due from banks, interest-bearing deposits in other banks, Federal funds sold, accrued interest receivable, short-term borrowings and accrued interest payable.

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

	December 31, 2001		December 31, 2000
	Carrying/	Estimated	Carrying/	Estimated
	notional amount	fair value	notional amount	fair value
	(Dollar in thousands)
Financial assets
Cash and due from banks	$39,820	$39,820	$52,207	$52,207
Interest-bearing deposits in other banks	29,277	29,277	11,506	11,506
Federal funds sold	13,500	13,500	15,000	15,000
Investment securities	391,947	393,230	384,619	385,129
Net loans	1,244,093	1,242,434	1,268,578	1,267,252
Accrued interest receivable	9,000	9,000	10,646	10,646

Financial liabilities
Deposits:
Noninterest-bearing deposits	238,663	238,663	199,625	199,625
Interest-bearing demand and savings deposits	601,515	601,515	487,208	487,208
Time deposits	610,747	613,449	676,233	678,337
Total deposits	1,450,925	1,453,627	1,363,066	1,365,170
Short-term borrowings	13,893	13,893	56,720	56,720
Long-term debt	175,572	179,772	220,970	224,391
Accrued interest payable (included in other liabilities)	4,215	4,215	7,648	7,648

Off-balance sheet financial instruments
Commitments to extend credit	328,524	1,643	307,763	1,539
Standby letters of credit and financial guarantees written	18,164	136	20,390	153
Forward foreign exchange contracts	89	—	161	(1)

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

Limitations

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

25.      DECLARATION OF DIVIDENDS AND DIVIDEND POLICY

The Company’s board of directors, at a special meeting held on December 17, 2001, declared a fourth quarter cash dividend of $0.18 per share, in addition to the three quarterly cash dividends previously declared, for a total of $0.67 per share for the year ended December 31,2001.

The Company and its predecessor have paid regular semi-annual cash dividends on the common stock since 1958. Beginning in 1988, the Company commenced paying regular quarterly cash dividends. It is the present intention of the Company’s board of directors to continue to pay regular quarterly cash dividends. However, since substantially all of the funds available for the payment of dividends are derived from Central Pacific Bank, future dividends will depend upon the Bank’s earnings, its financial condition, its capital needs, applicable governmental policies and regulations and such other matters as the Company’s board of directors may deem to be appropriate.

26.      SEGMENT INFORMATION

The Company has three reportable segments: retail banking, commercial finance and treasury. The segments reported are consistent with internal functional reporting lines. They are managed separately because each unit has different target markets, technological requirements, marketing strategies and specialized skills. The retail banking segment includes all retail branch offices. Products and services offered include checking, savings, money market and time deposits; real estate, commercial and consumer loans; safe deposit boxes; and various other bank services. The commercial finance segment focuses on lending to corporate customers; construction and real estate development lending; and international banking services. The treasury segment is responsible for managing the Company’s investment securities portfolio and wholesale funding activities.

The accounting policies of the segments are consistent with those described in note 1. The majority of the Company’s net income is derived from net interest income. Accordingly, Management focuses primarily on net interest income (expense), rather than gross interest income and expense amounts, in evaluating segment profitability. Intersegment net interest income (expense) is allocated to each segment based on the amount of net investable funds provided (used) by that segment at a rate equal to the Bank’s average rate on interest-sensitive assets and liabilities. All administrative and overhead expenses are allocated to the segments at cost. Cash, investment securities, loans and their related balances are allocated to the segment responsible for acquisition and maintenance of those assets. Segment assets also include all premises and equipment used directly in segment operations.

Segment profits (losses) and assets are provided in the following table for the periods indicated.

	Retail	Commercial
	Banking	Finance	Treasury	All Others	Total
	(Dollars in thousands)
Year ended December 31, 2001:
Net interest income (expense)	$(14,086)	$71,890	$8,635	$12,013	$78,452
Intersegment net interest income (expense)	38,215	(33,086)	1,349	(6,478)	—
Provision for loan losses	777	688	—	1,535	3,000
Other operating income	5,097	1,165	1,513	6,338	14,113
Other operating expense	13,814	2,976	1,566	32,327	50,683
Administrative and overhead expense allocation	16,166	6,640	523	(23,329)	—
Income taxes	(176)	7,260	2,498	595	10,177

Net income (loss)	$(1,355)	$22,405	$6,910	$745	$28,705

At December 31, 2001:
Investment securities	$—	$—	$391,947	$—	$391,947
Loans	153,528	1,006,074	—	109,055	1,268,657
Other	18,407	21,112	72,321	63,197	175,037

Total assets	$171,935	$1,027,186	$464,268	$172,252	$1,835,641

Year ended December 31, 2000:
Net interest income (expense)	$(9,364)	$60,416	$4,798	$15,374	$71,224
Intersegment net interest income (expense)	36,013	(28,555)	2,760	(10,218)	—
Provision for loan losses	922	2,577	—	1,001	4,500
Other operating income	3,377	976	(623)	9,157	12,887
Other operating expense	14,938	2,720	494	31,440	49,592
Administrative and overhead expense allocation	15,004	4,240	354	(19,598)	—
Income taxes	(333)	8,147	2,138	633	10,585

Net income (loss)	$(505)	$15,153	$3,949	$837	$19,434

At December 31, 2000:
Investment securities	$—	$—	$384,619	$—	$384,619
Loans	169,839	944,436	—	176,915	1,291,190
Other	19,906	21,841	73,432	25,930	141,109

Total assets	$189,745	$966,277	$458,051	$202,845	$1,816,918

Year ended December 31, 1999:
Net interest income (expense)	$(8,762)	$56,193	$7,378	$13,613	$68,422
Intersegment net interest income (expense)	45,060	(36,735)	772	(9,097)	—
Provision for loan losses	405	1,936	—	1,359	3,700
Other operating income	4,614	77	(196)	8,608	13,103
Other operating expense	15,602	2,128	344	35,374	53,448
Administrative and overhead expense allocation	18,165	3,124	338	(21,627)	—
Income taxes	2,224	3,962	2,481	(616)	8,051

Net income (loss)	$4,516	$8,385	$4,791	$(1,366)	$16,326

At December 31, 1999:
Investment securities	$—	$—	$321,670	$—	$321,670
Loans	290,183	701,236	—	179,057	1,170,476
Other	30,091	18,439	46,567	59,248	154,345

Total assets	$320,274	$719,675	$368,237	$238,305	$1,646,491

27.      PARENT COMPANY AND REGULATORY RESTRICTIONS

At December 31, 2001, retained earnings of the parent company, CPB Inc., included $101,320,000 of equity in undistributed income of the Bank.

The Bank, as a Hawaii state-chartered bank, is prohibited from declaring or paying dividends greater than its retained earnings. As of December 31, 2001, retained earnings of the Bank totaled $102,667,000.

Section 131 of the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) required the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency and the Office of Thrift Supervision (collectively, the “Agencies”) to develop a mechanism to take prompt corrective action to resolve the problems of insured depository institutions. The final rules to implement FDICIA’s Prompt Corrective Action provisions established minimum regulatory capital standards to determine an insured depository institution’s capital category. However, the Agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one capital category to a lower capital category because of safety and soundness concerns.

The Prompt Corrective Action provisions impose certain restrictions on institutions that are undercapitalized. The restrictions become increasingly more severe as an institution’s capital category declines from undercapitalized to critically undercapitalized. As of December 31, 2001 and 2000, the Bank’s regulatory capital ratios exceeded the minimum thresholds for a “well-capitalized” institution.

The following table sets forth actual and required capital and capital ratios for the Company and the Bank as of the dates indicated:

			Minimum required for		Minimum required
	Actual		capital adequacy purposes		to be well-capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar in thousands)
Company
As of December 31, 2001:
Tier I risk-based capital	$152,970	10.12%	$60,462	4.00%	$90,694	6.00%
Total risk-based capital	171,935	11.37	120,925	8.00	151,156	10.00
Leverage capital	152,970	8.43	72,626	4.00	90,783	5.00
As of December 31, 2000:
Tier I risk-based capital	$140,222	9.63%	$58,215	4.00%	$87,323	6.00%
Total risk-based capital	158,469	10.89	116,431	8.00	145,539	10.00
Leverage capital	140,222	7.97	70,362	4.00	87,953	5.00

Bank
As of December 31, 2001:
Tier I risk-based capital	$149,912	9.91%	$60,506	4.00%	$90,760	6.00%
Total risk-based capital	168,890	11.17	121,013	8.00	151,266	10.00
Leverage capital	149,912	8.22	72,934	4.00	91,168	5.00
As of December 31, 2000:
Tier I risk-based capital	$136,563	9.38%	$58,237	4.00%	$87,356	6.00%
Total risk-based capital	154,817	10.63	116,475	8.00	145,594	10.00
Leverage capital	136,563	7.77	70,269	4.00	87,837	5.00

Condensed financial statements, solely of the parent company, CPB Inc., follow:

CPB Inc. Condensed Balance Sheets
December 31, 2001 and 2000
	2001	2000
	(Dollars in thousands)
Assets
Cash	$786	$1,407
Investment securities available for sale	1,522	2,250
Investment in subsidiary bank, at equity in underlying net assets	143,982	139,635
Dividends receivable from subsidiary bank	1,425	1,355
Accrued interest receivable and other assets	838	83

Total assets	$148,553	$144,730

Liabilities and Stockholders’ Equity
Dividends payable	$1,428	$1,354
Other liabilities	55	64

Total liabilities	1,483	1,418

Stockholders’ equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—
Common stock, no par value, authorized 50,000,000 shares; issued and outstanding 7,933,242 and 8,464,468 shares at December 31, 2001 and 2000, respectively	6,678	6,172
Surplus	45,848	45,848
Retained earnings	94,581	88,232
Deferred stock awards	(34)	—
Accumulated other comprehensive income	(3)	3,060

Total stockholders’ equity	147,070	143,312

Total liabilities and stockholders’ equity	$148,553	$144,730

CPB Inc. Condensed Statements of Income
Years ended December 31, 2001, 2000 and 1999
	2001	2000	1999
	(Dollars in thousands)
Income:
Dividends from subsidiary bank	$21,554	$5,458	$5,322
Equity in loss from unconsolidated subsidiary	—	—	(78)
Interest income:
Interest and dividends on investment securities	78	189	78
Interest from subsidiary bank	22	174	253
Investment securities losses	(68)	(83)	—

Total income	21,586	5,738	5,575
Total expenses	446	398	346

Income before income taxes and equity in undistributed income of subsidiary bank	21,140	5,340	5,229
Income taxes	(143)	(24)	(37)

Income before equity in undistributed income of subsidiary bank	21,283	5,364	5,266
Equity in undistributed income of subsidiary bank	7,422	14,070	11,060

Net income	$28,705	$19,434	$16,326

CPB Inc. Condensed Statements of Cash Flows
Years ended December 31, 2001, 2000 and 1999
	2001	2000	1999
	(Dollars in thousands)
Cash flows from operating activities
Net income	$28,705	$19,434	$16,326
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax (benefit) expense	(42)	(69)	16
Increase in dividends receivable from subsidiary bank	(71)	(35)	(45)
Equity in undistributed income of subsidiary bank	(23,422)	(14,070)	(11,060)
Other, net	23	109	120

Net cash provided by operating activities	5,193	5,369	5,357

Cash flows from investing activities
Proceeds from maturities of investment securities available for sale	—	—	—
Purchases of investment securities available for sale	—	(333)	—
Investment in and advances to subsidiaries	—	(1,058)	(30)
Distribution of capital by subsidiary bank	16,000	15,000	12,000

Net cash provided by investing activities	16,000	13,609	11,970

Cash flows from financing activities
Proceeds from sale of common stock	923	229	271
Repurchases of common stock	(17,386)	(20,865)	(11,971)
Dividends paid	(5,351)	(5,316)	(5,215)

Net cash used in financing activities	(21,814)	(25,952)	(16,915)

Net (decrease) increase in cash and cash equivalents	(621)	(6,974)	412

Cash and cash equivalents
At beginning of year	1,407	8,381	7,969

At end of year	$786	$1,407	$8,381

28.      ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137,” Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of SFAS Statement No. 133,” which deferred the effective date of SFAS No.133. In June 2000, the FASB issued SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,”an amendment of FASB Statement No. 133.” SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. SFAS No. 133, as amended, is now effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The application of SFAS No. 133, as amended, effective from January 1, 2001, did not have a material impact on the Company’s consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140,”Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”SFAS No. 140 supersedes and replaces SFAS No.125 of the same name and provides accounting and reporting guidance for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 140 are to be applied prospectively to transactions occurring after March 31, 2001. The application of SFAS No. 140 did not have a material impact on the Company’s consolidated financial statements.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations.”SFAS No. 141 supersedes Accounting Principles Board (APB) Opinion No. 16,” Business Combinations,” and SFAS No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises,” and provides accounting and reporting guidance on business combinations initiated after June 30, 2001. The application of SFAS No. 141 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2001, the FASB issued SFAS No. 142,”Goodwill and Other Intangible Assets.” SFAS No. 142 supersedes APB Opinion No. 17, “Intangible Assets,” and provides accounting and reporting guidance on intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination).The provisions of SFAS No.142 are to be applied starting with fiscal years beginning after December 15, 2001. The application of SFAS No. 142 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143,”Accounting for Asset Retirement Obligations.”SFAS No. 143 provides accounting and reporting guidance on obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15,2002. The application of SFAS No. 143 is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144,”Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes SFAS No. 121,”Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that opinion). It also amends Accounting Research Bulletin No. 51,”Consolidated Financial Statements,”to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15,2001, and interim periods within those fiscal years. The application of SFAS No. 144 is not expected to have a material impact on the Company’s consolidated financial statements.

INDEPENDENT AUDITORS’ REPORT

The Stockholders and Board of Directors of CPB Inc.:

We have audited the accompanying consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPB Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Honolulu, Hawaii
January 22,2002

SHAREHOLDER INFORMATION

CORPORATE HEADQUARTERS

220 South King Street • Honolulu, Hawaii • 96813-4538

Mailing Address:

P. O. Box 3590 • Honolulu, Hawaii • 96811-3590

ANNUAL MEETING

10 a. m.• Tuesday, April 23, 2002

Central Pacific Bank Boardroom • 3rd floor
220 South King Street • Honolulu, Hawaii
All shareholders are invited to attend

GENERAL COUNSEL

Devens, Nakano, Saito, Lee, Wong & Ching

Manatt, Phelps & Phillips, LLP

TRANSFER AGENT & REGISTRAR

American Stock Transfer & Trust Company

40 Wall Street • New York, NY • 10005

For questions regarding shareholder accounts, stock transfer services, lost stock certificates, dividend checks and change of address, contact American Stock Transfer & Trust Company at 1-800-937-5449, Mondays through Thursdays from 8 a.m. to 7 p.m. and Fridays from 8 a.m.to 5 p.m. (Standard Time). Or visit www.amstock.com.

INDEPENDENT AUDITORS

KPMG LLP

SEC FORMS & SHAREHOLDER INQUIRIES

A copy of the Company’s Annual Report, Form 10-K or Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission is available upon request to:

CPB Inc. Investor Relations

P. O.Box 3590 • Honolulu, HI • 96811-3590

Also downloadable from the Investor Relations section of the Company’s Web site at www.cpbi.com.

SECURITIES LISTING

The Company’s common stock is traded on the Nasdaq National Market (“Nasdaq”) under the symbol “CPBI.”

MARKET PRICE OF COMMON STOCK

The high and low prices for the Company’s common stock in 2001 were $37.47 and $22.01. On January 31, 2002, the closing stock price was $32.35 per share. The following table reflects the range of high and low sales prices of the Company’s common stock for 2001 and 2000 as reported by Nasdaq:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Year

2001:
High	$30.00	$30.20	$37.47	$32.30	$37.47
Low	24.75	22.01	27.38	27.26	22.01

2000:
High	$29.13	$29.25	$27.00	$28.31	$29.25
Low	22.00	20.75	24.00	24.25	20.75

SHAREHOLDERS OF RECORD AND DIVIDEND DECLARATION & DIVIDEND POLICY

As of January 31, 2002 there were approximately 2,020 shareholders of record, excluding individuals and institutions for whom shares were held in the names of nominees and brokerage firms.

The following table reflects the Company’s cash dividends declared for 2001 and 2000:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2001:
	$0.16	$0.16	$0.17	$0.18

2000:
	$0.15	$0.15	$0.15	$0.16

The Company currently issues a quarterly cash dividend on its common stock (see note 25).

INVESTOR RELATIONS CONTACT

CPB Inc. Investor Relations

P. O. Box 3590 • Honolulu, HI • 96811-3590
Customer Service Center: 808-544-0500
E-mail: info@cpbi.com
Web site: www.cpbi.com

SWIFT: CEPBUS77

FEDWIRE: CENT PAC HONO 121301578

MCI Telex: 634261 CENPAC

ABOUT THE COMPANY

CPB Inc. is a Hawaii bank holding company with $1.8 billion in assets. Central Pacific Bank is the third largest commercial bank in the state of Hawaii. Committed to quality and service excellence, the Company continually strives for higher levels of achievement.

Founded in 1954, the Bank was created to fulfill the financing demands of post World War II veterans and businesses. Over the years, the Bank has grown in servicing the Hawaii community.

Central Pacific Bank is a full-service commercial bank with an array of products and services for both consumers and businesses, including personal and business deposit instruments; commercial, consumer and real estate loans; debit and credit card services; traveler’s checks;safe deposit boxes; international services; wire transfer services; ATM, Internet banking and other electronic services; and trust, investment and life insurance services. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

CPB Inc. was established on February 1, 1982, with Central Pacific Bank incorporated as its subsidiary on March 16,1982.

LOCATIONS

Through a network of twenty-four branch offices statewide, including six supermarket branches which offer extended hours, seven days a week, the Company brings convenience to its customers. Twenty branches are located on the island of Oahu. The Bank also operates two branches on the island of Hawaii, one on the island of Kauai and a branch on the island of Maui.

Island of Oahu:

MAIN BRANCH
220 South King Street

HAWAII KAI BRANCH
6600 Kalanianaole Highway

KAHALA BRANCH
In Times Super Market
1173 21st Avenue

KAHEKA BRANCH
In Daiei 801
Kaheka Street

KAILUA BRANCH
In Daiei
345 Hahani Street

KAIMUKI BRANCH
In Times Super Market
3221 Waialae Avenue

KAIMUKI BRANCH
3465 Waialae Avenue

KALIHI BRANCH
2024 North King Street

KANEOHE BRANCH
45-1151 Kamehameha Highway

KING-SMITH BRANCH
76 North King Street

MAKIKI BRANCH
818 Keeaumoku Street

MAPUNAPUNA BRANCH
960 Mapunapuna Street

MILILANI BRANCH
95-720 Lanikuhana Avenue

MOILIILI BRANCH
2615 South King Street

PEARL CITY BRANCH
In Daiei
850 Kamehameha Highway

PEARLRIDGE BRANCH
98-150 Kaonohi Street

ROYAL KUNIA BRANCH
In Times Super Market
94-615 Kupuohi Street

WAIKIKI BRANCH
105 Uluniu Avenue

WAIPAHU BRANCH
94-210 Pupukahi Street

WARD BRANCH
505 Ward Avenue

Island of Hawaii:

HILO BRANCH
525 Kilauea Avenue

KAILUA-KONA BRANCH
75-1010 Henry Street

Island of Kauai:

LIHUE BRANCH
4364 Rice Street

Island of Maui:

KAHULUI BRANCH
85 West Kaahumanu Avenue